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As filed with the Securities and Exchange Commission on May 1, 2007

Registration No. 333-139249

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment
No. 6 to
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARQUEE HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7832 (Primary Standard Industrial Classification Code Number)	77-0642885 (I.R.S. Employer Identification Number)

c/o AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105-1977
(816) 221-4000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kevin M. Connor, Esq.
Senior Vice President, General Counsel & Secretary
AMC Entertainment Inc.
920 Main Street
Kansas City, Missouri 64105
(816) 221-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:
Gregory A. Ezring, Esq. Monica K. Thurmond, Esq. O'Melveny & Myers LLP 7 Times Square New York, New York 10036 (212) 326-2000	Matthew D. Bloch, Esq. Erika L. Weinberg, Esq. Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 (212) 310-8000

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

        If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.    ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 1, 2007

39,473,683 Shares

Common Stock

        This is an initial public offering of shares of common stock of AMC Entertainment Inc. (formerly Marquee Holdings Inc.)

        Our selling stockholders are selling an aggregate of 39,473,683 shares in this offering. We will not receive any of the proceeds from the sale of the shares of common stock being sold by our selling stockholders.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $18.00 and $20.00 per share. We have applied to list the common stock on the New York Stock Exchange under the symbol "AC".

        The underwriters have an option to purchase up to an additional 5,921,052 shares of common stock from the selling stockholders. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders pursuant to an exercise of the underwriters' option.

        Investing in our common stock involves risks. See "Risk Factors" on page 24.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to the Selling Stockholders

Per Share

Total

        Delivery of the shares of common stock will be made on or about                        , 2007.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.

                                Citi

                                            Deutsche Bank Securities

                                                                                  JPMorgan

Banc of America Securities LLC	Bear, Stearns & Co. Inc.	Credit Suisse
Merrill Lynch & Co. BMO Capital Markets	Morgan Stanley	UBS Investment Bank Wachovia Securities

The date of this prospectus is                        , 2007.

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TICKETS

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TICKETS

AMC
THEATRES

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THEATRES
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LOEWS THEATRES
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        You should rely only on the information contained in or incorporated by reference in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

        Until                  , 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

MARKET AND INDUSTRY INFORMATION

        Information regarding market share, market position and industry data pertaining to our business contained in this prospectus consists of our estimates based on data and reports compiled by industry professional organizations (including the Motion Picture Association of America, the National Association of Theatre Owners ("NATO"), Nielsen Media Research, and Rentrak Corporation ("Rentrak")), industry analysts and our management's knowledge of our business and markets. Unless otherwise noted in this prospectus, all information provided by the Motion Picture Association of America is for the 2005 calendar year, all information provided by NATO is for the 2005 calendar year and all information provided by Rentrak is as of December 29, 2006.

        Although we believe that the sources are reliable, we have not independently verified market industry data provided by third parties or by industry or general publications. While we believe our internal estimates with respect to our industry are reliable, our estimates have not been verified by any independent sources. While we are not aware of any misstatements regarding any industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to changes based on various factors, including those discussed under "Risk Factors."

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PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors" and our consolidated financial statements and accompanying notes.

        On January 26, 2006, Marquee Holdings Inc. ("Holdings"), the parent of AMC Entertainment Inc. ("AMC Entertainment"), merged with LCE Holdings, Inc. ("LCE Holdings"), the parent of Loews Cineplex Entertainment Corporation ("Loews"), with Holdings continuing after the merger, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the merger (collectively, the "Mergers"). As used in this prospectus, unless the context otherwise requires, references to "AMC Entertainment" or "AMCE" refer to AMC Entertainment Inc. and its subsidiaries prior to giving effect to the Mergers. Upon completion of this initial public offering, Holdings will change its name to AMC Entertainment Inc. and AMC Entertainment will change its name to AMC, Inc. Except as otherwise indicated or otherwise required by the context, references in this prospectus to "we," "us," the "combined company" or the "company" refer to the combined business of Holdings and its subsidiaries after giving effect to the Mergers.

        As used in this prospectus, the term "pro forma" refers to, in the case of pro forma financial information, such information after giving pro forma effect to the Merger Transactions (as defined below), the NCM Transactions (as described under "Prospectus Summary—Recent Developments") and this offering. Except as stated otherwise herein, the share data set forth in this prospectus reflects a reclassification of Holdings' capital stock as more fully described under "Prospectus Summary—The Reclassification."

        Holdings has a 52-week or 53-week fiscal year ending on the Thursday closest to April 1. Fiscal years 2002, 2004, 2005 and 2006 contained 52 weeks. Fiscal year 2003 contained 53 weeks.

Who We Are

        We are one of the world's leading theatrical exhibition companies based on a number of characteristics, including total revenues. We were founded in 1920 and since that time have pioneered many of the industry's most important innovations, including the multiplex theatre format in the early 1960's and the North American megaplex theatre format in the mid-1990's. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews and General Cinema, and we have a demonstrated track record of successfully integrating those companies through timely theatre conversion, headcount reductions and consolidation of corporate operations. As of December 28, 2006, we owned, operated or held interests in 382 theatres with a total of 5,340 screens, approximately 87% of which were located in the United States and Canada. Our theatres are primarily located in large urban markets in which we have a strong market position relative to our competitors. We believe that we have one of the most modern and productive theatre circuits, as evidenced by our average screen per theatre count of 14.7 and our pro forma attendance per theatre of more than 680,000 patrons, both of which we believe to be substantially in excess of industry averages. For the 52 weeks ended December 28, 2006, on a pro forma basis, we had revenues of $2.4 billion, Adjusted EBITDA of $392.8 million, a loss from continuing operations of ($123.3 million) and, on a historical basis, we had net cash provided by operating activities of $139.6 million, which does not include $142.5 million of cash acquired in the Mergers. See "Summary Unaudited Pro Forma Financial and Operating Data."

        In the United States and Canada, as of December 28, 2006, we operated 316 theatres with 4,637 screens in 30 states, the District of Columbia and 2 Canadian provinces. We have a significant presence in most major urban "Designated Market Areas," or "DMA's" (television areas as defined by Nielsen Media Research). Our U.S. and Canada theatre circuit represented 92.6% of our revenues for the 52 weeks ended December 28, 2006 on a pro forma basis.

        As of December 28, 2006, our international circuit of 66 theatres with 703 screens consisted principally of wholly-owned theatres in Mexico and an unconsolidated joint venture in South America. In Mexico, we owned and operated 44 theatres with 488 screens primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V. and its subsidiaries (Cinemex). We believe that we have the number one market share in the MCMA with an estimated 49% of MCMA attendance through December 31, 2006. In addition, as of December 28, 2006, we participated in a 50% joint venture in South America (Hoyts General Cinema South America), which owned 17 theatres with 160 screens, and wholly-owned three theatres and 42 screens in Europe. Our wholly-owned international circuit represented 7.4% of our revenues for the 52 weeks ended December 28, 2006 on a pro forma basis.

Our Competitive Strengths

        There are several principal characteristics of our business that we believe make us a particularly effective competitor in our industry and position us well for future growth. These include:

        Leading Scale and Major Market Position.    We are one of the world's leading theatrical exhibition companies and enjoy geographic market diversification and leadership in major markets worldwide. We believe the breadth of our operations allows us to achieve economies of scale, providing us with competitive advantages in real estate negotiations, theatre-level operations, purchasing, theatre support and general and administrative activities. We also believe our size and scale positions us to benefit from positive industry attendance trends and revenue generating opportunities.

        Our theatres are generally located in large, urban markets. Traditionally, the population densities, affluence and ethnic and cultural diversity of top DMA's generate higher levels of box office per capita and greater opportunity for a broader array of film genres, all of which we believe position our circuit to benefit from the potential growth in these markets. We also believe our major-market presence makes our theatres incrementally more important to studios who rely on our markets for a disproportionate share of box office receipts. As of December 28, 2006, we operated in all but two of the Top 25 DMA's, and had the number one or two market share in 21 of the top 25 DMA's, including the number one market share in New York City, Chicago, Dallas and Boston. We also operated 25 of the top 50 theatres in the U.S. and Canada in terms of box office revenues as measured by Rentrak.

        Modern, Highly Productive Theatre Circuit.    We are an industry leader in the development and operation of megaplex theatres, typically defined as a theatre having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. As of December 28, 2006, 3,320, or approximately 72%, of our screens in the U.S. and Canada were located in megaplex theatres and the average number of screens per theatre was 14.7, more than twice the industry average of 6.5, according to the National Association of Theatre Owners.

        We believe our megaplex theatres provide a more enjoyable experience for our patrons, in that they offer a wider selection of films and showtimes and generally are equipped with a variety of other amenities. Accordingly, we believe our high proportion of megaplex theatres provide us with better asset utilization and enhanced revenue opportunities. For the 52 weeks ended December 28, 2006, on a pro forma basis, our theatre circuit in the United States and Canada produced box office revenues per screen at rates approximately 27% higher than our closest peer competitor and 45% higher than the industry average, as measured by Rentrak. On average, our theatres do more business and serve more customers, which positions us to benefit from our highly profitable concessions operations and growth in other ancillary sources of revenue.

        Strong Cash Flow Generation.    The combination of our major market focus and highly productive theatre circuit allows us to generate significant cash flow. For the nine months ended December 28,

2006, our net cash provided by operating activities totaled $205.4 million. In future years, we expect to generate enough cash flow to maintain existing facilities, consistent with our high standards of quality, invest in our business when we find attractive opportunities to build or acquire theatres, service our debt, and pay dividends to our stockholders.

        Proven Management Team.    Our senior management team has an average of approximately 24 years of experience in the theatrical exhibition industry. Our leadership team has guided our company through a number of economic and industry cycles, and has successfully integrated a number of important acquisitions while achieving immediate cost savings.

        Risk Factors.    Despite our competitive strengths discussed above, investing in our common stock involves a number of risks, including:

  •
  Our substantial debt could adversely affect our operations and prevent us from satisfying our obligations under our debt obligations, and may have an adverse effect on the price of our stock. As of December 28, 2006, on a pro forma basis, we had $1,913.0 million of outstanding indebtedness and a pro forma interest expense for the 52 weeks ended December 28, 2006 of $174.0 million;

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  The agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us;

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  We have reported net losses in each of the last nine fiscal years. Our cumulative net losses for the period were approximately $512.0 million;

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  We face significant competition for new theatre sites, and we may not be able to build or acquire theatres on terms favorable to us; and

  •
  Our loss of key management personnel or our inability to hire and retain skilled employees at our theatres could adversely affect our business.

        For a discussion of the significant risks associated with our business, our industry and investing in our common stock, you should read the section entitled "Risk Factors."

Our Strategy

        Our strategy is driven by the following three primary elements:

        Growing Core and Ancillary Revenues.    We believe we have opportunities to increase our core and ancillary revenues through strategic marketing initiatives, new product offerings and other enhancements to our business. Since fiscal 2001 theatre revenues per patron for AMC Entertainment have increased by a 5.1% compound annual growth rate, or CAGR, which resulted in a per patron increase of more than $2.51 over this period.

        Over the years we have implemented a number of key programs and initiatives designed to grow our core and ancillary revenues. For example:

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  In 2006, we implemented specific marketing initiatives targeted at increasing attendance. In addition, we have introduced value oriented pricing and product combinations as part of our concession offerings, increasing both concession spending per patron and our profitability;

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  Our MovieWatcher frequent moviegoer loyalty program has approximately 1.6 million active members, which we believe to be among the largest of its kind in the industry;

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  We introduced the AMC Entertainment Card in October 2002, the first stored-value gift card sold circuit-wide in the industry. We currently sell the card through several marketing alliances at approximately 50,000 retail outlets throughout the United States and Canada;

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  We were a founding member and currently own approximately 18.6% of National CineMedia, LLC, a cinema screen advertising venture representing approximately 13,000 North American theatre screens (of which approximately 11,000 are equipped with digital projection capabilities) that reaches over 500 million movie guests annually; and

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  We were a founding partner and currently own approximately 27% of MovieTickets.com, an Internet ticketing venture representing over 9,500 screens, and Loews was a founding member of Fandango, an online movie ticketing company that Loews founded with several other exhibitors that represents approximately 14,000 screens in the United States, including our Loews' screens.

        Maximizing Operating Efficiencies.    A fundamental focus of our business is managing our costs and expenses and, as a result, improving our margins. Since fiscal 2001, we have implemented initiatives which have resulted in the following:

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  Our cost of operations has declined as a percentage of total revenues from 67.4% in fiscal 2001 to 63.5% for the 52 weeks ended December 28, 2006;

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  Our general and administrative expense has declined as a percentage of total revenue from 2.7% in fiscal 2001 to 1.7% during the 52 weeks ended December 28, 2006; and

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  Our Segment Adjusted EBITDA(1) margins have increased from 14.5% in fiscal 2001 to 18.6% for the 52 weeks ended December 28, 2006.

(1)
See Note 13 to our Unaudited Financial Statements and Note 16 to our Audited Financial Statements included in this prospectus for a discussion of Segment Adjusted EBITDA including a reconciliation to operating earnings (loss). We have computed Segment Adjusted EBITDA margins by dividing Segment Adjusted EBITDA by total revenues. Segment Adjusted EBITDA is disclosed in our audited financial statements as it is a primary measure used by us to evaluate the performance of our segments and to allocate resources.

        Optimizing Our Theatre Portfolio.    Our highly productive theatre circuit is a function of our new build, theatre disposition and acquisition strategies. Because we are a recognized leader in the development and operation of megaplex theatres and because we have significant financial resources, we believe that we will continue to have a strong pipeline of attractive new build opportunities. We intend to selectively pursue such opportunities where the characteristics of the location and the overall market meet our strategic and financial return criteria. As of December 28, 2006, we had one U.S. theatre with 16 screens under construction and scheduled to open in fiscal 2007.

        We believe that our proactive efforts to dispose of older, underperforming theatres further differentiates us from our competitors and has been an important contributor to our overall theatre portfolio quality. We will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases.

Our Industry

        We believe the theatrical exhibition industry is and will continue to be attractive for a number of key reasons, including:

        A Highly Popular Consumer Experience.    Going to the movies is one of the most popular out-of-home entertainment experiences in the U.S. We believe the popularity of moviegoing is driven by a number of factors, including the widespread availability of movie theatres and the affordability of tickets relative to other recreational activities. The estimated average price of a movie ticket was $6.55 in 2006, considerably less than other forms of out-of-home entertainment such as concerts and sporting events.

        Long History of Steady Growth.    Box office revenues in the U.S. and Canada have increased at a 4.7% CAGR over the last 20 years, driven by increases in both ticket prices and attendance. This timeframe has included periods of downturn in both the economy in general and the theatrical exhibition industry in particular.

        Importance to Studios.    We believe that the theatrical success of a motion picture is often the key determinant in establishing its value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

        Exhibition Industry has Consolidated and Rationalized.    After a period of over-expansion in the late-1990's, the exhibition industry has experienced significant consolidation and circuit rationalization. The top four exhibitors now account for 53% of box office revenues compared to 29% in 1995. Under this new industry model, screen count growth (as an annual percentage) has been in the low-single digits compared to significantly greater growth in the late-1990's. We have played a key role in this consolidation process: our acquisition of Loews on January 26, 2006 combined two leading theatrical exhibition companies, each with a long history of operating in the industry, and increased the number of screens we operated by 47%.

        Significant Ongoing Investment in Motion Pictures.    The number of films released in the U.S. has increased in each of the past five years. Most recently, this reflects, among other things, a significant investment in the movie business from non-traditional sources. A number of recent motion picture financings have attracted significant participation from large financial institutions looking to diversify their portfolios. We believe the impact of this investment will be the further increase in the number of movies produced each year.

        Movie Quality Drives Attendance.    In 2006, the movie business experienced a marked improvement over 2005, with box office revenues increasing 5.5%, compared to a decrease of more than 5% in 2005. We believe this recovery was driven by several factors, the most critical of which was the improved quality of the 2006 film slate (as measured by critical reception) compared to 2005. In 2006, the industry experienced significant contributions not only from blockbuster films such as Pirates of the Caribbean and Cars, but also from a number of successful and critically acclaimed lower-budget films such as Borat, The Devil Wears Prada and The Break-Up. A number of high-profile films are expected to debut in 2007 and 2008, including installments of popular movie franchises such as Harry Potter, Indiana Jones, Spider-Man and Shrek.

Recent Developments

        National CineMedia.    In March 2005, we formed National CineMedia, LLC ("NCM") with Regal Entertainment Group ("Regal") to combine our screen advertising businesses. In July 2005, Cinemark Holdings, Inc. ("Cinemark") joined the NCM joint venture by contributing its screen advertising business. NCM is a cinema screen advertising venture representing approximately 13,000 North American theatre screens (of which approximately 11,000 are equipped with digital projection capabilities) and reaching over 500 million movie guests annually. As of December 28, 2006, we had a 29% interest in NCM which we accounted for using the equity method.

        In February 2007, National CineMedia, Inc. ("NCM, Inc."), a newly formed entity that now serves as the sole manager of NCM, closed its initial public offering, or IPO, of 42,000,000 shares of its common stock at a price of $21.00 per share. In connection with the completion of NCM, Inc.'s IPO, we entered into the Third Amended and Restated Limited Liability Company Operating Agreement (the "NCM Operating Agreement") among American Multi-Cinema, Inc., Regal and Cinemark. Pursuant to the NCM Operating Agreement, the members were granted a redemption right to exchange common units of NCM for NCM, Inc. shares of common stock on a one-for-one basis, or at the option of NCM, Inc., a cash payment equal to the market price of one share of NCM, Inc.'s common stock. Upon execution of the NCM Operating Agreement, each existing preferred unit of NCM held by American Multi-Cinema, Inc., Regal and Cinemark was redeemed in exchange for $13.7782 per unit, resulting in the cancellation of each preferred unit. NCM used the proceeds of a new $725 million term loan facility and $59.8 million of net proceeds from the NCM, Inc. IPO to redeem the outstanding preferred units. We received approximately $259.3 million in the aggregate for the redemption of all our preferred units in NCM.

        In connection with the completion of NCM, Inc.'s IPO, we also entered into an Exhibitor Services Agreement ("ESA") with NCM whereby in exchange for approximately $231.3 million, we agreed to modify NCM's payment obligations under the prior Exhibitor Services Agreement. The ESA provides a term of 30 years for advertising and approximately five year terms (with automatic renewal provisions) for meeting event and digital programming services, and provides NCM with a five year right of first refusal for the services beginning one year prior to the end of the term. The ESA also changed the basis upon which we are paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee is now composed of a fixed payment per patron and a fixed payment per digital screen, which increases by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. The theatre access fee paid in the aggregate to American Multi-Cinema, Inc., Regal and Cinemark will not be less than 12% of NCM's aggregate advertising revenue, or it will be adjusted upward to meet this minimum payment. Additionally, we entered into the First Amended and Restated Loews Screen Integration Agreement with NCM pursuant to which we will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of NCM, Inc.'s IPO, and NCM issued to us common membership units in NCM, increasing our ownership interest to approximately 33.7%; such Loews payments will be made quarterly until May 2008 and are expected to approximate $15.3 million in the aggregate. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, we are required to purchase such time from NCM at a negotiated rate. In addition, we expect to receive mandatory quarterly distributions of excess cash from NCM pursuant to contractual obligations entered into in connection with the NCM, Inc. IPO. Subsequent to the NCM, Inc. IPO, we held an 18.6% interest in NCM.

        We used the proceeds from the preferred unit redemption and the ESA modification payment described above as well as approximately $26.5 million we received by selling common units in NCM to NCM, Inc. in connection with the exercise of the underwriter's option to purchase additional shares in the NCM, Inc. IPO together with cash on hand, to redeem our 9 1/2% senior subordinated notes due 2011, our senior floating rate notes due 2010 and our 9 7/8% senior subordinated notes due 2012. We redeemed our 9 1/2% senior subordinated notes due 2011 on March 19, 2007, and our senior floating rate notes due 2010 and our 9 7/8% senior subordinated notes due 2012 on March 23, 2007. We refer to the redemption of our 9 1/2% senior subordinated notes due 2011, our senior floating rate notes due 2010 and our 9 7/8% senior subordinated notes due 2012 in this prospectus as the "Bond Redemptions" and we refer to the NCM, Inc. IPO and the other related transactions described above, including the Bond Redemptions, as the "NCM Transactions."

        Also in February 2007, we, along with Cinemark USA, Inc. ("Cinemark USA") and Regal entered into a joint venture known as Digital Cinema Implementation Partners LLC, a Delaware limited liability company ("DCIP"), to explore the possibility of implementing digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. Each of AMCE, Cinemark USA and Regal has an equal ownership interest in DCIP. Travis Reid, one of our current directors and former president and chief executive officer of Loews, is the chief executive officer of DCIP, and DCIP has engaged J.P. Morgan Securities Inc. to assist with the review of a business plan for digital cinema and with identifying and evaluating potential financing and capital structure alternatives. In addition, DCIP has entered into a digital cinema services agreement with NCM for purposes of assisting DCIP in the development of digital cinema systems. Future digital cinema developments will be managed by DCIP, subject to the approval of us, Cinemark USA and Regal.

        The Merger Transactions.    In January 2006, Holdings merged with LCE Holdings, the parent of Loews, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the merger. Operating results of the acquired theatres are included in our consolidated statements of operations from January 26, 2006.

        Concurrently with the closing of the Mergers, we entered into the following financing transactions: (1) our new senior secured credit facility, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility; (2) the issuance by AMCE of $325.0 million in aggregate principal amount of 11% senior subordinated notes due 2016; (3) the termination of AMC Entertainment's existing senior secured credit facility, under which no amounts were outstanding, and the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder; and (4) the completion of the tender offer and consent solicitation for all $315.0 million aggregate principal amount of Loews' 9.0% senior subordinated notes due 2014.

        We refer collectively to the Mergers, the consummation of the financing transactions described above and the divestitures related to the final judgments described in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Marquee Holdings Inc." as the "Merger Transactions."

        Senior Secured Credit Facility Amendments.    On February 14, 2007 and March 13, 2007, we entered into amendments to our senior secured credit facility. The purpose of the February 14, 2007 amendment was, among other things, to amend the restricted payments covenant to permit the redemption of our 9 1/2% senior subordinated notes due 2011 and 9 7/8% senior subordinated notes due 2012, as well as other subordinated indebtedness. The purpose of the March 13, 2007 amendment was, among other things, to lower the interest rates related to our term loan, reduce our unused commitment fee and amend the change of control definition so that this offering and the related transactions will not constitute a change of control.

        Fandango.    In March 2007, the board of directors of Fandango, Inc. ("Fandango"), an online movie ticketing company in which we owned approximately 8.4% of the outstanding common stock on an as converted basis as of December 28, 2006, approved an Agreement and Plan of Merger (the "Fandango Merger Agreement"), which was adopted and approved by its stockholders. Pursuant to the Fandango Merger Agreement, we and the other existing stockholders will sell our interests in Fandango to Comcast Corporation. The transaction is expected to close in the first quarter of fiscal 2008. In connection with the transaction, we will receive an equity earn up which will raise our interest in Fandango to approximately 10.4% of the outstanding common stock on an as converted basis immediately prior to the sale of our shares. Pursuant to the terms of the Fandango Merger Agreement and subject to certain closing adjustments, we estimate that we will receive approximately $20.0 million in cash consideration in connection with the sale of our interest in Fandango during the first quarter of fiscal 2008. Our investment in Fandango is currently recorded at $2.0 million.

        Change of Control Offers.    In connection with the offering, the Sponsors, as defined below, and certain other existing stockholders of Holdings intend to enter into a new voting arrangement, effective upon the closing of the offering, which is described in more detail under "Certain Relationships and Related Party Transactions—Governance Agreements." As a result of these new voting arrangements, the offering will constitute a "change of control" under the indentures governing Holding's 12% senior discount notes due 2014 and AMCE's 11% senior subordinated notes due 2016 and 8 5/8% senior fixed rate notes due 2012, and Holdings and AMCE will be required to make change of control offers to purchase these notes after completion of the offering at a price of 101% of the aggregate principal amount thereof plus, without duplication, accrued and unpaid interest to the date of repurchase. Based on current trading prices of these securities, we expect that the holders of these notes will not accept the change of control offers, but to the extent that such holders do accept the offers, we anticipate that we would raise the amounts needed to fund the offers with cash on hand, available lines of credit or through new financing; however, we cannot assure you that Holdings and AMCE would have sufficient funds available or be able to obtain new financing on commercially reasonable terms or at all.

The Reclassification

        Prior to consummating this offering, Holdings intends to reclassify each share of its existing Class A common stock, Class N common stock and Class L common stock. Pursuant to the reclassification, each holder of shares of Class A common stock, Class N common stock and Class L common stock will receive 114 shares of common stock for one share of Class A common stock, Class L common stock or Class N common stock. Upon completion of this offering, Holdings will change its name to AMC Entertainment Inc. The transactions described in this paragraph are referred to in this prospectus as the "Reclassification."

        Currently, investment vehicles affiliated with J.P. Morgan Partners, LLC (collectively, "JPMP"), Apollo Investment Fund V, L.P. and certain related investment funds (collectively, "Apollo"), JPMP's and Apollo's co-investors, funds associated with Bain Capital Partners, LLC ("Bain"), affiliates of The Carlyle Group (collectively, "Carlyle"), affiliates of Spectrum Equity Investors (collectively, "Spectrum"), and management hold 100% of our outstanding common stock. JPMP, Apollo, Bain, Carlyle and Spectrum are collectively referred to as the "Sponsors." After giving effect to the sale by our Sponsors of shares of our common stock in this offering, the Sponsors will continue to hold 106,307,648 shares of our common stock (including 19,654,868 shares held by certain JPMP and Apollo co-investors, which, pursuant to the governance agreements described below, must be voted by such co-investors to elect JPMP and Apollo board designees), representing approximately 72.7% of our outstanding common stock, and will have the power to control our affairs and policies including with respect to the election of directors (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. The governance agreements will provide that, initially, the Sponsors will collectively have the right to designate eight directors (out of a total of 10 initial board members) and that each will vote for the others' nominees. The right to designate directors will reduce as the Sponsors' ownership percentage reduces, such that the Sponsors will not have the ability to nominate a majority of the board of directors once their collective ownership (together with the share ownership held by the JPMP and Apollo co-investors) becomes less than 50.1%. However, because our board of directors will be divided into three staggered classes, the Sponsors may be able to influence or control our affairs and policies even after they cease to own 50.1% of our outstanding common stock during the period in which the Sponsors' nominees finish their terms as members of our board but in any event no longer than would be permitted under applicable law and New York Stock Exchange listing requirements. See "Certain Relationships and Related Party Transactions—Governance Agreements." Pursuant to the Amended and Restated Fee Agreement as described under the heading "Certain Relationships and Related Party Transactions—Amended and Restated Fee Agreement," upon consummation of this offering, the Sponsors will receive an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement and our obligation to pay annual management fees will terminate. We estimate that our aggregate payment to the Sponsors would have been $40.1 million had the offering occurred on December 28, 2006.

Corporate Information

        Marquee Holdings Inc. is a Delaware corporation. Our principal executive offices are located at 920 Main Street, Kansas City, Missouri 64105. The telephone number of our principal executive offices is (816) 221-4000. We maintain a website at www.amctheatres.com, on which we will post our key corporate governance documents, including our board committee charters and our code of ethics. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

The Offering

Common stock offered by the selling stockholders	39,473,683 shares
Common stock to be outstanding immediately after this offering	146,176,470 shares
Option to purchase additional shares of common stock.
The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to additional shares from the selling stockholders at the initial public offering price less underwriting discounts and commissions. The underwriters will not execute sales to discretionary accounts without the prior written specific approval of the customers.
Common stock voting rights	Each share of our common stock will entitle its holder to one vote per share.
Dividend Policy
We intend to pay cash dividends commencing in the first quarter of fiscal 2008. The declaration and payment of future dividends to holders of our common stock will be at the sole discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in our senior secured credit facility and the indentures governing our debt securities and other factors our board of directors deem relevant. See "Risk Factors—We may not generate sufficient cash flows or have sufficient restricted payment capacity under our senior secured credit facility or the indentures governing AMCE's debt securities to pay our intended dividends on the common stock," "Dividend Policy," "Management's Discussion and Analysis of Financial Condition and Results of Operations—Commitments and Contingencies," "Description of Certain Indebtedness" and "Description of Capital Stock."
Use of proceeds
We will not receive any of the proceeds from the sale of shares by the selling stockholders in this offering. The selling stockholders will receive all of the proceeds from the sale of their shares in this offering. JPMorgan, one of the underwriters, is an affiliate of JPMP, a selling stockholder, who will receive a portion of the proceeds of the offering. See "Use of Proceeds" and "Risk Factors — Risks Related to the Offering."
Proposed New York Stock Exchange trading symbol	"AC"

        Unless otherwise stated herein, the information in this prospectus (other than our historical financial statements and historical financial data) assumes that:

  •
  the Reclassification has been completed;

  •
  the underwriters have not exercised their option to purchase up to 5,921,052 additional shares of common stock from the selling stockholders;

  •
  the initial offering price is $19.00 per share, the midpoint of the range set forth on the cover page of this prospectus; and

  •
  our amended and restated certificate of incorporation and amended and restated bylaws are in effect, pursuant to which the provisions described under "Description of Capital Stock" will become operative.

        In the Reclassification, each holder of shares of Marquee Holdings Inc. Class A, Class L and Class N common stock will receive 114 shares of common stock for one share of Class A, Class L or Class N common stock. The number of shares of common stock to be outstanding after completion of this offering is based on 39,473,683 shares of our common stock to be sold in this offering and, except where we state otherwise, the common stock information we present in this prospectus excludes, as of December 28, 2006:

  •
  4,500,343 shares of common stock issuable upon the exercise of outstanding employee options, at December 28, 2006, at a weighted average exercise price of $8.77 per share; and

  •
  3,000,000 shares of common stock we will reserve for future issuance under our equity incentive plan.

Summary Unaudited Pro Forma Financial and Operating Data

        The following summary unaudited pro forma financial and operating data sets forth our unaudited pro forma combined balance sheet as of December 28, 2006 and unaudited pro forma combined statement of operations for the 39 weeks ended December 28, 2006, the 52 weeks ended March 30, 2006 and the 52 weeks ended December 28, 2006. The pro forma financial data has been derived from our unaudited pro forma condensed consolidated financial information and the notes thereto included elsewhere in this prospectus and has been prepared based on Holdings' and LCE Holdings' historical consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma combined balance sheet gives pro forma effect to the NCM Transactions and this offering, as if they had occurred on December 28, 2006. The unaudited pro forma combined statement of operations data gives pro forma effect to the Merger Transactions, the NCM Transactions and this offering, as if each had occurred at April 1, 2005. We have included pro forma financial information for 52 weeks ended December 28, 2006 because we believe that this information provides meaningful financial data about our company's performance after completion of the Merger Transactions in January 2006. In addition, our senior secured credit facility requires us to measure compliance with certain quarterly financial covenants on a trailing twelve month basis. See "—Covenant Compliance." The summary unaudited pro forma financial and operating data is based on certain assumptions and adjustments and does not purport to present what our actual results of operations would have been had the Merger Transactions, the NCM Transactions or this offering and events reflected by them in fact occurred on the dates specified, nor is it necessarily indicative of the results of operations that may be achieved in the future. The summary unaudited pro forma combined financial data should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information," the unaudited pro forma condensed consolidated financial statements, the historical consolidated financial statements, including the notes thereto, Management's Discussion and Analysis of Financial Condition and Results of Operations of Marquee Holdings Inc.," "LCE Holdings' Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data of Holdings and LCE Holdings presented elsewhere in this prospectus.

	Pro Forma
	39 Weeks Ended December 28, 2006	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
	(thousands of dollars, except operating and per share data)
Statement of Operations Data:
Total revenues	$1,836,726	$2,341,681	$2,379,691
Cost of operations	1,184,141	1,539,931	1,545,885
Rent	330,917	429,439	440,896
General and administrative expense:
Merger and acquisition costs	9,363	18,059	19,483
Other	36,638	79,784	52,590
Pre-opening expense	6,827	10,635	9,348
Theatre and other closure expense	8,321	601	7,532
Restructuring charge	—	3,980	45
Depreciation and amortization	192,687	262,764	257,879
Impairment of long-lived assets	—	11,974	11,974
Disposition of assets and other (gains)	(11,184)	(1,300)	(12,251)

Total costs and expenses	1,757,710	2,355,867	2,333,381
Other (income)	(9,401)	(9,818)	(7,253)
Interest expense	131,310	171,103	174,012
Investment expense (income)	(5,817)	4,465	(4,925)

Loss from continuing operations before income taxes	(37,076)	(179,936)	(115,524)
Income tax provision (benefits)	700	9,197	7,748

Loss from continuing operations	$(37,776)	$(189,133)	$(123,272)

Loss per share from continuing operations (basic and diluted)	$(0.26)	$(1.29)	$(0.84)

Average shares outstanding:
Basic and diluted	146,176	146,176	146,176

Other Data:
Adjusted EBITDA(1)		$368,796	$392,762

Balance Sheet Data (at period end):
Cash and equivalents			$315,456
Corporate borrowings			1,858,838
Other long-term liabilities			640,148
Capital and financing lease obligations			54,212
Stockholders' equity (deficit)			1,114,631
Total Assets			4,166,613
Operating Data (at period end):
Average screens—continuing operations(2)	5,087	5,080	5,085
Number of screens operated	5,340	5,337	5,340
Number of theatres operated	382	389	382
Screens per theatre	14.0	13.7	14.0
Attendance (in thousands)—continuing operations(2)	182,950	240,229	238,879

(1)
Adjusted EBITDA in this prospectus corresponds to "Annualized EBITDA" in our senior secured credit facility. See "—Covenant Compliance" for reconciliation of Adjusted EBITDA to loss from continuing operations. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP and our use of the term Adjusted EBITDA varies from others in our industry. This measure should not be considered as an alternative to net earnings (loss), operating income or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or cash flows as measures of liquidity. Adjusted EBITDA is presented giving pro forma effect to the NCM Transactions and this offering and does not purport to present our actual historical covenant compliance calculations. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

•
includes estimated cost savings and operating synergies related to the Merger Transactions;

•
does not include one-time transition expenditures that we anticipate we will need to incur to realize cost savings;

•
does not reflect our cash expenditures, future requirements for capital expenditures or contractual commitments;

•
does not reflect changes in, or cash requirements for, our working capital needs;

•
does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debts;

•
excludes tax payments that represent a reduction in cash available to us;

•
does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•
does not reflect management fees that may be paid to the Sponsors; and

•
does not reflect the impact of earnings or charges resulting from matters that we and the lenders under our secured senior credit facility may consider not to be indicative of our ongoing operations. In particular, our definition of Adjusted EBITDA allows us to add back certain non-cash and non-recurring charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. They can represent the effect of long-term strategies as opposed to short-term results. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes.

(2)
Includes consolidated theatres only.

Covenant Compliance

        Our senior secured credit facility requires us to maintain a net senior secured leverage ratio of no more than 3.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facility) as long as the commitments under our revolving credit facility remain outstanding. Failure to comply with this covenant would result in an event of default under our senior secured credit facility unless waived by our revolving credit lenders, and in any event would likely limit our ability to borrow funds pursuant to our revolving credit facility. An event of default under our senior credit facility can result in the acceleration of our indebtedness under the facility, which in turn would result in an event of default and possible acceleration of indebtedness under our debt securities. In addition, our senior secured credit facility restricts our ability to take certain actions such as incurring additional debt or making certain acquisitions if we are unable to comply with our net senior secured leverage ratio covenant or, in the case of additional debt, maintain an Adjusted EBITDA to consolidated interest expense ratio of at least 2.0 to 1.0 and a senior leverage ratio of no more than 3.25 to 1.0 after giving pro forma effect (as determined under our senior secured credit facility) to the debt incurrence or acquisition, as the case may be. Failure to comply with these covenants would result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. As our failure to comply with the covenants described above can, at best, limit our ability to incur debt or grow our company and, at worst, cause us to go into default under the agreements governing our indebtedness, management believes that our senior secured credit facility and these covenants are material to us. As of December 28, 2006, we were in compliance with the covenants described above.

        Pro forma Adjusted EBITDA is defined in our senior secured credit facility as loss from continuing operations, as adjusted for the items summarized in the table below. Consolidated interest expense is defined in our senior secured credit facility as interest expense excluding, among other things, the amortization of fees and expenses incurred in connection with the Merger Transactions, as well as the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

        Adjusted EBITDA is not a measurement of our financial performance or liquidity under U.S. GAAP and should not be considered as an alternative to loss from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Consolidated interest expense as defined in our senior secured credit facility should not be considered an alternative to U.S. GAAP interest expense. Adjusted EBITDA includes estimated annual cost savings initiatives that we expect to achieve in connection with the Mergers as a result of actions that we have taken during the first six months following completion of the Mergers and which we anticipate we will fully realize over the 18 months following the completion of the Mergers. Adjusted EBITDA also includes estimated annual cost savings initiatives that we expect to achieve in the ordinary course of business as a result of actions we have taken or anticipate taking in the near future. See "—The Merger Transactions." However, Adjusted EBITDA does not take into account the $29.9 million in one-time transition expenditures that we have incurred or anticipate that we will need to incur during this period in order to realize these cost savings. The adjustments set forth below reflecting estimated cost savings and operating synergies do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995, as amended. Actual results may differ materially from those reflected due to a number of factors, including without limitation, (i) an inability to consolidate facilities, (ii) an inability to reduce headcount and (iii) an inability to terminate certain contracts.

	Pro Forma (Unaudited)
	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
	(thousands of dollars, except operating data)
Calculation of Adjusted EBITDA:
Loss from continuing operations	$(189,133)	$(123,272)
Income tax provision (benefit)	9,197	7,748
Investment expense	4,465	(4,925)
Interest expense	171,103	174,012
Other expense (income)	849	3,535
Disposition of assets and other (gains)/losses	(1,300)	(12,251)
Depreciation and amortization	262,764	257,879
Impairment charge	11,974	11,974
Restructuring charge	3,980	45
Theatre and other closure expense	601	7,532
Pre-opening expense	10,635	9,348
Stock-based compensation expense	4,289	7,800
Merger and acquisition costs	18,059	19,483

Subtotal	$307,483	$358,908

Additional credit facility adjustments:
Non-cash items and other	249	$5,542
Deferred rent	(3,894)	(4,912)
Gain on sale of investments	221	232
Gain on disposition of assets	365	(879)
Litigation and insurance recoveries	3,621	13,130
Income from equity investments	4,932	1,638
Closed/Disposed theatre contribution	3,901	1,238
Opened theatre contribution	6,102	4,166
Cost savings initiatives:
Administrative salaries, bonuses, occupancy expenses and other administrative expenses(1)	26,338	8,765
Newspaper and other advertising expenses(2)	9,492	1,412
Vendor based contract savings for concession and other costs(3)	5,283	1,822
Theatre level salaries and bonuses(4)	4,703	1,700

Adjusted EBITDA(5)	$368,796	$392,762

Net senior secured indebtedness(6)		$468,915
Net senior secured leverage ratio(7)		1.19
Senior indebtedness(8)		$1,046,668
Senior leverage ratio(9)		2.66
Consolidated interest expense(10)		$133,664
Adjusted EBITDA Ratio(11)		2.94

(1)
Represents (i) cost savings related to the elimination of duplicative overhead costs, including staffing and other administrative expenses, and (ii) real estate related savings for the closure of duplicative facilities, both of which are substantially complete.

(2)
Represents (i) costs associated with duplicative advertising in markets in which AMCE and Loews have overlapping operations, including New York City, Dallas, Seattle, Washington, D.C., Detroit, Cleveland, Orlando and Philadelphia, (ii) the realization of savings from our combined purchasing power for various advertising services and (iii) the elimination of other redundant advertising spending, such as the elimination of duplicative websites. We have eliminated these costs since the completion of the Mergers.

(3)
Represents the difference between AMCE's and Loews' contractual payment rates to certain vendors to our theatres. We have incorporated Loews' operations within AMCE's national corporate contracts for these items since the completion of the Mergers.

(4)
Represents the savings achieved through alignment of theatre pay level and staffing practices and implementing best practices used by each of AMCE and Loews with respect to staffing.

(5)
See footnote (1) on page 14 for more information on Adjusted EBITDA.

(6)
The senior secured credit facility defines net senior secured indebtedness as consolidated secured indebtedness for borrowed money other than any capital lease obligations, net of cash and cash equivalents. Net senior secured indebtedness reflected in the table consists primarily of borrowings under the senior secured credit facility and also reflects the impact on cash balances from the NCM Transactions and this offering.

(7)
The senior secured credit facility defines the net senior secured leverage ratio as the ratio of net senior secured indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(8)
The senior secured credit facility defines senior indebtedness as consolidated indebtedness for borrowed money that is not expressly subordinate or junior indebtedness.

(9)
The senior secured credit facility defines the senior leverage ratio as the ratio of senior indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(10)
The senior secured credit facility defines consolidated interest expense as interest expense excluding, among other things, the amortization of fees and expenses incurred in connection with the Merger Transactions, as well as the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

(11)
The senior secured credit facility defines the Adjusted EBITDA Ratio as the ratio of Adjusted EBITDA to consolidated interest expense for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

Summary Historical Financial and Operating Data

Marquee Holdings

        The following tables set forth Holdings' historical financial and operating data. The summary historical financial data for the unaudited interim periods ended December 28, 2006 and December 29, 2005 and for the fiscal year ended March 30, 2006, the period from July 16, 2004 through March 31, 2005, the period from April 2, 2004 through December 23, 2004 and for the fiscal year ended April 1, 2004 have been derived from Holdings' audited and unaudited consolidated financial statements and related notes for such periods included elsewhere in this prospectus. The historical financial data set forth below is qualified in its entirety by reference to Holdings' consolidated financial statements and the notes thereto included elsewhere in this prospectus.

        We completed a merger on December 23, 2004 in which Holdings acquired AMC Entertainment. Marquee Inc. ("Marquee") was formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with AMC Entertainment (the "Predecessor"). Upon the consummation of the merger between Marquee and AMC Entertainment on December 23, 2004, Marquee merged with and into AMC Entertainment, with AMC Entertainment as the surviving reporting entity (the "Successor"). The merger was treated as a purchase with Marquee being the "accounting acquirer" in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, Marquee applied the purchase method of accounting to the separable assets, including goodwill and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004, the merger date. The consolidated financial statements presented herein are those of the accounting acquiror from its inception on July 16, 2004 through December 28, 2006, and those of its Predecessor, AMC Entertainment, for all prior periods through the merger date. Following consummation of the merger, AMC Entertainment became a privately held company, wholly owned by Holdings. Holdings is currently owned by the Sponsors, other co-investors and by certain members of management. The consideration paid in the merger was funded with the proceeds from the issuance of AMC Entertainment's 8 5/8% senior fixed rate notes due 2012 and senior floating rate notes due 2010, the proceeds from the issuance of Holdings' 12% senior discount notes due 2014, equity contributions by JPMP, Apollo, management and the other co-investors and cash on hand. Concurrently with the consummation of the merger, AMC Entertainment entered into an amendment to its existing revolving credit facility. In this prospectus, we refer to the transactions described in this paragraph and the payment of fees and expenses related thereto as the "Marquee Transactions."

        On July 30, 2004, LCE Holdings completed certain of the Loews Transactions, whereby LCE Holdings, a company formed by Bain, Carlyle and Spectrum, acquired 100% of the capital stock of Loews and, indirectly, Cinemex. For accounting purposes and consistent with its reporting periods, LCE Holdings has used July 31, 2004 as the effective date of the Loews Transactions. As a result, LCE Holdings has reported its operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the "Predecessor Company" and for all periods from and after August 1, 2004 as those of the "Successor Company." The Predecessor Company periods and the Successor Company periods have different bases of accounting and are therefore not comparable.

        The summary historical financial and operating data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Marquee Holdings Inc." and the historical consolidated financial statements, including the notes thereto, of Holdings included in this prospectus.

			Years Ended(1)(3)(7)
	Thirty-Nine Week Periods
					April 2, 2004 through December 23, 2004(7)
	39 Weeks Ended December 28, 2006	39 Weeks Ended December 29, 2005 (restated)*	52 Weeks Ended March 30, 2006(4) (restated)*	From Inception July 16, 2004 through March 31, 2005(6)(7)		52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
	(in thousands, except per share and operating data)
Statement of Operations Data:
Revenues:
Admissions	$1,257,986	$799,860	$1,138,034	$297,310	$847,476	$1,139,108
Concessions	520,464	317,452	456,028	117,266	328,970	436,737
Other revenue	95,291	72,417	92,816	24,884	82,826	102,387

Total revenues	1,873,741	1,189,729	1,686,878	439,460	1,259,272	1,678,232

Costs and Expenses:
Film exhibition costs	651,202	428,452	595,353	152,747	452,727	605,898
Concession costs	60,871	34,346	50,581	12,801	37,880	46,868
Operating expense	469,977	312,193	451,522	115,590	324,427	442,974
Rent	334,416	229,037	329,878	80,776	223,734	288,321
General and administrative:
Merger and acquisition costs	9,363	2,926	12,523	22,286	42,732	5,508
Management fee	3,750	1,500	2,000	500	—	—
Other(8)	35,996	29,511	40,251	14,615	33,727	56,798
Pre-opening expense	6,827	4,251	6,607	39	1,292	3,865
Theatre and other closure expense	8,321	1,390	601	1,267	10,758	4,068
Restructuring charge(9)	—	3,935	3,980	4,926	—	—
Depreciation and amortization	192,687	108,478	164,047	43,931	86,052	115,296
Impairment of long-lived assets	—	—	11,974	—	—	16,272
Disposition of assets and other gains	(11,184)	(1,067)	(997)	(302)	(2,715)	(2,590)

Total costs and expenses	1,762,226	1,154,952	1,668,320	449,176	1,210,614	1,583,278

Other expense (income)(5)	(9,401)	(11,966)	(9,818)	(6,778)	—	13,947
Interest expense:
Corporate borrowings	170,215	90,835	139,042	52,502	66,851	66,963
Capital and financing lease obligations	4,302	2,964	4,068	1,449	5,848	8,698
Investment (income) expense	(6,600)	2,062	4,398	(3,352)	(6,473)	(2,837)

Earnings (loss) from continuing operations before income taxes	(47,001)	(49,118)	(119,132)	(53,537)	(17,568)	8,183
Income tax provision (benefit)	700	(20,200)	71,800	(9,280)	14,760	10,400

Loss from continuing operations	(47,701)	(28,918)	(190,932)	(44,257)	(32,328)	(2,217)
Earnings (loss) from discontinued operations, net of income tax benefit(2)	2,399	(24,859)	(25,291)	(133)	(3,550)	(8,497)

Net loss	$(45,302)	$(53,777)	$(216,223)	$(44,390)	$(35,878)	$(10,714)

Preferred dividends	—	—	—	—	104,300	40,277

Net loss for shares of common stock	$(45,302)	$(53,777)	$(216,223)	$(44,390)	$(140,178)	$(50,991)

Basic and diluted loss per share of common stock(12):
Loss from continuing operations	$(37.20)	$(37.59)	$(222.50)	$(147.32)	$(3.69)	$(1.16)
Earnings (loss) from discontinued operations	1.87	(32.31)	(29.47)	(0.44)	(0.10)	(0.23)

Net loss per share	$(35.33)	$(69.90)	$(251.97)	$(147.76)	$(3.79)	$(1.39)

Average shares outstanding(12):
Basic and diluted	1,282.25	769.35	858.12	300.41	37,023	36,715

			Years Ended(1)(3)(7)
	Thirty-Nine Week Periods
					April 2, 2004 through December 23, 2004(7)
	39 Weeks Ended December 28, 2006	39 Weeks Ended December 29, 2005	52 Weeks Ended March 30, 2006(4) (restated)*	From Inception July 16, 2004 through March 31, 2005(6)(7)		52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
	(in thousands, except per share and operating data)
Balance Sheet Data (at period end):
Cash and equivalents	$470,448		$232,366	$72,945		$333,248
Corporate borrowings	2,449,898		2,455,686	1,344,531		686,431
Other long-term liabilities	408,840		417,335	354,240		182,467
Capital and financing lease obligations	50,664		68,130	65,470		61,281
Stockholders' equity (deficit)	993,730		1,042,642	722,038		280,604
Total assets	4,391,845		4,407,351	2,797,511		1,506,534
Other Data:
Net cash provided by (used in) operating activities(11)	$205,351	$91,500	$25,694	$(45,364)	$145,364	$163,939
Capital expenditures	(100,836)	(77,336)	(117,688)	(18,622)	(66,155)	(95,011)
Proceeds from sale/leasebacks	—	6,661	35,010	50,910	—	63,911
Operating Data (at period end):
Screen additions	128	92	137	—	44	114
Screen acquisitions	32	—	2,117	3,728	—	48
Screen dispositions	649	116	150	14	28	142
Average screens—continuing operations(10)	5,111	3,350	3,661	3,355	3,350	3,309
Number of screens operated	5,340	3,690	5,829	3,714	3,728	3,712
Number of theatres operated	382	244	428	247	249	250
Screens per theatre	14.0	15.1	13.6	15.0	15.0	14.8
Attendance (in thousands)—continuing operations(10)	184,207	115,662	165,831	44,278	126,450	176,162

*
We restated our financial statements for management-purchased shares and stock option awards. See Note 1 to our consolidated financial statements included elsewhere in this prospectus for further discussion.

(1)
There were no cash dividends declared on common stock during the last three fiscal years.

(2)
Fiscal 2004 includes losses from discontinued operations related to a theatre in Sweden that was sold during fiscal 2004. During the 39 weeks ended December 28, 2006, the Successor included income from discontinued operations of $2,399 (net of income tax benefit of $0). Fiscal 2006, 2005 and 2004 include losses from discontinued operations related to five theatres in Japan that were sold during fiscal 2006 and five theatres in Iberia that were sold during fiscal 2007. During the 39 weeks ended December 29, 2005, the Successor includes a loss from discontinued operations of $24,859 (net of income tax provision of $20,400). During fiscal 2006 the Successor includes a loss from discontinued operations of $25,291 (net of income tax provision of $20,400). During fiscal 2005 the Successor includes a loss from discontinued operations of $133 (net of income tax provision of $80) and the Predecessor includes a loss from discontinued operations of $3,550 (net of income tax provision of $240). Fiscal 2004 includes an $8,497 loss from discontinued operations (net of income tax benefit of $2,000).

(3)
Fiscal 2006, 2005 and 2004 have 52 weeks.

(4)
We acquired Loews Cineplex Entertainment Corporation on January 26, 2006, which significantly increased our size. In the Loews acquisition we acquired 112 theatres with 1,308 screens throughout the United States that we consolidate and 40 theatres with 443 screens in Mexico that we consolidate. Accordingly, results of operations for the Successor period ended March 30, 2006, and December 28, 2006 are not comparable to our results for the prior fiscal years.

(5)
During the 39 weeks ended December 28, 2006, other expense (income) is composed of $9,401 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote and $0 of expense related to the remeasurement of liability-classified shares of common stock. During the 39 Weeks ended December 29, 2005, other expense (income) is composed of $7,312 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote. During fiscal 2006, other expense (income) is composed of $8,699 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote, insurance recoveries of $3,032 for property losses related to Hurricane Katrina, net of disposition losses of $346, $1,968 of business interruption insurance recoveries related to Hurricane Katrina and the write-off of deferred financing cost of $1,097 related to our senior secured credit facility in connection with our issuance of the new senior secured credit facility and $2,438 of fees related to an unused bridge facility in connection with the Mergers and related financing transactions. During fiscal 2005, other expense (income) is composed of $6,745 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote and $33 of gain recognized on the redemption of $1,663 of our 9 1/2% senior subordinated notes due 2011. During fiscal 2004, other expense (income) is composed of losses recognized on the redemption of $200,000 of our 9 1/2% senior subordinated notes due 2009 and $83,400 of our 9 1/2% senior subordinated notes due 2011.

(6)
As a result of the merger with Marquee, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004. Because of the application of purchase accounting, Successor and Predecessor periods are not prepared on comparable bases of accounting.

(7)
In connection with the merger with Marquee, Marquee was formed on July 16, 2004, and issued debt and held the related proceeds from issuance of debt in escrow until consummation of the merger. The Predecessor consolidated this merger entity in accordance with FIN 46(R). As a result, both the Predecessor and Successor have recorded interest expense of $12,811, interest income of $2,225 and income tax benefit of $4,500 related to Marquee.

(8)
Includes stock-based compensation of $6,216 and $2,705 for the 39 weeks ended December 28, 2006 and December 29, 2005, respectively. Includes stock-based compensation of $3,433 for the 52 week periods ended March 30, 2006 (Successor), and includes stock based compensation of $1,201, $0 and $8,727 during fiscal 2005 Successor, fiscal 2005 Predecessor and fiscal 2004, respectively.

(9)
Restructuring charges related to one-time termination benefits and other costs related to the displacement of approximately 200 associates in connection with an organizational restructuring, which was completed to create a simplified organizational structure, and contribution of assets by NCN to NCM. This organizational restructuring was substantially completed as of March 30, 2006.

(10)
Includes consolidated theatres only.

(11)
Cash flows provided by operating activities for the 52 weeks ended March 30, 2006 do not include $142,512 of cash acquired in the Mergers which is included in cash flows from investing activities.

(12)
Historical loss per share data and average shares outstanding set forth above and in our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus does not give effect to the Reclassification. After giving pro forma effect to the Reclassification, the Successor would have had a net loss per share of $(0.31), $(0.61) and $(2.21) for the 39 weeks ended December 28, 2006, the 39 weeks ended December 29, 2005 and the 52 weeks ended March 30, 2006.

LCE Holdings, Inc.

        The following tables set forth certain of LCE Holdings' historical financial and operating data. The summary historical financial data for the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005 are derived from LCE Holdings' audited combined consolidated financial statements and related notes for such periods included in this prospectus. LCE Holdings' financial statements include the assets, liabilities and results of operations of Cinemex on a combined basis for the period June 19, 2002 (the date Cinemex became an entity under common control) through July 31, 2004 and on a fully consolidated basis beginning August 1, 2004. LCE Holdings has reflected the financial position and results of operations of its former Canadian operations ad discontinued operations for all periods from April 1, 2002 to July 31, 2004, as those operations were sold to affiliates of its former investors.

        On July 30, 2004, LCE Holdings completed certain of the Loews Transactions, whereby LCE Holdings, a company formed by Bain, Carlyle and Spectrum, acquired 100% of the capital stock of Loews and, indirectly, Cinemex. The purchase of Loews and Cinemex was financed with borrowings by Loews under its senior secured credit facility, the issuance of subordinated notes and cash equity investments by Bain, Carlyle and Spectrum. Prior to the closing of the acquisition, Loews sold all of its Canadian and German film exhibition operations to its former investors, who indemnified Loews for certain potential liabilities in connection with those sales. In this prospectus, we refer to the transactions described in this paragraph and the payment of fees and expenses related thereto, along with the sale by Loews of its 50% interest in Megabox, Loews' joint venture in South Korea, as the "Loews Transactions." For accounting purposes and consistent with its reporting periods, LCE Holdings has used July 31, 2004 as the effective date of the Loews Transactions. As a result, LCE Holdings has reported its operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the "Predecessor Company" and for all periods from and after August 1, 2004 as those of the "Successor Company." The Predecessor Company periods and the Successor Company periods have different bases of accounting and are therefore not comparable.

        The summary historical financial and operating data presented below should be reading conjunction with "LCE Holdings' Managements' Discussion and Analysis of Financial Condition and Results of Operations," the combined consolidated financial statements, including the notes thereto, of LCE Holdings, included elsewhere in this prospectus.

	Year ended December 31, 2005	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	Year ended December 31, 2003
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
	(thousands of dollars, except operating data)
Statement of Operations Data:
Total operating revenues	$874,716	$356,038	$567,280	$928,238
Expenses
Theatre operations and other expenses	649,290	264,608	404,674	681,493
Cost of concessions	36,648	13,948	23,365	35,460
General and administrative	53,771	20,934	43,334	60,099
Depreciation and amortization	114,063	45,771	49,623	80,940
(Gain)/Loss on sale/disposal of theatres(1)	834	1,430	(3,734)	(4,508)

Total operating expense	854,606	346,691	517,262	853,484
Income/(loss) from operations	20,110	9,347	50,018	74,754
Interest expense, net	80,668	36,005	16,663	35,262
Loss on early extinguishment of debt	—	882	6,856	—
Equity (income)/loss in long-term investments	(23,134)	(1,438)	(933)	1,485

Income/(loss) before income taxes, extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(37,424)	(26,102)	27,432	38,007
Income tax expense/(benefit)	7,548	(3,244)	12,886	15,339

Income/(loss) before extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(44,972)	(22,858)	14,546	22,668
Discontinued operations, net of tax(2)	—	—	7,417	56,183

Net income/(loss)	$(44,972)	$(22,858)	$21,963	$78,851

Balance Sheet Data (at period end):
Cash and equivalents	$145,324	$71,015		$139,425
Corporate borrowings	1,044,264	1,037,907		429,865
Other long-term liabilities	104,553	113,290		247,221
Capital and financing lease obligations	29,351	28,033		22,249
Stockholders' equity/(deficit)	364,839	405,390		683,384
Total assets	1,713,140	1,751,958		1,597,319
Other Data:
Net cash provided by (used in) operating activities(3)	$67,441	$38,097	$75,226	$88,959
Capital Expenditures	(67,326)	(17,205)	(36,638)	(40,895)
Proceeds from sale/leasebacks	—	—	—	—
Operating Data (at period end):
Screen additions	67	51	12	59
Screen acquisitions	—	—	12	—
Screen dispositions	62	26	50	48
Average screens—continuing operations(4)	1,806	1,798	1,806	1,834
Number of screens operated	2,169	2,218	2,193	2,219
Number of theatres operated	191	201	200	207
Screens per theatre	11.4	11.0	11.0	10.7
Attendance (in thousands)—continuing operations(8)	94,953	39,850	65,967	106,797

(1)
With respect to Loews' (gain)/loss on sale/disposal of theatres costs, see the notes to its combined consolidated financial statements, which are included in this prospectus.

(2)
The balances reported for discontinued operations for the year ended December 31, 2003 and the seven months ended July 31, 2004 represent the net operating results of Loews' Canadian operations, which management decided to sell during 2004 and was sold to its former investors as part of the Loews transactions.

(3)
Cash provided by/(used in) operating activities includes the payment of restructuring charges and reorganization costs, as follows:

(4)
Includes consolidated theatres only.

	Year ended December 31, 2005	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	Year ended December 31, 2003
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Restructuring charges paid during the period	$—	$17	$13	$3,065
Reorganization claims paid during the period	—	352	522	3,210

Total	$—	$369	$535	$6,275

RISK FACTORS

        Before you decide to purchase shares of our common stock, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our pro forma and historical financial statements and related notes. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our common stock could decline, perhaps significantly.

Risks Related to Our Business

Our substantial debt could adversely affect our operations and prevent us from satisfying our obligations under our debt obligations, and may have an adverse effect on the price of our stock.

        We have a significant amount of debt. As of December 28, 2006, on a pro forma basis, we had $1,913.0 million of outstanding indebtedness. In addition, as of December 28, 2006, on a pro forma basis, $177.5 million was available for borrowing as additional senior debt under our senior secured credit facility. As of December 28, 2006, on a pro forma basis, our subsidiaries had approximately $5.0 billion of undiscounted rental payments under operating leases (with initial base terms of between 15 and 20 years).

        The amount of our indebtedness and lease and other financial obligations could have important consequences to you. For example, it could:

  •
  increase our vulnerability to general adverse economic and industry conditions;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, dividend payments, acquisitions, general corporate purposes or other purposes;

  •
  require us to dedicate a substantial portion of our cash flow from operations to the payment of lease rentals and principal and interest on our indebtedness, thereby reducing the funds available to us for operations and any future business opportunities;

  •
  limit our planning flexibility for, or ability to react to, changes in our business and the industry; and

  •
  place us at a competitive disadvantage with competitors who may have less indebtedness and other obligations or greater access to financing.

        If we fail to make any required payment under our senior secured credit facility or to comply with any of the financial and operating covenants contained therein, we would be in default. Lenders under our senior secured credit facility could then vote to accelerate the maturity of the indebtedness under the senior secured credit facility and foreclose upon the stock and personal property of our subsidiaries that is pledged to secure the senior secured credit facility. Other creditors might then accelerate other indebtedness. If the lenders under the senior secured credit facility accelerate the maturity of the indebtedness thereunder, we might not have sufficient assets to satisfy our obligations under the senior secured credit facility or our other indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Marquee Holdings Inc.—Liquidity and Capital Resources."

        Our indebtedness under our senior secured credit facility bears interest at rates that fluctuate with changes in certain prevailing interest rates (although, subject to certain conditions, such rates may be fixed for certain periods). If interest rates increase, we may be unable to meet our debt service obligations under our senior secured credit facility and other indebtedness.

We have had significant financial losses in recent years.

        AMC Entertainment has reported net losses in each of the last nine fiscal years. AMC Entertainment's cumulative net losses for the period were approximately $512.0 million. Our loss from continuing operations on a pro forma basis for the 52 weeks ended March 30, 2006 was $189.1 million, and our loss from continuing operations on a pro forma basis for the 39 weeks ended December 28, 2006 was $37.8 million. If we continue to experience such losses, we may be unable to meet our payment obligations while attempting to expand our circuit and withstand competitive pressures or adverse economic conditions.

We face significant competition for new theatre sites, and we may not be able to build or acquire theatres on terms favorable to us.

        We anticipate significant competition from other exhibition companies and financial buyers when trying to acquire theatres, and there can be no assurance that we will be able to acquire such theatres at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. In addition, given our size and market share, as well as our recent experiences with the Antitrust Division of the United States Department of Justice in connection with the Mergers and prior acquisitions, we may be required to dispose of theatres in connection with future acquisitions that we make. As a result of the foregoing, we may not succeed in acquiring theatres or may have to pay more than we would prefer to make an acquisition.

Acquiring or expanding existing circuits and theatres may require additional financing, and we cannot be certain that we will be able to obtain new financing on favorable terms, or at all.

        We estimate that, on a pro forma basis, our net capital expenditures aggregated approximately $151.0 million (net of proceeds from proposed sale/leaseback transactions of approximately $35 million) in fiscal 2006, $100.8 million in the first 39 weeks of fiscal 2007 and will aggregate to approximately $143.0 million for full fiscal 2007. We estimate that our planned capital expenditures will be between $150.0 million and $165.0 million in fiscal 2008 and less than that in each of fiscal 2009 and 2010. Actual capital expenditures in fiscal 2007, 2008, 2009 and 2010 may differ materially from our estimates. We may have to seek additional financing or issue additional securities to fully implement our growth strategy. We cannot be certain that we will be able to obtain new financing on favorable terms, or at all. In addition, covenants under our existing indebtedness limit our ability to incur additional indebtedness, and the performance of any additional theatres may not be sufficient to service the related indebtedness that we are permitted to incur.

Acquisition opportunities that would increase our number of theaters in markets where we have a leading market share may result in an antitrust review that requires us to dispose of theatres in such markets in order to complete such acquisitions.

        Given our size and market share, pursuit of acquisition opportunities that would increase the number of our theatres in markets where we have a leading market share would likely result in significant review by the Antitrust Division of the United States Department of Justice, and we may be required to dispose of theatres in order to complete such acquisition opportunities. For example, in connection with the Merger Transactions, we were required to dispose of 10 theaters located in various markets across the U.S., including New York City, Chicago, Dallas and San Francisco. As a result, we may not be able to succeed in acquiring other exhibition companies or may have to dispose of a significant number of theatres in key markets in order to complete such acquisitions.

The agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us.

        The agreements governing our indebtedness contain various covenants that limit our ability to, among other things:

  •
  incur or guarantee additional indebtedness;

  •
  pay dividends or make other distributions to our shareholders;

  •
  make restricted payments;

  •
  incur liens;

  •
  engage in transactions with affiliates; and

  •
  enter into business combinations.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand economic downturns in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise.

        Although the indentures for our notes contain a fixed charge coverage test that limits our ability to incur indebtedness, this limitation is subject to a number of significant exceptions and qualifications. Moreover, the indentures do not impose any limitation on our incurrence of capital or finance lease obligations or liabilities that are not considered "Indebtedness" under the indentures (such as operating leases), nor do they impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as "unrestricted subsidiaries," which are subsidiaries that we designate, which are not subject to the restrictive covenants contained in the indentures governing our notes. Furthermore, there are no restrictions in the indentures on our ability to invest in other entities (including unaffiliated entities) and no restrictions on the ability of our subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to us. Also, although the indentures limit our ability to make restricted payments, these restrictions are subject to significant exceptions and qualifications.

We may not generate sufficient cash flow from our theatre acquisitions to service our indebtedness.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. However, there can be no assurance that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating and integrating the acquired operations and personnel into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated; and

  •
  the possibility that the acquired theatres do not perform as expected.

If our cash flows prove inadequate to service our debt and provide for our other obligations, we may be required to refinance all or a portion of our existing debt or future debt at terms unfavorable to us.

        Our ability to make payments on and refinance our debt and other financial obligations, and to fund our capital expenditures and acquisitions will depend on our ability to generate substantial operating cash flow. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. Further, following this offering and subject to legally available funds, we intend to pay quarterly cash dividends, commencing in the first quarter of fiscal 2008. As a result, if the offering is completed and we pay quarterly cash dividends on our common stock, we will be required to begin paying cash interest on our 12% senior discount notes due 2014. Upon completion of this offering, we intend to elect to pay cash interest on our 12% senior discount notes due 2014, which will accrue from the preceding semi-annual accretion date. Our ability to service the 12% senior discount notes due 2014 is subject to the restrictions on distributions from AMCE to us contained in our senior secured credit facility and the indentures governing AMCE's debt securities. Our anticipated annual cash interest expense on the 12% senior discount notes due 2014 is approximately $28.0 million. After giving effect to the amendment to our senior secured credit facility entered into on February 14, 2007 and the pro forma financial information included elsewhere in this prospectus, the maximum amount AMCE would have been permitted to distribute to us in compliance with our senior secured credit facility and the indentures governing AMCE's debt securities was approximately $200.0 million as of December 28, 2006.

        In addition, our notes require us to repay or refinance those notes when they come due. If our cash flows were to prove inadequate to meet our debt service, rental and other obligations in the future, we may be required to refinance all or a portion of our existing or future debt, on or before maturity, to sell assets or to obtain additional financing. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior secured credit facility, sell any such assets or obtain additional financing on commercially reasonable terms or at all.

        The terms of the agreements governing our indebtedness do not prohibit us from incurring additional indebtedness. If we are in compliance with the financial covenants set forth in the senior secured credit facility and our other outstanding debt instruments, we may be able to incur substantial additional indebtedness. If we incur additional indebtedness, the related risks that we face may intensify.

Optimizing our theatre circuit through new construction is subject to delay and unanticipated costs.

        The availability of attractive site locations is subject to various factors that are beyond our control. These factors include:

  •
  local conditions, such as scarcity of space or increase in demand for real estate, demographic changes and changes in zoning and tax laws; and

  •
  competition for site locations from both theatre companies and other businesses.

        In addition, we typically require 18 to 24 months in the United States and Canada from the time we identify a site to the opening of the theatre. We may also experience cost overruns from delays or other unanticipated costs. Furthermore, these new sites may not perform to our expectations.

Our investment in and revenues from NCM may be negatively impacted by the competitive environment in which NCM operates.

        Even after giving effect to the NCM Transactions, we will maintain an investment in NCM. NCM's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that NCM's in-theatre advertising format will be favorably received by the theater-going public. If NCM is unable to generate expected sales of advertising, it may not maintain the level of profitability we hope to achieve, its results of operations may be adversely affected and our investment in and revenues from NCM may be adversely impacted.

We may suffer future impairment losses and lease termination charges.

        The opening of large megaplexes by us and certain of our competitors has drawn audiences away from some of our older, multiplex theatres. In addition, demographic changes and competitive pressures have caused some of our theatres to become unprofitable. As a result, we may have to close certain theatres or recognize impairment losses related to the decrease in value of particular theatres. We review long-lived assets, including intangibles, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We recognized non-cash impairment losses in 1996 and in each fiscal year thereafter except for 2005. AMC Entertainment's impairment losses from continuing operations over this period aggregated to $188.1 million. Loews' impairment losses aggregated $4 million in the period since it emerged from bankruptcy in 2002. Beginning fiscal 1999 through March 30, 2006, AMC Entertainment also incurred lease termination charges aggregating $67.9 million. Historically, Loews has not incurred lease termination charges on its theatres that were disposed of or closed. Deterioration in the performance of our theatres could require us to recognize additional impairment losses and close additional theatres, which could have an adverse effect on the trading price of our stock.

Our international and Canadian operations are subject to fluctuating currency values.

        We own, operate or have interests in megaplexes in Canada, Mexico, Argentina, Brazil, Chile, Uruguay, China (Hong Kong), France and the United Kingdom. Because the results of operations and the financial position of Cinemex and our other foreign operations, including our foreign joint ventures, are reported in their respective local currencies and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements, our financial results are impacted by currency fluctuations between the dollar and those local currencies. During the 52 weeks ended March 30, 2006, revenues from our theatre operations outside the United States accounted for 6% of our total revenues and 9% of our total revenues during the 39 weeks ended December 28, 2006. As a result of our international operations, we have risks from fluctuating currency values. As of December 28, 2006, a 10% fluctuation in the value of the United States dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease loss before income taxes and accumulated other comprehensive loss by approximately $0.6 million and $42.0 million, respectively. We do not currently hedge against foreign currency exchange rate risk.

Attendance levels at our international theatres depend on the market for local language films, and we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets.

        Consumers in international markets may be less inclined to spend their leisure time attending movies than consumers in the United States and Canada. The fact that a movie produced in the United States and targeted at U.S. audiences is successful in the United States does not necessarily mean that it will be successful internationally. In addition, there is generally a smaller market for local language films, and the overall supply of these films may not be adequate to generate a sufficient attendance level at our international theatres. As a result of such factors, attendance levels at some of our foreign theatres may not be sufficient to permit us to operate them on a positive cash flow basis. In addition, because of existing relationships between distributors and other theatre owners, we sometimes have been unable to obtain the films we want for our theatres in certain foreign markets. As a result of these factors, attendance at some of our international theatres may not be sufficient to permit us to operate them profitably.

Our international theatres are subject to local industry structure and regulatory and trade practices, which may adversely affect our ability to operate at a profit.

        Risks unique to local markets include:

  •
  unexpected changes in tariffs and other trade barriers;

  •
  changes in foreign government regulations;

  •
  inflation;

  •
  price, wage and exchange controls;

  •
  reduced protection for intellectual property rights in some countries;

  •
  licensing requirements;

  •
  potential adverse tax consequences; and

  •
  uncertain political and economic environments.

        Such risks may limit or disrupt motion picture exhibition and markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property by nationalization or appropriation without fair compensation and may adversely affect our ability to expand internationally.

We must comply with the ADA, which could entail significant cost.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990, or ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, an award of damages to private litigants or additional capital expenditures to remedy such noncompliance.

        On January 29, 1999, the Department of Justice, or the Department, filed suit alleging that AMCE's stadium-style theatres violate the ADA and related regulations. On December 5, 2003, the trial court entered a consent order and final judgment under which AMCE agreed to remedy certain violations at twelve of its stadium-style theatres and to survey and make required betterments for its patrons with disabilities at its stadium-style theatres and at certain theatres it may open in the future. On January 10, 2006, the trial court ruled in favor of the Department. Currently AMCE estimates that these betterments will be required at approximately 140 stadium-style theatres. AMCE estimates that the total cost of these betterments will be $47.5 million, which is expected to be incurred over the remaining term of the consent order of 2.0 years. Through December 28, 2006 AMCE has incurred approximately $9.9 million of these costs. AMCE has appealed the trial court's order to the Ninth Circuit Court of Appeals and both parties have filed their briefs. See "Business—Legal Proceedings" of this prospectus.

We will not be required to evaluate our internal controls over financial reporting under the standards required by Section 404 of the Sarbanes-Oxley Act of 2002 until our fiscal year ending in March 2008.

        We will not be subject to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 until our fiscal year ending in March 2008. Section 404 requires management of a reporting company to annually review, assess and disclose the effectiveness of a company's internal controls over financial reporting and to provide an attestation by an independent registered public accounting firm, which addresses such assessments. We do not expect to be subject to the formal requirements of Section 404 until our fiscal year ending in March 2008. Nevertheless, as a result of our disclosures in the past, we would undertake to notify investors of any changes to our internals controls, including any identification of a material weakness in those internal controls.

We are party to significant litigation.

        We are subject to a number of legal proceedings and claims that arise in the ordinary course of our business. We cannot be assured that we will succeed in defending any claims, that judgments will not be entered against us with respect to any litigation or that reserves we may set aside will be adequate to cover any such judgments. If any of these actions or proceedings against us is successful, we may be subject to significant damages awards. In addition, we are the plaintiff in a number of material lawsuits in which we seek the recovery of substantial payments. We are incurring significant legal fees in prosecuting these lawsuits, and we may not ultimately prevail in such lawsuits or be able to collect on such judgments if we do. In addition, the defense and prosecution of these claims divert the attention of our management and other personnel for significant periods of time. For a description of our legal proceedings, see "Business—Legal Proceedings" of this prospectus.

This offering will require us to make a "change of control" offer on certain series of our indebtedness, and we may not have the ability to raise the funds necessary to finance these offers.

        In connection with the offering, the Sponsors and certain other existing stockholders of Holdings intend to enter into a new voting arrangement, effective upon the closing of the offering, which is described in more detail under "Certain Relationships and Related Party Transactions—Governance Agreements." As a result of these new voting arrangements, the offering will constitute a "change of control" under the indentures governing Holding's 12% senior discount notes due 2014 and AMCE's 11% senior subordinated notes due 2016 and 8 5/8% senior fixed rate notes due 2012, and Holdings and AMCE will be required to make change of control offers to purchase these notes after completion of the offering at a price of 101% of the aggregate principal amount thereof plus, without duplication, accrued and unpaid interest to the date of repurchase. If the change of control offers had taken place on December 28, 2006, and all of the holders had accepted the offers, we would have been required to pay $226.05 million with respect to our 12% senior discount notes due 2014 (representing $223.812 million aggregate principal amount and a $2.238 million change of control premium payment), $328.25 million with respect to our 11% senior subordinated notes due 2016 (representing $325.0 million aggregate principal amount and a $3.25 million change of control premium payment) and $252.5 million with respect to our 8 5/8% senior fixed rate notes due 2012 (representing $250.0 million aggregate principal amount and a $2.5 million change of control premium payment). Based on current trading prices of these securities, Holdings and AMCE expect that the holders of these notes will not accept the change of control offers, but to the extent that such holders accept the offers, Holdings and AMCE anticipate that they would raise the amounts needed to fund the offers with cash on hand, available lines of credit or through new financing; however, we cannot assure you that Holdings and AMCE would have sufficient funds available or be able to obtain new financing on commercially reasonable terms or at all.

We may be subject to liability under environmental laws and regulations.

        We own and operate facilities throughout the United States and in several foreign countries and are subject to the environmental laws and regulations of those jurisdictions, particularly laws governing the cleanup of hazardous materials and the management of properties. We might in the future be required to participate in the cleanup of a property that we own or lease, or at which we have been alleged to have disposed of hazardous materials from one of our facilities. In certain circumstances, we might be solely responsible for any such liability under environmental laws, and such claims could be material.

Our loss of key management personnel or our inability to hire and retain skilled employees at our theatres could adversely affect our business.

        Our success is dependent in part on the efforts of key members of our management team. In particular, Mr. Peter C. Brown, our chairman and chief executive officer, has substantial experience and expertise in the theatrical exhibition industry and has made significant contributions to our growth and success. The loss of Mr. Brown's services or the services of other key members of our management team could materially adversely affect our business, financial condition, results of operations or prospects.

        In addition, competition for skilled professionals is intense. The loss of any of these professionals or the inability to recruit these individuals in our markets could adversely affect our ability to operate our business efficiently and profitably and could harm our ability to maintain our desired levels of service.

We may suffer material losses or damages, or be required to make material payments on existing lease and other guaranty obligations, concerning entities, businesses and assets we no longer own as a result of the disposition by Loews of its Canadian and German film exhibition operations prior to the Mergers, and we may not be able to collect on indemnities from the purchaser of our Canadian and German film exhibition operations in order to satisfy these losses, damages or payments.

        We may suffer losses or damages as a result of claims asserted by third parties relating to the Canadian and German entities which Loews no longer owns as a result of dispositions by Loews prior to the Mergers. While we cannot predict at this time what claims third parties may potentially assert against us, or the frequency or magnitude of such claims, such claims may include matters related to Loews' former ownership and operation of the Canadian and German entities and their respective businesses or assets (including matters related to the initial public offering of the Cineplex Galaxy Income Fund in Canada). In addition, Loews has guaranteed certain real property leases for theatres located in Canada and in Germany which Loews no longer owns following the Loews transactions. The Canadian leases are long-term leases and contain options for additional terms which, if exercised, could extend the leases for substantial additional periods.

        Under a purchase agreement for the Canadian transfer, Loews' former investors have indemnified Loews for certain potential liabilities in connection with the sale of its Canadian and German entities, which indemnity is guaranteed by Cineplex Odeon Corporation, or COC, which was Loews' wholly-owned Canadian subsidiary, prior to its sale. It also contains provisions intended to restrict the activities of the purchaser of Canadian operations and COC and to cause the indemnifying party and COC collectively to hold a specified amount of assets. However, there can be no assurance that the assets available to satisfy these obligations will be sufficient. Accordingly, we may suffer damages or losses, or be required to make payments on outstanding guaranties, for which we may not be made whole under the indemnity. Such damages or losses, or required payments, may have a material adverse effect on our business, assets and results of operations.

        We also often remain secondarily obligated for lease payments in the event the acquiring entity does not perform under its obligations for theaters we are divesting of, including the theatres required to be divested by us by the U.S. Department of Justice and state attorneys general, in conjunction with the Loews merger.

We may not be able to generate additional ancillary revenues.

        We intend to continue to pursue ancillary revenue opportunities such as advertising, promotions and alternative uses of our theatres during non-peak hours. Our ability to achieve our business objectives may depend in part on our success in increasing these revenue streams. Some of our domestic competitors have stated that they intend to make significant capital investments in digital advertising delivery, and the success of this delivery system could make it more difficult for us to compete for advertising revenue. In addition, in March 2005, we contributed our cinema screen advertising business to NCM. As such, although we retain board seats in NCM, we do not control this business, and therefore do not control our revenues attributable to cinema screen advertising. We cannot assure you that we will be able to effectively generate additional ancillary revenue and our inability to do so could have an adverse effect on our business and results of operations. See "Prospectus Summary—Recent Developments."

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results.

        Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. Because of inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. In the past, we have identified a material weakness in our internal control over financial reporting and concluded that our disclosure controls and procedures were ineffective. For a discussion of such identified material weakness in our internal control over financial reporting and our disclosure controls and procedures, including our remediation of the identified material weaknesses, see "Management's Discussion and Analysis of Financial Condition and Results of Operations." In addition, we may in the future discover areas of our internal controls that need improvement or that constitute material weaknesses. A material weakness is a control deficiency or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of annual or interim financial statements will not be prevented or detected. Any failure to remediate any future material weaknesses in our internal control over financial reporting or to implement and maintain effective internal controls, or difficulties encountered in their implementation, could cause us to fail to timely meet our reporting obligations, result in material misstatements in our financial statements or could result in defaults under our senior credit facility, the indentures governing our debt securities or under any other debt instruments we may enter into in the future. Deficiencies in our internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

There can be no assurance that we will not have to restate our financial statements in the future.

        We have undergone restatements of our financial statements. For discussion of the most recent restatements of our financial statements, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        In response to this situation, we have taken what we believe to be the necessary measures to ensure that restatements will not occur in the future. However, there can be no assurance that future restatements will not be necessary due to evolving policies, revised or new accounting pronouncements or other factors. Future restatements of our financial statements could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock.

Risks Related to Our Industry

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We mostly license first-run motion pictures, the success of which have increasingly depended on the marketing efforts of the major studios. Poor performance of, or any disruption in the production of (including by reason of a strike) these motion pictures, or a reduction in the marketing efforts of the major studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by studios may adversely affect the demographic base of moviegoers.

We have no control over distributors of the films and our business may be adversely affected if our access to motion pictures is limited or delayed.

        We rely on distributors of motion pictures, over whom we have no control, for the films that we exhibit. Major motion picture distributors are required by law to offer and license film to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. Our business depends on maintaining good relations with these distributors, as this affects our ability to negotiate commercially favorable licensing terms for first-run films or to obtain licenses at all. Our business may be adversely affected if our access to motion pictures is limited or delayed because of a deterioration in our relationships with one or more distributors or for some other reason. To the extent that we are unable to license a popular film for exhibition in our theatres, our operating results may be adversely affected.

We are subject, at times, to intense competition.

        Our theatres are subject to varying degrees of competition in the geographic areas in which we operate. Competitors may be national circuits, regional circuits or smaller independent exhibitors. Competition among theatre exhibition companies is often intense with respect to the following factors:

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  Attracting patrons.    The competition for patrons is dependent upon factors such as the availability of popular motion pictures, the location and number of theatres and screens in a market, the comfort and quality of the theatres and pricing. Many of our competitors have sought to increase the number of screens that they operate. Competitors have built or may be planning to build theatres in certain areas where we operate, which could result in excess capacity and increased competition for patrons.

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  Licensing motion pictures.    We believe that the principal competitive factors with respect to film licensing include licensing terms, number of seats and screens available for a particular picture, revenue potential and the location and condition of an exhibitor's theatres.

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  Low barriers to entry.    We must compete with exhibitors and others in our efforts to locate and acquire attractive sites for our theatres. In areas where real estate is readily available, there are few barriers to entry that prevent a competing exhibitor from opening a theatre near one of our theatres.

        The theatrical exhibition industry also faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems and from other forms of in-home entertainment.

Industry-wide screen growth has affected and may continue to affect the performance of some of our theatres.

        In recent years, theatrical exhibition companies have emphasized the development of large megaplexes, some of which have as many as 30 screens in a single theatre. The industry-wide strategy of aggressively building megaplexes generated significant competition and rendered many older, multiplex theatres obsolete more rapidly than expected. Many of these theatres are under long-term lease commitments that make closing them financially burdensome, and some companies have elected to continue operating them notwithstanding their lack of profitability. In other instances, because theatres are typically limited use design facilities, or for other reasons, landlords have been willing to make rent concessions to keep them open. In recent years many older theatres that had closed are being reopened by small theatre operators and in some instances by sole proprietors that are able to negotiate significant rent and other concessions from landlords. As a result, there has been growth in the number of screens in the U.S. and Canadian exhibition industry. This has affected and may continue to affect the performance of some of our theatres.

An increase in the use of alternative film delivery methods or other forms of entertainment may drive down our attendance and limit our ticket prices.

        We compete with other movie delivery methods, including network, cable and satellite television, DVDs and video cassettes, as well as video-on-demand, pay-per-view services and downloads via the Internet. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, live music concerts, live theatre and restaurants. An increase in the popularity of these alternative film delivery methods and other forms of entertainment could reduce attendance at our theatres, limit the prices we can charge for admission and materially adversely affect our business and results of operations and the price of our stock.

General political, social and economic conditions can reduce our attendance.

        Our success depends on general political, social and economic conditions and the willingness of consumers to spend money at movie theatres. If going to motion pictures becomes less popular or consumers spend less on concessions, which accounted for 27% of AMC Entertainment's revenues in fiscal 2006, our operations could be adversely affected. In addition, our operations could be adversely affected if consumers' discretionary income falls as a result of an economic downturn. Political events, such as terrorist attacks, could cause people to avoid our theatres or other public places where large crowds are in attendance.

Industry-wide conversion to electronic-based media may increase our costs.

        The industry is in the early stages of conversion from film-based media to electronic-based media. There are a variety of constituencies associated with this anticipated change that may significantly impact industry participants, including content providers, distributors, equipment providers and venue operators. While content providers and distributors have indicated they would bear the costs of this change, there can be no assurance that we will have access to adequate capital to finance the conversion costs associated with this potential change should the conversion process rapidly accelerate or the content providers and distributors elect to not bear the related costs. Furthermore, it is impossible to accurately predict how the roles and allocation of costs between various industry participants will change if the industry changes from physical media to electronic media.

Risks Related to This Offering

Substantial sales of our common stock by the Sponsors could cause the market price for our common stock to decline.

        Upon consummation of this offering, there will be 146,176,470 shares of our common stock outstanding. All shares of common stock sold in this offering will be freely transferable without restriction or further registration under the Securities act of 1933, as amended (the "Securities Act"). Of the remaining shares of common stock outstanding, 106,702,787 will be restricted securities within the meaning of Rule 144 under the Securities Act, but will be eligible for resale subject to applicable volume, manner of sale, holding period and other limitations of Rule 144. We cannot predict the effect, if any, that market sales of shares of our common stock or the availability of shares of our common stock for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of shares of our common stock in the public market, or the perception that those sales will occur, could cause the market price of our common stock to decline. After giving effect to the Reclassification and this offering, the Sponsors will continue to hold 86,652,780 shares of our common stock, all of which constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144 under the Securities Act, all of these restricted securities are currently freely tradable. Additionally, as of the consummation of this offering, approximately 4,500,343 shares of our common stock will be issuable upon exercise of stock options that vest and are exercisable at various dates through December 23, 2009, with an exercise price of $8.77. Of such options, 2,355,402 will be immediately exercisable. As soon as practicable after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock reserved for issuance under our equity incentive plan. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions, Rule 144 limitations applicable to our affiliates and the contractual lock-up provisions described below.

        We and certain of our shareholders, directors and officers have agreed to a "lock-up," pursuant to which neither we nor they will sell any shares without the prior consent of Goldman, Sachs & Co. for 180 days after the date of this prospectus, subject to certain exceptions and extension under certain circumstances. Following the expiration of the applicable lock-up period, all these shares of our common stock will be eligible for future sale, subject to the applicable volume, manner of sale, holding period and other limitations of Rule 144. In addition, the Sponsors have certain demand and "piggy-back" registration rights with respect to the common stock that they will retain following this offering. See "Shares Eligible for Future Sale" for a discussion of the shares of common stock that may be sold into the public market in the future, including common stock held by the Sponsors.

Our stock price may be volatile and may decline substantially from the initial offering price.

        Immediately prior to this offering, there has been no public market for our common stock, and an active trading market for our common stock may not develop or continue upon completion of the offering. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of the price at which our common stock will trade after the offering.

        The stock market in general has experienced extreme price and volume fluctuations in recent years. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. You may be unable to resell your shares at or above the public offering price because of a number of factors, including:

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  actual or anticipated quarterly fluctuations in our operating results;

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  changes in expectations of future financial performance or changes in estimates of securities analysts;

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  changes in the market valuations of other companies;

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  announcements relating to actions of other media companies, strategic relationships, acquisitions or industry consolidation;

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  terrorist acts or wars; and

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  general economic, market and political conditions including those not related to our business.

We may not generate sufficient cash flows or have sufficient restricted payment capacity under our senior secured credit facility or the indentures governing AMCE's debt securities to pay our intended dividends on the common stock.

        Following this offering, and subject to legally available funds, we intend to pay quarterly cash dividends, commencing in the first quarter of fiscal 2008. We are a holding company and will have no direct operations. We will only be able to pay dividends from our available cash on hand and funds received from AMCE. AMCE's ability to make distributions to us will depend on its ability to generate substantial operating cash flow, service its indebtedness and comply with the restricted payments covenants in our senior secured credit facility and the indentures governing AMCE's debt securities. This will depend on our future performance, which will be subject to prevailing economic conditions and to financial, business and other factors beyond our control. In addition, dividend payments are not mandatory or guaranteed, and our board of directors may never declare a dividend, decrease the level of dividends or entirely discontinue the payment of dividends. Your decision whether to purchase shares of our common stock should allow for the possibility that no dividends will be paid. You may not receive any dividends as a result of the following additional factors, among others:

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  The agreements governing our indebtedness contain covenants that may limit our ability to take advantage of certain business opportunities advantageous to us that may arise;

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  we are not legally or contractually required to pay dividends;

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  while we currently intend to pay a regular quarterly dividend, this policy could be modified or revoked at any time;

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  even if we do not modify or revoke our dividend policy, the actual amount of dividends distributed and the decision to make any distribution is entirely at the discretion of our board of directors and future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant;

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  the amount of dividends distributed is and will be subject to contractual restrictions under the restrictive payment covenants contained in:

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the indentures governing our debt securities,

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the terms of our senior secured credit facility, and

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the terms of any other outstanding indebtedness incurred by us or any of our subsidiaries after the completion of this offering;

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the amount of dividends distributed is subject to state law restrictions; and

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our stockholders have no contractual or other legal right to dividends.

        After giving effect to the amendment to our senior secured credit facility entered into on February 14, 2007 and the pro forma financial information included elsewhere in this prospectus, the amount we could have received from AMCE while remaining in compliance with the restricted payments covenants contained in our senior secured credit facility and the indentures governing AMCE's debt securities was approximately $200.0 million as of December 28, 2006. Further, if we pay cash dividends on our common stock we will be required to begin paying cash interest on our 12% senior discount notes due 2014 in accordance with the terms governing those notes. Our ability to service the 12% senior discount notes due 2014 is also subject to the restrictions on distributions by AMCE to us under the restricted payments covenants contained in our senior secured credit facility and the indentures governing AMCE's debt securities, and we will be required to make these interest payments out of distributions from AMCE before any dividends may be paid on our common stock. Our anticipated annual cash interest expense on the 12% senior discount notes due 2014 is approximately $28.0 million, which will be payable on a semi-annual basis. As a result of the foregoing limitations on AMCE's ability to make distributions to us and our obligations to pay cash interest on the 12% senior discount notes due 2014, we cannot assure you that we will be able to make all of our intended quarterly dividend payments. See "Description of Certain Indebtedness—Discount Notes."

We are controlled by the Sponsors, whose interests may not be aligned with our public stockholders.

        Even after giving effect to this offering, the Sponsors will beneficially own approximately 72.7% of our common stock and will have the power to control our affairs and policies including with respect to the election of directors, (and through the election of directors the appointment of management), the entering into of mergers, sales of substantially all of our assets and other extraordinary transactions. We intend to avail ourselves of the "controlled company" exception under the New York Stock Exchange rules which eliminates the requirement that we have a majority of independent directors on our board of directors and that we have compensation and nominating committees composed entirely of independent directors, but retains the requirement that we have an audit committee composed entirely of independent members. The governance agreements will provide that, initially, the Sponsors will collectively have the right to designate eight directors and that each will vote for the others' nominees. Additionally, our governance documents provide that directors shall be elected by a plurality of votes and do not provide for cumulative voting rights. The right to designate directors will reduce as the Sponsors' ownership percentage reduces, such that the Sponsors will not have the ability to nominate a majority of the board of directors once their collective ownership (together with the share ownership held by the JPMP and Apollo co-investors) becomes less than 50.1%. However, because our board of directors will be divided into three staggered classes, the Sponsors may be able to influence or control our affairs and policies even after they cease to own 50.1% of our outstanding common stock during the period in which the Sponsors' nominees finish their terms as members of our board but in any event no longer than would be permitted under applicable law and New York Stock Exchange listing requirements. The directors elected by the Sponsors will have the authority, subject to the terms of our debt, to issue additional stock, implement stock repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so.

        The interests of the Sponsors could conflict with our public stockholders' interests in material respects. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Furthermore, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. In addition, our governance documents do not contain any provisions applicable to deadlocks among the members of our board, and as a result we may be precluded from taking advantage of opportunities due to disagreements among the Sponsors and their respective board designees. So long as the Sponsors continue to own a significant amount of the outstanding shares of our common stock, they will continue to be able to strongly influence or effectively control our decisions. See "Certain Relationships and Related Party Transactions — Governance Agreements."

Our amended and restated certificate of incorporation and our amended and restated bylaws, as amended, contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

        Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders. These provisions include:

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  a classified board of directors;

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  the sole power of a majority of the board of directors to fix the number of directors;

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  limitations on the removal of directors;

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  the sole power of the board of directors or the Sponsors, in the case of a vacancy of a Sponsor board designee, to fill any vacancy on the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise;

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  the ability of our board of directors to designate one or more series of preferred stock and issue shares of preferred stock without stockholder approval;

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  the inability of stockholders to act by written consent if less than 50.1% of our outstanding common stock is owned by the Sponsors, and

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  The inability of stockholders to call special meetings.

        Our issuance of shares of preferred stock could delay or prevent a change of control of our company. Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 100,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

        Our incorporation under Delaware law, the ability of our board of directors to create and issue a new series of preferred stock or a stockholder rights plan and certain other provisions of our amended and restated certificate of incorporation and amended and restated bylaws could impede a merger, takeover or other business combination involving Holdings or the replacement of our management or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock. See "Description of Capital Stock."

Our issuance of preferred stock could dilute the voting power of the common stockholders.

        The issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

Our issuance of preferred stock could adversely affect the market value of our common stock.

        The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        In addition to historical information, this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The words "forecast," "estimate," "project," "intend," "expect," "should," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties, assumptions and other factors, including those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Marquee Holdings Inc.," which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following:

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  national, regional and local economic conditions that may affect the markets in which we operate;

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  the levels of expenditures on entertainment in general and movie theatres in particular;

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  increased competition within movie exhibition or other competitive entertainment mediums;

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  technological changes and innovations, including alternative methods for delivering movies to consumers;

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  the popularity of theatre attendance and major motion picture releases;

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  shifts in population and other demographics;

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  our ability to renew expiring contracts at favorable rates, or to replace them with new contracts that are comparably favorable to us;

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  our need for, and ability to obtain, additional funding for acquisitions and operations;

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  risks and uncertainties relating to our significant indebtedness following the completion of this offering;

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  fluctuations in operating costs;

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  capital expenditure requirements;

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  changes in interest rates; and

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  changes in accounting principles, policies or guidelines.

        This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative but not exhaustive. In addition, new risks and uncertainties may arise from time to time. Accordingly, all forward-looking statements should be evaluated with an understanding of their inherent uncertainty.

        Except as required by law, we assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of 39,473,683 shares of common stock offered by the selling stockholders in this offering, including if the underwriters exercise their option to purchase additional shares. In the aggregate, the selling stockholders will receive approximately $714.0 million of net proceeds of this offering, or approximately $821.5 million if the underwriters' option to purchase additional shares is exercised in full, assuming the shares are offered at $19.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus. We anticipate we will incur approximately $5.9 million of professional and consulting expenses related to the offering on behalf of the selling stockholders. JPMorgan, one of the underwriters, is an affiliate of JPMP, a selling stockholder, who will receive a portion of the net proceeds of this offering. In addition, CSFB Strategic Partners Holdings II, L.P., a selling stockholder in this offering, is an affiliate of Credit Suisse Securities (USA) LLC, an underwriter in this offering and SSB Capital Partners (Master Fund) I, L.P., a selling stockholder in this offering, is an affiliate of Citigroup Global Markets Inc., an underwriter in this offering.

DIVIDEND POLICY

        Following this offering and subject to legally available funds, we intend to pay a quarterly cash dividend at an annual rate initially equal to $0.82 per share (or a quarterly rate initially equal to $0.205 per share) of common stock, commencing in the first quarter of fiscal 2008, which will be a partial dividend paid on a pro rata basis depending on the closing date for this offering. Based on the approximately 146,176,470 million shares of common stock to be outstanding after the offering, this dividend policy implies a quarterly cash requirement of approximately $30.0 million.

        We are a holding company and have no direct operations. We will only be able to pay dividends from our available cash on hand and funds received from AMCE. AMCE's ability to make any payments to us will depend upon many factors, including its operating results, cash flows and the terms of our senior secured credit facility and the indentures governing AMCE's debt securities. Although we have sustained net losses in prior periods and cannot assure you that we will be able to pay dividends on a quarterly basis or at all, we believe that a number of recent positive developments in our business have improved our ability to pay dividends in compliance with applicable state corporate law once this offering has been completed. These include: the completion of our merger with Loews, which increased the scale and cash flow of our company and generated significant synergies and cost savings going forward; the anticipated $608.9 million reduction in our outstanding carrying value of indebtedness with the proceeds we received from the NCM Transactions, as well as approximately $108.9 million cash on hand, which we anticipate will reduce our annual cash interest expense by $56.7 million; and the discontinuation of $5.0 million per year management fees paid to our Sponsors as a result of this offering. Further, we expect to continue to benefit from substantial net operating loss carryovers from prior periods that will be available for offsetting taxes that we may owe. Also, because the Delaware General Corporation Law, or the DGCL, permits corporations to pay dividends either out of surplus (generally, the excess of a corporation's net assets (total assets minus total liabilities) over its stated capital, in each case as defined and calculated in the manner prescribed by the DGCL) or net profits, we may be able to pay dividends even if we continued to report net losses in future periods.

        After giving effect to the amendment to our senior secured credit facility entered into in February 2007 and the pro forma financial information included elsewhere in this prospectus, the amount we could have received from AMCE while remaining in compliance with the restricted payments covenants contained in our senior secured credit facility and the indentures governing AMCE's debt securities was approximately $200.0 million as of December 28, 2006. Further, if we pay cash dividends on our common stock we will be required to begin paying cash interest on our 12% senior discount notes due 2014 in accordance with the terms governing those notes. Upon completion of this offering, we intend to elect to pay cash interest on our 12% senior discount notes due 2014, which will accrue from the preceding semi-annual accretion date. Our ability to service the 12% senior discount notes due 2014 is also subject to the restrictions on distributions by AMCE to us under the restricted payments covenants contained in our senior secured credit facility and the indentures governing AMCE's debt securities, and we will be required to make these interest payments out of distributions from AMCE before any dividends may be paid on our common stock. Our anticipated annual cash interest expense on the 12% senior discount notes due 2014 is approximately $28.0 million, which will be payable on a semi-annual basis.

        The declaration and payment of any future dividends will be at the sole discretion of our board of directors after taking into account various factors, including legal requirements, AMCE's ability to make payments to us, our financial condition, operating results, free cash flow, available cash and current and anticipated cash needs.

CAPITALIZATION

        The following table sets forth the cash and cash equivalents and capitalization of Holdings as of December 28, 2006 (i) on an actual basis (ii) on a pro forma basis giving effect to the NCM Transactions and (iii) on a pro forma basis giving effect to the NCM Transactions and this offering. The information in this table should be read in conjunction with "Unaudited Pro Forma Condensed Consolidated Financial Information," "Business," the unaudited pro forma condensed consolidated financial statements and the historical financial statements of Holdings and LCE Holdings and the respective accompanying notes thereto appearing elsewhere in this prospectus.

	As of December 28, 2006
	Actual	Pro Forma for NCM Transactions	Pro Forma for IPO & NCM Transactions
	(in thousands)
Cash and cash equivalents	$470,448	$361,527	$315,456

Short term debt (current maturities of long-term debt and capital and financing lease obligations)	$21,433	$21,433	$21,433
Long-term debt:
12% senior discount notes due 2014(1)	223,812	223,812	223,812
9 1/2% senior subordinated notes due 2011	217,456	—	—
9 7/8% senior subordinated notes due 2012	186,489	—	—
8% senior subordinated notes due 2014	298,742	298,742	298,742
11% senior subordinated notes due 2016(1)	325,000	325,000	325,000
8 5/8% senior fixed rate notes due 2012(1)	250,000	250,000	250,000
Senior floating rate notes due 2010	205,000	—	—
Senior secured credit facility:
Revolving loan facility(2)	—	—	—
Term loan	638,625	638,625	638,625
Existing Cinemex term loan facility	104,774	104,774	104,774
Capital and financing lease obligations	50,664	50,664	50,664

Total debt	2,521,995	1,913,050	1,913,050

Stockholders' equity
Common Stock voting ($.01 par value 500,000,000 shares authorized; 146,176,470 shares issued and outstanding as of December 28, 2006 after giving pro forma effect to the Reclassification)	—	—	1,462
Class A-1 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00000 shares issued and outstanding as of December 28, 2006)	4	4	—
Class A-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00000 shares issued and outstanding as of December 28, 2006)	4	4	—
Class N Common Stock nonvoting ($.01 par value, 375,000 shares authorized; 5,128.77496 shares issued and outstanding as of December 28, 2006)	—	—	—
Class L-1 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61252 shares issued and outstanding as of December 28, 2006)	3	3	—
Class L-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61252 shares issued and outstanding as of December 28, 2006)	3	3	—
Additional paid-in capital	1,313,084	1,313,084	1,311,636
Accumulated other comprehensive earnings (losses)	(13,453)	(13,453)	(13,453)
Accumulated deficit	(305,915)	(138,943)	(185,014)

Total stockholders' equity	993,730	1,160,702	1,114,631

Total capitalization	$3,515,725	$3,073,752	$3,027,681

(1)
In connection with the offering, the Sponsors and certain other existing stockholders of Holdings intend to enter into a new voting arrangement, effective upon the closing of the offering, which is described in more detail under "Certain Relationships and Related Party Transactions—Governance Agreements." As a result of these new voting arrangements, the offering will constitute a "change of control" under the indentures governing Holding's 12% senior discount notes due 2014 and AMCE's 11% senior subordinated notes due 2016 and 8 5/8% senior fixed rate notes due 2012, and Holdings and AMCE will be required to make change of control offers to purchase these notes after completion of the offering at a price of 101% of the aggregate principal amount thereof plus, without duplication, accrued and unpaid interest to the date of repurchase. Holdings and AMCE do not expect that the holders of these notes will accept the change of control offers and anticipate that the notes will remain outstanding after consummation of the offering.

(2)
The aggregate revolving loan commitment under our senior secured credit facility is $200.0 million. As of December 28, 2006, this availability was reduced by approximately $22.5 million of standby letters of credit that were outstanding on December 28, 2006. Covenants under our existing senior indebtedness would further limit our ability to borrow on the commitments under our $200.0 million revolving loan facility.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        We derived the following unaudited pro forma condensed consolidated financial information by applying pro forma adjustments attributable to the Merger Transactions, the NCM Transactions and this offering to Holdings' and LCE Holdings' historical consolidated financial statements included in this prospectus. The unaudited pro forma condensed consolidated statements of operations data for the 39 weeks ended December 28, 2006, the 52 weeks ended March 30, 2006 and the 52 weeks ended December 28, 2006 give effect to the Merger Transactions, the NCM Transactions, Yelmo and this offering as if they had each occurred on April 1, 2005. The unaudited pro forma condensed consolidated balance sheet data gives effect to the NCM Transactions and this offering as if they had occurred on December 28, 2006. We have included pro forma financial information for 52 weeks ended December 28, 2006 because we believe that this information provides meaningful financial data about our company's performance after completion of the Merger Transactions in January 2006. In addition, our senior secured credit facility requires us to measure compliance with certain quarterly financial covenants on a trailing twelve month basis. See "—Covenant Compliance." We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial information.

        The Merger Transactions:    In January 2006, Holdings merged with LCE Holdings, the parent of Loews, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the merger. Operating results of the acquired theatres are included in our consolidated statements of operations from January 26, 2006.

        Concurrently with the closing of the Mergers, we entered into the following financing transactions: (1) our new senior secured credit facility, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility; (2) the issuance by AMCE of $325.0 million in aggregate principal amount of 11% senior subordinated notes due 2016; (3) the termination of AMC Entertainment's existing senior secured credit facility, under which no amounts were outstanding, and the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder; and (4) the completion of the tender offer and consent solicitation for all $315.0 million aggregate principal amount of Loews' 9.0% senior subordinated notes due 2014.

        We refer collectively to the Mergers, the consummation of the financing transactions described above and the divestitures related to the final judgments described in "Management's Discussion and Analysis of Financial Condition and Results of Operations of Marquee Holdings Inc." as the "Merger Transactions."

        The NCM Transactions:    NCM is a cinema screen advertising venture representing approximately 13,000 North American theatre screens (of which approximately 11,000 are equipped with digital projection capabilities) and reaching over 500 million movie guests annually. NCM is jointly owned by Holdings, Cinemark and Regal. In March 2005, we contributed our cinema screen advertising business to NCM. As of December 28, 2006, we had a 29% interest in NCM which we accounted for using the equity method. On February 13, 2007 NCM, Inc., a newly formed entity that now serves as the sole manager of NCM, closed its IPO of 42,000,000 shares of its common stock at a price of $21.00 per share. Net proceeds from NCM, Inc.'s IPO were used to acquire newly issued equity interests from NCM, and NCM then distributed the net proceeds to us, Cinemark and Regal on a pro rata basis in connection with modifying payment obligations for extended access to our theatres pursuant to the Exhibitor Services Agreement with NCM. We also sold common units in NCM to NCM, Inc. in connection with the exercise of the underwriters' option to purchase additional shares in the NCM, Inc. IPO. In connection with the completion of NCM, Inc.'s IPO, NCM also borrowed approximately $725 million under a new senior credit facility, which was used to redeem preferred units held by each of us, Cinemark and Regal on a pro rata basis pursuant to a recapitalization of NCM that was completed prior to the closing of NCM, Inc.'s IPO. We received net proceeds from NCM Inc.'s IPO, the sale of common units in connection with the underwriters' option to purchase additional shares and the redemption of our preferred units of approximately $517.1 million. We intend to use the proceeds from these transactions, together with cash on hand, to fund the Bond Redemptions.

        In connection with the completion of NCM, Inc.'s IPO, we amended and restated our existing services agreement with NCM whereby in exchange for our pro rata share of the proceeds from NCM, Inc.'s IPO and redemption of our preferred units, we agreed to a modification of NCM's payment obligation under the prior agreement. The modification extended the term of the agreement to 30 years, provided NCM with a five year right of first refusal for the services beginning one year prior to the end of the term and changed the basis upon which we are paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee is now composed of a fixed payment per patron and a fixed payment per digital screen, which increases by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. Additionally, we entered into the Loews Screen Integration Agreement with NCM pursuant to which we will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of NCM, Inc.'s IPO, and NCM issued to us common membership units in NCM, increasing our ownership interest to approximately 33.7%; such Loews payments will be made quarterly until May 2008 and are expected to approximate $15.3 million in the aggregate. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, we are required to purchase such time from NCM at a negotiated rate. In addition, we expect to receive mandatory quarterly distributions of excess cash from NCM pursuant to contractual obligations entered into in connection with the NCM, Inc. IPO. Subsequent to the NCM, Inc. IPO, we hold an 18.6% interest in NCM.

        The Offering:    Immediately prior to consummating this offering, Holdings intends to reclassify each share of its existing Class A common stock, Class N common stock and Class L common stock. Pursuant to the reclassification, each holder of shares of Class A common stock, Class N common stock and Class L common stock will receive 114 shares of common stock for one share of Class A common stock, Class L common stock or Class N common stock. Upon completion of this offering, Holdings will change its name to AMC Entertainment Inc.

        Currently, investment vehicles controlled by the Sponsors and management hold 100% of our outstanding common stock. After giving effect to the sale by our Sponsors of shares of our common stock in this offering, the Sponsors will continue to hold 106,307,648 shares of our common stock (including 19,654,868 shares held by certain JPMP and Apollo co-investors, which, pursuant to the governance agreements, must be voted by such co-investors to elect JPMP and Apollo board designees), representing approximately 72.7% of our outstanding common stock.

        We will not receive any of the proceeds from the sale of 39,473,683 shares of common stock offered by the selling stockholders in this offering, including if the underwriters exercise their option to purchase additional shares. Pursuant to the Amended and Restated Fee Agreement as described under the heading "Certain Relationships and Related Party Transactions—Amended and Restated Fee Agreement," upon consummation of this offering, the Sponsors will receive an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement. We estimate that our aggregate payment to the Sponsors would have been $40.1 million had the offering occurred on December 28, 2006.

        The unaudited pro forma condensed consolidated financial information is for illustrative and informational purpose only and should not be considered indicative of the results that would have been achieved had the transactions been consummated on the dates or for the periods indicated and do not purport to represent consolidated balance sheet data or statement of operations data or other financial data as of any future date or any future period.

        The unaudited pro forma condensed consolidated financial information should be read in conjunction with the information contained in "Selected Historical Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Marquee Holdings Inc.," "LCE Holdings' Management's Discussion and Analysis of Financial Condition and Results of Operations," the unaudited pro forma condensed consolidated financial statements and the consolidated financial statements and accompanying notes for each of Holdings and LCE Holdings appearing elsewhere in, or incorporated by reference into, this prospectus.

MARQUEE HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

AS OF DECEMBER 28, 2006

(dollars in thousands)

	As of December 28, 2006
	Holdings Historical	NCM Pro Forma Adjustments		Holdings Pro Forma for NCM Transactions	Holdings IPO Pro Forma Adjustments		Holdings Pro Forma IPO & NCM Transactions
Assets
Cash and equivalents	$470,448	$231,308	(1)	$361,527	$(40,142	)(8)	$315,456
		179,556	(1)	—	(5,929	)(8a)
		106,261	(1)	—	—
		(212,811	)(1)	—	—
		(175,000	)(1)	—	—
		(205,000	)(1)	—	—
		(8,641	)(1)	—	—
		(6,150	)(1)	—	—
		(17,696	)(1)	—	—
		(523	)(1)	—	—
		(225	)(1)	—	—
Current assets	117,279	—		117,279	—		117,279
Property, net	1,324,427	—		1,324,427	—		1,324,427
Intangible assets, net	244,943	—		244,943	—		244,943
Goodwill	2,089,730	(33,500	)(7)	2,056,230	—		2,056,230
Equity investment-NCM	32,775	15,300	(2)	—	—		—
		131,481	(3)	—	—
		(179,556	)(4)	—	—
Other long-term assets	112,243	(4,488	)(1a)	108,278	—		108,278
		523	(1)

Total assets	$4,391,845	$(179,161)		$4,212,684	$(46,071)		$4,166,613

Liabilities and Stockholders' Equity
Current liabilities	$467,280	$15,300	(2)	$498,784	$—		$498,784
		33,900	(7)
		(17,696	)(1)
Current maturities	21,433	—		21,433	—		21,433
Corporate borrowings:
12% Senior Discount Notes due 2014	223,812	—		223,812	—		223,812
9 1/2% Senior Subordinated Notes due 2011	217,456	(212,811	)(1)	—	—		—
		(4,645	)(6)	—	—		—
9 7/8% Senior Subordinated Notes due 2012	186,489	(175,000	)(1)	—	—		—
		(11,489	)(6)	—	—		—
8% Senior Subordinated Notes due 2014	298,742	—		298,742	—		298,742
11% Senior Subordinated Notes due 2016	325,000	—		325,000	—		325,000
9% Senior Subordinated Notes due 2016	—			—			—
8 5/8% Senior Fixed Rate Notes due 2012	250,000	—		250,000	—		250,000
Senior Floating Rate Notes due 2010	205,000	(205,000	)(1)	—	—		—
Senior Secured Term Loan Facility due 2012	638,625	—		638,625	—		638,625
Grupo Cinemex Term Loan	104,774	—		104,774	—		104,774
Capital and financing lease obligations	50,664	—		50,664	—		50,664
Other long-term liabilities	408,840	231,308	(5)	640,148	—		640,148

Total liabilities	3,398,115	(346,133)		3,051,982	—		3,051,982
Stockholders' Equity
Common Stock	14	—		14	1,448	(8b)	1,462
Additional paid-in capital	1,313,084	—		1,313,084	(1,448	)(8b)	1,311,636
Accumulated other comprehensive loss	(13,453)	—		(13,453)	—		(13,453)
Accumulated deficit	(305,915)	131,481	(6)	(138,943)	(40,142	)(8)	(185,014)
		106,261	(6)		(5,929	)(8a)
		(33,500	)(6)
		4,645	(6)
		11,489	(6)
		(6,150	)(6)
		(8,641	)(6)
		(4,488	)(6)
		(225	)(6)
		(33,900	)(6)

Stockholders' equity (deficit)	993,730	166,972		1,160,702	(46,071)		1,114,631

Total liabilities and Stockholders' Equity	$4,391,845	$(179,161)		$4,212,684	$(46,071)		$4,166,613

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

MARQUEE HOLDINGS INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

THIRTY-NINE WEEKS ENDED DECEMBER 28, 2006

(dollars in thousands except for per share data)

	Thirty-nine weeks ended December 28, 2006
	Holdings Thirty-nine Weeks Ended December 28, 2006 Historical	Holdings/LCE Holdings Merger Pro Forma Adjustments		NCM Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings & NCM Transactions	Holdings IPO & Yelmo Pro Forma Adjustments		Holdings Pro Forma For LCE Holdings Mergers, NCM, Yelmo and IPO Transactions
Admissions	$1,257,986	$(10,792	)(10)	$—		$1,247,194	$—		$1,247,194
Concessions	520,464	(3,509	)(10)	—		516,955	—		516,955
Other	95,291	(767	)(10)	(21,947	)(15)	72,577	—		72,577

Total revenues	1,873,741	(15,068	)(10)	(21,947)		1,836,726	—		1,836,726
Cost of operations	1,182,050	(9,929	)(10)	12,020	(16)	1,184,141	—		1,184,141
Rent	334,416	(3,499	)(10)	—		330,917	—		330,917
							—		—
General and administrative:
M&A Costs	9,363	—		—		9,363	—		9,363
Management fee	3,750	—		—		3,750	(3,750	)(19)	—
Other	35,996	—		—		35,996	642	(20)	36,638
Preopening expense	6,827	—		—		6,827	—		6,827
Theatre and other closure expense	8,321	—		—		8,321	—		8,321
Restructuring charge	—	—		—		—	—		—
Depreciation and amortization	192,687	—		—		192,687	—		192,687
						—			—
Disposition of assets and other (gains)/losses	(11,184)	—		—		(11,184)	—		(11,184)

Total costs and expenses	1,762,226	(13,428)		12,020		1,760,818	(3,108)		1,757,710
Other expense	(9,401)	—		—		(9,401)	—		(9,401)
Interest expense	174,517	(1,425)	(12)	(15,110	)(18)	131,310	—		131,310
		—		682	(18)		—
				(14,710	)(18)
				(1,048	)(18)
				(12,916	)(18)		—		—
				1,320	(18)		—		—
Investment expense (income)	(6,600)	—		—		(6,600)	783	(17)	(5,817)

Total other expense	158,516	(1,425)		(41,782)		115,309	783		116,092

Earnings (loss) from continuing operations before income taxes	(47,001)	(215)		7,815		(39,401)	2,325		(37,076)
Income tax provision (benefit)	700	—		—		700	—		700

Loss from continuing operations	$(47,701)	$(215)		$7,815		$(40,101)	$2,325		$(37,776)

Loss per share from continuing operations	$(37.20)								$(0.26)

Weighted Average Shares Outstanding	1,282.25								146,176

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

MARQUEE HOLDINGS INC
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FIFTY-TWO WEEKS ENDED MARCH 30, 2006
(DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE AMOUNTS)
(UNAUDITED)

	Fifty-two weeks ended March 30, 2006
	Holdings Fifty-two Weeks Ended March 30, 2006 Historical (restated)	LCE Holdings for the Three Months Ended June 30, 2005 Historical	LCE Holdings for the Three Months Ended September 30, 2005 Historical	LCE Holdings for the Three Months Ended December 31, 2005 Historical	LCE Holdings for the One Month Ended January 25, 2006 Historical	LCE Holdings Conforming Reclassification		LCE Holdings for the Ten Months Ended March 30, 2006 Pro Forma	Holdings/ LCE Holdings Merger Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings	NCM Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings & NCM Transactions	Holdings IPO & Yelmo Pro Forma Adjustments		Holdings Pro Forma For LCE Holdings Mergers, NCM, Yelmo and IPO Transactions
	(Successor)	(Successor)	(Successor)	(Successor)	(Successor)
Admissions	$1,138,034	$143,736	$148,161	$152,849	$41,509	$—		$486,255	$(35,877	)(10)	$1,588,412	$—		$1,588,412	$—		$1,588,412
Concessions	456,028	61,467	61,635	64,586	17,046			204,734	(11,889	)(10)	648,873	—		648,873	—		648,873
Other	92,816	10,816	12,293	16,673	2,207			41,989	(2,939	)(10)	131,866	(27,470	)(15)	104,396	—		104,396

Total revenues	1,686,878	216,019	222,089	234,108	60,762	—		732,978	(50,705	)(10)	2,369,151	(27,470)		2,341,681	—		2,341,681
Cost of operations	1,097,456	172,588	173,868	175,362	42,942	(105,162	)(9)	459,598	(32,528	)(10)	1,524,526	15,405	(16)	1,539,931	—		1,539,931
Rent	329,878	—	—	—	11,591	98,931	(9)	110,522	(9,151	)(10)	429,439	—		429,439	—		429,439
									(1,810	)(11)
General and administrative:
M&A Costs	12,523	—	—	—	523	5,013	(9)	5,536	—		18,059	—		18,059	—		18,059
Management fee	2,000	—	—	—	333	2,997	(9)	3,330	(330	)(11)	5,000	—		5,000	(5,000	)(19)	—
Other	40,251	14,144	13,440	14,105	4,998	(8,010	)(9)	38,677	—		78,928	—		78,928	856	(20)	79,784
Pre-opening expense	6,607	—	—	—	165	3,863	(9)	4,028	—		10,635	—		10,635	—		10,635
Theatre and other closure expense	601	—	—	—	—	—		—	—		601	—		601	—		601
Restructuring charge	3,980	—	—	—	—	—		—	—		3,980	—		3,980	—		3,980
Depreciation and amortization	164,047	27,412	29,799	29,947	9,457	2,368	(9)	98,983	(3,957	)(10)	262,764	—		262,764	—		262,764
									3,691	(11)		—		—	—		—
Impairment of long-lived assets	11,974							—			11,974			11,974			11,974
Disposition of assets and other (gains)/losses	(997)	199	960	(325)	(1,137)			(303)	—		(1,300)	—		(1,300)	—		(1,300)

Total costs and expenses	1,668,320	214,343	218,067	219,089	68,872	—		720,371	(44,085)		2,344,606	15,405		2,360,011	(4,144)		2,355,867
Other expense	(9,818)	—	—	—	—	—		—	—		(9,818)	—		(9,818)	—		(9,818)
Interest expense	143,110	20,692	20,723	21,598	6,316	—		69,329	67,438 2,187 (54,594 (3,592	(12) (12) )(12) )(12)	223,878	(20,161 842 (16,711 (1,164 (17,232 1,651	)(18) (18) )(18) )(18) )(18) (18)	171,103	— — — —		171,103 — —
Investment expense (income)	4,398	543	(2,482)	(20,115)	(92)	—		(22,146)	22,880	(13)	5,132	—		5,132	(667	)(17)	4,465

Total other expense	137,690	21,235	18,241	1,483	6,224	—		47,183	34,319		219,192	(52,775)		166,417	(667)		165,750

Earnings (loss) from continuing operations before income taxes	(119,132)	(19,559)	(14,219)	13,536	(14,334)	—		(34,576)	(40,939)		(194,647)	9,900		(184,747)	4,811		(179,936)
Income tax provision (benefit)	71,800	(629)	1,645	6,645	—	—		7,661	(70,264	)(14)	9,197	—		9,197	—		9,197

Loss from continuing operations	$(190,932)	$(18,930)	$(15,864)	$6,891	$(14,334)	$—		$(42,237)	$29,325		$(203,844)	$9,900		$(193,944)	$4,811		$(189,133)

Loss per share from continuing operations	$(222.50)																$(1.29)

Weighted Average Shares Outstanding	858.12																146,176

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

MARQUEE HOLDINGS INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
FIFTY-TWO WEEKS ENDED DECEMBER 28, 2006
(dollars in thousands except for per share amounts)

	Fifty-two weeks ended December 28, 2006
	Holdings Fifty-two Weeks Ended March 30, 2006 Historical (restated)	Holdings Thirty-nine Weeks Ended December 28, 2006 Historical	Holdings Thirty-nine Weeks Ended December 29, 2005 Historical (restated)	Holdings Fifty-two Weeks Ended December 28, 2006 Historical	LCE Holdings for the One Month Ended January 25, 2006 Historical	Holdings/ LCE Holdings Merger Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings	NCM Pro Forma Adjustments		Holdings Pro Forma for LCE Holdings & NCM Transactions	Holdings IPO & Yelmo Pro Forma Adjustments		Holdings Pro Forma For LCE Holdings Mergers, NCM, Yelmo and IPO Transactions
Admissions	$1,138,034	$1,257,986	$799,860	$1,596,160	$41,509	$(18,857	)(10)	$1,618,812	$—		$1,618,812	$—		$1,618,812
Concessions	456,028	520,464	317,452	659,040	17,046	(6,233	)(10)	669,853	—		669,853	—		669,853
Other	92,816	95,291	72,417	115,690	2,207	(1,349	)(10)	116,548	(25,522	)(15)	91,026	—		91,026

Total revenues	1,686,878	1,873,741	1,189,729	2,370,890	60,762	(26,439	)(10)	2,405,213	(25,522)		2,379,691	—		2,379,691
Cost of operations	1,097,456	1,182,050	774,991	1,504,515	42,942	(17,260	)(10)	1,530,197	15,688	(16)	1,545,885	—		1,545,885
Rent	329,878	334,416	229,037	435,257	11,591	(5,771	)(10)	440,896	—		440,896	—		440,896
						(181	)(11)	—	—		—	—		—
General and administrative:											—	—		—
M&A Costs	12,523	9,363	2,926	18,960	523	—		19,483	—		19,483	—		19,483
Management fee	2,000	3,750	1,500	4,250	333	417	(11)	5,000	—		5,000	(5,000	)(19)	—
Other	40,251	35,996	29,511	46,736	4,998	—		51,734	—		51,734	856	(20)	52,590
Pre-opening expense	6,607	6,827	4,251	9,183	165	—		9,348	—		9,348	—		9,348
Theatre and other closure expense	601	8,321	1,390	7,532	—	—		7,532	—		7,532	—		7,532
Restructuring charge	3,980	—	3,935	45	—	—		45	—		45	—		45
Depreciation and amortization	164,047	192,687	108,478	248,256	9,457	(202	)(10)	257,879	—		257,879	—		257,879
						368	(11)				—			—
Impairment of long-lived assets	11,974	—		11,974				11,974	—		11,974	—		11,974
Disposition of assets and other (gains)/losses	(997)	(11,184)	(1,067)	(11,114)	(1,137)	—		(12,251)	—		(12,251)	—		(12,251)

Total costs and expenses	1,668,320	1,762,226	1,154,952	2,275,594	68,872	(22,629)		2,321,837	15,688		2,337,525	(4,144)		2,333,381
Other expense	(9,818)	(9,401)	(11,966)	(7,253)	—	—		(7,253)	—		(7,253)	—		(7,253)
Interest expense	143,110	174,517	93,799	223,828	6,316	4,820	(12)	229,363	(20,161	)(18)	174,012	—		174,012
						218	(12)		901	(18)	—	—
						(5,460	)(12)		(19,261	)(18)		—		—
						(359	)(12)		(1,340	)(18)		—		—
									(17,235	)(18)
									1,745	(18)
Investment expense (income)	4,398	(6,600)	2,062	(4,264)	(92)	—		(4,356)	—		(4,356)	(569	)(17)	(4,925)

														—
Total other expense	137,690	158,516	83,895	212,311	6,224	(781)		217,754	(55,351)		162,403	(569)		161,834

Earnings (loss) from continuing operations before income taxes	(119,132)	(47,001)	(49,118)	(117,015)	(14,334)	(3,029)		(134,378)	14,141		(120,237)	4,713		(115,524)
Income tax provision (benefit)	71,800	700	(20,200)	92,700	—	(84,952	)(14)	7,748	—		7,748	—		7,748

Loss from continuing operations	$(190,932)	$(47,701)	$(28,918)	$(209,715)	$(14,334)	$81,923		$(142,126)	$14,141		$(127,985)	$4,713		$(123,272)

Loss per share from continuing operations				$(168.74)										$(0.84)

Weighted average shares outstanding				1,242.8										146,176

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

MARQUEE HOLDINGS INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

FINANCIAL INFORMATION

(1)
Reflects the cash sources and uses of funds in connection with the NCM Transactions as summarized below.

Sources of Funds	Amount		Uses of Funds	Amount
	(thousands of dollars)			(thousands of dollars)
Cash from Existing Service Agreement "ESA" Modification Payment	$231,308
Cash from redemption of common and preferred units	285,817	*	Redeem 9 1/2% Senior Subordinated Notes due 2011 ("Notes due 2011")	$212,811

Available cash	108,921	**	Redeem 9 7/8% Senior Subordinated Notes due 2012 ("Notes due 2012")	175,000
			Call premium Notes due 2012	8,641
			Redeem Senior Floating Rate Notes due 2010 ("Notes due 2010")	205,000
			Call premium Notes due 2010	6,150
			Interest Notes due 2011 Notes due 2012 and Notes due 2010	17,696
			Credit Facility Amendment Fee	523
			Other expenses	225

Total sources***	$626,046		Total uses	$626,046

  *
  This amount has been separated into two components of $179,556 and $106,261 on the pro forma condensed consolidated balance sheet so that each adjustment on the pro forma condensed consolidated balance sheet is individually self-balancing. The adjustment for $179,556 as illustrated in Note (6) represents cash distributions from NCM applied to the investment balance to reduce it to $0 as discussed in Note (4). The adjustment for $106,261 represents distributions in excess of the investment balance which are recorded as equity earnings as illustrated in Note (6).

  **
  We will use our available cash for uses of funds. This amount represents the decrease in cash and cash equivalents from a historical basis of $470,448 to a pro forma for the NCM Transactions basis of $361,527 as indicated on our unaudited pro forma condensed consolidated balance sheet.

  ***
  On February 13, 2007, we received our proportionate share of 33.7% of distributions from NCM from the net proceeds of $824.6 million related to newly issued common membership units and from the net proceeds of $709.8 million related to their borrowing of $725.0 million under NCM's new senior credit facility. The amount that we received for modifying our ESA agreement was 33.7% (as further discussed in Note (2)) of the total payment made by NCM to AMC, Cinemark and Regal, which was $686.3 million in the aggregate.

(1a)
Represents the write-off of deferred charges on Notes due 2010.

(2)
Reflects the estimated payments due to NCM, Inc. in connection with the Loews Screen Integration agreement and acquisition of additional common units of NCM, Inc. On January 26, 2006, we completed the acquisition of Loews. Loews has a pre-existing contract with another cinema advertising provider through May 31, 2008. Therefore the Loews screens will become part of NCM's national theatre network on an exclusive basis beginning on May 31, 2008, subject to the run-out of certain pre-existing contractual obligations for on-screen advertising existing on June 1, 2008. In accordance with the First Amended and Restated Loews Screen Integration Agreement between NCM and us, we will pay NCM an amount that approximates the EBITDA NCM would have generated if they were able to sell advertising in the Loews theatre chain on an exclusive basis. Effective January 5, 2007, NCM re-allocated the common membership units in NCM among the founding members to reflect the contribution of the Loews screens and the payments to be made by us pursuant to the terms of the Loews screen integration agreement. The number of common membership units allocated to us in connection with the Loews screen integration agreement was 2,435,306 units (pursuant to a 44,291-to-1 split of NCM's membership units) and was calculated by multiplying the total number of NCM common membership units outstanding by a ratio of theatre screens and patrons at Loews theatres compared to the total number of theatre screens and patrons at all founding members' theatres as calculated in the table below. Our ownership of NCM increased from 29% to 33.7% as a result of the Loews screen integration agreement. These Loews payments will be made on a quarterly basis in arrears through May 31, 2008 and for accounting purposes will be capitalized in our investment in NCM and will not be reflected in our statements of operations as the payments related to the acquisition of additional ownership units. We have estimated the amounts that we will pay to NCM on a quarterly basis from December 28, 2006 to May 31, 2008 will be $15.3 million in the aggregate. This is also the amount we expect to pay for the additional common units. The amount payable is included in our investment in NCM and as a payable (we owe it to NCM) which has the effect of reducing our change of interest gain in Note (6).

  The following table discloses the manner in which our increase in ownership percentage was calculated pursuant to the First Amended and Restated Loews Screen Integration Agreement:

Regional Pre-Feature Revenue	44,014,039
Attendance Based Advertising Revenue	160,670,223

Total Advertising Revenue	204,684,262

% Regional-Screen Based Weighting	21.5%	A
% Attendance Based Weighting	78.5%	B

Pro Forma Attendance(1)
Attendance—AMC (includes Loews)	213,997,300	34.4%	C
Total NCM Attendance(1)	621,648,601

Screens(2)
Screens—AMC	4,477	31.1%	D
Total NCM Screens(2)	14,411

AMC Ownership Allocation		33.7%	(CxB)+(DxA)

(1)
Attendance is the sum of (a) Attendance for all theatres open or acquired during the entire 12 month period for the entire 12 month period and (b) Actual attendance for all new builds for only complete months after opening and (c) Circuit Average per Screen Attendance for theatres open the entire 12 months-Averages calculated on an individual monthly basis.

(2)
Screens are based on the number of open screens at the end of the 12 month period.

(3)
Represents the change of interest gain as a result of NCM, Inc.'s acquisition of common units in NCM as follows:

Calculation of change of interest
Increase in investor's share of investee net assets:
Capital account after NCM Inc. IPO:	$828,314	(a)
	18.6	%(b)

			$154,231	(c)
Capital account before NCM Inc. IPO:	$3,666	(d)
	33.7	%(c)

			1,236	(f)

Increase in investor's share of investee net assets:			$152,995	(g)

Less pro rata write-off of unamortized difference between investor cost and investor equity in investee net assets:
			$(21,514	)(h)

Change of interest gain pursuant to SAB Topic 5H			$131,481	(i)

  (a)
  Represents the investee's reported net assets as of December 28, 2006 of $3.7 million plus the net proceeds from newly issued common membership units of $824.6 million as discussed in Note (1).

  (b)
  Represents our ownership in the investee subsequent to the NCM, Inc. IPO.

  (c)
  Represents the product of (a) multiplied by (b) or our share of the investee's net assets.

  (d)
  Represents the reported net assets of the investee as of December 28, 2006.

  (e)
  Represents our ownership percentage in the investee following entry into the Loews screen integration agreement as discussed in Note (2).

  (f)
  Represents the product of (d) multiplied by (e) or our share of the investee's net assets prior to the IPO and subsequent to the entry into the Loews screen integration agreement as discussed in Note (2).

  (g)
  Represents (c) minus (f) or the increase in our share of the investee's net assets.

  (h)
  Represents the proportional write off of our recorded investment in the investee following the Loews screen integration agreement of $48.1 million. Our investment was $32.8 million on December 28, 2006 and increased by $15.3 million as a result of entry into the Loews screen integration agreement as illustrated in Note (6). Because our ownership in the investee declined from 33.7% to 18.6% (or by 44.8%), we have proportionally written off our investment of $48.1 million by 44.8%, or $21.5 million.

  (i)
  Represents the resultant change of interest gain pursuant to SAB Topic 5H.

(4)
Represents write down to $0 of the equity investment in NCM upon redemption by NCM of the preferred units. When the investment (and net advances) in NCM is reduced to zero we will not provide for any additional losses as we have not guaranteed obligations of NCM and we are not otherwise committed to provide further financial support for NCM. Furthermore, we will not recognize any undistributed equity earnings or losses until we restore our investment balance. Our ownership in NCM was 33.7% prior to the NCM, Inc. IPO and declined to 18.6% subsequent to the NCM, Inc. IPO. We will follow the guidance in EITF 03-16 Accounting for Investments in

  Limited Liability Companies which prescribes the use of the equity method for investments that are not considered to be minor in Limited Liability Companies that maintain specific ownership accounts. We continue to account for our investment in NCM following the equity method of accounting subsequent to the NCM, Inc. IPO. As illustrated in Note (6) we have reflected certain of the proceeds, $179,556, from Note (1) as distributions which reduce our investment to $0.

(5)
Represents the estimated fair value of the ESA modification payment which has been recorded as deferred revenue and will be amortized to advertising revenue over 30 years (the term of the agreement) following the units of revenue method. The exhibitor services agreement entered into in connection with the completion of the NCM IPO governs the terms by which NCM provides advertising services, meeting events and digital programming events in the founding members' theatres using the digital content network. Each founding member is party to a separate exhibitor services agreement with NCM. The terms of each founding member's exhibitor services agreement are substantially the same.

  Agreement in Effect Before the Reorganization. Each of the founding members is party to an agreement with NCM dated as of July 15, 2005, which governs the provision of advertising, meetings and digital programming events by NCM. In the case of AMC and Regal, these agreements were amended and restated to reflect Cinemark's new participation as a founding member. In connection with the completion of the NCM, Inc. IPO, NCM entered into amended and restated agreements with each founding member.

  We have estimated the fair value of the ESA payment as the NPV of the difference between ESA fees under the new agreement and ESA fees at fair value which represents a 30% theatre rental fee of NCM advertising revenue (based upon a valuation performed by the Company with the assistance of third party specialists), which would be $686.3 million. AMC's share of this amount is estimated to be $231.3 million based on its ownership percentage of 33.7% and the $686.3 million amount based upon a valuation performed by the Company with the assistance of a third party specialist.

(6)
Pro forma adjustments have been made to stockholders' equity for these income statement items that are not expected to have continuing impact as follows in connection with the NCM Transactions:

Change of interest gain on NCM	$131,481
Distributions in excess of equity investment in NCM*	106,261
Tax provision recognized on NCM Transaction where the offsetting benefit is recorded in goodwill. See Note (7)	(33,500)
Write off of premium Notes due 2011	4,645
Write off of premium on Notes due 2012	11,489
Cash call premiums on Notes due 2010	(6,150)
Cash call premiums on Notes due 2012	(8,641)
Write off of deferred charges on Notes due 2010	(4,488)
Other expenses related to redemption of Notes due 2011, Notes due 2012 and Notes due 2010	(225)
Estimated current federal and state tax due on NCM Transactions	(33,900)

$166,972

*    Computed as follows:

	Investment in NCM	Deferred Revenue	Cash	Estimated Due To NCM	Equity Earnings (Gain)
Beginning balance 12/28/06	$32,775	$—	$—	$—	$—
Loews Screen Integration Agreement	15,300	—	—	(15,300)	—
Change of interest gain pursuant to SAB Topic 5H	131,481	—	—	—	(131,481)
ESA Payment	—	(231,308)	231,308	—	—

Preferred and common unit redemption	(179,556)	—	285,817	—	(106,261)

Pro forma balance 12/28/06	$—	$(231,308)	$517,125	$(15,300)	$(237,742)

(7)
We expect that the proceeds we receive from the ESA modification payment along with a portion of the proceeds from redemption of the preferred units will be treated as capital gain. We expect that the majority of the proceeds from redemption of the preferred units will be deferred from taxable income until such time as its equity interest is sold or the NCM term loan facility used to finance the redemption of the preferred units is retired. The following table summarizes the estimated pro forma current tax payable expected from the NCM Transactions. We expect that the NCM Transactions will allow it to realize certain tax attributes which have previously been recorded net of a 100% valuation allowance some of which were established in connection with purchase accounting and recorded as goodwill and some of which were established through charges to income tax expense:

	Ordinary Income Tax	Capital Gain Tax
Contract Buydown(a)	$97,500	$
Deemed sale of interest(b)			54,300
Capital Loss Carryforward(c)			(16,200)
Net Operating Loss Carryforwards(d)	(63,600)		(38,100)

Federal and state taxes payable	$33,900		$—

  (a)
  Estimated to be ESA payment of $231,308 multiplied by the expected effective tax rate of 42%.

  (b)
  Estimated to be proceeds from redemption of preferred units of $285,817 times the ownership percentage decrease of 44.8% (33.7% pre NCM, Inc. IPO to 18.6% post NCM, Inc. IPO) times the expected effective tax rate of 42%. The decrease in our ownership percentage of 44.8% reflects a decline of 15.1% from 33.7% to 18.6% divided by our original 33.7% ownership percentage.

  (c)
  Estimated to be available capital loss carryforwards of $40,411 multiplied by the expected effective tax rate of 40%. We have reduced goodwill by $15,000 for certain of those tax attributes that were recorded net of a 100% valuation allowance in connection with purchase accounting.

  (d)
  Estimated to be available net operating loss carryforwards of $254,244 multiplied by the expected effective tax rate of 40%. We have reduced goodwill by $18,500 for certain of those tax attributes that were recorded net of a 100% valuation allowance in connection with purchase accounting.

(8)
Reflects a lump sum payment pursuant to our existing Management Agreement. In connection with the Mergers, Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement (the "Management Fee Agreement"), on January 26, 2006, which replaced the December 23, 2004 fee agreement among Holdings, AMCE and the Marquee Sponsors. The Management Fee Agreement provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, for the twelve year duration of the agreement.

  In addition, the Management Fee Agreement provides for reimbursements by Holdings and AMCE to the Sponsors for their out-of-pocket expenses, and by AMCE to Holdings of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

  Upon the consummation of a change in control transaction or an IPO, the Sponsors will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. We estimate that our aggregate payment to the Sponsors would be $40.1 million had the offering occurred on December 28, 2006. We have computed the net present value of the management fee upon the consummation of an IPO using a discount rate of 4.72%.

(8a)
Reflects estimated professional and consulting expenses related to the IPO that we will incur on behalf of the selling stockholders.

(8b)
Reflects the reclassification between common stock and additional paid-in-capital of the $0.01 per share par value on 146,176,470 shares of common stock after giving effect to the Reclassification.

  Purchase Price Allocation—Merger Transactions

  The merger of Holdings and LCE Holdings is being treated as a purchase with Holdings as the accounting acquirer in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141 "Business Combinations." The following is a summary of the allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the merger of Holdings and LCE Holdings as of December 28, 2006. Our allocations of purchase price were based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, market prices of our indebtedness, bid prices from potential buyers and a valuation assessment prepared by a valuation specialist.

Amounts
(thousands of dollars)
Cash and cash equivalents	$142,512
Current assets	41,802
Property, net	726,993
Intangible assets, net	107,269
Goodwill	819,908
Other long term assets	73,902
Current liabilities	(180,918)
Corporate borrowings	(1,054,192)
Capital and financing lease obligations	(32,524)
Other long-term liabilities	(107,581)

Total estimated purchase price	$537,171

  Our allocation of purchase price consisted primarily of:

  (a)
  a write up of property, net of $29.3 million to reflect estimated fair value comprised of furniture, fixtures and equipment write ups of $14.7 million, real estate write ups of $11.1 million and leasehold improvement write ups of $3.5 million;

  (b)
  a write down of intangible assets, net of $40 million comprised principally of write downs of the Loews trademark/tradename of $83.1 million, write downs of the Cinemex tradename of $2.3 million, write downs of theatre management contracts of $0.4 million offset by write ups for advertising contracts of $29.4 million and favorable leases of $16.4 million;

  (c)
  a write down of other long-term assets of $28.2 million comprised of write downs of deferred charges on corporate borrowings of $28.2 million, a full valuation allowance on deferred tax assets in Mexican tax jurisdictions of $9.3 million, write downs of software and other long-term assets of $3.4 million offset by write ups of joint ventures of $12.7 million;

  (d)
  a write-up of current liabilities of $25.2 million which primarily reflects the expected costs under a plan to involuntarily terminate or relocate approximately 230 employees of Loews in connection with the Merger Transactions of $25.8 million offset by net write downs of $0.6 million for other current liabilities;

  (e)
  a net write up in corporate borrowings of $3.9 million to reflect the consent payment in respect of Loews' 9.0% senior subordinated notes due 2014;

  (f)
  a net write up of capital and financing lease obligations of $1.4 million as a result of remeasuring the capital lease obligations at Holdings' incremental borrowing rate and recording previously unrecorded financing lease obligations; and

  (g)
  a write up of long-term liabilities of $9.3 million comprised primarily of write ups for unfavorable leases of $20.6 million offset by a write off of deferred rent of $11.7 million and other net write ups of $0.4 million.

(9)
Reflects reclassifications to conform LCE Holdings' presentation to Holdings' presentation. LCE Holdings classified certain expense items within line items in its historical financial statements differently than Holdings. We have reclassified rent expense from "Cost of Operations" to "Rent," have reclassified theatre and other closure expense from "Cost of Operation" to "Theatre and Other Closure Expense," have reclassified depreciation and amortization from "Cost of Operations" to "Depreciation and Amortization," have reclassified merger and acquisition costs from "General and Administrative: Other" to "M&A Costs" and have reclassified management fees from "General and Administrative: Other" to "Management Fee" to conform LCE Holdings' historical presentation to Holdings' historical presentation.

(10)
Exclusion of revenues and expenses and disposition of assets and liabilities for theatres disposed of in connection with the approval of the Mergers by the U.S. Department of Justice:

	Holdings
	39 Weeks Ended December 28, 2006	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
Revenues	$(15,068)	$(50,705)	$(26,439)
Cost of Operations	(9,929)	(32,528)	(17,260)
Rent	(3,499)	(9,151)	(5,771)
Depreciation and amortization	—	(3,957)	(202)
(11)
Pro forma adjustments are made to the Unaudited Pro Forma Condensed Consolidated Statement of Operations for Loews purchase accounting to reflect the following:

	Holdings
	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006	Estimated Useful Life	Balance Sheet Classification
Depreciation and Amortization:
FF&E and leasehold improvements(a)	$(2,042)	$(205)	5 to 15 years	Property, net
Favorable leases	1,208	121	11 years	Intangibles, net
Advertising contract	4,142	414	6 years	Intangibles, net
Loews Trademark(b)	383	38	5 years	Intangibles, net
Goodwill	—	—	Indefinite	Goodwill

	$3,691	$368

Rent:
Unfavorable leases	$(1,810)	$(181)	9 years	Other long-term liabilities
Management Fee:
Amended and Restated Fee Agreement(c)	$(330)	$417

  The management fee will be terminated in connection with the offering (see Note 8).

  (a)
  We recorded net write ups of FF&E and leasehold improvements of $14.7 million and $3.5 million, respectively. The increase to the historical book values for Loews do not correspond to an increase in depreciation expense as estimated useful lives were also revised on an asset by asset basis.

  (b)
  The Loews trademark was adjusted to a fair value of $2,300,000 to be amortized over a five year estimated useful life as we currently intend to re-brand the Loews locations. Loews did not amortize the Loews trademark or the Cinemex trade name which they had determined were indefinite life assets. We have determined that the Cinemex trade name has an indefinite life as there are no plans to re-brand the theatres in Mexico.

  (c)
  The management fee adjustments were determined as the amount necessary to adjust to the new annual fee of $5.0 million.

(12)
Reflects change in interest expense for debt issued in connection with the Merger Transactions:

	Holdings
	39 Weeks Ended December 28, 2006	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
	(thousands of dollars)
Interest Expense:
Pro forma for debt issued in connection with the Mergers ($650.0 million term loan of new senior secured credit facility)	$34,380	$45,783	$45,783
Historical interest expense recorded term loan of new senior secured credit facility	(36,030)	(7,739)	(43,769)
Pro forma for debt issued in connection with the Mergers ($325.0 million 11% senior subordinated notes due 2016)	26,813	35,750	35,750
Historical interest expense senior subordinated debt	(26,588)	(6,356)	(32,944)

	$(1,425)	$67,438	$4,820

Amortization Expense:
Term loan of new senior secured credit facility	$—	$1,419	$142
New senior subordinated debt	—	768	76

	$—	$2,187	$218

  Amortization expense is determined using the capitalized costs of the newly issued debt over the term of the debt calculated on a straight line basis. We incurred $12.0 million of capitalized debt costs for the term loan of new senior secured credit facility which are amortized over 7 years and $9.3 million on the new senior subordinated debt which is amortized over 10 years.

  Interest rates above used in the computation of pro forma interest expense are subject to change. For the computation of the initial interest rate on the new senior secured term loan facility, we have utilized a one-month LIBOR rate, as of April 17, 2007, of 5.32%. Our pro forma interest expense is based on LIBOR plus 1.75% (as reflected in the March 13, 2007 amendment to our senior secured credit facility) and the rate we have used for pro forma interest expense is 7.07%. The term loan for the new senior secured credit facility required quarterly payments of principal of $1.625 million, which have been considered in the computation of the pro forma interest expense. In the event the interest rate on the new senior secured term loan facility notes increases or decreases by 0.125%, our annual earnings from continuing operations would decrease or increase by $812 thousand accordingly.

	LCE Holdings
	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
	(thousands of dollars)
Interest Expense:
$650.0 million 5.60% Term loan of existing Loews senior secured credit facility	$(30,896)	$(3,090)
Loews' $315.0 million 9.0% senior subordinated notes due 2014	(23,698)	(2,370)

	$(54,594)	$(5,460)

Amortization Expense:
Term loan of existing Loews senior secured facility	$(2,354)	(235)
Loews' 9.0% senior subordinated notes due 2014	(1,238)	(124)

	$(3,592)	$(359)

  Adjustments for amortization expense relate to the actual historical amounts recorded for the issuances that were paid.

(13)
Reflects the removal of Loews' share of the equity earnings of its South Korea joint venture, Megabox, as a result of the sale of its equity investment in that joint venture (these amounts are not expected to have continuing impact on a pro forma basis):

LCE Holdings
52 Weeks Ended March 30, 2006
(thousands of dollars)
Remove gain on sale from South Korean joint venture (Megabox)	$18,761
Remove equity in earnings from South Korean joint venture (Megabox)	4,119

$22,880

(14)
We have adjusted the historical income tax provision for Holdings which includes the effect of recording a 100% valuation allowance for its deferred tax assets in U.S. tax jurisdictions as a result of the Merger. The unusually large amount of provision from continuing operations in (a) below recorded during the fifty-two weeks ended March 30, 2006 and December 28, 2006 has been reversed as the charge is directly attributable to the Merger and is not expected to have a continuing impact. We have replaced this large amount of historical provision with the amount of current state and foreign tax provision that we had recorded in our provision for continuing operations for the fifty-two weeks ended March 30, 2006 and with the amount of federal, state and foreign tax provision it currently expects to incur for the fifty-two weeks ended December 28, 2006 in (b) and (c) below. The state and foreign taxes from continuing operations for the fifty-two weeks ended March 30, 2006 are included in Note 9—Income Taxes on page F-76. We note that the current foreign taxes in Note 9 are comprised of amounts from continuing operations of $306,000 which is a component of our pro forma adjustment for income tax provision from continuing operations and of amounts related to discontinued operations of $256,000 which is not a component of our pro forma adjustment for income tax provision from continuing operations. By making these adjustments, we have given pro forma effect to: (1) eliminate the one-time charge that does not have a continuing impact and was directly attributable to the Merger; (2) reflect the current federal, state and foreign taxes we expect to pay and (3) record a 100% valuation allowance for any deferred tax benefits generated by our current pre-tax losses from continuing operations (i.e., we have not reflected any pro forma tax benefit for the pro forma book losses).

	Holdings
	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
Holdings historical provision(a)	$(71,800)	$(92,700)
Current state tax and federal AMT provision(b)	1,230	4,993
Current foreign tax provision(c)	306	2,755

	$(70,264)	$(84,952)

  (a)
  The effective tax rate for the historical provision from continuing operations was (60.2)% and (79.2)% for the 52 weeks ended March 30, 2006 and December 28, 2006, respectively.

  (b)
  State taxes are computed on a jurisdiction by jurisdiction basis at enacted rates of approximately 7.50%. The Federal Alternative Minimum Tax is computed using a rate of 20.0%

  (c)
  We pay foreign taxes primarily in the Mexico tax jurisdiction. The income tax rate in Mexico is currently 28% and we are also subject to an asset tax, which is similar to an alternative minimum tax under Mexican Tax Law. The asset tax is calculated by applying 1.8% to our asset position, as defined in the law, and is payable to the extent it exceeds income taxes payable for the period.

(15)
Represents the change in circuit share payments from NCM pursuant to the exhibitor services agreements entered into in connection with the completion of the NCM, Inc. IPO. Under the terms of the prior contracts between NCM and its founding members, the circuit share payments were based on varying percentages of advertising revenue (65% to 68%). Under the modified exhibitor services agreements, the theatre access fee payments will initially be based on $0.07 per attendee and $800 per year per digital screen. The pro forma adjustment was computed on the basis of the pro forma levels of our attendance (146.0 million for the 52 weeks ended December 28, 2006, 142.5 million for the 52 weeks ended March 30, 2006 and 112.0 million for the thirty-nine weeks ended December 28, 2006 respectively) and average numbers of our digital screens (2,663 for the 52 weeks ended December 28, 2006, the 52 weeks ended March 30, 2006 and the thirty-nine weeks ended December 28, 2006).

  The following table identifies the components of the adjustments to revenues:

	Holdings
	39 Weeks Ended December 28, 2006	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
Revenues under old ESA	$(32,869)	$(41,560)	$(39,859)
Revenues under new ESA	9,435	12,107	12,354
Deferred revenue amortization (see Note 5)*	1,487	1,983	1,983

Total	$(21,947)	$(27,470)	$(25,522)

  *
  Deferred revenue is amortized under the units of revenue method. Under the units of revenue method, amortization for a period is calculated by computing a ratio of the proceeds received from the ESA modification payment to the total expected decrease in revenues due to entry into the new ESA over the 30 year term of the agreement and then applying that ratio to the current period's expected decrease in revenues due to entry into the new ESA. The following table illustrates how the amount of deferred revenue amortization was computed and determined (thousands of dollars):

	All Members	Holdings %	52 weeks Holdings		39 weeks Holdings
Proceeds from ESA Payment	$686,330	33.7%	$231,308
Total expected decrease in revenues 30 years	4,537,330

Ratio	15%
Expected decrease in revenues 1st year	$38,889

Deferred revenue amortization	$5,882	33.7%	$1,983	75%	$1,487

	Projected Amounts 30 years	Calendar 2007
New ESA Network Rental Fees
NCM Projected Attendance		574,100
Rate per attendee		$0.07

Revenue per attendee		$40,187
Number of digital screens		12,380
Rate per digital screen		$800

Revenue per screen		$9,904
Total revenue New ESA	$3,186,320	$50,091

Old ESA Network Rental Fees
NCM Projected Advertising Revenue		$296,600
Revenue share %		30%

Total revenue Old ESA	$7,723,650	$88,980

Total decrease in revenue (New minus Old)	$(4,537,330)	$(38,889)

(16)
Represents the pro forma effect of the incremental cost to us from the purchase of additional theatre advertising inventory, in accordance with the exhibitor services agreements entered into in connection with the completion of the NCM, Inc. IPO in order for us to fulfill our beverage concessionaire agreement on-screen advertising commitments. Inventory used to fulfill advertising commitments under our beverage concessionaire agreements had been retained by us under our prior contractual agreements with NCM, and will be made available to NCM under the exhibitor services agreement. This inventory will be sold to us at a 30 second CPM equivalent, as set forth in the exhibitor services agreements, for the 90 seconds used, and the pro forma adjustment is computed by multiplying our historical attendance by such CPM equivalent. The following table discloses the significant assumptions used to calculate and determine the amount of this pro forma adjustment (thousands of dollars):

	Holdings
	39 Weeks Ended December 28, 2006	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
Cost per thousand attendees for a 30 second interval	$26	$26	$26
Number of 30 second intervals (90 seconds)	3	3	3
Historical attendance	154,104	197,504	201,131

	$12,020	$15,405	$15,688

(17)
The sale of our investment in Yelmo has triggered discontinued operations classification for our previous sale of theatres in Spain and Portugal in our historical financial statements. We have removed losses related to our investment in Yelmo.

(18)
Reflects change in interest expense for redemption of Notes due 2011, Notes due 2012 and Notes due 2010:

	Holdings
	39 Weeks Ended December 28, 2006	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
	(thousands of dollars)
Cash interest expense on $212.8 million aggregate principal amount of 9 1/2% Notes due 2011	$(15,110)	$(20,161)	$(20,161)
Amortization of premium on Notes due 2011 (level yield to maturity from December 23, 2004, 8.9%)	682	842	901
Cash interest expense on $205.0 million aggregate principal amount of floating rate Notes due 2010 (Rates ranging from 7.0% to 9.5%)	(14,710)	(16,711)	(19,261)
Deferred charge amortization on floating rate Notes due 2010 ($7.4 million straight-line over 6 years)	(1,048)	(1,164)	(1,340)
Cash interest expense on $175.0 million aggregate principal amount of 9 7/8% Notes due 2012	(12,916)	(17,232)	(17,235)
Amortization of premium on Notes due 2012 (level yield to maturity from December 23, 2004, 8.3%)	1,320	1,651	1,745

  There were no deferred charges written off in connection with the redemption of the Notes due 2011 and the Notes due 2012 as the amounts were recorded at fair value on December 23, 2004 in connection with the merger of AMC Entertainment Inc. and Marquee Inc. The pro forma adjustments reflect the historical amounts recorded by us for each period.

(19)
Reflects the termination of the Amended and Restated Fee Agreement. The management fee will be terminated in connection with the offering (see Note 8).

(20)
Reflects the grant of restricted stock to Mr. Peter C. Brown as provided for in his employment agreement in the event of an initial public offering on or before December 31, 2007. The shares to be granted in the event of an initial public offering will have a value of $2,567,000 on the date of grant based on the initial public offering price and will vest in three equal installments on the first three anniversaries of the date of grant. The following table illustrates how the amount of stock compensation expense was computed and determined (thousands of dollars):

Value of restricted stock grant	$2,567
Ratio (Annual vesting of grant over 3 years)	33%

52 weeks of annual stock compensation expense	$856
Ratio	75%

39 weeks of stock compensation expense	$642

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

Marquee Holdings Inc.

        The following table sets forth certain of Holdings' selected historical financial and operating data. Holdings' selected financial data for the fiscal year ended March 30, 2006, the period from July 16, 2004 through March 31, 2005, the period from April 2, 2004 through December 23, 2004, for the three fiscal years ended April 1, 2004, April 3, 2003 and March 28, 2002, and for the unaudited thirty-nine week periods ended December 28, 2006 and December 29, 2005 have been derived from the consolidated financial statements for such periods either included elsewhere in this prospectus or not included herein.

        On December 23, 2004, AMC Entertainment completed the Marquee Transactions in which Holdings acquired AMC Entertainment through a merger of AMC Entertainment and Marquee. Marquee was formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with and into AMC Entertainment (the "Predecessor") with AMC Entertainment as the surviving entity (the "Successor"). The merger was treated as a purchase with Marquee being the "accounting acquiror" in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004, the closing date of the merger. The consolidated financial statements presented below are those of the accounting acquiror from its inception on July 16, 2004 through December 29, 2005, and those of its Predecessor, AMC Entertainment, for all prior periods through the closing date of the merger.

        The selected financial data presented herein should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Marquee Holdings Inc.," consolidated financial statements, including the notes thereto, and other historical financial information of Holdings, including the notes thereto, included elsewhere in this prospectus.

			Years Ended(1)(3)(7)
	Thirty-nine Week Periods
				From Inception July 16, 2004 through March 31, 2005(4)(8)
	39 Weeks Ended December 28, 2006	39 Weeks Ended December 29, 2005 (restated)*	52 Weeks Ended March 30, 2006(4)(5) (restated)*		April 2, 2004 through December 23, 2004(4)(8)	52 Weeks Ended April 1, 2004(4)	53 Weeks Ended April 3, 2003(4)	52 Weeks Ended March 28, 2002
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
	(in thousands, except per share and operating data)
Statement of Operations Data:
Revenues:
Admissions	$1,257,986	$799,860	$1,138,034	$297,310	$847,476	$1,139,108	$1,145,523	$835,516
Concessions	520,464	317,452	456,028	117,266	328,970	436,737	450,977	342,835
Other revenue	95,291	72,417	92,816	24,884	82,826	102,387	102,292	79,978

Total revenues	1,873,741	1,189,729	1,686,878	439,460	1,259,272	1,678,232	1,698,792	1,258,329

Costs and Expenses:
Film exhibition costs	651,202	428,452	595,353	152,747	452,727	605,898	625,772	451,733
Concession costs	60,871	34,346	50,581	12,801	37,880	46,868	50,065	37,822
Operating expense	469,977	312,193	451,522	115,590	324,427	442,974	471,028	357,934
Rent	334,416	229,037	329,878	80,776	223,734	288,321	277,945	214,705
General and administrative:
Merger and acquisition costs	9,363	2,926	12,523	22,286	42,732	5,508	1,128	—
Management fee	3,750	1,500	2,000	500	—	—	—	—
Other(9)	35,996	29,511	40,251	14,615	33,727	56,798	65,728	36,018
Pre-opening expense	6,827	4,251	6,607	39	1,292	3,865	2,934	3,843
Theatre and other closure expense	8,321	1,390	601	1,267	10,758	4,068	5,416	2,124
Restructuring charge(10)	—	3,935	3,980	4,926	—	—	—	—
Depreciation and amortization	192,687	108,478	164,047	43,931	86,052	115,296	119,835	92,920
Impairment of long-lived assets	—	—	11,974	—	—	16,272	14,564	—
Disposition of assets and other gains	(11,184)	(1,067)	(997)	(302)	(2,715)	(2,590)	(1,385)	(1,821)

Total costs and expenses	1,762,226	1,154,952	1,668,320	449,176	1,210,614	1,583,278	1,633,030	1,195,278

			Years Ended(1)(3)(7)
	Thirty-Nine Week Periods
				From Inception July 16, 2004 through March 31, 2005(4)(8)
	39 Weeks Ended December 28, 2006	39 Weeks Ended December 29, 2005 (restated)*	52 Weeks Ended March 30, 2006(4)(5) (restated)*		April 2, 2004 through December 23, 2004(4)(8)	52 Weeks Ended April 1, 2004(4)	53 Weeks Ended April 3, 2003(4)	52 Weeks Ended March 28, 2002
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)
	(in thousands, except per share and operating data)
Other expense (income)(6)	(9,401)	(11,966)	(9,818)	(6,778)	—	13,947	—	3,754
Interest expense:
Corporate borrowings	170,215	90,835	139,042	52,502	66,851	66,963	65,585	48,015
Capital and financing lease obligations	4,302	2,964	4,068	1,449	5,848	8,698	11,295	12,745
Investment (income)	(6,600)	2,062	4,398	(3,352)	(6,473)	(2,837)	(3,491)	(2,057)

Earnings (loss) from continuing operations before income taxes	(47,001)	(49,118)	(119,132)	(53,537)	(17,568)	8,183	(7,627)	594
Income tax provision (benefit)	700	(20,200)	71,800	(9,280)	14,760	10,400	9,400	2,300

Loss from continuing operations	(47,701)	(28,918)	(190,932)	(44,257)	(32,328)	(2,217)	(17,027)	(1,706)
Earnings (loss) from discontinued operations, net of income tax benefit(2)	2,399	(24,859)	(25,291)	(133)	(3,550)	(8,497)	(12,519)	(8,672)

Net loss	$(45,302)	$(53,777)	$(216,223)	$(44,390)	$(35,878)	$(10,714)	$(29,546)	$(10,378)

Preferred dividends	—	—	—	—	104,300	40,277	27,165	29,421

Net loss for shares of common stock	$(45,302)	$(53,777)	$(216,223)	$(44,390)	$(140,178)	$(50,991)	$(56,711)	$(39,799)

Basic and diluted loss per share of common stock(13):
Loss from continuing operations	$(37.20)	$(37.59)	$(222.50)	$(147.32)	$(3.69)	$(1.16)	$(1.12)	$(1.31)
Earnings (loss) from discontinued operations	1.87	(32.31)	(29.47)	(0.44)	(0.10)	(0.23)	(0.32)	(0.37)

Net loss per share	$(35.33)	$(69.90)	$(251.97)	$(147.76)	$(3.79)	$(1.39)	$(1.44)	$(1.68)

Average shares outstanding(13):
Basic and diluted	1,282.25	769.35	858.12	300.41	37,023	36,715	39,297	23,692

Balance Sheet Data (at period end):
Cash and equivalents	$470,448		$232,366	$72,945		$333,248	$244,412	$219,432
Corporate borrowings	2,449,898		2,455,686	1,344,531		686,431	668,661	596,540
Other long-term liabilities	408,840		417,335	354,240		182,467	177,555	120,770
Capital and financing lease obligations	50,664		68,130	65,470		61,281	59,101	57,056
Stockholder's equity (deficit)	993,730		1,042,642	722,038		280,604	279,719	255,415
Total assets	4,391,845		4,407,351	2,797,511		1,506,534	1,480,698	1,276,970
Other Data:
Net cash provided by (used in) operating activities(12)	$205,351	$91,500	$25,694	$(45,364)	$145,364	$163,939	$136,072	$97,685
Capital expenditures	(100,836)	(77,336)	(117,688)	(18,622)	(66,155)	(95,011)	(100,932)	(82,762)
Proceeds from sale/leasebacks	—	6,661	35,010	50,910	—	63,911	43,665	7,486
Operating Data (at period end):
Screen additions	128	92	137	—	44	114	95	146
Screen acquisitions	32	—	2,117	3,728	—	48	809	68
Screen dispositions	649	116	150	14	28	142	111	86
Average screens—continuing operations(11)	5,111	3,350	3,661	3,355	3,350	3,309	3,324	2,634
Number of screens operated	5,340	3,690	5,829	3,714	3,728	3,712	3,692	2,899
Number of theatres operated	382	244	428	247	249	250	257	181
Screens per theatre	14.0	15.1	13.6	15.0	15.0	14.8	14.4	16.0
Attendance (in thousands)—continuing operations(11)	184,207	115,662	165,831	44,278	126,450	176,162	187,030	148,476

*
We restated our financial statements for management-purchased shares and stock option awards. See Note 1 to our consolidated financial statements included elsewhere in this prospectus for further discussion.

(1)
There were no cash dividends declared on common stock during the last five fiscal years.

(2)
Fiscal 2004, 2003, and 2002 include losses from discontinued operations related to a theatre in Sweden that was sold during fiscal 2004. Fiscal 2006, 2005, 2004, 2003 and 2002 includes losses from discontinued operations related to five theatres in Japan that were sold during fiscal 2006 and five theatres in Iberia that were sold during fiscal 2007. During the 39 weeks ended December 28, 2006, the Successor includes income from discontinued operations of $2,399 (net of income tax benefit of $0). During the 39 weeks ended December 29, 2005, the Successor includes a loss from discontinued operations of $24,859 (net of income tax provision of $20,400). During fiscal 2006 the Successor includes a loss from discontinued operations of $25,291 (net of income tax provision of $20,400). During fiscal 2005 the Successor includes a loss from discontinued operations of $133 (net of income tax provision of $80) and the Predecessor includes a loss from discontinued operations of $3,550 (net of income tax provision of $240). Fiscal 2004 includes an $8,497 loss from discontinued operations (net of income tax benefit of $2,000), fiscal 2003 includes a $12,519 loss from discontinued operations including a charge for impairment of long-lived assets of $4,999 (net of income tax benefit of $100), and fiscal 2002 includes a $8,672 loss from discontinued operations including a charge for impairment of long-lived assets of $4,668 (net of income tax benefit of $3,200).

(3)
Fiscal 2003 includes 53 weeks. All other years have 52 weeks.

(4)
We acquired Gulf States Theatres on March 15, 2002 and GC Companies, Inc. on March 29, 2002, which significantly increased our size. In the Gulf States Theatres acquisition, we acquired 5 theatres with 68 screens in the New Orleans area. In the GC Companies acquisition, we acquired 66 theatres with 621 screens throughout the United States. Accordingly, results of operations for the Successor periods ended March 30, 2006 and March 31, 2005 and Predecessor periods ended December 23, 2004, April 1, 2004 and April 3, 2003 are not comparable to our results for fiscal 2002.

(5)
We acquired Loews Cineplex Entertainment Corporation on January 26, 2006, which significantly increased our size. In the Loews acquisition we acquired 112 theatres with 1,308 screens throughout the United States that we consolidate and 40 theatres with 443 screens in Mexico that we consolidate. Accordingly, results of operations for the Successor period ended March 30, 2006 are not comparable to our results for the prior fiscal years.

(6)
During the 39 weeks ended December 28, 2006, other expense (income) is composed of $9,401 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote and $0 of expense related to the remeasurement of liability-classified shares of common stock. During the 39 weeks ended December 29, 2005, other expense (income) is composed of $7,312 of income related to the derecognition of stored value (and liabilities where management believes future redemption to be remote. During fiscal 2006, other expense (income) is composed of $8,699 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote, insurance recoveries of $3,032 for property losses related to Hurricane Katrina, net of disposition losses of $346, $1,968 of business interruption insurance recoveries related to Hurricane Katrina, the write-off of deferred financing cost of $1,097 related to our senior secured credit facility in connection with our issuance of the new senior secured credit facility and $2,438 of fees related to an unused bridge facility in connection with the Mergers and related financing transactions. During fiscal 2005, other expense (income) is composed of $6,745 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote and $33 of gain recognized on the redemption of $1,663 of our 9 1/2% senior subordinated notes due 2011. During fiscal 2004, other expense (income) is composed of losses recognized on the redemption of $200,000 of our 9 1/2% senior subordinated notes due 2009 and $83,400 of our 9 1/2% senior subordinated notes due 2011. During fiscal 2002, other expense (income) is comprised of transaction expenses incurred in connection with the issuance of Preferred Stock.

(7)
As a result of the merger with Marquee, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMC Entertainment, as of December 23, 2004. Because of the application of purchase accounting, Successor and Predecessor periods are not prepared on comparable bases of accounting.

(8)
In connection with the merger with Marquee, Marquee was formed on July 16, 2004, and issued debt and held the related proceeds from issuance of debt in escrow until consummation of the merger. The Predecessor consolidated this merger entity in accordance with FIN 46(R). As a result, both the Predecessor and Successor have recorded interest expense of $12,811, interest income of $2,225 and income tax benefit of $4,500 related to Marquee.

(9)
Includes stock-based compensation of $6,216 and $2,705 for the 39 weeks ended December 28, 2006 and December 29, 2005, respectively. Includes stock-based compensation of $3,433 for the 52 week periods ended March 30, 2006 (Successor), and includes stock based compensation of $1,201, $0, $8,727, $2,011 and $442 during fiscal 2005 Successor, fiscal 2005 Predecessor, fiscal 2004, 2003 and 2002, respectively.

(10)
Restructuring charges related to one-time termination benefits and other cost related to the displacement of approximately 200 associates in connection with an organizational restructuring, which was completed to create a simplified organizational structure, and contribution of assets by NCN to NCM. This organizational restructuring was substantially completed as of March 30, 2006.

(11)
Includes consolidated theatres only.

(12)
Cash flows provided by operating activities for the 52 weeks ended March 30, 2006 do not include $142,512 of cash acquired in the Mergers which is included in cash flows from investing activities.

(13)
Historical loss per share data and average shares outstanding set forth above and in our consolidated financial statements, including the notes thereto, included elsewhere in this prospectus does not give effect to the Reclassification. After giving pro forma effect to the Reclassification, the Successor would have had a net loss per share of $(0.31), $(0.61) and $(2.21) for the 39 weeks ended December 28, 2006, the 39 weeks ended December 29, 2005 and the 52 weeks ended March 30, 2006.

LCE Holdings, Inc.

        The following table sets forth LCE Holdings' selected historical and operating data. The selected financial data presented for the year ended February 28, 2002, the one month ended March 31, 2002, the nine months ended December 31, 2002, the year ended December 31, 2003, the seven months ended July 31, 2004, the five months ended December 31, 2004 and the year ended December 31, 2005 are derived from LCE Holdings' audited combined consolidated financial statements included elsewhere in this prospectus or, with respect to the year ended February 28, 2002, included in Loews' Annual Report on Form 10-K for the year ended February 28, 2002, filed with the SEC. LCE Holdings' financial statements include the assets, liabilities and results of operations of Cinemex on a combined basis for the period June 19, 2002 (the date Cinemex became an entity under common control) through July 31, 2004 and on a fully consolidated basis beginning August 1, 2004. LCE Holdings has reflected the financial position and results of its former Canadian operations as discontinued operations for all periods from April 1, 2002 to July 31, 2004, as those operations were sold to affiliates of its former investors.

        During the period from February 15, 2001 through March 21, 2002, LCE Holdings' operated under the protection of Chapter 11 of the U.S. Bankruptcy Code. For accounting purposes, it has accounted for the reorganization as of March 31, 2002. Accordingly, LCE Holdings' historical financial information for all periods through March 31, 2002 reflects the financial results of operations of its Pre-Bankruptcy Predecessor Company (prior to reorganization), and its historical financial information for the period April 1, 2002 through July 31, 2004 reflects that of its Predecessor Company (post-reorganization, pre-Loews Transactions). LCE Holdings' results of operations during the reorganization period were significantly affected by its bankruptcy proceedings and are therefore not comparable in all respects with the results of other periods presented.

        On July 30, 2004, LCE Holdings, a company formed by Bain Capital Partners LLC, The Carlyle Group and Spectrum Equity Investors, acquired 100% of the capital stock of Loews and, indirectly, Cinemex. For accounting purposes and consistent with its reporting periods, LCE Holdings has used July 31, 2004 as the effective date of those transactions. Based on this event, Loews has reported its operating results and financial position for all periods presented from April 1, 2002 through July 31, 2004 as those of the Predecessor Company and for all periods from and after August 1, 2004 as those of the Successor Company. The Predecessor Company periods and the Successor Company periods have different bases of accounting and are therefore not comparable.

        The selected financial data presented herein should be read in conjunction with "LCE Holdings' Management's Discussion and Analysis of Financial Condition and Results of Operations," consolidated financial statements, including the notes thereto, and other historical financial information of Loews, including the notes thereto, included elsewhere in this prospectus.

			Predecessor
	Successor						Pre-Bankruptcy
			Period January 1, to July 31, 2004
	Year ended December 31, 2005	Period August 1, to December 31, 2004			Year ended December 31, 2003	Period April 1, to December 31, 2002(b)	March 1 to March 31, 2002		Year ended February 28, 2002
	(thousands of dollars, except operating data)
Statement of Operations Data:
Revenues
Box office	$580,978	$237,545		$384,814	$628,643	$475,505		$52,514	$600,725
Concessions	244,625	94,884		156,646	253,406	192,353		20,869	224,289
Other	49,113	23,609		25,820	46,189	36,657		2,158	31,139

Total operating revenues	874,716	356,038		567,280	928,238	704,515		75,541	856,153

Expenses
Theatre operations and other expenses	649,290	264,608		404,674	681,493	517,017		55,187	652,944
Cost of concessions	36,648	13,948		23,365	35,460	27,574		2,609	35,080
General and administrative	53,771	20,934		43,334	60,099	55,942		3,906	42,186
Depreciation and amortization	114,063	45,771		49,623	80,940	50,746		6,010	108,823
Restructuring charges(1)	—	—		—	—	—		1,445	9,549
(Gain)/Loss on sale/disposal of theatres(1)	834	1,430		(3,734)	(4,508)	733		—	33,810

Total operating expense	854,606	346,691		517,262	853,484	652,012		69,157	882,392

Income/(loss) from operations	20,110	9,347		50,018	74,754	52,503		6,384	(26,239)
Interest expense, net	80,668	36,005		16,663	35,262	30,613		3,914	60,866
Loss on early extinguishment of debt	—	882		6,856	—	—		—	—
Equity (income)/loss in long-term investments(2)	(23,134)	(1,438)		(933)	1,485	(1,499)		(85)	1,748
Reorganization costs(1)	—	—		—	—	—		2,573	96,497

Income/(loss) before income taxes, extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(37,424)	(26,102)		27,432	38,007	23,389		(18)	(185,350)
Income tax expense/(benefit)	7,548	(3,244)		12,886	15,339	8,033		199	2,550

Income/(loss) before extraordinary gain, cumulative effect of change in accounting principle and discontinued operations	(44,972)	(22,858)		14,546	22,668	15,356		(217)	(187,900)
Discontinued operations, net of tax(3)	—	—		7,417	56,183	10,846		—	—
Extraordinary gain, net of tax(4)	—	—		—	—	—		474,290	—
Cumulative effect of change in accounting principle, net of tax(5)	—	—		—	—	4,000		—	—

Net income/(loss)	$(44,972)	$(22,858)		$21,963	$78,851	$30,202		$474,073	$(187,900)

Balance Sheet Data (at period end):
Cash and equivalents	$145,324	$71,015	$		$139,425	$95,643	$		$61,168
Corporate borrowings	1,044,264	1,037,907			429,865	610,084			753,882
Other long-term liabilities(7)	104,553	113,290			247,221	62,392			638,817
Capital and financing lease obligations	29,351	28,033			22,249	23,126			23,709
Stockholders' equity/(deficit)	364,839	405,390			683,384	606,341			(15,547)
Total assets	$1,713,140	1,751,958			1,597,319	1,517,374			1,579,719
Other Data:
Net cash provided by (used in) operating activities(6)	67,441	38,097		75,226	88,959	64,347		(46,747)	60,631
Capital Expenditures	$(67,326)	$(17,205)		$(36,638)	$(40,895)	$(31,478)		$(1,512)	$(55,888)
Proceeds from sale/leasebacks	—	—		—	—	—		—	—

Operating Data (at period end):
Screen additions	67	51	12	59	118	20	148
Screen acquisitions	—	—	12	—	349	—	—
Screen dispositions	62	26	50	48	72	11	263
Average screens—continuing operations(8)	1,806	1,798	1,806	1,834	1,908	1,988	2,081
Number of screens operated	2,169	2,218	2,193	2,219	2,208	2,457	2,448
Number of theatres operated	191	201	200	207	211	261	262
Screens per theatre	11.4	11.0	11.0	10.7	10.5	9.4	9.3
Attendance (in thousands)—continuing operations(8)	94,953	39,850	65,967	106,797	80,711	8,846	99,251

(1)
See the notes to Loews' combined consolidated financial statements with respect to its bankruptcy and financial reporting in accordance with Statement of Financial Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," and its restructuring charges, (gain)/loss on sale/disposal of theatres and reorganization costs, which are included in Loews' Annual Report on Form 10-K for the year ended February 28, 2002, filed with the SEC.

(2)
Includes the financial results of Loeks-Star Partners for all periods prior to April 2, 2002 under the equity method of accounting based on Loews' 50% interest in the partnership and on a consolidated basis for all periods from April 2, 2002, the date Loeks-Star Partners became an entity under common control. Also includes the financial results of Magic Johnson Theatres for all periods prior to April 1, 2002 under the equity method of accounting based on Loews' 50% interest in the partnership and on a consolidated basis from April 1, 2002, as a result of its adoption of FIN 46(R).

(3)
The balances reported for discontinued operations for the nine months ended December 31, 2002, the year ended December 31, 2003 and the seven months ended July 31, 2004 represent the net operating results of Loews' Canadian operations, which management decided to sell during 2004 and was sold to its former investors as part of the Loews Transactions.

(4)
Represents the extraordinary gain, net of tax, resulting from the extinguishment of liabilities subject to compromise in connection with Loews' reorganization.

(5)
Represents a one-time charge for the nine months ended December 31, 2002 to reflect the adoption of FASB Interpretation No. 46(R), "Consolidation of Variable Interest Entities, an interpretation of ARB No. 51."

(6)
Cash provided by/(used in) operating activities includes the payment of restructuring charges, bankruptcy claims and reorganization costs, as follows (in thousands):

	Successor		Predecessor			Pre-Bankruptcy
	Year ended December 31, 2005	Period August 1, to December 31, 2004	Period January 1, to July 31, 2004	Year ended December 31, 2003	Period April 1, to December 31, 2002(b)	March 1 to March 31, 2002	Year ended February 28, 2002
Restructuring charges paid during the period)	$—	$17	$13	$3,065	$9,817	$32	$1,549
Payment of bankruptcy claims	—	—	—	—	—	45,000	—
Reorganization claims paid during the period	—	352	522	3,210	20,278	6,009	21,913

Total	$—	$369	$535	$6,275	$30,095	$51,041	$23,462

(7)
Includes liabilities subject to compromise of $540,933 as of February 28, 2002.

(8)
Includes consolidated theatres only.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OF MARQUEE HOLDINGS INC.

        Holdings ("Successor") is a corporation owned by the Sponsors which completed a merger on December 23, 2004 in which AMCE was acquired by Holdings. Marquee is a company formed on July 16, 2004 and was wholly owned by Holdings. On December 23, 2004, pursuant to a merger agreement, Marquee merged with AMCE (the "Predecessor"). Upon the consummation of the merger between Marquee and AMCE on December 23, 2004, Marquee was renamed as AMCE, which is the legal name of the surviving entity. The merger was treated as a purchase with Marquee being the "accounting acquiror" in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations." As a result, Marquee applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, AMCE, as of December 23, 2004, the merger date. The consolidated financial statements presented herein and discussed below are those of the accounting acquiror from its inception on July 16, 2004 through March 30, 2006, and those of its Predecessor, AMCE, for all prior periods through the merger date. Holdings has no material assets or operations of its own. The following discussion relates to the audited financial statements of Holdings, included elsewhere in this prospectus. This discussion contains forward-looking statements. Please see "Special Notes Regarding Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements

Overview

        We are one of the world's leading theatrical exhibition companies. As of December 28, 2006, we owned, operated or had interests in 382 theatres and 5,340 screens with 87%, or 4,637 of our screens in the U.S. and Canada, and 13%, or 703 of our screens in Mexico, Argentina, Brazil, Chile, Uruguay, China (Hong Kong), France and the United Kingdom.

        Our principal directly owned subsidiaries are AMC Entertainment Inc., American Multi-Cinema, Inc. ("AMC"), Grupo Cinemex, S.A. de C.V. ("Cinemex") and AMC Entertainment International, Inc. ("AMCEI"). We conduct our U.S. and Canada theatrical exhibition business through AMC and its subsidiaries and AMCEI and its subsidiaries. We are operating theatres outside the United States primarily through Cinemex and AMCEI and its subsidiaries.

        On March 29, 2005, AMC Entertainment, along with Regal Entertainment Group ("Regal"), combined our respective cinema screen advertising businesses into a new joint venture company called National CineMedia, LLC ("NCM"). The new company engages in the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content. We record our share of on-screen advertising revenues generated by our advertising subsidiary, National Cinema Network, Inc. ("NCN") and NCM in other theatre revenues. We contributed fixed assets and exhibitor agreements of our cinema screen advertising subsidiary NCN to NCM. We also included goodwill (recorded in connection with the merger with Marquee) in the cost assigned to our investment in NCM. Additionally, we paid termination benefits related to the displacement of certain NCN associates. In consideration of the NCN contributions described above NCM issued a 37% interest in its Class A units to NCN. Since that date, our interest in NCM has declined to 29% due to the entry of new investors. On February 13, 2007, NCM, Inc., a newly-formed entity that serves as the sole manager of NCM, announced the pricing of its initial public offering of 42,000,000 shares of common stock at a price of $21.00 per share. Subsequent to the NCM, Inc. IPO, we hold a 18.6% interest in NCM. See "Prospectus Summary—Recent Developments."

        On June 20, 2005, Holdings entered into a merger agreement with LCE Holdings, the parent of Loews, pursuant to which LCE Holdings merged with and into Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMC Entertainment, with AMC Entertainment continuing after the Mergers. The transactions closed on January 26, 2006. Upon completion of the Mergers, JPMP, Apollo, JPMP's and Apollo's co-investors, Bain, Carlyle, Spectrum and management held 100% of Holdings' outstanding capital stock.

        In conjunction with the Mergers, we entered into a final judgment with the Antitrust Division of the United States Department of Justice and judgments and consent decrees with various States. These judgments and decrees require us to hold separate and divest ourselves of certain theatres. We sold six of these theatres during the 39 weeks ended December 28, 2006 for an aggregate sales price of $64.2 million, exchanged two of these theatres with another theatrical exhibitor for two theatres from that exhibitor in different markets, retained one of the theatres pursuant to an agreement reached with the California Attorney General and will close one remaining theatre during the third quarter of fiscal 2007.

        In connection with the Mergers, on January 26, 2006, we entered into the following financing transactions:

  •
  the issuance of $325.0 million in aggregate principal amount of 11% senior subordinated notes due 2016 (the "Notes due 2016");

  •
  a new senior secured credit facility with Citicorp North America, Inc., Banco Nacional De Mexico, S.A., Integrante del Grupo Financiero Banamex and the lenders named therein, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility (the "New Credit Facility");

  •
  the termination of AMC Entertainment's March 25, 2004 senior secured credit facility, under which no amounts were outstanding;

  •
  the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder (the "Loews Facility"); and

  •
  the completion of a tender offer and consent solicitation for all $315.0 million aggregate principal amount of Loews' outstanding 9.0% senior subordinated notes due 2014.

        The proceeds of the financing transactions were used to repay amounts outstanding under the Loews Facility, to fund the tender offer, to pay related fees and expenses, and to pay fees and expenses related to the Mergers.

        In connection with the Mergers, we acquired Loews on January 26, 2006, which significantly increased our size. In the Mergers, we acquired 112 theatres with 1,308 screens in the United States (including in our U.S. and Canada operating segment) and 40 theatres with 443 screens in Mexico (included in our International operating segment) that are included in our consolidated results of operations from January 26, 2006. Accordingly, results of operations for the fifty-two weeks ended March 30, 2006, which include nine weeks of operations of the businesses we acquired, are not comparable to our results for the fifty-two weeks ended March 31, 2005 and the results of operations for the thirty-nine weeks ended December 28, 2006, which include thirty-nine weeks of operations of the business we acquired, are not comparable to our results for the thirty-nine weeks ended December 29, 2005. For additional information about the Mergers, see "Prospectus Summary—The Merger Transactions."

        On June 30, 2005, we sold one of our wholly-owned subsidiaries Japan AMC Theatres Inc., including four of our five theatres in Japan. We sold our remaining Japan theatre on September 1, 2005. The operations and cash flows of the Japan theatres have been eliminated from our ongoing operations as a result of the disposal transactions. We do not have any significant continuing involvement in the operations of the Japan theatres. The results of operations of the Japan theatres have been classified as discontinued operations, and information presented for all periods reflects the new classification. The operations of the Japan theatres were previously reported in our International theatrical exhibition operating segment.

        We disposed of our only theatre in Hong Kong on January 5, 2006 and entered into a license agreement with the purchaser for continued use of our trademark. These operations did not meet the criteria for reporting as discontinued operations.

        In May 2006, AMCEI and its subsidiary AMC Entertainment International Limited sold its interests in AMC Entertainment España S.A., which owned and operated 4 theatres with 86 screens in Spain, and Actividades Multi-Cinemas E Espectáculos, LDA, which owned and operated 1 theatre with 20 screens in Portugal. These operations have been classified as discontinued operations as a result of our disposition of Yelmo Cineplex, S.L., or Yelmo, in December 2006 as we no longer have continuing involvement in the region.

        In December 2006 we disposed of our equity method investment in Yelmo, which owned and operated 27 theaters with 310 screens in Spain on the date of sale.

        During the thirty-nine weeks ended December 28, 2006, we sold four wholly-owned theatres in Spain with 86 screens, sold one theatre in Portugal with 20 screens, disposed of eight theatres with 100 screens in the U.S. and closed one theatre with six screens as required by and in connection with the approval of the Mergers discussed below, closed 13 theatres with 101 screens in the U.S., closed one managed theatre with six screens in the U.S., opened six new theatres with 95 screens in the U.S., acquired two theatres, with 32 screens in the U.S., added six screens to an existing theatre in the U.S., opened two new theatres with 21 screens in Mexico, closed four screens on an existing theatre in Hong Kong, opened one theatre with six screens in Hong Kong, disposed of 28 theatres with 318 screens with our joint-venture in Spain and disposed of one theatre in Argentina with eight screens resulting in a circuit total of 382 theatres and 5,340 screens. As of December 28, 2006, we owned, operated or had interests in 382 theatres and 5,340 screens with 87%, or 4,637 of our screens in the U.S. and Canada, and 13%, or 703 of our screens in Mexico, Argentina, Brazil, Chile, Uruguay, China (Hong Kong), France and the United Kingdom.

        For financial reporting purposes we have three segments, (1) U.S. and Canada theatrical exhibition (formerly, North American theatrical exhibition), (2) International theatrical exhibition and (3) Other, with the most significant activity in "Other" related to on-screen advertising.

        Our U.S. and Canada and International theatrical exhibition revenues are generated primarily from box office admissions and theatre concession sales. The balance of our revenues are generated from ancillary sources, including on-screen advertising, rental of theatre auditoriums, fees and other revenues generated from the sale of gift certificates and theatre tickets and arcade games located in theatre lobbies.

        Box office admissions are our largest source of revenue. We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. Film exhibition costs are accrued based on the applicable admissions revenues and estimates of the final settlement pursuant to our film licenses. Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts. The settlement process allows for negotiation based upon how a film actually performs.

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

        Our revenues are dependent upon the timing and popularity of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business can be seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

        During fiscal 2006, films licensed from our ten largest distributors based on revenues accounted for approximately 88% of our U.S. and Canada admissions revenues. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year.

        During the period from 1990 to 2005, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 535 in 2005, according to Motion Picture Association 2005 MPA Market Statistics.

        We continually upgrade the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. We believe our introduction of the megaplex concept to North America in 1995 has led to the current industry replacement cycle, which has accelerated the obsolescence of older, smaller theatres by setting new standards for moviegoers. From 1995 through March 30, 2006, AMC Entertainment and Loews added 191 theatres with 3,475 new screens, acquired 431 theatres with 3,007 screens and disposed of 666 theatres with 4,018 screens. As of December 28, 2006, approximately 72% of our screens in the U.S. and Canada were located in megaplex theatres.

Stock-Based Compensation

        We account for stock-based employee compensation arrangements in accordance with the provisions of SFAS No. 123(R), "Shared-Based Payment (Revised)"and Staff Accounting Bulletin No 107 "Share Based Payments". Under SFAS 123(R), compensation cost is calculated on the date of the grant and then amortized over the vesting period. The fair value of each stock option was estimated on the grant date using the Black-Scholes option pricing model using the following assumptions: common stock value on the grant date, risk-free interest rate, expected term, expected volatility, and dividend yield. Option awards which require classification as a liability under FAS 123R are revalued at each subsequent reporting date using the Black-Scholes model. The option numbers and per share value numbers described in this section do not give effect to the Reclassification.

        We granted 38,876 options on December 23, 2004 and 600 options on January 26, 2006 to employees to acquire our common stock. The fair value of these options on their respective grant dates was $22,373,000 and $138,000. All of these options are equity classified except for 8,184 options granted on December 23, 2004.

        The common stock value used to estimate the fair value of each option on the December 23, 2004 grant date was based upon a contemporaneous third party arms-length transaction on December 23, 2004 in which we sold 769,350 shares of our common stock for $1,000 per share to unrelated parties. Accordingly, because we had contemporaneous objective evidence of the fair value of our common stock on December 23, 2004, we did not obtain a contemporaneous valuation by an unrelated valuation specialist.

        For the 8,184 option awards classified as liabilities, the Company revalued the options at each period end following the grant date using the Black-Scholes model. As discussed in Note 8 to our financial statements for the period ended December 28, 2006, the Company reported a liability for these options of $3,673,000. In valuing this liability, the Company used a fair value of common stock of $1,949.70 per share which was based upon a contemporaneous valuation by an unrelated valuation specialist.

        Our Chairman of the Board, President and Chief Executive Officer, Peter C. Brown's employment agreement provides that in the event of an initial public offering on or before December 31, 2007, within 15 days after such initial public offering, he shall receive a grant of restricted stock or restricted stock units having a value of $2,567,000 on the date of grant based on the initial public offering price.

This grant is intended to act as an inducement for Mr. Brown to enter into his amended and restated employment agreement, whereby the term of his employment is shorter than in his previous employment agreement and he is subject to certain restrictive covenants that did not exist in his previous employment agreement. Such grant shall vest in three equal annual installments on the first three anniversaries of the grant date. We expect to incur annual stock-based compensation expense of $856,000 related to these awards for three years from the date of grant.

Critical Accounting Estimates

        The accounting estimates identified below are critical to our business operations and the understanding of our results of operations. The impact of, and any associated risks related to, these estimates on our business operations are discussed throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations where such estimates affect our reported and expected financial results. For a detailed discussion on the application of these estimates and other accounting policies, see the notes to Holdings' consolidated financial statements included elsewhere in this prospectus. The methods and judgments we use in applying our accounting estimates have a significant impact on the results we report in our financial statements. Some of our accounting estimates require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our most critical accounting estimates include the assessment of recoverability of long-lived assets, including intangibles, which impacts impairment of long-lived assets when we impair assets or accelerate their depreciation; recoverability of goodwill, which creates the potential for write-offs of goodwill; recognition and measurement of current and deferred income tax assets and liabilities, which impacts our tax provision; recognition and measurement of our remaining lease obligations to landlords on our closed theatres and other vacant space, which impacts theatre and other closure expense; estimation of self-insurance reserves which impacts theatre operating and general and administrative expenses; recognition and measurement of net periodic benefit costs for our pension and other defined benefit programs, which impacts general and administrative expense; estimation of film settlement terms and measurement of film rental fees which impacts film exhibition costs and estimation of the fair value of assets acquired, liabilities assumed and consideration paid for acquisitions, which impacts the measurement of assets acquired (including goodwill) and liabilities assumed in a business combination. Below, we discuss these areas further, as well as the estimates and judgments involved.

        Impairments.    We review long-lived assets, including intangibles and investments in unconsolidated subsidiaries accounted for under the equity method, for impairment as part of our annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. We review internal management reports on a quarterly basis as well as monitor current and potential future competition in the markets where we operate for indicators of triggering events or circumstances that indicate impairment of individual theatre assets. We evaluate theatres using historical and projected data of theatre level cash flow as our primary indicator of potential impairment and consider the seasonality of our business when evaluating theatres for impairment. Because Christmas and New Years holiday results comprise a significant portion of our operating cash flow, the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of our impairment analysis. As a result of these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which we believe is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date or the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period and is often less than the remaining lease period when we do not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. The fair value of furniture, fixtures and equipment has been determined using similar asset sales and in some instances the assistance of third party valuation studies. The discount rate used in determining the present value of the estimated future cash flows was 20% and was based on management's expected return on assets during fiscal 2006, 2005 and 2004. There is considerable management judgment necessary to determine the future cash flows, fair value and the expected operating period of a theatre, and, accordingly, actual results could vary significantly from such estimates. We have recorded impairments of long-lived assets of $12.0 million, $0 and $16.3 million during fiscal 2006, 2005 and 2004, respectively.

        Goodwill.    Our recorded goodwill was $2,018.3 million and $2,089.7 million as of March 30, 2006 and December 28, 2006, respectively. We evaluate goodwill for impairment annually as of the end of the fourth fiscal quarter and any time an event occurs or circumstances change that reduce the fair value for a reporting unit below its carrying amount. Goodwill is recorded in our U.S. and Canada theatrical exhibition operating segment, in Cinemex and in our Spain and Portugal theatres, which are also our reporting units for purposes of evaluating our recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value we are required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. We determine fair value by using an enterprise valuation methodology determined by applying multiples to cash flow estimates less net indebtedness which we believe is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples to be used in determining fair value.

        Income taxes.    In determining income for financial statement purposes, we must make certain estimates and judgments. These estimates and judgments occur in the calculation of certain tax liabilities and in the determination of the recoverability of certain of the deferred tax assets, which arise from temporary differences between the tax and financial statement recognition of revenue and expense as well as operating loss and tax credit carryforwards. We must assess the likelihood that we will be able to recover our deferred tax assets in each domestic and foreign tax jurisdiction in which we operate. If recovery is not more likely than not, we must record a valuation allowance for the deferred tax assets that we estimate are more likely than not unrealizable. Valuation allowances recorded against our net deferred tax assets in U.S. tax jurisdictions during fiscal 2006 increased our provision for income taxes by approximately $116 million. As of December 28, 2006, we had recorded approximately $0 million of net deferred tax assets (net of valuation allowances of approximately $450.5 million) related to the estimated future tax benefits of temporary differences between the tax bases of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, as well as operating loss and tax credit carryforwards. The recoverability of these deferred income tax assets is dependent upon our ability to generate future taxable income in the relevant taxing jurisdictions. Projections of future taxable income require considerable management judgment about future attendance levels, revenues and expenses.

        Theatre and Other Closure Expense.    Theatre and other closure expense is primarily related to payments made or expected to be made to landlords to terminate leases on certain of our closed theatres, other vacant space and theatres where development has been discontinued. Theatre and other closure expense is recognized at the time the theatre closes, space becomes vacant or development is discontinued. Expected payments to landlords are based on actual or discounted contractual amounts. We estimate theatre closure expense based on contractual lease terms and our estimates of taxes and utilities. The discount rate we use to estimate theatre and other closure expense is based on estimates of our borrowing costs at the time of closing. Prior to the merger with Marquee our discount rates ranged from 6.6% to 21.0%. As a result of the merger with Marquee, we have remeasured our liability for theatre closure at a rate of 7.55%, our estimated borrowing cost on the date of this merger. We have recorded theatre and other closure expense of $8.3 million and $1.4 million during the thirty-nine weeks ended December 28, 2006 and December 29, 2005, respectively. We have recorded theatre and other closure expense of $0.6 million and $1.3 million during the Successor periods ended March 30, 2006 and March 31, 2005 and $10.7 million and $4.1 million during the Predecessor periods ended December 23, 2004 and April 1, 2004, respectively. Accretion expense for Predecessor exit activities initiated after December 31, 2002, and all accretion expense for Successor exit activities is included as a component of theatre and other closure expense.

        Casualty Insurance.    We are self-insured for general liability up to $500,000 per occurrence and carry a $400,000 deductible limit per occurrence for workers compensation claims. We utilize actuarial projections of our estimated ultimate losses that we will be responsible for paying and as a result there is considerable judgment necessary to determine our casualty insurance reserves. The actuarial method that we use includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not been reported. As of December 28, 2006 and March 30, 2006, we had recorded casualty insurance reserves of $26.6 million and $26.4 million, respectively. We have recorded expense related to general liability and workers compensation claims of $10.9 million and $2.1 million during the Successor periods ended March 30, 2006 and March 31, 2005, respectively, and $8.3 million and $10.6 million during the Predecessor periods ended December 23, 2004 and April 1, 2004, respectively.

        Pension and Postretirement Assumptions.    Pension and postretirement benefit obligations and the related effects on operations are calculated using actuarial models. Two critical assumptions, discount rate and expected return on assets, are important elements of plan expense and/or liability measurement. We evaluate these critical assumptions at least annually. Other assumptions involve demographic factors such as retirement, expected increases in compensation, mortality and turnover. These assumptions are evaluated periodically and are updated to reflect our experience. Actual results in any given year will often differ from actuarial assumptions because of economic and other factors.

        The discount rate enables us to state expected future cash flows at a present value on the measurement date. We have little latitude in selecting this rate, as it is required to represent the market rate for high-quality fixed income investments. A lower discount rate increases the present value of benefit obligations and increases pension and postretirement expense. For our principal pension plans, a 50 basis point decrease in the discount rate would increase pension expense by approximately $630,000. For our postretirement plans, a 50 basis point decrease in the discount rate would increase postretirement expense by approximately $41,000. We maintained our discount rate at 5 3/4% for the AMC Entertainment plans and 5 1/2% for the Loews plans for fiscal 2007. We have recorded expenses for our pension and postretirement plans of ($6.2) million and $3.6 million during the thirty-nine weeks ended December 28, 2006 and December 29, 2005, respectively. We have recorded expenses for our pension and postretirement plans of $4.7 million and $1.8 million during the Successor periods ended March 30, 2006 and March 31, 2005, respectively, and $5.3 million and $6.0 million during the Predecessor periods ended December 23, 2004 and April 1, 2004, respectively. We expect that our total pension and postretirement expense will increase by approximately $2.5 million from fiscal 2006 to fiscal 2007, $0.9 million of which results from the acquisition of the LCE plan. Our unrecognized net actuarial gain for pension and postretirement plans was $5.5 million as of March 30, 2006. In connection with a recent reorganization, there was a reduction in certain pension and postretirement plan participants, which resulted in curtailment gains in fiscal 2006 for accounting purposes of $2.3 million.

        To determine the expected long-term rate of return on pension plan assets, we consider the current and expected asset allocations, as well as historical and expected returns on various categories of plan assets obtained from our investment portfolio manager. A 50 basis point decrease in the expected return on assets of our qualified defined benefit pension plan would increase pension expense on our principal plans by approximately $223,000 per year. Note 11 to Holdings' consolidated financial statements included elsewhere in this prospectus includes disclosures of our pension plan and postretirement plan assumptions and information about our pension plan assets.

        Film Exhibition Costs.    We predominantly license "first-run" motion pictures on a film-by-film and theatre-by-theatre basis from distributors owned by major film production companies and from independent distributors. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        Licenses that we enter into typically state that rental fees are based on either aggregate terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under an aggregate terms formula, we pay the distributor a specified percentage of box office receipts. The settlement process allows for negotiation based upon how a film actually performs.

        We accrue film exhibition costs based on the applicable box office receipts and estimates of the final settlement pursuant to the film licenses entered into with our distributors. Generally, less than one third of our quarterly film exhibition cost is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement. Such adjustments have been historically insignificant. However, actual film costs and film costs payable could differ materially from those estimates. For fiscal years 2006, 2005 and 2004 there were no significant changes in our film cost estimation and settlement procedures.

        As of December 28, 2006, March 30, 2006 and March 31, 2005, we had recorded film payables of $80.0 million, $66 million and $53 million, respectively. We have recorded film exhibition costs of $595 million and $153 million during the Successor periods ended March 30, 2006 and March 31, 2005 and $453 million and $606 million during the Predecessor periods ended December 23, 2004 and April 1, 2004, respectively.

        Acquisitions.    We account for our acquisitions of theatrical exhibition businesses using the purchase method. The purchase method requires that we estimate the fair value of the individual assets and liabilities acquired as well as various forms of consideration given including cash, common stock, senior subordinated notes and bankruptcy related claims. We have obtained independent third party valuation studies for certain of the assets and liabilities acquired to assist us in determining fair value. The estimation of the fair value of the assets and liabilities acquired including deferred tax assets and liabilities related to such amounts and consideration given involves a number of judgments and estimates that could differ materially from the actual amounts.

        We completed the Mergers on January 26, 2006. The acquisition was treated as a purchase in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations for an estimated purchase price of $537,171,000. Consideration was provided through a stock issuance by Holdings. The consolidated financials include only the results of Loews operations from the date of the Mergers.

        We completed the merger with Marquee on December 23, 2004. The merger was treated as a purchase with Marquee being the "accounting acquirer" in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree and Predecessor, AMC Entertainment, as of December 23, 2004, the merger date. The consolidated financial statements presented herein are those of the accounting acquirer from its inception on July 16, 2004 through March 30, 2006, and those of its Predecessor, AMC Entertainment, for all periods presented through the merger date.

        We also consummated acquisitions in fiscal 2004 as discussed in Note 2 to Holdings' consolidated financial statements included elsewhere in this prospectus. During fiscal 2004 we acquired the assets of Megastar for a cash purchase price of $15 million.

Operating Results

        All periods commencing on or after December 24, 2004 are referred to herein as a "Successor" period. The thirty-eight weeks that ended December 23, 2004 and the year ended April 1, 2004 occurred prior to the consummation of the Mergers and are referred to herein as "Predecessor" periods. As a result of the merger with Marquee, we are required to separately present our operating results for the Predecessor and the Successor in the thirty-eights weeks ended December 23, 2004 and the fourteen weeks ended March 31, 2005 under generally accepted accounting principles. In the following discussion, the results for the fifty-two weeks ended March 31, 2005 and April 1, 2004 are adjusted to reflect the pro forma effect of the merger with Marquee as if it had occurred on April 4, 2003. Pro forma adjustments relate primarily to decreased rent expense, resulting from unfavorable leases; increased depreciation and amortization, resulting from increases in fixed asset and intangibles values and increased interest expense resulting from increases in corporate borrowings. The pro forma basis amounts for the fifty-two weeks ended March 31, 2005 are compared to the fifty-two weeks ended April 1, 2004 on a pro forma basis. We believe this is the most meaningful and practical way to comment on our results of operations.

        The following table sets forth our revenues, costs and expenses attributable to our United States and Canada and International theatrical exhibition operations and Other businesses. Reference is made to Note 16 to our consolidated financial statements included elsewhere in this prospectus for additional information about our operations by operating segment.

        Fiscal years 2006, 2005 and 2004 include 52 weeks.

	39 Weeks Ended December 28, 2006	39 Weeks Ended December 29, 2005 (restated)*	52 Weeks Ended March 30, 2006 (restated)*	14 Weeks Ended March 31, 2005	38 Weeks Ended December 23, 2004	Pro Forma Adjust- ments	Pro Forma 52 Weeks Ended March 31, 2005	52 Weeks Ended April 1, 2004	Pro Forma Adjust- ments	Pro Forma 52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)			(Predecessor)
Revenues
U.S. and Canada theatrical exhibition
Admissions	$1,186,054	$788,018	$1,110,464	$292,514	$836,254		$1,128,768	$1,125,922		$1,125,922
Concessions	475,740	313,971	443,580	115,997	326,086		442,083	434,024		434,024
Other theatre	75,686	58,426	76,485	14,052	43,306		57,358	49,241		49,241

	1,737,480	1,160,415	1,630,529	422,563	1,205,646		1,628,209	1,609,187		1,609,187

International theatrical exhibition
Admissions	71,932	11,842	27,570	4,796	11,222		16,018	13,186		13,186
Concessions	44,724	3,481	12,448	1,269	2,884		4,153	2,713		2,713
Other theatre	19,553	967	3,424	365	709		1,074	692		692

	136,209	16,290	43,442	6,430	14,815		21,245	16,591		16,591
Other	52	13,024	12,907	10,467	38,811		49,278	52,454		52,454

Total revenues	$1,873,741	$1,189,729	$1,686,878	$439,460	$1,259,272		$1,698,732	$1,678,232		$1,678,232

Costs and Expenses
U.S. and Canada theatrical exhibition
Film exhibition costs	$620,137	$422,886	$583,626	$150,557	$447,412		$597,969	$599,746		$599,746
Concession costs	50,091	33,604	47,922	12,575	37,161		49,736	46,191		46,191
Theatre operating expense	433,550	291,462	421,665	103,578	286,706		390,284	389,665		389,665
Rent	314,383	221,681	317,181	77,804	214,927	(3,229)	289,502	277,584	(4,344)	273,240
Pre-opening expense	5,121	4,251	5,768	39	1,292		1,331	2,921		2,921
Theatre and other closure expense	8,285	1,317	1,313	988	10,758		11,746	3,570		3,570

	1,431,567	975,201	1,377,475	345,541	998,256	(3,229)	1,340,568	1,319,677	(4,344)	1,315,333

International theatrical exhibition
Film exhibition costs	31,065	5,566	11,727	2,190	5,315		7,505	6,152		6,152
Concession costs	10,780	742	2,659	226	719		945	677		677
Theatre operating expense	35,244	6,230	14,888	1,551	6,281		7,832	6,462		6,462
Rent	20,033	7,356	12,697	2,972	8,807	(2,231)	9,548	10,737	(3,065)	7,672
Pre-opening expense	1,706	—	839	—	—		—	944		944
Theatre and other closure expense	36	73	(712)	—	—		—	—		—

	98,864	19,967	42,098	6,939	21,122	(2,231)	25,830	24,972	(3,065)	21,907

Other	1,183	14,501	14,969	10,461	31,440		41,901	46,847		46,847
Theatre and other closure expense (included in Other)			—	279	—		279	498		498
General and administrative expense:
Merger and Acquisition Costs	9,363	2,926	12,523	22,286	42,732		65,018	5,508		5,508
Management Fee	3,750	1,500	2,000	500	—	1,500	2,000	—	2,000	2,000
Other	35,996	29,511	40,251	14,615	33,727		48,342	56,798		56,798
Restructuring Charge	—	3,935	3,980	4,926	—		4,926	—		—
Depreciation and amortization	192,687	108,478	164,047	43,931	86,052	27,798	157,781	115,296	38,041	153,337
Impairment of long-lived assets			11,974	—	—		—	16,272		16,272
Disposition of assets and other gains	(11,184)	(1,067)	(997)	(302)	(2,715)		(3,017)	(2,590)		(2,590)

Total costs and expenses	$1,762,226	$1,154,952	$1,668,320	$449,176	$1,210,614	$23,838	$1,683,628	$1,583,278	$32,632	$1,615,910

*
We restated our financial statements for management-purchased shares and stock option awards. See Note 1 to our consolidated financial statements included elsewhere in this prospectus for further discussion.

Thirty-nine weeks Ended December 28, 2006 and December 29, 2005

        Revenues.    Total revenues increased 57.5%, or $684,012,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005. This increase included approximately $564,713,000 of additional admission and concessions revenues resulting from the Merger.

        U.S. and Canada theatrical exhibition revenues increased 49.7%, or $577,065,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005. Admissions revenues increased 50.5%, or $398,036,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005, due to a 41.6% increase in total attendance, including the increased attendance and admissions revenues of $334,369,000 due to the Merger, and a 6.3% increase in average ticket prices. Admissions revenues at comparable theatres (theatres opened on or before the first quarter of fiscal 2006) increased 4.2% during the thirty-nine weeks ended December 28, 2006 over the comparable period last year, primarily due to a 4.1% increase in average ticket price and a 0.1% increase in attendance at comparable theatres. The increase in average ticket price was primarily due to our practice of periodically reviewing ticket prices and the discounts we offer and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Based upon available industry sources, box office revenues of our comparable theatres (including comparable theatres acquired in the Merger) performed in line with overall performance of industry comparable theatres in the markets where we operate. Concessions revenues increased 51.5%, or $161,769,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005 due to the increase in attendance and a 7.0% increase in average concessions per patron related primarily to price increases.

Concession revenues increased by $126,013,000 due to the Merger. Other theatre revenues increased 29.5%, or $17,260,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005. Included in other theatre revenues are our share of on-screen advertising revenues generated by NCN and NCM. The increase in other theatre revenues was primarily due to increases in on-screen advertising revenues as a result of the Merger.

        International theatrical exhibition revenues increased $119,919,000 during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005. Admissions revenues increased by $63,125,000 due to the theatres acquired in Mexico in the Merger. Overall, admissions revenues increased $60,090,000 during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005. Concessions revenues increased $41,205,000 due to the theatres acquired in Mexico in the Merger. Overall, concession revenues increased $41,243,000 during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005.

        Revenues from Other decreased 99.6%, or $12,972,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005 due to the contribution of NCN's net assets to NCM on March 29, 2005 and the related run-off of customer contracts. The revenues of NCN during fiscal 2006 and 2007 are comprised of customer contracts entered into prior to March 29, 2005. Our share of advertising revenues generated by NCM are included in U.S. and Canada Other theatre revenues.

        Costs and expenses.    Total costs and expenses increased 52.6%, or $607,274,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005. The effect of the Merger was an increase in total costs and expenses of approximately $508,192,000.

        U.S. and Canada theatrical exhibition costs and expenses increased 46.8%, or $456,366,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005. Film exhibition costs increased 46.6%, or $197,251,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005 due to the increase in admissions revenues, offset by a decrease in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 52.3% in the current period as compared with 53.7% in the prior period due to more favorable film rental terms primarily from theatres acquired in the Merger. Concession costs increased 49.1%, or $16,487,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005 due to the increase in concessions revenues and an increase in concession costs as a percentage of concessions revenues. As a percentage of concessions revenues, concession costs were 10.5% in the current period compared with 10.7% in the prior period. As a percentage of revenues, theatre operating expense was 25.0% in the current period as compared to 25.1% in the prior period. Rent expense increased 41.8%, or $92,702,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005 primarily due to the Merger, which increased rent expense by $76,007,000. During the thirty-nine weeks ended December 28, 2006, we recognized $8,285,000 of theatre and other closure expense due primarily to the closure of 23 theatres with 227 screens and to accretion of the closure liability related to theatres closed during prior periods. During the thirty-nine weeks ended December 29, 2005, we recognized $1,317,000 of theatre and other closure expense related primarily to accretion of the closure liability related to theatres closed during prior periods.

        International theatrical exhibition costs and expenses increased $78,897,000 during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005. Film exhibition costs increased $25,499,000 during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005 due to the increase in admissions revenues. Overall, film exhibition costs increased $26,945,000 during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005 due to the theatres acquired in Mexico. Concession costs increased $10,038,000 during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005 due to the increase in concession revenues. Overall, concession costs increased $10,004,000 during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005 due primarily to the theatres acquired in Mexico. As a percentage of revenues, theatre operating expense was 25.9% in the current period compared to 38.2% in the prior period. Theatre operating expense as a percentage of revenues in Mexico were 24.2% in the current period. Rent expense increased $12,677,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005 primarily as a result of the theatres acquired in Mexico. We continually monitor the performance of our international theatres, and factors such as changing consumer preferences for filmed entertainment in international markets and our inability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and theatre closure charges prior to expiration of underlying lease agreements.

        Costs and expenses from Other decreased 91.8%, or $13,318,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005 due to the contribution of net assets by NCN to NCM and run-off of customer contracts.

  General and Administrative Expense:

        Merger and acquisition costs.    Merger and acquisition costs increased $6,437,000 from $2,926,000 to $9,363,000 during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005. Current year costs are primarily comprised of professional and consulting, repairs and maintenance to update certain of the Loews theatres and salaries costs related to the Merger and other potential divestiture activities.

        Management fees.    Management fees increased $2,250,000 during the thirty-nine weeks ended December 28, 2006. For fiscal 2007, management fees of $1,250,000 will be paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

        Other.    Other general and administrative expense increased 22.0%, or $6,485,000, during the thirty-nine weeks ended December 28, 2006 compared to the thirty-nine weeks ended December 29, 2005. We incurred expense at Cinemex of $7,189,000, incentive-based compensation increased $2,405,000 due to improvements in operating results and we experienced increases in other salaries of $1,759,000 and professional services and consulting of $1,011,000 primarily related to the Merger. Additionally, stock compensation expense increased $3,511,000 based on the increase in estimated fair value for outstanding options (see Note 8—Stockholders' Equity). These increases were partially offset by a curtailment gain of $10,983,000 related to our defined benefit pension plan (see Note 12—Employee Benefit Plans), and a decrease in charitable contributions of $1,187,000 due primarily to contributions related to Hurricane Katrina in the prior year.

        Restructuring Charges.    Restructuring charges were $0 during the thirty-nine weeks ended December 28, 2006 as compared to $3,935,000 during the thirty-nine weeks ended December 29, 2005. The prior period expenses are primarily related to one-time termination benefits and other costs related to the displacement of approximately 200 associates related to an organizational restructuring, which was completed to create a simplified organizational structure and contribution of assets by NCN to NCM.

        Depreciation and Amortization.    Depreciation and amortization increased 77.6%, or $84,209,000, compared to the prior period, due primarily to increased asset values recorded as a result of the Merger.

        Disposition of Assets and Other Gains.    Disposition of assets and other gains were $11,184,000 in the current period compared to $1,067,000 in the prior period. The current and prior periods include $13,130,000 and $935,000, respectively, of settlements received related to fireproofing litigation recoveries at various theatres (see Note 14—Commitments and Contingencies). The current period includes a loss on the U.S. dispositions of theatres as required by and in connection with the Mergers of $1,946,000.

        Other Income.    Other income includes $9,401,000 and $7,312,000 of income related to the derecognition of stored value card liabilities where we believe future redemption to be remote, during the thirty-nine weeks ended December 28, 2006 and December 29, 2005, respectively. Other income also includes insurance recoveries related to Hurricane Katrina of $3,032,000 for property losses related to Hurricane Katrina, net of disposition losses of $346,000 and $1,968,000 for business interruption during the thirty-nine weeks ended December 29, 2005.

        Interest Expense.    Interest expense increased 86.1%, or $80,718,000, primarily due to increased borrowings.

        On January 26, 2006, we issued $325,000,000 of the Notes due 2016 and entered into the New Credit Facility for $850,000,000, of which $645,125,000 is currently outstanding as a variable rate term note. We also incurred interest expense related to debt held by Cinemex of $9,182,000 during fiscal 2007.

        Investment Income.    Investment income was $6,600,000 for the thirty-nine weeks ended December 28, 2006 compared to a loss of $2,062,000 for the thirty-nine weeks ended December 29, 2005. Interest income increased $8,754,000 from the prior period due primarily to larger amounts of cash and equivalents available for investment. Equity in losses of non-consolidated entities were $3,681,000 in the current period compared to losses of $3,578,000 in the prior period. Equity in losses related to our investment in HGCSA and National CineMedia LLC for the thirty-nine weeks ended December 28, 2006 were $2,136,000 and $2,976,000, respectively.

        Income Tax Provision (Benefit).    The provision for income taxes from continuing operations was $700,000 for the thirty-nine weeks ended December 28, 2006 compared to a benefit of $20,200,000 for the thirty-nine weeks ended December 29, 2005. See Note 11—Income Taxes.

        Loss from Discontinued Operations, Net.    On May 11, 2006, we sold our operations in Iberia, including 4 theatres with 86 screens in Spain and 1 theatre with 20 screens in Portugal. At the date of the sale these operations did not meet the criteria for discontinued operations because of continuing involvement in the region through an equity method investment in Yelmo. In December 2006, we disposed of our investment in Yelmo, including 27 theatres with 310 screens in Spain, and the results of the operations in Iberia have now been classified as discontinued operations. On June 30, 2005, we sold Japan AMC Theatres, Inc., including four theatres in Japan with 63 screens, and classified its operations as discontinued operations. The information presented for all fiscal 2007 and 2006 reflects the new classifications. See Note 3—Discontinued Operations for the components of the loss from discontinued operations.

        Net Loss.    Net loss was $45,302,000 and $53,777,000 for the thirty-nine weeks ended December 28, 2006 and December 29, 2005, respectively.

For the Year Ended March 30, 2006 and Pro Forma Year Ended March 31, 2005

        Revenues.    Total revenues decreased 0.7%, or $11,854,000, during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. This decrease was mitigated by approximately $118,840,000 of additional admission and concessions revenues resulting from the Mergers.

        U.S. and Canada theatrical exhibition revenues increased 0.1%, or $2,320,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. Admissions revenues decreased 1.6% or $18,304,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005, due to a 5.4% decrease in total attendance, partially offset by a 4.0% increase in average ticket prices and the increased attendance and admissions revenues ($70,846,000) due to the Mergers. Attendance at comparable theatres (theatres opened on or before April 2, 2004 and operated throughout the last two fiscal years) was down 11.8%. Industry-wide box office declined 4%, with attendance estimated to be down nearly 7% in the aggregate (down 10.0% for comparable screens), offset by average ticket price increases estimated to be up 3%. The year over year performance of our U.S. and Canada comparable screens versus industry-wide comparable screens was impacted primarily by competition from new build openings. The increase in average ticket price was primarily due to our practice of periodically reviewing ticket prices and the discounts we offer and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Concessions revenues increased 0.3%, or $1,497,000, during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due to a 6.0% increase in average concessions per patron related to price increases and an increase in units sold per patron, partially offset by the decrease in attendance. Concession revenues increased by $27,262,000 due to the Mergers. Other theatre revenues increased 33.3% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. Included in other theatre revenues are our share of on-screen advertising revenues generated by NCN and NCM. The increase in other theatre revenues was primarily due to increases in on-screen advertising revenues.

        International theatrical exhibition revenues increased $22,197,000, during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. Admissions revenues increased $12,791,000 due to the theatres acquired in Mexico in the Merger. Overall, admissions revenues increased $11,552,000, during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 primarily due to the theatres acquired in Mexico. Concession revenues increased $7,942,000 due to the theatres acquired in Mexico in the Merger. Overall, concession revenues increased $8,295,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due primarily to the theatres acquired in Mexico.

        Revenues from Other decreased 73.8% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due to the contribution of NCN's net assets to NCM on March 29, 2005. The revenues of NCN during fiscal 2006 are related to run-off of customer contracts entered into prior to March 29, 2005. Our share of advertising revenues generated by NCM are included in U.S. and Canada other theatre revenues.

        Costs and expenses.    Total costs and expenses decreased 0.9%, or $15,308,000, during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. The effect of the Mergers was an increase in total costs and expenses of approximately $110,401,000.

        U.S. and Canada theatrical exhibition costs and expenses increased 2.8% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. Film exhibition costs decreased 2.4% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due to the decrease in admissions revenues, offset by a decrease in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 52.6% in the current period as compared with 53.0% in the pro forma period due to more favorable film rental terms primarily from the Mergers. Concession costs decreased 3.6% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due to the decrease in concessions costs as a percentage of concession revenues, partially offset by the increase in concessions revenues. As a percentage of concessions revenues concession costs were 10.8% in the current period compared with 11.3% in the pro forma period. As a percentage of revenues, theatre operating expense was 25.9% in the current period as compared to 24.0% in the pro forma period. Rent expense increased 9.6% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 primarily due to the Mergers which increased rent expense by $18,415,000. The 2005 pro forma adjustment for $3,229,000 to reduce rent expense results from amortization of step-ups in unfavorable leases recorded in connection with the merger with Marquee. During the year ended March 30, 2006, we recognized $601,000 of theatre and other closure expense due primarily to accretion of the closure liability related to theatres closed during prior periods. During the pro forma year ended March 31, 2005, we recognized $11,746,000 of theatre and other closure expense related primarily to the closure of three theatres with 22 screens.

        International theatrical exhibition costs and expenses increased $16,268,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. Film exhibition costs increased $4,897,000 due to the theatres acquired in Mexico in the Merger. Overall, film exhibition costs increased $4,222,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due primarily to the theatres acquired in Mexico. Concession costs increased $1,735,000 due to the theatres acquired in Mexico in the Merger. Overall, concession costs increased $1,714,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due primarily to the theatres acquired in Mexico. As a percentage of revenues, theatre operating expense was 34.3% in the current period compared to 36.9% in the pro forma prior period. Rent expense increased 33.0% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 primarily as a result of the Merger. The 2005 pro forma adjustment for $2,231,000 to reduce rent expense results from the amortization of step-ups in unfavorable leases recorded in connection with the merger with Marquee. We continually monitor the performance of our international theatres and factors such as our ability to obtain film product, changing consumer preferences for filmed entertainment in international markets and our ability to sublease vacant retail space which could negatively impact operating results and result in future closures, sales, depositions, and theatre closure charges prior to expiration of underlying lease agreements.

        Costs and expenses from Other decreased 64.3% during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 due to the contribution of net assets by NCN to NCM.

  General and Administrative:

        Merger and acquisition costs.    Merger and acquisition costs decreased $52,495,000 from $65,018,000 to $12,523,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. The prior year costs were higher primarily due to the costs associated with our merger with Marquee consummated during the third quarter of fiscal 2005. Current year costs are primarily comprised of costs related to the Mergers and other potential acquisition and divestiture activities.

        Management fees.    Management fees were $2,000,000 for the year ended March 30, 2006 and the pro forma year ended March 31, 2005. The 2005 pro forma adjustment for $1,500,000 to management fee expense represents the adjustment necessary to record the annual management fee of $2,000,000 which was required to be paid quarterly, in advance, to our Sponsors in exchange for consulting and other services under an agreement entered into in connection with the merger with Marquee. For fiscal 2007, management fees of $1,250,000 will be paid quarterly, in advance, to our Sponsors in exchange for consulting and other services.

        Other.    Other general and administrative expense decreased 16.7%, or $8,091,000, during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005 primarily due to a $4,648,000 decrease in incentive-based compensation, due to our decline in operating results and a $6,102,000 decrease in salaries and benefits as a result of our organizational restructuring activities.

        Restructuring Charge.    Restructuring charges were $3,980,000 during the year ended March 30, 2006 as compared to $4,926,000 during the pro forma year ended March 31, 2005. These expenses are primarily related to one-time termination benefits and other costs related to the displacement of approximately 200 associates related to an organizational restructuring, which was completed to create a simplified organizational structure and contribution of assets by NCN to NCM. Our organizational restructuring is complete.

        Depreciation and Amortization.    Depreciation and amortization increased 4.0%, or $6,266,000, compared to the pro forma period ended March 31, 2005, due primarily to the Mergers. The 2005 pro forma adjustment for $27,798,000 to increase depreciation and amortization primarily resulted from an increase in asset basis of approximately $130,000,000 recorded in connection with the merger with Marquee.

        Impairment of Long-Lived Assets.    During fiscal 2006 we recognized a non-cash impairment loss of $11,974,000 on four theatres with 66 screens (in Ohio, Illinois, New York and New Jersey). The entire charge was taken against property. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. We continually evaluate the future plans for certain of our theatres, which may include selling theatres or closing theatres and terminating the leases. No impairment loss was recorded in fiscal 2005.

        Disposition of Assets and Other Gains.    Disposition of assets and other gains were $997,000 in the current period compared to $3,017,000 in the pro forma period. The current period and pro forma period ended March 31, 2005 include $935,000 and $2,610,000, respectively, of settlements received related to fireproofing claims at various theatres (see Note 12—Commitments and Contingencies to Consolidated Financial Statements). The current period also includes miscellaneous disposal gains of $62,000. The pro forma period ended March 31, 2005 also included miscellaneous gains of $407,000.

        Other Income.    Other income includes $8,699,000 of income related to the derecognition of stored value card liabilities where we believe future redemption to be remote, insurance recoveries of $3,032,000 for property losses related to Hurricane Katrina, net of disposition losses of $346,000 and $1,968,000 of business interruption insurance recoveries related to Hurricane Katrina, partially offset by financing costs incurred in connection with the write off of our deferred financing charges of $3,535,000. Other income, for the prior year on a pro forma basis, primarily included $6,745,000 of income related to the derecognition of stored value card liabilities.

        Interest Expense.    Interest expense increased $15,112,000 during the year ended March 30, 2006 compared to the pro forma year ended March 31, 2005. The increase primarily relates to increased borrowings used to fund the Mergers. Included in the pro forma period ended March 31, 2005 is an adjustment for $1,348,000 of additional interest expense which primarily records the borrowings from the merger with Marquee as if they had occurred at the beginning of the period.

        On January 26, 2006, AMCE issued $325,000,000 of the Notes due 2016 and entered into the New Credit Facility for $850,000,000, of which $650,000,000 is currently outstanding as a variable rate term note. Interest on these notes was $6,528,000 and $7,985,000, respectively during fiscal 2006. We also incurred interest expense related to debt held by Cinemex of $2,110,000 during fiscal 2006.

        Investment Loss (Income).    Investment loss was $4,398,000 for the Successor period ended March 30, 2006 compared to income of $5,929,000 for the pro forma period ended March 31, 2005. Included in the pro forma period ended March 31, 2005 is an adjustment for $3,896,000 reducing interest income which would have been received if the merger with Marquee had occurred at the beginning of the period. Equity in losses of non-consolidated entities were $7,807,000 in the Successor period ended March 30, 2006 compared to income of $293,000 in the prior year. Current year equity in losses related to our investment in NCM were $5,476,000. Interest income for the Successor period ended March 30, 2006 was $2,930,000. The prior periods interest income was higher primarily due to the escrow funds and increased cash available for investment during that period.

        Income Tax Provision (Benefit).    The provision for income taxes from continuing operations was $71,800,000 for the Successor period ended March 30, 2006 compared to a benefit of $6,420,000 for the pro forma period ended March 31, 2005. The provision for the Successor period ended March 30, 2006 included a charge for a full valuation allowance on all U.S. tax jurisdiction net deferred tax assets with the exception of those U.S. net deferred tax assets acquired in connection with the Mergers. The pro forma period ended March 31, 2005 includes a pro forma benefit adjustment of $11,900,000 resulting from the items described above with the merger with Marquee. The pro forma period ended March 31, 2005 included $61,032,000 in costs associated with the merger with Marquee which were treated as non-deductible. See Note 9 to our consolidated financial statements included elsewhere in this prospectus.

        Loss from Discontinued Operations, Net.    On May 11, 2006, we sold AMC Entertainment España S.A. and Actividades Multi-Cinemeas E Espectaculos, LDA (collectively "Iberia"), including 4 theatres with 86 screens in Spain and 1 theatre with 20 screens in Portugal. At the date of the sale these operations did not meet the criteria for discontinued operations because of continuing involvement in the region through an equity method investment in Yelmo. In December 2006, we disposed of our investment in Yelmo, including 27 theatres with 310 screens in Spain, and the results of the operations in Iberia have now been classified as discontinued operations. On June 30, 2005, we sold Japan AMC Theatres, Inc., including four theatres in Japan with 63 screens, and classified its operations as discontinued operations. The information presented for all periods reflect these as discontinued operations. See Note 3 to our consolidated financial statements included elsewhere in this prospectus for the components of the loss from discontinued operations.

        Loss for Shares of Common Stock.    Loss for shares of common stock was $216,223,000 and $97,450,000 for the Successor period ended March 30, 2006 and the pro forma period ended March 31, 2005, respectively.

Pro Forma Year Ended March 31, 2005 and Pro Forma Year Ended April 1, 2004

        Revenues.    Total revenues increased 1.2%, or $20,500,000, on a pro forma basis, during the year ended March 31, 2005 compared to the year ended April 1, 2004.

        U.S. and Canada theatrical exhibition revenues increased 1.2%, on a pro forma basis, from the prior year. Admissions revenues increased 0.3%, on a pro forma basis, due to a 3.8% increase in average ticket price partially offset by a 3.4% decrease in attendance. The increase in average ticket prices was primarily due to our practice of periodically reviewing ticket prices and the discounts we offer and making selective adjustments based upon such factors as general inflationary trends and conditions in local markets. Attendance decreased primarily due to a 5.8% decrease in attendance at comparable theatres (theatres opened on or before April 4, 2003) related to overall popularity and mix of film product and a decrease in attendance due to theatre closures, partially offset by an increase in attendance at new theatres. We closed 6 theatres with 42 screens and opened three theatres with 44 screens since fiscal 2004. Concessions revenues increased 1.9%, on a pro forma basis, due to a 5.4% increase in average concessions per patron related to price increases partially offset by the decrease in attendance.

        International theatrical exhibition revenues increased 28.1%, on a pro forma basis. Admissions revenues increased 21.5%, on a pro forma basis, due to a 20.6% increase in attendance and a 0.7% increase in average ticket price due primarily to a weaker U.S. dollar. Concession revenues, on a pro forma basis, increased 53.1% due to a 26.9% increase concessions per patron and the increase in total attendance. Concessions per patron increased primarily due to the weaker U.S. dollar.

        Revenues from NCN and other decreased 6.1%, on a pro forma basis, from the prior year due to a decrease in advertising revenues resulting from a reduction in screens served by NCN. This decline resulted from an initiative to improve profitability by eliminating marginally profitable contracts with certain theatre circuits.

        Costs and expenses.    Total costs and expenses increased 4.2%, on a pro forma basis, or $67,718,000 during the year ended March 31, 2005 compared to the year ended April 1, 2004.

        U.S. and Canada theatrical exhibition costs and expenses increased 1.9%, on a pro forma basis, from the prior year. Film exhibition costs decreased 0.3%, on a pro forma basis, due to a decrease in the percentage of admissions paid to film distributors partially offset by the increase in admissions revenues. As a percentage of admissions revenues, film exhibition costs were 53.0% in the current year as compared with 53.3% in the prior year. Concession costs increased 7.7%, on a pro forma basis, due to the increase in concession costs as a percentage of concessions revenues and the increase in concession revenues. As a percentage of concessions revenues, concession costs were 11.3%, on a pro forma basis, in the current year compared with 10.6% in the prior year. As a percentage of revenues, theatre operating expense was 24.0% in the current year, on a pro forma basis, as compared to 24.2% in the prior year. Rent expense increased 6.0%, on a pro forma basis, due primarily to the opening of theatres and screens since April 1, 2004 and the sale and lease back of the real estate assets associated with three theatres for proceeds of $63,911,000 on March 30, 2004. The pro forma adjustments for $3,229,000 and $4,344,000, respectively, to reduce rent expense result from the amortization of step-ups in unfavorable leases recorded in connection with the merger with Marquee. During fiscal 2005, on a pro forma basis, we recognized $11,746,000 of theatre and other closure expense related primarily to accruals for future minimum rentals on three theatres with 22 screens closed during the current period. During fiscal 2004, on a pro forma basis, we incurred $3,570,000 of theatre and other closure expense related primarily to a payment to a landlord to terminate a lease on a theatre closed during the current period and due to accruals for future minimum rentals on three theatres with 20 screens closed during the year. Theatres closed prior to their lease expiration may require payments to the landlords to terminate the leases, which we estimate could approximate $250,000, in the aggregate, over the next three years.

        International theatrical exhibition costs and expenses increased 17.9%, on a pro forma basis. Film exhibition costs increased 22.0%, on a pro forma basis, due to the increase in admissions revenues partially offset by a decrease in the percentage of admissions paid to film distributors. As a percentage of admissions revenues, film exhibition costs were 46.9%, on a pro forma basis, in the current period as compared with 46.7% in the prior period. Concession costs increased 39.6%, on a pro forma basis, due to the increase in concession revenues partially offset by a decrease in concession costs as a percentage of concession revenues. As a percentage of concessions revenues, concession costs were 22.8%, on a pro forma basis, in the current year compared with 25.0% in the prior year. Theatre operating expense increased 21.2%, on a pro forma basis, primarily at new theatres, and rent expense increased 24.5%, on a pro forma basis, primarily due to the operating of new theatres. The pro forma adjustments for $2,231,000 and $3,065,000, respectively, to reduce rent expense result from the amortization of step-ups in unfavorable leases recorded in connection with the merger with Marquee. We continually monitor the performance of our international theatres, and factors such as our ability to obtain film product, changing consumer preferences for filmed entertainment in international markets and our ability to sublease vacant retail space could negatively impact operating results and result in future closures, sales, dispositions and theatre closure charges prior to expiration of underlying lease agreements. International theatrical exhibition costs and expenses were negatively impacted by a weaker U.S. dollar, although this did not contribute materially to consolidated loss from continuing operations.

        Costs and expenses from NCN and other decreased 10.6%, on a pro forma basis, due primarily to the reduction in overhead costs associated with the integration of NCN's administrative functions into our home office location and decreased revenues.

  General and Administrative:

        Merger and acquisition.    Merger and acquisition costs increased $59,510,000 during the current year, on a pro forma basis. The current period reflects costs associated with the merger with Marquee of $63,057,000 and $1,943,000 for other strategic initiatives. Prior period costs were primarily for professional and consulting expenses directly related to a possible business combination with Loews Cineplex Entertainment Corporation that did not occur.

        Management fee.    The pro forma adjustments for $1,500,000 and $2,000,000, respectively, to increase management fee expense represent the adjustments necessary to record the annual management fee of $2,000,000 which is required to be paid quarterly, in advance, to our Sponsors in exchange for consulting and other services under an agreement entered into in connection with the merger with Marquee.

        Other.    Other general and administrative expense decreased 14.9%, on a pro forma basis. Stock-based compensation decreased $7,526,000, during the current year, on a pro forma basis, compared to the prior year. The current pro forma period reflects that certain of the performance measures for fiscal 2005 have not been met and related discretionary awards under the 2003 Long-Term Incentive Plan ("LTIP") will not be made. Accordingly, we recorded no expense or accrual for fiscal 2005 performance grants under the LTIP. The prior period reflects expense from the plan approval date, September 18, 2003 through April 1, 2004. Current year stock-based compensation expense of $1,201,000 relates to options issued by our parent, Holdings, for certain members of our management. See Note 8 to the Consolidated Financial Statements included herein.

        Restructuring Charge.    Restructuring charges were $4,926,000 during the current pro forma year. These expenses are related to one-time termination benefits and other costs related to the displacement of approximately 200 associates related to an organizational restructuring, which was completed to create a simplified organizational structure, and a contribution of assets by NCN to NCM.

        Depreciation and Amortization.    Depreciation and amortization increased 2.9%, on a pro forma basis, or $4,444,000, due primarily to increases in depreciation resulting from new theatres. The 2005 pro forma adjustments for $27,798,000 and $38,041,000, respectively, to increase depreciation and amortization primarily resulted from an increase in asset basis of approximately $130,000,000 recorded in connection with the merger with Marquee.

        Impairment of Long-Lived Assets.    No impairment loss was recorded in fiscal 2005. During fiscal 2004, we recognized a non-cash impairment loss of $16,272,000 on 10 theatres with 176 screens. We recognized an impairment loss of $9,866,000 on seven U.S. theatres with 114 screens (in Texas, Maryland, California, Illinois, Wisconsin and Minnesota), $3,525,000 on one theatre in the United Kingdom with 12 screens and $2,881,000 on two Canadian theatres with 50 screens. Our impairment loss included $16,209,000 related to property and $63,000 related to intangible assets. Included in these losses is an impairment of $3,482,000 on 3 theatres with 70 screens that were included in impairment losses recognized in previous periods. The estimated future cash flows of these theatres, undiscounted and without interest charges, were less than the carrying value of the theatre assets. We continually evaluate the future plans for certain of our theatres, which may include selling theatres or closing theatres and terminating the leases. We have identified 30 multiplex theatres with 261 screens that we may close over the next one to three years due to expiration of leases or early lease terminations. Prior to and including fiscal 2004, $10,763,000 of impairment charges have been taken on these theatre assets and the economic lives of these theatre assets have been revised to reflect management's best estimate of the economic lives of the theatre assets for purposes of recording depreciation.

        Disposition of Assets and Other Gains.    Disposition of assets and other gains increased from a gain of $2,590,000 during the prior year to a gain of $3,017,000 during the current year, on a pro forma basis. The pro forma current period includes settlement gains of $2,610,000 related to various fireproofing claims at two theatres and a $111,000 settlement that was received from a construction contractor related to one Canadian theatre. The pro forma current period also includes a gain of $334,000 related to a sale of NCN equipment. The prior period includes a $1,298,000 gain on the disposition of three theatres and two parcels of real estate held for sale, settlements of $925,000 received related to various fireproofing claims at two theatres and $367,000 related to a settlement with a construction contractor at one theatre.

        Other Income and Expense.    During the current year, on a pro forma basis, we recognized $6,745,000 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote. In the prior year, on March 25, 2004, we redeemed $200,000,000 of our 9 1/2% senior subordinated notes due 2009 (the "Notes due 2009") for $204,750,000.

We recognized a loss of $8,590,000 in connection with the redemption, including a call premium of $4,750,000, unamortized issue costs of $3,291,000 and unamortized discount of $549,000. On March 25, 2004, we redeemed $83,406,000 or our 9 1/2% senior subordinated notes due 2011 (the "Notes due 2011") for $87,367,000. We recognized a loss of $5,357,000 in connection with the redemption including a call premium of $3,961,000, unamortized issue costs of $1,126,000 and unamortized discount of $270,000. The losses are included within other expense in the Consolidated Statements of Operations for the year ended April 1, 2004.

        Interest Expense.    Interest expense was $127,998,000 and $131,873,000 for the pro forma periods ended March 31, 2005 and April 1, 2004, respectively. The current year decrease is primarily changes in interest rates on outstanding variable rate debt. Included in the pro forma periods ended March 31, 2005 and April 1, 2004 are adjustments for $1,348,000 and $56,212,000 of additional interest expense which primarily records the borrowings from the merger with Marquee as if they had occurred at the beginning of the periods.

        On August 18, 2004, AMCE issued $250,000,000 of our Fixed Notes due 2012 and $205,000,000 of our Floating Notes due 2010, the interest rate of which is currently 7.04% per annum. On August 18, 2004, Holdings issued $304,000,000 aggregate principal amount at maturity of Discount Notes for gross proceeds of $169,917,760. Interest expense associated with the Discount Notes is included in our Consolidated Statements of Operations through December 23, 2004.

        On February 24, 2004, we sold $300,000,000 aggregate principal amount of 8% senior subordinated notes due 2014 (the "Notes due 2014"). We used the net proceeds (approximately $294,000,000) to redeem the Notes due 2009 and a portion of the Notes due 2011. On March 25, 2004, we redeemed $200,000,000 of our Notes due 2009 and $83,406,000 of the Notes due 2011.

        Investment Income.    Investment income was $5,929,000 and $2,837,000 for the pro forma periods ended March 31, 2005 and April 1, 2004. Investment income for the pro forma period ended March 31, 2005 compared to the pro forma period ended April 1, 2004 increased primarily due to the interest income on funds held in escrow related to the merger with Marquee and increased cash available for investment during the current period and includes a pro forma adjustment to interest income of $3,896,000. No adjustments were necessary for the pro forma period ended April 1, 2004.

        Income Tax Provision.    The benefit for income taxes from continuing operations for the pro forma period ended March 31, 2005 was $6,420,000 after including a pro forma adjustment for $11,900,000. The pro forma period includes $61,032,000 in costs related to the merger with Marquee which are currently being treated as non-deductible. The difference in effective rate from the statutory rate of 35% during the pro forma period ended March 31, 2005 was primarily due to currently non-deductible costs related to the merger with Marquee and increase in foreign deferred tax assets for which we provided a valuation allowance. The difference in effective rate from the statutory rate of 35% during the pro forma period ended April 1, 2004 was primarily due to foreign deferred tax assets (primarily in Spain, the United Kingdom and France) for which we provided a $6,681,000 valuation allowance. The pro forma periods ended March 31, 2005 and April 1, 2004 include a pro forma benefit adjustment of $11,900,000 and $33,200,000, respectively, resulting from the items described above in connection with the merger with Marquee.

        Loss From Discontinued Operations, Net.    On May 11, 2006, we sold AMC Entertainment Espana S.A. and Actividades Multi-Cinemeas E Espectaculos, LDA (collectively "Iberia"), including 4 theatres with 86 screens in Spain and 1 theatre with 20 screens in Portugal. At the date of the sale these operations did not meet the criteria for discontinued operations because of continuing involvement in the region through an equity method investment in Yelmo. In December 2006, we disposed of our investment in Yelmo, including 27 theatres with 310 screens in Spain, and the results of the operations in Iberia have now been classified as discontinued operations. On June 30, 2005, we sold Japan AMC Theatres, Inc., including four theatres in Japan with 63 screens, and classified its operations as discontinued operations. On December 4, 2003, we sold one theatre in Sweden with 18 screens and incurred a loss on sale of $5,591,000. The results of operations of the Sweden theatre have been classified as discontinued operations. The information presented for all periods reflect these as discontinued operations. See Note 3—Discontinued Operations for the components of the loss from discontinued operations.

        Loss for Shares of Common Stock.    Loss for shares of common stock for the year was $97,450,000 and $106,635,000 for the pro forma periods ended March 31, 2005 and April 1, 2004. Preferred Stock dividends of 19,697 shares of Preferred Stock valued at $40,277,000 were recorded in fiscal 2004.

Liquidity and Capital Resources

        Our consolidated revenues are primarily collected in cash, principally through box office admissions and theatre concessions sales. We have an operating "float" which partially finances our operations and which generally permits us to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 20 to 45 days following receipt of box office admissions revenues. Film distributors generally release the films which they anticipate will be the most successful during the summer and holiday seasons. Consequently, we typically generate higher revenues during such periods.

Holding Company Status

        Holdings is a holding company with no operations of its own and has no ability to service interest or principal on its indebtedness or pay dividends other than through any dividends it may receive from its subsidiaries. Under certain circumstances, AMC Entertainment will be restricted from paying dividends to Holdings by the terms of the indentures relating to its notes and its senior secured credit facility. AMC Entertainment's senior secured credit facility and note indentures contain provisions which limit the amount of dividends and advances which it may pay or make to Holdings. Under the most restrictive of these provisions, set forth in the senior secured credit facility, the amount of loans and dividends which AMC Entertainment could make to Holdings may not exceed $118 million in the aggregate as of March 30, 2006. Under the note indentures, a loan to Holdings would have to be on terms no less favorable to AMC Entertainment than could be obtained in a comparable transaction on an arm's length basis with an unaffiliated third party and be in the best interest of AMC Entertainment. Provided no event of default has occurred or would result, the senior secured credit facility also permits AMC Entertainment to pay cash dividends to Holdings for specified purposes, including indemnification claims, taxes, up to $4 million annually for operating expenses, repurchases of equity awards to satisfy tax withholding obligations, specified management fees, fees and expenses of permitted equity and debt offerings and to pay for the repurchase of stock from employees, directors and consultants under benefit plans up to specified amounts. Depending on the net senior secured leverage ratio, as defined in the senior secured credit facility, AMC Entertainment may also pay Holdings a portion of net cash proceeds from specified assets sales.

        Following this offering, and subject to legally available funds, we intend to pay quarterly cash dividends, commencing in the first quarter of fiscal 2008. After giving effect to the amendment to our senior secured credit facility entered into on February 14, 2007 and the pro forma financial information included elsewhere in this prospectus, the amount we could have received from AMCE while remaining in compliance with the restricted payments covenants contained in our senior secured credit facility and the indentures governing AMCE's debt securities was approximately $200.0 as of December 28, 2006. Further, if we pay cash dividends on our common stock we will be required to begin paying cash interest on our 12% senior discount notes due 2014 in accordance with the terms governing those notes. Upon completion of this offering, we intend to elect to pay cash interest on our 12% senior discount notes due 2014, which will accrue from the preceding semi-annual accretion date. Our ability to service the 12% senior discount notes due 2014 is also subject to the restrictions on distributions by

AMCE to us under the restricted payments covenants contained in our senior secured credit facility and the indentures governing AMCE's debt securities, and we will be required to make these interest payments out of distributions from AMCE before any dividends may be paid on our common stock. Our anticipated annual cash interest expense on the 12% senior discount notes due 2014 is approximately $28.0 million, which will be payable on a semi-annual basis.

        Although we have sustained net losses in prior periods and cannot assure you that we will be able to pay dividends on a quarterly basis or at all, we believe that a number of recent positive developments in our business have improved our ability to pay dividends in compliance with applicable state corporate law once this offering has been completed. These include: the completion of our merger with Loews, which increased the scale and cash flow of our company and generated significant synergies and cost savings going forward; the anticipated $608.9 million reduction in our outstanding carrying value of indebtedness with the proceeds we received from the NCM Transactions, as well as approximately $108.9 million cash on hand, which we anticipate will reduce our annual cash interest expense by $56.7 million; and the discontinuation of $5.0 million per year management fees paid to our Sponsors as a result of this offering. Further, we expect to continue to benefit from substantial net operating loss carryovers from prior periods that will be available for offsetting taxes that we may owe. Also, because the DGCL permits corporations to pay dividends either out of surplus (generally, the excess of a corporation's net assets (total assets minus total liabilities) over its stated capital, in each case as defined and calculated in the manner prescribed by the DGCL) or net profits, we may be able to pay dividends even if we continued to report net losses in future periods.

Cash Flows from Operating Activities

        Cash flows provided by operating activities, as reflected in the Consolidated Statements of Cash flows, were $205,351,000 and $91,500,000 during the thirty-nine weeks ended December 28, 2006 and December 29, 2005, respectively. The increase in operating cash flows during the thirty-nine weeks ended December 28, 2006 is primarily due to increases in attendance and improvement in operating results, including amounts relating to the Mergers. We had a working capital surplus and (deficit) as of December 28, 2006 and March 30, 2006 of $99,014,000 and $(115,995,000), respectively. We received litigation settlement checks related to fireproofing claims totaling $13,130,000 during the thirty-nine weeks ended December 28, 2006. We have the ability to borrow against our credit facility to meet obligations as they come due (subject to limitations on the incurrence of indebtedness in our various debt instruments) and had approximately $131,000,000 and $90,000,000 available on our credit facility to meet these obligations for the periods ended December 28, 2006 and March 30, 2006, respectively.

        During the thirty-nine weeks ended December 28, 2006, we sold four wholly-owned theatres in Spain with 86 screens, sold one theatre in Portugal with 20 screens, disposed of eight theatres with 100 screens in the U.S. and closed one theatre with six screens in the U.S. as required by and in connection with the approval of the Mergers, closed 13 theatres with 101 screens in the U.S., closed one managed theatre with six screens in the U.S., opened six new theatres with 95 screens in the U.S., acquired two theatres with 32 screens in the U.S., added six screens to an existing theatre in the U.S., opened two new theatres with 21 screens in Mexico, closed four screens on a existing theatre in Hong Kong, opened one theatre with six screens in Hong Kong, disposed of 28 theatres with 318 screens related to our joint-venture in Spain and disposed of one theatre in Argentina with eight screens resulting in a circuit total of 382 theatres and 5,340 screens.

        Cash flows provided by (used in) operating activities, as reflected in the Consolidated Statements of Cash Flows, were $25,694,000, $(45,364,000), $145,364,000 and $163,939,000 for the Successor period ended March 30, 2006, Successor period ended March 31, 2005, the Predecessor period ended December 23, 2004 and the Predecessor period ended April 1, 2004, respectively. The decrease in cash provided by operating activities for the Successor period ended March 30, 2006 compared with the pro forma period for the prior year is primarily due to declines in attendance and the timing of payments for accrued expenses and other liabilities. The cash used in operating activities for the Successor period ended March 31, 2005 was primarily due to payments of $37,061,000 in transaction costs related to the merger with Marquee. The decrease in operating cash flows for the Predecessor period ended December 23, 2004 compared to the Predecessor period ended April 1, 2004 was also primarily due to transaction costs related to the merger with Marquee of which $23,971,000 were paid during the Predecessor period ended December 23, 2004. We had a working capital deficit as of March 30, 2006 of $115,995,000 versus a deficit as of March 31, 2005 of $134,330,000. We have the ability to borrow against our credit facility to meet obligations as they come due (subject to limitations on the incurrence of indebtedness in our various debt instruments) and had approximately $90,000,000 and $163,000,000 available on our credit facility to meet these obligations for the periods ended March 30, 2006 and March 31, 2005, respectively.

Cash Flows from Investing Activities

        Cash provided by (used in) investing activities, as reflected in the Consolidated Statement of Cash Flows were $50,412,000 and $(26,590,000), during the thirty-nine weeks ended December 28, 2006 and December 29, 2005, respectively. As of December 28, 2006, we had construction in progress of $25,364,000. We had one U.S. theatre with a total of 16 screens under construction on December 28, 2006 that we expect to open in fiscal 2007. Cash outflows from investing activities include capital expenditures of $100,836,000 and $77,336,000 during the thirty-nine weeks ended December 28, 2006 and December 29, 2005, respectively. We expect that our gross capital expenditures in fiscal 2007 will be approximately $143,000,000.

        In December 2006, we disposed of our investment in Yelmo which owned and operated 27 theatres and 310 screens in Spain as of the date sold for proceeds of $52,137,000.

        In May 2006, AMCEI and its subsidiary AMC Entertainment International Limited sold its interests in AMC Entertainment España S.A., which owned and operated 4 theatres with 86 screens in Spain, and Actividades Multi-Cinemas E Espectáculos, LDA, which owned and operated 1 theatre with 20 screens in Portugal for a net sales price of approximately $35,446,000.

        During the thirty-nine weeks ended December 28, 2006, we sold six theatres with 68 screens, exchanged two theatres with 32 screens, and closed one theatre with six screens in the U.S. as required by and in connection with the approval of the Mergers for an aggregate sales price of $64,302,000.

        On June 30, 2005, we disposed of Japan AMC Theatres, Inc., including four of our five theatres in Japan, for a cash sales price of $44,861,000 and on September 1, 2005, sold our remaining Japan theatre for a sales price of $8,595,000.

        On February 13, 2007, NCM, Inc., a newly-formed entity that will serve as the sole manager of National CineMedia, LLC, completed its IPO of 42,000,000 shares of common stock at a price of $21.00 per share. Net proceeds from the NCM, Inc. IPO were used to acquire newly issued equity interest from NCM, and NCM distributed the net proceeds to each of American Multi-Cinema, Inc. ("AMC"), Cinemark and Regal on a pro rata basis in connection with modifying payment obligations for access to our theatres pursuant to the Exhibitor Services Agreement. We also sold common units in NCM to NCM, Inc. in connection with the exercise of the underwriters' option to purchase additional shares. In connection with the completion of the NCM, Inc. IPO, NCM entered into a $725 million term loan facility the net proceeds of which were used to redeem preferred units held by each of AMC, Cinemark and Regal on a pro rata basis pursuant to a recapitalization of NCM. AMC received net NCM, Inc. IPO, the sale of common units in connection with the exercise of the underwriters' option to purchase additional shares and debt proceeds upon completion of such transactions of $517.1 million. We intend to use the proceeds from these transactions, together with cash on hand, to redeem our 9 1/2% senior subordinated notes due 2011, our senior floating rate notes due 2010 and our 9 7/8% senior subordinated notes due 2012.

        In connection with the completion of the NCM, Inc. IPO, AMC amended and restated its existing services agreement with NCM whereby in exchange for our pro rata share of the NCM, Inc. IPO proceeds, AMC agreed to a modification of NCM's payment obligation under the existing agreement. The modification extended the term of the agreement to 30 years, provided NCM with a five year right of first refusal beginning one year prior to the end of the term and changed the basis upon which AMC is paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee would be composed of a fixed payment per patron and a fixed payment per digital screen, which would increase by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. Additionally, AMC entered into the Loews Screen Integration Agreement with NCM pursuant to which AMC will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of the NCM, Inc. IPO, and NCM issued to AMC common membership units in NCM increasing its ownership interest to approximately 33.7%; such Loews payments will be made quarterly until May 2008 and are estimated to total between $15 million and $20 million in the aggregate. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, AMC would be required to purchase such time from NCM at a negotiated rate. In addition, after completion of the NCM, Inc. IPO, AMC expects to receive mandatory quarterly distributions of excess cash from NCM. Subsequent to the NCM, Inc. IPO, we hold a 18.6% interest in NCM.

        Cash flows provided by (used in) investing activities, as reflected in the Consolidated Statements of Cash Flows, were $107,538,000, $(1,260,301,000), $(692,395,000) and $(69,378,000) for the Successor period ended March 30, 2006, Successor period ended March 31, 2005, the Predecessor period ended December 23, 2004 and the Predecessor period ended April 1, 2004, respectively. Cash flows for the Successor period ended March 30, 2006 include cash acquired from the Mergers of $142,512,000, proceeds from the sale leaseback of two theatres of $35,010,000 and proceeds from the sale of the Japan theatres of $53,456,000, partially offset by capital expenditures of $117,668,000. The cash acquired from the Mergers represented the cash held by Loews at the date of the Mergers. The Mergers were non-cash, funded by the issuance of our common stock. Cash outflows for investing activities include a payment to common and preferred stockholders net of cash acquired of $1,268,564,000 related to the merger with Marquee for the Successor period ended March 31, 2005 and an increase of $627,338,000 in restricted cash related to investment of the proceeds from the Senior Notes issued in order to finance the merger with Marquee during the Predecessor period ended December 23, 2004 and capital expenditures of $18,622,000, $66,155,000 and $95,011,000 during the Successor period ended March 31, 2005, Predecessor periods ended December 23, 2004 and April 1, 2004, respectively. As of March 30, 2006, we had construction in progress of $34,796,000. We had 8 U.S. theatres with a total of 117 screens and two Mexico theatres with a total of 21 screens under construction as of March 30, 2006 that we expect to open in fiscal 2007. We expect that our gross capital expenditures in fiscal 2007 will be approximately $143,000,000.

        On December 23, 2004 AMC Entertainment completed the merger with Marquee. Pursuant to the terms of the merger agreement, each issued and outstanding share of AMC Entertainment's common stock and Class B stock was converted into the right to receive $19.50 in cash and each issued and outstanding share of AMC Entertainment's preferred stock was converted into the right to receive $2,727.27 in cash. The total amount of consideration paid in the merger with Marquee was $1,665,200,000. Holdings used the net proceeds from the sale of our notes (as described below), together with our existing cash balances and the proceeds from the equity contribution from Holdings (consisting of equity contributed by the Marquee Sponsors, the co-investors and certain members of management and the net proceeds of an offering of Holdings' notes), to finance the merger with Marquee.

        In connection with our acquisition of Gulf States Theatres on March 15, 2002, we entered into leases of the real estate assets associated with the five theatres with Entertainment Properties Trust for a term of 20 years with an initial annual base rent of $7,200,000. Of the $45,000,000 purchase price, $5,800,000 was paid to Entertainment Properties Trust for specified non-real estate assets which Entertainment Properties Trust acquired from Gulf States Theatres and resold to us at cost. We have paid $300,000 annually since the date of acquisition in connection with consulting and non-competition agreements related to the acquisition. Our last payment is due in March 2007.

        On March 29, 2002, we acquired GC Companies pursuant to a stock purchase agreement and a plan of reorganization that was confirmed by the bankruptcy court on March 18, 2002. Our purchase price of $168,931,000 (net of $6.5 million from the sale of GC Companies' portfolio of venture capital investments on the effective date) included anticipated cash payments of $68,472,000, the issuance of $72,880,000 aggregate principal amount of the Notes due 2011 with a fair value of $71,787,000 and the issuance of 2,578,581 shares of AMC Entertainment common stock with an aggregate fair value of $35,172,000 based on a fair value of $13.64 per share (the closing price per share on the effective date of the plan). We used available cash for the cash payments under the plan of reorganization.

        The final purchase price for GC Companies was not determinable until all creditor claims disputed by the GC Companies post-confirmation unsecured creditors committee were consensually resolved or determined by the bankruptcy court. The GC Companies bankruptcy case was closed on May 26, 2004. Through March 31, 2005, we had issued $72,880,000 aggregate principal amount of our Notes due 2011 and 2,430,433 shares of AMC Entertainment common stock and paid approximately $66,118,000 in cash to creditors of GC Companies.

        On December 19, 2003, we acquired certain of the operations and related assets of MegaStar Cinemas, L.L.C. for an estimated cash purchase price of $15,037,000. In connection with the acquisition, we assumed leases on three theatres with 48 screens in Minneapolis and Atlanta. All three of the theatres feature stadium seating and have been built since 2000.

        We fund the costs of constructing new theatres through existing cash balances, cash generated from operations or borrowed funds, as necessary. We generally lease our theatres pursuant to long-term non-cancelable operating leases which may require the developer, who owns the property, to reimburse us for the construction costs. We may decide to own the real estate assets of new theatres and, following construction, sell and leaseback the real estate assets pursuant to long-term non-cancelable operating leases. During fiscal 2006, we sold and leased back two theatres with 32 screens.

        During fiscal 1998, we sold the real estate assets associated with 13 theatres to Entertainment Properties Trust ("EPT") for an aggregate purchase price of $283,800,000 (the "Sale and Lease Back Transaction"). We leased the real estate assets associated with the theatres from EPT pursuant to non-cancelable operating leases with terms ranging from 13 to 15 years at an initial lease rate of 10.5% with options to extend for up to an additional 20 years. The leases are triple net leases that require us to pay substantially all expenses associated with the operation of the theatres, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. During fiscal 2000, we sold the building and improvements associated with one of our theatres to EPT for proceeds of $17,600,000 under terms similar to the above Sale and Leaseback Transaction. During fiscal 2002, we sold the land at this theatre to EPT for proceeds of $7,486,000 under terms similar to the above Sale and Leaseback Transaction and at an initial lease rate of 10.75%. During fiscal 2003, we sold the real estate assets associated with 2 theatres to EPT for proceeds of $43,665,000 and then leased the real estate assets associated with these theatres pursuant to non-cancelable operating leases with terms of 20 years at an initial lease rate of 11% with options to extend for up to an additional 15 years. On March 30, 2004, we sold the real estate assets associated with 3 theatres to EPT for proceeds of $63,911,000 and then leased the real estate assets associated with these theatres pursuant to non-cancelable operating leases with terms of 20 years at an initial lease rate of 9.5% with options to extend for up to 15 additional years. On March 31, 2005, we sold the real estate assets associated with one theatre and adjoining retail space to EPT for proceeds of $50,910,000 and then leased the real estate assets associated with the theatre pursuant to a non-cancelable operating lease with terms of 20 years at an initial lease rate of 9.24% with options to extend for up to 14 additional years. On March 30, 2006, we sold the real estate assets associated with two theatres to EPT for proceeds of $35,010,000 and then leased the real estate assets associated with the theatres pursuant to a non-cancelable operating lease with terms of approximately 15 and 17 years at an initial lease rate of 9.25% with options to extend each for up to 15 additional years

        Historically, we have either paid for or leased the equipment used in a theatre. We may purchase leased equipment from lessors if prevailing market conditions are favorable. During the Successor period ended March 31, 2005 we purchased certain leased furniture, fixtures and equipment at two theatres for $25,292,000. During fiscal 2004 we purchased certain leased furniture, fixtures and equipment at five Canadian theatres for $15,812,000.

Cash Flows from Financing Activities

        Cash flows used in financing activities, as reflected in the Consolidated Statement of Cash Flows, were $14,095,000 and $1,749,000 during the thirty-nine weeks ended December 28, 2006 and December 29, 2005, respectively.

        Cash flows provided by (used in) financing activities, as reflected in the Consolidated Statements of Cash Flows, were $21,434,000, $1,376,763,000, $611,034,000 and $(5,274,000) for the Successor period ended March 30, 2006, Successor period ended March 31, 2005, the Predecessor period ended December 23, 2004 and the Predecessor period ended April 1, 2004, respectively. Cash flows from financing activities for the Successor period ended March 30, 2006 primarily include proceeds of $325,000,000 from the issuance of the Notes due 2016 and $650,000,000 from the Term Loan B which were used to repurchase $939,363,000 of debt, as well as $24,895,000 paid for financing costs which will be deferred and amortized over the life of the debt. On September 29, 2005 we received $6,661,000 additional construction allowance from our landlord Entertainment Properties Trust related to three of our Canada theatres which allowed for sale leaseback accounting at these locations and reduced our financing lease obligations by approximately $31,292,000, reduced the net book value of building assets related to these locations by approximately $15,839,000 and resulted in a deferred gain of $22,114,000. The deferred gain is amortized as a reduction of rent expense over the remaining terms of the leases. Cash flows from financing activities for the Successor period ended March 31, 2005 include proceeds from Holdings' issuance of common stock of $769,350,000, proceeds of $169,918,000 related to the Holdings' issuance of the Discount Notes and proceeds of $455,000,000 related to the issuance of Fixed Notes due 2012 and the Floating Notes due 2010. Cash flows from financing activities for the Predecessor period ended December 23, 2004, include proceeds related to the issuance of notes of $624,918,000 to finalize the merger with Marquee, which includes gross proceeds of $169,918,000 from the Discount Notes.

        Concurrently with the closing of the Mergers, we entered into the following financing transactions: (1) our new senior secured credit facility, consisting of a $650.0 million term loan facility and a $200.0 million revolving credit facility; (2) the issuance by AMCE of $325.0 million in aggregate principal amount of 11% senior subordinated notes due 2016; (3) the termination of AMC Entertainment's existing senior secured credit facility, under which no amounts were outstanding, and the repayment of all outstanding amounts under Loews' existing senior secured credit facility and the termination of all commitments thereunder; and (4) the completion of the tender offer and consent solicitation for all $315.0 million aggregate principal amount of Loews' 9.0% senior subordinated notes due 2014.

        As a result of the merger with Marquee, AMC Entertainment became the obligor of $250,000,000 in aggregate principal amount of Fixed Notes due 2012 and $205,000,000 in aggregate principal amount of Floating Notes due 2010 that were previously issued by Marquee Inc. on August 18, 2004. AMCE redeemed the Floating Notes due 2010 with proceeds from the NCM transactions and cash on hand.

        In connection with the Marquee Transactions, Holdings issued $304,000,000 principal amount at maturity of our Discount Notes for gross proceeds of $169,917,760. The only operations of Holdings prior to the merger with Marquee were related to this financing. Because AMC Entertainment was the primary beneficiary of Holdings, which was considered a variable interest entity as defined in FIN 46(R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, the Predecessor was required to consolidate Holdings' operations and financial position into its financial statements as of and through the period ended December 23, 2004. The results of operations of Holdings included within the Predecessor's Consolidated Statements of Operations for the period from April 2, 2004 through December 23, 2004 include interest expense of $7,135,000 and interest income of $831,000.

        Concurrently with the consummation of the merger with Marquee, AMC Entertainment entered into an amendment to its credit facility. We refer to this amended credit facility as the "amended credit facility." The amended credit facility modified a previous Second Amended and Restated Credit Agreement dated as of March 26, 2004, which was superseded in connection with the execution of the "amended credit facility," which was scheduled to mature on April 9, 2009. The amended credit facility was replaced with the New Credit Facility on January 26, 2006.

        On February 24, 2004, AMC Entertainment sold $300,000,000 aggregate principal amount of the Notes due 2014. We used the net proceeds (approximately $294,000,000) to redeem our Notes due 2009 and a portion of our Notes due 2011. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September. The Notes due 2014 are redeemable at our option, in whole or in part, at any time on or after March 1, 2009 at 104.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus in each case interest accrued to the redemption date. The Notes due 2014 are unsecured and are subordinated to all of AMC Entertainment's existing and future senior indebtedness (as defined in the indenture governing the Notes due 2014). The Notes due 2014 rank equally with AMC Entertainment's Notes due 2011, Notes due 2012 (as defined below) and Notes due 2016.

        On January 16, 2002, AMC Entertainment sold $175,000,000 aggregate principal amount of our 9 7/8% Senior Subordinated Notes due 2012 (the "Notes due 2012"). Net proceeds from the issuance of the Notes due 2012 (approximately $168,000,000) were used to reduce borrowings under our credit facility, to pursue our current business strategy, including the acquisition of GC Companies, and for general corporate purposes. AMC Entertainment redeemed the Notes due 2012 with proceeds from the NCM transactions and cash on hand.

        On January 27, 1999, AMC Entertainment sold $225,000,000 aggregate principal amount of our Notes dues 2011. Net proceeds from the issuance of the Notes due 2011 (approximately $219,000,000) were used to reduce borrowings under our credit facility. On March 29, 2002, AMC Entertainment issued an additional $72,880,000 aggregate principal amount of Notes due 2011 (with a fair value of $71,787,000) as part of our acquisition of GC Companies, Inc. On March 25, 2004, we redeemed $83,406,000 of the Notes due 2011 for $87,367,000. A loss of $5,357,000 was recognized in connection with the redemption including a call premium of $3,962,000, unamortized issue costs of $1,125,000 and unamortized discount of $270,000. The loss is included within other expense on the Consolidated Statements of Operations. AMC Entertainment redeemed the Notes due 2011 with the proceeds from the NCM transactions and cash on hand.

        The merger with Marquee constituted a "change of control" under the Notes due 2011 in the aggregate principal amount of $214,474,000, which allowed the holders of those notes to require AMC Entertainment to repurchase their notes at 101% of their aggregate principal amount plus accrued and unpaid interest to the date of purchase. We commenced this change of control offer on January 11, 2005, and bondholders tendered $1,663,000 of the Notes due 2011, which were repurchased using existing cash in February 2005. On March 19, 1997, AMC Entertainment sold $200,000,000 aggregate principal amount of our Notes due 2009. We used the net proceeds from the issuance of the Notes due 2009 (approximately $194,000,000) to reduce borrowings under our credit facility. The Notes due 2009 were redeemed on March 25, 2004 for $204,750,000. A loss on redemption of $8,590,000 was recognized in connection with the redemption including a call premium of $4,750,000, unamortized issue costs of $3,291,000 and unamortized discount of $549,000. The loss is included within other expense on the Consolidated Statements of Operations.

        On January 26, 2006, AMC Entertainment sold $325,000,000 aggregate principal amount of the Notes due 2016. Net proceeds from the issuance of the Notes due 2016 were used to fund a portion of the Merger Transactions and to pay related fees and expenses. The Notes due 2016 bear interest at the rate of 11% per annum, payable February 1 and August 1 of each year. The Notes due 2016 are redeemable at our option, in whole or in part, at any time on or after February 1, 2011 at 105.5% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2014, plus in each case interest accrued to the redemption date. The Notes due 2016 are unsecured and are subordinated to all of AMC Entertainment's existing and future senior indebtedness (as defined in the indenture governing the Notes due 2016). The Notes due 2016 rank equally with its Notes due 2014.

        The indentures relating to the notes that will be outstanding upon the completion of this offering allow us to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under our credit facility. The indentures also allow us to incur any amount of additional debt as long as we can satisfy the coverage ratio of each indenture after giving effect thereto on a pro forma basis. Under the indentures relating to the Notes due 2014 and Notes due 2016, the most restrictive of the indentures, we could borrow approximately $101.0 million and $6.3 million in addition to permitted indebtedness (assuming an interest rate of 10% per annum on the additional borrowings) as of December 28, 2006 and March 30, 2006, respectively. If we cannot satisfy the coverage ratios of the indentures, generally we can incur, in addition to amounts borrowed under the credit facility, no more than $100.0 million of new "permitted indebtedness" under the terms of the indentures relating to the Notes due 2014, Notes due 2016 and Discount Notes due 2014.

        The indentures relating to the above-described notes also contain covenants limiting dividends, purchases or redemptions of stock, transactions with affiliates, and mergers and sales of assets, and require us to make an offer to purchase the notes upon the occurrence of a change in control, as defined in the indentures. Upon a change of control (as defined in the indentures), we would be required to make an offer to repurchase all of the outstanding notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase.

        As of December 28, 2006, we were in compliance with all financial covenants relating to the New Credit Facility, the Cinemex Credit Facility, the Notes due 2016, the Notes due 2011, the Notes due 2012, Notes due 2014, the Fixed Notes due 2012, the Floating Notes due 2010 and the Discount Notes due 2014.

  New Credit Facility

        The New Credit Facility is with a syndicate of banks and other financial institutions and provides AMC Entertainment financing of up to $850.0 million, consisting of a $650.0 million term loan facility with a maturity of seven years and a $200.0 million revolving credit facility with a maturity of six years. The revolving credit facility will include borrowing capacity available for Mexican peso-denominated revolving loans, for letters of credit and for swingline borrowings on same-day notice. The Company's ability to borrow against the revolving credit facility is limited to approximately $90.0 million as of March 30, 2006 due to restrictions imposed by our various debt agreements.

        Borrowings under the New Credit Facility bear interest at a rate equal to an applicable margin plus, at our option, either a base rate or LIBOR. On March 13, 2007, we amended the New Credit Facility to, among other things, lower the interest rates related to our term loan, reduce our unused commitment fee and amend the change of control definition so that this offering and the related transactions will not constitute a change of control. The current applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings, and the current applicable margin for borrowings under the term loan facility is

0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced, subject to AMC Entertainment attaining certain leverage ratios. In addition to paying interest on outstanding principal under the New Credit Facility, AMC Entertainment is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25%. It will also pay customary letter of credit fees. AMC Entertainment may voluntarily repay outstanding loans under the New Credit Facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans. AMC Entertainment is required to repay $1,625,000 of the term loan quarterly, beginning March 30, 2006 through September 30, 2012, with any remaining balance due on January 26, 2013.

        All obligations under the New Credit Facility are guaranteed by each of AMC Entertainment's wholly-owned domestic subsidiaries. All obligations under the New Credit Facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of AMC Entertainment's assets as well as those of each subsidiary guarantor.

        The New Credit Facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, AMC Entertainment's ability, and the ability of its subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the notes); pay dividends and distributions or repurchase their capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, including the Existing Subordinated Notes; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

        In addition, the New Credit Facility requires, commencing with the fiscal quarter ended September 28, 2006, that AMC Entertainment and its subsidiaries maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The New Credit Facility also contains certain customary affirmative covenants and events of default.

        As a result of the completion on February 13, 2007 of the NCM, Inc. initial public offering, we received proceeds of $517.1 million. Such proceeds along with up to $109 million of cash on hand is expected to be used for the redemption of our 9 1/2% Senior Subordinated Notes due 2011, 9 7/8% Senior Subordinated Notes due 2012 and our Senior Floating Rate Notes due 2010. The redemption of the subordinated notes would constitute restricted payments under our senior secured credit facility. Because our current restricted payment basket amount, after giving pro forma effect for an increase resulting from the NCM transaction, would be insufficient to accommodate this debt repayment, we amended the New Credit Facility on February 14, 2007 to allow for up to $600 million in subordinated debt repayments to be carved out of the restricted payments basket. This carve out is available for redemptions/repayments through April 30, 2007.

  Cinemex Credit Facility

        In August 2004, Cadena Mexicana de Exhibición S.A. de C.V., a wholly-owned subsidiary of Cinemex and an indirect wholly-owned subsidiary of Loews, entered into a senior secured credit facility, which remains in place after the consummation of the Mergers. The initial amount drawn under the Cinemex senior secured credit facility was 1,026.4 million Mexican pesos (approximately $90.0 million as of August 16, 2004). Cinemex drew 106.4 million Mexican pesos (approximately $10.0 million in August 2005) under the delayed draw feature of its senior secured credit facility. Approximately $103.9 million was outstanding under the senior secured credit facility as of March 30, 2006. In December 2005, Cadena Mexicana entered into an amended and restated senior secured revolving credit facility which provides for an available revolving credit line of the peso equivalent of $25.0 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the revolving credit facility is peso-denominated debt). During January and February of 2006 Cinemex drew 105.4 million Mexican pesos under the revolving credit facility (approximately $9.8 million was outstanding as of March 30, 2006). All obligations of Cadena Mexicana under the Cinemex senior secured credit facility and revolving credit facility are guaranteed by Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries.

        The Cinemex borrowings are non-recourse to Loews, and thus, are non-recourse to AMCE. Interest on the Cinemex term loan is payable in arrears on a monthly basis at the Interbank Equilibrium Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Cinemex term loan as of March 30, 2006 was 9.31%. This rate was adjusted to 8.5% on approximately $68.8 million of the Cinemex borrowings by an interest rate swap entered into on July 28, 2003 and was redesignated as a hedge of the Cinemex senior secured credit facility on August 16, 2004. The interest rate on the remaining approximately $35.1 million of the Cinemex borrowings was adjusted to 9.89% by an interest rate swap entered into on August 5, 2005.

        In December 2006, Cinemex amended its senior secured revolving credit facility to extend it for an additional year, now maturing December 19, 2007. In December 2006, Cinemex also modified the terms of its senior secured credit facility term loan. The Cinemex term loan will mature on August 16, 2011 and will amortize beginning on February 16, 2009 in installments ranging from 10% to 30% of the principal balance per annum over the five-year period. Additionally, the applicable margin for the rate of interest has been modified to be based on a ratio of Net Debt to EBITDA. The applicable margin will now be 200 basis points for a ratio of 2.50 times to 3.00 times, 175 basis points for a ratio of 2.01 times to 2.50 times, 150 basis points for a ratio of 1.51 times to 2.00 times and 125 basis points for a ratio at or below 1.50 times.

        The Cinemex senior secured credit facilities contain customary affirmative and negative covenants with respect to Cadena Mexicana and each of the guarantors and, in certain instances, Cadena Mexicana's subsidiaries that are not guarantors, as defined in the credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Cadena Mexicana and the guarantors under the Cinemex senior secured credit facilities rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The senior secured credit facilities also include certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement.

        On April 19, 2001, AMC Entertainment issued shares of Series A convertible preferred stock and Series B exchangeable preferred stock for an aggregate purchase price of $250,000,000. Net proceeds from the sale (including transaction expenses) of approximately $225,000,000 were used to reduce outstanding indebtedness under our credit facility. On September 13, 2001, pursuant to the certificate of designations relating to the preferred stock, all shares of Series B exchangeable preferred stock were exchanged for an equal number of shares of Series A convertible preferred stock. Dividends on the Series A convertible preferred stock accumulated at an annual rate of 6.75% and were payable in additional shares of Series A convertible preferred stock until April 2004. At our option, dividends on Series A convertible preferred stock were payable in cash or additional shares of Series A convertible preferred stock from April 2004 until April 2008. All outstanding shares of preferred stock were redeemed in connection with the merger with Marquee.

Commitments and Contingencies

        Minimum annual cash payments required under existing capital and financing lease obligations, maturities of corporate borrowings, future minimum rental payments under existing operating leases, FF&E and leasehold purchase provisions, ADA related betterments and pension funding that have initial or remaining non-cancelable terms in excess of one year on a pro forma basis as of December 28, 2006 are as follows:

(In thousands)	Minimum Capital and Financing Lease Payments	Principal Amount of Corporate Borrowings		Interest Payments on Corporate Borrowings(1)	Minimum Operating Lease Payments	Capital Related Betterments(2)	Pension Funding(3)	Total Commitments
2007	$2,453	$1,657		$34,987	$100,085	$33,993	—	$173,175
2008	9,109	17,853		139,571	406,611	15,280	$1,400	589,824
2009	8,745	16,977		138,268	407,132	15,280	—	586,402
2010	8,701	32,694		155,074	403,137	—	—	599,606
2011	8,751	43,171		170,457	394,055	—	—	616,434
2012	7,093	287,932	(4)	152,462	380,980	—	—	828,467
Thereafter	62,019	1,540,000	(4)	285,860	2,847,696	—	—	4,735,575

Total	$106,871	$1,940,284		$1,076,679	$4,939,696	$64,553	$1,400	$8,129,483	(4)

(1)
Interest expense on the term loan was estimated at 7.45% based upon the published LIBOR at December 28, 2006.

(2)
Includes committed capital expenditures including the estimated cost of ADA related betterments. Does not include planned, but non-committed capital expenditures.

(3)
We fund our pension plan such that the plan is 90% funded. While future funding is anticipated, the funding amount is currently unknown. The retiree health plan is not funded.

(4)
As noted below under "—Change of Control Offers," the offering will constitute a "change of control" under the indentures governing the Discount Notes due 2014, the Notes due 2016 and the Fixed Notes due 2010. Holdings will be required to make change of control offers to purchase these notes after completion of the offering at a price of 101% of the aggregate principal amount thereof plus, without duplication, accrued and unpaid interest to the date of repurchase. Based on current trading prices of these securities, we expect that the holders of these notes will not accept the change of control offers. Accordingly, in the commitments and contingencies table, we have reflected the principal amount and interest on these notes consistent with their respective stated maturity and we have not included the $8.0 million of change of control premium payment that we would be required to pay if the holders of all three series of notes elected to accept the change of control offer.

Amended and Restated Fee Agreement

        In connection with the Mergers, on January 26, 2006, Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement (the "Management Fee Agreement"), which replaced the December 23, 2004 fee agreement among Holdings, AMCE and the Marquee Sponsors. The Management Fee Agreement provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, for the twelve year duration of the agreement, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the Management Fee Agreement.

        In addition, the Management Fee Agreement provides for reimbursements by Holdings and AMCE to the Sponsors for their out-of-pocket expenses, and by AMCE to Holdings of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an IPO, the Sponsors will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. We estimate that our payment to the Sponsors would be $40.1 million had the offering occurred on December 28, 2006. See Note 8 to Unaudited Pro Forma Condensed Consolidated Financial Information included elsewhere in this prospectus.

        The Management Fee Agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Change of Control Offers

        In connection with the offering, the Sponsors and certain other existing stockholders of Holdings intend to enter into a new voting arrangement, effective upon the closing of the offering, which is described in more detail under "Certain Relationships and Related Party Transactions-Governance Agreements." As a result of these new voting arrangements, the offering will constitute a "change of control" under the indentures governing Holding's 12% senior discount notes due 2014 and AMCE's 11% senior subordinated notes due 2016 and 8 5/8% senior fixed rate notes due 2012, and Holdings and AMCE will be required to make change of control offers to purchase these notes after completion of the offering at a price of 101% of the aggregate principal amount thereof plus, without duplication, accrued and unpaid interest to the date of repurchase. If the change of control offers had taken place on December 28, 2006, and all of the holders had accepted the offers, we would have been required to pay $226.05 million with respect to our 12% senior discount notes due 2014 (representing $223.812 million aggregate principal amount and a $2.238 million change of control premium payment), $328.25 million with respect to our 11% senior subordinated notes due 2016 (representing $325.0 million aggregate principal amount and a $3.25 million change of control premium payment) and $252.5 million with respect to our 8 5/8% senior fixed rate notes due 2012 (representing $250.0 million aggregate principal amount and a $2.5 million change of control premium payment). Holdings and AMCE do not expect that the holders of these notes will accept the change of control offers, but to the extent that they do, Holdings and AMCE anticipate that they would raise the amounts needed to fund the offers with cash on hand or through new financing; however, we cannot assure you that Holdings and AMCE would have sufficient funds available or be able to obtain new financing, on commercially reasonable terms or at all.

Conclusion

        We believe that cash generated from operations and existing cash and equivalents will be sufficient to fund operations and planned capital expenditures currently and for at least the next 12 months and enable us to maintain compliance with covenants related to the New Credit Facility and the notes. We are considering various options with respect to the utilization of cash and equivalents in excess of our anticipated operating needs. Such options might include, but are not limited to, acquisitions of theatres or theatre companies, repayment of corporate borrowings and payment of dividends to shareholders.

Impact of Inflation

        Historically, the principal impact of inflation and changing prices upon us has been to increase the costs of the construction of new theatres, the purchase of theatre equipment, rent and the utility and labor costs incurred in connection with continuing theatre operations. Film exhibition costs, our largest cost of operations, are customarily paid as a percentage of admissions revenues and hence, while the film exhibition costs may increase on an absolute basis, the percentage of admissions revenues represented by such expense is not directly affected by inflation. Except as set forth above, inflation and changing prices have not had a significant impact on our total revenues and results of operations.

Covenant Compliance

        Our senior secured credit facility requires us to maintain a net senior secured leverage ratio of no more than 3.25 to 1.0, calculated on a pro forma basis for the trailing four quarters (as determined under our senior secured credit facility) as long as the commitments under our revolving credit facility remain outstanding. Failure to comply with this covenant would result in an event of default under our senior secured credit facility unless waived by our revolving credit lenders, and in any event would likely limit our ability to borrow funds pursuant to our revolving credit facility. An event of default under our senior credit facility can result in the acceleration of our indebtedness under the facility, which in turn would result in an event of default and possible acceleration of indebtedness under our debt securities as well. In addition, our senior secured credit facility restricts our ability to take certain actions such as incurring additional debt or making certain acquisitions if we are unable to comply with our net senior secured leverage ratio covenant or, in the case of additional debt, maintain an Adjusted EBITDA to consolidated interest expense ratio of at least 2.0 to 1.0 and a senior leverage ratio of no more than 3.25 to 1.0 after giving pro forma effect (as determined under our senior secured credit facility) to the debt incurrence or acquisition, as the case may be. Failure to comply with these covenants would result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions. As our failure to comply with the covenants described above can, at best, limit our ability to incur debt or grow our company, and at worst, cause us to go into default under the agreements governing our indebtedness, management believes that our senior secured credit facility and these covenants are material to the Company. As of December 28, 2006, we were in compliance with the covenants described above.

        Pro forma Adjusted EBITDA is defined in our senior secured credit facility as loss from continuing operations, as adjusted for the items summarized in the table below. Consolidated interest expense is defined in our senior secured credit facility as interest expense excluding, among other things, the amortization of fees and expenses incurred in connection with the Merger Transactions, as well as the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

        Adjusted EBITDA is not a measurement of our financial performance or liquidity under U.S. GAAP and should not be considered as an alternative to loss from continuing operations, operating income or any other performance measures derived in accordance with U.S. GAAP. Consolidated interest expense as defined in our senior secured credit facility should not be considered an alternative to U.S. GAAP interest expense. Adjusted EBITDA includes estimated annual cost savings initiatives that we expect to achieve in connection with the Mergers as a result of actions that we have taken during the first six months following completion of the Mergers and which we anticipate we will fully realize over the 18 months following the completion of the Mergers. Adjusted EBITDA also includes estimated annual cost savings initiatives that we expect to achieve in the ordinary cause of business as a result of actions we have taken or anticipate taking in the near future. See "—The Merger Transactions." However, Adjusted EBITDA does not take into account the $29.9 million in one-time transition expenditures that we have incurred or anticipate that we will need to incur during this period in order to realize these cost savings. The adjustments set forth below reflecting estimated cost savings and operating synergies do not qualify as pro forma adjustments under Regulation S-X promulgated under the Securities Act and constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995, as amended. Actual results may differ materially from those reflected due to a number of factors, including without limitation, (i) an inability to consolidate facilities, (ii) an inability to reduce headcount and (iii) an inability to terminate certain contracts.

	Pro Forma (unaudited)
	52 Weeks Ended March 30, 2006	52 Weeks Ended December 28, 2006
	(thousands of dollars, except operating data)
Calculation of Adjusted EBITDA:
Loss from continuing operations	$(189,133)	$(123,272)
Income tax provision (benefit)	9,197	7,748
Investment expense	4,465	(4,925)
Interest expense	171,103	174,012
Other expense (income)	849	3,535
Disposition of assets and other (gains)/losses	(1,300)	(12,251)
Depreciation and amortization	262,764	257,879
Impairment charge	11,974	11,974
Restructuring charge	3,980	45
Theatre and other closure expense	601	7,532
Pre-opening expense	10,635	9,348
Stock-based compensation expense	4,289	7,800
Merger and acquisition costs	18,059	19,483

Subtotal	$307,483	$358,908

Additional credit facility adjustments:
Non-cash items and other	249	$5,542
Deferred rent	(3,894)	(4,912)
Gain on sale of investments	221	232
Gain on disposition of assets	365	(879)
Litigation and insurance recoveries	3,621	13,130
Income from equity investments	4,932	1,638
Closed/Disposed theatre contribution	3,901	1,238
Opened theatre contribution	6,102	4,166
Cost savings initiatives:
Administrative salaries, bonuses, occupancy expenses and other administrative expenses(1)	26,338	8,765
Newspaper and other advertising expenses(2)	9,492	1,412
Vendor based contract savings for concession and other costs(3)	5,283	1,822
Theatre level salaries and bonuses(4)	4,703	1,700

Adjusted EBITDA(5)	$368,796	$392,762

Net senior secured indebtedness(6)		$468,915
Net senior secured leverage ratio(7)		1.19
Senior indebtedness(8)		$1,046,668
Senior leverage ratio(9)		2.66
Consolidated interest expense(10)		$133,664
Adjusted EBITDA Ratio(11)		2.94

(1)
Represents (i) cost savings related to the elimination of duplicative overhead costs, including staffing and other administrative expenses, and (ii) real estate related savings for the closure of duplicative facilities, both of which are substantially complete.

(2)
Represents (i) costs associated with duplicative advertising in markets in which AMCE and Loews have overlapping operations, including New York City, Dallas, Seattle, Washington, D.C., Detroit, Cleveland, Orlando and Philadelphia, (ii) the realization of savings from our combined purchasing power for various advertising services and (iii) the elimination of other redundant advertising spending, such as the elimination of duplicative websites. We have eliminated these costs since the completion of the Mergers.

(3)
Represents the difference between AMCE's and Loews' contractual payment rates to certain vendors to our theatres. We have incorporated Loews' operations within AMCE's national corporate contracts for these items since the completion of the Mergers.

(4)
Represents the savings achieved through alignment of theatre pay level and staffing practices and implementing best practices used by each of AMCE and Loews with respect to staffing.

(5)
See footnote (1) on page 14 for more information on Adjusted EBITDA.

(6)
The senior secured credit facility defines net senior secured indebtedness as consolidated secured indebtedness for borrowed money other than any capital lease obligations, net of cash and cash equivalents. Net senior secured indebtedness reflected in the table consists primarily of borrowings under the senior secured credit facility and also reflects the impact on cash balances from the NCM Transactions and this offering.

(7)
The senior secured credit facility defines the net senior secured leverage ratio as the ratio of net senior secured indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(8)
The senior secured credit facility defines senior indebtedness as consolidated indebtedness for borrowed money that is not expressly subordinate or junior indebtedness.

(9)
The senior secured credit facility defines the senior leverage ratio as the ratio of senior indebtedness to Adjusted EBITDA for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

(10)
The senior secured credit facility defines consolidated interest expense as interest expense excluding, among other things, the amortization of fees and expenses incurred in connection with the Merger Transactions, as well as the amortization of fees and expenses associated with certain investment and financing transactions and certain payments made in respect of operating leases, as described in the definition of consolidated interest expense, less interest income for the applicable period.

(11)
The senior secured credit facility defines the Adjusted EBITDA Ratio as the ratio of Adjusted EBITDA to consolidated interest expense for the trailing four fiscal quarters on a pro forma basis (as defined in the senior secured credit facility).

New Accounting Pronouncements

        In November 2006, the Emerging Issues Task Force ("EITF") reached a preliminary consensus on Issue No. 06-09, Reporting a Change in (or the Elimination of) a Previously Existing Difference between the Fiscal Year End of a Parent Company and That of a Consolidated Subsidiary or an Equity Method Investee ("EITF 06-09"). EITF 06-09 concludes that the parent entity should report the elimination of a lag in reporting the subsidiary's financial results in their consolidated financial statements as a change in accounting principle through retrospective application pursuant to the provisions of FASB Statement No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3, unless it is impractical to do so. This EITF should be applied prospectively for all applicable changes, beginning in the first interim or annual period following final board approval, and early adoption will be permitted. If this consensus were finalized, we would not expect it to have an impact on our consolidated financial position, results of operations, or cash flows.

        In October 2006, the FASB agreed to issue FSP No. 123(R)-6, Technical Corrections of Statement 123(R), which amends four paragraphs of FASB Statement No. 123(R), Share-Based Payment ("SFAS 123(R)"). The first amendment exempts nonpublic entities from disclosing the aggregate intrinsic value of outstanding fully vested share options and share options expected to vest. The second revises the computation of minimum compensation costs to be recognized when using the "straight-line" attribution method. The third addresses Illustration 13(e), indicating that at the date the illustrative awards were no longer probable of vesting, any previously recognized compensation cost should have been reversed. The fourth amends the definition of "short-term inducement" to exclude an offer to settle an award. The provisions of this FSP are required after October 20, 2006, and early application is permitted for periods for which financial statements have not yet been issued. The adoption of FSP 123(R)-6 did not have an impact on our consolidated financial position, results of operations, or cash flows.

        In October 2006, the FASB agreed to issue FSP No. 123(R)-5, Amendment of FSP FAS 123(R)-1, which addresses whether a modification of an instrument in connection with an equity restructuring should be considered a modification for purposes of applying FSP FAS 123(R)-1, Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services Under FAS 123(R). This FSP indicates that if the modification was made solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or measurement will result if there is no increase in fair value of the award and all holders of the same class of equity instruments are treated in the same manner. The provisions of this FSP are required after October 10, 2006, and early application is permitted for periods for which financial statements have not yet been issued. The adoption of FSP 123(R)-5 did not have an impact on our consolidated financial position, results of operations, or cash flows.

        In October 2006, the Financial Accounting Standards Board ("FASB") released Statement of Financial Accounting Standards ("SFAS") No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R). SFAS No. 158 requires an entity to (1) recognize in its statement of financial position an asset for a defined benefit postretirement plan's overfunded status or a liability for a plan's underfunded status, (2) measure a defined benefit retirement plan's assets and obligations that determine its funded status as of the end of the employer's fiscal year, and (3) recognize changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the changes occur. The requirement to recognize the funded status of a defined benefit postretirement plan and the disclosure requirements are effective for fiscal years ending after December 15, 2006, for an employer with publicly traded equity securities, or March 29, 2007 for AMCE. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008, or April 2, 2009 for AMCE Earlier application of the recognition or measurement date provisions is encouraged; however, early application must be for all of an employer's benefit plans. We believe that as of March 30, 2006, our most recent fiscal year-end, this standard would have resulted in decreased liabilities and decreased accumulated other comprehensive loss of approximately $5,365,000.

        In September 2006, the FASB released SFAS No. 157, Fair Value Measurements which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. It does not expand the use of fair value in any new circumstances. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, or the first quarter of fiscal 2009 for AMCE. Early adoption is permitted. We do not anticipate this standard having a material effect on our consolidated financial statements.

        In September 2006, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 108 ("SAB 108"), Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for companies with fiscal years ending after November 15, 2006 and is required to be adopted by us in our fiscal year ending March 29, 2007. However, early application is encouraged in any report for an interim period of the first fiscal year ending after November 15, 2006, filed after the publication of this guidance.

        In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 ("FIN 48" or the "Interpretation"), which clarifies the accounting for uncertainty in income taxes recognized in companies' financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is recognition whereby companies must determine whether it is more likely than not that a tax position will be sustained upon examination. The second step is measurement whereby a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The interpretation also provides guidance on derecognition of recognized tax benefits, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. We expect to adopt the new requirements in the first quarter of fiscal 2008 and are currently evaluating the impact that the adoption of FIN 48 will have on our consolidated financial statements.

        In February 2006, the FASB agreed to issue FASB Staff Position (FSP) No. 123(R)-4, Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event, which requires companies to consider the probability of the occurrence of a contingent event that is outside the employees' control (i.e., change in control, or death or disability) in determining the classification of an employee stock option or similar instrument under FASB Statement No. 123(R), Share-Based Payment, where the award requires or permits cash settlement upon the contingent event. The FSP requires companies to classify employee stock options and similar instruments with contingent cash settlement features as equity awards provided the contingent event that permits or requires cash settlement is not considered probable of occurring. The adoption of FSP 123 R-4 did not have an impact on our consolidated financial position, results of operations, or cash flows.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to various market risks including interest rate risk and foreign currency exchange rate risk. We do not hold any significant derivative financial interests.

        Market risk on variable-rate financial instruments.    We maintain a $850,000,000 senior secured credit facility, comprised of a $200,000,000 revolving credit facility and a $650,000,000 term loan facility, which permits borrowings at a rate equal to an applicable margin plus, at our option either a base rate or LIBOR. Increases in market interest rates would cause interest expense to increase and earnings before income taxes to decrease. The change in interest expense and earnings before income taxes would be dependent upon the weighted average outstanding borrowings during the reporting period following an increase in market interest rates. We had no borrowings on our new revolving credit facility as of March 30, 2006 or December 28, 2006 and had $650,000,000 and $645,125,000 outstanding under the term loan facility on March 30, 2006 and December 28, 2006, respectively. Therefore, a 100 basis point increase in market interest rates would have increased or decreased interest expense on the new credit facility by $1,104,000 and $4,815,000 during the fifty-two weeks ended March 30, 2006 and the thirty-nine weeks ended December 28, 2006, respectively. Also included in long-term debt are $205,000,000 of our Floating Notes due 2010 (which, as noted above, we have called for redemption). A 1% fluctuation in market interest rates would have increased or decreased interest expense on the Floating Notes due 2010 by $2,050,000 and $1,537,500 during the fifty-two weeks ended March 30, 2006 and the thirty-nine weeks ended December 28, 2006, respectively.

        Market risk on fixed-rate financial instruments.    Included in long-term debt are $325,000,000 of our Notes due 2016, $212,811,000 of our Notes due 2011, $175,000,000 of our Notes due 2012, $300,000,000 of our Notes due 2014, $250,000,000 of our Fixed Notes due 2012 and $223,812,000 carrying value of our Discount Notes due 2014. Increases in market interest rates would generally cause a decrease in the fair value of the Notes due 2016, Notes due 2011, Notes due 2012, Notes due 2014, Fixed Notes due 2012 and Discount Notes due 2014 and a decrease in market interest rates would generally cause an increase in fair value of the Notes due 2016, Notes due 2011, Notes due 2012, Notes due 2014, Fixed Notes due 2012 and Discount Notes due 2014.

        Foreign currency exchange rates.    We currently operate theatres in Mexico, France, the United Kingdom and Canada. As a result of these operations, we have assets, liabilities, revenues and expenses denominated in foreign currencies. The strengthening of the U.S. dollar against the respective currencies causes a decrease in the carrying values of assets, liabilities, revenues and expenses denominated in such foreign currencies and the weakening of the U.S. dollar against the respective currencies causes an increase in the carrying values of these items. The increases and decreases in assets, liabilities, revenues and expenses are included in accumulated other comprehensive income. Changes in foreign currency exchange rates also impact the comparability of earnings in these countries on a year-to-year basis. As the U.S. dollar strengthens, comparative translated earnings decrease, and as the U.S. dollar weakens comparative translated earnings from foreign operations increase. Although we do not currently hedge against foreign currency exchange rate risk, we do not intend to repatriate funds from the operations of our international theatres but instead intend to use them to fund current and future operations. A 10% fluctuation in the value of the U.S. dollar against all foreign currencies of countries where we currently operate theatres would either increase or decrease loss before income taxes and accumulated other comprehensive income (loss) by approximately $1.7 million and $38.7 million, respectively, as of March 30, 2006.

Disclosure Controls and Procedures

        Our senior management is responsible for establishing and maintaining disclosure controls and procedures (as defined in Rule 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, or the Exchange Act) designed to ensure that information required to be disclosed by Marquee Holdings Inc. in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the Exchange Act is accumulated and communicated to the issuer's management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

        We have evaluated the effectiveness of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of December 28, 2006, with the participation of our Chief Executive Officer and Chief Financial Officer, as well as other key members of our management. As a result of the identification of the material weakness in our internal control over financial reporting discussed below, we have concluded that our disclosure controls and procedures were not effective as of December 28, 2006.

Material Weakness in Internal Control Over Financial Reporting

        A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. As of December 28, 2006, we identified the following material weakness in our internal control over financial reporting:

  •
  The Company did not maintain effective internal controls to ensure that its stock-based compensation awards and management-purchased shares are appropriately recorded in its financial statements in accordance with generally accepted accounting principles. Specifically, the Company did not appropriately and timely identify the relevant characteristic of certain put rights which resulted in the Company's failure to properly identify the appropriate financial statement classification of certain options and shares as a component of equity (as opposed to liabilities) which resulted in the inappropriate application of mark-to-market accounting and incorrect expense recognition in the income statement. This control deficiency resulted in misstatements in the consolidated financial statements for the annual and interim periods between September 29, 2005 and December 28, 2006. Additionally, this control deficiency could result in material misstatements to annual or interim financial statements that would not be prevented or detected.

Remediation of Material Weaknesses

        The Company has taken actions to remediate the material weakness in our internal control over financial reporting surrounding the application of generally accepted accounting principles with respect to stock-based compensation and management-purchased shares for the reporting period ending March 29, 2007. Specifically, the Company has made improvements with respect to the design, precision and rigor of review controls over the application of stock-based compensation and management-purchased shares accounting in that appropriate levels of management and legal counsel now review proposed accounting for all newly issued stock-based compensation awards and management-purchased shares. Further, management will consider using a qualified independent third-party advisor, as deemed appropriate, with respect to more complex stock-based compensation transactions. In addition, the put rights associated with the stock options and underlying shares which resulted in previous awards being inappropriately classified as liabilities and subject to mark-to-mark accounting in the income statement were cancelled and terminated during the period ended March 29, 2007.

Changes in Internal Control Over Financial Reporting

        As discussed within the Material Weakness in Internal Control Over Financial Reporting and Remediation of Material Weakness above, the Company has identified a change in our internal control over financial reporting during the quarter ended March 29, 2007, that materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

LCE HOLDINGS' MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of LCE Holdings' financial condition and results of operations should be read together with the financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements. Please see "Forward-Looking Statements" for a discussion of the risks, uncertainties and assumptions relating to these statements. Capitalized terms used but not defined in this section shall have the meaning ascribed to them elsewhere in this prospectus. Terms defined in this section shall only be used as such for the purposes of this section. LCE Holdings has no material assets or operations of its own. In this section, "Loews," "we," "us" or "our" refer to LCE Holdings. The following discussion relates to the audited financial statements of LCE Holdings, included elsewhere in this prospectus.

Overview

        Loews operated theatres under the Loews Theatres, Cineplex Odeon, Cinemex, Magic Johnson and Star Theatres names. Its significant partnership operated theatres under the Yelmo Cineplex name. As of December 31, 2005, Loews owned, or had an interest in, and operated 2,169 screens at 191 theatres in 18 states and the District of Columbia, Mexico and Spain. Included in Loews' screen and theatre counts are 311 screens in 27 theatres in Spain at Yelmo Cineplex de Espana, S.L. ("Yelmo Cineplex"), in which it held a 50% partnership interest. Loews' principal geographic markets included the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Mexico City in Mexico; and Madrid in Spain.

Recent Developments

The Megabox Cineplex Sale

        On December 28, 2005, Loews sold its 50% interest in Megabox to Finventures (UK) Limited and Mediaplex, Inc., its joint venture partner in Megabox, for proceeds of $78.4 million and recorded a gain on sale of $18.8 million included in equity income in long-term investments.

The Loews Transactions

        On July 30, 2004, LCE Holdings, a company formed by investment funds affiliated with Loews' former sponsors, acquired 100% of the capital stock of Loews and, indirectly, Cinemex, for an aggregate purchase price of approximately $1.5 billion. The purchase of Loews and Cinemex was financed with borrowings by Loews under a senior secured credit facility, the issuance of the 9.0% senior subordinated notes due 2014 and cash equity investments by Loews' former sponsors. Prior to the closing, Loews sold all of its Canadian and German film exhibition operations to its former investors, who indemnified Loews for certain potential liabilities in connection with those sales. We refer to these and other related transactions collectively as the "Loews Transactions."

Revenues

        Loews generates revenues primarily from box office receipts, concession sales and other revenue sources, including screen advertising sales, promotional activities and theatre management fees. Attendance levels and changes in average admission and concession revenues per patron affect Loews' revenues. Attendance is primarily affected by the commercial appeal of the films released during the period reported and the level of marketing and promotion by film studios and distributors. Historically, the major film distributors released those films that they anticipated would be the most successful during the summer and holiday seasons. Consequently, Loews' revenue during the first and third quarters is typically lower. Average admissions per patron are affected by the mix of film types (i.e., each film's appeal to certain audiences, such as children, teens or young adults) and established ticket prices. Average concession revenues per patron are affected by concession product mix, concession prices and the mix of film types. Loews generates other revenues related to theatre operations from such sources as on-screen and in-lobby advertising and sponsorships, the leasing of its theatres for motion picture premieres, screenings, private parties and corporate events and from game machines and ATMs in some of its theatre lobbies.

Expenses

        The largest expenses of operating Loews' theatres are film rental fees and theatre leasing expense. Other significant expenses include marketing and advertising, salaries and wages, concession product costs, insurance, utilities, maintenance and other occupancy related charges. Certain operating costs, such as film rental costs, salaries and wages and concession costs, vary directly with changes in revenues and attendance levels. Film rental fees are based on the related box office receipts at either mutually agreed-upon firm terms or estimates of the final settlement, depending upon its film licensing arrangement with a distributor for a particular film. Loews purchases concession supplies to replace units sold. Although theatre salaries and wages include a fixed cost component, these expenses vary in relation to revenues as theatre staffing levels are adjusted to handle fluctuations in attendance. Conversely, lease expenses are primarily a fixed cost at the theatre level, as Loews' theatre leases generally require a fixed monthly minimum rent payment. Many of Loews' theatre leases also include a percentage rent clause whereby the landlord is paid an additional amount of rent based upon revenues over a specified threshold. Certain of Loews' leases provide for percentage rent only.

        General and administrative expenses are related primarily to costs associated with executive and corporate management and the oversight of Loews' business, and include functions such as film buying, marketing and promotions, operations and concession management, accounting and financial reporting, legal, treasury, internal audit, safety and security, construction and design, real estate development and administration, human resources and information systems. Loews' general and administrative costs also include payroll, occupancy costs related to its corporate office in New York City, professional fees (such as audit and legal fees) and travel and related costs. Loews' general and administrative staffing and associated costs are maintained at a level that Loews deems appropriate to manage and support the size and nature of its theatre portfolio and its business activities.

Discontinued Operations

        In January 2004, Loews' management committed to a plan to sell Cineplex Odeon Corporation ("COC"), its wholly-owned subsidiary (comprising its Canadian operations, including its interest in the Cineplex Galaxy Limited Partnership), to Onex and OCM Cinema. This transaction closed on July 30, 2004. As a result of that decision, Loews has reported COC's results of operations for the one and seven months ended July 31, 2004 as discontinued operations. COC generated total revenue of $159.7 million and income before taxes of $12.1 million for the seven months ended July 31, 2004. COC generated total revenue of $198.5 million and income before taxes of $74.5 million for the year ended December 31, 2003.

        On July 30, 2004, as a condition to, and immediately prior to, the closing of the Loews Transactions, Loews sold 100% of its shares of capital stock of COC to affiliates of its former investors for a cash purchase price of $205.9 million. Loews used the proceeds from this sale to repay debt outstanding under its old credit facilities. As this sale was a transaction among parties under common control, the excess of the proceeds received ($205.9 million) over the book value of the assets sold ($33.3 million) has been recorded as a capital contribution ($172.6 million).

Results of Operations

        All periods commencing on or after August 1, 2004 are referred to herein as a "Successor" period. The periods presented from January 1, 2004 through July 31, 2004 referred to herein as "Predecessor"

periods. As a result of the Mergers, we are required to separately present our operating results for the Predecessor and the Successor in the seven months ended July 31, 2004 and the five months ended December 31, 2004 under generally accepted accounting principles. In the following discussion, the results for the twelve months ended December 31, 2004 and December 31, 2003 are adjusted to reflect the pro forma effect of the Mergers as if they had occurred on January 1, 2003. The pro forma basis amounts for the twelve months ended December 31, 2004 are compared to the twelve months ended December 31, 2005. The pro forma amounts for the twelve months ended December 31, 2004 are compared to the pro forma amounts for the twelve months ended December 31, 2003. Pro forma adjustments relate primarily to increased depreciation and amortization resulting from increases in fixed asset and intangible values; increased interest expense resulting from increases in corporate borrowings and corresponding loss on early extinguishment of debt; and the related tax impact. We believe this is the most meaningful and practical way to comment on our results of operations.

Year Ended December 31, 2005 Compared to the Pro Forma Year Ended December 31, 2004

        Total operating revenues.    Total operating revenues for the year ended December 31, 2005 decreased $48.6 million, or 5.3%, to $874.7 million from $923.3 million for the pro forma year ended December 31, 2004.

        Specific factors affecting the major components of Loews' total operating revenues are discussed below.

          Box office revenue.    Box office revenue for the year ended December 31, 2005 decreased $41.4 million, or 6.6%, to $581.0 million from $622.4 million for the pro forma year ended December 31, 2004. This decrease in box office revenue was due primarily to a decrease in attendance volume ($73.8 million) during the period and a decrease in box office revenue from closed theatres ($10.2 million). These decreases in box office revenue, which aggregated $84.0 million, were partially offset by an increase in average revenue per patron ($24.5 million) during the period, an increase in box office revenue from the operation of new theatres ($15.3 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($2.8 million). Attendance decreased approximately 10.9 million patrons, or 10.3%, for the year ended December 31, 2005 as compared to the same pro forma period in the prior year. For the year ended December 31, 2005, U.S. industry attendance decreased by approximately 8.7%. This decrease in attendance can be attributed to the strong performance of film shown during the pro forma year ended December 31, 2004, including The Passion of the Christ, The Lord of the Rings: Return of the King, Shrek 2, Harry Potter and the Prisoner of Azkaban and The Day After Tomorrow.

          Concession revenue.    Concession revenues for the year ended December 31, 2005 decreased $6.9 million, or 2.7%, to $244.6 million from $251.5 million for the pro forma year ended December 31, 2004. This decrease in concession revenue was due primarily to a decrease in attendance volume during the period ($29.8 million) and a decrease in concession revenue from closed theatres ($3.8 million). These decreases in concession revenue, which aggregated $33.6 million, were offset by an increase in concession revenue per patron ($16.8 million) during the period, an increase in concession revenue from the operation of new theatres ($8.2 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.7 million).

          Other revenues.    Other revenues for the year ended December 31, 2005 decreased $0.3 million, or 0.6%, to $49.1 million from $49.4 million for the pro forma year ended December 31, 2004. This decrease in other revenue was due primarily to decreases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($0.9 million), a decrease in attendance volume ($0.7 million) during the period and a decrease in other revenue from closed theatres ($0.4 million). These decreases in other revenue, which aggregated $2.0 million, were partially offset by an increase in other revenues from the operation of new theatres ($0.7 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($0.7 million).

        Theatre operations and other expenses.    Theatre operations and other expenses for the year ended December 31, 2005 decreased $20.0 million, or 3.0%, to $649.3 million from $669.3 million for the pro forma year ended December 31, 2004. This decrease in theatre operations and other expenses was due primarily to decreases in operating costs associated with a decrease in attendance volume ($41.3 million) during the period, a decrease in operating costs related to closed theatres ($11.4 million) and a decrease in film rental percentage ($1.3 million). These decreases in theatre operations and other expenses, which aggregated $54.0 million, were offset by increases in operating costs related to the operation of new theatres ($18.6 million), the additional film rental costs associated with ticket price increases ($11.8 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($3.0 million). Theatre operations and other expenses, as a percentage of total revenues, increased to 74.2% for the year ended December 31, 2005 as compared to 72.5% for the pro forma year ended December 31, 2004 due primarily to the aforementioned decrease in revenues without corresponding decrease in costs, primarily fixed costs.

        Specific factors affecting the major components of theatre operations and other expenses are discussed below:

          Film costs.    Film costs decreased $20.6 million, or 6.9% for the year ended December 31, 2005 to $279.3 million from $299.9 million for the pro forma year ended December 31, 2004. This decrease in film costs was due primarily to a decrease in attendance ($35.5 million), a decrease in film costs associated with closed theatres ($4.9 million) and a decrease in film rental percentage primarily related to film product mix ($1.3 million). These decreases in film costs, which aggregated $41.7 million, were partially offset by increases in film rental costs resulting from ticket price increases ($11.8 million), increased film costs associated with the operation of new theatres ($8.1 million) and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.2 million). Film costs, as a percentage of box office revenue, of 48.1% for the year ended December 31, 2005 were flat when compared to the same period in the prior year.

          Rent expense.    Rent expense increased $1.4 million, or 1.2%, for the year ended December 31, 2005 to $121.6 million from $120.2 million for the pro forma year ended December 31, 2004. This increase in rent expense is due primarily to leasing costs associated with new theatres, which were partially offset by a decrease in leasing costs associated with closed theatres.

        Cost of concessions.    Cost of concessions for the year ended December 31, 2005 decreased $0.7 million, or 1.8%, to $36.6 million from $37.3 million for the pro forma year ended December 31, 2004. This decrease in cost of concessions was due primarily to a decrease in attendance volume ($4.4 million) during the period and a decrease in the cost of concessions from closed theatres ($0.5 million). These decreases in cost of concessions, which aggregated $4.9 million, was partially offset by an increase in product costs and the timing of certain promotional programs ($2.2 million), the incremental costs associated with the operation of new theatres ($1.6 million) and an increase due to effect of foreign currency exchange rates with respect to Loews' international operations ($0.4 million). Cost of concessions, as a percentage of concession revenues, of 15.0% for the year ended December 31, 2005 were flat when compared to the same period in the prior year.

        General and administrative costs.    General and administrative costs for the year ended December 31, 2005 decreased $10.5 million, or 16.3%, to $53.8 million from $64.3 million for the pro forma year ended December 31, 2004. This decrease in general and administrative costs was due primarily to a decrease in professional and legal fees related to the evaluation of potential merger and acquisition transactions which Loews incurred during the prior period ($13.0 million) and a decrease in the management fee charged by Loews' current sponsors compared to the fee charged by Loews' former investors ($0.6 million). This decrease in general and administrative expenses, which aggregated $13.6 million, was partially offset by an increase in costs associated with its day-to-day home office operations ($2.5 million) primarily due to inflation and an increase due to effect of foreign currency exchange rates with respect to Loews' international operations ($0.6 million). General and administrative expenses, as a percentage of total revenues, decreased to 6.1% for the year ended December 31, 2005 as compared to 7.0% for the pro forma year ended December 31, 2004.

        Depreciation and amortization.    Depreciation and amortization costs for the year ended December 31, 2005 increased $6.9 million, or 6.5%, to $114.1 million from $107.1 million for the pro forma year ended December 31, 2004 and includes a pro forma adjustment to depreciation and amortization of $11.7 million. This increase in depreciation and amortization was due primarily to incremental depreciation resulting from investment in new depreciable assets related to new builds and an increase due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.0 million).

        (Gain)/loss on asset disposition.    (Gain)/loss on asset disposition for the year ended December 31, 2005 decreased $3.1 million to a loss of $0.8 million from a gain of $2.3 million for the pro forma year ended December 31, 2004. The loss for the year ended December 31, 2005 was comprised of several theatre dispositions in the U.S. and Mexico. The gain for the pro forma year ended December 31, 2004 was primarily due to a large gain on the sale of one theatre property in the State of New York.

        Income from operations.    Loews' operating income for the year ended December 31, 2005 decreased $27.5 million, or 57.8%, to $20.1 million from $47.6 million for the pro forma year ended December 31, 2004. This decrease in operating income was due to the aggregate effect of all the factors described above.

        Interest expense.    Interest expense for the year ended December 31, 2005 increased $9.8 million, or 13.8%, to $80.7 million from $70.9 million for the pro forma year ended December 31, 2004 and includes a pro forma adjustment to interest expense of $18.2 million. This increase in Loews' interest expense was due primarily to the increased level of debt outstanding as a result of the refinancing Loews undertook in order to effect the Loews Transactions and an overall increase in the average interest rate paid on its outstanding debt.

        Equity (income)/loss in long-term investments.    Loews' equity income in long-term investments increased by $18.5 million to $23.1 million for the year ended December 31, 2005 from $4.7 million for the pro forma year ended December 31, 2004 primarily due to the gain realized on Loews' sale of its interest in Megabox on December 28, 2005.

        Income tax expense.    Income tax expense for the year ended December 31, 2005 increased $6.3 million to $7.5 million from $1.2 million for the pro forma year ended December 31, 2004 and includes a pro forma adjustment to income tax expense of $8.4 million. The increase was driven by tax provisions on the dividend received from Megabox during 2005 and the gain on the sale of Loews' interest in Megabox. The effective tax rate for the year ended December 31, 2005 was approximately 20.2% as compared to approximately 6.5% for the pro forma year ended December 31, 2004. The change in the effective rate between the periods is primarily a result of the Megabox transaction and other permanent differences, offset by a valuation allowance against the U.S. deferred tax asset, since it was determined more likely than not that the deferred tax assets would not be realized.

        Discontinued operations.    Income from discontinued operations for the year ended December 31, 2005 decreased $7.4 million to $0.0 million from $7.4 million for the pro forma year ended December 31, 2004. The decrease is attributable to the year ended December 2004 including seven months of the operating results of Loews' Canadian film exhibition business, which was sold to affiliates of its former investors.

        Net Loss.    Net loss increased $32.6 million to a loss of $45.0 million for the year ended December 31, 2005 from a loss of $12.4 million for the pro forma year ended December 31, 2004. This increase in Loews' net loss was due to the aggregate effect of all the factors described above and the income from discontinued operations that had been included in the pro forma year ended December 31, 2004. Net loss, excluding discontinued operations, increased by $25.2 million to a loss of $45.0 million for the year ended December 31, 2005 as compared to a loss of $19.8 million for the pro forma year ended December 31, 2004 due to the aggregate effect of the items noted above.

Pro Forma Year Ended December 31, 2004 Compared to Pro Forma Year Ended December 31, 2003

        Total operating revenues.    Total operating revenues for the pro forma year ended December 31, 2004 decreased $4.9 million, or 0.5%, to $923.3 million from $928.2 million for the pro forma year ended December 31, 2003.

        Specific factors affecting the major components of Loews' total operating revenues are discussed below.

          Box office revenue.    Box office revenue for the pro forma year ended December 31, 2004 decreased $6.3 million, or 1.0%, to $622.4 million from $628.6 million for the pro forma year ended December 31, 2003. This decrease in box office revenue was due primarily to a decrease in attendance volume ($8.1 million) during the period, a decrease in box office revenue from closed theatres ($9.6 million) and a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($3.2 million). These decreases in box office revenue, which total $20.9 million, were partially offset by an increase in average revenue per patron ($9.6 million) during the period and an increase in box office revenue from the operation of new theatres ($5.1 million). Attendance decreased approximately 1.0 million patrons, or 0.9%, for the pro forma year ended December 31, 2004 as compared to the same period in the prior year primarily due to film product mix. Comparing theatres opened for a full year in both periods presented, attendance decreased by 1.4 million patrons, or 1.4%, for the year ended December 31, 2004 primarily due to the impact of competitive new builds and film product mix. However, Loews' decrease in attendance was less than the 2.4% decrease experienced by the theatre exhibition industry as a whole for the year ended December 31, 2004.

          Concession revenue.    Concession revenues for the pro forma year ended December 31, 2004 decreased $1.9 million, or 0.7%, to $251.5 million from $253.4 million for the pro forma year ended December 31, 2003. This decrease in concession revenue was due primarily to a decrease in attendance volume during the period ($3.3 million), a decrease in concession revenue from closed theatres ($3.9 million) and a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.9 million). These decreases in concession revenue, which aggregated $9.1 million, were partially offset by an increase in concession revenue per patron ($3.6 million) during the period and an increase in concession revenue from the operation of new theatres ($3.6 million).

          Other revenues.    Other revenues for the pro forma year ended December 31, 2004 increased $3.2 million, or 7.0%, to $49.4 million from $46.2 million for the pro forma year ended December 31, 2003. This increase was due primarily to increases in advertising and promotional income, ATM usage, phone and Internet ticket sales ($4.2 million) and an increase in other revenues from the operation of new theatres ($0.2 million). These increases in other revenues, which aggregated $4.4 million, were partially offset by a decrease in other revenues from closed theatres ($0.8 million), a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($0.8 million) and a decrease in attendance volume ($0.2 million).

        Theatre operations and other expenses.    Theatre operations and other expenses for the pro forma year ended December 31, 2004 decreased $12.2 million, or 1.8%, to $669.3 million from $681.5 million for the pro forma year ended December 31, 2003. This decrease in theatre operations and other expenses was due primarily to decreases in operating costs related to closed theatres ($12.4 million), a decrease in attendance volume ($4.6 million), a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($3.4 million), a decrease in film rental costs related to a decrease in film rental percentage ($1.3 million). These decreases in theatre operations and other expenses, which aggregated $21.7 million, were partially offset by increases in operating costs related to the operation of new theatres ($5.5 million) and the additional film costs associated with ticket price increases ($4.6 million). Theatre operations and other expenses, as a percentage of total revenues, improved to 72.4% for the pro forma year ended December 31, 2004 as compared to 73.4% for the pro forma year ended December 31, 2003.

        Specific factors affecting the major components of theatre operations and other expenses are discussed below:

          Film costs.    Film costs decreased $4.3 million, or 1.4% for the pro forma year ended December 31, 2004 to $299.9 million from $304.2 million for the pro forma year ended December 31, 2003. This decrease in film costs was due primarily to a decrease in film costs associated with closed theatres ($4.6 million), a decrease in attendance ($3.9 million), a decrease in the film rental percentage ($1.3 million) and a decrease due to the effect of foreign currency exchange rates with respect to Loews' international operations ($1.3 million). These decreases, which aggregated $11.1 million were partially offset by increases in film rental payments resulting from ticket price increases ($4.6 million) and increased film costs associated with the operation of new theatres ($2.2 million). Film costs as a percentage of box office revenue were 48.2% for the pro forma year ended December 31, 2004 as compared to 48.4% for the same period in the prior year.

          Rent expense.    Rent expense increased $0.7 million for the pro forma year ended December 31, 2004 to $120.2 million from $119.5 million for the pro forma year ended December 31, 2003. This increase in rent expense is due primarily to leasing costs associated with new theatres, which were partially offset by a decrease in leasing costs associated with closed theatres.

        Cost of concessions.    Cost of concessions for the pro forma year ended December 31, 2004 increased $1.9 million, or 5.2%, to $37.3 million from $35.5 million for the pro forma year ended December 31, 2003. This increase in cost of concessions was due primarily to an increase in product costs and the costs associated with certain promotional programs ($2.3 million) and the costs associated with the operation of new theatres ($0.9 million). These increases in cost of concessions, which aggregated $3.2 million, were partially offset by a decrease in cost of concession from closed theatres ($0.5 million), decrease in attendance volume ($0.4 million) and the effect of foreign currency exchange rates with respect to Loews' international operations ($0.4 million). Cost of concessions, as a percentage of concession revenues, increased to 14.8% for the pro forma year ended December 31, 2004 as compared to 14.0% for the pro forma year ended December 31, 2003 primarily as a result of increases in product costs which were not passed along to patrons through increased selling prices.

        General and administrative costs.    General and administrative costs for the pro forma year ended December 31, 2004 increased $4.2 million, or 6.9%, to $64.3 million from $60.1 million for the pro forma year ended December 31, 2003. The increase in general and administrative costs was due primarily to an increase in various corporate expenses associated with the Loews Transactions ($8.0 million), including the payment of success bonuses. This increase in general and administrative expenses was partially offset by a decrease in salary and benefit costs and legal fees associated with Loews' day to day operations ($3.0 million), a decrease in the management fee paid to Loews' shareholders ($0.4 million) and the effect of changes in exchange rates with respect to Loews' international operations ($0.4 million). General and administrative expenses, as a percentage of total revenues, increased to 7.0% for the pro forma year ended December 31, 2004 as compared to 6.5% for the pro forma year ended December 31, 2003.

        Depreciation and amortization.    Depreciation and amortization costs for the pro forma year ended December 31, 2004 increased $6.1 million, or 6.0%, to $107.1 million from $101.1 million for the pro forma year ended December 31, 2003. The pro forma year ended December 31, 2004 includes a pro forma adjustment to depreciation and amortization of $11.7 million. This increase in depreciation and amortization was due primarily to incremental depreciation resulting from investment in new depreciable assets related to new builds. Pro forma adjustments for $11.7 million and $20.1 million, respectively, to depreciation and amortization primarily resulted from the revaluation of Loews' depreciable assets as a result of the closing of the Loews' Transactions.

        Gain on asset disposition.    The gain on asset disposition for the pro forma year ended December 31, 2004 decreased $2.2 million to $2.3 million from $4.5 million for the year ended December 31, 2003. The gain for the pro forma year ended December 31, 2004 was due primarily to the sale of one theatre property in the state of New York and the gain for the pro forma year ended December 31, 2003 was due primarily to the sale of two theatre properties located in Massachusetts and Minnesota.

        Income from Operations.    Loews' operating income for the pro forma year ended December 31, 2004 decreased $7.0 million, or 12.8%, to $47.6 million from $54.6 million for the pro forma year ended December 31, 2003. This decrease in operating income was due to the aggregate effect of all the factors described above.

        Interest expense.    Interest expense for the pro forma year ended December 31, 2004 decreased $0.6 million to $70.9 million from $71.5 million for the pro forma year ended December 31, 2003. Included in the pro forma periods ended December 31, 2004 and December 31, 2003 are adjustments for $18.2 million and $36.2 million of additional interest expense which primarily records the borrowings incurred in connection with the Loews' Transactions as if they had occurred at the beginning of the periods.

        Income tax expense.    Income tax expense for the pro forma year ended December 31, 2004 increased $7.7 million to $1.2 million from $(6.5) million for the pro forma year ended December 31, 2003. The pro forma year ended December 31, 2004 includes a pro forma adjustment to income tax expense of $8.4 million and the pro forma year ended December 31, 2003 includes a pro forma adjustment to income tax expense of $21.9 million. The decrease was driven by the reduction of book income. The effective rate for the pro forma year ended December 31, 2004 was 6.5% compared to 46.5% for the pro forma year ended December 31, 2003.

        Discontinued operations.    Income from discontinued operations for the pro forma year ended December 31, 2004 decreased $48.8 million to $7.4 million for the pro forma year ended December 31, 2004 from $56.2 million for the year ended December 31, 2003. A portion of the decrease is attributable to the pro forma year ended December 2004 including only seven months of the operating results of Loews' Canadian film exhibition business, which was sold to affiliates of Loews' former investors. The remaining portion of the decrease in income from discontinued operations is the result of a gain that had been recorded during 2003 related to the sale of a portion of the interest in Loews' Canadian theatre operations to the Cineplex Galaxy Income Fund.

        Net Income.    Net income decreased $61.0 million to a loss of $12.4 million for the pro forma year ended December 31, 2004 from income of $48.7 million for the pro forma year ended December 31,

2003. This decrease in net income was due to the aggregate effect of all the factors described above. Net income, excluding discontinued operations, decreased by $12.3 million to a loss of $19.8 million for the year ended December 31, 2004 on a pro forma period basis as compared to a loss of $7.5 million for the pro forma year ended December 31, 2003 due to the aggregate effect of the items noted above.

Liquidity and Capital Resources

Cash Flows

        Loews generates cash flows from its theatre operations. Loews' cash flows are generated primarily from the sale of admission tickets, concession sales and other revenue including advertising and promotional income. Generally, this provides Loews with positive working capital, which is consistent with the industry, since cash revenues are generally collected in advance of payment of Loews' operating expenses. Loews' operating revenue levels are directly related to the success and appeal of the film product produced and distributed by the studios.

        Operating Cash Flows.    Net cash provided by operating activities was $67.4 million, $38.1 million, $75.2 million and $89.0 million for year ended December 31, 2005, the five months ended December 31, 2004 and the seven months ended July 31, 2004, and the year ended December 31, 2003, respectively. Cash provided by operating activities was a result of changes in Loews' operating activities and changes in its working capital related to the timing of payments to various vendors. Cash provided by operating activities for the seven months ended July 31, 2004 was a result of an increase in revenues from the operations of its theatres and changes in its working capital related to the timing of payments to various vendors. This increase was offset by increased operating costs related to the increase in revenues. Cash provided by operating activities for the year ended December 31, 2003 was a result of an increase in box office revenue, concession revenue and miscellaneous income from the operations of Loews' theatres.

        Investing Cash Flows.    Net cash provided by investing activities, as reflected in Loews' statement of cash flows, was $5.6 million for the year ended December 31, 2005 and was due primarily to the proceeds from the sale of Loews' interest in the Megabox joint venture ($78.4 million) and the proceeds from the sale of assets ($1.5 million). This source of cash was partially offset by capital expenditures related to expenditures for new builds, maintenance and upgrades to existing theatres and spending on management information systems and applications ($67.3 million), Loews' purchase of an additional 49.99% interest in Magic Johnson Theatres Limited Partnership ($3.7 million), payments made on pre-acquisition contingencies ($1.9 million) and investments made in marketable equity securities ($1.2 million).

        Net cash used in investing activities, as reflected in Loews' statement of cash flows, was $1,323.9 million for the five months ended December 31, 2004 and cash provided by investing activities was $174.3 million for the seven months ended July 31, 2004. Cash used in investing activities for the five months ended December 31, 2004 was due primarily to payments made to Loews' former investors at the time of the Loews Transactions ($1,305.9 million), capital expenditures primarily related to the construction of two theatre locations comprising 12 screens each in the U.S. and Mexico ($17.2 million) and payments made as a result of the Loews Transactions ($3.2 million). This use of cash was partially offset by the proceeds from the sale of assets, which included one theatre location with 14 screens ($2.4 million). Cash provided by investing activities for the seven months ended July 31, 2004 was due primarily to the proceeds from the sale of COC ($205.9 million) and the proceeds from the sale of assets, which included one theatre location with five screens ($7.4 million). These sources of cash were partially offset by capital expenditures related primarily to the construction of two theatre locations comprising 12 screens each in the U.S. and Mexico ($36.6 million) and investment in/advances to partnerships ($2.4 million).

        Net cash used in investing activities was $31.2 million for the year ended December 31, 2003 and was due primarily to the proceeds from asset sales, which included three theatre locations with 12 screens ($13.7 million). These sources of cash were partially offset by capital expenditures ($40.9 million) and investment in/advances to partnerships ($4.1 million).

        Financing Cash Flows.    Net cash provided by financing activities, as reflected in Loews' statement of cash flows, was $1.0 million for the year ended December 31, 2005 and was due primarily to the proceeds from the delay draw portion of the Cinemex term loan ($10.0 million) and a capital contribution from LCE Holdings ($1.1 million). These sources of cash were partially offset by prepayments of debt related to Loews' senior secured credit facility in the United States ($8.0 million), the repayment of mortgages and capital leases ($1.2 million) and debt issuance costs paid related to Loews' exchange offer of their 9.0% senior subordinated notes due 2014 ($1.0 million).

        Net cash provided by financing activities, as reflected in Loews' statement of cash flows, was $1,187.1 million for the five months ended December 31, 2004 and net cash used in financing activities was $218.0 million for the seven months ended July 31, 2004. Cash provided by financing activities for the five months ended December 31, 2004 was due primarily to the proceeds received from equity contributions from Loews' former sponsors ($421.7 million) and the proceeds from Loews' senior secured credit facility ($630.0 million), Loews' 9.0% senior subordinated notes due 2014 ($315.0 million), the Cinemex term loan ($90.0 million) and amounts drawn under its revolving credit facility ($7.3 million). These sources of cash were partially offset by repayment of Loews' former term loan ($92.3 million), Mexican credit facility ($87.7 million) and priority secured credit agreement ($28.7 million), payments on amounts previously drawn under its revolving credit facilities ($7.3 million), scheduled payments of amounts due under its senior secured credit facility ($1.6 million), the payment of Loews Transaction related expenses ($17.4 million) and debt issuance costs ($41.6 million). Cash used in financing activities for the seven months ended July 31, 2004 was due primarily to payments made on its former term loan ($215.0 million) and priority secured credit agreement ($2.4 million).

        Net cash used in financing activities for the year ended December 31, 2003 was $12.1 million and was due primarily to the repayment of debt ($174.3 million) and the payment of deferred financing fees ($1.8 million) partially offset by a return of capital from the sale of a minority interest in Cineplex Galaxy ($163.5 million) and an equity contribution ($0.5 million).

Capital Expenditures

        Loews funds the cost of its capital expenditures through internally generated cash flows, cash on hand and financing activities. Loews' capital requirements have historically arisen principally in connection with acquisitions, construction of new theatres, adding new screens to existing theatres, upgrading its theatre facilities and general management information system upgrades. During the year ended December 31, 2005, the five months ended December 31, 2004, the seven months ended July 31, 2004 and the year ended December 31, 2003 Loews had $67.3, $17.2 million, $36.6 million and $40.9 million, respectively, in capital expenditures.

	Total Capital Expenditures	New Build Capital Expenditures	Maintenance and Upgrade Capital Expenditures
		(in millions)
Year ended December 31, 2005	$67.3	$35.2	$32.1
Pro forma year ended December 31, 2004	$53.8	$42.1	$11.7
Year ended December 31, 2003	$40.9	$23.1	$17.8

BUSINESS

        We are one of the world's leading theatrical exhibition companies based on a number of characteristics, including total revenues. We were founded in 1920 and since that time have pioneered many of the industry's most important innovations, including the multiplex theatre format in the early 1960's and the North American megaplex theatre format in the mid-1990's. In addition, we have acquired some of the most respected companies in the theatrical exhibition industry, including Loews and General Cinema, and we have a demonstrated track record of successfully integrating those companies through timely theatre conversion, headcount reductions and consolidation of corporate operations. As of December 28, 2006, we owned, operated or held interests in 382 theatres with a total of 5,340 screens, approximately 87% of which were located in the United States and Canada. Our theatres are primarily located in large urban markets in which we have a strong market position relative to our competitors. We believe that we have one of the most modern and productive theatre circuits, as evidenced by our average screen per theatre count of 14.7 and our pro forma attendance per theatre of more than 680,000 patrons, both of which we believe to be substantially in excess of industry averages. For the 52 weeks ended December 28, 2006, on a pro forma basis, we had revenues of $2.4 billion, Adjusted EBITDA of $392.8 million, a loss from continuing operations of ($123.2 million) and, on a historical basis, we had net cash provided by operating activities of $139.6 million, which does not include $142.5 million of cash acquired in the Mergers. See "Summary Unaudited Pro Forma Financial and Operating Data."

        In the United States and Canada, as of December 28, 2006, we operated 316 theatres with 4,637 screens in 30 states, the District of Columbia and 2 Canadian provinces. We have a significant presence in most major urban "Designated Market Areas," or "DMA's" (television areas as defined by Nielsen Media Research). Our U.S. and Canada theatre circuit represented 92.6% of our revenues for the 52 weeks ended December 28, 2006 on a pro forma basis.

        The following table provides detail with respect to the geographic location of our U.S. and Canada theatre circuit as of December 28, 2006:

United States and Canada	Theatres(1)	Screens(1)
California	37	575
Texas	25	478
Florida	27	428
New Jersey	24	300
New York	27	279
Illinois	18	271
Michigan	13	214
Georgia	11	177
Arizona	9	183
Pennsylvania	14	158
Washington	15	149
Maryland	14	148
Massachusetts	11	141
Ohio	9	133
Virginia	9	131
Missouri	8	117
Minnesota	5	78
Colorado	3	62
Louisiana	5	68
North Carolina	3	60
Oklahoma	3	60
Kansas	2	49
Indiana	3	40
Connecticut	2	36
District of Columbia	4	27
South Carolina	3	28
Nebraska	1	24
Kentucky	1	20
Wisconsin	1	18
Arkansas	1	16
Utah	1	9

Total United States	309	4,477

Canada	7	160

Total United States and Canada	316	4,637

(1)
Included in the above table are five theatres and 64 screens that we manage or in which we have a partial interest.

        As of December 28, 2006, our international circuit of 66 theatres with 703 screens consisted principally of wholly-owned theatres in Mexico and an unconsolidated joint venture in South America. In Mexico, we owned and operated 44 theatres with 488 screens primarily located in the Mexico City Metropolitan Area, or MCMA, through Grupo Cinemex, S.A. de C.V. and its subsidiaries (Cinemex). We believe that we have the number one market share in the MCMA with an estimated 49% of MCMA attendance through December 31, 2006. We also had three wholly-owned theatres and 42 screens in Europe. Our wholly-owned international circuit represented 7.4% of our revenues for the 52 weeks ended December 28, 2006 on a pro forma basis.

        In addition, as of December 28, 2006, we participated in 50% joint ventures in South America (Hoyts General Cinema South America, or HGCSA) which collectively owned 17 theatres with 160 screens. Although we do not consolidate our joint ventures, we have been able to capture value for these assets through divestitures. For example, in July 2005, Loews received a distribution from its South Korea circuit, Megabox Cineplex, Inc., or Megabox, of approximately $11.9 million (12.3 billion South Korean won), net of local withholding taxes. In December 2005, Loews sold its 50% stake in Megabox, which sale generated approximately $78.4 million (79.5 billion South Korean won) in proceeds, net of local withholding taxes. In May 2006, AMCEI and our subsidiary AMC Entertainment International Limited sold its interests in AMC Entertainment España S.A., which owned and operated 4 theatres with 86 screens in Spain, and Actividades Multi-Cinemex E Espectáculos, LDA, which owned and operated one theatre with 20 screens in Portugal for a net sales price of approximately $35.4 million. Additionally, in December 2006, we sold our investment in Yelmo, which owned and operated 27 theatres with 310 screens in Spain, for proceeds of $52.1 million.

        The following table provides detail with respect to the geographic location of our international theatre circuit as of December 28, 2006:

International	Theatres(1)	Screens(1)
Mexico	44	488
Argentina(2)	9	87
Brazil(2)	1	15
Chile(2)	6	50
Uruguay(2)	1	8
China (Hong Kong)(3)	2	13
France	1	14
United Kingdom	2	28

Total International	66	703

(1)
Included in the above table are 19 theatres and 173 screens that we manage or in which we have a partial interest.

(2)
Operated through HGCSA.

(3)
Although we sold our only theatre in Hong Kong on January 5, 2006, we maintain a partial interest represented by a license agreement with purchaser for continued use of our trademark.

        We have improved the quality of our theatre circuit by adding new screens through new builds (including expansions) and acquisitions and by disposing of older screens through closures and sales. As of December 28, 2006, 3,320, or approximately 72%, of our screens in the United States and Canada were located in megaplex theatres. The average number of screens per theatre in the United States and Canada as of December 28, 2006 was 14.7 for the combined company, which was well above the National Association of Theatre Owners average of 6.5 and indicative of the extent to which we have upgraded our theatre circuit.

        The following table sets forth historical and pro forma information of AMC Entertainment and Loews, on a combined basis, concerning new builds (including expansions), acquisitions and dispositions (including disposals to comply with the U.S. Department of Justice and State Attorney General

requirements for approval of the Mergers and our Portugal and Spain dispositions) and end of period theatres and screens through December 28, 2006:

	New Builds		Acquisitions		Closures/Dispositions		Total Theatres(1)
Fiscal Year	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens	Number of Theatres	Number of Screens
1996	9	177	—	—	42	180	371	2,569
1997	20	368	—	—	30	133	361	2,804
1998	28	674	—	—	33	151	356	3,327
1999	33	547	314	1,736	73	278	630	5,332
2000	33	650	—	—	96	490	567	5,492
2001	16	262	—	—	144	837	439	4,917
2002	15	255	5	68	54	338	405	4,902
2003	7	123	109	1,155	106	829	415	5,351
2004	9	133	3	48	27	190	400	5,342
2005	7	89	—	—	16	102	391	5,329
2006	14	197	—	—	30	264	375	5,262
2007(2)	8	122	—	—	25	281	358	5,103

	199	3,597	431	3,007	676	4,073

(1)
Excludes 24 theatres and 237 screens that we manage or in which we have a partial interest.

(2)
Through December 28, 2006.

Our Competitive Strengths

        There are several principal characteristics of our business that we believe make us a particularly effective competitor in our industry and position us well for future growth. These include:

  •
  our leading scale and major market position;

  •
  our modern, highly productive theatre circuit;

  •
  our strong cash flow generation; and

  •
  our proven management team.

        Leading Scale and Market Position.    We are one of the world's leading theatrical exhibition companies and enjoy geographic market diversification and leadership in major markets worldwide. We believe the breadth of our operations allows us to achieve economies of scale, providing us with competitive advantages in real estate negotiations, theatre-level operations, purchasing, theatre support and general and administrative activities. We also believe our size and scale positions us to benefit from positive industry attendance trends and revenue generating opportunities.

        Our theatres are generally located in large, urban markets. Traditionally, the population densities, affluence and ethnic and cultural diversity of top DMA's generate higher levels of box office per capita and greater opportunity for a broader array of film genres, all of which we believe position our circuit to benefit from the potential growth in these markets. We also believe our major-market presence makes our theatres incrementally more important to studios who rely on our markets for a disproportionate share of box office receipts. As of December 28, 2006, we operated in all but two of the Top 25 DMA's, and had the number one or two market share in 21 of the top 25 DMA's, including the number one market share in New York City, Chicago, Dallas and Boston. We also operated 25 of the top 50 theatres in the U.S. and Canada in terms of box office revenues as measured by Rentrak. Our theatres are usually located near or within developments that include retail stores, restaurants and other activities that complement the movie-going experience.

        Modern, Highly Productive Theatre Circuit.    We are an industry leader in the development and operation of megaplex theatres, typically defined as a theatre having 14 or more screens and offering amenities to enhance the movie-going experience, such as stadium seating providing unobstructed viewing, digital sound and enhanced seat design. From April 1995 through December 28, 2006, AMC Entertainment and Loews built 199 theatres with 3,597 new screens, acquired 431 theatres with 3,007 screens and disposed of 676 theatres with 4,073 screens. Of the total new build screens, 2,933 were added during the 1995 through 2002 period as we led the industry in modernizing our circuit through development of megaplex theatres. As of December 28, 2006, 3,320, or approximately 72%, of our screens in the U.S. and Canada were located in megaplex theatres and the average number of screens per theatre was 14.7 for the combined company as of December 28, 2006, more than twice the industry average of 6.5, according to the National Association of Theatre Owners.

        We believe our megaplex theatres provide a more enjoyable experience for our patrons, in that they offer a wider selection of films and showtimes and generally are equipped with a variety of other amenities. Accordingly, we believe our high proportion of megaplex theatres provide us with better asset utilization and enhanced revenue opportunities. For the 52 weeks ended December 28, 2006, we had the number one market share in New York City, Chicago, Dallas and Boston among others, and we operated 25 of the top 50 theatres in the U.S. and Canada in terms of box office revenue as measured by Rentrak. Our next closest competitor operated ten of the top 50 theatres. For the 52 weeks ended December 28, 2006, on a pro forma basis, our theatre circuit in the United States and Canada produced box office revenues per screen at rates approximately 27% higher than our closest peer competitor and 45% higher than the industry average, as measured by Rentrak. On average, our theatres do more business and serve more customers, which positions us to benefit from our highly profitable concessions operations and growth in other ancillary sources of revenue.

        Strong Cash Flow Generation.    The combination of our major market focus and highly productive theatre circuit allows us to generate significant cash flow. For the nine months ended December 28, 2006, our net cash provided by operating activities totaled $205.4 million for the thirty-nine weeks ended December 28, 2006. In future years, we expect to generate enough cash flow to maintain existing facilities, consistent with our high standards of quality, invest in our business when we find attractive opportunities to build or acquire theatres, service our debt, and pay dividends to our stockholders.

        Proven Management Team.    Our senior management team has an average of approximately 24 years of experience in the theatrical exhibition industry. Our leadership team has guided our company through a number of economic and industry cycles, and has successfully integrated a number of important acquisitions while achieving immediate cost savings.

Our Strategy

        Our strategy is driven by three primary elements:

  •
  growing our core and ancillary revenues by enhancing and extending our business and brands;

  •
  maximizing operating efficiencies by focusing on the fundamentals of our business; and

  •
  optimizing our theatre portfolio through selective new builds, acquisitions and the disposition of underperforming theatres.

        Growing Core and Ancillary Revenues.    We believe we have opportunities to increase our core and ancillary revenues through strategic marketing initiatives, new product offerings and other enhancements to our business. Since fiscal 2001 theatre revenues per patron for AMC Entertainment have increased by a 5.1% compound annual growth rate, or CAGR, which resulted in a per patron increase of more than $2.51 over this period.

        Over the years we have implemented a number of key programs and initiatives designed to grow our core and ancillary revenues. For example:

  •
  In 2006, we implemented specific marketing initiatives targeted at increasing attendance. In addition, we have introduced value oriented pricing and product combinations as part of our concession offerings, increasing both concession spending per patron and our profitability;

  •
  Our MovieWatcher frequent moviegoer loyalty program has approximately 1.6 million active members, which we believe to be among the largest of its kind in the industry;

  •
  We introduced the AMC Entertainment Card in October 2002, the first stored-value gift card sold circuit-wide in the industry. We currently sell the card through several marketing alliances at approximately 50,000 retail outlets throughout the United States and Canada;

  •
  We were a founding member and currently own approximately 18.6% of National CineMedia, LLC, a cinema screen advertising venture representing approximately 13,000 North American theatre screens (of which approximately 11,000 are equipped with digital projection capabilities) that reaches over 500 million movie guests annually; and

  •
  We were a founding partner and currently own approximately 27% of MovieTickets.com, an Internet ticketing venture representing over 9,500 screens, and Loews was a founding member of Fandango, an online movie ticketing company that Loews founded with several other exhibitors that represents approximately 14,000 screens in the United States, including our Loews' screens.

        Maximizing Operating Efficiencies.    A fundamental focus of our business is managing our costs and expenses and improving our margins. Since fiscal 2001, we have implemented initiatives which have resulted in the following:

  •
  Our cost of operations has declined as a percentage of total revenues from 67.4% in fiscal 2001 to 63.5% for the 52 weeks ended December 28, 2006;

  •
  Our general and administrative expense for AMC Entertainment has declined as a percentage of total revenue from 2.7% in fiscal 2001 to 1.7% during the 52 weeks ended December 28, 2006; and

  •
  Our Segment Adjusted EBITDA(1) margins have increased from 14.5% in fiscal 2001 to 18.6% for the 52 weeks ended December 28, 2006.
(1)
See Note 14 to our Unaudited Financial Statements and Note 16 to our Audited Financial Statements included in this prospectus for a discussion of Segment Adjusted EBITDA including a reconciliation to operating earnings (loss). We have computed Segment Adjusted EBITDA margins by dividing Segment Adjusted EBITDA by total revenues. Segment Adjusted EBITDA is disclosed in our audited financial statements as it is a primary measure used by us to evaluate the performance of our segments and to allocate resources.

        Optimizing Our Theatre Portfolio.    Our highly productive theatre circuit is a function of our new build, theatre disposition and acquisition strategies. Because we are a recognized leader in the development and operation of megaplex theatres and because we have significant financial resources, we believe that we will continue to have a strong pipeline of attractive new build opportunities. We intend to selectively pursue such opportunities where the characteristics of the location and the overall market meet our strategic and financial return criteria. As of December 28, 2006, we had one U.S. theatre with 16 screens under construction and scheduled to open in fiscal 2007.

        We believe that a major factor that further differentiates us from our competitors and has contributed to our overall theatre portfolio quality has been our proactive efforts to close or dispose of older, underperforming theatres. Since fiscal 1995, our last fiscal year before the first North American megaplex theatre opened, we have closed or disposed of 4,020 screens on a combined basis, 1,630 of which were owned by AMC Entertainment at the time of disposal and 2,390 of which were owned by Loews. We have identified 44 theatres with 385 screens that we may close over the next one to three years due to the expiration of leases or early lease terminations. In order to maintain a modern, high quality theatre circuit, we will continue to evaluate our theatre portfolio and, where appropriate, dispose of theatres through closures, lease terminations, lease buyouts, sales or subleases. In all, we estimate that after giving effect to anticipated new builds and theatre closures, we will have replaced older, underperforming theatres representing between 365 and 405 total screens with new builds representing between 370 and 410 total screens from fiscal 2008 through 2010. Actual numbers of closures and new builds from fiscal 2008 through 2010 may differ materially from our estimates.

        The theatrical exhibition business has been consolidating, with the top four exhibitors accounting for approximately 55% of box office revenues in 2006 compared to 29% in 1995. We have played a key role in this consolidation process. Our acquisition of Loews on January 26, 2006 combined two leading theatrical exhibition companies, each with a long history of operating in the industry, and increased the number of screens we operated by 47%. As of December 28, 2006, we owned, operated or held interests in a geographically diverse theatre circuit consisting of 382 theatres and 5,340 screens.

Film Licensing

        We predominantly license "first-run" motion pictures from distributors owned by major film production companies and from independent distributors. We license films on a film-by-film and theatre-by-theatre basis. We obtain these licenses based on several factors, including number of seats and screens available for a particular picture, revenue potential and the location and condition of our theatres. We pay rental fees on a negotiated basis.

        During the period from 1990 to 2005, the annual number of first-run motion pictures released by distributors in the United States ranged from a low of 370 in 1995 to a high of 535 in 2005, according to the Motion Picture Association 2005 MPA Market Statistics.

        North American film distributors typically establish geographic film licensing zones and generally allocate available film to one theatre within that zone. Film zones generally encompass a radius of three to five miles in metropolitan and suburban markets, depending primarily upon population density. In film zones where we are the sole exhibitor, we obtain film licenses by selecting a film from among those offered and negotiating directly with the distributor. As of March 30, 2006, on a pro forma basis, approximately 87% of our screens in the United States were located in film licencing zones where we are the sole exhibitor.

        Licenses that we enter into typically state that rental fees are based on either firm terms established prior to the opening of the picture or on a mutually agreed settlement upon the conclusion of the picture run. Under a firm terms formula, we pay the distributor a specified percentage of box office receipts, with the percentages declining over the term of the run.

        There are several distributors which provide a substantial portion of quality first-run motion pictures to the exhibition industry. These include Buena Vista Pictures (Disney), Paramount Pictures, Universal Pictures, Warner Bros. Distribution, New Line Cinema, SONY Pictures Releasing, Lions Gate Films, Focus, Twentieth Century Fox and Weinstein Company. Films licensed from these distributors accounted for approximately 88% of our U.S. and Canadian admissions revenues during fiscal 2006. Our revenues attributable to individual distributors may vary significantly from year to year depending upon the commercial success of each distributor's motion pictures in any given year. In fiscal 2006, no single distributor accounted for more than 5% of the motion pictures that we licensed or for more than 15% of our box office admissions.

Concessions

        Concessions sales are our second largest source of revenue after box office admissions. Concessions items include popcorn, soft drinks, candy, hot dogs and other products. Different varieties of candy and soft drinks are offered at our theatres based on preferences in that particular geographic region. We have also implemented "combo-meals" for patrons which offer a pre-selected assortment of concessions products and offer co-branded and private label products that are unique to us.

        Our strategy emphasizes prominent and appealing concessions counters designed for rapid service and efficiency. We design our megaplex theatres to have more concessions capacity to make it easier to serve larger numbers of customers. Strategic placement of large concessions stands within theatres heightens their visibility, aids in reducing the length of lines, allows flexibility to introduce new concepts and improves traffic flow around the concessions stands.

        We negotiate prices for our concessions products and supplies directly with concessions vendors on a national or regional basis to obtain high volume discounts or bulk rates and marketing incentives.

Theatre Management and Support

        We use a centralized structure for policy development, strategic planning, asset management, marketing, human resources, finance, accounting and information systems. These systems are managed at our corporate office located in Kansas City, Missouri.

        We staff our theatres with personnel capable of making day-to-day operating decisions. A portion of management's compensation at each theatre is linked to the operating results of that theatre. All theatre level personnel complete formal training programs to maximize both customer service and the efficiency of our operations. Theatre managers receive market-based training within their first 18 months with us which focuses on operations administration, marketing and information systems interpretation.

        Theatre staffing varies depending on the size and configuration of the theatre and levels of attendance. For example, a typical 10-screen movie theatre may have four managers with 50 associates while a megaplex theatre may have eight managers and 125 associates. We are committed to developing the strongest possible management teams and seek college graduates for career management positions.

Properties

        The following table sets forth the general character and ownership classification of our theatre circuit, excluding unconsolidated joint ventures, as of December 28, 2006:

Property Holding Classification	Theatres	Screens
Owned	12	121
Leased pursuant to ground leases	8	93
Leased pursuant to building leases	295	4,413
Build to suit and ground leases (Cinemex)	43	476

Total	358	5,103

        Our theatre leases generally have initial terms ranging from 15 to 20 years, with options to extend the lease for up to 20 additional years. The leases typically require escalating minimum annual rent payments and additional rent payments based on a percentage of the leased theatre's revenue above a base amount and require us to pay for property taxes, maintenance, insurance and certain other property-related expenses. In some instances our escalating minimum annual rent payments are contingent upon increases in the consumer price index. In some cases, our rights as tenant are subject and subordinate to the mortgage loans of lenders to our lessors, so that if a mortgage were to be foreclosed, we could lose our lease. Historically, this has never occurred.

        We lease our corporate headquarters in Kansas City, Missouri.

        The majority of the concessions, projection, seating and other equipment required for each of our theatres is owned.

Employees

        As of December 28, 2006, we employed approximately 1,200 full-time and 21,000 part-time employees. Fewer than 1% of our part-time employees were minors who were paid the minimum wage.

        Approximately 1.8% of our domestic employees, consisting primarily of motion picture projectionists, are represented by a union, the International Alliance of Theatrical Stagehand Employees and Motion Picture Machine Operators (and affiliated local unions). We believe that our relationship with this union is satisfactory. Approximately 80% of our Cinemex employees are represented by unions. We consider our employee relations to be good.

Theatrical Exhibition Industry and Competition

        Theatrical exhibition is the primary initial distribution channel for new motion picture releases and we believe that the theatrical success of a motion picture is often the most important factor in establishing its value in the other parts of the product life cycle (DVD, cable television and other ancillary markets).

        Theatrical exhibition has demonstrated long-term steady growth. U.S. and Canadian box office revenues increased by a 4.7% CAGR over the last 20 years, driven by increases in both ticket prices and attendance. Ticket prices have grown steadily over the past 20 years, growing at a 2.9% CAGR. In calendar 2006, industry box office revenues were $9.5 billion, an increase of 5.5%, compared to a decrease of 5.7% in calendar year 2005. Attendance increased 3.6% during calendar year 2006 compared to calendar year 2005. We believe this recovery was driven by several factors, the most critical of which was the improved quality of the 2006 film slate (as measured by critical reception) compared to 2005.

        The following table represents information about the exhibition industry obtained from NATO and the Motion Picture Association 2005 MPA Market Statistics.

Calendar Year	Box Office Revenues	Attendance	Average Ticket Price	Number of Theatres	Indoor Screens	Screens Per Theatre
	(in millions)	(in millions)
2005	$8,991	1,403	$6.41	5,713	37,092	6.5
2004	9,539	1,536	6.21	5,629	36,012	6.4
2003	9,488	1,574	6.03	5,700	35,361	6.2
2002	9,520	1,639	5.80	5,712	35,170	6.2
2001	8,413	1,487	5.65	5,813	34,490	5.9
2000	7,661	1,421	5.39	6,550	35,567	5.4
1999	7,448	1,465	5.06	7,031	36,448	5.2
1998	6,949	1,481	4.69	6,894	33,418	4.8
1997	6,365	1,388	4.59	6,903	31,050	4.5
1996	5,911	1,339	4.42	7,215	28,905	4.0
1995	5,493	1,263	4.35	7,151	26,995	3.8

        There are approximately 590 companies competing in the North American theatrical exhibition industry, approximately 350 of which operate four or more screens. Industry participants vary substantially in size, from small independent operators to large international chains. Based on information obtained from the NATO 2005-06 Encyclopedia of Exhibition, we believe that the ten largest exhibitors (in terms of number of screens) operated approximately 63% of the indoor screens in

2005. This statistic is up from 34% in 1999 and is evidence that the theatrical exhibition business in the United States and Canada has been consolidating. During the period from 1995, when we first introduced the North American megaplex theatre, to 1999, U.S. and Canada screen count grew at an 8% CAGR from 27,000 to approximately 36,500. Since then, screen counts have grown at a more moderate pace, resulting in a total screen count of 37,100 at the end of 2005. According to NATO and the Motion Picture Association 2005 MPA Market Statistics, average screens per theatre have increased from 3.8 in 1995 to 6.5 in 2005, which we believe is indicative of the industry's development of megaplex theatres.

        Our theatres are subject to varying degrees of competition in the geographic areas in which they operate. Competition is often intense with respect to attracting patrons, licensing motion pictures and finding new theatre sites. Where real estate is readily available, there are few barriers preventing another company from opening a theatre near one of our theatres, which may adversely effect operations at our theatre.

        The theatrical exhibition industry faces competition from other forms of out-of-home entertainment, such as concerts, amusement parks and sporting events, and from other distribution channels for filmed entertainment, such as cable television, pay per view and home video systems, as well as from all other forms of entertainment.

        We believe the theatrical exhibition industry is and will continue to be attractive for a number of key reasons, including:

        A Highly Popular Consumer Experience.    Going to the movies is one of the most popular out-of-home entertainment experiences in the U.S. We believe the popularity of moviegoing is driven by a number of factors, including the widespread availability of movie theatres and the affordability of tickets relative to other recreational activities. The estimated average price of a movie ticket was $6.55 in 2006, considerably less than other forms of out-of-home entertainment such as concerts and sporting events.

        Long History of Steady Growth.    Box office revenues in the U.S. and Canada have increased at a 4.7% CAGR over the last 20 years, driven by increases in both ticket prices and attendance. This timeframe has included periods of downturn in both the economy in general and the theatrical exhibition industry in particular.

        Importance to Studios.    We believe that the theatrical success of a motion picture is often the key determinant in establishing its value in the other parts of the product life cycle, such as DVD, cable television, merchandising and other ancillary markets. As a result, we believe motion picture studios will continue to work cooperatively with theatrical exhibitors to ensure the continued value of the theatrical window.

        Exhibition Industry has Consolidated and Rationalized.    After a period of over-expansion in the late-1990's, the exhibition industry has experienced significant consolidation and circuit rationalization. The top four exhibitors now account for 53% of box office revenues compared to 29% in 1995. Under this new industry model, screen count growth (as an annual percentage) has been in the low-single digits compared to significantly greater growth in the late-1990's. We have played a key role in this consolidation process: our acquisition of Loews on January 26, 2006 combined two leading theatrical exhibition companies, each with a long history of operating in the industry, and increased the number of screens we operated by 47%.

        Significant Ongoing Investment in Motion Pictures.    The number of films released in the U.S. has increased in each of the past five years. Most recently, this reflects, among other things, a significant investment in the movie business from non-traditional sources. A number of recent motion picture financings have attracted significant participation from large financial institutions looking to diversify their portfolios. We believe the impact of this investment will be the further increase in the number of movies produced each year.

        Movie Quality Drives Attendance.    In 2006, the movie business experienced a marked improvement over 2005, with box office revenues increasing 5.5%, compared to a decrease of more than 5% in 2005. We believe this recovery was driven by several factors, the most critical of which was the improved quality of the 2006 film slate (as measured by critical reception) compared to 2005. In 2006, the industry experienced significant contributions not only from blockbuster films such as Pirates of the Caribbean and Cars, but also from a number of successful and critically acclaimed lower-budget films such as Borat, The Devil Wears Prada and The Break-Up. A number of high-profile films are expected to debut in 2007 and 2008, including installments of popular movie franchises such as Harry Potter, Indiana Jones, Spider-Man and Shrek.

Regulatory Environment

        The distribution of motion pictures is, in large part, regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. The consent decrees resulting from one of those cases, to which we were not a party, have a material impact on the industry and us. Those consent decrees bind certain major motion picture distributors and require the motion pictures of such distributors to be offered and licensed to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis. We understand that the Department of Justice is presently evaluating its enforcement policy with respect to those consent decrees.

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA"). Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants or additional capital expenditures to remedy such noncompliance. Although we believe that our theatres are in substantial compliance with the ADA, in January 1999, the Civil Rights Division of the Department of Justice filed suit against us alleging that certain of our theatres with stadium-style seating violate the ADA. In separate rulings in 2002 and 2003 the court ruled against us in the "line of sight" and the "non-line of sight" aspects of this case. In 2003, the court entered a consent order and final judgment about the non-line of sight aspects of this case. On January 10, 2006, a federal judge in the United States District Court for the Central District of California ruled in favor of the Department of Justice with respect to a remedy in the line of sight aspects of this case. We have appealed this portion of the court's order. See "—Legal Proceedings."

        As an employer covered by the ADA, we must make reasonable accommodations to the limitations of employees and qualified applicants with disabilities, provided that such reasonable accommodations do not pose an undue hardship on the operation of our business. In addition, many of our employees are covered by various government employment regulations, including minimum wage, overtime and working conditions regulations.

        Our operations also are subject to federal, state and local laws regulating such matters as construction, renovation and operation of theatres as well as wages and working conditions, citizenship, health and sanitation requirements and licensing. We believe our theatres are in material compliance with such requirements.

        We also own and operate theatres and other properties which may be subject to federal, state and local laws and regulations relating to environmental protection. Certain of these laws and regulations may impose joint and several liability on certain statutory classes of persons for the costs of investigation or remediation of contamination, regardless of fault or the legality of original disposal. We believe our theatres are in material compliance with such requirements.

Seasonality

        Our revenues are dependent upon the timing of motion picture releases by distributors. The most marketable motion pictures are usually released during the summer and the year-end holiday seasons. Therefore, our business can be seasonal, with higher attendance and revenues generally occurring during the summer months and holiday seasons. Our results of operations may vary significantly from quarter to quarter.

Legal Proceedings

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi Cinema, Inc. (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that AMCE's stadium style theatres violate the ADA and related regulations. The Department alleged that AMCE had failed to provide persons in wheelchairs seating arrangements with lines of sight comparable to the general public. The Department alleged various non-line of sight violations as well. The Department sought declaratory and injunctive relief regarding existing and future theatres with stadium style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        On November 20, 2002 the trial court entered summary judgment in favor of the Department on the line of sight aspects of this case. The trial court ruled that wheelchair spaces located solely on the sloped floor portion of the stadium-style auditoriums fail to provide lines of sight comparable to the general public. The trial court did not address specific changes that might be required of AMCE's existing stadium-style auditoriums, holding that per se rules are simply not possible because the requirements of comparable lines of sight will vary based on theatre layout.

        On January 10, 2006, the trial court ruled in favor of the Department regarding the appropriate remedy in the line of sight aspects of this case. In its decision, the court issued a comprehensive order regarding line of sight and other related remedies which covers the remaining line of sight issues at the majority of the Company's existing and all of its future construction stadium-style theatres nationwide, as well as other related forms of relief sought by the United States in this action.

        AMCE estimates that the cost of the betterments related to the remedies for line of sight violations of the ADA will be $20 million, which is expected to be incurred over a 4-5 year term. Additionally, the order calls for payments of $300,000 to the United States and individual complainants. AMCE has appealed the court's order to the Ninth Circuit Court of Appeals and both parties have filed their briefs.

        As a result of the January 10, 2006 order AMCE estimates the range of the loss to be between $349,000 and $444,000. Accordingly, AMCE has recorded the related liability at $349,000.

        On January 21, 2003, the trial court entered summary judgment in favor of the Department on non-line of sight aspects of the case, which involve such matters as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. In its non-line of sight decision, the trial court concluded that AMCE has violated numerous sections of the ADA and engaged in a pattern and practice of violating the ADA.

        On December 5, 2003, the trial court entered a consent order and final judgment on non-line of sight issues under which AMCE agreed to remedy certain violations at twelve of its stadium-style theatres and to survey and make required betterments for its patrons with disabilities at its stadium-style theatres and at certain theatres it may open in the future. Currently AMCE estimates that these betterments will be required at approximately 140 stadium-style theatres. AMC estimates that the total cost of these betterments will be $47.5 million, which is expected to be incurred over the remaining term of the consent order of 2.0 years. Through December 28, 2006 AMCE has incurred approximately $9.9 million of these costs. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        American Multi Cinema, Inc. v. Midwest Drywall Company, Inc., Haskell Constructors, Ltd. et al. (Case No. 00CV84908, Circuit Court of Platte County, Missouri) and American Multi Cinema, Inc. v. Bovis Construction Corp. et al. (Civil Action No. 0207139, Court of Common Pleas of Bucks County, Pennsylvania). AMCE is the plaintiff in these and related suits in which it seeks to recover damages from the construction manager, certain fireproofing applicators and other parties to correct the defective application of certain fireproofing materials at 21 theatres. AMCE currently estimates its claim for repair costs at these theatres will aggregate approximately $33.6 million of which it has expended approximately $27.4 million through December 28, 2006. The remainder is for projected costs of repairs yet to be performed. AMCE also is seeking additional damages for lost profits, interest and legal and other expenses incurred.

        AMCE has received settlement payments from various parties in connection with this matter of $13,130,000, $935,000, $2,610,000 and $925,000 during fiscal 2007, 2006, 2005 and 2004, respectively. AMCE has entered into settlement agreements with various parties providing for additional settlement payments. Gain contingencies are recognized upon receipt and recorded in disposition of assets and other gains in the Consolidated Statements of Operations.

        Loews Bankruptcy.    Loews and its subsidiaries filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in February 2001. Loews and its subsidiaries emerged from bankruptcy in March 2002.

        We are a party to various other legal proceedings in the ordinary course of business, none of which is expected to have a material adverse effect on us.

MANAGEMENT

        Our business and affairs are managed by our board of directors currently consisting of nine members. Peter C. Brown, our chief executive officer, is a director of Holdings.

        The following table sets forth certain information regarding our directors, executive officers and key employees as of April 19, 2007:

Name	Age	Position(s) Held
Peter C. Brown	48	Chairman of the Board, Chief Executive Officer and Director (Holdings, AMCE and American Multi-Cinema, Inc.); President (Holdings, AMCE and American Multi-Cinema, Inc.)
Michael R. Hannon	46	Director (Holdings and AMCE)
Stephen P. Murray	44	Director (Holdings and AMCE)
Stan Parker	31	Director (Holdings and AMCE)
Aaron J. Stone	34	Director (Holdings and AMCE)
John Connaughton	41	Director (Holdings and AMCE)
Michael Connelly	55	Director (Holdings and AMCE)
Benjamin Coughlin	34	Director (Holdings and AMCE)
Travis Reid	52	Director (Holdings and AMCE)
Kenneth M. Reiss	64	Director-elect (Holdings and AMCE)
Craig R. Ramsey	55	Executive Vice President and Chief Financial Officer (Holdings, AMCE and American Multi-Cinema, Inc.); Director (American Multi-Cinema, Inc.)
Richard T. Walsh	53	Executive Vice President (AMCE); Chairman (Holdings and AMC Film Programming, a division of American Multi-Cinema, Inc.)
John D. McDonald	49	Executive Vice President, U.S. and Canada Operations (American Multi-Cinema, Inc.)
Kevin M. Connor	44	Senior Vice President, General Counsel and Secretary (Holdings, AMCE and American Multi-Cinema, Inc.)
Mark A. McDonald	48	Executive Vice President, International Operations (AMC Entertainment International, Inc.)
Chris A. Cox	41	Vice President and Chief Accounting Officer (Holdings, AMCE and American Multi-Cinema, Inc.)
Terry W. Crawford	50	Vice President and Treasurer (Holdings, AMCE and American Multi-Cinema, Inc.)
Michael W. Zwonitzer	42	Vice President Finance (Holdings, AMCE and American Multi-Cinema, Inc.)

        All our current executive officers hold their offices at the pleasure of our board of directors, subject to rights under their respective employment agreements. There are no family relationships between or among any directors and executive officers, except that Messrs. John D. McDonald and Mark A. McDonald are brothers.

        Mr. Peter C. Brown has served as a Director of AMC Entertainment Inc. (AMCE) and American Multi-Cinema, Inc., a subsidiary of AMCE, since November 1992, as Chairman of the Board and Chief Executive Officer of AMCE since July 1999 and as President of AMCE since January 1997. Mr. Brown served as Co-Chairman of the Board of AMCE from May 1998 through July 1999 and as Executive Vice President of AMCE from August 1994 to January 1997. Mr. Brown has served as a Director, Chairman of the Board, Chief Executive Officer and President of Holdings since December 2004 and President of American Multi-Cinema, Inc. since March 2007. Mr. Brown is also Chairman of the Board, Chief Executive Officer and a director of American Multi-Cinema, Inc. Mr. Brown serves as a Director of Embarq Corporation, Midway Games, Inc., National CineMedia, Inc. and

MovieTickets.com. Mr. Brown is also a member of the executive committee and Vice Chairman of the Board of Directors of the National Association of Theatre Owners. Mr. Brown is a graduate of the University of Kansas.

        Mr. Michael R. Hannon has served as a Director of Holdings and AMCE since December 2004. Mr. Hannon serves as Managing Director in the New York office of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Mr. Hannon joined J.P. Morgan Partners, LLC in 1988 and has focused on making investments in the media and telecommunications and the financial services sectors. Mr. Hannon has been responsible for numerous investments in broadcasting, publishing, cable, outdoor, and both wireless and wireline communications. Mr. Hannon also serves on the board of directors of Ascend Media, Hanley Wood, NuVox Communications and Olympus Media. Mr. Hannon holds a B.A. from Yale University and an M.B.A. from Columbia Business School.

        Mr. Stephen P. Murray has served as a Director of Holdings and AMCE since December 2004. Mr. Murray serves as President and Chief Executive Officer of CCMP Capital Advisors, LLC, a private equity firm formed in August 2006 by the former buyout/growth equity investment team of J.P. Morgan Partners, LLC, a private equity division of JPMorgan Chase & Co. Mr. Murray focuses on investments in consumer, Retail and Services, Financial Services and Healthcare Infrastructure. Prior to joining J.P. Morgan Partners, LLC in 1989, Mr. Murray served as a Vice President with the Middle-Market Lending Division of Manufacturers Hanover. Mr. Murray also serves on the board of directors of Cabela's, Jetro Holdings, MedQuest Associates, National Surgical Care, Pinnacle Foods Group, Quiznos Sub, Strongwood Insurance, USA.NET and Warner Chilcott. Mr. Murray holds a B.A. from Boston College and an M.B.A. from Columbia Business School.

        Mr. Stan Parker has served as a Director of Holdings and AMCE since December 2004. Mr. Parker has been affiliated with Apollo and its related investment advisors and investment managers since 2000 and has been a Partner since 2005. Prior to joining Apollo in 2000, Mr. Parker was employed by Salomon Smith Barney, Inc. Mr. Parker also serves on the board of directors of Momentive Performance Materials and UAP Holding Corp. Mr. Parker holds a B.S. degree in Economics from The Wharton School of Business at the University of Pennsylvania.

        Mr. Aaron J. Stone has served as a Director of Holdings and AMCE since December 2004. Mr. Stone is a Partner of Apollo Management, L.P. which, together with its affiliates, acts as manager of Apollo and related private securities investment funds. Mr. Stone also serves on the board of directors of Educate Inc., Hughes Communications, Inc., Intelstat, Ltd and Skyterra Communications Inc. Prior to joining Apollo, Mr. Stone was a member of the Mergers and Acquisition Group at Smith Barney, Inc. Mr. Stone holds an A.B. Degree from Harvard College.

        Mr. John Connaughton has served as a Director of Holdings and AMCE since January 2006. Mr. Connaughton has served as a Managing Director of Bain Capital Partners, LLC since 1997 and a member of the firm since 1989. Prior to joining Bain Capital Partners, LLC, Mr. Connaughton served as a consultant at Bain & Company, Inc., where he advised Fortune 500 companies. Mr. Connaughton also serves as a director of M--C Communications (PriMed), Warner Chilcott, Epoch Senior Living, CRC Health Group, Hospital Corporation of America (HCA), Warner Music Group (NYSE-WMG), ProSiebenSat.1.Media AG (MDAX-PSMG), Sungard Data Systems, Cumulus Media Partners and The Boston Celtics. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the UVa McIntire Foundation Board of Trustees. Mr. Connaughton received a B.S. in commerce from the University of Virginia and an M.B.A. from Harvard Business School.

        Mr. Michael Connelly has served as a Director of Holdings and AMCE since January 2006. Michael J. Connelly is a Managing Director of The Carlyle Group, based in New York, focused on U.S. buyout transactions in the media and telecommunications sectors. Mr. Connelly has played key roles in a number of recent investments including VNU N.V., Insight Communications, Loews Cineplex Entertainment (now AMC Entertainment) and Pan Am Sat. He also contributed to restructuring Videotron Telecom into a direct investment in Quebecor Media. Prior to joining Carlyle in 2002, Mr.Connelly spent more than 25 years in the investment banking and banking industries in the communications sectors. He served as a Managing Director at Credit Suisse First Boston and at Donaldson, Lufkin & Jenrette. He began his career at The Bank of Boston and The First Boston Corporation focusing in media and financial restructurings. He has previously served on the boards of directors of Pan Am Sat and VNU N.V. Mr. Connelly also serves on the board of Insight Communications. Mr. Connelly received his undergraduate degree at Georgetown University and his M.B.A. from The Wharton School at the University of Pennsylvania.

        Mr. Benjamin M. Coughlin has served as a Director of Holdings and AMCE since January 2006. Mr. Coughlin joined Spectrum Equity Investors in 1997 and has been a Managing Director since 2005. At Spectrum Equity Investors, Mr. Coughlin focuses on buyout investments in the media, information services and communications industries. Prior to Spectrum Equity Investors, Mr. Coughlin worked as an Associate at Apax Partners in Munich, Germany, where he was involved with later-stage and buyout opportunities in the technology and information services industries. Mr. Coughlin also serves as a director of Apprise Media, Canon Communications and CBD Media LLC. Mr. Coughlin graduated from Harvard College with a bachelor's degree, cum laude, in Economics, where he was also a John Harvard Scholar.

        Mr. Travis Reid has served as a Director of Holdings and AMCE since January 2006. Prior thereto, Mr. Reid served as President, Chief Executive Officer and a director of Loews since April 2002. Mr. Reid has been in the film exhibition industry for 30 years. Prior to 2002, Mr. Reid served as President, North American Operations of Loews beginning May 1998. Mr. Reid served as President of Loews Theatres beginning October 1996 and for the preceding year served as Executive Vice President, Film Buying of Loews Theatres. Prior to joining Loews in 1991, Mr. Reid held senior film buying positions at General Cinema Corp., Cineamerica Theatres, Century Theatres and Theatre Management Inc. Mr. Reid began his career at age 20 at a drive-in movie theatre in California. Mr. Reid is also Chief Executive Officer and a director of Digital Cinema Implementation Partners LLC. Mr. Reid also serves as a director of Fandango. Mr. Reid holds a B.S. in Business Administration from California State University at Hayward.

        Mr. Kenneth M. Reiss will be elected as a Director of Holdings and AMCE upon the consummation of this offering. Mr. Reiss spent his entire career with Ernst & Young LLP, beginning in September 1965, through his retirement in June 2003. He served as Coordinating Partner on significant global clients, including retailers such as Staples, Inc., and Toys "R" Us, Inc. and also served as the Managing Partner for the Assurance and Advisory Practice (AABS) of E&Y's New York Office from 1992 to 1998. Over the course of his career he served as the national Director for AABS of the Retail and Consumer Products Industry and National Director of the Media and Entertainment Practice. Mr. Reiss currently serves as a member of the board of directors of Eddie Bauer Holdings, Inc., The Wet Seal, Inc. and Guitar Center, Inc.

        Mr. Craig R. Ramsey has served as Executive Vice President and Chief Financial Officer of AMCE and American Multi-Cinema, Inc. since April 3, 2003. Mr. Ramsey has served as Executive Vice President and Chief Financial Officer of Holdings since December 2004. Prior to April 2003, Mr. Ramsey served as Executive Vice President, Chief Financial Officer and Secretary of AMCE and American Multi-Cinema, Inc. effective April 19, 2002. Mr. Ramsey served as Senior Vice President, Finance, Chief Financial Officer and Chief Accounting Officer, of AMCE and American Multi-Cinema, Inc. from August 20, 1998 until May 13, 2002. Mr. Ramsey has served as a Director of American Multi-Cinema, Inc. since September 28, 1999. Mr. Ramsey was elected Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. effective October 15, 1999. Mr. Ramsey served as

Vice President, Finance from January 17, 1997 to October 15, 1999 and prior thereto served as Director of Information Systems and Director of Financial Reporting since joining American Multi-Cinema, Inc. on February 1, 1995.

        Mr. Richard T. Walsh has served as Executive Vice President of AMCE and Chairman of AMC Programming, a division of American Multi-Cinema, Inc., since November 9, 2001. Mr. Walsh has served as Executive Vice President of Holdings since December 2004. Prior to November 2001, Mr. Walsh served as Executive Vice President, Film Operations, AMC Film, from September 29, 1999 to November 9, 2001 and as Senior Vice President in charge of operations for the West Division of AMC from July 1, 1994 to September 29, 1999.

        Mr. John D. McDonald has served as Executive Vice President, U.S. and Canada Operations of American Multi-Cinema, Inc. since October 1, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Corporate Operations from November 9, 1995 until his promotion to Executive Vice President on October 1, 1998.

        Mr. Kevin M. Connor has served as Senior Vice President, General Counsel and Secretary of AMCE and American Multi-Cinema, Inc. since April 3, 2003. Mr. Connor has served as Senior Vice President, General Counsel and Secretary of Holdings since December 2004. Prior to April 2003, Mr. Connor served as Senior Vice President, Legal of AMCE and American Multi-Cinema, Inc. beginning November 6, 2002. Prior thereto, Mr. Connor was in private practice in Kansas City, Missouri as a partner with the firm Seigfreid, Bingham, Levy, Selzer and Gee from October 1, 1995.

        Mr. Mark A. McDonald has served as Executive Vice President, International Operations of AMC Entertainment International, Inc., a subsidiary of AMCE, since December 7, 1998. Prior thereto, Mr. McDonald served as Senior Vice President, Asia Operations from November 9, 1995 until his appointment as Executive Vice President in December 1998.

        Mr. Chris A. Cox has served as Vice President and Chief Accounting Officer of AMCE and American Multi-Cinema, Inc. since May 13, 2002. Mr. Cox has served as Vice President and Chief Accounting Officer of Holdings since December 2004. Prior to May 2002, Mr. Cox served as Vice President and Controller of American Multi-Cinema, Inc. from November 28, 2000. Previously, Mr. Cox served as Director of Corporate Accounting for the Dial Corporation from December 1999 until November 2000.

        Mr. Terry W. Crawford has served as Vice President and Treasurer of Holdings, AMCE and American Multi-Cinema, Inc. since April 1, 2005. Prior thereto, Mr. Crawford served as Vice President and Assistant Treasurer of Holdings, AMCE and American Multi-Cinema, Inc. from December 23, 2004 until April 1, 2005. Previously, Mr. Crawford served as Vice President, Assistant Treasurer and Assistant Secretary of AMCE from May 13, 2002 until December 23, 2004 and American Multi-Cinema, Inc. from January 24, 2000 until December 23, 2004. Mr. Crawford served as Assistant Treasurer and Assistant Secretary of AMCE from September 14, 2001 until May 13, 2002 and AMC from November 11, 1999 until January 24, 2004. Mr. Crawford served as Assistant Secretary of AMCE from March 27, 1997 until September 14, 2001 and American Multi-Cinema, Inc. from March 21, 1997 until November 11, 1999.

        Mr. Michael W. Zwonitzer has served as Vice President, Finance of AMCE and American Multi-Cinema, Inc. since September 17, 2004 and has served as Vice President, Finance of Holdings since December 2004. Prior thereto, Mr. Zwonitzer served as Director of Finance from December 19, 2002 to September 17, 2004 and Manager of Financial Analysis from November 10, 2000 to December 19, 2002. Mr. Zwonitzer joined AMC on June 26, 1998.

Board of Directors

        Upon the closing of this offering, we will amend and restate our current certificate of incorporation and file such amended and restated certificate of incorporation with the State of

Delaware. Pursuant to such amended and restated certificate of incorporation, our board of directors will consist of between 7 and 15 directors. A majority of the board of directors will constitute a quorum for board meetings. The convening of a special meeting will be subject to advance written notice to all directors.

        We intend to avail ourselves of the "controlled company" exception under the New York Stock Exchange rules which eliminates the requirement that we have a majority of independent directors on our board of directors and that we have compensation and nominating committees composed entirely of independent directors, but retains the requirement that we have an audit committee composed entirely of independent members. Our board of directors currently consists of nine directors. Prior to the consummation of this offering, we will add one independent director to our board. Within three months following the closing of this offering, our board of directors will consist of eleven directors, including two independent directors designated by the Sponsors one of which was designated prior to the consummation of this offering. We expect to add one additional independent director, also designated by the Sponsors, to our board of directors within twelve months after the closing of this offering.

        Pursuant to our amended and restated certificate of incorporation, our board of directors will be divided into three classes. The members of each class will serve for a staggered, three-year term. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms, subject to the Sponsors' board designation rights, at the annual meeting of stockholders in the year in which their term expires. The classes are composed as follows:

  •
  Travis Reid, Kenneth Reiss and the two additional independent directors we expect to be designated to our board of directors within twelve months after the closing of this offering will be Class I directors, whose terms will expire at the 2008 annual meeting of stockholders;

  •
  Stephen Murray, Stan Parker, Benjamin Coughlin and Michael Hannon will be Class II directors, whose terms will expire at the 2009 annual meeting of stockholders; and

  •
  Peter Brown, Aaron Stone, Michael Connelly and John Connaughton will be Class III directors, whose terms will expire at the 2010 annual meeting of stockholders.

        Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

        If at any time we cease to be a "controlled company" under the under the New York Stock Exchange rules, the board of directors will take all action necessary to comply with the applicable New York Stock Exchange rules, including appointing a majority of independent directors to the board and establishing certain committees composed entirely of independent directors.

Committees of the Board of Directors

  Audit Committee

        Upon consummation of this offering, our audit committee will consist of Kenneth Reiss. The board of directors has determined that Mr. Reiss qualifies as an audit committee financial expert as defined in Item 401(h) of Regulation S-K. Mr. Reiss is independent as independence is defined in Rule 10A-3(b)(i) under the Exchange Act or under Section 303A.02 of the New York Stock Exchange Listed Company Manual. Mr. Reiss also serves on the audit committees of three other public companies. Our board of directors has determined that his service on these committees will not impair his ability to effectively serve on our audit committee. Within three months of the closing of this offering, the audit committee will be comprised of Mr. Reiss and one additional independent director designated by the Sponsors. Within one year of the closing of this offering, we will nominate one additional independent director to the audit committee so that our audit committee will be comprised of three members, all of whom will be financially literate.

        The principal duties and responsibilities of our audit committee are as follows:

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  to monitor our financial reporting process and internal control system;

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  to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work;

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  to oversee the performance of our internal audit function; and

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  to oversee our compliance with legal, ethical and regulatory matters.

        The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

  Compensation Committee

        Upon consummation of this offering, our compensation committee will consist of Michael Connelly, Stephen Murray, Aaron Stone and John Connaughton.

        The principal duties and responsibilities of our compensation committee are as follows:

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  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

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  to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

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  to provide oversight concerning the compensation of our chief executive officer, succession planning, performance of the chief executive officer and related matters.

  Nominating & Corporate Governance Committee

        Upon consummation of this offering, our nominating committee will consist of Peter Brown, Michael Hannon, Aaron Stone and John Connaughton.

        The principal duties and responsibilities of the nominating committee will be as follows:

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  to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors; and

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  to make recommendations to our board of directors regarding board governance matters and practices.

Code of Business Conduct and Ethics

        We have a Code of Business Conduct and Ethics that applies to all of our associates, including our principal executive officer, principal financial officer and principal accounting officer, or persons performing similar functions. These standards are designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Business Conduct and Ethics, which address the subject areas covered by the SEC's rules, are posted on our website: www.amctheatres.com under "Investor Resources—Corporate Governance." Any substantive amendment to, or waiver from, any provision of the Code of Business Conduct and Ethics with respect to any senior executive or financial officer shall be posted on this website. The information contained on our website is not part of this prospectus.

COMPENSATION DISCUSSION AND ANALYSIS

        This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer, our three other most highly compensated executive officers and Philip M. Singleton, our former Executive Vice President and the former Chief Operating Officer of our subsidiary, American Multi-Cinema, Inc., who resigned from his employment on March 20, 2007. These individuals are referred to as the "Named Executive Officers."

        Our executive compensation programs are determined and approved by our Compensation Committee. None of the Named Executive Officers are members of the Compensation Committee or otherwise had any role in determining the compensation of other Named Executive Officers, although the Compensation Committee does consider the recommendations of Mr. Brown in setting compensation levels for our executive officers other than Mr. Brown.

Executive Compensation Program Objectives and Overview

        The goals of the Compensation Committee with respect to executive compensation are to attract, retain, motivate and reward talented executives, to tie annual and long-term compensation incentives to the achievement of specified performance objectives, and to achieve long-term creation of value for our stockholders by aligning the interests of these executives with those of our stockholders. To achieve these goals, we endeavor to maintain compensation plans that are intended to tie a substantial portion of executives' overall compensation to key strategic, operational and financial goals such as achievement of budgeted levels of EBITDA or revenue, and other non-financial goals that the Compensation Committee deems important. The Compensation Committee evaluates individual executive performance with a goal of setting compensation at levels they believe, based on industry comparables and their general business and industry knowledge and experience, are comparable with executives in other companies of similar size and stage of development operating in the theatrical exhibition industry and similar retail type businesses, while taking into account our relative performance and our own strategic goals.

        We conduct an annual review of the aggregate level of our executive compensation as part of the annual budget review and annual performance review processes, which includes determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers. This review is based on our knowledge of how other theatrical exhibition industry and similar retail type businesses measure their executive performance and on the key operating metrics that are critical in our effort to increase the value of our company.

Current Executive Compensation Program Elements

        Our executive compensation program consists of the elements described in the following sections. The Compensation Committee determines the portion of compensation allocated to each element for each individual Named Executive Officer. Our Compensation Committee expects to continue these policies in the short term but will reevaluate the current policies and practices as it considers advisable.

        The Compensation Committee believes based on their general business and industry experience and knowledge that the use of the combination of base salary, discretionary annual performance bonuses, and long-term incentives (including stock option or other stock-based awards) offers the best approach to achieving our compensation goals, including attracting and retaining talented and capable executives and motivating our executives and other officers to expend maximum effort to improve the business results, earnings and overall value of our business.

Base Salaries

        Base salaries for our Named Executive Officers are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy. Base salaries for our Named Executive Officers are reviewed annually or at other appropriate times by the Compensation Committee and may be increased from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For the current fiscal year, this review began in the fourth quarter of fiscal 2007 as part of our annual budgeting process and will be finished during the first quarter of fiscal 2008 as part of our annual performance review process.

Annual Performance Bonus

        The Compensation Committee has the authority to award annual performance bonuses to our Named Executive Officers. The annual incentive bonuses are intended to compensate Named Executive Officers for achieving financial, operational, strategic and individual performance goals as reflected by reference to a mix of performance metrics including EBITDA targets and other financial and non-financial goals. These objectives and goals vary and are set depending on the individual Named Executive Officer, but have traditionally been allocated primarily to financial factors such as achieving budgeted levels of revenue and EBITDA. For fiscal 2007, the Compensation Committee will take into consideration budgeted levels of revenue and EBITDA and additional factors such as managing levels of capital expenditures, and secondarily to more subjective non-financial strategic factors such as successful merger integration, maintenance of strong relationships with our suppliers and the completion of various transactions, including, for fiscal 2007, the National CineMedia, LLC initial public offering. At the beginning of fiscal 2007, the framework setting out the performance goals were determined and communicated to our Named Executive Officers. The annual bonus amounts are intended to reward both overall company and individual performance during the year and, as such, can be highly variable from year to year.

        Our annual bonuses have historically been paid in cash in an amount reviewed and approved by the Compensation Committee and traditionally have been paid in a single installment in the first quarter following the completion of a given fiscal year once our annual audit report is issued. On a going forward basis, it is intended that these annual bonuses may be paid in a combination of cash and equity value with the method for any allocation between cash and equity value to be determined in the future. Pursuant to current employment agreements, each Named Executive Officer is eligible for an annual bonus pursuant to the annual incentive plan in place at the time. The Compensation Committee has discretion to increase the annual bonus paid to our Named Executive Officers using its judgement if the Company exceeds certain financial goals, or to reward for achievement of individual annual performance objectives. Our Compensation Committee and the Board of Directors have targeted bonus amounts to be paid in fiscal 2008 for performance during fiscal 2007 at 60-70% of base salary for each of our Named Executive Officers. The actual amount of the bonuses will be determined following a review of each Named Executive Officer's individual performance and contribution to our strategic and financial goals. For fiscal 2007 bonuses, this review will be conducted during the first quarter of fiscal 2008. Based on currently available information, it is anticipated that the target annual bonus levels for performance during fiscal 2007 are reasonably obtainable by the Named Executive Officers.

Long-Term Incentive Equity Awards

        We believe that creating long-term value for our stockholders is achieved, in part, by aligning the interests of our executive officers with those of our stockholders. Prior to the completion of this offering, we plan to adopt a new equity incentive plan, the Marquee Holdings Inc. 2007 Performance Incentive Plan, which we refer to as the "2007 Plan." This equity incentive plan will be in addition to the Stock Option Plan of Marquee Holdings Inc. (the "2004 Stock Option Plan"), discussed below.

        Holdings adopted the 2004 Stock Option Plan, which provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and non-qualified stock options to eligible employees and consultants of Holdings and its subsidiaries and non-employee directors of Holdings. Options previously granted under the plan vest in equal installments over 5 years from the grant date, subject to the optionee's continued service with Holdings or one of its subsidiaries. The Compensation Committee did not grant any options pursuant to the 2004 Stock Option Plan during fiscal 2007.

        In conjunction with this offering, our Board of Directors intends to adopt the 2007 Plan as an additional means to reward selected employees, including our Named Executive Officers and other eligible persons, through the grant of equity-based awards and incentives pursuant to a plan appropriate for a public company. The 2007 Plan will be submitted to our stockholders for approval prior to the consummation of this offering. Employees, officers, directors, and consultants that provide services to us or one of our subsidiaries may be selected to receive awards under the 2007 Plan. After the closing of this offering, we expect that all of our equity incentive awards will be granted pursuant to the 2007 Plan or a successor plan and not under the 2004 Stock Option Plan. Awards under the 2007 Plan may be in the form of incentive or nonqualified stock options, stock appreciation rights, restricted stock, stock bonuses, performance stock, stock units, phantom stock, dividend equivalents, or similar rights to purchase or acquire shares. The 2007 Plan also provides for the grant of equity-based awards and cash to satisfy the requirements for performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code.

Retirement Benefits

        Holdings provides retirement benefits to the Named Executive Officers under both qualified and non-qualified defined-benefit and defined-contribution retirement plans. The AMC Defined Benefit Retirement Income Plan and the AMC 401(k) Savings Plan are both tax-qualified retirement plans in which the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by the Employee Retirement Income Security Act of 1974 ("ERISA") and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan and on the maximum amount that may be contributed to a qualified defined-contribution plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we had established non-qualified supplemental defined-benefit plans that permit the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act 1993 had not been in effect. On November 7, 2006, our Board of Directors approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan, and our supplemental defined-benefit plans, the AMC Supplemental Executive Retirement Plan and the AMC Retirement Enhancement Plan, effective as of December 31, 2006. The Compensation Committee determined that these types of plans are not as effective as other elements of compensation in aligning executives' interests with the interests of shareholders, a particularly important consideration for a public company. As a result, the Compensation Committee determined to freeze these plans. So, for our Named Executive Officers, benefits no longer accrue under the AMC Defined Benefit Retirement Income Plan, the AMC Supplemental Executive Retirement Plan or the AMC Retirement Enhancement Plan.

        In connection with the freezing of benefits under our defined-benefit plans, our Board of Directors determined it was important to further encourage participation in our defined contribution plan, so our Board of Directors simultaneously approved a proposal to increase Holdings' matching contribution in the 401(k) Savings Plan to 100% of elective contributions up to 5% of employee compensation (previously, the company matched 100% of contributions up to 3% of employee compensation and 50% of contributions between 3% and 5% of employee compensation). The increase in Holdings' matching contribution is effective January 1, 2007.

        The "Pension Benefits" table and related narrative section "Pension and Other Retirement Plans" below describes our qualified and non-qualified defined-benefit plans in which the Named Executive Officers of Holdings participate. The "Non-Qualified Deferred Compensation" table and related narrative section "Non-Qualified Deferred Compensation Plans" below describe our non-qualified defined-contribution plan benefits.

Non-Qualified Deferred Compensation Program

        Named Executive Officers are permitted to elect to defer base salaries and their annual bonuses under the AMC Non-Qualified Deferred Compensation Plan. We believe that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Companies is also deferred.

        The "Non-Qualified Deferred Compensation" table and related narrative section "Non-Qualified Deferred Compensation Plan" below describe the non-qualified deferred compensation plan and the benefits thereunder.

Severance and Other Benefits Upon Termination of Employment

        Holdings believes that severance protections, particularly in the context of a change in control transaction, can play a valuable role in attracting and retaining key executive officers. Accordingly, Holdings provides such protections for each of the Named Executive Officers and for other senior officers of Holdings in their respective employment agreements. The Compensation Committee evaluates the level of severance benefits provided to Named Executive Officers on a case-by-case basis. Holdings considers these severance protections consistent with competitive practices.

        As described in more detail below under "Potential Payments Upon Termination or Change in Control" pursuant to their employment agreements, each of the Named Executive Officers would be entitled to severance benefits in the event of termination of employment by Holdings without cause or due to death or disability. In the cases of Mr. Brown and Mr. Walsh, resignation for good reason would also entitle the employee to severance benefits. Holdings has determined that it is appropriate to provide these executives with severance benefits under these circumstances in light of their positions with Holdings and as part of their overall compensation package.

        Holdings believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of our executive officers. This uncertainty results from the fact that many change in control transactions result in significant organizational changes, particularly at the senior executive level. In order to encourage certain of our executive officers to remain employed with Holdings during an important time when their prospects for continued employment following the transaction are often uncertain, we provide the executives with severance benefits if they terminate their employment within 60 days following certain specified changes in their responsibilities following a change in control. No claim for severance has been made by an executive who is a party to an employment agreement providing for such severance benefits since the Marquee Transactions (then a change in control for purposes of the agreements). In the case of Mr. Brown only, he is eligible for severance if he resigns during 60 days following a change in control. The severance benefits for these executives are generally determined as if they continued to remain employed by Holdings for two years following their actual termination date, and in the case of Mr. Brown, for three years following his actual termination date.

Perquisites

        Holdings provides the Named Executive Officers with certain perquisites, including automobile related benefits, holiday awards, and, in the case of Mr. Brown, club memberships. Perquisites are benchmarked and reviewed, revised and approved by the Compensation Committee every year.

        The perquisites provided to each Named Executive Officer during fiscal 2007 are reported in Column (i) of the "Summary Compensation Table—Fiscal 2007" below, and are further described in footnote (6) to that table.

Policy with Respect to Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officers and the four other most highly compensated executive officers unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options and other awards that may be granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of Holdings and its stockholders.

Compensation Committee Interlocks and Insider Participation

        The Compensation Committee members whose names appear on the Compensation Committee Report above were committee members during all of fiscal 2007. No member of the Compensation Committee is or has been a former or current executive officer of the company or has had any relationships requiring disclosure by the company under the SEC's rules requiring disclosure of certain relationships and related-party transactions. None of the company's executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during the fiscal year ended March 29, 2007.

Summary Compensation Table—Fiscal 2007

        The following table presents information regarding compensation of our principal executive officer, our principal financial officer, our three other most highly compensated executive officers for services rendered during fiscal 2007 and for Philip M. Singleton, who, although not serving as an executive officer on the last day of our fiscal year, had served as our Executive Vice President and as the Chief

Operating Officer of our subsidiary, American Multi-Cinema, Inc., for most of the fiscal year. These individuals are referred to as "Named Executive Officers."

Name and Principal Position (1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(2)	Non- Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)	Total ($)
Peter C. Brown	2007	$772,700	$0	$0	$1,884,022	$0	$26,094	$29,809	$2,712,625
Chairman of the Board, Chief Executive Officer and President (AMCE and American Multi-Cinema, Inc.)
Craig R. Ramsey	2007	351,700	0	0	471,005	0	33,527	27,367	883,599
Executive Vice President and Chief Financial Officer (AMCE and American Multi-Cinema, Inc.)
Richard T. Walsh	2007	358,800	0	0	471,005	0	54,013	25,808	909,626
Executive Vice President (AMCE); Chairman (AMC Film Programming, a division of American Multi-Cinema, Inc.)
John D. McDonald	2007	351,700	0	0	235,503	0	45,620	22,010	654,833
Executive Vice President North American Operations (American Multi-Cinema, Inc.)
Kevin M. Connor	2007	302,400	0	0	235,503	0	13,740	19,753	571,396
Senior Vice President, General Counsel and Secretary (AMCE and American Multi-Cinema, Inc.)
Philip M. Singleton	2007	496,700	0	0	3,987,104	0	82,026	7,464,213	12,030,043
Former Executive Vice President (AMCE); Former President and Chief Operating Officer (American Multi-Cinema, Inc.)

(1)
The principal positions shown are at March 29, 2007. On March 20, 2007, Peter C. Brown was elected President of American Multi-Cinema, Inc. after Philip M. Singleton resigned.

(2)
The amount reported in this column of the table above reflects the aggregate dollar amounts recognized for option awards for financial statement reporting purposes with respect to fiscal 2007 (disregarding any estimate of forfeitures related to service-based vesting conditions). No option awards were granted or forfeited with regards to Named Executive Officers during fiscal 2007. No option awards granted to Named Executive Officers were forfeited during 2007. The company has not granted any equity-based awards other than stock options to Named Executive Officers that were outstanding during fiscal 2007. The amounts reflected in this column represent the compensation recognized during fiscal 2007 for options granted on December 23, 2004 which became partially vested during fiscal 2007. For a discussion of the assumptions and methodologies used to value the awards reported in this column, please see the discussion of option awards contained in Note 1 to the company's consolidated financial statements contained elsewhere in this prospectus.

(3)
The Compensation Committee has not determined the amounts of the annual incentive plan compensation that will be paid to each Named Executive Officer for fiscal 2007. We expect to determine and pay those amounts during the first quarter of fiscal 2008 and we will file a Form 8-K with this information once those amounts are determined.

(4)
The amounts also include the aggregate change in actuarial present value of the officer's accumulated benefit under the AMC Supplemental Executive Retirement Plan in the following amounts: Mr. Brown $6,335, Mr. Ramsey $8,579, Mr. Walsh $11,423, Mr. McDonald $9,651, Mr. Connor $6,076 and Mr. Singleton $17,229 and the aggregate change in actuarial present value of the officer's accumulated benefit under the Defined Benefit Retirement Income Plan in the following amounts: Mr. Brown $19,759, Mr. Ramsey $24,948, Mr. Walsh $42,590, Mr. McDonald $35,969, Mr. Connor $7,664 and Mr. Singleton $64,797. Messrs. Brown and Singleton are the only participants in the Retirement Enhancement Plan and the aggregate decreases in actual present value for their accumulated benefits of $235,505 and $529,824, respectively, have been omitted from the table.

(5)
The amount for Mr. Singleton includes the payment of cash severance of $2,465,139 in a lump sum paid pursuant to his Employment Separation and General Release Agreement and expense under SFAS 123(R) Share Based Payments of $4,934,055 related to accelerated vesting of his options pursuant to the Employment Separation and General Release Agreement. The amount listed for Mr. Singleton also includes "gross-up payments" for his FICA obligations pursuant to the AMC Supplemental Executive Retirement Plan and the AMC Retirement Enhancement Plan of $33,838. The material terms of Mr. Singleton's separation agreement are described below under "Potential Payments Upon Termination or Change in Control."

(6)
All Other Compensation is comprised of company matching contributions under our 401(k) savings plan which is a qualified defined contribution plan, automobile related benefits, life insurance premiums, holiday gift awards and one club membership for Mr. Brown. For Mr. Brown, the company matching contribution for our 401(k) plan was $11,073, the automobile related benefits were $15,600, life insurance premiums were $1,239, holiday gift award was $500 and his club membership dues were $1,397. For Mr. Ramsey, the company matching contribution for our 401(k) plan was $10,382, the automobile related benefits were $13,000, life insurance premiums were $3,485 and the holiday gift award was $500. For Mr. Walsh, the company matching contribution for our 401(k) plan was $10,414, the automobile related benefits were $13,000, life insurance premiums were $1,894 and the holiday gift award was $500. For Mr. McDonald, the company matching contribution for our 401(k) plan was $7,554, the automobile related benefits were $12,650, life insurance premiums were $1,306 and the holiday gift award was $500. For Mr. Connor, the company matching contribution for our 401(k) plan was $6,780, the automobile related benefits were $11,700, life insurance premiums were $773 and the holiday gift award was $500. For Mr. Singleton, the company matching contribution for our 401(k) plan was $11,035, the automobile related benefits were $14,300, life insurance premiums were $5,346 and the holiday gift award was $500.

(7)
Mr. Phil Singleton resigned from employment on March 20, 2007. The material terms of Mr. Singleton's separation agreement are described below under "Potential Payments Upon Termination or Change in Control."

Compensation of Named Executive Officers

        The Summary Compensation Table above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2007. The primary element of each Named Executive Officer's total compensation reported in the table is base salary. As noted above, the Compensation Committee has not yet determined the amount of the fiscal 2007 annual incentive that will be paid to each Named Executive Officer. Mr. Singleton also earned a lump sum cash severance payment of $2,465,139 in connection with his separation from the company pursuant to his Employment Separation and General Release Agreement and his outstanding unvested options were accelerated in full.

        The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer's base salary and annual bonus is provided below.

        The "Pension Benefits" table and related description of the material terms of Holdings' pension plans describe each Named Executive Officer's retirement benefits under the Companies' defined-benefit pension plans to provide context to the amounts listed in the Summary Compensation Table. The discussion in the section "Potential Payments Upon Termination or Change in Control" explains the potential future payments that may become payable to Holdings' Named Executive Officers.

Description of Employment Agreements—Salary and Bonus Amounts

        We have entered into employment agreements with each of Messrs. Brown, Ramsey, Walsh, McDonald and Connor. Provisions of these agreements relating to outstanding equity incentive awards and post-termination of employment benefits are discussed below.

        Peter C. Brown.    On March 22, 2007, Holdings and AMCE entered into an amended and restated employment agreement with Peter C. Brown who has served as the Chairman of the Board, Chief Executive Officer and President of each of Holdings and AMCE since December 23, 2004. The term of the agreement is for three years, with automatic one-year extensions each year, which is a reduction from Mr. Brown's previous employment agreement which had a five year term. The agreement provides that Mr. Brown will receive an initial annualized base salary of $772,654 subject to review by the Compensation Committee. Based on its review, the Compensation Committee has discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Brown based on the applicable incentive compensation program of the company and consistent with the determination of the Compensation Committee. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. As an inducement for Mr. Brown to enter into the amended and restated employment agreement, which reduces the term of Mr. Brown's employment and whereby Mr. Brown agrees to both non-competition and non-solicitation covenants, the agreement also provides that within 15 days after a calendar year 2007 initial public offering of Holdings, Mr. Brown will receive a grant of restricted stock or restricted stock units of Holdings with an aggregate value of $2,567,000 on the date of grant (based on the initial public offering price). Such grant shall vest in three equal annual installments on the first three anniversaries of the grant date, and is subject to accelerated vesting upon Mr. Brown's termination for death, disability, by the company without cause, or by Mr. Brown for good reason or following a change in control. In addition, the agreement provides that Mr. Brown will be eligible for benefits offered by the company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Change in control, severance arrangements and restrictive covenants in Mr. Brown's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Craig R. Ramsey.    On July 1, 2001, AMC and AMCE entered into an employment agreement with Craig R. Ramsey who serves as the Executive Vice President and Chief Financial Officer of the company and reports directly to AMCE's Chairman of the Board, President and Chief Executive Officer. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Ramsey will receive an initial annualized base salary of $275,000 subject to review by the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. Based on their review, the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee have discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Ramsey based on the applicable incentive compensation program of the company and consistent with the determination of the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Ramsey will be eligible for benefits offered by the company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Mr. Ramsey also receives a company owned or leased automobile or equivalent automobile allowance. Change in control and severance arrangements in Mr. Ramsey's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Richard T. Walsh/John D. McDonald.    On July 1, 2001, AMC and AMCE entered into employment agreements with Richard T. Walsh, who serves as the Executive Vice President, Chairman AMC Film Programming, and John D. McDonald, who serves as an Executive Vice President, North America Operations. Both report directly to AMC's President and Chief Operating Officer or such officer's designee. The term of each agreement is for two years, with automatic one-year extensions each year.

The agreements, respectively, provide that Mr. Walsh will receive an initial annualized base salary of $300,000, and Mr. McDonald will receive an initial annualized base salary of $275,000, subject to review by the President and Chief Financial Officer of AMC with the approval of AMCE's Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee. Based on their review, the President and Chief Financial Officer of AMC with the approval of AMCE's Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee have discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Walsh and Mr. McDonald based on the applicable incentive compensation program of the company and consistent with the determination of the President and Chief Financial Officer of AMC with the approval of AMCE's Chairman of the Board, President and Chief Executive Officer and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Compensation Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreements, respectively, provide that Mr. Walsh and Mr. McDonald will be eligible for benefits offered by the company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Mr. Walsh and Mr. McDonald also receive a company owned or leased automobile or equivalent automobile allowance. Change in control and severance arrangements in Mr. Walsh and Mr. McDonald's employment agreements are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

        Kevin M. Connor.    On November 6, 2002, AMC and AMCE entered into an employment agreement with Kevin M. Connor who serves as the Senior Vice President, General Counsel and Secretary of the company. The term of the agreement is for two years, with automatic one-year extensions each year. The agreement provides that Mr. Connor will receive an initial annualized base salary of $225,000 subject to review by the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. Based on their review, the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee have discretion to increase (but not reduce) the base salary each year. The agreement also provides for annual bonuses for Mr. Connor based on the applicable incentive compensation program of the company and consistent with the determination of the Chairman of the Board, President and Chief Executive Officer of AMCE and, if applicable, the Compensation Committee. In making its determination with respect to salary and bonus levels, the Committee considers the factors discussed in the "Current Executive Compensation Program Elements" of the Compensation Discussion and Analysis above. In addition, the agreement provides that Mr. Connor will be eligible for benefits offered by the company to other executive officers and will be entitled to reimbursements for expenses reasonably incurred in connection with business travel and entertainment. Mr. Connor also receives a company owned or leased automobile or equivalent automobile allowance. Change in control and severance arrangements in Mr. Connor's employment agreement are discussed in detail below in the narrative section "Potential Payments Upon Termination or Change in Control."

Grants of Plan-based Awards—Fiscal 2007

        The following table presents information regarding the equity incentive plan awards granted to Philip M. Singleton during fiscal 2007. There were no grants of plan-based awards to other Named Executive Officers in fiscal 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
								Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Philip M. Singleton(1)	12/23/04							$4,934,055

(1)
Represents the expense under SFAS 123(R) Share Based Payments of $4,934,055 related to accelerated vesting of Mr. Singleton's options pursuant to his Employment Separation and General Release Agreement.

Outstanding Equity Awards at end of Fiscal 2007

        The following table presents information regarding the outstanding equity awards held by each of our Named Executive Officers as of March 29, 2007 and after giving effect to the Reclassification, including the vesting dates for the portions of these awards that had not vested as of that date.

						Stock Awards
									Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Option Awards							Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (#)
Peter C. Brown	746,433	1,119,649		$8.77	12/23/2014
Craig R. Ramsey	186,608	279,912		8.77	12/23/2014
Richard T. Walsh	186,608	279,912		8.77	12/23/2014
John D. McDonald	93,304	139,956		8.77	12/23/2014
Kevin M. Connor	93,304	139,956		8.77	12/23/2014
Philip M. Singleton(2)	933,041			8.77	12/31/2007

(1)
The options vest for each Named Executive Officer, 20% per year commencing on December 23, 2005.

(2)
Mr. Singleton's options vested 100% upon entry into his Employment Separation and General Release Agreement.

Option Exercises and Stock Vested—Fiscal 2007

        None of our Named Executive Officers exercised options or held any outstanding stock awards during fiscal 2007.

Pension Benefits

        The following table presents information regarding the present value of accumulated benefits that may become payable to the Named Executive Officers under our qualified and nonqualified defined-benefit pension plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Peter C. Brown	Defined Benefit Retirement Income Plan	15.60	$125,361	$—
	Supplemental Executive Retirement Plan	15.60	64,998	—
	Retirement Enhancement Plan	15.60	1,064,868	—
Craig R. Ramsey	Defined Benefit Retirement Income Plan	12.00	142,620	—
	Supplemental Executive Retirement Plan	12.00	73,947	—
Richard T. Walsh	Defined Benefit Retirement Income Plan	31.10	330,520	—
	Supplemental Executive Retirement Plan	31.10	171,372	—
John D. McDonald	Defined Benefit Retirement Income Plan	31.05	279,035	—
	Supplemental Executive Retirement Plan	31.05	144,677	—
Kevin M. Connor	Defined Benefit Retirement Income Plan	4.00	25,204	—
	Supplemental Executive Retirement Plan	4.00	13,211	—
Philip M. Singleton(2)	Defined Benefit Retirement Income Plan	32.25	506,909	—
	Supplemental Executive Retirement Plan	32.25	262,828	—
	Retirement Enhancement Plan	32.25	1,975,348	—

(1)
The accumulated benefit is based on service and earnings considered by the plans for the period through March 29, 2007. It includes the value of contributions made by the Named Executive Officers throughout their careers. The present value has been calculated assuming the Named Executive Officers will remain in service until age 65, the age at which retirement may occur without any reduction in benefits, and that the benefit is payable under the available forms of annuity consistent with the plans. The interest assumption is 5.75%. The post-retirement mortality assumption is based on the RP-2000 Combined Mortality Table, male and female, projected to 2005 with scale AA.

(2)
Mr. Singleton retired on March 20, 2007.

Pension and Other Retirement Plans

        Holdings provides retirement benefits to the Named Executive Officers under the terms of qualified and non-qualified defined-benefit plans. The AMC Defined Benefit Retirement Income Plan is a tax-qualified retirement plan in which the Named Executive Officers participate on substantially the same terms as our other participating employees. However, due to maximum limitations imposed by ERISA and the Internal Revenue Code on the annual amount of a pension which may be paid under a qualified defined-benefit plan, the benefits that would otherwise be payable to the Named Executive Officers under the Defined Benefit Retirement Income Plan are limited. Because we did not believe that it was appropriate for the Named Executive Officers' retirement benefits to be reduced because of limits under ERISA and the Internal Revenue Code, we have non-qualified supplemental defined-benefit plans that permit the Named Executive Officers to receive the same benefit that would be paid under our qualified defined-benefit plan up to the old IRS limit, as indexed, as if the Omnibus Budget Reconciliation Act 1993 had not been in effect. On November 7, 2006, our Board of Directors approved a proposal to freeze the AMC Defined Benefit Retirement Income Plan, and our

supplemental plans, the AMC Supplemental Executive Retirement Plan and the AMC Retirement Enhancement Plan, effective as of December 31, 2006. As amended, benefits do not accrue after December 31, 2006, but vesting continues for associates with less than five years of vesting service. The material terms of the AMC Defined Benefit Retirement Income Plan, the AMC Supplemental Executive Retirement Plan and the AMC Retirement Enhancement Plan are described below.

        AMC Defined Benefit Retirement Income Plan.    The AMC Defined Benefit Retirement Income Plan is a non-contributory defined-benefit pension plan subject to the provisions of ERISA. As mentioned above, the plan was frozen effective December 31, 2006.

        The plan provides benefits to certain of its employees based upon years of credited service and the highest consecutive five-year average annual remuneration for each participant. For purposes of calculating benefits, average annual compensation is limited by Section 401(a)(17) of the Internal Revenue Code, and is based upon wages, salaries and other amounts paid to the employee for personal services, excluding certain special compensation. Under the defined benefit plan, a participant earns a vested right to an accrued benefit upon completion of five years of vesting service.

        Pursuant to the terms of the plan, Mr. Singleton has retired and is now eligible to receive a lump sum payment of approximately $507,000 and monthly payments for the life Mr. Singleton and/or Mr. Singleton's spouse of approximately $465.

        AMC Supplemental Executive Retirement Plan.    AMC also sponsors a Supplemental Executive Retirement Plan to provide the same level of retirement benefits that would have been provided under the retirement plan had the federal tax law not been changed in the Omnibus Budget Reconciliation Act of 1993 to reduce the amount of compensation which can be taken into account in a qualified retirement plan. As mentioned above, the plan was frozen effective December 31, 2006.

        Any individual who is eligible to receive a benefit from the AMC Defined Benefit Retirement Income Plan after qualifying for early, normal or late retirement benefits thereunder, the amount of which is reduced by application of the maximum limitations imposed by the Internal Revenue Code, is eligible to participate in the Supplemental Executive Retirement Plan. Pursuant to the terms of the plan, Mr. Singleton has retired and is now eligible to receive a lump sum payment of approximately $329,000 and may receive such lump sum payment upon his irrevocable election for a lump sum distribution in January of 2008.

        The benefit payable to a participant equals the monthly amount the participant would receive under the AMC Defined Benefit Retirement Income Plan without giving effect to the maximum recognizable compensation for qualified retirement plan purposes imposed by the Internal Revenue Code, as amended by Omnibus Budget Reconciliation Act of 1993, less the monthly amount of the retirement benefit actually payable to the participant under the AMC Defined Benefit Retirement Income Plan. The benefit is an amount equal to the actuarial equivalent of his/her benefit, computed by the formula above, payable in either a lump sum or equal semi-annual installments, over a period of 2 to 10 years, such form, and, if applicable, period, to be irrevocably elected by the participant. Under certain conditions, in-service withdrawals may also be available under the plan.

        If a participant's employment with AMC terminates for any reason (or no reason) before the earliest date he/she qualifies for early, normal or late retirement benefits under the AMC Defined Benefit Retirement Income Plan, no benefit is payable under the Supplemental Executive Retirement Plan.

        AMC Retirement Enhancement Plan.    AMC has established a Retirement Enhancement Plan for the benefit of officers who from time to time may be designated as eligible participants therein by the Board of Directors. As mentioned above, the plan was frozen effective December 31, 2006. The only participants in the plan are Peter C. Brown and Philip M. Singleton. Pursuant to the terms of the plan, Mr. Singleton has retired and is now eligible to receive a monthly benefit of $12,720.69 for life.

        The Retirement Enhancement Plan is a non-qualified defined benefit plan designed to provide an unfunded retirement benefit to an eligible participant in an amount equal to (i) sixty percent (60%) of his or her average compensation (including paid and deferred incentive compensation but excluding certain special compensation) during the last three full years of employment, less (ii) the sum of (A) such participant's benefits under the retirement plan and the participant's primary social security benefit at age 65, or if later, at the date of normal retirement, and (B) the amount of a straight life annuity commencing at the participant's normal retirement date attributable to AMC's contributions under the supplemental executive retirement plan, the 401(k) savings plan and the non-qualified deferred compensation plan. The base amount in clause (i) will be reduced on a pro rata basis if the participant completes fewer than 25 years of service. The Retirement Enhancement Plan benefit may commence for a participant who has attained the later of age 55 or completion of 15 years of service and has participated in the plan for at least five years and who retires on or after age 55. For participants retiring before age 65 the benefit is reduced actuarially, namely 6 2/3% for each of the first five years by which commencement precedes age 65 and an additional 3 1/3% for each year by which commencement precedes age 60. Benefits commence at a participant's normal retirement date (i.e., the later of age 65 or the participant's completion of five years of service) whether or not the participant continues to be employed by AMC. The accrued benefit payable upon total and permanent disability is not reduced by reason of early commencement. A participant will be entitled to receive a benefit under the Retirement Enhancement Plan if such a participant's employment is terminated at AMC's request (other than for cause) or as a result of a change of control (as defined in the Retirement Enhancement Plan).

Nonqualified Deferred Compensation

        The following table presents information regarding the contributions to and earnings on the Named Executive Officers' deferred compensation balances during fiscal 2007, and also shows the total deferred amounts for the Named Executive Officers at the end of fiscal 2007.

Name	Executive Contributions in Last FY $	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Peter C. Brown	$17,830	$—	$11,233	$—	$113,968
Craig R. Ramsey	2,777	—	15,775	—	138,378
Richard T. Walsh	—	—	12,094	—	82,918
John D. McDonald	22,473	—	55,504	—	523,189
Kevin M. Connor	—	—	—	—	—
Philip M. Singleton	27,278	—	20,308	—	235,964

Non-Qualified Deferred Compensation Plan

        AMC permits the Named Executive Officers and other key employees to elect to receive a portion of their compensation reported in the Summary Compensation Table on a deferred basis. Deferrals of compensation during fiscal 2007 and in recent years have been made under the AMC Non-Qualified Deferred Compensation Plan. Participants of the plan are able to defer annual salary and bonus (excluding commissions, expense reimbursement or allowances, cash and non-cash fringe benefits and any stock-based incentive compensation). Amounts deferred under the plans are credited with an investment return determined as if the participant's account were invested in one or more investment funds made available by the Committee and selected by the participant. AMC may, but need not, credit the deferred compensation account of any participant with a discretionary or profit sharing credit as determined by AMC. The deferred compensation account will be distributed either in a lump sum payment or in equal annual installments over a term not to exceed 10 years as elected by the participant and may be distributed pursuant to in-service withdrawals pursuant to certain circumstances. Any such payment shall commence upon the date of a "Qualifying Distribution Event" (as such term is defined in the Non-Qualified Deferred Compensation Plan). The Qualifying Distribution Events are designed to be compliant with Section 409A of the Internal Revenue Code.

Potential Payments Upon Termination or Change in Control

        The following section describes the benefits that may become payable to certain Named Executive Officers in connection with a termination of their employment with Holdings and/or a change in control of Holdings. In addition to the benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with a change in control of Holdings under the terms of our 2004 Stock Option Plan. Furthermore, upon a termination following a "Change of Control" (as such term is defined in the AMC Retirement Enhancement Plan), the Named Executive Officer is entitled to his accrued benefits payable thereunder in a form of payment that he has previously chosen. The Retirement Enhancement Plan and the present value of benefits accumulated under the plan are described above in the table "Pension Benefits" and the accompanying narrative "Pension and Other Retirement Plans."

        Assumptions.    As prescribed by the SEC's disclosure rules, in calculating the amount of any potential payments to the Named Executive Officers under the arrangements described below, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control of Holdings) occurred on the last business day of fiscal 2007 and that the price per share of our common stock is equal to the fair market value of a share of our common stock as of that date.

Peter C. Brown

        Mr. Brown's employment agreement, described above under "Employment Agreements—Salary and Bonus Payments," provides for certain benefits to be paid to Mr. Brown in connection with a termination of his employment with Holdings under the circumstances described below.

        Severance Benefits.    In the event Mr. Brown's employment is terminated during the employment term either by Holdings or AMCE pursuant to a termination for death, "Disability", "Without Cause" (each as defined in the employment agreement) or by Mr. Brown pursuant to a termination for "Good Reason" or within sixty days after a "Change of Control" (as those terms are defined in the employment agreement), Mr. Brown will be entitled to severance pay in a lump sum cash payment equal to the product of (x) the sum of his base salary as then in effect plus his target bonus and (y) the number of years remaining in the term (treating any remaining partial year as a full year). In addition, upon such a qualifying termination, the restricted stock or restricted stock units granted pursuant to the employment agreement and all of Mr. Brown's stock options shall vest in full. The severance payments and accelerated vesting are conditioned upon the execution and non-revocation of a mutual release of claims to be entered into with Holdings and AMCE.

        If Mr. Brown had terminated employment with us on March 29, 2007 under the circumstances described in the preceding paragraph, we estimate that he would have been entitled to a lump sum cash payment equal to $3,850,962. This amount is derived by multiplying three by the sum of $772,654, which represents Mr. Brown's annualized base salary rate in effect on March 29, 2007, and $511,000, which represents his target bonus. Finally, Mr. Brown would have been entitled to accelerated vesting of unvested stock options with an aggregate value of $10,648,753 (based on the spread between the exercise price of the options and the fair market value of our common stock as of March 29, 2007). Since Mr. Brown's restricted stock or restricted stock unit grant pursuant to his employment agreement having a value of $2,567,000 did not occur as of March 29, 2007, we did not include the potential accelerated vesting of this award.

        Restrictive Covenants.    Pursuant to Mr. Brown's employment agreement, he has agreed not to disclose any confidential information of Holdings or AMCE at any time during or after his employment with us. In addition, Mr. Brown has agreed that, for a period of 12 months following a termination of his employment with Holdings or AMCE, he will not compete with us and he will not solicit our employees or customers or materially interfere with any of the business relationships of Holdings or AMCE.

Other Named Executive Officers

        The employment agreements for each of the other Named Executive Officers, described above under "Employment Agreements—Salary and Bonus Payments," provide for certain benefits to be paid to the executive in connection with a termination of his employment with AMC or AMCE under the circumstances described below and/or a change in control of AMC or AMCE.

        Severance Benefits.    In the event the executive's employment is terminated during the employment term as a result of the executive's death or "Disability" or by AMC or AMCE pursuant to a "Termination Without Cause" or by the executive during 60 days following certain changes in his responsibilities following a "Change of Control" (as those terms are defined in the employment agreement), the executive (or his personal representative) will be entitled to a lump severance cash payment equal to two years of his base salary then in effect. In the case of Mr. Walsh only, he would also be entitled to this severance payment if he terminated his employment for "Good Reason" (as defined in his employment agreement) during the employment term.

        Upon a termination of employment with us on March 29, 2007 under the circumstances described in the preceding paragraph, we estimate that each Named Executive Officer (other than Mr. Brown) would have been entitled to a lump sum cash payment as follows: Mr. Ramsey—$703,400; Mr. Walsh—$717,600; Mr. McDonald—$703,400; and Mr. Connor—$604,800. These amounts are derived by multiplying two by the respective executive's annualized base salary rate in effect on March 29, 2007.

        Restrictive Covenants.    Pursuant to each Named Executive Officer's employment agreement, the executive has agreed not to disclose any confidential information of AMC or AMCE at any time during or after his employment with AMC/AMCE.

Philip M. Singleton Retirement

        On March 20, 2007, Mr. Singleton and Holdings, AMCE and AMC entered into an Employment Separation and General Release Agreement, which was amended on April 4, 2007 (the "Separation Agreement"). Pursuant to the terms of the Separation Agreement, Mr. Singleton resigned from his positions with Holdings and its affiliates effective March 20, 2007 (the "Separation Date"). Ten days after the Separation Date, Mr. Singleton received a cash severance payment of $2,465,139 in a lump sum, less applicable withholdings. Under the Separation Agreement, Mr. Singleton remains eligible for benefits under the AMC Supplemental Executive Retirement Plan, the Defined Benefit Retirement Income Plan, the AMC Nonqualified Deferred Compensation Plan, the AMCE Savings Plan, the AMCE Retirement Enhancement Plan and for retiree health coverage under the AMCE Health Insurance Plan, in each case to the extent set forth in such plans. Under the Separation Agreement, Mr. Singleton's nonqualified options to purchase shares of Holdings that he received on December 23, 2004 pursuant to Holdings' 2004 Stock Option Plan vested in full and became immediately exercisable on the Separation Date and, with respect only to the nonqualified stock options, shall remain exercisable until the earlier to occur of (i) December 31, 2007 or such later date that is permissible without the imposition of excise taxes under Section 409A of the Internal Revenue Code and (ii) the date on which the non-qualified option is exercised.

        Restrictive Covenants.    Mr. Singleton may not disclose confidential information of Holdings and its affiliates, and, for a period of 24 months following the Separation Date, Mr. Singleton may not compete with Holdings and its affiliates or solicit employees or customers of Holdings and its affiliates. In addition, Mr. Singleton and Holdings are subject to a mutual nondisparagement covenant.

Director Compensation—Fiscal 2007

        The following section presents information regarding the compensation paid during fiscal 2007 to members of our Board of Directors who are not also our employees (referred to herein as "Non-Employee Directors"). The compensation paid to Mr. Peter C. Brown, who is also one of our employees, is presented above in the Summary Compensation Table and the related explanatory tables. Mr. Brown did not receive additional compensation for his service as a director.

Non-Employee Directors

        Prior to this offering, we paid our directors an annual cash retainer of $50,000, plus $1,500 for each meeting of the board of directors they attended in person or by phone, plus $1,000 for each committee meeting they attended. We also reimbursed all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

        Upon completion of this offering, Non-Employee Directors will receive an annual cash retainer of $35,000, plus $1,500 for each meeting of the board of directors they attend. In addition, Non-Employee Directors will receive an annual grant of restricted stock or restricted stock units with a grant date fair value of $90,000, and which will vest one year after the grant date. Annual cash retainers will be paid to the chairperson of each committee of the board of directors as follows: $12,000 for the audit committee chairperson, $7,500 for the compensation committee chairperson, and $7,500 for the nominating and corporate governance committee chairperson. The audit committee chairperson and members will also receive $1,500 for each audit committee meeting they attend, and the chairperson and members of the compensation and nominating and corporate governance committees will also receive $1,000 for each committee meeting they attend. We will reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our board of directors.

        The following table presents information regarding the compensation of our non-employee Directors in fiscal 2007:

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation ($)	All other Compensation ($)	Total ($)
Michael R. Hannon	$62,000	$—	$—	$—	$—	—	$62,000
Stephen P. Murray	54,000	—	—	—	—	—	54,000
Stan Parker	58,000	—	—	—	—	—	58,000
Aaron J. Stone	60,000	—	—	—	—	—	60,000
John Connaughton	57,500	—	—	—	—	—	57,500
Michael Connelly	60,000	—	—	—	—	—	60,000
Benjamin Coughlin	61,000	—	—	—	—	—	61,000
Travis Reid	61,000	—	—	—	—	—	61,000

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth certain information regarding beneficial ownership of Holdings capital stock as of the date of this prospectus after giving effect to the Reclassification, with respect to:

  •
  each person or group of affiliated persons known by Holdings to own beneficially more than 5% of the outstanding shares of any class of its capital stock, together with their addresses;

  •
  each of Holdings' selling stockholders;

  •
  each of Holdings' directors;

  •
  each of our Named Executive Officers; and

  •
  all directors and nominees and executive officers as a group.

				Number and Percent of Shares Beneficially Owned After this Offering Assuming No Exercise of the Underwriters' Option to Purchase Additional Shares		Number and Percent of Shares Beneficially Owned After this Offering Assuming Exercise of the Underwriters' Option to Purchase Additional Shares
	Number and Percent of Shares Beneficially Owned Prior to this Offering
			Shares to be sold in this Offering
Name and Address
	Number	Percent	Number	Number	Percent	Number	Percent
5% Beneficial Owners:
J.P. Morgan Partners (BHCA), L.P. and Related Funds(1)(2)	56,823,282	38.9%	8,286,076	41,749,780	28.6%	39,477,856	27.0%
Apollo Investment Fund V, L.P. and Related Funds(3)(4)	56,823,288	38.9%	8,286,082	41,749,780	28.6%	39,477,848	27.0%
Bain Capital Investors, LLC and Related Funds(5)(6)	22,057,506	15.1%	6,015,944	16,041,562	11.0%	15,134,814	10.4%
The Carlyle Group Partners III Loews, L.P. and Related Funds(7)(8)	22,057,504	15.1%	6,015,944	16,041,560	11.0%	15,134,810	10.4%
Spectrum Equity Investors IV, L.P. and Related Funds(9)(10)	14,272,504	9.8%	3,892,670	10,379,834	7.1%	9,793,116	6.7%
Directors and Named Executive Officers:
Peter C. Brown(11)(12)	1,036,221	*	103,622	932,599	*	932,599	*
Craig R. Ramsey(11)(13)	204,050	*	15,000	189,050	*	189,050	*
Richard T. Walsh(11)(14)	204,050	*	17,442	186,608	*	186,608	*
John D. McDonald(11)(15)	107,782	*	14,478	93,304	*	93,304	*
Kevin M. Connor(11)(16)	99,118	*	5,814	93,304	*	93,304	*
Philip M. Singleton(11)(17)	1,078,049	*	—	1,078,049	*	1,078,049	*
Michael R. Hannon(1)	—	*	—	—	*	—	*
Stephen P. Murray(1)	—	*	—	—	*	—	*
Stan Parker(18)	—	*	—	—	*	—	*
Aaron J. Stone(18)	—	*	—	—	*	—	*
John Connaughton(5)(6)	—	*	—	—	*	—	*
Michael Connelly(7)	—	*	—	—	*	—	*
Benjamin M. Coughlin(9)(10)	—	*	—	—	*	—	*
Travis Reid(11)(19)	105,880	*	22,659	83,221	*	83,221	*
Kenneth M. Reiss(11)	—	*	—	—	*	—	*
All directors and officers as a group (16 persons)	2,940,082	2.0%	189,541	2,750,541	1.9%	2,750,541	1.9%
Other Selling Stockholders:
AlpInvest Partners CS Investments 2003 C.V.(20)	3,620,688	2.5%	987,502	2,633,186	1.8%	2,484,346	1.7%
AlpInvest Partners Later Stage Co-Investments Custodian II B.V.(20)	325,056	*	88,654	236,402	*	223,040	*
AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V.(20)	44,252	*	12,068	32,184	*	30,366	*

Caisse de dépôt et placement du Québec(21)	4,560,000	3.1%	1,243,690	3,316,310	2.3%	3,128,856	2.1%
Co-Investment Partners, L.P.(22)	5,700,000	3.9%	1,554,612	4,145,388	2.8%	3,911,070	2.7%
CSFB Strategic Partners Holdings II, L.P.(23)	153,900	*	41,974	111,926	*	105,600	*
GSO Credit Opportunities Fund (Helios), L.P.(24)	570,000	*	155,460	414,540	*	391,110	*
Mark A. McDonald(11)(25)	104,932	*	10,526	94,406	*	94,406	*
Partners Group Private Equity Performance Holding Limited and Related Funds(26)	1,140,000	*	310,920	829,080	*	782,220	*
Screen Investors 2004, LLC(27)	222,300	*	60,628	161,672	*	152,534	*
SSB Capital Partners (Master Fund) I, L.P.(28)	2,850,000	1.9%	777,306	2,072,694	1.4%	1,955,536	1.3%
Weston Presidio(29)	5,699,998	3.9%	1,554,612	4,145,386	2.8%	3,911,070	2.7%

*
less than 1%

(1)
Represents 4,106,874 shares owned by J.P. Morgan Partners Global Investors, L.P., 1,758,552 shares owned by J.P. Morgan Partners Global Investors Cayman, L.P., 230,578 shares owned by J.P. Morgan Partners Global Investors Cayman II, L.P., 631,036 shares owned by AMCE (Ginger), L.P., 303,282 shares owned by AMCE (Luke), L.P., 657,018 shares owned by J.P. Morgan Partners Global Investors (Selldown), L.P., 733,496 shares owned by AMCE (Scarlett), L.P., 2,886,742 shares owned by J.P. Morgan Partners Global Investors (Selldown) II, L.P., 285,808 shares owned by J.P. Morgan Partners Global Fund/AMC /Selldown II, L.P., 1,655,294 shares owned by J.P. Morgan Partners Global Investors (Selldown) II-C, L.P., (collectively, the "Global Investor Funds") and 17,132,308 shares owned by J.P. Morgan Partners (BHCA), L.P. ("JPMP BHCA"). Assuming no exercise of the underwriters' option to purchase additional shares: (i) 1,120,104 shares will be sold by J.P. Morgan Partners Global Investors, L.P.; (ii) 479,626 shares will be sold by J.P. Morgan Partners Global Investors Cayman, L.P.; (iii) 62,886 shares will be sold by J.P. Morgan Partners Global Investors Cayman II, L.P.; (iv) 172,108 shares will be sold by AMCE (Ginger), L.P.; (v) 82,716 shares will be sold by AMCE (Luke), L.P.; (vi) 179,194 shares will be sold by J.P. Morgan Partners Global Investors (Selldown), L.P.; (vii) 200,052 shares will be sold by AMCE (Scarlett), L.P.; (viii) 787,326 shares will be sold by J.P. Morgan Partners Global Investors (Selldown) II, L.P.; (ix) 77,950 shares will be sold by J.P. Morgan Partners Global Fund/AMC /Selldown II, L.P.; (x) 451,462 shares will be sold by J.P. Morgan Partners Global Investors (Selldown) II-C, L.P.; and (xi) 4,672,652 shares will be sold by J.P. Morgan Partners (BHCA), L.P. If the underwriters exercise their option to purchase additional shares in full: (i) 1,288,930 shares will be sold by J.P. Morgan Partners Global Investors, L.P.; (ii) 551,916 shares will be sold by J.P. Morgan Partners Global Investors Cayman, L.P.; (iii) 72,364 shares will be sold by J.P. Morgan Partners Global Investors Cayman II, L.P.; (iv) 198,048 shares will be sold by AMCE (Ginger), L.P.; (v) 95,182 shares will be sold by AMCE (Luke), L.P.; (vi) 206,202 shares will be sold by J.P. Morgan Partners Global Investors (Selldown), L.P.; (vii) 230,204 shares will be sold by AMCE (Scarlett), L.P.; (viii) 905,994 shares will be sold by J.P. Morgan Partners Global Investors (Selldown) II, L.P.; (ix) 89,698 shares will be sold by J.P. Morgan Partners Global Fund/AMC /Selldown II, L.P.; (x) 519,508 shares will be sold by J.P. Morgan Partners Global Investors (Selldown) II-C, L.P.; and (xi) 5,376,934 shares will be sold by J.P. Morgan Partners (BHCA), L.P. The general partner of the Global Investor Funds is JPMP Global Investors, L.P. ("JPMP Global"). The general partner of JPMP BHCA is JPMP Master Fund Manager, L.P. ("JPMP MFM"). The general partner of JPMP Global and JPMP MFM is JPMP Capital Corp. ("JPMP Capital"), a wholly owned subsidiary of JPMorgan Chase & Co., a publicly traded company ("JPM Chase"). Each of JPMP Global, JPMP MFM and JPMP Capital may be deemed, pursuant to Rule 13d-3 under the Exchange Act, to beneficially own the shares held by the Global Investor Funds and JPMP BHCA.

        Each of Michael R. Hannon and Stephen P. Murray is a Managing Director and Managing Director, President and Chief Executive Officer, respectively, of CCMP Capital Advisors, LLC a private equity firm comprised of the former buyout/growth equity professionals of J.P. Morgan Partners who separated from JPM Chase to form an independent private equity platform. Each of Messrs. Hannon and Murray disclaims any beneficial ownership of any shares beneficially owned by the J.P. Morgan Partners entities, except to the extent of his pecuniary interest therein. JPMP Capital exercises voting and dispositive power over the securities held by the Global Investor Funds and JPMP BHCA. Voting and disposition decisions at JPMP Capital are made by three or more of its officers, and therefore no individual officer of JPMP Capital is the beneficial owner of the securities. The address of Messrs. Hannon and Murray is c/o CCMP Capital Advisors, LLC, 245 Park Avenue, New York, New York 10167, and the address of each of the JPMorgan Partners entities is c/o J.P. Morgan Partners, LLC, 270 Park Avenue, New York, New York 10017, except that the address of each Cayman entity is c/o Walkers SPV Limited,

PO Box 908 GT, Walker House, George Town, Grand Cayman, Cayman Islands. Each of the Global Investor Funds, JPMP BHCA, JPMP Global, JPMP MFM and JPMP Capital are part of the J.P. Morgan Partners private equity business unit of JPM Chase. J.P. Morgan Partners is one of our Sponsors.

(2)
Includes 26,442,294 shares of common stock of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect JPMP designees for Holdings' board of directors. Assuming no exercise of the underwriters' option to purchase additional shares, 6,787,426 of these shares will be sold by these co-investors. If the underwriters exercise their option to purchase additional shares in full, 1,023,020 of these shares will be sold by these co-investors.

(3)
Represents shares owned by the following group of investment funds: (i) 26,066,898 shares of common stock owned by Apollo Investment Fund V, L.P.; (ii) 3,419,380 shares of common stock owned by Apollo Overseas Partners V, L.P.; (iii) 358,494 shares of common stock owned by Apollo Netherlands Partners V(A), L.P.; (iv) 252,768 shares of common stock owned by Apollo Netherlands Partners V(B), L.P.; and (v) 283,454 shares of common stock owned by Apollo German Partners V GmbH & Co. KG (collectively, the "Apollo Funds"). Apollo Advisors V, L.P. ("Advisors V") is the general partner or the managing general partner of each of the Apollo Funds. Apollo Capital Management V, Inc. ("ACM V") is the general partner of Advisors V. Apollo Management V, L.P. ("Management V") serves as the day-to-day manager of each of the Apollo Funds. AIF V Management, LLC ("AIF V LLC") is the general partner of Management V and Apollo Management, L.P. ("Apollo Management") is the sole member and manager of AIF V LLC. Each of Advisors V, ACM V, Management V, AIF V LLC and Apollo Management disclaim beneficial ownership of all shares of common stock owned by the Apollo Funds. Assuming no exercise of the underwriters' option to purchase additional shares: (i) 7,109,464 shares will be sold by Apollo Investment Fund V, L.P.; (ii) 932,598 shares will be sold by Apollo Overseas Partners V, L.P; (iii) 97,774 shares will be sold by Apollo Netherlands Partners V(A), L.P.; (iv) 68,938 shares will be sold by Apollo Netherlands Partners V(B), L.P.; and (v) 77,308 shares will be sold by Apollo German Partners V GmbH & Co. KG. If the underwriters exercise their option to purchase additional shares in full: (i) 8,181,034 shares will be sold by Apollo Investment Fund V, L.P.; (ii) 1,073,162 shares will be sold by Apollo Overseas Partners V, L.P; (iii) 112,510 shares will be sold by Apollo Netherlands Partners V(A), L.P.; (iv) 79,328 shares will be sold by Apollo Netherlands Partners V(B), L.P.; and (v) 88,960 shares will be sold by Apollo German Partners V GmbH & Co. KG. The address of the Apollo Funds, Advisors V, Management V, AIF V LLC and Apollo Management is c/o Apollo Management, L.P., Two Manhattanville Road, Suite 203, Purchase, New York 10017.

Leon Black, Joshua Harris and Marc Rowan effectively have the power to exercise voting and investment control over ACM V, with respect to the shares held by the Apollo Funds. Each of Messrs. Black, Harris and Rowan disclaim beneficial ownership of such shares.

(4)
Includes 26,442,294 shares of common stock of certain co-investors, which, pursuant to a voting agreement, must be voted by such co-investors to elect Apollo designees to Holdings' board of directors. Assuming no exercise of the underwriters' option to purchase additional shares, 6,787,426 of these shares will be sold by these co-investors. If the underwriters exercise their option to purchase additional shares in full, 1,023,020 of these shares will be sold by these co-investors.

(5)
Represents shares owned by the following group of investment funds associated with Bain: (i) 14,650,206 shares of common stock owned by Bain Capital (Loews) I, L.L.C., whose administrative member is Bain Capital (Loews) L, L.L.C., whose administrative member is Bain Capital Holdings (Loews) I, L.P., whose general partner is Bain Capital Partners VII, L.P., whose general partner is Bain Capital Investors, LLC ("BCI") and (ii) 7,407,300 shares of common stock owned by Bain Capital AIV (Loews) II, L.P., whose general partner is Bain Capital Partners VIII, L.P., whose general partner is BCI. Assuming no exercise of the underwriters' option to purchase additional shares: (i) 3,995,684 shares will be sold by Bain Capital (Loews) I, L.L.C.; and (ii) 2,020,260 shares will be sold by Bain Capital AIV (Loews) II, L.P. If the underwriters exercise their option to purchase additional shares in full: (i) 4,597,930 shares will be sold by Bain Capital (Loews) I, L.L.C.; and (ii) 2,324,762 shares will be sold by

Bain Capital AIV (Loews) II, L.P. John Connaughton is a Managing Director of BCI and disclaims any beneficial ownership of any shares beneficially owned by BCI. The address of Mr. Connaughton and each of the Bain entities is c/o Bain Capital Partners, LLC, 111 Huntington Avenue, Boston, Massachusetts 02199. Certain members and other employees of Bain and its affiliates may make a contribution of shares to one or more charities prior to this offering, including the Combined Jewish Philanthropies of Greater Boston, Inc., Fidelity Investments Charitable Gift Fund, The Boston Foundation and The Corporation of the President of The Church of Jesus Christ of Latter-day Saints. In such case, a recipient charity, if it chooses to participate in this offering, will be the selling stockholder with respect to the donated shares.

BCI, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by each of the Bain entities. BCI disclaims beneficial ownership of such shares.

(6)
Voting and investment control over the shares held by Bain Capital (Loews) I, L.L.C. and Bain Capital AIV (Loews) II, L.P. is exercised by the investment committee of BCI. Members of the investment committee are Andrew B. Balson, Steven W. Barnes, Joshua Bekenstein, Edward W. Conard, John P. Connaughton, Paul B. Edgerley, Jordan Hitch, Matthew S. Levin, Ian K. Loring, Philip Loughlin, Mark E. Nunnelly, Stephen G. Pagliuca, Michael Ward and Stephen M. Zide, each of whom disclaims beneficial ownership of the shares.

(7)
Represents shares owned by the following group of investment funds affiliated with Carlyle: (i) 20,887,214 shares of common stock owned by Carlyle Partners III Loews, L.P., whose general partner is TC Group III, L.P., whose general partners is TC

  Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. and (ii) 1,170,290 shares of common stock owned by CP III Coinvestment, L.P., whose general partner is TC Group III, L.P., whose general partner is TC Group III, L.L.C., whose sole managing member is TC Group, L.L.C., whose sole managing member is TCG Holdings, L.L.C. Assuming no exercise of the underwriters' option to purchase additional shares: (i) 5,696,762 shares will be sold by Carlyle Partners III Loews, L.P.; and (ii) 319,182 shares will be sold by CP III Coinvestment, L.P. If the underwriters exercise their option to purchase additional shares in full: (i) 6,555,404 shares will be sold by Carlyle Partners III Loews, L.P.; and (ii) 367,290 shares will be sold by CP III Coinvestment, L.P. Mr. Connelly is a Managing Director of the Carlyle Group, and in such capacity, may be deemed to share beneficial ownership of the shares of common stock held by investment funds associated with or designated by the Carlyle Group. Mr. Connelly expressly disclaims beneficial ownership of the shares held by the investment funds associated with or designated by the Carlyle Group. The address of Mr. Connelly and the Carlyle Group is c/o The Carlyle Group, 520 Madison Avenue, 42nd floor, New York, New York 10022.

(8)
Voting and investment control over the shares held by Carlyle Partners III Loews, L.P. and CP III Coinvestment, L.P. is exercised by the three-person managing board of TCG Holdings, L.L.C. Members of this managing board are William E. Conway, Jr., Daniel A. D'Aniello and David M. Rubenstein, each of whom disclaims beneficial ownership of the shares.

(9)
Represents shares owned by the following group of investment funds affiliated with Spectrum: (i) 14,022,736 shares of common stock owned by Spectrum Equity Investors IV, L.P., whose general partner is Spectrum Equity Associates IV, L.P., (ii) 82,780 shares of common stock owned by Spectrum Equity Investors Parallel IV, L.P. whose general partner is Spectrum Equity Associates IV, L.P., and (iii) 166,988 shares of common stock owned by Spectrum IV Investment Managers' Fund, L.P. Assuming no exercise of the underwriters' option to purchase additional shares: (i) 3,824,550 shares will be sold by Spectrum Equity Investors IV, L.P.; (ii) 22,576 shares will be sold by Spectrum Equity Investors Parallel IV, L.P.; and (iii) 45,544 shares will be sold by Spectrum IV Investment Managers' Fund, L.P. If the underwriters exercise their option to purchase additional shares in full: (i) 4,401,002 shares will be sold by Spectrum Equity Investors IV, L.P.; (ii) 25,978 shares will be sold by Spectrum Equity Investors Parallel IV, L.P.; and (iii) 52,408 shares will be sold by Spectrum IV Investment Managers' Fund, L.P. Benjamin M. Coughlin is a Managing Director of Spectrum and disclaims beneficial ownership of any shares beneficially owned by Spectrum. The address of Mr. Coughlin and Spectrum Equity Investors is c/o Spectrum Equity Investors, 333 Middlefield Road, Suite 200, Menlo Park, California 94025.

Spectrum Equity Associates IV, L.P., by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by Spectrum Equity Investors IV, L.P. and Spectrum Equity Investors Parallel IV, L.P. Spectrum Equity Associates IV, L.P. disclaims beneficial ownership of such shares.

(10)
Voting and investment control over the shares held by the Spectrum entities is exercised by the investment committees of Spectrum Equity Associates IV, L.P. and Spectrum IV Investment Managers' Fund, L.P. Members of each of these investment committees are Brion B. Applegate, William P. Collatos, Benjamin M. Coughlin, Randy J. Henderson, Michael J. Kennealy, Kevin J. Maroni, Christopher T. Mitchell and Victor E. Parker, each of whom disclaims beneficial ownership of the shares.

(11)
The address of such person is c/o AMC Entertainment Inc., 920 Main Street, Kansas City, Missouri 64105.

(12)
Includes 746,433 shares underlying options that will vest within 60 days of the date of this offering.

(13)
Includes 186,608 shares underlying options that will vest within 60 days of the date this offering.

(14)
Includes 186,608 shares underlying options that will vest within 60 days of the date of this offering.

(15)
Includes 93,304 shares underlying options that will vest within 60 days of the data of this offering.

(16)
Includes 93,304 shares underlying options that will vest within 60 days of the date of this offering.

(17)
Includes 933,041 shares underlying options that will vest within 60 days of the date of this offering.

(18)
Although each of Messrs. Parker and Stone may be deemed a beneficial owner of shares of Holdings beneficially owned by Apollo due to his affiliation with Apollo and its related investment managers and advisors, each such person disclaims beneficial ownership of any such shares. The address of Messrs. Parker and Stone is c/o Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.

(19)
Includes 22,800 shares underlying options that will vest within 60 days of the date of this offering.

(20)
The general partner of AlpInvest Partners CS Investments 2003 C.V. ("Investments 2003") is AlpInvest Partners 2003 B.V., whose managing director is AlpInvest Partners N.V. ("AlpInvest NV"). AlpInvest NV, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by Investments 2003. AlpInvest NV disclaims beneficial ownership of such shares.

AlpInvest Partners Later Stage Co-Investments Custodian II B.V. ("LS II BV") holds the shares as a custodian for AlpInvest Partners Later Stage Co-Investments II C.V. ("LS II CV"). The general partner of LS II CV is AlpInvest Partners Later Stage Co-Investments Management II B.V., whose managing director is AlpInvest NV. AlpInvest NV, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by LS II BV. AlpInvest NV disclaims beneficial ownership of such shares.

AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. ("LS IIA BV") holds the shares as a custodian for AlpInvest Partners Later Stage Co-Investments IIA C.V. ("LS IIA CV"). The general partner of LS IIA CV is AlpInvest Partners Later Stage Co-Investments Management IIA B.V., whose managing director is AlpInvest NV. AlpInvest NV, by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by LS IIA BV. AlpInvest NV disclaims beneficial ownership of such shares. The address for each of AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V., and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. is Jachthavenweg 118, 1081 KJ Amsterdam, The Netherlands.

Volkert Doeksen, Paul de Klerk, Wim Borgdorff and Erik Thyssen, in their capacities as managing directors of AlpInvest NV, effectively have the power to exercise voting and investment control over the shares held by Investments 2003, LS II BV and LS IIA BV when two of them act jointly. Each of Messrs. Doeksen, De Klerk, Borgdorff and Thyssen disclaims beneficial ownership of such shares.

(21)
Represents shares owned by Caisse de dépôt et placement du Québec. Dave Brochet and Eric Lachance exercise voting and investment control over the shares held in Holdings by Caisse de dépôt et placement du Québec and therefore they may be deemed to be the beneficial owners of shares beneficially owned by such entity. Each of Dave Brochet and Eric Lachance disclaim any beneficial ownership in the such shares, except and only to the extent of such voting and investment control they have over such shares. The address of Caisse de dépôt et placement du Québec is 1000, Place Jean-Paul-Riopelle, Montréal, Québec, Canada H2Z 2B3.

(22)
The general partner of Co-Investment Partners, L.P. ("CIP LP") is CIP Partners, LLC ("CIP LLC"). Lexington Advisors Inc. ("Lexington") is the managing member of CIP LLC. Voting and investment control over the shares held by CIP LP is exercised by the investment committee of Lexington. Members of this investment committee are Duncan A. Chapman, Brent R. Nicklas and Walter M. Cain, each of whom disclaims beneficial ownership of the shares. The address for CIP LP is c/o Lexington Partners Inc., 660 Madison Avenue, 23rd Floor, New York, New York, 10021.

(23)
Represents shares owned by an investment fund affiliated with CSFB Strategic Partners II, L.P., CSFB Strategic Partners Holdings II, L.P. ("Strategic Partners") which holds 153,900 shares of common stock. The general partner of Strategic Partners is CSFB Strategic Associates II, L.P. ("Strategic Associates"). The manager and associate general partner of Strategic Associates is DLJ MB Advisors, Inc. ("DLJ MB"), and the managing general partner of Strategic Associates is Credit Suisse First Boston Private Equity, Inc. ("CSFBPE"). DLJ MB is a wholly owned subsidiary of CSFBPE, and CSFBPE is a wholly owned subsidiary of Credit Suisse (USA), Inc. ("CS USA"). Credit Suisse Holdings (USA), Inc. ("CS Holdings") owns all of the voting stock of CS USA. Credit Suisse Group, a publicly traded company, owns a majority of the voting stock, and all of the non-voting stock, of CS Holdings. The address for Strategic Partners is 11 Madison Avenue, New York, NY 10010.

(24)
GSO Capital Partners LP is the investment manager for GSO Credit Opportunities Fund (Helios), L.P. ("GSO Helios"). As investment manager of GSO Helios, GSO Capital Partners LP is vested with investment discretion with respect to investments held by GSO Helios. GSO LLC ("GSO General Partner") is the general partner of GSO Capital Partners LP, and in that capacity, directs the operations of GSO Capital Partners LP. Bennett J. Goodman ("Mr. Goodman"), J. Albert Smith III ("Mr. Smith") and Douglas I. Ostrover ("Mr. Ostrover" and together with Mr. Goodman and Mr. Smith, the "GSO Managing Members") are the managing members of the General Partner, and in that capacity, direct the General Partner's operations. Each of GSO Helios, GSO Capital Partners LP, the GSO General Partner and the GSO Managing Members (collectively, the "GSO Persons") may be deemed a beneficial owners of the shares. However, the foregoing should not be deemed to constitute an admission that any of the GSO Persons are the beneficial owners of any shares owned by GSO Helios. The address for GSO Credit Opportunities Fund (Helios), L.P. is c/o GSO Capital Partners, 280 Park Ave., 11th Floor, New York, NY 10017.

(25)
Includes 93,304 shares underlying options that will vest within 60 days of the date of this offering.

(26)
Represents shares owned by the following group of investments funds advised by Partners Group: (i) 342,000 shares of common stock owned by Partners Group Private Equity Performance Holding Limited, whose investment advisor is Partners Group; (ii) 114,000 shares of common stock owned by Credit Suisse Anlagestiftung, whose investment advisor is Partners Group; (iii) 513,000 shares of common stock owned by Pearl Holding Limited, whose investment advisor is Partners Group; (iv) 171,000 shares of common stock owned by Vega Invest (Guernsey) Limited, whose investment advisor is Partners Group. Investment and voting decisions at Partners Group are made jointly by five or more partners of the entity who are members of the investment committee. The members of the investment committee are René Biner, Marcel Erni, Alfred Gantner, Philipp Gysler, Walter Keller, Sandra Pajarola, Christoph Rubeli, Stephan Schäli, Michael Studer and Urs Wietlisbach, each of whom disclaims beneficial ownership of the securities, except with respect to the shares in which such member holds a pecuniary interest. Partners Group by virtue of the relationships described above, may be deemed to have voting or investment control with respect to the shares held by Partners Group Private Equity Performance Holding Limited, Credit Suisse Anlagestiftung, Pearl Holding Limited and Vega Invest (Guernsey) Limited. Partners Group disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein. Assuming no exercise of the underwriters' option to purchase additional shares: (i) 93,276 shares will be sold by Partners Group Private Equity Performance Holding Limited; (ii) 31,092 shares will be sold by Credit Suisse Anlagestiftung; (iii) 139,914 shares will be sold by Pearl Holding Limited; and (iv) 46,638 shares will be sold by Vega Invest (Guernsey) Limited. If the underwriters exercise their option to purchase additional shares in full: (i) 107,334 shares will be sold by Partners Group Private Equity Performance Holding

  Limited; (ii) 35,778 shares will be sold by Credit Suisse Anlagestiftung; (iii) 161,002 shares will be sold by Pearl Holding Limited; and (iv) 53,666 shares will be sold by Vega Invest (Guernsey) Limited. The address for each is c/o Partners Group, Zugerstrasse 57, Baar-Zug 6341, Switzerland.

(27)
Represents shares owned by Screen Investors 2004, LLC ("Screen Investors"), whose managing member is Main Street Advisors, Inc. ("Main Street") and may be deemed to beneficially own the shares owned by Screen Investors. Christopher M. Fillo is the Chief Financial Officer, Vice President and an authorized officer of Main Street and in such capacity has voting and investment control with respect to the securities owned by Screen Investors. Each of Main Street and Mr. Fillo disclaims beneficial ownership of such shares. The address of Screen Investors 2004, LLC is c/o of Main Street Advisors, Inc., 3110 Main Street, Suite 300, Santa Monica, CA 90405.

(28)
Represents shares owned by SSB Capital Partners (Master Fund) I, LP ("SSBCP"). The general partner of SSBCP is SSBPIF GP Corp ("SSBPIF"), whose sole stockholder is Citigroup Financial Products Inc. ("CFPI"). Citigroup Global Markets Inc. ("CGMI") is the sole stockholder of CFPI, who is in turn wholly-owned by Citigroup Inc., a publicly traded company. The address for each of the SSBCP, SSBPIF, CFPI and CGMI is 388 Greenwich Street, New York, New York 10013; (212) 559-1000. The address for Citigroup Inc. is 399 Park Avenue, New York, NY 10022.

(29)
Represents 5,611,178 shares owned by Weston Presidio Capital IV, L.P. and 88,820 shares owned by WPC Entrepreneur Fund II, L.P. The general partner of each of the above-named Weston Presidio funds is Weston Presidio Capital Management IV, LLC, whose managing members are Michael F. Cronin and Michael P. Lazarus. As managing members of Weston Presidio Capital Management IV, LLC, Messrs. Cronin and Lazarus have dispositive voting or investment control over the other Weston Presidio funds that own the securities to be sold. Each of Messrs. Cronin and Lazarus disclaims any beneficial ownership of any shares beneficially owned by the above-named Weston Presidio funds, except to the extent of his pecuniary interest therein. The address of Mr. Lazarus and the above-named Weston Presidio funds is Pier One, Bay Two, San Francisco, CA, 94111. Mr. Cronin's address is 200 Clarendon Street, 50th Floor, Boston, MA, 02116. Assuming no exercise of the underwriters' option to purchase additional shares: (i) 1,530,388 shares will be sold by Weston Presidio Capital IV, L.P.; and (ii) 24,224 shares will be sold by WPC Entrepreneur Fund II, L.P. If the underwriters exercise their option to purchase additional shares in full: (i) 1,761,054 shares will be sold by Weston Presidio Capital IV, L.P.; and (ii) 27,874 shares will be sold by WPC Entrepreneur Fund II, L.P. The address of the above-named Weston Presidio funds is Pier One, Bay Two, San Francisco, CA, 94111.

DESCRIPTION OF CERTAIN INDEBTEDNESS

        As of December 28, 2006, on a pro forma basis, we had $1,913.0 million of outstanding indebtedness. The following is a summary of provisions relating to our indebtedness after giving effect to the Merger Transactions and the NCM Transactions.

Senior Secured Credit Facility

        We entered into our senior secured credit facility on January 26, 2006 with a syndicate of banks and other financial institutions which provided financing of up to $850.0 million, consisting of a:

  •
  $650.0 million term loan facility with a maturity of seven years; and

  •
  $200.0 million revolving credit facility with a maturity of six years.

        The revolving credit facility includes borrowing capacity available for Mexican peso-denominated revolving loans, for letters of credit and for borrowings on same-day notice, referred to as the swingline loans.

        As of December 28, 2006, on a pro forma basis, we had $645.12 million outstanding under our term loan facility and $177.5 million available under our revolving credit facility.

Interest Rate and Fees

        The borrowings under the senior secured credit facility bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the base rate of Citibank, N.A. and (2) the federal funds rate plus 1/2 of 1% or (b) a LIBOR rate determined by reference to the offered rate for deposits in U.S. dollars appearing on the applicable Telerate screen for the interest period relevant to such borrowing adjusted for certain additional reserves. The current applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings and the current applicable margin for borrowings under the term loan facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced subject to our attaining certain leverage ratios.

        In addition to paying interest on outstanding principal under the senior secured credit facility, AMC Entertainment was required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.25%. AMC Entertainment also pays customary letter of credit fees.

Prepayments

        The senior secured credit facility requires AMC Entertainment to prepay outstanding term loans, subject to certain exceptions, with:

  •
  after its first full fiscal year after the closing, 50% of AMCE's excess cash flow if AMCE's net senior secured leverage ratio is greater than a certain threshold as of the last day of any fiscal year;

  •
  100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, subject to certain exceptions and limitations; and

  •
  100% of the net proceeds of any incurrence of debt other than debt permitted under the senior secured credit facility.

        AMC Entertainment may voluntarily repay outstanding loans under the senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans.

Amortization

        The term loan facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on the date that is seven years from the date of the closing of the senior secured credit facility.

        Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity, six years from the date of the closing of the senior secured credit facility.

Guarantee and Security

        All obligations under the senior secured credit facility are unconditionally guaranteed by, subject to certain exceptions, each of AMCE's existing and future direct and indirect 100% domestic subsidiaries.

        All obligations under the senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of our assets as well as those of each subsidiary guarantor, including, but not limited to, the following, and subject to certain exceptions:

  •
  a pledge of 100% of the equity interests of substantially all of AMCE's domestic subsidiaries and 65% of the equity interests of AMCE's "first-tier" foreign subsidiaries; and

  •
  a security interest in substantially all of AMCE's tangible and intangible assets as well as those of each subsidiary guarantor.

Certain Covenants and Events of Default

        The senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, AMCE's ability, and the ability of AMCE's subsidiaries, to:

  •
  sell assets;

  •
  incur additional indebtedness;

  •
  prepay other indebtedness (including the notes);

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  pay dividends and distributions or repurchase its capital stock;

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  create liens on assets;

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  make investments;

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  make certain acquisitions;

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  engage in mergers or consolidations;

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  engage in certain transactions with affiliates;

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  amend certain charter documents and material agreements governing its subordinated indebtedness;

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  change the business conducted by AMCE and its subsidiaries; and

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  enter into agreements that restrict dividends from subsidiaries.

        In addition, the senior secured credit facility requires AMCE, commencing with the fiscal quarter ended September 30, 2006, to maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The senior secured credit facility also contains certain customary affirmative covenants and events of default.

8 5/8% Senior Fixed Rate Notes due 2012, 8% Senior Subordinated Notes Due 2014, and 11% Senior Subordinated Notes due 2016

        On February 24, 2004, AMC Entertainment sold $300.0 million aggregate principal amount of its 8% senior subordinated notes due 2014. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September of each year. The Notes due 2014 are redeemable at AMCE's option, in whole or in part, at any time on or after March 1, 2009 at 104.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus interest accrued to the redemption date. The Notes due 2014 are unsecured and are subordinated to all AMCE's existing and future senior indebtedness (as defined in the indenture for the Notes due 2014). As of December 28, 2006, we had $298.7 million carrying value outstanding under our Notes due 2014.

        On August 18, 2004, AMC Entertainment sold $250.0 million aggregate principal amount of its 8 5/8% senior fixed rate notes due 2012. The Fixed Notes due 2012 bear interest at the rate of 8 5/8% per annum, payable in February and August of each year. The Fixed Notes due 2012 are redeemable at AMCE's option, in whole or in part, at any time on or after August 15, 2008 at 104.313% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after August 15, 2010, plus interest accrued to the redemption date. The Fixed Notes due 2012 are unsecured and rank equally with all AMCE's existing and future senior indebtedness (as defined in the indenture for the Fixed Notes due 2012). As of December 28, 2006, we had $250.0 million carrying value outstanding under our Fixed Notes due 2012.

        On January 26, 2006, AMC Entertainment sold $325.0 million aggregate principal amount of its 11% senior subordinated notes due 2016. The Notes due 2016 bear interest at a rate of 11% per annum, payable in February and August of each year. The Notes due 2016 are redeemable at AMCE's option, in whole or in part, at any time on after February 1, 2011 at 105.5% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2014. In addition, AMC Entertainment may redeem up to 35% of the aggregate principal amount of the Notes due 2016 using net proceeds from certain equity offerings completed on or prior to February 1, 2009. As of December 28, 2006, we had $325.0 million carrying value outstanding under our Notes due 2016.

        The indentures relating to our outstanding notes allow AMCE to incur all permitted indebtedness (as defined therein) without restriction, which includes all amounts borrowed under the senior secured credit facility. The indentures also allow AMCE to incur additional debt as long as it can satisfy the coverage ratio of each indenture after giving effect thereto on a pro forma basis.

        The indentures also contain covenants limiting dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets, and require AMCE to make an offer to purchase such notes upon the occurrence of a change in control, as defined in the indentures. These covenants are substantially similar to the covenants in all the indentures are subject to a number of important qualifications. The indentures do not impose any limitation on the incurrence by AMCE of liabilities that are not considered "indebtedness" under the indentures, such as certain sale/leaseback transactions; nor do the note indentures impose any limitation on the amount of liabilities incurred by AMCE's subsidiaries, if any, that might be designated as "unrestricted subsidiaries" (as defined in the indentures). Furthermore, AMCE is not restricted from making advances to, or investing in, other entities (including unaffiliated entities) and its subsidiaries are not restricted from entering into agreements restricting its ability to pay dividends or otherwise transfer funds to it.

        The indentures relating to the Notes due 2014 and the Notes due 2016, or collectively, the Subordinated Notes, also contain provisions subordinating AMCE's obligations under those notes to its obligations under its existing senior secured credit facility and other senior indebtedness. These include a provision that applies if there is a payment default under its existing senior secured credit facility or other senior indebtedness and one that applies if there is a non-payment default that permits acceleration of indebtedness under its existing senior secured credit facility. If there is a payment default under the senior secured credit facility or other senior indebtedness, generally no payment may be made on any of the Subordinated Notes until such payment default has been cured or waived or such senior indebtedness had been discharged or paid in full. If there is a non-payment default under the senior secured credit facility, or with respect to designated senior indebtedness (as defined), if any, that would permit the lenders to accelerate the maturity date of the existing senior secured credit facility or any such designated senior indebtedness, no payment may be made on the Subordinated

Notes for a period (a "payment blockage period") commencing upon the receipt by the indenture trustees for the Subordinated Notes of notice of such default and ending up to 179 days thereafter. Not more than one payment blockage period may be commenced during any period of 365 consecutive days. AMCE's failure to make payment on any series of Subordinated Notes when due or within any applicable grace period, whether or not occurring under a payment blockage period, will be an event of default with respect to such Existing Subordinated Notes.

Discount Notes

        On August 18, 2004, Holdings issued $304.0 million aggregate principal amount of its Discount Notes, resulting in gross proceeds of $169.9 million of which $166.6 million was contributed by Holdings as equity to AMCE. The indenture governing the Discount Notes contains covenants substantially similar to those governing the Notes due 2016. Neither AMCE nor any of its subsidiaries have guaranteed the indebtedness of Holdings, nor have AMCE or any of its subsidiaries pledged any of AMCE assets as collateral. As of December 28, 2006, we had $223.8 million carrying value outstanding under our Discount Notes.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        As a public company we will ensure that all transactions with related parties are fair, reasonable and in our best interest. In this regard, our independent directors or one of our committees comprised of independent directors will review material transactions between us and related parties to determine that, in their best business judgment, such transactions meet that standard. Set forth below is a description of certain transactions which have occurred since April 1, 2004 or which involve obligations that remain outstanding as of the date of this prospectus.

        For a description of certain employment agreements between us and Messrs. Peter C. Brown, Philip M. Singleton, John D. McDonald, Richard T. Walsh and Craig R. Ramsey, see "Management—Compensation of Management—Employment Contracts, Termination of Employment and Change of Control Arrangements."

  Governance Agreements

        In connection with the Mergers, Holdings, the Sponsors and the other pre-existing stockholders of Holdings, as applicable, entered into various agreements defining the rights of Holdings' stockholders with respect to voting, governance and ownership and transfer of the stock of Holdings all of which will be replaced with the exception of the Second Amended and Restated Stockholders Agreement, which will be amended upon completion of this offering. In connection with this offering, the Sponsors and certain pre-existing stockholders of Holdings will enter into a Third Amended and Restated Stockholders Agreement, which, together with the Third Amended and Restated Certificate of Incorporation of Holdings and the Management Stockholders Registration Rights Agreement, will define the rights of such stockholders post-initial public offering with respect to voting, governance and ownership and transfer of Holdings' stock (collectively, the "Governance Agreements").

        The Governance Agreements will provide that the Board of Directors for Holdings will initially consist of up to twelve directors, two of whom shall be designated by JPMP, two of whom shall be designated by Apollo, one of whom shall be the Chief Executive Officer of Holdings, one of whom shall be designated by Carlyle, one of whom shall be designated by Bain, one of whom shall be designated by Spectrum, one of whom shall be designated by Bain, Carlyle and Spectrum, voting together, so long as such designee is consented to by each of Bain and Carlyle and three of whom will be independent directors initially designated by the Sponsors. Each of the directors will have one vote on all matters placed before the Board of Directors of Holdings and AMCE. Each of JPMP's and Apollo's right to appoint two directors shall be reduced to the right to appoint one director if at any time such Sponsor ceases to own at least 10% of our outstanding common stock or if the Sponsors together with certain pre-existing stockholders of Holdings cease to collectively own more than 50% of our outstanding common stock. The right of Bain, Carlyle and Spectrum to designate a director as a group will terminate if such Sponsors cease to collectively own at least 15% of our outstanding common stock or if the Sponsors together with certain pre-existing stockholders of Holdings cease to collectively own more than 50% of our outstanding common stock. A Sponsor will lose all of its director designation rights if at any time it ceases to own at least 5% of our outstanding common stock.

        The Third Amended and Restated Stockholders Agreement will provide that, until the date neither of Apollo or JPMP has a right to designate directors to the board (the "Blockout Period"), certain continuing stockholders party thereto (other than the Sponsors) will generally vote their voting shares of capital stock of Holdings in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Third Amended and Restated Stockholders Agreement will also provide that, until the date on which any one of Bain, Carlyle and Spectrum ceases to own at least 25% of the shares of our common stock that they will own immediately following this offering, Bain, Carlyle and Spectrum will generally vote their shares of capital stock of Holdings in favor of any matter in which any two out of Bain, Carlyle and Spectrum agree, except in certain specified instances.

        The Third Amended and Restated Stockholders Agreement will set forth a number of transfer provisions for the Sponsors and the other pre-existing stockholders of Holdings with respect to the interests in Holdings, including the following:

        Drag-along rights.    If, during the five-year period following this offering and for so long as the Sponsors and the other pre-existing stockholders of Holdings hold in the aggregate at least 50.1% of the outstanding shares of Holdings' common stock, Sponsors constituting at least three of any of Apollo, JPMP, Bain or Carlyle propose to transfer shares of Holdings to an independent third party in a bona fide arm's-length transaction or series of transactions (other than an open market public sale) that results in a sale of at least 50.1% of the shares of Holdings, such Sponsors may elect to require each of the other stockholders party to the Third Amended and Restated Stockholders Agreement to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    If, during the five-year period following the offering, any Sponsor proposes to transfer shares of Holdings held by it (other than an open market public sale), then such stockholder shall give notice to each other stockholder party to the Third Amended and Restated Stockholders Agreement and the Management Stockholders Registration Rights Agreement, who shall each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, Carlyle and Bain during the first two years following the offering, each Sponsor has the right at any time following the offering to make a written request to Holdings for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Holdings' expense, subject to certain limitations. Subject to the same consent requirement, the other pre-existing stockholders of Holdings as a group shall have the right at any time following the offering to make one written request to Holdings for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200 million.

        Piggyback rights.    If Holdings at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of Holdings for sale to the public under the Securities Act, Holdings shall give written notice of the proposed registration to each stockholder party to the Third Amended and Restated Stockholders Agreement and the Management Stockholders Registration Rights Agreement, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder will agree that it will not offer for public sale any equity interests during the 30 days before and a period not to exceed 90 days (180 days in the case of the offering) after the effective date of any registration statement filed by Holdings in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

        The Management Stockholders Registration Rights Agreement provides the pre-existing stockholders of Holdings who are employees of AMCE with piggyback registration rights and holdback agreements similar to those set forth in the Third Amended and Restated Stockholders Agreement.

Amended and Restated Fee Agreement

        In connection with the Mergers, Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement, which provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, for the twelve year duration of the agreement, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the agreement. In addition, the fee agreement will provide for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Holdings of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of this offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. We estimate that our payment to the Sponsors would be $40.1 million had the offering occurred on December 28, 2006. We anticipate we will incur approximately $5.2 million of professional and consulting expenses related to the offering on behalf of the sponsors. See Note 8 to Unaudited Pro Forma Condensed Consolidated Financial Information included elsewhere in this prospectus.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

Continuing Service Agreement

        In connection with the termination of his current employment agreement with Loews, we will pay Mr. Travis Reid severance of $87,500 per month for 18 months following the closing of the Mergers, we have paid a lump sum payment of $1,575,000, and also provided outplacement assistance and automobile benefits through December 31, 2006. In addition, in order to facilitate integration following the Mergers, we entered into an agreement with Mr. Reid, whereby Mr. Reid provided certain transitional consulting services to our company and reported to Mr. Peter C. Brown, our Chief Executive Officer. Pursuant to the continuing service agreement, which we terminated in February 2007, we paid Mr. Reid a consulting fee for each month of service at the following rate: $50,000 for each of the first four months, $33,333 for each of the next four months and $16,667 for the final five months. The continuing service agreement was not intended to create an employment relationship between Mr. Reid and our company and his services were provided on an independent contractor basis. In February 2007, Mr. Reid was hired as the chief executive officer of DCIP, a joint venture between AMCE, Cinemark USA and Regal formed to explore the possibility of implementing digital cinema in our theatres and to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema.

Option Grant to Travis Reid

        Pursuant to his Continuing Service Agreement, effective as of January 26, 2006, Holdings granted Mr. Reid an option under the Holdings 2004 Stock Option Plan to acquire Class N Common Stock at an exercise price not less than the fair market value (as determined by the Board of Directors of Holdings) on the date of grant. The option is subject to other terms and conditions substantially similar to the terms of Holdings options currently held by employees and is also subject to the Management Stockholders Agreement. The option vests in three equal installments on December 23, 2006, 2007 and

2008, and vests in full upon a change of control of Holdings or AMCE if provided for by the Holdings Compensation Committee.

Cinemex

        Cinemex from time to time purchases services or enters into arrangements with parties related to its employees. For example, Miguel Angel Dávila, Chief Executive Officer and President of Cinemex and on the board of Cinemex, and Adolfo Fastlicht Kurián, a Director of Cinemex, are minority investors in the construction of the new shopping center where one of Cinemex's new theatres opened in December 2004. Mr. Kurián's father is the general manager of three construction companies that provide theatre construction services to Cinemex and Mr. Kurián is an investor in these companies. In addition, Cinemex signed a waiver to allow a McDonald's restaurant owned by Mr. Kurián's wife to open in a shopping center where, under the lease, the landlord was prohibited from leasing space to a business that would compete with the theatre's concessions. A relative of Mr. Dávila is the manager of Consultores en Información Electrónica, S.A. de C.V., the company which renders web hosting, electronic marketing, e-mail and software services to one of Cinemex's subsidiaries. This arrangement may be terminated by Cinemex upon 30-days notice.

DESCRIPTION OF CAPITAL STOCK

Authorized Capital

        The following description of material terms of our capital stock and certain provisions of our certificate of incorporation and bylaws, each of which will be in effect on the closing of this offering, are summaries and are qualified by reference to the certificate of incorporation and the bylaws, copies of which have been filed as exhibits to the registration statement, of which this prospectus forms a part.

        Our authorized capital stock consists of:

  •
  500,000,000 shares of common stock, par value $.01 per share; and

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  100,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

        At the completion of this offering, there will be 146,176,470 shares of common stock issued and outstanding.

Voting Rights

        Each holder of common stock will be entitled to one vote per share.

        Our directors will be elected by all of our common stockholders voting together as a single class.

        Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of our outstanding voting power. Except as otherwise required by the DGCL, the Amended and Restated Management Stockholders Agreement, the Second Amended and Restated Stockholders Agreement, both as amended upon completion of this offering, our certificate of incorporation or the voting rights granted to any preferred stock we subsequently issue, the holders of outstanding shares of common stock and preferred stock entitled to vote thereon, if any, will vote as one class with respect to all matters to be voted on by our stockholders. Except as otherwise provided by law, and subject to any voting rights granted to any preferred stock we subsequently issue, amendments to our certificate of incorporation must be approved by the holders of at least a majority of the outstanding common stock. Under the DGCL, amendments to our certificate of incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class.

Dividends

        Holders of common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by our board of directors, subject to any preferential rights of any outstanding preferred stock.

Other Rights

        Upon our liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, will be entitled to share ratably in any assets available for distribution to holders of shares of common stock. No shares of any class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

Preferred Stock

        Upon the closing of this offering, our board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 100,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. Upon the closing of this offering, there will be no shares of preferred stock outstanding. We have no present plans to issue any shares of preferred stock. See "—Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws."

Options

        As of the completion of this offering, options to purchase a total of 4,500,343 shares of common stock will be outstanding, of which 2,355,402 will be eligible for exercise or sale immediately following the completion of this offering. Common stock may be subject to the granting of options under the equity incentive plan. See "Management—Equity Incentive Plan" and "Shares Eligible for Future Sale."

Anti-Takeover Effects of Certain Provisions of Delaware Law, the Certificate of Incorporation and the Bylaws

        We plan to elect in our amended and restated certificate of incorporation to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner.

        Certain other provisions of the amended and restated certificate of incorporation and bylaws may be considered to have an anti-takeover effect and may delay or prevent a tender offer or other corporate transaction that a stockholder might consider to be in its best interest, including those transactions that might result in payment of a premium over the market price for our shares. These provisions are designed to discourage certain types of transactions that may involve an actual or threatened change of control of us without prior approval of our board of directors. These provisions are meant to encourage persons interested in acquiring control of us to first consult with our board of directors to negotiate terms of a potential business combination or offer. We believe that these provisions protect against an unsolicited proposal for a takeover of us that might affect the long term value of our stock or that may be otherwise unfair to our stockholders. For example, our amended and restated certificate of incorporation and bylaws:

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  provide for a classified board of directors, pursuant to which our board of directors will be divided into three classes whose members will serve three-year staggered terms;

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  provide that the size of the board of directors will be set by members of the board, and any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office or by the Sponsors that designated a director who is no longer a member of the board if the Sponsors continue to have such a right of designation pursuant to the Governance Agreements;

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  do not permit stockholders to take action by written consent unless the Sponsors own at least 50.1% of Holdings' outstanding common stock;

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  provide that, except as otherwise required by law, special meetings of stockholders can only be called by our board of directors;

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  establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors;

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  limit consideration by stockholders at annual meetings only those proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder's intention to bring such business before the meeting;

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  authorize the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares or establish a stockholders rights plan making a takeover more difficult and expensive; and

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  do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates.

Special Meeting of Stockholders

        Special meetings of our stockholders may be called only by a majority of our directors.

Actions by Written Consent

        Stockholder action by written consent in lieu of a meeting may only be taken so long as the Sponsors own a majority of Holdings' outstanding common stock. Thereafter, stockholder action can be taken only at an annual or special meeting of stockholders.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

        Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 30 days after, the anniversary of the preceding year's annual meeting of our stockholders, a stockholder's notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares

        The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendments to Certificate of Incorporation or Bylaws

        Our certificate of incorporation provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend our certificate of incorporation or bylaws. In addition, under the DGCL, an amendment to our certificate of incorporation that would alter or change the powers, preferences or special rights of the common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Subject to our bylaws, our board of directors may from time to time make, amend, supplement or repeal our bylaws by vote of a majority of our board of directors.

Registration Rights

        Our governance agreements provide for registration rights for the Sponsors, their co-investors and certain members of management. Under the governance agreements, we are required to file at our expense, at any time after the expiration of any underwriter lock-up period applicable to the Sponsors in connection with this offering, a registration statement under the Securities Act covering the resale by the Sponsors and any of their permitted transferees of all shares of common stock held by such Sponsor. The Sponsors, the co-investors and management and any of their respective permitted transferees also will have "piggyback" registration rights entitling them to participate in any future offering of the common stock by us, subject to certain exceptions and limitations. See "Certain Relationships and Related Party Transactions—Governance Agreements."

Limitation of Liability and Indemnification of Directors and Officers

        As permitted by the Delaware General Corporation Law, or DGCL, we have adopted provisions in our certificate of incorporation that limit or eliminate the personal liability of our directors and officers for monetary damages for a breach of their fiduciary duty of care as a director or officer. The duty of care generally requires that, when acting on behalf of the corporation, directors and officers exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director or officer will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for:

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  any breach of the person's duty of loyalty to us or our stockholders;

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  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

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  any act related to unlawful stock repurchases, redemptions or other distributions or payment of dividends; or

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  any transaction from which the person derived an improper personal benefit.

These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

        As permitted by the DGCL, our certificate of incorporation and bylaws provide that:

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  we will indemnify our current and former directors and officers and anyone who is or was serving at our request as the director or officer of, or our legal representative in, another entity, and may indemnify our current or former employees and other agents, to the fullest extent permitted by the DGCL, subject to limited exceptions; and

  •
  we may purchase and maintain insurance on behalf of our current or former directors, officers, employees or agents against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such.

        We currently maintain liability insurance for our directors and officers.

        Our certificate of incorporation requires us to advance expenses to our directors and officers in connection with a legal proceeding, subject to receiving an undertaking from such director or officer to repay advanced amounts if it is determined he or she is not entitled to indemnification. Our bylaws provide that we may advance expenses to our employees and other agents, upon such terms and conditions, if any, as we deem appropriate.

        We intend to enter into separate indemnification agreements with each of our directors and officers, which may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements may require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance, if available on reasonable terms.

        Currently, to our knowledge, there is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification by us is sought, nor are we aware of any threatened litigation or proceeding that may result in a claim for indemnification.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons under the foregoing provisions or otherwise, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Registrar

        The transfer agent and registrar for the common stock is expected to be UMB Bank, N.A.

Listing

        We have applied to list our common stock on the New York Stock Exchange under the symbol "AC".

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there has been no public market for our common stock, and we cannot assure you that a significant public market for our common stock will develop or be sustained after this offering. Sales of significant amounts of our common stock in the public market after this offering, including shares of our common stock issued upon exercise of outstanding options, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

Sale of Restricted Shares and Lock-Up Agreements

        Upon completion of this offering, 146,176,470 shares of common stock will be outstanding. If the underwriters' option to purchase additional shares is exercised in full, there will be 146,176,470 shares of common stock outstanding.

        Of the 146,176,470 shares of common stock to be outstanding upon completion of this offering, 39,473,683 shares of common stock offered pursuant to this offering, or 5,921,052 shares if the underwriters' option to purchase additional shares is exercised in full, will be freely tradable without restriction or further registration under federal securities laws except to the extent shares of common stock are purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act.

        The remaining 106,702,787 shares of common stock are "restricted securities" under the Securities Act and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 of the Securities Act, subject to the contractual provisions of our agreements with our Sponsors. See "Certain Relationships and Related Party Transactions—Transactions with Founding Members—Registration Rights Agreement."

        Our Sponsors and our directors and officers who would hold in the aggregate 89,403,321 shares of our common stock (after giving effect to the exercise of stock options), are subject to various lock-up agreements that prohibit the holders from offering, selling, contracting to sell, granting an option to purchase, making a short sale or otherwise disposing of any shares of our common stock or any option to purchase shares of our common stock or any securities exchangeable for or convertible into shares of common stock for a period of 180 days after the date of this prospectus.

        In the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Goldman, Sachs & Co. waives, in writing, such an extension.

Rule 144

        In general, Rule 144 allows a stockholder (or stockholders where shares are aggregated) who has beneficially owned shares of our common stock for at least one year (including the holding period of any prior owner other than an affiliate) and who files a Form 144 with the SEC to sell within any three-month period a number of those shares that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal 1,461,764 shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to such sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An "affiliate" is a person that directly, or indirectly, through one or more intermediate controls or is controlled by, or is under common control with us.

Rule 144(k)

        Under Rule 144(k), a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, would be entitled to sell those shares without regard to the manner of sale, public information, volume limitation or notice requirements of Rule 144.

        To the extent that our affiliates sell their shares, other than pursuant to Rule 144 or a registration statement, the purchaser's holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Registration Rights

        Upon completion of this offering, the Sponsors and their co-investors will hold in the aggregate approximately 106,307,648 shares of our common stock. Pursuant to the Governance Agreements described above in "Certain Relationships and Related Party Transactions—Governance," the Sponsors and their co-investors will have the right, subject to various conditions and limitations, to demand the filing of, and include such shares of our common stock in, future registration statements relating to our common stock. Further, certain members of management who will hold in the aggregate approximately 2,750,541 shares of our common stock (after giving effect to the exercise of stock options), will have the right subject to various conditions and limitations, to include such shares of our common stock in future registration statements relating to our common stock. These registration rights of our stockholders could impair the prevailing market price and impair our ability to raise capital by depressing the price at which we could sell our common stock.

Options

        In addition to the 146,176,470 shares of common stock outstanding immediately after this offering, as of the date of this prospectus, there will be outstanding options to purchase 4,500,343 shares of our common stock, of which 2,355,402 options are currently exercisable.

        As soon as practicable after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of our common stock reserved for issuance under our equity incentive plan. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market upon exercise by the holders, subject to vesting restrictions, Rule 144 limitations applicable to our affiliates and the contractual lock-up provisions described above.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to beneficial owners of our common stock ("Holders") that acquire shares of our common stock pursuant to this offering and that hold such shares as capital assets (generally, for investment). This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations. This summary does not consider specific facts and circumstances that may be relevant to a particular Holder's tax position and does not consider any tax laws other than U.S. federal income tax laws (for example, this summary does not consider any state, local, estate or gift, or non-U.S. tax consequences of an investment in our common stock). It also does not apply to Holders subject to special tax treatment under the U.S. federal income tax laws (including partnerships or other pass-through entities, banks, insurance companies, dealers in securities, persons who hold common stock as part of a "straddle," "hedge," "conversion transaction" or other risk-reduction or integrated transaction, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, companies that accumulate earnings to avoid U.S. federal income tax, U.S. Holders (as defined below) who do not have the U.S. dollar as their functional currency, tax-exempt organizations, former U.S. citizens or residents and persons who hold or receive common stock as compensation).

        For purposes of this summary, the term "U.S. Holder" means a Holder of shares of our common stock that, for U.S. federal income tax purposes, is:

  (i)
  an individual who is a citizen or resident of the United States;

  (ii)
  a corporation or other entity taxable as a corporation created in or organized under the laws of the United States, any state thereof or the District of Columbia;

  (iii)
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  (iv)
  a trust (x) if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more "U.S. persons," as defined in section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust or (y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        The term "Non-U.S. Holder" means any Holder of shares of our common stock that is neither a U.S. Holder nor a partnership (including an entity that is treated as a partnership for U.S. federal income tax purposes).

        If a partnership holds shares of our common stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partners of partnerships that hold shares of our common stock should consult their tax advisors.

        This summary is included herein as general information only. Accordingly, each prospective Holder is urged to consult its tax advisor with respect to the U.S. federal, state, local and non-U.S. income and other tax consequences of holding and disposing of our common stock.

U.S. Holders

        The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our common stock applicable to "U.S. Holders," subject to the limitations described above.

  Distributions

        Distributions of cash or property that we pay in respect of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by a U.S. Holder upon receipt. Any such dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate U.S. Holder that meets the holding period and other requirements for the dividends received deduction. Dividends paid by us to certain non-corporate U.S. Holders (including individuals), with respect to taxable years beginning on or before December 31, 2010, are eligible for U.S. federal income taxation at the rates generally applicable to long-term capital gains for individuals, provided that the U.S. Holder receiving the dividend satisfies applicable holding period and other requirements. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of the U.S. Holder's tax basis in our common stock, and thereafter will be treated as capital gain.

  Dispositions

        Upon a sale, exchange or other taxable disposition of shares of our common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other taxable disposition and the U.S. Holder's adjusted tax basis in the shares of our common stock. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder has held the shares of the common stock for more than one year at the time of disposition. The deductibility of capital losses is subject to limitations under the Code.

  Information Reporting and Backup Withholding Requirements

        In general, dividends on our common shares, and payments of the proceeds of a sale, exchange or other disposition of our common shares paid to a U.S. Holder are subject to information reporting and may be subject to backup withholding at a current maximum rate of 28% unless the U.S. Holder (i) is a corporation or other exempt recipient or (ii) provides an accurate taxpayer identification number and certifies that it is not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be refunded or credited against the U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Non-U.S. Holders

        The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of our common stock applicable to "Non-U.S. Holders," subject to the limitations described above.

U.S. Trade or Business Income

        For purposes of this discussion, dividend income and gain on the sale, exchange or other taxable disposition of our common stock will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct by a Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder that is eligible for the benefits of an income tax treaty with the United States, attributable to a permanent establishment (or, for an individual, a fixed base) maintained by the Non-U.S. Holder in the United States. Generally, U.S. trade or business income is not subject to U.S. federal withholding tax (provided the Non-U.S. Holder complies with applicable certification and disclosure requirements); instead, a Non-U.S. Holder is subject to U.S. federal income tax on a net income basis at regular U.S. federal income tax rates (in the same manner as a U.S. person) on its U.S. trade or business income. Any U.S. trade or business income received by a Non-U.S. Holder that is a corporation also may be subject to a "branch profits tax" at a 30% rate, or at a lower rate prescribed by an applicable income tax treaty, under specific circumstances.

Distributions

        Distributions of cash or property that we pay in respect of our common stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A Non-U.S. Holder generally will be subject to U.S. federal withholding tax at a 30% rate, or at a reduced rate prescribed by an applicable income tax treaty, on any dividends received in respect of our common stock. If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a return of capital to the extent of the Non-U.S. Holder's tax basis in our common stock, and thereafter will be treated as capital gain. In order to obtain a reduced rate of U.S. federal withholding tax under an applicable income tax treaty, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN certifying its entitlement to benefits under the treaty. A Non-U.S. Holder of our common stock that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS. A Non-U.S. Holder should consult its own tax advisor regarding its possible entitlement to benefits under an income tax treaty.

        The U.S. federal withholding tax described in the preceding paragraph does not apply to dividends that represent U.S. trade or business income of a Non-U.S. Holder who provides a properly executed IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

Dispositions

        A Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of common stock unless:

  •
  the gain is U.S. trade or business income;

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 or more days in the taxable year of the disposition and meets other conditions (in which case, such Non-U.S. Holder will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable tax treaty) on the amount by which certain capital gains allocable to U.S. sources exceed certain capital losses allocable to U.S. sources); or

  •
  we are or have been a "U.S. real property holding corporation" (a "USRPHC") under section 897 of the Code at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder's holding period for the common stock (in which case, such gain will be subject to U.S. federal income tax in the same manner as U.S. trade or business income).

        In general, a corporation is a USRPHC if the fair market value of its "U.S. real property interests" equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are determined to be a USRPHC, the U.S. federal income and withholding taxes relating to interests in USRPHCs nevertheless will not apply to gains derived from the sale or other disposition of our common stock by a Non-U.S. Holder whose shareholdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock, provided that the common stock is regularly traded on an established securities market. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future. However, no assurance can be given that we will not be a USRPHC, or that our common stock will be considered regularly traded, when a Non-U.S. Holder sells its shares of our common stock.

Information Reporting and Backup Withholding Requirements

        We must annually report to the IRS and to each Non-U.S. Holder any dividend income that is subject to U.S. federal withholding tax, or that is exempt from such withholding tax pursuant to an income tax treaty. Copies of these information returns also may be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Under certain circumstances, the Code imposes a backup withholding obligation (currently at a rate of 28%) on certain reportable payments. Dividends paid to a Non-U.S. Holder of common stock generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or otherwise establishes an exemption and the payor does not have actual knowledge or reason to know that the Holder is a U.S. person.

        The payment of the proceeds from the disposition of our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the proceeds from the disposition of our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not the backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Non-U.S. Holders should consult their own tax advisors on the application of information reporting and backup withholding to them in their particular circumstances (including upon their disposition of common stock).

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded or credited against the Non-U.S. Holder's U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement to be filed as an exhibit relating to this prospectus, dated                        , 2007, the selling stockholders have agreed to sell to the underwriters named below, and the underwriters have severally agreed to purchase, the respective number of shares of common stock set forth below:

Underwriter	Number of Shares
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
J.P. Morgan Securities, Inc.
Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Securities LLC
BMO Capital Markets Corp.
Wachovia Capital Markets, LLC

Total	39,473,683

        Goldman, Sachs & Co., Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and J.P. Morgan Securities, Inc. are acting as joint book-running managers for this offering.

        The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the option to purchase additional shares described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The selling stockholders have granted to the underwriters a 30-day option to purchase on approximately a pro rata basis up to 5,921,052 additional shares at the initial public offering price less underwriting discounts and commissions.

        The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $            per share. The underwriters and selling group members may allow a discount of $            per share on sales to other broker/dealers. After the initial public offering, the representative may change the public offering price and concession and discount to broker/dealers.

        The following table summarizes the underwriting discounts and commissions we and the selling stockholders will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 5,921,052 additional shares

	Per Share		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise
Underwriting Discounts and Commissions paid by the selling stockholders	$	$	$	$

        The underwriters will not execute sales in discretionary accounts without the prior written specific approval of the customers.

        We, our officers and directors and the selling stockholders have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Goldman, Sachs & Co. for a period of 180 days after the date of this prospectus. However, in the event that either (1) during the last 17 days of the "lock-up" period, we release earnings results or material news or a material event relating to us occurs or (2) prior to the expiration of the "lock-up" period, we announce that we will release earnings results during the 16-day period beginning on the last day of the "lock-up" period, then in either case the expiration of the "lock-up" will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or event, as applicable, unless Goldman, Sachs & Co. waives, in writing, such an extension.

        Goldman, Sachs & Co. has advised us that (i) it has no present intent or arrangement to release any of the securities subject to the lock-up agreements, (ii) there are no specific criteria that Goldman, Sachs & Co. will use in determining whether to release any securities from the lock-up agreements, (iii) the release of any securities will be considered on a case by case basis and (iv) the factors it could use in deciding whether to release securities may include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our common stock, historical trading volumes of our common stock and whether the person seeking the release is an officer, director or affiliate of Holdings.

        Some of the underwriters have performed in the past and may perform in the future investment banking, commercial banking, consent solicitation agency and advisory services for us for which they have received customary fees and expenses. Affiliates of Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and J.P. Morgan Securities Inc., are lenders under our existing credit facility. In addition, from time to time, certain of the underwriters may hold de minimis amounts of our outstanding securities and/or indebtedness in the ordinary course of their business.

        J.P. Morgan Securities Inc., one of the underwriters, is an affiliate of JPMP, one of our Sponsors that is a selling stockholder, and as such may receive more than 10% of the net proceeds in this offering. As a result, J.P. Morgan Securities Inc. may be deemed to have a "conflict of interest" under Rule 2710(h)(1) and Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. (NASD). For a discussion of certain fees to be paid to affiliates of our Sponsors in connection with the Transactions, see "Use of Proceeds" and "Certain Relationships and Related Party Transactions." Under Rule 2720, when an NASD member participates in the distribution of an affiliated company's equity securities for which a bona fide independent market does not exist, the price at which equity securities are distributed to the public can be no higher than that recommended by a "qualified independent underwriter" within the meaning of Rule 2720. Deutsche Bank Securities Inc. has agreed to act as a "qualified independent underwriter" within the meaning of Rule 2720 with respect to this offering. Accordingly, the price per share of our common stock set forth on the cover page of this prospectus is not higher than that recommended by Deutsche Bank Securities Inc. in its capacity as a "qualified independent underwriter." In addition, CSFB Strategic Partners Holdings II, L.P., a selling stockholder in this offering, is an affiliate of Credit Suisse Securities (USA) LLC, an underwriter in this offering and SSB Capital Partners (Master Fund) I, L.P., a selling stockholder in this offering, is an affiliate of Citigroup Global Markets Inc., an underwriter in this offering.

        We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities incurred in connection with the sale of reserved shares as described in the previous paragraph, or contribute to payments that the underwriters may be required to make in that respect.

        We do not expect that the selling stockholders will pay any of the registration expenses relating to this offering.

        An application has been made to list the common stock on the New York Stock Exchange under the symbol "AC". In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

        Prior to this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiations among us and the underwriters. The principal factors to be considered in determining the initial public offering price will include the following:

  •
  the information included in this prospectus and otherwise available to the underwriters;

  •
  market conditions for initial public offerings;

  •
  the history of and prospects for our business and earnings and our past and present operations;

  •
  our past and present earnings and current financial position;

  •
  an assessment of our management;

  •
  the market of securities of companies in business similar to ours; and

  •
  the general condition of the securities markets.

        The initial public offering price may not correspond to the price at which our common stock will trade in the public market subsequent to this offering, and an active trading market may not develop and continue after this offering.

        In connection with the offering the underwriters may engage in stabilizing transactions, short sales, purchases to cover positions created by short sales, and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions consist of various bids for purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

  •
  Short sales involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of additional shares sold by the underwriters is not greater than the underwriters' option to purchase additional shares from the selling stockholders in the offering. In a naked short position, the number of shares involved is greater than underwriters' option to purchase additional shares from the selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. If the underwriters sell more shares than could be covered by the option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

          (a)   to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

          (d)   in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer of shares to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each underwriter has represented and agreed that:

  1.1
  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

  1.2
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

        The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

        The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

        Each of the selling stockholders may be deemed to be an underwriter.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by O'Melveny & Myers LLP. Ropes & Gray LLP advised Bain, Carlyle and Spectrum in connection with the sale of the common stock offered hereby. Some partners of Ropes & Gray LLP are members in RGIP, LLC, which is an investor in certain investment funds affiliated with Bain Capital, LLC. Latham & Watkins LLP advised JPMP and Apollo in connection with the sale of the common stock offered hereby. Weil, Gotshal & Manges LLP advised the underwriters in connection with the offering of the common stock.

EXPERTS

        The consolidated financial statements of Holdings as of March 30, 2006 and March 31, 2005 and for the fiscal year ended March 30, 2006 and the period from July 16, 2004 (date of inception) through March 31, 2005 and the consolidated financial statements for the period from April 2, 2004 through December 23, 2004 and for the fiscal year ended April 1, 2004, included in this prospectus have been so included in reliance on the reports (which contain an explanatory paragraph related to Holdings' restatement of its financial statements as discussed in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements of LCE Holdings as of December 31, 2005 and 2004 and for the year ended December 31, 2005 and the five-month period ended December 31, 2004 and the combined consolidated financial statements for the seven-month period ended July 31, 2004, and the year ended December 31, 2003 included in this prospectus have been included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. For further information with respect to us and our common stock offered hereby, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

        Because we already have public debt and also due to this offering, we are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports, proxy statements and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet site at www.amctheatres.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to purchase our securities.

INDEX TO FINANCIAL STATEMENTS

Page
MARQUEE HOLDINGS INC. AND SUBSIDIARY UNAUDITED FINANCIAL STATEMENTS:
Consolidated Statements of Operations for the 39 weeks ended December 28, 2006 and December 29, 2005	F-2
Consolidated Balance Sheets as of December 28, 2006 and March 30, 2006	F-3
Consolidated Statements of Cash Flows for the 39 weeks ended December 28, 2006 and December 29, 2005	F-4
Notes to Consolidated Financial Statements	F-5
MARQUEE HOLDINGS INC. AND SUBSIDIARY AUDITED FINANCIAL STATEMENTS:
Reports of Independent Registered Public Accounting Firm	F-34
Consolidated Statements of Operations for the 52 weeks ended March 30, 2006, for the period July 16, 2004 through March 31, 2005, the period from April 2, 2004 through December 23, 2004 and for the 52 weeks ended April 1, 2004	F-36
Consolidated Balance Sheets as of March 30, 2006 and March 31, 2005	F-37
Consolidated Statements of Cash Flows for the 52 weeks ended March 30, 2006, for the period July 16, 2004 through March 31, 2005, the period from April 2, 2004 through December 23, 2004 and for the 52 weeks ended April 1, 2004	F-38
Consolidated Statements of Stockholders' Equity (Deficit)	F-40
Notes to Consolidated Financial Statements	F-42
LCE HOLDINGS, INC. AUDITED FINANCIAL STATEMENTS:
Reports of Independent Registered Public Accounting Firm	F-123
Consolidated Balance Sheet at December 31, 2004 and December 31, 2005	F-125
Combined Consolidated Statement of Operations for the year ended December 31, 2003 (Predecessor Company), the period from January 1, 2004 to July 30, 2004 (Predecessor Company), the period from May 27, 2004 (Date of Inception) to December 31, 2004 (Successor Company) and for the year ended December 31, 2005 (Successor Company)	F-126
Combined Consolidated Statement of Changes in Stockholders' Equity for the year ended December 31, 2003 (Predecessor Company), the period from January 1, 2004 to July 30, 2004 (Predecessor Company), the period from May 27, 2004 (Date of Inception) to December 31, 2004 (Successor Company) and for the year ended December 31, 2005 (Successor Company)	F-127
Combined Consolidated Statement of Cash Flows for the year ended December 31, 2003 (Predecessor Company), the period from January 1, 2004 to July 30, 2004 (Predecessor Company), the period from May 27, 2004 (Date of Inception) to December 31, 2004 (Successor Company) and for the year ended December 31, 2005 (Successor Company)	F-129
Notes to Combined Consolidated Financial Statements	F-130

MARQUEE HOLDINGS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Thirty-nine Weeks Ended
	December 28, 2006	December 29, 2005 (restated)
	(unaudited)
Revenues
Admissions	$1,257,986	$799,860
Concessions	520,464	317,452
Other revenue	95,291	72,417

Total revenues	1,873,741	1,189,729

Costs and Expenses
Film exhibition costs	651,202	428,452
Concession costs	60,871	34,346
Operating expense	469,977	312,193
Rent	334,416	229,037
General and administrative:
Merger and acquisitions costs	9,363	2,926
Management fee	3,750	1,500
Other	35,996	29,511
Preopening expense	6,827	4,251
Theatre and other closure expense	8,321	1,390
Restructuring charges	—	3,935
Depreciation and amortization	192,687	108,478
Disposition of assets and other gains	(11,184)	(1,067)

Total costs and expenses	1,762,226	1,154,952

Other expense (income)
Other	(9,401)	(11,966)
Interest expense
Corporate borrowings	170,215	90,835
Capital and financing lease obligations	4,302	2,964
Investment income	(6,600)	2,062

Total other expense	158,516	83,895

Loss from continuing operations before income taxes	(47,001)	(49,118)
Income tax provision (benefit)	700	(20,200)

Loss from continuing operations	(47,701)	(28,918)
Gain (loss) from discontinued operations, net of income tax provision	2,399	(24,859)

Net loss	$(45,302)	$(53,777)

Basic and diluted loss per share of common stock:
Loss from continuing operations	$(37.20)	$(37.59)
Gain (loss) from discontinued operations	1.87	(32.31)

Net loss per share	$(35.33)	$(69.90)

Average shares outstanding:
Basic and diluted	1,282.25	769.35

Pro forma basis and diluted loss per share of common stock (See Note 1):
Loss from continuing operations	$(0.32)

Loss from discontinued operations	0.01

Net loss per share	$(0.31)

Pro forma average shares outstanding (See Note 1):	148,289

See Notes to Consolidated Financial Statements.

MARQUEE HOLDINGS INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	Unaudited Pro Forma Stockholders' Equity December 28, 2006 (Note 1)	December 28, 2006	March 30, 2006 (restated)
		(unaudited)
ASSETS
Current assets:
Cash and equivalents		$470,448	$232,366
Receivables, net of allowance for doubtful accounts of $1,403 as of December 28, 2006 and $1,339 as of March 30, 2006		85,463	54,725
Other current assets		31,816	34,647
Current assets held for sale		—	4,726

Total current assets		587,727	326,464
Property, net		1,324,427	1,501,048
Intangible assets, net		244,943	273,308
Goodwill		2,089,730	2,018,318
Other long-term assets		137,718	175,876
Noncurrent assets held for sale		7,300	112,337

Total assets		$4,391,845	$4,407,351

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable		$174,165	$150,383
Accrued expenses and other liabilities		178,915	157,227
Deferred revenues and income		114,200	95,812
Current maturities of corporate borrowings and capital and financing lease obligations		21,433	30,804
Current liabilities held for sale		—	8,233

Total current liabilities		488,713	442,459
Corporate borrowings		2,449,898	2,428,996
Capital and financing lease obligations		50,664	64,016
Other long-term liabilities		408,840	417,335
Noncurrent liabilities held for sale		—	11,903

Total liabilities		3,398,115	3,364,709

Stockholders' equity:
Common Stock voting ($.01 par value 500,000,000 shares authorized; 146,176,470 shares issued and outstanding as of December 28, 2006)	1,462	—	—
Class A-1 Common Stock voting ($0.01 par value, 1,500,000 shares authorized; 382,475.00000 shares issued and outstanding as of December 28, 2006 and March 30, 2006)	—	4	4
Class A-2 Common Stock voting ($0.01 par value, 1,500,000 shares authorized; 382,475.00000 shares issued and outstanding as of December 28, 2006 and March 30, 2006)	—	4	4
Class N Common Stock nonvoting ($0.01 par value, 375,000 shares authorized; 5,128.77496 shares issued and outstanding as of December 28, 2006 and March 30, 2006)	—	—	—
Class L-1 Common Stock voting ($0.01 par value, 1,500,000 shares authorized; 256,085.61252 shares issued and outstanding as of December 28, 2006 and March 30, 2006)	—	3	3
Class L-2 Common Stock voting ($0.01 par value, 1,500,000 shares authorized; 256,085.61252 shares issued and outstanding as of December 28, 2006 and March 30, 2006, respectively)	—	3	3
Additional paid-in capital	1,311,636	1,313,084	1,313,899
Accumulated other comprehensive loss	(13,453)	(13,453)	(10,658)
Accumulated deficit	(346,057)	(305,915)	(260,613)

Total stockholders' equity	953,588	993,730	1,042,642

Total liabilities and stockholders' equity		$4,391,845	$4,407,351

See Notes to Consolidated Financial Statements.

MARQUEE HOLDINGS INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Thirty-nine Weeks Ended
	December 28, 2006	December 29, 2005 (restated)
	(unaudited)
INCREASE IN CASH AND EQUIVALENTS
Cash flows from operating activities:
Net loss	$(45,302)	$(53,777)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	193,232	112,828
Amortization of discount on corporate borrowings	16,776	14,932
Non-cash portion of stock-based compensation	6,216	2,705
Non-cash portion of pension and postretirement expense	(6,155)	3,565
Deferred income taxes	(865)	(917)
Equity in losses from investments	3,681	3,578
Disposition of assets and other gains	(663)	(132)
Change in assets and liabilities, net of effects from acquisition:
Receivables	(25,400)	(19,405)
Other assets	(6,350)	21,553
Accounts payable	24,388	(7,260)
Accrued expenses and other liabilities	44,683	11,665
Other, net	1,110	2,165

Net cash provided by (used in) operating activities	205,351	91,500

Cash flows from investing activities:
Capital expenditures	(100,836)	(77,336)
Construction project costs:
Reimbursable by landlord
Reimbursed by landlord
Proceeds on disposal—discontinued operations	35,446	53,456
Proceeds on disposal—continuing operations	116,439	3,032
Net change in reimbursable construction advances	289	(3,090)
Other, net	(926)	(2,652)

Net cash provided by (used in) investing activities	50,412	(26,590)

Cash flows from financing activities:
Proceeds from sale/leasebacks	—	6,661
Repayment of Cinemex Credit Facility	(841)	—
Principal payments under capital and financing lease obligations	(2,800)	(2,369)
Principal payments under mortgage	(83)	—
Payments on Term Loan B	(4,875)	—
Change in construction payables	(3,325)	(5,103)
Deferred financing costs	(2,171)	(938)

Net cash provided by (used in) financing activities	(14,095)	(1,749)

Effect of exchange rate changes on cash and equivalents	(3,586)	601

Net increase in cash and equivalents	238,082	63,762
Cash and equivalents at beginning of period	232,366	72,945

Cash and equivalents at end of period	$470,448	$136,707

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Interest (including amounts capitalized of $1,405 and $2,306)	$121,667	$58,460
Income taxes paid	687	1,247
Schedule of non-cash investing and financing activities:
Assets capitalized under EITF 97-10	$7,060	$—

See Notes to Consolidated Financial Statements.

MARQUEE HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 28, 2006
(Unaudited)

NOTE 1—BASIS OF PRESENTATION

        Marquee Holdings Inc. ("Holdings") is an investment vehicle owned by J.P. Morgan Partners, LLC, Apollo Management, L.P. and certain related investment funds and affiliates of Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors. Holdings was formed for the purpose of acquiring AMC Entertainment Inc. ("AMCE") pursuant to a definitive merger agreement approved by AMCE's Board of Directors on July 22, 2004. Holdings is a holding company with no operations of its own and it has one direct subsidiary, AMCE.

        AMCE, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiaries, Grupo Cinemex, S.A. de C.V. ("Cinemex") and AMC Entertainment International, Inc. ("AMCEI") and its subsidiaries (collectively with Holdings and AMCE, unless the context otherwise requires, the "Company"), is principally involved in the theatrical exhibition business and owns, operates or has interests in theatres located in the United States and Canada ("U.S. and Canada" formerly, North American theatrical exhibition) and in Mexico, Argentina, Brazil, Chile, Uruguay, China (Hong Kong), France and the United Kingdom. The Company discontinued its operations in Japan during the first quarter of fiscal 2006 and discontinued its operations in Spain and Portugal during the third quarter of fiscal 2007. The Company's U.S. and Canada theatrical exhibition business is conducted through AMC and AMCEI. The Company's international theatrical exhibition business is conducted primarily through Cinemex and AMCEI. See Note 2—Acquisitions for a discussion of the Merger with Loews on January 26, 2006.

        The accompanying unaudited consolidated financial statements have been prepared in response to the requirements of Form 10-Q and should be read in conjunction with the Holdings' annual report on Form 10-K for the year (52 weeks) ended March 30, 2006. In the opinion of management, these interim financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the Company's financial position and results of operations. Due to the seasonal nature of the Company's business, results for the thirty-nine weeks ended December 28, 2006 are not necessarily indicative of the results to be expected for the fiscal year (52 weeks) ending March 29, 2007.

        The March 30, 2006 consolidated balance sheet data was derived from the audited balance sheet, but does not include all disclosures required by generally accepted accounting principles.

        Certain amounts primarily related to discontinued operations have been reclassified from prior period consolidated financial statements to conform with the current period presentation.

Restatement

        In connection with an ongoing review of its quarterly mark-to-market accounting for its liability classified shares and stock option awards, the Company determined that its financial statements for the thirty-nine weeks ended December 29, 2005 needed to be restated to correct the following items:

  1.
  Management-purchased shares

        On December 23, 2004, certain members of management purchased common shares in the Company. Due to the existence of certain put options, at the time the shares were purchased, the Company determined that the management-purchased shares for two members of management should be recorded as liabilities with changes in the estimated fair value of those shares recorded through a charge or credit to the statement of operations.

        Additionally, under a Management Shareholders' Agreement, the Company has a call option allowing it to reacquire shares held by management (including the management-purchased shares referred to above) for a period of six months following a change in control or the employee's termination for any reason (including voluntary termination). For all terminations except voluntary termination, the call price for the shares is fair value. For voluntary terminations, the call price for the shares is the lower of fair value on the call notice date or the price paid.

        FAS 123R provides that if the Company has a call option on shares held by employees and it is probable that the employer would prevent the employee from bearing those risks and rewards associated with equity share ownership for a reasonable period of time (six months or more) from the date the share is issued, then liability classification is required.

        During February 2007, the Company determined that the management-purchased shares should have been recorded as a component of permanent equity (rather than as liabilities) because (i) the put options referred to above are conditional and do not contain any embedded redemption rights and (ii) the Company has not exercised its call option on any of the management-purchased shares and does not intend to do so. Accordingly, the Company has restated the financial statements for the thirty-nine weeks ended December 29, 2005 to reverse the previously recorded mark to market effects (income) related to the common shares purchased by the two members of management that had been incorrectly classified as liabilities since December 23, 2004 and to reflect these shares within stockholders' equity. There was no impact on net cash provided by operating activities as a result of the above mentioned items.

2.
Stock Option Awards

        On December 23, 2004, certain members of management were granted options to purchase Company common stock. Due to the existence of certain put options, at the time the stock options were granted, the Company determined that the stock options for two members of management should be recorded as liabilities with changes in the estimated fair value of those options recorded through a charge or credit to the statement of operations. The Company also has a call option relating to the options (and the underlying shares) similar to the call option referred to above.

        During February 2007, the Company determined that the options held by one member of management that were previously recorded as a liability should have been recorded as a component of permanent equity because the Company does not intend to exercise its call option on the vested options (or shares obtained upon exercise of the options) and since the put option on the vested options (or shares obtained upon exercise of options) is not within the employee's control. Accordingly, the Company has restated its financial statements for the thirty-nine weeks ended December 29, 2005 to reverse the previously recorded mark to market effects relating to the stock options awarded to this member of management that had been incorrectly classified as liabilities and to reflect these options as additional paid-in capital (rather than as liabilities). There was no impact on net cash provided by operating activities as a result of the above mentioned items.

        The Company has restated its financial statements for the thirty-nine weeks ended December 29, 2005 to record the net effect of the adjustments discussed above. The net effects of the adjustments recorded to restate the financial statements for the thirty-nine weeks ended December 29, 2005 are summarized as follows (dollars in thousands):

	Stock based Compensation Expense (1)	Other Expense (Income)	Total
Decrease in Other Long-Term Liabilities(2)	$612	$2,622	$3,234
Increase in Other Long-Term Assets	$500	$500	$1,000
Increase in Additional Paid-in Capital(3)	$1,925	$3,750	$5,675
Increase in Net Loss	$813	$628	$1,441

(1)
Included within Other G&A

(2)
Refer to discussion of the adjustment for the management-purchased shares and stock option awards above

(3)
Refer to discussion of the adjustment for stock option awards above

        The following table sets forth the previously reported amounts and the restated amounts reflected in the accompanying Consolidated Financial Statements (dollars in thousands):

	39 Weeks Ended December 29, 2005
	As previously reported	As restated
Statement of Operations data:
General and administrative: Other	$28,198	$29,511
Total costs and expenses	1,153,639	1,154,952
Other expense (income)	(13,094)	(11,966)
Total other expense	82,767	83,895
Loss from continuing operations before income taxes	(46,677)	(49,118)
Income tax benefit	(19,200)	(20,200)
Net loss	(52,336)	(53,777)
Basic and diluted loss per share:
Loss from continuing operations	$(35.71)	$(37.59)
Net loss per share	(68.03)	(69.90)
Balance Sheet data (at period end):
Other Long-Term Assets	$175,676	$176,676
Total Assets	2,715,021	2,716,021
Other Long-Term Liabilities	296,527	293,293
Total Liabilities	2,046,140	2,042,906
Additional Paid-in Capital	767,268	772,943
Accumulated Deficit	(96,726)	(98,167)
Total Stockholders' Equity	668,881	673,115

        All previously reported amounts affected by the restatement that appear elsewhere in these footnotes to the Consolidated Financial Statements have also been restated.

        In connection with the initial issuance of its interim financial statements for the 39 weeks ended December 28, 2006, the Company had previously recorded as an adjustment to its accumulated deficit, the cumulative effect of the above mentioned adjustments as of the beginning of fiscal 2007. This treatment was intended to be in accordance with the provisions of SAB 108 which permits companies to adjust for the cumulative effect of immaterial errors relating to prior years in the carrying amount of assets and liabilities as of the beginning of the current fiscal year, with an offsetting adjustment to opening retained earnings or accumulated deficit in the year of adoption. However, the Company subsequently determined that the effect of the errors relating to an interim period in fiscal 2006 was considered to be material and as a result the Company should instead have restated its financial statements as described above.

        Assets held for Sale:    In conjunction with the Merger (see Note 2—Acquisitions), the Company entered into a Final Judgment with the Antitrust Division of the United States Department of Justice and judgments and consent decrees with various States. These judgments and decrees required the Company to hold separate and divest itself of 10 certain theatres. As a result, the Company classified the assets and liabilities of these theatres as held for sale. The Company sold six of these theatres during the 39 weeks ended December 28, 2006 for cash, exchanged two of these theatres with another theatrical exhibitor for two theatres from that exhibitor in different markets, and closed the remaining theatre during the third quarter of fiscal 2007. Proceeds from the sales were $64,302,000. These proceeds have been classified as Proceeds on disposal—continuing operations in our Cash Flows from investing activities. See Note 3 for additional proceeds on disposal from continuing operations. These theatres were part of the Company's U.S. and Canada theatrical exhibition operating segment. The Company recorded a loss on the sales of these theatres of $1,946,000 during the thirty-nine weeks ended December 28, 2006.

        The Company entered into an agreement to sell its consolidated operations in Spain and Portugal and as a result, the Company classified the assets and liabilities of these theatres as held for sale as of March 30, 2006. These sales were subsequently consummated on May 11, 2006.

        Additionally, the Company has classified certain real estate as available for sale based on an active marketing program to sell the assets, which is recorded in noncurrent assets held for sale.

        Advertising Costs:    The Company expenses advertising costs as incurred and does not have any direct- response advertising recorded as assets. Advertising costs for the thirty-nine weeks ended December 28, 2006 and December 29, 2005 were $17,960,000 and $17,036,000, respectively.

        Cash and Equivalents:    Under the Company's cash management system, checks issued but not presented to banks frequently result in book overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The change in book overdrafts are reported as a component of operating cash flows for accounts payable as they do not represent bank overdrafts. The amount of these checks included in accounts payable as of December 28, 2006 and March 30, 2006 was $24,393,000 and $13,829,000, respectively.

        Loss per share:    Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted loss per share includes the effects of outstanding stock options, if dilutive. Options to purchase 39,476.72872 and 38,876.272 shares of common stock at $1,000.00 per share were outstanding during the thirty-nine weeks ended December 28, 2006 and December 29, 2005, respectively, but were not included in the computation of diluted loss per share because the options were anti-dilutive.

        Pro forma stockholders' equity and loss per share (Unaudited):    The pro forma effect of the conversion of various classes of common stock to common stock and expected payment of $40,142,000 pursuant to our Management Agreement have been reflected in the accompanying pro forma information as of and for the period ended December 28, 2006 as a dividend. Prior to consummating this offering, Holdings intends to reclassify each share of its existing Class A common stock, Class N common stock and Class L common stock. Pursuant to the reclassification, which is being treated in a manner similar to a stock split, each holder of shares of Class A common stock, Class N common stock and Class L common stock will receive 114 shares of common stock for one share of Class A common stock, Class L common stock or Class N common stock. Pro forma per share data also gives effect to an increase of 2,113,000 shares which, when multiplied by an assumed offering price of $19.00 per share (the mid-point of the estimated offering price range set forth on the cover page of this prospectus), would be sufficient to replace the expected payment of $40,142,000 pursuant to our Management Agreement.

NOTE 2—ACQUISITIONS

        On June 20, 2005, Holdings entered into a merger agreement with LCE Holdings, Inc. ("LCE Holdings"), the parent of Loews Cineplex Entertainment Corporation ("Loews"), pursuant to which LCE Holdings merged with and into Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMCE, with AMCE continuing after the merger (the "Merger" and collectively, the "Mergers"). The transaction closed on January 26, 2006. Upon completion of the Mergers, the stockholders of Holdings immediately prior to the Mergers, including affiliates of J.P. Morgan Partners, LLC and Apollo Management, L.P., held approximately 60% of the outstanding capital stock of Holdings, and the stockholders of LCE Holdings immediately prior to the Merger, including affiliates of Bain Capital Partners, LLC, The Carlyle Group and Spectrum Equity Investors (collectively with J.P. Morgan Partners, LLC and Apollo Management, L.P., the "Sponsors"), held approximately 40% of the outstanding capital stock of Holdings.

        The purchase price paid by the Company in the Merger resulted in the recognition of goodwill because it exceeded the fair value of the assets acquired. The Company paid a price in excess of fair value of the assets acquired because it anticipated that the Merger would enhance its position as one of the world's leading theatrical exhibition companies based on revenues and believed that it would be able to achieve corporate overhead savings by eliminating duplicative facilities and services, enhance operating efficiencies in areas such as advertising and field support and theatre-level staffing and realize economies of scale in several areas, most notably in purchasing and contracting for services and supplies.

        Marquee Holdings Inc. issued 256,085.61252 shares of Class L-1 Common Stock and 256,085.61252 shares of Class L-2 Common Stock to the Stockholders of LCE Holdings. The Company has accounted for the Merger as a purchase in accordance with SFAS No. 141, Business Combinations, for a purchase price of $537,171,000 for the Class L-1 and Class L-2 Common Stock. The purchase price reflects the estimated fair value of shares issued for the Mergers of $268,585,500 for the Class L-1 shares and $268,585,500 for the Class L-2 shares. The purchase price for the Merger was based on a valuation study performed by an independent third party. Results of operations of Loews are included in the Company's Consolidated Statements of Operations from January 26, 2006. The acquisition included 112 theatres with 1,308 screens in the United States, 40 theatres with 443 screens in Mexico (Cinemex), 4 managed/joint venture theatres with 55 screens in the United States and a 50% interest in Yelmo Cineplex, S.L. operating 27 theatres with 311 screens in Spain that is accounted for using the equity method. The Merger did not constitute a change in control.

        The following is a summary of the allocation of the purchase price to the assets and liabilities of LCE Holdings based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, estimates of fair value for issuance of common stock and a valuation assessment prepared by a valuation specialist:

(In thousands)
Cash and equivalents	$142,512
Current assets	41,802
Property, net	726,993
Intangible assets, net	107,269
Goodwill	819,908
Other long-term assets	73,902
Current liabilities	(180,918)
Corporate borrowings	(1,054,192)
Capital and financing lease obligations	(32,524)
Other long-term liabilities	(107,581)

Total estimated purchase price	$537,171

        Amounts recorded for goodwill were not subject to amortization, and were not considered deductible for income tax purposes. Goodwill in the amount of $615,447,000 and $204,461,000 was recorded at the Company's U.S. and Canada theatrical exhibition operating segment and the International operating segment, respectively. During the thirteen weeks ended September 28, 2006, the Company recorded fair value adjustments of approximately $109 million to its preliminary allocation of purchase price related to property, which had the effect of reducing property and increasing goodwill. During the thirteen weeks ended September 28, 2006, the Company recorded fair value adjustments of approximately $15.6 million to its preliminary allocation of purchase price for deferred tax assets at Cinemex related to the adjustments to property, which had the effect of increasing deferred tax assets and reducing goodwill. In connection with the adjustment to fair value, the Company recorded a cumulative adjustment to depreciation expense of $2.2 million.

        During the thirteen weeks ended December 28, 2006, the Company recorded a fair value adjustment of approximately $26.2 million to its preliminary allocation of purchase price related to deferred tax assets resulting in a full valuation allowance for Cinemex which had the effect of reducing net deferred tax assets and increasing goodwill, and recorded a fair value adjustment of $23.5 million related to its equity investment in Yelmo Cineplex, S.L. ("Yelmo") which had the effect of increasing other long-term assets and decreasing goodwill.

        Additionally, during the thirty-nine weeks ended December 28, 2006, the Company recorded fair value adjustments of approximately $3.5 million to its preliminary allocation of purchase price related to its estimated purchase price for the Merger, which had the effect of reducing additional paid-in capital and reducing goodwill; recorded fair value adjustments of $12.2 million related to deferred revenues for stored value cards, discounted theatre tickets and gift certificates where management believed future redemption to be remote, which had the effect of reducing deferred revenues and reducing goodwill; recorded fair value adjustments to restructuring liabilities related to one-time termination benefits of $1.2 million, which had the effect of reducing restructuring liabilities and reducing goodwill; recorded fair value adjustments of $0.9 to theatre and other closure liabilities, which had the effect of reducing theatre and other closure liabilities and reducing goodwill; recorded fair value adjustments to property of $2.1 million, which had the effect of reducing property and increasing goodwill; and recorded fair value adjustments to working capital and other of $0.8 million, which had the effect of reducing current assets and other liabilities and increasing goodwill.

        The Merger included the acquisition of intangible assets including $43,133,000 related to favorable leases with a weighted average amortization period of 11 years, $2,300,000 related to Loews trademark and tradename with an amortization period of 5 years, $44,853,000 related to advertising contracts with a weighted average amortization period of 6 years, $7,708,000 related to management contracts with a weighted average amortization period of 16 years, $1,940,000 related to Cinemex non-compete agreement with less than one year remaining on the agreement, and $7,335,000 related to Cinemex trademark and tradename which is not amortized. The weighted average life for the Loews and Cinemex amortizable intangible assets is 8.2 years. These fair values are based on management's best estimate using available evidence, including a study performed by a valuation specialist. The Cinemex trademark and tradename are indefinite-lived intangible assets which are not subject to amortization but do require impairment evaluation during each reporting period to determine whether events and circumstances continue to support an indefinite useful life. Intangible assets are more fully discussed in Note 5—Goodwill and Other Intangible Assets.

Pro Forma Effect of Merger Transactions

        The pro forma financial information presented below sets forth the Company's pro forma consolidated statement of operations for the thirty-nine weeks ended December 29, 2005 to give effect to the Mergers and the related debt issuances as if each transaction occurred on April 1, 2005. Such information is presented for comparative purposes only and does not purport to represent what the

Company's results of operations would actually have been had these transactions occurred on the date indicated or to project its results of operations for any future period or date.

(In thousands)	Thirty-Nine Weeks Ended Pro Forma December 29, 2005 (restated)
Revenues
Admissions	$1,216,795
Concessions	495,975
Other revenue	109,841

Total revenues	1,822,611

Cost of operations	1,166,301
Rent	319,004
General and administrative:
Merger and acquisition costs*	7,940
Management fee	3,750
Other	63,189
Preopening expense	8,714
Theatre and other closure expense	1,390
Restructuring charge	3,935
Depreciation and amortization	197,321
Disposition of assets and other losses (gains)	24

Total costs and expenses	1,771,568

Other income	(11,966)
Interest expense	169,521
Investment expense	2,888

Total other expense	160,443

Loss from continuing operations before income taxes	(109,400)
Income tax provision	7,500

Loss from continuing operations	(116,900)
Earnings (loss) from discontinued operations	(24,859)

Net loss	$(141,759)

Basic and diluted loss per Share of Common Stock:
Loss from continuing operations	$(0.80)
Loss from discontinued operations	(0.17)

Net loss per share	$(0.97)

Average shares outstanding:
Basic and diluted	146,176

Operating Data (at period end):
Average screens—continuing operations	5,079
Number of screens operated	5,859
Number of theatres operated	435
Screens per theatre	13.5
Attendance (in thousands)—continuing operations	184,300

*
Primarily represents nonrecurring costs for the Merger Transactions.

NOTE 3—DISCONTINUED OPERATIONS

        Discontinued operations reflect the disposal of operations in Spain, Portugal and Japan. The Company believes that higher levels of operating efficiency can be achieved in the theatrical exhibition business by attaining a larger scale and that economies of scale are important factors in achieving the best possible returns on invested capital. Because of the relatively small number of locations in Spain, Portugal and Japan, the Company concluded that it did not have a sufficient size in these areas to achieve economies of scale and the best possible returns on invested capital. The Company viewed the assets in Spain, Portugal and Japan as high quality assets but not strategic to its core operations in the United States and Canada. Due to the high quality nature of these assets, the Company was able to locate buyers that offered cash sales prices that the Company believed were attractive. As a result, the Company elected to dispose of its operations in Spain, Portugal and Japan.

        On May 11, 2006, the Company sold two of its wholly-owned subsidiaries, AMC Entertainment España S.A. and Actividades Multi-Cinemeas E Espectaculos, LDA (collectively "Iberia"), which owned and operated 4 theatres with 86 screens in Spain and 1 theatre with 20 screens in Portugal, for a cash sales price of $35,446,000, which is reflected as proceeds on disposal—discontinued operations. At the date of the sale these operations did not meet the criteria for discontinued operations because of continuing involvement in the region through an equity method investment in Yelmo. In December 2006, the Company disposed of its investment in Yelmo, which owned and operated 27 theatres with 310 screens in Spain, for proceeds of $52,137,000. There was no gain or loss recorded on the sale of Yelmo. The investment in Yelmo was reported within other long-term assets at March 30, 2006. These proceeds have been classified as Proceeds on disposal—continuing operations in our Cash Flows from investing activities as equity method investments and do not qualify for discontinued operations treatment (see also Note 1).

        The Company no longer has continuing involvement in the region as a result of the sale of Yelmo and the results of the operations in Iberia have been classified as discontinued operations as the Company no longer has operations or significant cash flows from the Iberia component.

        Information presented for all periods reflects the discontinued classification. The results of operations of the Iberia theatres were previously reported in the Company's International theatrical exhibition operating segment. The Company has recorded a gain on sale of Iberia of approximately $2,609,000 which is included in discontinued operations. Goodwill of $11.7 million was allocated to the Iberia theatres in connection with the sale. The Iberia assets and liabilities were classified as held for sale at March 30, 2006.

        The following table outlines the carrying value of the major classes of assets and liabilities disposed of in the Iberia transaction (in thousands):

Accounts receivable	$2,128
Other current assets	1,177

Current assets	3,305
Property, net	38,884
Goodwill	11,712
Other long-term assets	2,392

Total assets	$56,293

Accounts payable	$3,047
Accrued expenses	316
Deferred revenues	1,060

Current liabilities	4,423
Capital and financing lease obligations	18,007	(a)
Other long-term liabilities	1,026

Total liabilities	$23,456

(a)
Included on the face of the balance sheet as of March 30, 2006 in the line item Capital and financing lease obligations.

        Components of amounts reflected as earnings (loss) from discontinued operations for Iberia in the Company's Consolidated Statements of Operations are presented in the following table:

Statements of operations data:

	Thirty-Nine Weeks Ended
(In thousands)	December 28, 2006	December 29, 2005
Revenues:
Admissions	$3,892	$23,491
Concessions	1,292	8,125
Other	172	1,194

Total revenues	5,356	32,810

Costs and Expenses:
Film exhibition costs	1,901	11,623
Concession costs	255	1,521
Operating expense	1,189	8,133
Rent	1,410	8,467
General and administrative expense—other	50	132
Depreciation and amortization	545	3,644
Disposition of assets and other gains (losses)	(2,609)	—

Total costs and expenses	2,741	33,520

Other Expense (Income):
Interest expense
Capital, financing lease obligations & other	220	1,415
Investment Income	(4)	(3)

Total other expense	216	1,412

Earnings (loss) before income taxes	2,399	(2,122)
Income tax provision	—	300

Earnings (loss) from discontinued operations	$2,399	$(2,422)

        On June 30, 2005, the Company sold one of its wholly-owned subsidiaries, Japan AMC Theatres Inc., including four of its five theatres in Japan for a cash sales price of $44,861,000. The Company sold its remaining Japanese theatre in September 2005 for a cash sales price of $8,595,000. The Company opened its first theatre in Japan during fiscal 1997 and since that time the Company had incurred pre-tax losses of $38,689,000, including a $4,998,000 impairment charge in fiscal 2003. There was no gain or loss recorded on the dispositions of the Japanese theatres.

        The operations and cash flows of the Japan theatres were eliminated from the Company's ongoing operations. The Company does not have any significant continuing involvement in the operations of the Japan theatres. The results of operations of the Japan theatres have been classified as discontinued operations, and information presented for all periods reflects the classification. The operations of the Japan theatres were previously reported in the Company's International theatrical exhibition operating segment.

        The following table outlines the carrying value of the major classes of assets and liabilities disposed of in the Japan transactions (in thousands):

Accounts receivable	$1,191
Other current assets	2,993

Current assets	4,184
Property, net	14,513
Goodwill	51,373
Other long-term assets	4,044

Total assets	$74,114

Accounts payable	$3,914
Accrued expenses	621
Deferred revenues	820

Current liabilities	5,355
Other long-term liabilities	15,303

Total liabilities	$20,658

        Components of amounts reflected as loss from discontinued operations in the Company's Consolidated Statements of Operations for Japan are presented in the following table:

Statements of operations data:

	Thirty-Nine Weeks Ended
(In thousands)	December 28, 2006	December 29, 2005
Revenues
Admissions	$—	$11,293
Concessions	—	2,134
Other	—	345

Total revenues	—	13,772

Expense
Film exhibition costs	—	6,076
Concession costs	—	323
Operating expense	—	3,244
Rent	—	3,918
General and administrative expense—other	—	1,842
Depreciation and amortization	—	706

Total costs and expenses	—	16,109

Loss before income taxes	—	(2,337)
Income tax provision (benefit)	—	20,100

Loss from discontinued operations	$—	$(22,437)

        Goodwill of $44,774,000 was allocated to Japan AMC Theatres Inc. and goodwill of $6,599,000 was allocated to the Company's Japan branch and disposed of in connection with the consummation of the sale of that entity on June 30, 2005. The goodwill is not deductible for tax purposes as discussed in Note 12—Income Taxes.

NOTE 4—COMPREHENSIVE LOSS

        The components of comprehensive loss are as follows (in thousands):

	Thirty-Nine Weeks Ended
	December 28, 2006	December 29, 2005 (restated)
Net loss	$(45,302)	$(53,777)
Foreign currency translation adjustment	(1,203)	(2,145)
Unrealized loss on Cinemex swap agreement	(1,114)	—
Additional minimum pension liability	(674)	—
Increase in unrealized gain on marketable equity securities	196	91

Total comprehensive loss	$(48,097)	$(55,831)

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS

        Activity of goodwill by operating segment is presented below.

(In thousands)	U.S. and Canada	International	Total
Balance as of March 30, 2006	$1,893,716	$124,602	$2,018,318
Currency translation adjustment	—	330	330
Fair value adjustments(1)	5,864	75,300	81,164
Goodwill allocated to sale of divestitures(2)	(10,082)	—	(10,082)

Balance as of December 28, 2006	$1,889,498	$200,232	$2,089,730

(1)
Adjustments to fair value relate primarily to changes in the preliminary estimated fair values of property, net (see Note 2—Acquisitions), a full valuation allowance recorded on the net deferred tax assets at Cinemex (see Note 12—Income Taxes), and changes in the estimated fair value for the equity investment in Yelmo.

(2)
Allocations based on additional information the Company was awaiting with respect to the estimated sales price for these theatres during the preliminary allocation period.

		December 28, 2006		March 30, 2006
(In thousands)	Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Acquired Intangible Assets:
Amortizable Intangible Assets:
Favorable leases	1 to 13 years	$117,749	$(21,458)	$117,645	$(13,079)
Loyalty program	4 years	46,000	(21,332)	46,000	(14,950)
LCE trade name	5 years	2,300	(425)	2,300	(80)
LCE/Cinemex advertising and management contracts	3 to 25 years	51,986	(13,849)	52,159	(2,841)
Cinemex non-compete	—	1,592	(1,592)	1,656	(313)
Other intangible assets	1 to 16 years	23,623	(20,736)	30,701	(26,922)

Total, amortizable		$243,250	$(79,392)	$250,461	$(58,185)

Unamortized Intangible Assets:
AMC trademark		$74,000		$74,000
Cinemex trademark		7,085		7,032

Total, unamortized		$81,085		$81,032

        Amortization expense associated with the intangible assets noted above is as follows:

	Thirty-Nine Weeks Ended
	December 28, 2006	December 29, 2005
Recorded Amortization	$28,243	$12,876

        Estimated amortization expense for the next five fiscal years for intangible assets owned as of December 28, 2006 is projected below:

(In thousands)	2007	2008	2009	2010	2011
Projected amortization expense	$37,146	$28,507	$22,288	$16,627	$14,686

NOTE 6—CORPORATE BORROWINGS

        In December 2006, Cadena Mexicana de Exhibición S.A. de C.V., a wholly-owned subsidiary of Cinemex and an indirect wholly-owned subsidiary of AMC Entertainment Inc., amended its amended and restated senior secured revolving credit facility to extend the terms for an additional year, now maturing December 19, 2007. In December 2006, Cadena Mexicana de Exhibición S.A. de C.V. also modified the terms of its senior secured credit facility term loan. The Cinemex term loan will mature on August 16, 2011 and will amortize beginning on February 16, 2009 in installments ranging from 10% to 30% of the principal balance per annum over the five-year period. Additionally, the applicable margin for the rate of interest has been modified to be based on a ratio of Net Debt to EBITDA. The applicable margin will now be 200 basis points for a ratio of 2.50 times to 3.00 times, 175 basis points for a ratio of 2.01 times to 2.50 times, 150 basis points for a ratio of 1.51 times to 2.00 times and 125 basis points for a ration at or below 1.50 times.

        As of December 2006, Cinemex had 1,132.8 million Mexican pesos (approximately $104.8 million) outstanding under the senior secured credit facility, and 99.1 million Mexican pesos (approximately $9.1 million) outstanding under the senior secured revolving credit facility.

NOTE 7—INVESTMENTS

NCM Transactions

        On March 29, 2005, the Company formed National CineMedia, LLC ("NCM") with Regal Entertainment Group ("Regal") to combine its screen advertising business. On July 15, 2005, Cinemark Holdings, Inc. ("Cinemark") joined the NCM joint venture by contributing its screen advertising business. On February 13, 2007, National CineMedia, Inc. ("NCM, Inc."), a newly formed entity that now serves as the sole manager of NCM, closed its initial public offering, or IPO, of 42,000,000 shares of its common stock at a price of $21.00 per share.

        In connection with the completion of NCM, Inc.'s IPO, on February 13, 2007, the Company entered into the Third Amended and Restated Limited Liability Company Operating Agreement (the "NCM Operating Agreement") among American Multi-Cinema, Inc., Regal and Cinemark. Pursuant to the NCM Operating Agreement, the members are granted a redemption right to exchange common units of NCM for NCM, Inc. shares of common stock on a one-for-one basis, or at the option of NCM, Inc., a cash payment equal to the market price of one share of NCM, Inc.'s common stock. Upon execution of the NCM Operating Agreement, each existing preferred unit of NCM held by American Multi-Cinema, Inc., Regal and Cinemark was redeemed in exchange for $13.7782 per unit, resulting in the cancellation of each preferred unit. NCM used the proceeds of a new $725 million term loan facility and $59.8 million of net proceeds from the NCM, Inc. IPO to redeem the outstanding preferred units. The Company received approximately $259.3 million in the aggregate for the redemption of all our preferred units in NCM. The Company received approximately $26.5 million from selling common units in NCM to NCM, Inc., in connection with the exercise of the underwriters' over-allotment option in the NCM, Inc. IPO.

        In connection with the completion of NCM, Inc.'s IPO, the Company also entered into an Exhibitor Services Agreement ("ESA") with NCM on February 13, 2007, whereby in exchange for approximately $231.3 million, the Company agreed to modify NCM's payment obligations under the prior Exhibitor Services Agreement. The ESA provides a term of 30 years for advertising and approximately five year terms (with automatic renewal provisions) for meeting event and digital programming services, and provides NCM with a five year right of first refusal for the services beginning one year prior to the end of the term. The ESA also changed the basis upon which the Company is paid by NCM from a percentage of revenues associated with advertising contracts entered into by NCM to a monthly theatre access fee. The theatre access fee is now composed of a fixed payment per patron and a fixed payment per digital screen, which increases by 8% every five years starting at the end of fiscal 2011 for payments per patron and by 5% annually starting at the end of fiscal 2007 for payments per digital screen. The theatre access fee paid in the aggregate to American Multi-Cinema, Inc., Regal and Cinemark will not be less than 12% of NCM's aggregate advertising revenue, or it will be adjusted upward to meet this minimum payment. Additionally, the Company entered into the First Amended and Restated Loews Screen Integration Agreement with NCM on February 13, 2007, pursuant to which the Company will pay NCM an amount that approximates the EBITDA that NCM would generate if it were able to sell advertising in the Loews theatre chain on an exclusive basis commencing upon the completion of NCM, Inc.'s IPO, and NCM issued to us common membership units in NCM, increasing our ownership interest to approximately 33.7%; such Loews payments will be made quarterly until May 2008 and are expected to approximate $15.3 million. Also, with respect to any on-screen advertising time provided to our beverage concessionaire, the Company is required to purchase such time from NCM at a negotiated rate. In addition, the Company expects to receive mandatory quarterly distributions of excess cash from NCM. Subsequent to the NCM, Inc. IPO, the Company held an 18.6% interest in NCM.

        As a result of NCM, Inc's. IPO and debt financing, the Company received distributions of approximately $237 million in excess of its investment in NCM. The Company has recognized the excess distribution as a gain as it has not guaranteed any obligations of NCM and is not otherwise committed to provided further financial support for NCM.

        In future periods, the Company will not recognize any undistributed equity in the earnings of NCM until NCM's future net earnings equal the amount of the excess distribution. In essence, the Company considers the excess distribution as an advance on NCM's future earnings and, accordingly, future earnings of NCM should not be recognized through the application of equity method accounting until such time as the Company's share of NCM's future earnings exceeds the excess distribution. The Company believes that the accounting model provided by paragraph 19(i) of APB 18 for recognition of equity investee losses in excess of an investor's basis is analogous to the accounting for equity income subsequent to recognizing an excess distribution.

Non-consolidated Entities

        The Company accounts for its investments in non-consolidated entities using the cost and equity methods of accounting, has recorded the investments within other long-term assets in its consolidated balance sheets and records equity in earnings or losses of these entities within investment income in its consolidated statements of operations. As of December 28, 2006, the Company holds, among other equity investments, a 50% interest in Hoyts General Cinemas South America ("HGCSA"), an entity that operates 17 theatres in South America.

        As of December 28, 2006 the Company held a 29% interest in National CineMedia, LLC. As of December 28, 2006 and March 30, 2006, the Company has recorded $15.2 million and $9.2 million,

respectively, of amounts due from National CineMedia, LLC related to on-screen advertising revenue. The Company recorded revenues for advertising from National CineMedia, LLC of $32 million and $18 million during the thirty-nine weeks ended December 28, 2006 and December 29, 2005, respectively. Subsequent to the IPO, the Company holds a 18.6% interest in National CineMedia, LLC.

NOTE 8—STOCKHOLDERS' EQUITY

        The Company has not made any stock option grants since January 26, 2006, when it granted an employee an option to purchase 600 shares of our common stock. This option grant was accounted for under FAS 123(R) and had a grant date fair value of $138,000.

        The Company accounts for stock options using the fair value method of accounting as prescribed by Financial Accounting Standards Board Statement No. 123(R), Share Based Payments ("SFAS 123(R)") and Staff Accounting Bulletin No. 107, Share-Based Payments ("SAB 107") and has valued the options using the Black-Scholes formula including management's judgement and a contemporaneous valuation prepared as of December 28, 2006 by an unrelated valuation specialist which indicated a fair value price per share of the underlying shares of $1,949.70 per share. The Company has recorded $6,216,000 and $2,705,000 of stock-based compensation expense related to these options within General and Administrative: Other and has recognized an income tax benefit of approximately $0 and $1,057,000 in its Consolidated Statements of Operations during the thirty-nine weeks ended December 28, 2006 and December 29, 2005, respectively. One of the holders of stock options has put rights associated with his options deemed to be within his control whereby he can require Holdings to repurchase his options. These liability-classified options are required to be remeasured during each reporting period. A liability of $3,673,000 and $142,000 is recorded within other long term liabilities in the Consolidated Balance Sheets as of December 28, 2006 and March 30, 2006, respectively, for the options containing written put rights deemed to be within the holder's control.

        During the thirty-nine weeks ended December 28, 2006 the Company revised its preliminary estimated purchase price for the Merger by $3,500,000 which reduced additional paid-in capital and also recorded an increase to additional paid-in capital of $2,685,000 related to stock-based compensation expense.

Common Stock Rights and Privileges

        Marquee Holdings Class A-1 voting Common Stock, Class A-2 voting Common Stock, Class N nonvoting Common Stock, Class L-1 voting Common Stock and Class L-2 voting Common Stock entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions with respect to dividends. Additionally, each share of Class A Common Stock, Class L Common Stock and Class N Common Stock shall automatically convert into one share of Residual Common Stock on a one-for-one basis immediately prior to the consummation of an Initial Public Offering.

NOTE 9—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        A rollforward for theatre and other closure reserves for leases which have terminated is as follows (in thousands):

	Thirty-Nine Weeks Ended
	December 28, 2006			December 29, 2005
	Theatre and Other	Merger Exit costs(1)
			Total	Total
Beginning balance	$21,716	$4,618	$26,334	$28,506
Theatre and other closure expense	8,097	224	8,321	1,390
Transfer of deferred rent and capital lease obligations	—	—	—	677
Purchase price adjustment	(195)	(718)	(913)	—
Payments	(11,212)	(2,104)	(13,316)	(6,859)

Ending balance	$18,406	$2,020	$20,426	$23,714

(1)
There were no merger exit costs recorded during the thirty-nine weeks ended December 29, 2005.

        Theatre and other closure reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for the base rents, taxes and maintenance. For changes in the Company's theatre closure liability due to the passage of time where the Company has based its expected payments to landlords on discounted amounts, accretion expense is included as a component of theatre and other closure expense.

        Theatre closure reserves at December 28, 2006 and March 30, 2006 by operating segment are as follows (in thousands):

	December 28, 2006	March 30, 2006
U.S. and Canada Theatrical Exhibition	$17,921	$20,811
International Theatrical Exhibition	517	471
Other	156	315

Total segment reserves	18,594	21,597
Corporate	1,832	4,737

	$20,426	$26,334

NOTE 10—RESTRUCTURING

        The Company recognizes restructuring charges based upon the nature of the costs incurred. Costs resulting from one-time termination benefits where employees are not required to render future service to receive the benefits are recognized and a liability is recorded when management commits to a plan of termination which identifies the number of employees to be terminated, their job classifications, locations, expected termination dates and when the plan is communicated to the employees and establishes the detailed terms of the benefits to be received by employees.

        If employees are required to render service until they are terminated in order to receive the termination benefits, the benefits are measured at the fair value of the costs and related liabilities at the communication date and are recognized ratably over the future service period from the communication date.

        During the fourth quarter of fiscal 2006, the Company recorded a liability of $27,090,000 related to one-time termination benefits and other costs for the displacement of approximately 230 associates in connection with the Mergers as part of purchase accounting. The Company recorded an additional $4,845,000 liability related to closures of Loews' duplicate administrative facilities in connection with the Mergers as part of purchase accounting. In the thirty-nine weeks ended December 29, 2005, the Company recorded $3,935,000 in restructuring charges and paid $8,353,000 in related expenses. The Company's reorganization was substantially complete as of December 29, 2005.

        A summary of restructuring activity is set forth below (in thousands):

Thirty-Nine Weeks Ended
December 28, 2006
(In thousands)	Merger Severance Benefits
Beginning balance	$10,571
Merger adjustment(1)	(1,244)
Payments	(8,706)

Ending balance	$621

(1)
Represents adjustments to goodwill for changes in estimated termination benefits based on actual amounts.

        Restructuring reserves at December 28, 2006 and March 30, 2006 by operating segment are as follows (in thousands):

	December 28, 2006	March 30, 2006
U.S. and Canada Theatrical Exhibition	$—	$—
International Theatrical Exhibition	—	—
Other	—	—

Total Segment reserves	—	—
Corporate	621	10,571

	$621	$10,571

NOTE 11—INCOME TAXES

        For the thirty-nine weeks ended December 28, 2006 and December 29, 2005 our pre-tax loss was ($44,602,000) and ($53,577,000) comprised of domestic jurisdictional losses of ($47,501,000) and ($43,622,000) and foreign jurisdictional income of $2,899,000 and loss of ($9,955,000), respectively.

        The difference between the effective tax rate on earnings before income taxes and the U.S. federal income tax statutory rate is as follows:

	Thirty-Nine Weeks Ended
	December 28, 2006	December 29, 2005
Federal statutory rate	35.0%	35.0%
Non-deductible goodwill	—	(34.9)
Foreign rate differential	5.9	—
Valuation allowance	(35.2)	(1.0)
State income taxes, net of federal tax benefit	(5.8)	(.7)
Other, net	(1.5)	1.0

Effective tax rate	(1.6)%	(0.6)%

        The Company accounts for income taxes in accordance with SFAS No. 109, Statement of Financial Accounting Standards ("SFAS No. 109"), Accounting for Income Taxes, which requires that deferred tax assets and liabilities be recognized, using enacted tax rates, for the tax effect of temporary differences between the financial reporting and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax assets will not be realized.

        Based upon the consideration of all available evidence, the Company has provided a valuation allowance on deferred tax assets recorded beginning in the fourth quarter of fiscal year 2006. The Company has recorded a full valuation allowance against its deferred tax assets due to the uncertainty regarding the ultimate realization of those assets in all taxing jurisdictions. The Company recorded a valuation allowance of $26.2 million against its deferred tax assets in Mexico during the thirteen weeks ended December 28, 2006, which had the effect of increasing goodwill (see Note 2-Acquistions).

        The Company determines income tax expense for interim periods by applying SFAS No. 109 and APB Opinion No. 28, Interim Financial Reporting, which prescribes the use of the full year's estimated effective tax rate in financial statements for interim periods. As such, permanent differences such as state income taxes and changes in valuation allowance impact the Company's effective tax rate. During the current period, income tax expense differed from the expected tax benefit using the U.S. federal statutory tax rate of 35% primarily due to state income taxes and the change in valuation allowance recorded against net deferred tax assets. Additionally, income tax expense reflects the net expense related to the continued impact of the Texas gross margins tax. The current year disposition of Portugal and Spain operations did not have a material impact on the income tax provision as the tax benefit derived from the sale was fully offset by an increase in valuation allowance. Non-deductible goodwill relates to the goodwill disposed of with the Japan theatres, which is discussed in Note 3—Discontinued Operations.

NOTE 12—EMPLOYEE BENEFIT PLANS

        The Company sponsors a frozen non-contributory qualified defined benefit pension plan generally covering all employees age 21 or older who have completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who are not covered by a collective bargaining agreement. The Company also offers eligible retirees the opportunity to participate in a health plan (medical and dental) and a life insurance plan. Employees may become eligible for these benefits at retirement provided the employee is at least age 55 and has at least 15 years of credited service after age 40. The Company also sponsors a postretirement deferred compensation plan.

        As a result of the Merger, the Company acquired two pension plans in the U.S. and one in Mexico. One of the U.S. plans is a frozen cash balance plan and neither of the U.S. plans have admitted new participants post-merger. The future existence of the U.S. plans will serve to pay benefits to the current participants under the requirements of the plan. In Mexico, a Seniority Premium and Termination Indemnity for Retirement Plan (the "Mexico Plan") is provided to all eligible employees of Servicios Cinematograficos Especializados, S.A. de C.V. ("SCE") and a Termination Indemnity Retirement Plan to all eligible employees of Servino, S.A. de C.V. ("Servino"). Both SCE and Servino are wholly owned subsidiaries of Cinemex. The Mexico Plan establishes compensation upon retirement (pension and seniority premium) based on years of service rendered and the employee's age and salary at the date of retirement.

        The Company made its annual pension contribution of $1,400,000 during its second fiscal quarter of 2007.

        The measurement date used to determine pension and other postretirement benefits is January 1 of the fiscal year for which measurements are made.

        Net periodic benefits cost recognized for the Company's plans during the thirty-nine weeks ended December 28, 2006 and December 29, 2005 consists of the following:

	Pension Benefits		Other Benefits
	December 28, 2006	December 29, 2005	December 28, 2006	December 29, 2005
	(In thousands)
Components of net periodic benefit costs:
Service cost	$2,387	$2,877	$684	$428
Interest cost	3,943	3,450	1,162	646
Expected return on plan assets	(3,348)	(2,726)	—	—
Curtailment gain	(10,983)	—	—	(1,110)

Net periodic benefit cost	$(8,001)	$3,601	$1,846	$(36)

        On November 7, 2006, the Company's Board of Directors approved an amendment to freeze the Company's Defined Benefit Retirement Income Plan, Supplemental Executive Retirement Plan and Retirement Enhancement Plan (the "Plans") as of December 31, 2006. On December 20, 2006 the Company amended and restated the Plans to implement the freeze as of December 31, 2006. As a result of the freeze there will be no further benefits accrued after December 31, 2006, but continued vesting for associates with less than five years of vesting service. The Company will continue to fund existing benefit obligations and there will be no new participants in the future. As a result of amending and restating the Plans to implement the freeze, the Company has recognized a curtailment gain of $10,983,000 in its consolidated financial statements which was recorded within General and Administrative: Other.

        The Company's reorganization activities during fiscal 2005 and fiscal 2006 resulted in a partial curtailment of the Company's postretirement deferred compensation plan and, as such, curtailment gains of $1,110,000 were recognized during the thirty-nine weeks ended December 29, 2005.

NOTE 13—OPERATING SEGMENTS

        Information about the Company's operations by operating segment is as follows (in thousands):

	Thirty-Nine Weeks Ended
	December 28, 2006	December 29, 2005
Revenues
U.S. and Canada theatrical exhibition	$1,737,480	$1,160,415
International theatrical exhibition	136,209	16,290
Other	52	13,024

Total revenues	$1,873,741	$1,189,729

Segment Adjusted EBITDA
U.S. and Canada theatrical exhibition	$328,720	$200,062
International theatrical exhibition	39,087	(3,604)
Other	(1,131)	(1,477)

Segment Adjusted EBITDA	$366,676	$194,981

        A reconciliation of earnings from continuing operations before income taxes to Segment Adjusted EBITDA is as follows (in thousands):

	Thirty-Nine Weeks Ended
	December 28, 2006	December 29, 2005 (restated)
Loss from continuing operations before income taxes	$(47,001)	$(49,118)
Plus:
Interest expense	174,517	93,799
Depreciation and amortization	192,687	108,478
Preopening expense	6,827	4,251
Theatre and other closure expense	8,321	1,390
Restructuring charges	—	3,935
Disposition of assets and other gains	(11,184)	(1,067)
Investment expense (income)(1)	(6,600)	2,062
Other (income) expense(2)	—	(2,686)
General and administrative expense—unallocated:
Merger and acquisition costs	9,363	2,926
Management fee	3,750	1,500
Other(3)	35,996	29,511

Segment Adjusted EBITDA	$366,676	$194,981

(1)
Investment income includes equity in losses from investments of $3,681,000 and $3,578,000 during the thirty-nine weeks ended December 28, 2006 and December 29, 2005, respectively.

(2)
Other income is comprised of net insurance recoveries for property losses related to Hurricane Katrina as follows:

	Thirty-Nine Weeks Ended
	December 28, 2006	December 29, 2005 (restated)
Insurance Recoveries	—	(2,686)

Other (income) expense	$—	$(2,686)

(3)
Including stock-based compensation expense of $6,216,000 and $2,705,000 for the thirty-nine weeks ended December 28, 2006 and December 29, 2005, respectively.

NOTE 14—COMMITMENTS AND CONTINGENCIES

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        United States of America v. AMC Entertainment Inc. and American Multi Cinema, Inc. (No. 99 01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that AMCE's stadium style theatres violate the ADA and related regulations. The Department alleged that AMCE had failed to provide persons in wheelchairs seating arrangements with lines of sight comparable to the general public. The Department alleged various non-line of sight violations as well. The Department sought declaratory and injunctive relief regarding existing and future theatres with stadium style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        On November 20, 2002 the trial court entered summary judgment in favor of the Justice Department on the line of sight aspects of this case. The trial court ruled that wheelchair spaces located solely on the sloped floor portion of the stadium-style auditoriums fail to provide lines of sight comparable to the general public. The trial court did not address specific changes that might be required of AMCE's existing stadium-style auditoriums, holding that per se rules are simply not possible because the requirements of comparable lines of sight will vary based on theatre layout.

        On January 10, 2006, the trial court ruled in favor of the Department regarding the appropriate remedy in the line of sight aspects of this case. In its decision, the court issued a comprehensive order regarding line of sight and other related remedies which covers the remaining line of sight issues at the majority of the Company's existing and all of its future construction stadium-style theatres nationwide, as well as other related forms of relief sought by the United States in this action.

        AMCE estimates that the cost of the betterments related to the remedies for line of sight violations of the ADA will be $20 million, which is expected to be incurred over a 4-5 year term. Additionally, the order calls for payments of $300,000 to the United States and individual complainants. AMCE has appealed the court's order to the Ninth Circuit Court of Appeals and both parties have filed their briefs.

        As a result of the January 10, 2006 order AMCE estimates the range of the loss to be between $349,000 and $444,000. Accordingly, AMCE has recorded the related liability of approximately $349,000.

        On January 21, 2003, the trial court entered summary judgment in favor of the Department on non-line of sight aspects of the case, which involve such matters as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. In its non-line of sight decision, the trial court concluded that AMCE has violated numerous sections of the ADA and engaged in a pattern and practice of violating the ADA.

        On December 5, 2003, the trial court entered a consent order and final judgment on non-line of sight issues under which AMCE agreed to remedy certain violations at twelve of its stadium-style theatres and to survey and make required betterments for its patrons with disabilities at its stadium-style theatres and at certain theatres it may open in the future. Currently AMCE estimates that these betterments will be required at approximately 140 stadium-style theatres. AMC estimates that the total cost of these betterments will be $47.5 million, which is expected to be incurred over the remaining term of the consent order of 2.0 years. Through December 28, 2006 AMCE has incurred approximately $9.9 million of these costs. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        American Multi Cinema, Inc. v. Midwest Drywall Company, Inc., Haskell Constructors, Ltd. etal. (Case No. 00CV84908, Circuit Court of Platte County, Missouri) and American Multi Cinema, Inc. v. Bovis Construction Corp. et al. (Civil Action No. 0207139, Court of Common Pleas of Bucks County, Pennsylvania). AMCE is the plaintiff in these and related suits in which it seeks to recover damages from the construction manager, certain fireproofing applicators and other parties to correct the defective application of certain fireproofing materials at 21 theatres. AMCE currently estimates its claim for repair costs at these theatres will aggregate approximately $33.6 million of which it has expended approximately $27.4 million through December 28, 2006. The remainder is for projected costs of repairs yet to be performed. AMCE also is seeking additional damages for lost profits, interest and legal and other expenses incurred.

        AMCE has received settlement payments from various parties in connection with this matter of $13,130,000, $935,000, $2,610,000 and $925,000 during fiscal 2007, 2006, 2005 and 2004, respectively. AMCE has entered into settlement agreements with various parties providing for additional settlement payments. Gain contingencies are recognized upon receipt and recorded in disposition of assets and other gains in the Consolidated Statements of Operations.

        The Company is a party to various other legal proceedings in the ordinary course of business, none of which is expected to have a material adverse effect on us.

        In November 2003, the Cineplex Galaxy Income Fund (the "Fund"), a Canadian income trust, was established to indirectly hold substantially all the assets of Cineplex Odeon Corporation ("COC"), a former wholly-owned subsidiary of Loews, and all of the capital stock of Galaxy Entertainment, Inc., another Canadian film exhibitor controlled by Onex, one of Loews' former Stockholders. On November 26, 2003, the Fund completed an initial public offering of Fund Units in Canada. As a result of these transactions, Loews, through COC, indirectly owned 44.4% of the Fund and agreed to indemnify the Fund, the holders of Fund Units and the underwriters, among others, for liabilities resulting from misrepresentations in the prospectus used in the offering of Fund Units and breaches of the representations and warranties made by COC in the various agreements entered into in connection with the sale of COC's assets and the offering. Loew's total maximum liability under this indemnity was limited to the net cash proceeds of the offering plus amounts drawn under the Cineplex Galaxy Term Loan facility that was put in place in connection with the offering ($164.5 million). In connection with the sale of COC to affiliates of Onex and OCM Cinema, these affiliates agreed to indemnify Loews for any and all liabilities resulting from Loew's indemnification obligations.

        In January 2004, Loew's issued a corporate guaranty on behalf of Neue Filmpalast, its former German partnership, for certain acquisition related costs that the partnership was required to pay. In April 2004, Loews made an additional contribution of $1.2 million to Neue Filmpalast, its German partnership, which the Company believes satisfied a significant portion of the guaranty. Additionally, a subsidiary of Loews was guarantor of several of the theatre leases of Neue Filmpalast. In connection with the sale of Loews interest in the German operations to affiliates of Onex and OCM Cinema, these affiliates have agreed to indemnify the Company for any and all liabilities resulting from Loew's indemnification obligations.

        Based upon the Company's historical experience and information known as of December 28, 2006, the Company believes its potential liability related to its guarantees and indemnities is not material.

NOTE 15—NEW ACCOUNTING PRONOUNCEMENTS

        In November 2006, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 06-09, Reporting a Change in (or the Elimination of) a Previously Existing Difference between the Fiscal Year End of a Parent Company and That of a Consolidated Subsidiary or an Equity Method Investee ("EITF 06-09"). EITF 06-09 concludes that the parent entity should report the elimination of a lag in reporting the subsidiary's financial results in their consolidated financial statements as a change in accounting principle through retrospective application pursuant to the provisions of FASB Statement No. 154, Accounting Changes and Error Corrections—a replacement of APB Opinion No. 20 and FASB Statement No. 3, unless it is impractical to do so. This EITF should be applied prospectively for all applicable changes, beginning in the first interim or annual period following final Board approval; early adoption will be permitted. If this consensus were finalized, the company would not expect it to have an impact on the consolidated financial position, results of operations, or cash flows.

        In October 2006, the FASB agreed to issue FSP No. 123(R)-6, Technical Corrections of Statement 123(R),which amends four paragraphs of SFAS 123(R). The first amendment exempts nonpublic entities from disclosing the aggregate intrinsic value of outstanding fully vested share options and share options expected to vest. The second revises the computation of minimum compensation costs to be recognized when using the "straight-line" attribution method. The third addresses Illustration 13(e), indicating that at the date the illustrative awards were no longer probable of vesting, any previously recognized compensation cost should have been reversed. The fourth amends the definition of "short-term inducement" to exclude an offer to settle an award. The provisions of this FSP are required after October 20, 2006; early application is permitted for periods for which financial statements have not yet been issued. The adoption of FSP 123(R)-6 did not have an impact on the consolidated financial position, results of operations, or cash flows.

        In October 2006, the FASB agreed to issue FSP No. 123(R)-5, Amendment of FSP FAS 123(R)-1,which addresses whether a modification of an instrument in connection with an equity restructuring should be considered a modification for purposes of applying FSP FAS 123(R)-1, "Classification and Measurement of Freestanding Financial Instruments Originally Issued in Exchange for Employee Services Under FAS 123(R)." This FSP indicates that if the modification was made solely to reflect an equity restructuring that occurs when the holders are no longer employees, then no change in the recognition or measurement will result if there is no increase in fair value of the award and all holders of the same class of equity instruments are treated in the same manner. The provisions of this FSP are required after October 10, 2006; early application is permitted for periods for which financial statements have not yet been issued. The adoption of FSP 123(R)-5 did not have an impact on the consolidated financial position, results of operations, or cash flows.

        In October 2006, the FASB released Statement of Financial Accounting Standards No. 158, Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) ("SFAS 158"). SFAS 158 requires an entity to (1) recognize in its statement of financial position an asset for a defined benefit postretirement plan's overfunded status or a liability for a plan's underfunded status, (2) measure a defined benefit retirement plan's assets and obligations that determine its funded status as of the end of the employer's fiscal year, and (3) recognize changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the changes occur. The requirement to recognize the funded status of a defined benefit postretirement plan and the disclosure requirements are effective for fiscal years ending after December 15, 2006, for public entities, or March 29, 2007 for the Company. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008, or April 2, 2009 for the Company. Earlier application of the recognition or measurement date provisions is encouraged; however, early application must be for all of an employer's benefit plans. The Company believes that as of March 30, 2006, its most recent fiscal year-end, this standard would have resulted in decreased liabilities and decreased accumulated other comprehensive loss of approximately $5,365,000.

        In September 2006, the FASB released SFAS No. 157, Fair Value Measurements which provides enhanced guidance for using fair value to measure assets and liabilities. The standard applies whenever other standards require (or permit) assets or liabilities to be measured at fair value. It does not expand the use of fair value in any new circumstances. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. It clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, or the first quarter of fiscal 2009 for the Company. Early adoption is permitted. The Company does not anticipate this standard having a material effect on its consolidated financial statements.

        In September 2006, the Securities and Exchange Commission (the "SEC") issued Staff Accounting Bulletin No. 108 ("SAB 108"), Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for companies with fiscal years ending after November 15, 2006 and is required to be adopted by the Company in its fiscal year ending March 29, 2007. However, early application is encouraged in any report for an interim period of the first fiscal year ending after November 15, 2006, filed after the publication of this guidance.

        In July 2006, the FASB released FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109 ("FIN 48" or the "Interpretation"), which clarifies the accounting for uncertainty in income taxes recognized in companies' financial statements in accordance with FASB Statement No. 109, "Accounting for Income Taxes." FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The evaluation of a tax position in accordance with FIN 48 is a two-step process. The first step is recognition whereby companies must determine whether it is more likely than not that a tax position will be sustained upon examination. The second step is measurement whereby a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The interpretation also provides guidance on derecognition of recognized tax benefits, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company expects to adopt the new requirements in the first quarter of fiscal 2008 and is currently evaluating the impact that the adoption of FIN 48 will have on its consolidated financial statements.

        In February 2006, the FASB issued FSP No. 123(R)-4, Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event, which requires companies to consider the probability of the occurrence of a contingent event that is outside the employees' control (i.e., change in control, or death or disability) in determining the classification of an employee stock option or similar instrument under SFAS 123(R), where the award requires or permits cash settlement upon the contingent event. The FSP requires companies to classify employee stock options and similar instruments with contingent cash settlement features as equity awards provided the contingent event that permits or requires cash settlement is not considered probable of occurring.

NOTE 16—RELATED PARTY TRANSACTIONS

Amended and Restated Fee Agreement

        In connection with the Mergers, Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement, which provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, for the twelve year duration of the agreement, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the agreement. In addition, the fee agreement will provide for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Holdings of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees. The Company has recorded Management fee expense of $3,750,000 during the thirty-nine weeks ended December 28, 2006.

        Upon the consummation of a change in control transaction or an IPO, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date. On January 29, 2007 Marquee Holdings Inc., the parent company of AMC Entertainment Inc., filed an amendment to its registration statement on Form S-1 with the U.S. Securities and Exchange Commission in connection with the proposed IPO of shares of Marquee Holdings' common stock by certain of its stockholders. The number of shares to be offered and the price range for the offering have not been determined. The Company has recorded expenses in connection with the proposed IPO of approximately $775,000 during the thirty-nine weeks ended December 28, 2006. Upon consummation of the initial public offering, the Sponsors will receive an automatic fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement. The Company estimates that its aggregate payment to the Sponsors would have been $40.1 million had the offering occurred on December 28, 2006.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

        Holdings is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.784%); Apollo (20.784%); Bain Capital Partners (15.090%); The Carlyle Group (15.090%); Spectrum Equity Investors (9.764%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.899%); Co-Investment Partners, L.P. (3.899%); Caisse de Depot et Placement du Quebec (3.120%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.730%); SSB Capital Partners (Master Fund) I, L.P. (1.950%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P. and CSFB Credit Opportunities Fund (Helios), L.P. (1.560%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (0.780%); Screen Investors 2004, LLC (0.152%); and members of management (0.400%)(1).

(1)
All percentage ownerships are approximate.

Control Arrangement

        The Sponsors will have the ability to control the Company's affairs and policies and the election of directors and appointment of management both before and after the Company's proposed IPO.

Continuing Service Agreement

        In connection with the termination of his current employment agreement with Loews, the Company is paying Mr. Travis Reid severance of $87,500 per month for 18 months following the closing of the Mergers, has paid him a lump sum payment of $1,575,000, and will provide outplacement assistance and automobile benefits through December 31, 2006. In addition, in order to facilitate integration following the Mergers, the Company has entered into an agreement with Mr. Reid, whereby Mr. Reid is providing certain transitional consulting services to the Company and reports to Mr. Peter C. Brown, the Company's Chief Executive Officer. Pursuant to the continuing service agreement, which may be terminated by Mr. Reid at any time or by the Company after December 31, 2006, the Company has paid Mr. Reid a consulting fee for each month of service at the following rate: $50,000 for each of the first four months, $33,333 for each of the next four months and $16,667 for any month thereafter through December 31, 2006. Under certain circumstances, Mr. Reid will have the right to require Holdings to purchase, and Holdings will have the right to require Mr. Reid to sell, on one occasion, all shares of common stock of Holdings that Mr. Reid received in the Merger in exchange for payment to him of his original purchase price for his shares of Loews common stock of $600,000. The continuing service agreement is not intended to create an employment relationship between Mr. Reid and the Company and his services are being provided on an independent contractor basis.

Option Grant to Travis Reid

        Pursuant to his Continuing Service Agreement, effective as of January 26, 2006, Holdings has granted Mr. Reid an option under the Holdings 2004 Stock Option Plan to acquire Class N Common Stock at an exercise price ($1,000 per share) not less than the fair market value (as determined by the Board of Directors of Holdings) on the date of grant. The option is subject to other terms and conditions substantially similar to the terms of Holdings options currently held by employees and is also subject to the Management Stockholders Agreement. The option vests in three installments on December 23, 2006, 2007 and 2008, and vests in full upon a change of control of Holdings or AMCE.

Cinemex

        Cinemex from time to time purchases services or enters into arrangements with parties related to its employees. For example, Miguel Angel Dávila, Chief Executive Officer and President of Cinemex and on the board of Cinemex, and Adolfo Fastlicht Kurián, a Director of Cinemex, are minority investors in the construction of the new shopping center where one of Cinemex's new theatres opened in December 2004. Mr. Kurián's father is the general manager of three construction companies that provide theatre construction services to Cinemex and Mr. Kurián is an investor in these companies. In addition, Cinemex signed a waiver to allow a McDonald's restaurant owned by Mr. Kurián's wife to open in a shopping center where, under the lease, the landlord was prohibited from leasing space to a business that would compete with the theatre's concessions. A relative of Mr. Dávila is the manager of Consultores en Información Electrónica, S.A. de C.V., the company which renders web hosting, electronic marketing, e-mail and software services to one of Cinemex's subsidiaries. This arrangement may be terminated by Cinemex upon 30-days notice.

Market Making Transactions

        On August 18, 2004, Holdings sold $304,000,000 in aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 (the "Holdco Notes"). On the same date, Marquee sold $250,000,000 in aggregate principal amount of its 8 5/8% Senior Notes due 2012 and $205,000,000 in aggregate principal amount of its Senior Floating Notes due 2010 (Collectively, the "Senior Notes"). J.P. Morgan Securities Inc., an affiliate of JPMP which owns approximately 20.8% of Holdings, was an initial purchaser of both the Holdco Notes and the Senior Notes, which is equivalent to the role of an underwriter in a registered securities offering.

        On January 26, 2006 AMCE sold $325,000,000 in aggregate principal amount of its 11% Senior Subordinated Notes due 2016. JP Morgan Securities Inc., an affiliate of JPMP which owns approximately 20.8% of Holdings, was an initial purchaser of these notes, which is equivalent to the role of an underwriter in a registered securities offering. Credit Suisse Securities (USA) LLC, whose affiliates own approximately 1.6% of Holdings, was also an initial purchaser of these notes. JPMP does not hold any of the debt obligations discussed above. The debt obligations discussed above were offered in reliance on Rule 144A..

Management Fee Agreement

        Prior to the Mergers; the Company was required to pay the Marquee Sponsors an annual management fee of up to $2.0 million in the aggregate, payable quarterly, under a management fee agreement. In connection with the merger with Marquee, Holdings, Marquee and the Marquee Sponsors entered into the management fee agreement pursuant to which AMCE, as the surviving corporation in the merger with Marquee, paid to each of JPMP and Apollo a one-time sponsorship fee of $10.0 million in consideration of the completion of the merger with Marquee and the capitalization of Holdings. The Company recorded the one-time sponsorship fees paid to JPMP and Apollo of $10 million each as General and administrative: Merger and acquisition costs for the Successor period from inception on July 16, 2004 through March 31, 2005. The management fee agreement also provided for an annual management fee of $2.0 million in the aggregate; payable quarterly and in advance to each Marquee Sponsor for the duration of the agreement, as well as reimbursements for each Marquee sponsor's respective out-of-pocket expenses in connection with the management services provided under the agreement. In addition, the management fee agreement provided for reimbursements of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain its corporate existence, corporate overhead expenses and salaries or other compensation of certain employees. The Company has recorded Management fee expense of $1,500,000 during the thirty-nine weeks ended December 29, 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF MARQUEE HOLDINGS INC.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Marquee Holdings Inc, and its subsidiary, the ("Successor"), at March 30, 2006 and March 31, 2005, and the results of their operations and their cash flows for the 52 week period ended March 30, 2006 and for the period from July 16, 2004 (date of inception) through March 31, 2005, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Successor's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the Company restated its financial statements for the 52 week period ended March 30, 2006.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri
June 27, 2006, except for the loss per share discussed in
Note 1, as to which the date is December 8, 2006
and except for Note 3, as to which the date is February 20, 2007 and except for the effects of the restatement discussed in Note 1, as to which the date is April 11, 2007.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF MARQUEE HOLDINGS INC.:

In our opinion, the accompanying consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the results of operations and cash flows of AMC Entertainment Inc. and its subsidiaries (the "Predecessor") for the period from April 2, 2004 through December 23, 2004 and for the 52 week period ended April 1, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP Kansas City, Missouri
June 21, 2005, except for the loss per share discussed in Note 1, as to which the date is December 8, 2006, and except for Note 3, as to which the date is February 20, 2007.

Marquee Holdings Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)	52 Weeks Ended March 30, 2006 (restated)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Revenues
Admissions	$1,138,034	$297,310	$847,476	$1,139,108
Concessions	456,028	117,266	328,970	436,737
Other theatre	92,816	24,884	82,826	102,387

Total revenues	1,686,878	439,460	1,259,272	1,678,232

Costs and Expenses
Film exhibition costs	595,353	152,747	452,727	605,898
Concession costs	50,581	12,801	37,880	46,868
Operating expense	451,522	115,590	324,427	442,974
Rent	329,878	80,776	223,734	288,321
General and administrative:
Merger and acquisition costs	12,523	22,286	42,732	5,508
Management fee	2,000	500	–	–
Other	40,251	14,615	33,727	56,798
Preopening expense	6,607	39	1,292	3,865
Theatre and other closure expense	601	1,267	10,758	4,068
Restructuring charges	3,980	4,926	–	–
Depreciation and amortization	164,047	43,931	86,052	115,296
Impairment of long-lived assets	11,974	–	–	16,272
Disposition of assets and other gains	(997)	(302)	(2,715)	(2,590)

Total costs and expenses	1,668,320	449,176	1,210,614	1,583,278

Other expense (income)
Other expense (income)	(9,818)	(6,778)	–	13,947
Interest expense
Corporate borrowings	139,042	52,502	66,851	66,963
Capital and financing lease obligations	4,068	1,449	5,848	8,698
Investment expense (income)	4,398	(3,352)	(6,473)	(2,837)

Total other expense	137,690	43,821	66,226	86,771

Earnings (loss) from continuing operations before income taxes	(119,132)	(53,537)	(17,568)	8,183
Income tax provision (benefit)	71,800	(9,280)	14,760	10,400

Loss from continuing operations	(190,932)	(44,257)	(32,328)	(2,217)
(Loss) from discontinued operations, net of income tax benefit	(25,291)	(133)	(3,550)	(8,497)

Net loss	$(216,223)	$(44,390)	$(35,878)	$(10,714)

Preferred dividends	–	–	104,300	40,277

Loss available for shares of common stock	$(216,223)	$(44,390)	$(140,178)	$(50,991)

Basic and diluted loss per share of common stock:
Loss from continuing operations	$(222.50)	$(147.32)	$(3.69)	$(1.16)
Loss from discontinued operations	(29.47)	(0.44)	(0.10)	(0.23)

Net loss per share	$(251.97)	$(147.76)	$(3.79)	$(1.39)

Average shares outstanding:
Basic and diluated	858.12	300.41	37,023	36,715

Pro forma basic and diluted loss per share of common stock (unaudited) (See Note 1):
Loss from continuing operations	$(1.91)

Loss from discontinued operations	(0.25)

Net loss per share	$(2.16)

Pro forma average shares outstanding (unaudited) (See Note 1):	99,939

See Notes to Consolidated Financial Statements.

Marquee Holdings Inc.
CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)	March 30, 2006 (restated)	March 31, 2005
	(Successor)	(Successor)
Assets
Current assets:
Cash and equivalents	$232,366	$72,945
Receivables, net of allowance for doubtful accounts of $1,339 and $862 as of March 30, 2006 and March 31, 2005, respectively	54,725	41,430
Other current assets	34,647	65,972
Current assets held for sale	4,726	–

Total current assets	326,464	180,347
Property, net	1,501,048	854,463
Intangible assets, net	273,308	189,544
Goodwill	2,018,318	1,401,740
Deferred income taxes	3,564	53,019
Other long-term assets	172,312	118,398
Non-current assets held for sale	112,337	–

Total assets	$4,407,351	$2,797,511

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$150,383	$121,146
Accrued expenses and other liabilities	157,227	119,802
Deferred revenues and income	95,812	70,284
Current maturities of corporate borrowings and capital and financing lease obligations	30,804	3,445
Current liabilities held for sale	8,233	–

Total current liabilities	442,459	314,677
Corporate borrowings	2,428,996	1,344,531
Capital and financing lease obligations	64,016	62,025
Other long-term liabilities	417,335	354,240
Non-current liabilities held for sale	11,903	–

Total liabilities	3,364,709	2,075,473

Commitments and contingencies
Stockholders' equity:
Common Stock ($.01 par value, 7,000,000 shares authorized; 0 and 769,350 shares issued and outstanding as of March 30, 2006 and March 31, 2005, respectively)	—	8
Class A-1 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00000 and 0 shares issued and outstanding as of March 30, 2006 and March 31, 2005, respectively)	4	—
Class A-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00000 and 0 shares issued and outstanding as of March 30, 2006 and March 31, 2005, respectively)	4	—
Class N Common Stock nonvoting ($.01 par value, 375,000 shares authorized; 5,128.77496 and 0 shares issued and outstanding as of March 30, 2006 and March 31, 2005, respectively)	—	—
Class L-1 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61252 and 0 shares issued and outstanding as of March 30, 2006 and March 31, 2005, respectively)	3	—
Class L-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61252 and 0 shares issued and outstanding as of March 30, 2006 and March 31, 2005, respectively)	3	—
Additional paid-in capital	1,313,899	766,035
Accumulated other comprehensive income (loss)	(10,658)	385
Accumulated deficit	(260,613)	(44,390)

Total stockholders' equity	1,042,642	722,038

Total liabilities and stockholders' equity	$4,407,351	$2,797,511

See Notes to Consolidated Financial Statements.

Marquee Holdings Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)	52 Weeks Ended March 30, 2006 (restated)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash flows from operating activities:
Net loss	$(216,223)	$(44,390)	$(35,878)	$(10,714)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	169,527	46,084	92,091	124,572
Amortization of discount on corporate borrowings	20,190	12,043	8,056	356
Non-cash portion of stock-based compensation	3,433	1,201	–	8,727
Non-cash portion of pension and postretirement expense	4,706	1,815	5,273	6,029
Impairment of long-lived assets	11,974	–	–	16,272
Deferred income taxes	90,640	(7,582)	10,578	14,547
Equity in (earnings) loss from investments	7,807	–	(290)	8
Disposition of assets and other gains	–	(2)	(294)	(2,590)
Loss on sale—discontinued operations	–	–	–	5,591
Loss on repurchase of Notes due 2009 and 2011	–	–	–	13,947
Change in assets and liabilities, net of effects from acquisitions:
Receivables	9,797	14,152	(24,219)	(5,388)
Other assets	31,053	(23,758)	20,438	(9,525)
Accounts payable	(46,035)	6,785	5,250	(5,368)
Accrued expenses and other liabilities	(61,245)	(52,320)	60,098	3,565
Other, net	70	608	4,261	3,910

Net cash provided by (used in) operating activities	25,694	(45,364)	145,364	163,939

Cash flows from investing activities:
Capital expenditures	(117,668)	(18,622)	(66,155)	(95,011)
Proceeds from sale/leasebacks	35,010	50,910	–	63,911
Net change in reimbursable construction advances	(1,252)	–	–	–
Increase in restricted cash	–	(627,338)	(627,338)	–
Release of restricted cash	–	627,338	–	–
Acquisition of Loews, net of cash acquired	142,512	–	–	–
Acquisition of AMCE, net of cash acquired	–	(1,268,564)	–	–
Acquisition of MegaStar Cinemas, L.L.C., net of cash acquired	–	–	–	(13,374)
Acquisition of GC Companies, Inc., net of cash acquired and proceeds from sale of venture capital investments	–	–	–	(2,075)
Purchase of leased furniture, fixtures and equipment	–	(25,292)	–	(15,812)
Proceeds (payments) on disposal—discontinued operations	53,456	–	–	(5,252)
Proceeds from disposition of long-term assets	3,032	173	277	9,289
Other, net	(7,552)	1,094	821	(11,054)

Net cash provided by (used in) investing activities	107,538	(1,260,301)	(692,395)	(69,378)

Cash flows from financing activities:
Proceeds from issuance of 11% Senior Subordinated Notes due 2016	325,000	–	–	–
Proceeds from issuance of Senior Secured Credit Facility	650,000	–	–	–
Proceeds from issuance of 8% Senior Subordinated Notes due 2014	–	–	–	294,000
Repayment of LCE credit facility	(620,425)	–	–	–
Repurchase of LCE 9% Senior Subordinated Notes due 2014	(318,938)	–	–	–
Repurchase of Notes due 2009 and 2011	–	(1,663)	–	(292,117)
Borrowing under Cinemex credit facility	6,000	–	–	–
Proceeds from issuance of Common Stock	–	769,350	–	–
Proceeds from issuance of 8 5/8% senior unsecured fixed rate notes due 2012	–	250,000	250,000	–
Proceeds from issuance of senior unsecured floating rate notes due 2010	–	205,000	205,000	–
Proceeds from issuance of 12% senior discount notes due 2014	–	169,918	169,918	–
Proceeds from financing lease obligations	6,661	–	–	–
Principal payments under capital and financing lease obligations	(3,163)	(856)	(2,020)	(2,574)
Principal payments under mortgage obligations	(10)	–	–	–
Deferred financing costs	(24,895)	(19,733)	–	(3,725)
Change in construction payables	1,204	4,747	(2,234)	(4,307)
Cash portion of preferred dividends	–	–	(9,349)	–
Proceeds from exercise of stock options	–	–	52	3,894
Treasury stock purchases and other	–	–	(333)	(445)

Net cash provided by (used in) financing activities	21,434	1,376,763	611,034	(5,274)
Effect of exchange rate changes on cash and equivalents	4,755	1,847	(615)	(451)

Net increase in cash and equivalents	159,421	72,945	63,388	88,836
Cash and equivalents at beginning of year	72,945	–	333,248	244,412

Cash and equivalents at end of year	$232,366	$72,945	$396,636	$333,248

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (refunded) during the period for:
Interest (including amounts capitalized of $2,239, $203, $658 and $2,658 during successor periods 2006 and 2005 and predecessor periods 2005 and fiscal 2004, respectively)	$115,753	$47,788	$42,629	$78,479
Income taxes, net	(4,488)	838	2,364	3,880
Schedule of non-cash investing and financing activities:
Assets capitalized under EITF 97-10	$–	$4,941	$–	$–
Preferred dividends	–	–	93,475	40,277

Refer to Note 2—Acquisitions for discussion of non-cash activities related to acquisitions.

See Notes to Consolidated Financial Statements.

(This page has been left blank intentionally.)

Marquee Holdings Inc.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Preferred Stock				Class A-1 Voting Common Stock		Class A-2 Voting Common Stock		Class N Nonvoting Common Stock
Common Stock
(In thousands, except share and per share data)

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Successor from Inception on July 16, 2004 through March 30, 2006
Balance, July 16, 2004	–	$–	–	$–	–	$–	–	$–	–	$–
Comprehensive loss:
Net loss	–	–	–	–	–	–	–	–	–	–
Foreign currency translation adjustment	–	–	–	–	–	–	–	–	–	–
Unrealized loss on marketable securities	–	–	–	–	–	–	–	–	–	–
Comprehensive loss
Stock-based compensation–options	–	–	–	–	–	–	–	–	–	–
Issuance of Common Stock	–	–	769,350	8	–	–	–	–	–	–

Balance, March 31, 2005	–	–	769,350	8	–	–	–	–	–	–
Comprehensive loss:
Net loss (restated)	–	–	–	–	–	–	–	–	–	–
Foreign currency translation adjustment	–	–	–	–	–	–	–	–	–	–
Additional minimum pension liability	–	–	–	–	–	–	–	–	–	–
Unrealized gain on Cinemex swap agreements	–	–	–	–	–	–	–	–	–	–
Unrealized loss on marketable securities	–	–	–	–	–	–	–	–	–	–
Comprehensive loss (restated)
Stock-based compensation-options	–	–	–	–	–	–	–	–	–	–
Issuance of Common Stock for Merger	–	–	(769,350)	(8)	382,475.00000	4	382,475.00000	4	5,128.77496

Balance, March 30, 2006 (restated)	–	$–	–	$–	382,475.00000	$4	382,475.00000	$4	5,128.77496	$–

Predecessor from April 3, 2003 through December 23, 2004
Balance, April 3, 2003	280,107	$187	33,286,173	$22,191	–	$–	–	$–	–	$–
Comprehensive loss:
Net loss	–	–	–	–	–	–	–	–	–	–
Foreign currency translation adjustment	–	–	–	–	–	–	–	–	–	–
Additional minimum pension liability	–	–	–	–	–	–	–	–	–	–
Unrealized gain on marketable securities	–	–	–	–	–	–	–	–	–	–
Comprehensive loss
Preferred Stock for dividends	19,370	13	–	–	–	–	–	–	–	–
Preferred Stock dividends	–	–	–	–	–	–	–	–	–	–
Preferred Stock accretion	–	–	–	–	–	–	–	–	–	–
Stock awards, options exercised and other (net of tax benefit of $664)	–	–	603,580	402	–	–	–	–	–	–
Deferred compensation – restricted stock awards	–	–	–	–	–	–	–	–	–	–
Unissued restricted stock awards	–	–	–	–	–	–	–	–	–	–
Treasury stock purchase	–	–	–	–	–	–	–	–	–	–

Balance, April 1, 2004	299,477	200	33,889,753	22,593	–	–	–	–	–	–
Comprehensive loss:
Net loss	–	–	–	–	–	–	–	–	–	–
Foreign currency translation adjustment	–	–	–	–	–	–	–	–	–	–
Unrealized gain on marketable securities	–	–	–	–	–	–	–	–	–	–
Comprehensive loss
Preferred Stock for dividends	39,479	26	–	–	–	–	–	–	–	–
Preferred Stock dividends	–	–	–	–	–	–	–	–	–	–
Preferred Stock accretion	–	–	–	–	–	–	–	–	–	–
Stock awards, options exercised and other (net of tax benefit of $20)	–	–	82,565	51	–	–	–	–	–	–
Deferred stock units and awards	–	–	–	–	–	–	–	–	–	–
Stock issued in connection with acquisition of GC	–	–	148,148	99	–	–	–	–	–	–
Treasury stock purchase	–	–	–	–	–	–	–	–	–	–
Elimination of Predecessor Company stockholders' equity	(338,956)	(226)	(34,120,466)	(22,743)	–	–	–	–	–	–

Balance, December 23, 2004	–	$–	–	$–	–	$–	–	$–	–	$–

See Notes to Consolidated Financial Statements.

	Class L-1 Voting Common Stock
			Class L-2 Voting Common Stock
					Convertible Class B Stock					Common Stock In Treasury
							Additional Paid-in Capital (restated)	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit) (restated)			Total Stockholders' Equity (restated)
	Shares	Amount	Shares	Amount	Shares	Amount				Shares	Amount
Successor from Inception on July 16, 2004 through March 30, 2006
Balance, July 16, 2004	–	–	–	$–	–	$–	$–	$–	$–	–	$–	$–
Comprehensive loss:
Net loss	–	–	–	–	–	–	–	–	(44,390)	–	–	(44,390)
Foreign currency translation adjustment	–	–	–	–	–	–	–	430	–	–	–	430
Unrealized loss on marketable securities	–	–	–	–	–	–	–	(45)	–	–	–	(45)
Comprehensive loss												(44,005)
Stock-based compensation–options	–	–	–	–	–	–	443	–	–	–	–	443
Issuance of Common Stock	–	–	–	–	–	–	765,592	–	–	–	–	765,600

Balance, March 31, 2005	–	–	–	–	–	–	766,035	385	(44,390)	–	–	722,038
Comprehensive loss:
Net loss (restated)	–	–	–	–	–	–	–	–	(216,223)	–	–	(216,223)
Foreign currency translation adjustment	–	–	–	–	–	–	–	(11,685)	–	–	–	(11,685)
Additional minimum pension liability	–	–	–	–	–	–	–	(172)	–	–	–	(172)
Unrealized gain on Cinemex swap agreements	–	–	–	–	–	–	–	594	–	–	–	594
Unrealized loss on marketable securities	–	–	–	–	–	–	–	220	–	–	–	220
Comprehensive loss (restated)												(227,266)
Stock-based compensation-options	–	–	–	–	–	–	7,199	–	–	–	–	7,199
Issuance of Common Stock for Merger	256,085.61252	3	256,085.61252	3	–	–	540,665	–	–	–	–	540,671

Balance, March 30, 2006 (restated)	256,085.61252	$3	256,085.61252	$3	–	$–	$1,313,899	$(10,658)	$(260,613)	–	$–	$1,042,642

Predecessor from April 3, 2003 through December 23, 2004
Balance, April 3, 2003	–	$–	–	$–	3,051,597	$2,035	$464,663	$(8,773)	$(200,002)	35,387	$(582)	$279,719
Comprehensive loss:
Net loss	–	–	–	–	–	–	–	–	(10,714)	–	–	(10,714)
Foreign currency translation adjustment	–	–	–	–	–	–	–	6,877	–	–	–	6,877
Additional minimum pension liability	–	–	–	–	–	–	–	(622)	–	–	–	(622)
Unrealized gain on marketable securities	–	–	–	–	–	–	–	525	–	–	–	525
Comprehensive loss												(3,934)
Preferred Stock for dividends	–	–	–	–	–	–	38,237	–	–	–	–	38,250
Preferred Stock dividends	–	–	–	–	–	–	(40,277)	–	–	–	–	(40,277)
Preferred Stock accretion	–	–	–	–	–	–	2,006	–	–	–	–	2,006
Stock awards, options exercised and other (net of tax benefit of $664)	–	–	–	–	–	–	4,114	–	–	–	–	4,516
Deferred compensation – restricted stock awards	–	–	–	–	–	–	(68)	–	–	–	–	(68)
Unissued restricted stock awards	–	–	–	–	–	–	823	–	–	–	–	823
Treasury stock purchase	–	–	–	–	–	–	–	–	–	42,610	(431)	(431)

Balance, April 1, 2004	–	–	–		3,051,597	2,035	469,498	(1,993)	(210,716)	77,997	(1,013)	280,604
Comprehensive loss:
Net loss	–	–	–	–	–	–	–	–	(35,878)	–	–	(35,878)
Foreign currency translation adjustment	–	–	–	–	–	–	–	3,241	–	–	–	3,241
Unrealized gain on marketable securities	–	–	–	–	–	–	–	147	–	–	–	147
Comprehensive loss												(32,490)
Preferred Stock for dividends	–	–	–	–	–	–	93,449	–	–	–	–	93,475
Preferred Stock dividends	–	–	–	–	–	–	(104,300)	–	–	–	–	(104,300)
Preferred Stock accretion	–	–	–	–	–	–	1,476	–	–	–	–	1,476
Stock awards, options exercised and other (net of tax benefit of $20)	–	–	–	–	–	–	12	–	–	–	–	63
Deferred stock units and awards	–	–	–	–	–	–	7,949	–	–	–	–	7,949
Stock issued in connection with acquisition of GC	–	–	–	–	–	–	1,922	–	–	–	–	2,021
Treasury stock purchase	–	–	–	–	–	–	–	–	–	22,372	(333)	(333)
Elimination of Predecessor Company stockholders' equity	–	–	–	–	(3,051,597)	(2,035)	(470,006)	(1,395)	246,594	(100,369)	1,346	(248,465)

Balance, December 23, 2004	–	$–	–	$–	–	$–	$–	$–	$–	–	$–	$–

See Notes to Consolidated Financial Statements.

Marquee Holdings Inc.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended March 30, 2006, March 31, 2005 and April 1, 2004

NOTE 1—THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

        Marquee Holdings Inc. ("Holdings") is an investment vehicle owned by J.P. Morgan Partners, LLC Apollo Management, L.P. and certain related investment funds and affiliates of Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors. Holdings was formed for the purpose of acquiring AMC Entertainment Inc. ("AMCE") pursuant to a definitive merger agreement approved by AMCE's Board of Directors on July 22, 2004. Holdings is a holding company with no operations of its own and it has one direct subsidiary, AMCE.

        AMCE, through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiaries' Grupo Cinemex, S.A. de C.V. ("Cinemex") and AMC Entertainment International, Inc. ("AMCEI") and its subsidiaries (collectively with Holdings and AMCE, unless the context otherwise requires, the "Company"), is principally involved in the theatrical exhibition business and owns, operates or has interests in theatres located in the United States and Canada ("U.S. and Canada" formerly, North American theatrical exhibition) and in Mexico, Argentina, Brazil, Chile, Uruguay, China (Hong Kong), France, Spain and the United Kingdom. The Company discontinued its operations in Japan during the first quarter of fiscal 2006. The Company's U.S. and Canada theatrical exhibition business is conducted through AMC and AMCEI. The Company's International theatrical exhibition business is conducted primarily through Cinemex and AMCEI. See Note 2 for a discussion of the Merger with Loews on January 26, 2006.

        The Company completed a merger on December 23, 2004 in which Holdings' subsidiary, Marquee Inc. ("Marquee") acquired the Company. See Note 2—Acquisitions for additional information regarding this merger. Holdings is a company formed on July 16, 2004. On December 23, 2004, pursuant to a merger agreement, Marquee merged with AMCE (the "Predecessor"). Upon the consummation of the merger between Marquee and AMCE on December 23, 2004, Marquee merged with and into AMCE, with AMCE and Holdings as the surviving reporting entities (collectively the "Successor"). The merger with Marquee was treated as a purchase with Marquee being the "accounting acquirer" in accordance with Statement of Financial Accounting Standards No. 141 Business Combinations. As a result, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree and Predecessor, AMCE, as of December 23, 2004, the merger date. The consolidated balance sheets presented herein are those of the Successor and the consolidated statements of operations and cash flows presented herein are those of the Successor for the fifty-two weeks ended March 30, 2006 and the period from inception July 16, 2004 through March 31, 2005 and those of its Predecessor, AMCE for the period April 2, 2004 through December 23, 2004 and the fifty-two weeks ended April 1, 2004.

        In association with the merger transaction discussed above, two merger entities were formed on July 16, 2004, Marquee and Holdings. To finance the merger and related transactions, on August 18, 2004, (i) Marquee issued $250,000,000 aggregate principal amount of 8 5/8% senior unsecured fixed rate Notes due 2012 ("Fixed Notes due 2012") and $205,000,000 aggregate principal amount of senior unsecured floating rate Notes due 2010 ("Floating Notes due 2010") and (ii) Holdings issued $304,000,000 aggregate principal amount at maturity of its 12% senior discount Notes due 2014 ("Discount Notes due 2014") for gross proceeds of $169,917,760. The only operations of Marquee and Holdings prior to the merger with Marquee were related to these financings. Because AMCE was the primary beneficiary of the two merger entities, which were considered variable interest entities as defined in FIN 46 (R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, AMCE was required to consolidate the merger entities' operations and financial position into AMCE's financial statements as of and through the period ended December 23, 2004. Upon consummation of the merger, Marquee was merged with and into AMCE and the letters of credit which gave rise to consolidation of the entities under FIN 46 were cancelled. As such, Marquee's operations and financial position are included within AMCE's Consolidated Financial Statements and Holding's results of operations are included within the Predecessor Company's Consolidated Financial Statements from its inception on July 16, 2004 through December 23, 2004. Subsequent to December 23, 2004 AMCE deconsolidated Holding's assets and liabilities.

        The results of operations of Holdings included within the Predecessor Company's Consolidated Statements of Operations for the period from April 2, 2004 through December 23, 2004 include interest expense of $7,135,000 and interest income of $831,000.

        Holdings has no ability to service interest or principal on the Discount Notes due 2014 other than through any dividends it may receive from the AMCE. AMCE is restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing the Fixed Notes due 2012, the Floating Notes due 2010 and the Existing Subordinated Notes and the amended credit facility. AMCE has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral.

Restatement

        In connection with an ongoing review of its quarterly mark-to-market accounting for its liability classified shares and stock option awards, the Company determined that its financial statements for the year ended March 30, 2006 needed to be restated to correct the following items:

1.
Management-purchased shares

        On December 23, 2004, certain members of management purchased common shares in the Company. Due to the existence of certain put options, at the time the shares were purchased, the Company determined that the management-purchased shares for two members of management should be recorded as liabilities with changes in the estimated fair value of those shares recorded through a charge or credit to the statement of operations.

        Additionally, under a Management Shareholders' Agreement, the Company has a call option allowing it to reacquire shares held by management (including the management-purchased shares referred to above) for a period of six months following a change in control or the employee's termination for any reason (including voluntary termination). For all terminations except voluntary termination, the call price for the shares is fair value. For voluntary terminations, the call price for the shares is the lower of fair value on the call notice date or the price paid.

        FAS 123R provides that if the Company has a call option on shares held by employees and it is probable that the employer would prevent the employee from bearing those risks and rewards associated with equity share ownership for a reasonable period of time (six months or more) from the date the share is issued, then liability classification is required.

        During February 2007, the Company determined that the management-purchased shares should have been recorded as a component of permanent equity (rather than as liabilities) because (i) the put options referred to above are conditional and do not contain any embedded redemption rights and (ii) the Company has not exercised its call option on any of the management-purchased shares and does not intend to do so. Accordingly, the Company has restated the financial statements for the year-ended March 30, 2006 to reverse the previously recorded mark to market effects (income) related to the common shares purchased by the two members of management that had been incorrectly classified as liabilities since December 23, 2004 and to reflect these shares within stockholders' equity. There was no impact on net cash provided by operating activities as a result of the above mentioned items.

2.
Stock Option Awards

        On December 23, 2004, certain members of management were granted options to purchase Company common stock. Due to the existence of certain put options, at the time the stock options were granted, the Company determined that the stock options for two members of management should be recorded as liabilities with changes in the estimated fair value of those options recorded through a charge or credit to the statement of operations. The Company also has a call option relating to the options (and the underlying shares) similar to the call option referred to above.

        During February 2007, the Company determined that the options held by one member of management that were previously recorded as a liability should have been recorded as a component of permanent equity because the Company does not intend to exercise its call option on the vested options (or shares obtained upon exercise of the options) and since the put option on the vested options (or shares obtained upon exercise of options) is not within the employee's control. Accordingly, the Company has restated its financial statements for the year ended March 30, 2006 to reverse the previously recorded mark to market effects relating to the stock options awarded to this member of management that had been incorrectly classified as liabilities and to reflect these options as additional paid-in capital (rather than as liabilities). There was no impact on net cash provided by operating activities as a result of the above mentioned items.

        The Company has restated its financial statements for the year ended March 30, 2006 to record the net effect of the adjustments discussed above. The impact of the adjustments for the fiscal year ended March 31, 2005 is not material (and was recorded as part of the 2006 restatement adjustments). The net effects of the adjustments recorded to restate the 2006 financial statements are summarized as follows (dollars in thousands):

	Stock based Compensation Expense(1)	Other Expense (Income)	Total
Decrease in Other Long-Term Liabilities(2)	$283	$1,856	$2,139
Increase in Additional Paid-in Capital(3)	$2,397	$3,750	$6,147
Increase in Net Loss	$2,114	$1,894	$4,008

(1)
Included within Other G&A

(2)
Refer to discussion of the adjustment for the management-purchased shares and stock option awards above

(3)
Refer to discussion of the adjustment for stock option awards above

        The following table sets forth the previously reported amounts and the restated amounts reflected in the accompanying Consolidated Financial Statements (dollars in thousands):

	52 Weeks Ended March 30, 2006
	As previously reported	As restated
Statement of Operations data:
General and administrative: Other	$38,137	$40,251
Total costs and expenses	1,666,206	1,668,320
Other expense (income)	(11,712)	(9,818)
Total other expense	135,796	137,690
Loss from continuing operations before income taxes	(115,124)	(119,132)
Income tax provision	71,800	71,800
Net loss	(212,215)	(216,223)
Basic and diluted loss per share:
Loss from continuing operations	$(217.83)	$(222.50)
Net loss per share	(247.30)	(251.97)
Balance Sheet data (at period end):
Other Long-Term Liabilities	$419,474	$417,335
Total Liabilities	3,366,848	3,364,709
Additional Paid-in Capital	1,307,752	1,313,899
Accumulated Deficit	(256,605)	(260,613)
Total Stockholders' Equity	1,040,503	1,042,642

        All previously reported amounts affected by the restatement that appear elsewhere in these footnotes to the Consolidated Financial Statements have also been restated.

        The following unaudited tables set forth the impact of the restatements on each previously reported quarterly and year to date period for fiscal 2006:

	Thirteen Weeks Ended June 30, 2005
	As Reported	Restatement(1)	Discontinued Operations(2)	As Restated and Adjusted
	Unaudited
Revenues
Admissions	$276,406	$—	$(6,452)	$269,954
Concessions	111,333	—	(2,195)	109,138
Other revenue	25,043	—	(333)	24,710

Total revenues	412,782	—	(8,980)	403,802

Costs and Expenses
Film exhibition costs	151,717	—	(3,090)	148,627
Concession costs	11,729	—	(208)	11,521
Operating expense	106,521	—	(2,867)	103,654
Rent	78,686	—	(2,881)	75,805
General and administrative:
Merger and acquisition costs	1,685	—	—	1,685
Management fee	500	—	—	500
Other	10,194	—	(90)	10,104
Preopening expense	8	—	—	8
Theatre and other closure expense	634	—	—	634
Restructuring charge	3,069	—	—	3,069
Depreciation and amortization	37,511	—	(1,564)	35,947
Disposition of assets and other gains	(667)	—	—	(667)

Total costs and expenses	401,587	—	(10,700)	390,887

Other expense (income)
Other income	(1,116)	—	—	(1,116)
Interest expense
Corporate borrowings	30,297	—	—	30,297
Capital and financing lease obligations	1,685	—	(486)	1,199
Investment income	496	—	—	496

Total other expense	31,362	—	(486)	30,876

Earnings (loss) from continuing operations before income taxes	(20,167)	—	2,206	(17,961)
Income tax provision (benefit)	(8,300)	—	(100)	(8,400)

Earnings (loss) from continuing operations	(11,867)	—	2,306	(9,561)
Earnings (loss) from discontinued operations, net of income taxes	(19,324)	—	(2,306)	(21,630)

Net earnings (loss)	$(31,191)	$—	$—	$(31,191)

Basic and diluted loss per share of common stock:
Loss from continuing operations	$(15.42)			$(12.43)
Loss from discontinued operations	(25.12)			(28.11)

Net loss per share	(40.54)			(40.54)

Average shares outstanding:
Basic and diluted	769.35			769.35

	As of June 30, 2005
	As Reported	Restatement(1)	As Restated
	Unaudited
Assets
Current assets:
Cash	$128,219	$—	$128,219
Receivables	51,888	—	51,888
Other current assets	64,549	—	64,549
Current assets held for sale	1,544	—	1,544

Total current assets	246,200	—	246,200
Property	823,020	—	823,020
Intangible assets	185,596	—	185,596
Goodwill	1,309,624	—	1,309,624
Deferred income taxes	51,550	—	51,550
Other long-term assets	114,429	—	114,429
Non-current assets held for sale	35,378	—	35,378

Total assets	$2,765,797	$—	$2,765,797

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$133,114	$—	$133,114
Accrued expenses and other liabilities	131,378	—	131,378
Deferred revenues and income	67,885	—	67,885
Current maturities	4,258	—	4,258
Current liabilities held for sale	1,854	—	1,854

Total current liabilities	338,489	—	338,489
Corporate borrowings	1,349,386	—	1,349,386
Capital and financing lease obligations	58,683	—	58,683
Other long-term liabilities	306,145	—	306,145
Non-current liabilities held for sale	24,281	—	24,281

Total liabilities	2,076,984	—	2,076,984

Stockholders' equity:
Common stock	8	—	8
Additional paid-in capital	766,445	—	766,445
Accumulated other comprehensive income	(2,059)	—	(2,059)
Accumulated deficit	(75,581)	—	(75,581)

Total stockholders' equity	688,813	—	688,813

Total liabilities and equity	$2,765,797	$—	$2,765,797

	Thirteen Weeks Ended September 29, 2005				Twenty-Six Weeks Ended September 29, 2005
	As Reported	Restatement(1)	Discontinued Operations(2)	As Restated and Adjusted	As Reported	Restatement(1)	Discontinued Operations(2)	As Restated and Adjusted
	Unaudited
Revenues
Admissions	$270,414	$—	$(8,191)	$262,223	$546,820	$—	$(14,643)	$532,177
Concessions	105,679	—	(2,918)	102,761	217,012	—	(5,113)	211,899
Other revenue	22,844	—	(409)	22,435	47,887	—	(742)	47,145

Total revenues	398,937	—	(11,518)	387,419	811,719	—	(20,498)	791,221

Costs and Expenses
Film exhibition costs	143,545	—	(4,054)	139,491	295,262	—	(7,144)	288,118
Concession costs	12,039	—	(656)	11,383	23,768	—	(864)	22,904
Operating expense	107,822	—	(2,665)	105,157	214,343	—	(5,532)	208,811
Rent	78,006	—	(2,827)	75,179	156,692	—	(5,708)	150,984
General and administrative:
Merger and acquisition costs	960	—	—	960	2,645	—	—	2,645
Management fee	500	—	—	500	1,000	—	—	1,000
Other	8,005	997	(27)	8,975	18,199	997	(117)	19,079
Preopening expense	728	—	—	728	736	—	—	736
Theatre and other closure expense	346	—	—	346	980	—	—	980
Restructuring charge	839	—	—	839	3,908	—	—	3,908
Depreciation and amortization	37,956	—	(1,356)	36,600	75,467	—	(2,920)	72,547
Disposition of assets and other gains	(103)	—	—	(103)	(770)	—	—	(770)

Total costs and expenses	390,643	997	(11,585)	380,055	792,230	997	(22,285)	770,942

Other expense (income)
Other income	(6,103)	1,172	—	(4,931)	(7,219)	1,172	—	(6,047)
Interest expense
Corporate borrowings	30,035	—	—	30,035	60,332	—	—	60,332
Capital and financing lease obligations	1,695	—	(471)	1,224	3,380	—	(957)	2,423
Investment income	(976)	—	1	(975)	(480)	—	1	(479)

Total other expense	24,651	1,172	(470)	25,353	56,013	1,172	(956)	56,229

Earnings (loss) from continuing operations before income taxes	(16,357)	(2,169)	537	(17,989)	(36,524)	(2,169)	2,743	(35,950)
Income tax provision (benefit)	(5,900)	(900)	(100)	(6,900)	(14,200)	(900)	(200)	(15,300)

Earnings (loss) from continuing operations	(10,457)	(1,269)	637	(11,089)	(22,324)	(1,269)	2,943	(20,650)
Earnings (loss) from discontinued operations, net of income taxes	(2,770)	—	(637)	(3,407)	(22,094)	—	(2,943)	(25,037)

Net earnings (loss)	$(13,227)	$(1,269)	$—	$(14,496)	$(44,418)	$(1,269)	$—	$(45,687)

Basic and diluted loss per share from continuing operations:
Loss from continuing operations	$(13.59)			$(14.41)	$(29.01)			$(26.84)
Loss from discontinued operations	(3.60)			(4.43)	(28.72)			(32.54)

Net loss per share	$(17.19)			$(18.84)	$(57.73)			$(59.38)

Average shares outstanding:
Basic and diluted	769.35			769.35	769.35			769.35

	As of September 29, 2005
	As Reported	Restatement(1)	As Restated
	Unaudited
Assets
Current assets:
Cash	$73,923	$—	$73,923
Receivables	51,224	—	51,224
Other current assets	39,541	—	39,541

Total current assets	164,688	—	164,688
Property	814,146	—	814,146
Intangible assets	181,129	—	181,129
Goodwill	1,313,865	—	1,313,865
Deferred income taxes	55,925	900	56,825
Other long-term assets	117,099	—	117,099

Total assets	$2,646,852	$900	$2,647,752

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$86,217	$—	$86,217
Accrued expenses and other liabilities	108,824	—	108,824
Deferred revenues and income	62,859	—	62,859
Current maturities	2,574	—	2,574

Total current liabilities	260,474	—	260,474
Corporate borrowings	1,354,342	—	1,354,342
Capital and financing lease obligations	34,711	—	34,711
Other long-term liabilities	321,213	(3,034)	318,179

Total liabilities	1,970,740	(3,034)	1,967,706

Stockholders' equity:
Common stock	8	—	8
Additional paid-in capital	766,857	5,203	772,060
Accumulated other comprehensive income	(1,945)	—	(1,945)
Accumulated deficit	(88,808)	(1,269)	(90,077)

Total stockholders' equity	676,112	3,934	680,046

Total liabilities and equity	$2,646,852	$900	$2,647,752

	Thirteen Weeks Ended December 29, 2005			Thirty-Nine Weeks Ended December 29, 2005
	As Reported	Restatement(1)	As Restated and Adjusted	As Reported	Restatement(1)	As Restated and Adjusted
	Unaudited
Revenues
Admissions	$267,683	$—	$267,683	$799,860	$—	$799,860
Concessions	105,553	—	105,553	317,452	—	317,452
Other revenue	25,272	—	25,272	72,417	—	72,417

Total revenues	398,508	—	398,508	1,189,729	—	1,189,729

Costs and Expenses
Film exhibition costs	140,334	—	140,334	428,452	—	428,452
Concession costs	11,442	—	11,442	34,346	—	34,346
Operating expense	103,382	—	103,382	312,193	—	312,193
Rent	78,053	—	78,053	229,037	—	229,037
General and administrative:
Merger and acquisition costs	281	—	281	2,926	—	2,926
Management fee	500	—	500	1,500	—	1,500
Other	10,116	316	10,432	28,198	1,313	29,511
Preopening expense	3,515	—	3,515	4,251	—	4,251
Theatre and other closure expense	410	—	410	1,390	—	1,390
Restructuring charge	27	—	27	3,935	—	3,935
Depreciation and amortization	35,931	—	35,931	108,478	—	108,478
Disposition of assets and other gains	(297)	—	(297)	(1,067)	—	(1,067)

Total costs and expenses	383,694	316	384,010	1,153,639	1,313	1,154,952

Other expense (income)
Other income	(5,875)	(44)	(5,919)	(13,094)	1,128	(11,966)
Interest expense
Corporate borrowings	30,503	—	30,503	90,835	—	90,835
Capital and financing lease obligations	541	—	541	2,964	—	2,964
Investment income	2,541	—	2,541	2,062	—	2,062

Total other expense	27,710	(44)	27,666	82,767	1,128	83,895

Earnings (loss) from continuing operations before income taxes	(12,896)	(272)	(13,168)	(46,677)	(2,441)	(49,118)
Income tax provision (benefit)	(4,800)	(100)	(4,900)	(19,200)	(1,000)	(20,200)

Earnings (loss) from continuing operations	(8,096)	(172)	(8,268)	(27,477)	(1,441)	(28,918)
Earnings (loss) from discontinued operations, net of income taxes	178	—	178	(24,859)	—	(24,859)

Net earnings (loss)	$(7,918)	$(172)	$(8,090)	$(52,336)	$(1,441)	$(53,777)

Basic and diluted loss per share of common stock:
Loss from continuing operations	$(10.52)		$(10.75)	$(35.72)		$(37.59)
Earnings (loss) from discontinued operations	0.23		0.23	(32.31)		(32.31)

Net loss per share	$(10.29)		$(10.52)	$(68.03)		$(69.90)

Average shares outstanding:
Basic and diluted	769.35		769.35	769.35		769.35

	As of December 29, 2005
	As Reported	Restatement(1)	As Restated
	Unaudited
Assets
Current assets:
Cash	$136,707	$—	$136,707
Receivables	64,035	—	64,035
Other current assets	40,865	—	40,865
Current assets held for sale	950	—	950

Total current assets	242,557	—	242,557
Property	783,121	—	783,121
Intangible assets	175,970	—	175,970
Goodwill	1,303,976	—	1,303,976
Deferred income taxes	62,963	1,000	63,963
Other long-term assets	112,713	—	112,713
Non-current assets held for sale	33,721	—	33,721

Total assets	$2,715,021	$1,000	$2,716,021

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$119,958	$—	$119,958
Accrued expenses and other liabilities	129,914	—	129,914
Deferred revenues and income	87,921	—	87,921
Current maturities	2,560	—	2,560
Current liabilities held for sale	4,001	—	4,001

Total current liabilities	344,354	—	344,354
Corporate borrowings	1,359,463	—	1,359,463
Capital and financing lease obligations	33,792	—	33,792
Other long-term liabilities	296,527	(3,234)	293,293
Non-current liabilities held for sale	12,004	—	12,004

Total liabilities	2,046,140	(3,234)	2,042,906

Stockholders' equity:
Common stock	8	—	8
Additional paid-in capital	767,268	5,675	772,943
Accumulated other comprehensive income	(1,669)	—	(1,669)
Accumulated deficit	(96,726)	(1,441)	(98,167)

Total stockholders' equity	668,881	4,234	673,115

Total liabilities and equity	$2,715,021	$1,000	$2,716,021

	Thirteen Weeks Ended March 30, 2006			Fifty-Two Weeks Ended March 30, 2006
	As Reported	Restatement(1)	As Restated and Adjusted	As Reported	Restatement(1)	As Restated and Adjusted
	Unaudited
Revenues
Admissions	$338,174	$—	$338,174	$1,138,034	$—	$1,138,034
Concessions	138,576	—	138,576	456,028	—	456,028
Other revenue	20,399	—	20,399	92,816	—	92,816

Total revenues	497,149	—	497,149	1,686,878	—	1,686,878

Costs and Expenses
Film exhibition costs	166,901	—	166,901	595,353	—	595,353
Concession costs	16,235	—	16,235	50,581	—	50,581
Operating expense	139,329	—	139,329	451,522	—	451,522
Rent	100,841	—	100,841	329,878	—	329,878
General and administrative:
Merger and acquisition costs	9,597	—	9,597	12,523	—	12,523
Management fee	500	—	500	2,000	—	2,000
Other	9,939	801	10,740	38,137	2,114	40,251
Preopening expense	2,356	—	2,356	6,607	—	6,607
Theatre and other closure expense	(789)	—	(789)	601	—	601
Restructuring charge	45	—	45	3,980	—	3,980
Depreciation and amortization	55,569	—	55,569	164,047	—	164,047
Impairment of long-lived assets	11,974	—	11,974	11,974	—	11,974
Disposition of assets and other gains	70	—	70	(997)	—	(997)

Total costs and expenses	512,567	801	513,368	1,666,206	2,114	1,668,320

Other expense (income)
Other income	1,382	766	2,148	(11,712)	1,894	(9,818)
Interest expense
Corporate borrowings	48,207	—	48,207	139,042	—	139,042
Capital and financing lease obligations	1,104	—	1,104	4,068	—	4,068
Investment income	2,336	—	2,336	4,398	—	4,398

Total other expense	53,029	766	53,795	135,796	1,894	137,690

Earnings (loss) from continuing operations before income taxes	(68,447)	(1,567)	(70,014)	(115,124)	(4,008)	(119,132)
Income tax provision (benefit)	91,000	1,000	92,000	71,800	—	71,800

Earnings (loss) from continuing operations	(159,447)	(2,567)	(162,014)	(186,924)	(4,008)	(190,932)
Earnings (loss) from discontinued operations, net of income taxes	(432)	—	(432)	(25,291)	—	(25,291)

Net earnings (loss)	$(159,879)	$(2,567)	$(162,446)	$(212,215)	$(4,008)	$(216,223)

Basic and diluted loss per share of common stock:
Loss from continuing operations	$(141.10)		$(143.37)	$(217.83)		$(222.50)
Earnings (loss) from discontinued operations	(0.38)		(0.38)	(29.47)		(29.47)

Net loss per share	$(141.48)		$(143.75)	$(247.30)		$(251.97)

Average shares outstanding:
Basic and diluted	1,130.07		1,130.07	858.12		858.12

	As of March 30, 2006
	As Reported	Restatement(1)	As Restated
Assets
Current assets:
Cash	$232,366	$—	$232,366
Receivables	54,725	—	54,725
Other current assets	34,647	—	34,647
Current assets held for sale	4,726	—	4,726

Total current assets	326,464	—	326,464
Property	1,501,048	—	1,501,048
Intangible assets	273,308	—	273,308
Goodwill	2,018,318	—	2,018,318
Deferred income taxes	3,564	—	3,564
Other long-term assets	172,312	—	172,312
Non-current assets held for sale	112,337	—	112,337

Total assets	$4,407,351	$—	$4,407,351

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$150,383	$—	$150,383
Accrued expenses and other liabilities	157,227	—	157,227
Deferred revenues and income	95,812	—	95,812
Current maturities	30,804	—	30,804
Current liabilities held for sale	8,233	—	8,233

Total current liabilities	442,459	—	442,459
Corporate borrowings	2,428,996	—	2,428,996
Capital and financing lease obligations	64,016	—	64,016
Other long-term liabilities	419,474	(2,139)	417,335
Non-current liabilities held for sale	11,903	—	11,903

Total liabilities	3,366,848	(2,139)	3,364,709

Stockholders' equity:
Common stock	14	—	14
Additional paid-in capital	1,307,752	6,147	1,313,899
Accumulated other comprehensive income	(10,658)	—	(10,658)
Accumulated deficit	(256,605)	—	(4,008)

Total stockholders' equity	1,040,503	2,139	1,042,642

Total liabilities and equity	$4,407,351	$—	$4,407,351

(1)
As discussed in this Note, the Company restated its financial statements for management-purchased shares and stock option awards.

(2)
As discussed in Note 3—Discontinued Operations, the Company classified the results of operations of its Iberia theatres as discontinued operations during the thirteen weeks ended December 28, 2006. As a result conforming classifications are made for these periods. The reclassification for discontinued operations was not an error in the prior financial statements, rather it was performed to be consistent with the treatment in the annual financial statements.

        Discontinued Operations:    The results of operations for the Company's discontinued operations have been eliminated from the Company's continuing operations and classified as discontinued operations for each period presented within the Company's Consolidated Statements of Operations. See Note 3—Discontinued Operations.

        Assets held for Sale:    In conjunction with the Merger (see Note 2), the Company entered into a Final Judgment with the Antitrust Division of the United States Department of Justice and judgments and consent decrees with various States. These judgments and decrees require the Company to hold separate and divest itself of certain theatres. As a result, the Company has classified the assets and liabilities of these theatres as held for sale. The Company expects to divest certain of these theatres in the first fiscal quarter of 2007.

        Additionally, the Company entered into an agreement to sell its consolidated operations in Spain and Portugal and as a result, the Company has classified the assets and liabilities of these theatres as held for sale. These sales were subsequently consummated on May 11, 2006.

        Use of Estimates:    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        Principles of Consolidation:    The consolidated financial statements include the accounts of Holdings and all subsidiaries and the Predecessor accounts include the results of operations of Holdings and Marquee from their inception on July 16, 2004 through December 23, 2004 due to consolidation under FIN 46 (R), as discussed above. All significant intercompany balances and transactions have been eliminated.

        Fiscal Year:    The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. Fiscal 2006, 2005 and 2004 reflect 52 week periods.

        Revenues:    Revenues are recognized when admissions and concessions sales are received at the theatres. The Company defers 100% of the revenue associated with the sales of stored value cards, discounted theatre tickets and gift certificates (no revenue or income recognition for non-presentment) until such time as the items are redeemed or the gift certificate liabilities are extinguished or management believes future redemption of stored value cards to be remote or the discounted theatre tickets expire. The Company recognizes revenues related to on-screen advertising over the period that the related advertising is delivered on-screen or in-theatre pursuant to the specific terms of its agreements with advertisers. During the Successor periods ended March 30, 2006 and March 31, 2005, the Company recognized $8,699,000 and $6,745,000 of income related to the derecognition of stored value card liabilities where management believes future redemption to be remote which was recorded in other expense (income) in the Consolidated Statements of Operations.

        Film Exhibition Costs:    Film exhibition costs are accrued based on the applicable box office receipts and estimates of the final settlement to the film licenses. As of March 30, 2006 and March 31, 2005, the Company recorded film payables of $65,488,000 and $53,387,000, respectively. The Successor recorded film exhibition costs of $595,353,000 and $152,747,000 for the Successor periods ended March 30, 2006 and March 31, 2005, respectively, and the Predecessor reported film exhibition costs of $452,727,000 and $605,898,000 for the Predecessor periods ended December 23, 2004 and April 1, 2004, respectively.

        Concession Costs:    Generally, the Company records payments from vendors as a reduction of concession costs when earned. Revenue is recorded when it is determined that the payment was for the fair value of services provided to the vendor where the benefit to the vendor is sufficiently separable from the Company's purchase of the vendor's products. If the consideration received is in excess of fair value, then the excess is recorded as a reduction of concession costs. In addition, if the payment from the vendor is for a reimbursement of expenses, then those expenses are offset.

        NCN and Other:    The Company recognizes revenues related to on-screen advertising over the period the related advertising is delivered on-screen or in-theatre pursuant to the specific terms of its agreements with advertisers. Its on-screen advertising subsidiary (NCN) operates its advertising program through agreements with other theatre circuits. These circuit agreements stipulate the amount of circuit payments a theatre will receive for running on-screen slides, on-film programs and other related in-theatre products and services. The Company's circuit agreements have terms of 1 to 5 years, with an annual cancellation provision included in select agreements. Certain circuits have agreements requiring an annual minimum exhibitor share payment. The Company recognizes the minimum exhibitor share payments as an expense on a straight-line basis over the terms of the agreements and any excess minimum exhibitor share payments are recognized when earned.

        On March 29, 2005, the Company and Regal Entertainment Group combined their respective cinema screen advertising businesses into a new joint venture company called National CineMedia, LLC ("NCM"). The company engages in the marketing and sale of cinema advertising and promotions products; business communications and training services; and the distribution of digital alternative content. The Company records its share of on-screen advertising revenues generated by NCN and NCM in other theatre revenues. The Company contributed fixed assets and exhibitor agreements of its cinema screen advertising subsidiary NCN to NCM. The Company also included goodwill (recorded in connection with the merger with Marquee) in the cost assigned to its investment in NCM. Additionally, the Company paid termination benefits related to the displacement of certain NCN associates. In consideration of the NCN contributions described above, NCM, issued a 37% interest in its Class A units to NCN. Since that date, NCN's interest in NCM has declined to 29% due to the entry of new investors.

        Loyalty Program:    The Company records the estimated incremental cost of providing free concession items for awards under its Moviewatcher loyalty program when the awards are earned. Historically, the costs of these awards have not been significant.

        Advertisting Costs:    The Company expenses advertising costs as incurred and does not have any direct- response advertising recorded as assets. Advertising costs were $22.6 million, $5.2 million, $18.9 million and $24.5 million during the 52 weeks ended March 30, 2006, the 14 weeks ended March 31, 2005, the 38 weeks ended December 23, 2004 and the 52 weeks ended April 1, 2004, respectively.

        Cash and Equivalents:    Cash and equivalents consist of cash on hand and temporary cash investments with original maturities of three months or less. The Company invests excess cash in deposits with major banks and in temporary cash investments. Such investments are made only in instruments issued or enhanced by high quality financial institutions (investment grade or better). Amounts invested in a single institution are limited to minimize risk.

        Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The amount of these checks included in accounts payable as of March 30, 2006 and March 31, 2005 was $13,829,000 and $35,320,000, respectively.

        Property:    Property is recorded at cost or fair value, in the case of property resulting from the acquisitions. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and accelerated methods, with respect to certain assets, for income tax purposes. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the useful lives of the assets. The estimated useful lives are as follows:

Buildings and improvements	5 to 40 years
Leasehold improvements	1 to 20 years
Furniture, fixtures and equipment	1 to 10 years

        Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations.

        Intangible Assets:    Intangible assets are recorded at cost or fair value, in the case of intangible assets resulting from the acquisitions, and are comprised of lease rights, amounts assigned to theatre leases acquired under favorable terms, customer relationship intangible assets, non-competition and consulting agreements and trademarks, each of which are being amortized on a straight-line basis over the estimated remaining useful lives of the assets except for a customer relationship intangible asset and the AMC and Cinemex Trademark intangible assets associated with the merger with Marquee. The customer relationship intangible asset is amortized over eight years based upon the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. This pattern indicates that over 2/3rds of the cash flow generated from the asset is derived during the first five years. The AMC and Cinemex Trademark intangible assets are considered indefinite lived intangible assets, and therefore not amortized, but rather evaluated for impairment annually. There was no impairment of the Company's intangible assets as of March 30, 2006.

        Investments:    The Company accounts for its investments in non-consolidated entities using the cost and equity methods of accounting, has recorded the investments within other long-term assets in its consolidated balance sheets and records equity in earnings or losses of these entities accounted for following the equity method of accounting within investment income in its consolidated statements of operations. As of March 30, 2006, the Company holds a 50% interest in Hoyts General Cinemas South America ("HGCSA") a partnership that operates 18 theatres in South America; a 29% interest in NCM, a joint venture that markets and sells cinema advertising and promotions; a 27% interest in Movietickets.com, a joint venture that provides moviegoers with a convenient way to buy movie tickets online, access local showtime information, view trailers and read reviews; a 50% interest in Yelmo Cineplex, a joint venture that operates 27 theatres in Spain; and a 50% interest in three theatres that are accounted for following the equity method of accounting. The Company's recorded investments exceed its proportional ownership of the underlying equity in these entities by approximately $33,806,000. These differences will be amortized to equity in earnings or losses over the estimated useful lives of the related assets (1-5 years) or evaluated for impairment. There was no impairment of the Company's investments as of March 30, 2006. As of March 30, 2006 the Company holds a 9% interest in Fandango, a joint venture that provides moviegoers with a convenient way to buy movie tickets online, access local showtime information, view trailers and read reviews that is accounted for following the cost method of accounting.

        Acquisitions:    The Company accounts for its acquisitions of theatrical exhibition businesses using the purchase method. The purchase method requires that the Company estimate the fair value of the individual assets and liabilities acquired as well as various forms of consideration given including cash, common stock, senior subordinated notes and bankruptcy related claims. The allocation of purchase price is based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, market prices of its indebtedness and valuation assessments prepared by a valuation specialist.

        Goodwill:    Goodwill represents the excess of cost over fair value of net tangible and identifiable intangible assets related to acquisitions. The Company is not required to amortize goodwill as a charge to earnings; however, the Company is required to conduct an annual review of goodwill for impairment.

        The Company's recorded goodwill was $2,018,318,000 as of March 30, 2006 and $1,401,740,000 as of March 31, 2005. The Company evaluates goodwill for impairment as of the end of the fourth fiscal quarter and any time an event occurs or circumstances change that would reduce the fair value for a reporting unit below its carrying amount. The Company's goodwill is recorded in its U.S. and Canada theatrical exhibition operating segment, in Cinemex and in our Spain and Portugal theatres which are also the reporting units for purposes of evaluating recorded goodwill for impairment. If the carrying value of the reporting unit exceeds its fair value the Company is required to reallocate the fair value of the reporting unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The Company determines fair value by considering multiples applied to cash flow estimates less net indebtedness which it believes is an appropriate method to determine fair value. There is considerable management judgment with respect to cash flow estimates and appropriate multiples to be used in determining fair value. There was no goodwill impairment as of March 30, 2006.

        Other Long-term Assets:    Other long-term assets are comprised principally of investments in partnerships and joint ventures, costs incurred in connection with the issuance of debt securities, which are being amortized to interest expense over the respective lives of the issuances, and investments in real estate, which are recorded at the lower of historical cost or fair value.

        Preopening Expense:    Preopening expense consists primarily of advertising and other start-up costs incurred prior to the operation of new theatres and are expensed as incurred.

        Theatre and Other Closure Expense:    Theatre and other closure expense is primarily related to payments made or expected to be made to landlords to terminate leases on certain of the Company's closed theatres, other vacant space or theatres where development has been discontinued. Theatre and other closure expense is recognized at the time the theatre closes, space becomes vacant or development is discontinued. Expected payments to landlords are based on actual or discounted contractual amounts. Accretion expense relates to changes in the Company's theatre closure liability due to the passage of time where the Company has based its expected payments to landlords on discounted amounts. The accretion expense for exit activities initiated after December 31, 2002 and all accretion expense subsequent to the merger with Marquee is included as a component of theatre and other closure expense. The Successor recorded theatre and other closure expense of $601,000 and $1,267,000 for the periods ended March 30, 2006 and March 31, 2005, respectively, and the Predecessor recorded theatre and other closure expense of $10,758,000 and $4,068,000 for the periods ended December 23, 2004 and April 1, 2004, respectively. Accrued theatre and other closure expense is generally classified as current based upon management's intention to negotiate termination of the related lease obligations within one year.

        Restructuring Charge:    The Company recognizes restructuring charges based upon the nature of the costs incurred. Costs resulting from one-time termination benefits where employees are not required to render future service to receive the benefits are recognized and a liability is recorded when management commits to a plan of termination which identifies the number of employees to be terminated, their job classifications, locations, expected termination dates and when the plan is communicated to the employees and establishes the detailed terms of the benefits to be received by employees.

        If employees are required to render service until they are terminated in order to receive the termination benefits, the benefits are measured at the fair value of the costs and related liabilities at the communication date and are recognized ratably over the future service period from the communication date.

        On March 24, 2005, the Company commenced an organizational restructuring related to functions at its Home Office and its Film Office. The Company's new organizational structure flattens management structure and aligns systems, resources and areas of expertise to promote faster communication. The primary goal of the restructuring is to create a simplified organizational structure.

        The Company recorded $4,926,000 of expenses, primarily at its home office and at its NCN and other operating segment, related to one-time termination benefits and other costs for the displacement of approximately 200 associates in connection with the organizational restructuring and the contribution of assets by NCN to NCM during fiscal 2005. The Company incurred an additional $3,139,000 in one-time termination benefits and approximately $841,000 related to closure of offices during fiscal 2006. The Company's restructuring activities were complete as of March 30, 2006.

        The Company recorded a liability of $27,090,000 related to one-time termination benefits and other costs for the displacement of approximately 230 associates in connection with the Merger with Loews as part of purchase accounting. The Company recorded an additional $4,845,000 liability related to closures of Loews' duplicate administrative facilities in connection with the Merger with Loews as part of purchase accounting.

        Leases:    The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from 15 to 20 years (see Note 18—Related Party Transactions), with certain leases containing options to extend the leases for up to an additional 20 years. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements and therefore, considers the initial base term as the lease term under Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS No. 13"). The leases provide for fixed and escalating rentals, contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts and contingent rentals based on revenues with a guaranteed minimum.

        The Company has historically recorded rent expense for its operating leases with reasonably assured rent increases in accordance with FASB Technical Bulletin 85-3 Accounting for Operating Leases with Scheduled Rent Increases on a straight-line basis from the "lease commencement date" (the theatre opening date) as specified in the lease agreement until the end of the base lease term. The Company has historically viewed "rent holidays" as an inducement contained in the lease agreement that provides for a period of "free rent" during the lease term and believed that it did not have "rent holidays" in its lease agreements.

        During fiscal 2005, the Company determined that its lease terms commence at the time it obtains "control and access" to the leased premises which is generally a date prior to the "lease commencement date" contained in the lease agreements. The Company has evaluated the impact of a change in the commencement date of its lease terms based on when it has "control and access" to the leased premises and has determined that the impact was immaterial to the prior periods.

        The Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has "control and access" to the leased premises. Rent expense related to the "rent holiday" is recorded as a component of preopening expense until construction of the leased premises is complete and the premises are ready for their intended use. Rent charges upon completion of the leased premises subsequent to the theatre opening date are expensed as a component of rent expense. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the economic life of the leasehold improvements.

        Occasionally the Company will receive amounts from developers in excess of the costs incurred related to the construction of the leased premises. The Company records the excess amounts received from developers as deferred rent and amortizes the balance as a reduction to rent expense over the base term of the lease agreement.

        The Company evaluates the classification of its leases following the guidance in SFAS No. 13. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals over the base term of the lease using the Company's incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that corresponds with the base term of the lease.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed upon amount to be reimbursed from the developer. Emerging Issues Task Force (EITF) Issue No. 97-10 The Effect of Lessee Involvement in Asset Construction requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period and therefore is required to account for these projects as sale and leaseback transactions. As a result, the Company has recorded $25,144,000 and $43,372,000 as financing lease obligations for failed sale leaseback transactions on its Consolidated Balance Sheets related to these types of projects as of March 30, 2006 and March 31, 2005, respectively.

        Sale and Leaseback Transactions:    The Company accounts for the sale and leaseback of real estate assets in accordance with Statement of Financial Accounting Standards No. 98 Accounting For Leases. Losses on sale leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining lease term.

        Impairment of Long-lived Assets:    Management reviews long-lived assets, including intangibles and investments in non-consolidated entities, for impairment as part of the Company's annual budgeting process and whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. Management reviews internal management reports on a quarterly basis as well as monitors current and potential future competition in the markets where the Company operates for indicators of triggering events or circumstances that indicate potential impairment of individual theatre assets. Management evaluates its theatres using historical and projected data of theatre level cash flow as its primary indicator of potential impairment and considers the seasonality of its business when evaluating theatres for impairment. Because the Christmas and New Years holiday results comprise a significant portion of the Company's operating cash flow, the actual results from this period, which are available during the fourth quarter of each fiscal year, are an integral part of the Company's impairment analysis. As a result of these analyses, if the sum of the estimated future cash flows, undiscounted and without interest charges, are less than the carrying amount of the asset, an impairment loss is recognized in the amount by which the carrying value of the asset exceeds its estimated fair value. Assets are evaluated for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. The impairment evaluation is based on the estimated cash flows from continuing use until the expected disposal date or the fair value of furniture, fixtures and equipment. The expected disposal date does not exceed the remaining lease period and is often less than the remaining lease period when management does not expect to operate the theatre to the end of its lease term. The fair value of assets is determined as either the expected selling price less selling costs (where appropriate) or the present value of the estimated future cash flows. Fair value for furniture, fixtures and equipment has been determined using factors such as similar asset sales and in some instances third party valuation studies. There is considerable management judgment necessary to determine the future cash flows, fair value and the expected operating period of a theatre, and accordingly, actual results could vary significantly from such estimates.

        If theatres currently have sufficient estimated future cash flows to realize the related carrying amount of theatre assets, but management believes that it is not likely the theatre will be operated to the end of its lease term, the estimated economic life of the theatre assets are revised to reflect management's best estimate of the economic life of the theatre assets for purposes of recording depreciation.

        Impairment losses by operating segment are as follows:

Impairment of long-lived assets (In thousands)	52 weeks Ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 weeks Ended April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
U.S. and Canada theatrical exhibition	$11,974	$–	$–	$12,747
International theatrical exhibition	–	–	–	3,525
Total impairments of long-lived assets	$11,974	$–	$–	$16,272

        Foreign Currency Translation:    Operations outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of accumulated other comprehensive income (loss). Gains and losses from foreign currency transactions, except those intercompany transactions of a long-term investment nature, are included in net loss and have not been material.

        Loss per Share:    Basic loss per share is computed by dividing net loss by the weighted-average number of common shares outstanding. The Company accounts for loss per share in accordance with EITF 03-6 Participating Securities and the Two Class Method under FAS 128. EITF 03-6 requires use of the two-class method for computing basic earnings per share when participating convertible securities exist. The dilutive effect of the Company's Series A Convertible Preferred Stock is considered in the basic earnings per share in accordance with EITF 03-6. If dividends are paid on the common stock in any fiscal period, the holders of Series A Preferred shares are entitled to receive dividends on an "as converted" basis, to the extent such dividends are greater than the face amount of Series A Preferred dividends otherwise payable in such fiscal period. Diluted loss per share includes the effects of outstanding stock options, stock awards and Series A Convertible Preferred Stock, if dilutive.

        The following table sets forth the computation of basic and diluted loss from continuing operations per common share:

(In thousands, except per share data)	Pro forma 52 weeks Ended March 30, 2006 (unaudited)	52 weeks Ended March 30, 2006 (restated)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 weeks Ended April 1, 2004
	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Numerator:
Loss from continuing operations	$(190,932)	$(190,932)	$(44,257)	$(32,328)	$(2,217)
Dividends on Series A Preferred	–	–	–	(104,300)	(40,277)

Loss for common shares from continuing operations	$(190,932)	$(190,932)	$(44,257)	$(136,628)	$(42,494)

Denominator:
Average common shares outstanding	97,826	858.12	300.41	37,023	36,715
Shares sufficient to replace payment pursuant to Management Agreement	2,113	—	—	—	—
Series A Preferred	–	–	–	–	–

Shares for basic earnings per common share	99,939	858.12	300.41	37,023	36,715
Stock options	–	–	–	–	–
Stock awards	–	–	–	–	–

Shares for diluted earnings per common share	99,939	858.12	300.41	37,023	36,715

Loss from continuing operations per common share	$(1.91)	$(222.50)	$(147.32)	$(3.69)	$(1.16)
Further dilution from applying the "two-class" method	–	–	–	–	–

Basic and diluted loss from continuing operations per common share	$(1.91)	$(222.50)	$(147.32)	$(3.69)	$(1.16)

        During the predecessor period April 2, 2004 through December 23, 2004, 42,734 shares of common stock and $104,300,000 of dividends from the assumed conversion of Series A Preferred were excluded from the computation of diluted loss per common share because they were anti-dilutive. During the predecessor period ended April 1, 2004, 40,812,000 shares of common stock and $40,227,000 of dividends from the assumed conversion of Series A Preferred were excluded from the computation of diluted loss per common stock because they were anti-dilutive.

        Options to purchase 39,476.72872 shares of common stock at $1,000.00 per share were outstanding during the successor period ended March 30, 2006, but were not included in the computation of diluted loss per share since they were anti-dilutive. Options to purchase 38,876.72872 shares of common stock at $1,000.00 per share were outstanding during the successor period ended March 31, 2005, but were not included in the computation of diluted loss per share because the options' exercise price exceeded the estimated average market price of common shares. During the predecessor period April 2, 2004 through December 23, 2004, incremental shares from stock options and awards of 930,398 were excluded from the computation of diluted earnings per share because they were anti-dilutive. During the predecessor period ended April 1, 2004, incremental shares from stock options and awards of 191,339 were excluded from the computation of diluted earnings per share because they were anti-dilutive.

        Pro forma loss per share (Unaudited):    The pro forma effect of the conversion of various classes of common stock to common stock and expected payment of $40,142,000 pursuant to our Management Agreement have been reflected in the accompanying pro forma information for the period ended March 30, 2006. Prior to consummating this offering, Holdings intends to reclassify each share of its existing Class A common stock, Class N common stock and Class L common stock. Pursuant to the reclassification, which is being treated in a manner similar to a stock split, each holder of shares of Class A common stock, Class N common stock and Class L common stock will receive 114 shares of common stock for one share of Class A common stock, Class L common stock or Class N common stock. Pro forma per share data also gives effect to an increase of 2,113,000 shares which, when multiplied by an assumed offering price of $19.00 per share (the mid-point of the estimated offering price range set forth on the cover page of this prospectus), would be sufficient to replace the expected payment of $40,142,000 pursuant to our Management Agreement.

        Stock-based Compensation:    Holdings granted options on 39,476.72872 shares to certain employees during the Successor periods ended March 31, 2005 and March 30, 2006. The Successor has reflected the stock-based compensation expense associated with the options within its consolidated statements of operations. The options have a ten year term and the options granted during fiscal 2005 step-vest in equal amounts over five years with the final vesting occurring on December 23, 2009. The options granted during fiscal 2006 step vest in equal amounts over three years with final vesting occurring on December 23, 2008, but vesting may accelerate for certain participants if there is a change of control (as defined in the plan). The Successor has recorded $3,433,000 of stock-based compensation expense during its period ended March 30, 2006 and $1,201,000 of stock-based compensation expense during its period ended March 31, 2005 and the Predecessor has recorded no stock compensation expense for its period ended December 23, 2004.

        The options have been accounted for using the fair value method of accounting for stock-based compensation arrangements as prescribed by Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment ("SFAS 123(R)") and Staff Accounting Bulletin ("SAB") No. 107, Share-Based Payment, and the Company has valued the options using the Black-Scholes formula. There is no cash impact related to the options included in the Successor's Consolidated Statements of Cash Flows.

        One of the holders of Holdings' stock options has written put rights deemed to be in the holder's control associated with his options whereby he can require Holdings to repurchase his options. These liability-classified options are required to be remeasured during each reporting period. A liability of $142,000 is recorded within other long term liabilities in the Consolidated Balance Sheets as of March 30, 2006, for the options containing written put rights deemed to be in the holder's control (See Note 1—Restatements).

        The Predecessor accounted for its stock options, restricted stock awards and deferred stock units under plans that it sponsored following the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock issued to Employees (APB No. 25) and related interpretations. Stock-based employee compensation expense related to restricted stock awards and deferred stock units of $8,727,000 was reflected in net loss for fiscal 2004. No stock-based employee compensation expense for stock options was reflected in net loss for fiscal 2004, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant.

        The following table reflects the weighted average fair value per option granted during each year, as well as the significant weighted average assumptions used in determining fair value using the Black-Scholes option-pricing model:

	March 30, 2006(1)	March 31, 2005(1)	April 2, 2004 through December 23, 2004	April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Weighted average fair value on grant date	$230.75	$575.48	$–	$–
Risk-free interest rate	4.5%	3.6%	–	–
Expected life (years)	3	5	–	–
Expected volatility(2)	25.8%	65.3%	–	–
Expected dividend yield	–	–	–	–

(1)
Represents assumptions for stock options granted to certain employees of the Company.

(2)
The Company uses a combination of historical AMC Entertainment Inc. share values for the periods when the Company was publicly traded as well as those of its competitor peer group for purposes of calculating volatility. The options issued by the Company during the year ended March 31, 2005 had an expected life of 5 years while the options issued during the year ended March 30, 2006 had an expected life of 3 years. The volatility was calculated from the same source of prices but was for different expected terms thus providing different volatility factors.

        The following table illustrates the effect on net loss as if the fair value method had been applied to all stock awards and outstanding and unvested options in each period:

(In thousands)	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Predecessor)	(Predecessor)
Net loss:
As reported	$(35,878)	$(10,714)
Add: Stock based compensation expense included in reported net loss, net of related tax effects	–	5,236
Deduct: Total stock-based compensation expense determined under fair value method for all awards	–	(5,930)

Pro forma	$(35,878)	$(11,408)

Net loss per common share (basic and diluted):
As reported	$(3.79)	$(1.39)
Pro forma	$(3.79)	$(1.41)

        Income Taxes:    AMCE joins with Holdings in filing a consolidated U.S. Corporation Income Tax return and, in certain states, consolidated state income tax returns. With respect to the consolidated federal and state income tax returns, the Successor remits income taxes to the applicable taxing jurisdiction and records income taxes payable and receivable from other members of the group as if each member filed separate federal and state income tax returns. Additionally, the Successor's provision for income taxes is computed as if it filed separate income tax returns. The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109") Accounting for Income Taxes. Under SFAS 109, deferred income tax effects of transactions reported in different periods for financial reporting and income tax return purposes are recorded by the liability method. This method gives consideration to the future tax consequences of deferred income or expense items and immediately recognizes changes in income tax laws upon enactment. The income statement effect is generally derived from changes in deferred income taxes on the balance sheet.

        AMCE entered into a tax sharing agreement with Holdings under which AMCE agreed to make cash payments to Holdings to enable it to pay any (i) federal, state or local income taxes to the extent that such income taxes are directly attributable to AMCE or its subsidiaries' income and (ii) franchise taxes and other fees required to maintain Holdings' legal existence.

        Casualty Insurance:    The Company is self-insured for general liability up to $400,000 per occurrence and carries a $400,000 deductible limit per occurrence for workers compensation claims. The Company utilizes actuarial projections of its ultimate losses that it will be responsible for paying. The actuarial method includes an allowance for adverse developments on known claims and an allowance for claims which have been incurred but which have not yet been reported. As of March 30, 2006 and March 31, 2005, the Company had recorded casualty insurance reserves of $26,373,000 and $22,080,000, respectively. The Successor recorded expenses related to general liability and workers compensation claims of $10,936,000 and $2,088,000 for the periods ended March 30, 2006 and March 31, 2005, respectively, and the Predecessor recorded $8,288,000 and $10,581,000 for the periods ended December 23, 2004 and April 1, 2004, respectively.

        New Accounting Pronouncements:    In February 2006, the FASB agreed to issue FASB Staff Position (FSP) No. 123(R)-4, Classification of Options and Similar Instruments Issued as Employee Compensation That Allow for Cash Settlement upon the Occurrence of a Contingent Event, which requires companies to consider the probability of the occurrence of a contingent event that is outside the employees' control (i.e., change in control, or death or disability) in determining the classification of an employee stock option or similar instrument under FASB Statement No. 123(R), Share-Based Payment, where the award requires or permits cash settlement upon the contingent event. The FSP requires companies to classify employee stock options and similar instruments with contingent cash settlement features as equity awards provided the contingent event that permits or requires cash settlement is not considered probable of occurring. As the Company has already adopted SFAS 123(R), the Company would be required to apply the guidance in the first reporting period beginning after the date the final FSP is posted to the FASB website and would be required to apply the proposed guidance retrospectively to prior-period results to which SFAS 123(R) was applied. The Company does not believe the adoption of FSP 123 R-4 will have an impact on the consolidated financial position, results of operations, or cash flows.

        In October 2005, the FASB issued FASB Staff Position (FSP) 13-1, Accounting for Rental Costs Incurred during a Construction Period. FSP 13-1 clarifies there is no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Accordingly, the Company will no longer be able to capitalize rental costs during the construction period and will begin expensing them as preopening expense prior to the theatre opening date. This FSP was effective for the first reporting period beginning after December 15, 2005. The Company early adopted this FSP during the fourth quarter of fiscal 2006 which results in recognition of preopening expense during the "rent holiday".

        In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections a replacement of APB Opinion No. 20 and FASB Statement No. 3 (SFAS 154), which requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. It also requires that a change in depreciation, amortization, or depletion method for long-lived, nonfinancial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. The Company is not currently contemplating an accounting change which would be impacted by SFAS 154.

        In March 2004, the FASB issued Emerging Issues Task Force Issue No. 03-1, The Meaning of Other Than Temporary Impairment and Its Application to Certain Investments ("EITF 03-1"). EITF 03-1 includes new guidance for evaluating and recording impairment losses on debt and equity investments, as well as new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued Staff Position EITF Issue 03-1-1, which delays the effective date until additional guidance is issued for the application of the recognition and measurement provisions of EITF 03-1 to investments in securities that are impaired. The Company does not believe that the adoption of EITF 03-1 will have a material impact on our financial condition or results of operations.

        Presentation:    Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation. As a result of the merger with Marquee, the Successor applied the purchase method of accounting to the separable assets, including goodwill, and liabilities of the accounting acquiree, Loews as of January 26, 2006 and AMCE, as of December 23, 2004. The purchase method of accounting requires that the assets and liabilities be recorded at their fair values on the date of the purchase. The consolidated financial statements presented herein are those of the Successor from its inception on July 16, 2004 through March 30, 2006, and those of its Predecessor, AMCE, for all prior periods through the date of the merger with Marquee.

NOTE 2—ACQUISITIONS

Merger with Loews

        On June 20, 2005, Holdings entered into a merger agreement with LCE Holdings, Inc. ("LCE Holdings"), the parent of Loews Cineplex Entertainment Corporation ("Loews"), pursuant to which LCE Holdings merged with and into Holdings, with Holdings continuing as the holding company for the merged businesses, and Loews merged with and into AMCE, with AMCE continuing after the merger (the "Merger" and collectively, the "Mergers"). The transaction closed on January 26, 2006. Upon completion of the Mergers, the existing stockholders of Holdings, including affiliates of J.P. Morgan Partners, LLC and Apollo Management, L.P., currently hold approximately 60% of its outstanding capital stock, and the previous stockholders of LCE Holdings, including affiliates of Bain Capital Partners, LLC, The Carlyle Group and Spectrum Equity Investors (collectively with J.P. Morgan Partners, LLC and Apollo Management, L.P., the "Sponsors"), hold approximately 40% of the outstanding capital stock of Holdings.

        The purchase price paid by the Company in the Merger resulted in the recognition of goodwill because it exceeded the fair value of the assets acquired. The Company paid a price in excess of fair value of the assets acquired because it anticipated that the Merger would enhance its position as one of the world's leading theatrical exhibition companies based on revenues and believed that it would be able to achieve corporate overhead savings by eliminating duplicative facilities and services, enhance operating efficiencies in areas such as advertising and field support and theatre-level staffing and realize economies of scale in several areas, most notably in purchasing and contracting for services and supplies.

        Marquee Holdings Inc. issued 256,085.61252 shares of Class L-1 Common Stock and 256,085.61252 shares of Class L-2 Common Stock to the Stockholders of LCE Holdings. The Company has accounted for the Merger as a purchase in accordance with SFAS No. 141, Business Combinations, for an estimated purchase price of $540,671,000 for the Class L-1 and Class L-2 Common Stock. The purchase price reflects the estimated fair value of shares issued for the Mergers of $270,335,500 for the Class L-1 shares and $270,335,500 for the Class L-2 shares. The purchase price for the Merger was based on a valuation study perfomed by an independent third party. The acquisition included 112 theatres with 1,308 screens in the United States, 40 theatres with 443 screens in Mexico (Cinemex), 4 managed/joint venture theatres with 55 screens in the United States and a 50% interest in Yelmo Cineplex, S.L. operating 27 theatres with 311 screens in Spain that is accounted for using the equity method. The financing of the Merger is described in Note 7. The Merger did not constitute a change in control.

        The following is a summary of the preliminary allocation of the purchase price to the assets and liabilities of LCE Holdings based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, estimates of fair value for issuance of common stock and a valuation assessment prepared by a valuation specialist:

(In thousands)
Cash and equivalents	$142,512
Current assets	46,879
Property, net	838,172
Intangible assets, net	107,561
Goodwill	738,739
Deferred income taxes	6,740
Other long-term assets	50,362
Current liabilities	(196,389)
Corporate borrowings	(1,054,192)
Capital and financing lease obligations	(32,524)
Other long-term liabilities	(107,189)

Total estimated purchase price	$540,671

        Amounts recorded for goodwill were not subject to amortization, and were not considered deductible for income tax purposes. Goodwill in the amount of $609,578,000 and $129,161,000 was recorded at the Company's U.S. and Canada theatrical exhibition operating segment and at the Cinemex reporting unit in the International operating segment, respectively. The preliminary allocation of purchase price and estimates of fair values may potentially change in the future as additional information becomes available.

        The Merger included the acquisition of intangible assets including; $43,145,000 related to favorable leases with remaining lease terms ranging from one to thirteen years, $9,595,000 related to Loews and Cinemex trademark and tradenames, $52,452,000 related to advertising and management contracts with a weighted average amortization period of 7.5 years, and $6,805,000 related to Cinemex non-compete agreement with less than one year remaining on the agreement. The Loews' tradename amortization period is 5 years. These fair values are based on management's best estimate using available evidence including a study performed by a valuation specialist. The Cinemex trademark and tradename are indefinite-lived intangible assets which are not subject to amortization, but do require impairment evaluation during each reporting period to determine whether events and circumstances continue to support an indefinite useful life. The weighted average amortization period for LCE and Cinemex favorable leases was approximately eight years. Acquired intangible assets are more fully discussed in Note 5.

Merger with Marquee

        On December 23, 2004, the Company completed a merger in which Holdings acquired AMCE pursuant to an Agreement and Plan of Merger, dated as of July 22, 2004, by and among AMCE, Holdings and Marquee. Marquee, a wholly owned subsidiary of Holdings, merged with and into AMCE, with AMCE remaining as the surviving entity and becoming a wholly owned subsidiary of Holdings. The merger was voted on and approved by the Company's shareholders on December 23, 2004.

        Pursuant to the terms of the merger agreement, each issued and outstanding share of AMCE's Common Stock and Convertible Class B stock was converted into the right to receive $19.50 in cash and each issued and outstanding share of the Company's Series A Convertible Preferred Stock was converted into the right to receive $2,727.27 in cash. The total amount of consideration paid in the merger with Marquee was approximately $1,665,200,000. AMCE made payments to holders of its

Common Stock, Convertible Class B Stock and Series A Convertible Preferred Stock in the aggregate amount of $1,647,300,000 and Holdings made payments of $17,900,000 to the holders of 1,451,525 vested in-the-money options and holders of 520,350 deferred stock units that vested upon consummation of the merger. The Company has recorded $63,057,000 ($20,325,000 Successor and $42,732,000 Predecessor) of general and administrative expenses related to the merger with Marquee all of which were paid as of March 31, 2005. Included in these amounts are $20,000,000 of Successor transaction fees paid to J.P. Morgan Partners (BHCA), L.P. and Apollo Investment Fund V, L.P. and certain related investment funds.

        Marquee used the net proceeds from the sale of AMCE's notes (as described in Note 7), together with existing cash balances of AMCE and the proceeds from the equity contribution from Holdings (consisting of equity contributed by the former sponsors, the co-investors and certain members of management and the net proceeds of an offering of Holdings notes), to finance the merger with Marquee.

        The Company has accounted for the merger with Marquee as a purchase in accordance with SFAS No. 141, Business Combinations, with Marquee being the accounting acquiror and AMCE being the acquired entity. As such the financial information presented herein represents (i) the Consolidated Statements of Operations of the Successor for the period from inception on July 16, 2004 through March 30, 2006, the Consolidated Statements of Operations of the Predecessor for the thirty-eight weeks ended December 23, 2004 and the fifty-two weeks ended April 1, 2004, (ii) the Consolidated Balance Sheet of the Successor as of March 30, 2006 and March 31, 2005, and (iii) the Consolidated Statements of Cash Flows of the Successor for the fifty-two weeks ended March 30, 2006 and the period from inception on July 16, 2004 through March 31, 2005, and the Consolidated Statements of Cash Flows of the Predecessor for the thirty-eight weeks ended December 23, 2004 and the fifty-two weeks ended April 1, 2004.

        The purchase price paid by Holdings for the Company resulted in goodwill because it exceeded the fair value of assets acquired. Holdings paid a price in excess of fair value of the assets acquired because it believed that the Company was a leader in the theatrical exhibition business based upon revenues and that the Company provided a platform for future growth through acquisitions in the consolidating theatrical exhibition business.

        The following is a summary of the allocation of the purchase price to the estimated fair values of assets and liabilities acquired in the merger with Marquee. The allocation of purchase price is based on management's judgment after evaluating several factors, including actuarial estimates for pension liabilities, market prices of our indebtedness and a valuation assessment prepared by a valuation specialist (in thousands):

Cash and equivalents	$396,636
Other current assets	99,794
Property, net	894,293
Intangible assets	205,148
Goodwill	1,377,196
Deferred income taxes	64,106
Other long-term assets	61,006
Current liabilities	(344,908)
Corporate borrowings	(709,283)
Capital and financing lease obligations	(66,525)
Other long-term liabilities	(312,263)

Total estimated purchase price	$1,665,200

        The merger with Marquee included the acquisition of intangible assets including; $74,000,000 related to the AMC trademark and tradename, $54,993,000 related to favorable leases, and $46,000,000 related to the Company's Moviewatcher customer loyalty program (A customer relationship intangible asset). These fair values are based on management's best estimate using available evidence including a study performed by a valuation specialist. The AMC trademark and tradename is an indefinite-lived intangible asset which is not subject to amortization, but does require impairment evaluation during each reporting period to determine whether events and circumstances continue to support an indefinite useful life. The weighted average amortization period for favorable leases was approximately fourteen years. In determining the useful life of the Moviewatcher customer relationship intangible asset, the Company utilized information tracking the behavior pattern of the customers participating in this program. The data suggests that the Moviewatcher customers exhibit a higher frequency of trips to the theatres and many of the members remain active within the program for extended periods. The membership data was utilized in developing an attrition/retention rate used in the valuation analysis. The analysis indicates that an active base of members contribute incremental cash flow to the business over a period of at least 8 years. However, it should be noted that over two-thirds of the cash flow generated from this asset is derived in the first 5 years. The amortization of the fair value of this asset reflects the pattern in which the economic benefits of the intangible asset are consumed or otherwise used up. Accordingly the Company has calculated the consumption pattern of this asset by comparing the undiscounted cash flows for each year with the sum of the undiscounted cash flows generated by this asset to develop the ratio of the fair value of the asset that would be amortized during the period.

        Amounts recorded for goodwill are not subject to amortization, are not expected to be deductible for tax purposes and have been allocated to the Company's U.S. and Canada theatrical exhibition operating segment, Other operating segment, Japan AMC Theatres Inc., the Company's Japan branch and the Company's consolidated Spain and Portugal operations conducted through AMC Entertainment Espana S.A. and Actividades Multi-Cinemas E Espectaculos, LDA (the reporting units). The Company has performed it annual impairment test for goodwill and recorded no impairment as of March 30, 2006. The goodwill of $29,973,000, allocated to the Other operating segment, is included in the Company's investment in NCM together with certain of NCN's other contributed assts. Goodwill of $44,774,000 was allocated to Japan AMC Theatres Inc., which was disposed of in connection with the consummation of the sale of that entity on June 30, 2005, and goodwill of $6,599,000 was allocated to the remaining Japan location, which was disposed of in connection with the consummation of the sale of that entity on September 1, 2005. Goodwill of $11.7 million was allocated to the Spain and Portugal theatres and is included in non-current assets held for sale.

Pro Forma Effect of Merger Transactions

        The unaudited pro forma financial information presented below sets forth the Company's and LCE Holdings' historical consolidated statements of operations for the periods indicated and give effect to the merger transactions with Loews and Marquee, the contribution of NCN assets to NCM and the related debt issuances as adjusted for the respective purchase price allocations as if each transaction occurred on April 2, 2004 and April 1, 2005. Because the pro forma financial information gives effect to the transactions described above as of the beginning of fiscal 2005, all pro forma information is for the Successor. Such information is presented for comparative purposes only and does not purport to represent what the Company's results of operations would actually have been had these transactions occurred on the date indicated or to project its results of operations for any future period or date.

	Fifty-two week periods
(In thousands)	Pro Forma April 1, 2005 through March 30, 2006 (restated)	Pro Forma April 2, 2004 through March 31, 2005
	(Successor)	(Successor)
Revenues	$2,344,480	$2,483,854
Cost of operations	1,506,591	1,575,277
Rent	422,781	412,329
General and administrative:
Merger and acquisition costs*	18,059	8,116
Management fee	5,000	5,000
Other	78,928	89,653
Preopening expense	10,635	2,553
Theatre and other closure expense	601	12,025
Restructuring charge	3,980	5,053
Depreciation and amortization	277,511	288,179
Impairment of long-lived assets	11,974	–
Disposition of assets and other gains	(1,300)	(5,274)

Total costs and expenses	2,334,760	2,392,911
Other expense (income)	(9,818)	(6,778)
Interest expense	226,640	220,159
Investment expense (income)	5,132	(6,718)

Total other expense	221,954	206,663

Loss from continuing operations before income taxes	(212,234)	(115,720)
Income tax provision	9,755	11,141

Loss from continuing operations	(221,989)	(126,861)
Gain (loss) from discontinued operations	(25,291)	157

Net loss	$(247,280)	$(126,704)

Basic and diluted loss per share of common stock:
Loss from continuing operations	$(1.52)	$(0.87)
Gain (loss) from discontinued operations	(0.17)	—

Net loss	$(1.69)	$(0.87)

Average shares outstanding:
Basic and diluted	146,176	146,176

*
Primarily represents non recurring costs for the Merger Transactions.

Acquisition of MegaStar Cinemas, L.L.C.

        On December 19, 2003, the Company acquired certain of the operations and related assets of MegaStar Cinemas, L.L.C. ("MegaStar") for an estimated cash purchase price of $15,037,000. In connection with the acquisition, the Company assumed leases on three theatres with 48 screens in Minneapolis and Atlanta. All three of the theatres feature stadium seating and have been built since 2000. The results of operations are included in the Consolidated Statements of Operations from December 19, 2003. The Company believes the results of operations of the acquired theatres are not material to the Company's Consolidated Statements of Operations and pro forma information for fiscal 2004 is not included herein.

        The purchase price paid by the Company in the acquisition of MegaStar resulted in the recognition of goodwill because it exceeded the fair value of the assets acquired. The Company paid a price in excess of fair value because of the strong market position based on revenues of the MegaStar theatres in the markets they served. In addition, the Company believed it would be able to achieve corporate overhead savings and realize economies of scale in several areas, most notably in purchasing and contracting for services and supplies.

        The following is a summary of the allocation of the purchase price to the estimated fair values of assets acquired from MegaStar. The allocation of purchase price is based on management's judgment including a valuation assessment prepared by a valuation specialist.

(In thousands)
Cash and equivalents	$40
Current assets	94
Property	6,762
Other long-term assets	84
Other long-term liabilities	(3,297)
Goodwill	11,354

Total purchase price	$15,037

        Amounts recorded for goodwill are not subject to amortization, were recorded at the Company's U.S. and Canada theatrical exhibition operating segment (the reporting unit) and are expected to be deductible for tax purposes.

NOTE 3—DISCONTINUED OPERATIONS

        On May 11, 2006, the Company sold two of its wholly-owned subsidiaries, AMC Entertainment España S.A. and Actividades Multi-Cinemeas E Espectáculos, LDA (collectively "Iberia"), which owned and operated 4 theatres with 86 screens in Spain and 1 theatre with 20 screens in Portugal, for a cash sales price of $35,446,000. At the date of the sale these operations did not meet the criteria for discontinued operations because of continuing involvement in the region through an equity method investment in Yelmo. In December 2006, the company disposed of its investment in Yelmo, which owned and operated 27 theatres with 310 screens in Spain, for proceeds of $52,137,000. There was no gain or loss recorded on the sale of Yelmo. The investment in Yelmo was reported within other long-term assets at March 30, 2006. The Company no longer has continuing involvement in the region as a result of the sale of Yelmo and the results of the operations in Iberia have been classified as discontinued operations as the Company no longer has operations or significant cash flows from the Iberia component.

        Information presented for all periods reflects the discontinued classification. All affected amounts within the consolidated financial statements have been adjusted accordingly. The results of operations of the Iberia theatres were previously reported in the Company's International theatrical exhibition operating segment. The Company has recorded a gain on sale of Iberia of approximately $2,609,000 during fiscal 2007 which is included in discontinued operations. Goodwill of $11.7 million was allocated to the Iberia theatres in connection with the sale. The Iberia assets and liabilities were classified as held for sale at March 30, 2006.

        Components of amounts reflected as earnings (loss) from discontinued operations for Iberia in the Company's Consolidated Statements of Operations are presented in the following table:

Statements of operations data:

(In thousands)	52 Weeks Ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	From April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Revenues
Admissions	$31,192	$9,632	$24,723	$32,072
Concessions	10,651	3,300	8,633	10,507
Other revenue	1,729	508	1,340	1,628

Total revenues	43,572	13,440	34,696	44,207

Costs and Expenses
Film exhibition costs	15,247	4,592	12,359	15,950
Concession costs	2,003	547	1,845	2,344
Operating expense	10,663	3,480	8,852	11,216
Rent	11,423	3,128	8,474	10,624
General and administrative—other	171	116	181	(298)
Preopening expense	–	–	–	(7)
Depreciation and amortization	4,774	1,332	4,207	5,571
Impairment of long-lived assets	–	–	–	–

Total costs and expenses	44,281	13,195	35,918	45,400

Interest expense	1,878	598	1,560	2,056
Investment income	(5)	1	(3)	(24)

Total other expense	1,873	599	1,557	2,032

Earnings (loss) before income taxes	(2,582)	(354)	(2,779)	(3,225)
Income tax provision	300	80	240	600

Earnings (loss) from discontinued operations	$(2,882)	$(434)	$(3,019)	$(3,825)

        On June 30, 2005, the Company sold one of its wholly-owned subsidiaries Japan AMC Theatres Inc., including four of its five theatres in Japan. The Company sold its remaining Japanese theatre during the second fiscal quarter of 2006. The Company opened its first theatre in Japan during fiscal 1997 and since that time the Company has incurred cumulative pre-tax losses of $38,689,000, including a $4,999,000 impairment charge in fiscal 2003.

        The operations and cash flows of the Japan theatres have been eliminated from the Company's ongoing operations as a result of the disposal transactions. The Company will not have any significant continuing involvement in the operations of the Japan theatres after the disposal transactions. The results of operations of the Japan theatres have been classified as discontinued operations, and information presented for all periods reflects the new classification. The operations of the Japan theatres were previously reported in the Company's International theatrical exhibition operating segment. Components of amounts reflected as loss from discontinued operations in the Company's Consolidated Statements of Operations are presented in the following table:

Statements of operations data:

(In thousands)	52 Weeks Ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	From April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Revenues
Admissions	$11,293	$13,083	$35,310	$48,213
Concessions	2,134	2,551	7,082	9,746
Other revenue	363	268	1,485	2,422

Total revenues	13,790	15,902	43,877	60,381

Costs and Expenses
Film exhibition costs	6,076	7,534	19,932	27,519
Concession costs	323	352	1,519	2,047
Operating expense	3,243	2,944	8,976	12,286
Rent	3,918	3,744	11,503	15,079
General and administrative—other	1,833	206	646	588
Depreciation and amortization	706	821	1,832	3,705
Impairment of long-lived assets	–	–	–	–

Total costs and expenses	16,099	15,601	44,408	61,224

Investment income	–	–	–	2
Earnings (loss) before income taxes	(2,309)	301	(531)	(841)
Income tax provision	20,100	–	–	–

Earnings (loss) from discontinued operations	$(22,409)	$301	$(531)	$(841)

        Goodwill of $44,774,000 was allocated to Japan AMC Theatres Inc. and goodwill of $6,599,000 was allocated to the Company's Japan branch and disposed of in connection with the consummation of the sale of those entities and there was no gain or loss on the sales. The goodwill is not deductible for tax purposes and is discussed in Note 9.

        On December 4, 2003, the Company sold its only theatre in Sweden and incurred a loss on sale of $5,591,000 which included a $5,252,000 payment to the purchaser to release the Company from future lease obligations related to the theatre. The Company opened its theatre in Sweden during fiscal 2001 and since that time the Company has incurred cumulative pre-tax losses of $17,210,000, including a $4,668,000 impairment charge in fiscal 2002 and a $5,591,000 loss on sale in fiscal 2004.

        The operations and cash flows of the Sweden theatre have been eliminated from the Company's ongoing operations as a result of the disposal transaction and the Company does not have any significant continuing involvement in the operations of the Sweden theatre after the disposal transaction. The results of operations of the Sweden theatre have been classified as discontinued operations, and information presented for all periods reflects the new classification. The operations of the Sweden theatre were previously reported in the Company's International operating segment.

Components of amounts reflected as loss from discontinued operations in the Company's Consolidated Statements of Operations are presented in the following table:

(In thousands)	52 Weeks Ended April 1, 2004
(Predecessor)
Revenues
Admissions	$3,378
Concessions	949
Other revenue	198

Total revenues	4,525

Expense
Film exhibition costs	1,698
Concession costs	321
Operating expense	1,572
Rent	1,678
General and administrative expense—other	54
Depreciation and amortization	42
Disposition of assets and other gains	5,591

Total costs and expenses	10,956

Investment income	–
Loss before income taxes	(6,431)
Income tax benefit	(2,600)

Loss from discontinued operations	$(3,831)

NOTE 4—PROPERTY

        A summary of property is as follows:

(In thousands)	March 30, 2006	March 31, 2005
	(Successor)	(Successor)
Property owned:
Land	$38,361	$8,804
Buildings and improvements	252,640	208,888
Leasehold improvements	918,740	482,308
Furniture, fixtures and equipment	1,116,763	988,845

	2,326,504	1,688,845
Less-accumulated depreciation and amortization	828,574	840,587

	1,497,930	848,258

Property leased under capital leases:
Buildings and improvements	23,725	28,459
Less-accumulated amortization	20,607	22,254

	3,118	6,205

	$1,501,048	$854,463

        Included in property is $34,796,000 and $29,078,000 of construction in progress as of March 30, 2006 and March 31, 2005, respectively.

NOTE 5—GOODWILL AND OTHER INTANGIBLE ASSETS

        Activity of goodwill by operation segment is presented below.

(In thousands)	U.S. and Canada	International	Other	Total
Merger on December 23, 2004	$1,401,740	$–	$29,973	$1,431,713
Goodwill included in the cost assigned to the investment in NCM	–	–	(29,973)	(29,973)

Balance as of March 31, 2005	1,401,740	–	–	1,401,740
Goodwill allocated to sale of Japan theatres	(51,373)	51,373	–	–
Sale of Japan theatres	–	(51,373)	–	(51,373)
Merger with LCE	609,578	129,161	–	738,739
Currency translation adjustment	–	(4,559)	–	(4,559)
Goodwill allocated to pending sale of Spain and Portugal theatres	(11,712)	11,712	–	–
Reclassification of Spain and Portugal theatres to assets held for sale	–	(11,712)	–	(11,712)
Fair value adjustments(1)	(54,517)	–	–	(54,517)

Balance as of March 30, 2006	$1,893,716	$124,602	$–	$2,018,318

(1)
The Company revised its preliminary allocations of fair value for certain unfavorable leases preliminarily recorded in Spain, Hong Kong and Japan based on additional information it was awaiting with respect to estimated sales prices for these theatres during the preliminary allocation period. The Company reduced its preliminary estimates of fair value for the unfavorable leases by $6.5 million in Spain, $5.3 million in Hong Kong and $23.2 million in Japan. Additionally, the Company utilized deferred tax assets of $18.5 million that had been assigned a 100% valuation allowance in connection with its Merger with Marquee on December 23, 2004. The Company subsequently utilized these deferred tax assets during fiscal 2006 and released the related valuation allowance as a reduction of goodwill as they were established in connection with the merger with Marquee. These adjustments in total reduced goodwill by $53.5 million. The Company recognized no gain or loss on the sale of the Japan or Hong Kong theatres and recorded an adjustment to goodwill based on additional information it was awaiting with respect to the estimated sales price for these theatres during the preliminary allocation period.

		March 30, 2006		March 31, 2005
(In thousands)	Remaining Useful Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Acquired Intangible Assets:
Amortizable Intangible Assets:
Favorable leases	1 to 13 years	$116,047	$(13,079)	$74,890	$(7,371)
Loyalty program	4 years	46,000	(14,950)	46,000	(3,864)
LCE trade name	5 years	2,300	(80)	–	–
LCE/Cinemex advertising and management contracts	3 to 25 years	48,951	(2,841)	–	–
Cinemex non-compete	2 years	6,462	(313)	–	–
Other intangible assets	1 to 16 years	30,701	(26,922)	31,399	(25,510)

Total, amortizable		$250,461	$(58,185)	$152,289	$(36,745)

Unamortized Intangible Assets:
AMC trademark		$74,000		$74,000
Cinemex trademark		7,032		–

Total, unamortized		$81,032		$74,000

Amortization expense associated with the intangible assets noted above is as follows:

	52 Weeks Ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Recorded Amortization	$21,440	$6,273	$2,936	$6.290

Estimated amortization expense for the next five fiscal years for intangible assets owned as of March 30, 2006 is projected below:

(In thousands)	2007	2008	2009	2010	2011
Projected amortization expense	$39,034	$31,709	$25,574	$18,658	$12,878

NOTE 6—SUPPLEMENTAL BALANCE SHEET INFORMATION

        Other assets and liabilities consist of the following:

(In thousands)	March 30, 2006 (restated)	March 31, 2005
	(Successor)	(Successor)
Other current assets:
Prepaid rent	$3,166	$27,955
Deferred income taxes	5,416	18,560
Income taxes receivable	6,830	6,345
Prepaid Insurance	5,089	2,156
Merchandise Inventory	8,204	4,526
Other	5,942	6,430

	$34,647	$65,972

Other long-term assets:
Investments in real estate	$7,100	$10,458
Deferred financing costs	42,245	22,792
Investments in joint ventures	89,952	57,862
Other	33,015	27,286

	$172,312	$118,398

Accrued expenses and other liabilities:
Taxes other than income	$44,621	$31,598
Interest	19,970	12,695
Payroll and vacation	12,536	10,375
Casualty claims and premiums	8,850	8,930
Accrued bonus	4,192	11,761
Theatre and other closure	16,193	26,506
Merger exit costs	4,618	–
Rent	10,455	2,285
Merger severance liability	10,571	–
Restructuring reserve	–	4,926
Group Insurance	3,046	2,038
Merger and acquisition costs	4,300	952
Other	17,875	7,736

	157,227	$119,802

Other long-term liabilities:
Unfavorable lease obligations	$229,893	$249,207
Deferred rent	23,921	4,234
Casualty claims and premiums	17,523	13,150
Pension and other benefits	71,784	55,020
Deferred income	21,877	12,414
Deferred gain	21,426	–
Advance sale leaseback proceeds	6,178	6,916
Theatre and other closure	5,523	2,000
Deferred compensation liability	5,307	5,517
Deferred rebates	9,269	–
Other (restated)	4,634	5,782

	$417,335	$354,240

NOTE 7—CORPORATE BORROWINGS AND CAPITAL AND FINANCING LEASE OBLIGATIONS

        A summary of the carrying value of corporate borrowings and capital and financing lease obligations is as follows:

(In thousands)	March 30, 2006	March 31, 2005
	(Successor)	(Successor)
New Senior Secured Credit Facility (6.9% as of March 30, 2006)	$650,000	$–
8 5/8% Senior Fixed Rate Notes due 2012	250,000	250,000
Senior Floating Rate Notes due 2010 (9.0% as of March 30, 2006)	205,000	205,000
8% Senior Subordinated Notes due 2014	298,648	298,530
9 7/8% Senior Subordinated Notes due 2012	187,808	189,455
9 1/2% Senior Subordinated Notes due 2011	218,138	218,985
11% Senior Subordinated Notes due 2016	325,000	–
12% Senior Discount Notes due 2014	205,127	182,561
Capital and financing lease obligations, 10 3/4%	68,130	65,470
Cinemex Credit Facility	113,665	–
Mortgage Payable	2,300	–

	2,523,816	1,410,001
Less: current maturities	30,804	3,445

	$2,493,012	$1,406,556

        Minimum annual payments required under existing capital and financing lease obligations (net present value thereof) and maturities of corporate borrowings as of March 30, 2006 are as follows:

	Capital and Financing Lease Obligations
				Principal Amount of Corporate Borrowings
(In thousands)	Minimum Lease Payments	Less Interest	Principal		Total
2007	$11,056	$6,942	$4,114	$26,690	$30,804
2008	10,333	6,705	3,628	28,392	32,020
2009	9,969	6,250	3,719	46,283	50,002
2010	9,925	5,826	4,099	40,600	44,699
2011	9,975	5,355	4,620	424,311	428,931
Thereafter	85,306	37,356	47,950	1,988,283	2,036,233

Total	$136,564	$68,434	$68,130	$2,554,559	$2,622,689

New Senior Secured Credit Facility

        Concurrently with the consummation of the Mergers, the Company entered into a new credit facility. The new senior secured credit facility is with a syndicate of banks and other financial institutions and provides financing of up to $850.0 million, consisting of a $650.0 million term loan facility with a maturity of seven years and a $200.0 million revolving credit facility with a maturity of six years. The revolving credit facility will include borrowing capacity available for Mexican peso-denominated revolving loans, for letters of credit and for swingline borrowings on same-day notice. The Company's ability to borrow against the revolving credit facility is limited to approximately $90.0 million as of March 30, 2006 due to restrictions imposed by our various debt agreements.

        Borrowings under the new senior secured credit facility bear interest at a rate equal to an applicable margin plus, at the Company's option, either a base rate or LIBOR. The initial applicable margin for borrowings under the revolving credit facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR borrowings, and the initial applicable margin for borrowings under the term loan facility is 1.50% with respect to base rate borrowings and 2.125% with respect to LIBOR borrowings. The applicable margin for such borrowings may be reduced, subject to the Company attaining certain leverage ratios. As of March 30, 2006 the annual interest rate on the term loan was 6.9%. In addition to paying interest on outstanding principal under the new senior secured credit facility, the Company is required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.375% (subject to reduction upon attainment of certain leverage ratios). The Company will also pay customary letter of credit fees. The Company may voluntarily repay outstanding loans under the new senior secured credit facility at any time without premium or penalty, other than customary "breakage" costs with respect to LIBOR loans. The Company is required to repay $1,625,000 of the term loan quarterly, beginning March 31, 2006 through September 30, 2012, with any remaining balance due on January 26, 2013.

        All obligations under the new senior secured credit facility are guaranteed by each of the Company's 100% owned domestic subsidiaries. All obligations under the new senior secured credit facility, and the guarantees of those obligations (as well as cash management obligations and any interest hedging or other swap agreements), are secured by substantially all of the Company's assets as well as those of each subsidiary guarantor.

        The new senior secured credit facility contains a number of covenants that, among other things, restrict, subject to certain exceptions, the Company's ability, and the ability of the Company's subsidiaries, to sell assets; incur additional indebtedness; prepay other indebtedness (including the Notes); pay dividends and distributions or repurchase its capital stock; create liens on assets; make investments; make certain acquisitions; engage in mergers or consolidations; engage in certain transactions with affiliates; amend certain charter documents and material agreements governing subordinated indebtedness, including the Notes; change the business conducted by it and its subsidiaries; and enter into agreements that restrict dividends from subsidiaries.

        In addition, the new senior secured credit facility requires the Company, commencing with the fiscal quarter ended September 30, 2006, to maintain a maximum net senior secured leverage ratio as long as the commitments under the revolving credit facility remain outstanding. The new senior secured credit facility also contains certain customary affirmative covenants and events of default. Costs related to the issuance of the New Senior Secured Credit Facility were capitalized and are charged to interest expense following the interest method, over the lives of the facilities. Unamortized issuance costs were $14,408,000 as of March 30, 2006.

Cinemex Credit Facility

        In August 2004, Cadena Mexicana de Exhibición S.A. de C.V., a 100% owned subsidiary of Cinemex and an indirect 100% subsidiary of AMCE, entered into a senior secured credit facility, which remains in place after the consummation of the Merger with Loews. The initial amount drawn under the Cinemex senior secured credit facility was 1,026.4 million Mexican pesos (approximately $90.0 million as of August 16, 2004). Cinemex drew 106.4 million Mexican pesos (approximately $10 million in August 2005) under the delayed draw feature of its senior secured credit facility. Approximately $103.9 million was outstanding under the senior secured credit facility as of March 30, 2006. In December 2005, Cadena Mexicana entered into an amended and restated senior secured revolving credit facility which provides for an available revolving credit line of the peso equivalent of $25.0 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the revolving credit facility is peso-denominated debt). During January and February of 2006, Cinemex drew 105.4 million Mexican pesos under the revolving credit facility (approximately $9.8 million was outstanding as of March 30, 2006). All obligations of Cadena Mexicana under the Cinemex senior secured credit facility and revolving credit facility are guaranteed by Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries.

        The Cinemex borrowings are non-recourse to AMCE. Interest on the Cinemex term loan is payable in arrears on a monthly basis at the Interbank Equilibrium Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Cinemex term loan as of March 30, 2006 was 9.31%. This rate was adjusted to 8.5% on approximately $68.8 million of the Cinemex borrowings by an interest rate swap entered into on July 28, 2003 and was redesignated as a hedge of the Cinemex senior secured credit facility on August 16, 2004. The interest rate on the remaining approximately $35.1 million of the Cinemex borrowings was adjusted to 9.89% by an interest rate swap entered into on August 5, 2005. The Cinemex term loan matures on August 16, 2009 and will amortize beginning on February 16, 2007 in installments ranging from 10% to 30% per annum over the five-year period.

        The Cinemex senior secured credit facilities contain customary affirmative and negative covenants with respect to Cadena Mexicana and each of the guarantors and, in certain instances, Cadena Mexicana's subsidiaries that are not guarantors, as defined in the credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Cadena Mexicana and the guarantors under the Cinemex senior secured credit facilities rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The senior secured credit facilities also include certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement.

Notes Due 2011

        On January 27, 1999, the Company sold $225,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2011 ("Notes due 2011") and on March 29, 2002, the Company issued an additional $72,880,000 aggregate principal amount of Notes due 2011 in connection with the acquisition of GC Companies. The Notes due 2011 bear interest at the rate of 9 1/2% per annum, payable in February and August. The Notes due 2011 are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2004 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2007, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the indenture governing the Notes due 2011), the Company will be required to make an offer to repurchase each holder's notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The Notes due 2011 are subordinated to all existing and future senior indebtedness of the Company. The Notes due 2011 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company's Notes due 2012, Notes due 2014 and Notes due 2016.

        On March 25, 2004, the Company redeemed $83,406,000 of its Notes due 2011 for $87,367,000. A loss of $5,357,000 was recognized in connection with the redemption including a call premium of $3,962,000, unamortized issue costs of $1,125,000 and unamortized discount of $270,000. The loss is included within other expense in the Consolidated Statements of Operations for the year ended April 1, 2004.

        The merger with Marquee constituted a "change of control" under the Notes due 2011 which allowed the holders of those notes to require the Company to repurchase their notes at 101% of their aggregate principal amount plus accrued and unpaid interest to the date of purchase. Noteholders tendered $1,663,000 aggregate principal amount of the Notes due 2011, which were repurchased using existing cash.

        The indenture governing the Notes due 2011 contains certain covenants that, among other things, may limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. If the Notes due 2011 attain "investment grade status", the covenants in the indenture governing the Notes due 2001 limiting the Company's ability to incur additional indebtedness and pay dividends will cease to apply.

        In connection with the merger with Marquee, the carrying value of the Notes due 2011 was adjusted to fair value. As a result, a premium of $7,073,000 was recorded and will be amortized to interest expense over the remaining term of the notes. The unamortized premium as of March 30, 2006 is $5,327,000. Unamortized issuance costs were $0 as of March 30, 2006.

Notes Due 2012

        On January 16, 2002, the Company sold $175,000,000 aggregate principal amount of 9 7/8% Senior Subordinated Notes due 2012 (the "Notes due 2012"). The Notes due 2012 bear interest at the rate of 9 7/8% per annum, payable in February and August. The Notes due 2012 are redeemable at the option of the Company, in whole or in part, at any time on or after February 1, 2007 at 104.938% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2010, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the indenture governing the Notes due 2012), the Company will be required to make an offer to repurchase each holder's notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. The Notes due 2012 are subordinated to all existing and future senior indebtedness of the Company. The Notes due 2012 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company's Notes due 2011, Notes due 2014 and Notes due 2016.

        The indenture governing the Notes due 2012 contains certain covenants that, among other things, may limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock.

        In connection with the merger with Marquee, the carrying value of the Notes due 2012 was adjusted to fair value. As a result, a premium of $17,078,000 was recorded and will be amortized to interest expense over the remaining term of the notes. The unamortized premium as of March 30, 2006 is $12,808,000. Unamortized issuance costs were $0 as of March 30, 2006.

Notes Due 2014

        On February 24, 2004, the Company sold $300,000,000 aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "Notes due 2014"). The Company applied the net proceeds from the sale of Notes due 2014, plus cash on hand, to redeem all outstanding $200,000,000 aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2009 and $83,406,000 aggregate principal amount of its Notes due 2011. The Notes due 2014 bear interest at the rate of 8% per annum, payable in March and September. The Notes due 2014 are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2009 at 104.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 1, 2012, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the indenture governing the Notes due 2014), the Company will be required to make an offer to repurchase each holder's notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes due 2014 are subordinated to all existing and future senior indebtedness of the Company. The Notes due 2014 are unsecured senior subordinated indebtedness of the Company ranking equally with the Company's Notes due 2011, Notes due 2012 and Notes due 2016.

        The indenture governing the Notes due 2014 contains certain covenants that, among other things, may limit the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock.

        In connection with the merger with Marquee the carrying value of the Notes due 2014 was adjusted to fair value. As a result, a discount of $1,500,000 was recorded and will be amortized to interest expense over the remaining term of the notes. The unamortized discount as of March 30, 2006 is $1,352,000. Unamortized issuance costs were $0 as of March 30, 2006.

Fixed Notes and Floating Notes.

        In connection with the merger with Marquee, the Company became the obligor of $250,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2012 (the "Fixed Notes due 2012") and $205,000,000 aggregate principal amount of Senior Floating Notes due 2010 (the "Floating Notes due 2010" and, together with the Fixed Notes due 2012, the "Senior Notes") that were each previously issued by Marquee on August 18, 2004. The Senior Notes (i) rank senior in right of payment to any of the Company's existing and future subordinated indebtedness, rank equally in right of payment with any of the Company's existing and future senior indebtedness and are effectively subordinated in right of payment to any of the Company's secured senior indebtedness, including the amended credit facility, and (ii) are fully and unconditionally guaranteed on a joint and several, senior unsecured basis by each of the Company's existing and future 100% owned subsidiaries that is a guarantor or direct borrower under the Company's other indebtedness. The Senior Notes are structurally subordinated to all existing and future liabilities and preferred stock of the Company's subsidiaries that do not guarantee the notes.

        The Fixed Notes due 2012 bear interest at the rate of 8 5/8% per annum, payable on February 15 and August 15 of each year, commencing February 15, 2005. The Fixed Notes due 2012 are redeemable at the Company's option, in whole or in part, at any time on or after August 15, 2008 at 104.313% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after August 15, 2010. Costs related to the issuance of the Fixed Notes due 2012 were capitalized and are charged to interest expense, following the interest method, over the life of the notes. Unamortized issuance costs of $7,080,000 as of March 30, 2006, are included in other long-term assets.

        The Floating Notes due 2010 bear interest at a rate per annum, reset quarterly, equal to 4 1/4% plus the three-month LIBOR interest rate. Interest on the Floating Notes due 2010 is payable quarterly on February 15, May 15, August 15, and November 15 of each year and interest payments commenced on November 15, 2004. The interest rate is currently 9.0% per annum for the quarterly period ending May 14, 2006 and the interest rate is 9.42% per annum for the quarterly period ending August 14, 2006. The Floating Notes due 2010 are redeemable, in whole or in part, on or after August 15, 2006 at 103.000% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after August 15, 2009. Costs related to the issuance of the Fixed Notes due 2010 were capitalized and are charged to interest expense, following the interest method, over the life of the notes. Unamortized issuance costs were $5,534,000 as of March 30, 2006.

11% Senior Subordinated Notes Due 2016

        On January 26, 2006, the Company issued $325,000,000 aggregate principal amount of 11% Senior Subordinated Notes (the "Notes due 2016") issued under an indenture (the "Indenture"), with HSBC Bank USA, National Association, as trustee. The Notes due 2016 will bear interest at a rate of 11% per annum, payable on February 1 and August 1 of each year (commencing on August 1, 2006), and have a maturity date of February 1, 2016.

        The Notes due 2016 are general unsecured senior subordinated obligations of the Company, fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis by each of the Company's existing and future domestic restricted subsidiaries that guarantee the Company's other indebtedness.

        The Company may redeem some or all of the Notes due 2016 at any time on or after February 1, 2011 at 105.5% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after February 1, 2014. In addition, the Company may redeem up to 35% of the aggregate principal amount of the notes using net proceeds from certain equity offerings completed on or prior to February 1, 2009. If the Company experiences a change of control (as defined in the indenture governing the Notes due 2016), the Company will be required to make an offer to repurchase the Notes due 2016 at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

        The indenture governing the Notes due 2016 contains covenants limiting other indebtedness, dividends, purchases or redemptions of stock, transactions with affiliates and mergers and sales of assets. It also contains provisions subordinating the Company's obligations under the Notes due 2016 to the Company's obligations under its senior secured credit facility and other senior indebtedness. Costs related to the issuance of the Notes due 2016 were capitalized and are charged to interest expense, following the interest method, over the life of the notes. Unamortized issuance costs were $8,766,000 as of March 30, 2006.

        As of March 30, 2006, the Company was in compliance with all financial covenants relating to the New Senior Secured Credit Facility, the Cinemex Credit Facility, the 11% Senior Subordinated Notes due 2016, the 9 1/2% Senior Subordinated Notes due 2011, the 9 7/8% Senior Subordinated Notes due 2012, the 8% Senior Subordinated Notes due 2014, the Fixed Notes due 2012 and the Floating Notes due 2010.

Holdings Discount Notes Due 2014

        To help finance the merger with Marquee, Holdings issued $304,000,000 aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 ("Discount Notes due 2014") for gross proceeds of $169,917,760. The only operations of Holdings prior to the merger were related to this financing. Because AMCE was the primary beneficiary of Holdings, which was considered a variable interest entity as defined in FIN 46(R), Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51, the Predecessor was required to consolidate Holdings' operations and financial position into AMCE's financial statements as of and through the period ended December 23, 2004. Subsequent to December 23, 2004, the Successor deconsolidated Holdings' assets and liabilities. The results of operations of Holdings included within the Predecessor's Consolidated Statements of Operations for the period from April 2, 2004 through December 23, 2004 include interest expense of $7,135,000 and interest income of $831,000. Costs related to the issuance of the Discount Notes due 2014 were capitalized and are charged to interest expense following the interest method over life of the notes. Unamortized issuance costs were $4,396,000 as of March 30, 2006.

        Holdings is a holding company with no operations of its own and has no ability to service interest or principal on the Discount Notes due 2014 other than through any dividends it may receive from AMCE. AMCE will be restricted, in certain circumstances, from paying dividends to Holdings by the terms of the indentures governing the Fixed Notes due 2012, the Floating Notes due 2010, the Notes due 2011, the Notes due 2012, the Notes due 2014, the Notes due 2016 and the new senior secured credit facility. AMCE has not guaranteed the indebtedness of Holdings nor pledged any of its assets as collateral.

        Prior to August 15, 2009, unless Holdings elects to pay cash interest as described below, interest on the Discount Notes due 2014 will accrete from the date of issuance of the notes until August 15, 2009, compounded semiannually.

        On any interest payment date prior to August 15, 2009, Holdings may elect to commence paying cash interest (from and after such interest payment date) in which case (i) Holdings will be obligated to pay cash interest on each subsequent interest payment date, (ii) the notes will cease to accrete after such interest payment date and (iii) the outstanding principal amount at the maturity of each note will be equal to the accreted value of such notes as of such interest payment date.

Derivatives

        On July 28, 2003, Cinemex entered into an interest rate swap agreement with a maturity of December 26, 2007 to manage its exposure to interest rate movements by effectively converting its previous long-term senior secured credit facility from a variable to a fixed rate. The notional amount of the interest rate swap reduces in accordance with the repayment provisions of Cinemex's previous long-term senior secured credit facility. Although this senior secured facility was repaid on August 13, 2004, the swap agreement remains outstanding and was redesignated as a hedge of the Cinemex term loan.

        The face amount of the interest rate swap on March 30, 2006 was 750 million Mexican pesos ($68.8 million). The swap agreement provides for the exchange of variable rate payments for fixed rate payments without the effect of leverage and without the exchange of the underlying face amount. The variable rate is based on the 28-day TIIE rate and the fixed rate is 8.5%. The fair market value of the interest rate swap was $444,000 as of March 30, 2006.

        On August 5, 2005, Cinemex entered into a new interest rate swap with a face amount of 382.8 million Mexican pesos ($35.1 million) as a complement to the July 28, 2003 interest rate swap noted above. The new interest rate swap was entered into in order to hedge the outstanding debt balance not covered by the July 28, 2003 interest rate swap. This new interest rate swap provides for the exchange of variable rate payments for fixed rate payments. The variable rate is based on the 28-day TIIE rate and the fixed rate is 9.89%. The fair market value of this interest rate swap was $2,257,000 as of March 30, 2006.

NOTE 8—STOCKHOLDERS' EQUITY

Successor Discussion

        Pursuant to the terms of the Merger Agreement, on January 26, 2006, in connection with the consummation of the Merger, Holdings issued 256,085.61252 voting shares of Class L-1 Common Stock, par value $0.01 per share ("Class L-1 Common Stock"), 256,085.61252 voting shares of Class L-2 Common Stock, par value $0.01 per share ("Class L-2 Common Stock" and, together with the Class L-1 Common Stock, the "Class L Common Stock"), 382,475 voting shares of Class A-1 Common Stock, par value $0.01 per share (the "Class A-1 Common Stock"), 382,475 voting shares of Class A-2 Common Stock, par value $0.01 per share (the "Class A-2 Common Stock" and, together with the Class A-1 Common Stock, the "Class A Common Stock"), and 5,128.77496 nonvoting shares of Class N Common Stock, par value $0.01 per share (the Class N Common Stock"), such that (i) the former non-management stockholders of LCE Holdings, including the Bain Investors, the Carlyle Investors and the Spectrum Investors (collectively, the "Former LCE Sponsors"), hold all of the outstanding shares of Class L Common Stock, (ii) the pre-existing non-management stockholders of Holdings, including the JPMP Investors and the Apollo Investors (collectively, the "Pre-Existing Holdings Sponsors" and, the Pre-Existing Holdings Sponsors together with the Former LCE Sponsors, the "Sponsors") and other co-investors (the "Coinvestors"), hold all of the outstanding shares of Class A Common Stock, and (iii) management stockholders of Holdings (the "Management

Stockholders" and, together with the Sponsors and Coinvestors, the "Stockholders") hold all of the non-voting Class N Common Stock.

        The Class L Common Stock, Class A Common Stock and Class N Common Stock will automatically convert on a one-for-one basis into shares of residual voting common stock, par value $0.01 per share, upon (i) written consent of each of the Sponsors or (ii) the completion of an initial public offering of capital stock of Holdings or AMCE (an "IPO").

        The issuance of the equity securities was exempt from registration under the Securities Act of 1933 and the rules promulgated thereunder (the "Securities Act") in reliance on Section 4(2) of the Securities Act, as transactions by an issuer not involving a public offering.

        The fair value of the shares issued by Holdings for LCE Holdings in connections with the Merger was estimated to be $540,671,000.

        In connection with the merger with Marquee, each issued and outstanding share of the Predecessor's common stock and class B stock was converted into the right to receive $19.50 in cash and each issued and outstanding share of the Predecessor's preferred stock was converted into the right to receive $2,727.27 in cash.

        See Note 2—Acquisitions and the Consolidated Statements of Stockholders' Equity within this Form 10-K for additional information regarding the impact on stockholder's equity of these mergers.

Common Stock Rights and Privileges

        Marquee Holdings Class A-1 voting Common Stock, Class A-2 voting Common Stock, Class N nonvoting Common Stock, Class L-1 voting Common Stock and Class L-2 voting Common Stock entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions with respect to dividends. Additionally, each share of Class A Common Stock, Class L Common Stock and Class N Common Stock shall automatically convert into one share of Residual Common Stock on a one-for-one basis immediately prior to the consummation of an Initial Public Offering.

Predecessor Discussion

        The Company had two classes of common stock outstanding, Common Stock and Class B Stock, which did not provide for different dividend rates or other preferences, other than voting rights, between the two classes of common stock.

Voting Rights

        The holders of Common Stock were entitled to one vote per share and, except for the election of directors, voted together as a single class with the holders of the Company's Class B Stock and holders of the Company's Series A Convertible Preferred Stock who were entitled to vote their shares, on an as-converted basis, subject to the right to vote as a separate class as required by law and on certain charter amendments affecting the number of authorized shares of Common Stock or the par value or relative powers, preferences or special rights thereof.

        The holders of Class B Stock were entitled to ten votes per share and, except for the election of directors, voted together as a single class with the holders of Common Stock and holders of the Company's Series A Convertible Preferred Stock who were entitled to vote their shares, on an as-converted basis, subject to the right to vote as a separate class as required by law and on certain charter amendments affecting the number of authorized shares of Class B Stock or the par value or relative powers, preferences or special rights thereof.

        Under the Company's investment agreement with the initial purchasers of the Company's Preferred Stock, the Company could change the size of the Board of Directors, which had eight members, without the approval of the initial purchasers as long as they continued to own at least 117,500 shares of Preferred Stock. Also, so long as the initial purchasers continued to hold this and other preferred stock approval rights, the initial purchasers had the right to elect three directors to the Company's Board of Directors. The remaining members of the board were elected by the holders of Common Stock and Class B stock. Under the Company's restated and amended certificate of incorporation, holders of Common Stock, voting separately as a class, had the right to elect two directors, and the holders of Common Stock and Class B Stock, voting together as a single class, with each share of Common Stock having one vote per share and each share of Class B Stock having ten votes per share, had the right to elect three directors. In the event that no shares of Class B Stock remain outstanding, the holders of Common Stock could elect all of the members of the Board of Directors to be elected by holders other than holders of Preferred Stock, with each share having one vote for such purpose. Holders of Common Stock and Class B Stock do not have cumulative voting rights in elections of directors.

        Upon transfer of shares of Series A Convertible Preferred Stock to a transferee that is not an affiliate of the initial purchasers, the transferee holder of Series A Convertible Preferred Stock was entitled to vote on an as-converted basis with the holders of the Company's Common Stock and Class B Stock on all matters except the election of directors and any matter reserved by law or the Company's restated and amended certificate of incorporation for consideration exclusively by the holders of Common Stock or Class B Stock. Holders of the Series A Convertible Preferred Stock also had the right to vote as a class on the creation, authorization or issuance of any class, series or shares of senior stock, parity stock or junior stock (if the junior stock may be redeemed at the option of the holders thereof prior to April 19, 2011) and on any adverse change to the preference, rights and powers of the Series A Convertible Preferred Stock.

        If an event of default with respect to the Company's Preferred Stock (as defined below) occurred and was not cured or waived within 45 days, then the holders of Preferred Stock would have had the right to elect that number of directors that, when added to those directors already elected by the holders of Series A Convertible Preferred Stock, constituted a majority of the Board of Directors. An "event of default" is defined as (i) an event of default under the Company's credit facility, the note indentures or any other indebtedness in excess of $10 million, (ii) the Company's failure to pay cash dividends on the Preferred Stock when required under the terms thereof or (iii) the Company's violation of the provisions of the investment agreement relating to the preferred stock approval rights.

Equity Securities

        The authorized common stock of AMCE consisted of two classes of stock: Common Stock (66 2/3¢ par value; 200,000,000 shares authorized) and Class B Stock (66 2/3¢ par value; 30,000,000 shares authorized). Holders of Class B Stock could have elected to convert at any time on a share-for-share basis into Common Stock.

        The Company had authorized 10,000,000 shares of Preferred Stock (66 2/3¢ par value), of which 2,000,000 shares had been designated under the Company's Certificate of Designations as Series A Convertible Preferred Stock ("Series A Preferred") and 2,000,000 shares had been designated as Series B Exchangeable Preferred Stock ("Series B Preferred", and collectively with the Series A Preferred, the "Preferred Stock"). As of April 1, 2004, 299,477 Series A Preferred shares were issued and outstanding.

        On April 19, 2001, the Company issued 92,000 shares of Series A Preferred and 158,000 shares of Series B Preferred at a price of $1,000 per share. Net proceeds from the issuance of approximately $225,000,000 were used to repay borrowings under the Credit Facility. On September 13, 2001, all shares of Series B Preferred were exchanged for an equal number of shares of Series A Preferred. The Preferred Stock has preference in liquidation equal to the greater of $1,000 per share plus accrued and unpaid dividends, or the amount that would have been payable if the Preferred Stock were converted into Common Stock.

        The Series A Preferred was convertible at the option of the holder into shares of Common Stock at a conversion price of $7.15 per Common Stock share (as adjusted, the "Conversion Price") resulting in a current conversion rate of 139.86 shares of Common Stock for each share of Series A Preferred.

        Dividends on the Series A Preferred accumulated at an annual rate of 6.75% and were payable when, as and if declared by the Company's Board of Directors. Dividends on the Series A Preferred must have been paid with additional Series A Preferred shares for the first three years from April 19, 2001. Between April 20, 2004 and April 19, 2008, dividends could have been paid in either additional Series A Preferred shares or cash, at the Company's option, and must have been paid in cash after April 19, 2008, unless prohibited by the Indentures for the Notes due 2011, in which case such dividends were payable in additional Series A Preferred shares.

        Preferred Stock dividends paid in shares of Preferred Stock were recorded at their estimated fair value on the date of declaration. The carrying value of Series A Preferred was accreted to its redemption price (including any accrued and unpaid dividends) over ten years (the period from initial issuance until redemption first becomes available to the holder of the security) using the interest method. Preferred Stock dividends of 1,023 shares of Preferred Stock valued at $2,362,000 for the period from April 1, 2004 to April 19, 2004, cash dividends of $9,349,000 for the period from April 19, 2004 through September 30, 2004, special Preferred Stock dividends and 33,408 shares of Preferred Stock valued at $91,113,000 and accretion of $1,476,000 were recorded during the Predecessor period ended December 23, 2004. During fiscal 2004, the Company recorded dividends of 19,697 shares of Series A Preferred valued at $40,277,000.

        The holders of Series A Preferred shares were also entitled to a special dividend of additional Series A Preferred shares if a Change of Control (as defined in the Certificate of Designations) of the Company occured prior to April 19, 2006 equal to the dividends that they would have received through April 19, 2006 if the Change of Control had not occurred. If dividends were paid on the Common Stock in any fiscal period, the holders of Series A Preferred shares were entitled to receive dividends on an "as converted" basis to the extent such dividends were greater than the Series A Preferred dividends otherwise payable in such fiscal period.

        The Preferred Stock may have been redeemed in whole and not in part by the Company at the Company's option at any time after April 19, 2006 for cash equal to the liquidation preference, provided that the average Common Stock closing price for the 20 trading days preceding the notice of redemption exceeded 150% of the Conversion Price. The Series A Preferred must have been redeemed by the Company at the option of a holder at any time after April 19, 2011 for cash or Common Stock, at the Company's option, at a price equal to the Series A Preferred liquidation preference.

        The initial purchasers of the Preferred Stock had the right to approve the payment of dividends on the Company's other capital stock.

        In addition, during the period that they were entitled to elect three Directors, the initial purchasers of the Company's Preferred Stock must have approved certain corporate actions before the Company could take them. These Preferred Stock Approval Rights included but are not limited to, limitations on the Company's ability to:

  •
  amend the Company's restated and amended certificate of incorporation or bylaws;

  •
  create, authorize or issue any class, series or shares of capital stock;

  •
  merge, consolidate or consummate a similar transaction;

  •
  incur debt or amend or alter the material terms of any existing or future material senior debt; and

  •
  acquire or dispose of any material business or assets.

Stock-Based Compensation

        Holdings, has adopted a stock-based compensation plan that permits grants of up to 49,107.44682 options on Holdings stock and has granted options on 600.00000 and 38,876.72872 of its shares to certain employees during the Successor periods ended March 30, 2006 and March 31, 2005, respectively. As of March 30, 2006, there was $13,740,000 of total estimated unrecognized compensation cost related to nonvested stock-based compensation arrangements under the Holdings plan.

        Holdings is required to reflect the stock-based compensation expense associated with the options within its consolidated statements of operations. The options have a ten year term, the options granted during fiscal 2005 step-vest in equal amounts over five years with the final vesting occurring on December 23, 2009, the options granted during fiscal 2006 step vest in equal amounts over three years with final vesting occurring on December 23, 2008, but vesting may accelerate for certain participants if there is a change of control (as defined in the plan). The Successor has recorded $3,433,000 and $1,201,000 of stock-based compensation expense related to these options and has recognized an income tax benefit of approximately $0 and $492,000 in its Consolidated Statements of Operations during the Successor periods ended March 30, 2006 and March 31, 2005, respectively. One of the holders of stock options has written put rights deemed to be in the holder's control associated with his options whereby he can require Holdings to repurchase his options; and as such $142,000 of the Stock-based Compensation obligation is recorded in other long term liabilities in the Consolidated Balance Sheets at March 30, 2006. The Successor accounts for stock options using the fair value method of accounting as prescribed by SFAS 123 (R) and SAB 107 and has valued the options using the Black-Scholes formula. See Note 1—The Company and Significant Accounting Policies, Stock-based Compensation for more information regarding Holdings stock option plan.

        During the second quarter of fiscal 2004 the Predecessor's shareholders approved and the Predecessor adopted the 2003 AMC Entertainment Inc. Long-Term Incentive Plan (the "2003 LTIP"). The 2003 LTIP provides for five basic types of awards: (i) grants of stock options which are either incentive or non-qualified stock options, (ii) grants of restricted stock awards, (iii) grants of deferred stock units, (iv) grants of deferred cash awards and (v) performance grants which may be settled in stock options, shares of common stock, restricted stock, deferred stock units, deferred cash awards, or cash, or any combination thereof. The number of shares of Common Stock which could have been sold or granted under the plan was not to exceed 6,500,000 shares. The 2003 LTIP provided that the option exercise price for stock options was not to be less than the fair market value of stock at the date of grant, options may not have been repriced and unexercised options expired no later than ten years after date of grant.

        On June 11, 2004, the Board of Directors made performance grants for fiscal 2005 with award opportunities having an aggregate value of $12,606,000. These grants were subject to the satisfaction of performance measures during fiscal 2005 and/or the exercise of discretion by the Compensation Committee of the Board of Directors. The Company did not meet the performance measures for fiscal 2005. Accordingly, the Company had no expense or accrual recorded for the fiscal 2005 performance grants.

        On June 11, 2004, the Compensation Committee of the Board of Directors awarded 527,398 deferred stock units with a fair value of $7,917,000 and deferred cash award of $1,606,000, to employees, which represented a 100% award based on achievement of all target-based grants made on September 18, 2003. Holdings made payments of $10,150,000 to the holders of 520,350 deferred stock units that vested upon closing the merger with Marquee which was considered as a part of the purchase price in connection with this merger.

        The Predecessor accounted for the stock options, restricted stock awards and deferred stock units under plans that it sponsored following the recognition and measurement provisions of APB No. 25, Accounting for Stock issued to Employees and related interpretations. No stock-based employee compensation expense related to restricted stock awards and deferred stock units was recorded during the Predecessor period ended December 23, 2004 and $8,727,000 was reflected in net earnings for the Predecessor period ended April 1, 2004. No stock-based employee compensation expense for stock options was reflected in net earnings for the period, as all stock options granted under those plans had an exercise price equal to the fair market value of the underlying common stock on the date of grant. Holdings made payments of $7,750,000 to the holders of 1,451,525 vested in-the-money options that vested upon closing the merger with Marquee which was considered as a part of the purchase price in connection with this merger.

        There are currently no outstanding share-based awards under the Company's 2003 LTIP subsequent to the merger with Marquee.

        A summary of stock option activity under all plans is as follows:

	March 30, 2006		From Inception July 16, 2004 through March 31, 2005		April 2, 2004 through December 23, 2004		April 1, 2004
	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share	Number of Shares	Weighted Average Exercise Price Per Share
	(Successor)		(Successor)		(Predecessor)		(Predecessor)
Outstanding at beginning of year	38,876.72872	$1,000	–	$–	1,500,640	$14.19	1,978,165	$12.98
Granted(2)	600.0000	$1,000	38,876.72872	1,000	–	–	–	–
Canceled	–	–	–	–	(42,200)	–	(20,940)	13.09
Exercised(1)	–	–	–	–	(1,458,440)	–	(456,585)	8.54

Outstanding at end of year(3)	39,476.72872	$1,000	38,876.72872	$1,000	–	$14.19	1,500,640	$14.32

Exercisable at end of year	7,775.34574	$–	–	$–	–	$–	1,292,650	$14.19

Available for grant at end of year	9,630.71809		10,230.71809		–		5,969,497

(1)
The Predecessor period ended December 23, 2004, includes 1,451,525 options automatically vested and purchased as a result of the merger with Marquee, and 6,915 options exercised during the period.

(2)
The weighted average fair value per option granted was $230.75 and $575.48 during fiscal 2006 and 2005, respectively.

(3)
The weighted average remaining contractual life for outstanding options was 8.7 years, 9.7 years and 6.2 years for fiscal 2006, 2005 and 2004, respectively.

Stock Appreciation Rights

        In November 2004, Loews entered into a Stock Appreciation Rights Agreement (the "SAR Agreement") with the Chief Executive Officer of Cinemex under which stock appreciation rights ("SARs") based upon the equity value of Cinemex were granted. The SARs granted allow for the receipt of cash payments equivalent to the increase in value of 4,405 units (representing 4,405 shares of Cinemex Common Stock and 67,737 shares of Cinemex Preferred Stock) from July 30, 2004. The SARs equity valuation is based upon the equity of Cinemax.

        No stock-based compensation expense related to the SARs granted is reflected for the fifty-two weeks ended March 30, 2006, as there has been no appreciation in the equity value (as defined in the SARs Agreement) of Cinemex from the date of the Merger.

NOTE 9—INCOME TAXES

        Income tax provision reflected in the Consolidated Statements of Operations for the periods in the three years ended March 30, 2006 consists of the following components:

(In thousands)	March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Current:
Federal	$(232)	$(1,416)	$851	$(6,130)
Foreign	562	–	–	–
State	1,230	(202)	3,571	(17)

Total current	1,560	(1,618)	4,422	(6,147)

Deferred:
Federal	79,212	(7,826)	9,046	11,635
Foreign	834	80	240	1,619
State	10,594	164	1,292	1,293

Total deferred	90,640	(7,582)	10,578	14,547

Total provision	92,200	(9,200)	15,000	8,400
Tax benefit (provision) of discontinued operations	(20,400)	(80)	(240)	2,000

Total provision (benefit) from continuing operations	$71,800	$(9,280)	$14,760	$10,400

        Income from pre-tax losses before income taxes consisted of the following:

(In thousands)	March 30, 2006 (restated)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Domestic	$(107,492)	$(52,025)	$(3,689)	$18,586
Foreign	(16,531)	(1,565)	(17,189)	(20,900)

Total	$(124,023)	$(53,590)	$(20,878)	$(2,314)

        The difference between the effective tax rate on earnings (loss) before income taxes and the U.S. federal income tax statutory rate is as follows:

	March 30, 2006 (restated)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	April 4, 2003 through April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Federal statutory rate	35.0%	35.0%	35.0%	35.0%
Merger costs	–	(13.1)	(68.8)	–
State income taxes, net of federal tax benefit	4.9	—	(7.0)	(35.8)
Valuation allowance	(96.5)	(1.0)	(28.8)	(358.3)
Non-deductible goodwill and other permanent items	(17.1)	–	–	–
Other, net	(0.6)	(3.7)	(2.2)	(3.9)

Effective tax rate	(74.3)%	17.2%	(71.8)%	(363.0)%

        Non-deductible goodwill relates to the goodwill disposed of in connection with the sale of the Japan theatres, which is discussed in Note 2.

        Successor merger and acquisitions costs of $20,000,000 during the period from inception July 16, 2004 through March 31, 2005 and Predecessor merger and acquisitions costs of $41,032,000 during the period April 2, 2004 through December 23, 2004 are being treated as non-deductible.

        The significant components of deferred income tax assets and liabilities as of March 30, 2006 and March 31, 2005 are as follows:

	March 30, 2006		March 31, 2005
	Deferred Income Tax		Deferred Income Tax
	(Successor)		(Successor)
(In thousands)
	Assets	Liabilities	Assets	Liabilities
Property	$62,037	$(135,030)	$50,416	$(169,537)
Capital lease obligations	1,808	–	5,176	–
Accrued reserves and liabilities	89,456	–	67,496	–
Deferred rents	84,670	–	97,877	–
Alternative minimum tax credit carryover	11,581	–	11,932	–
Capital loss carryforward	27,128	–	38,698	–
Net operating loss carryforward	280,424	–	40,547	–
Other	55,247	(27,191)	53,929	(6,236)

Total	$612,351	$(162,221)	$366,071	$(175,773)
Less: Valuation allowance	(441,150)	–	(118,719)	–

Net	171,201	(162,221)	247,352	(175,773)
Less: Current deferred income taxes	5,416	–	18,560	–

Total noncurrent deferred income taxes	$165,785	$(162,221)	$228,792	$(175,773)

Net noncurrent deferred income taxes	$3,564		$53,019

        The Company's federal income tax loss carryforward of $648,000,000 will begin to expire in 2008 and will completely expire in 2026 and will be limited to approximately $23,000,000 annually due to the sale of Preferred Stock, the acquisition of GC and the acquisition of Loews. The Company's state income tax loss carryforwards of $672,000,000 may be used over various periods ranging from 5 to 20 years.

        As of March 30, 2006, management believed it was more likely than not that net deferred tax assets related to tax net operating loss carryforwards and certain deferred tax assets of foreign subsidiaries would not be realized due to uncertainties as to the timing and amounts of future taxable income as a result of the Mergers. The Successor has recorded a full valuation allowance against its net deferred tax assets in U.S. and certain foreign jurisdictions of $439,460,000 and a partial valuation allowance of $1,690,000 related to deferred tax assets in the Mexico tax jurisdiction as of March 30, 2006.

        Management believes it is more likely than not that the Company will generate future taxable income in the Mexico tax jurisdiction to realize its remaining recorded deferred tax assets. However, the amount of the deferred tax asset considered realizable could be reduced in the future if estimates of future taxable income during the carryforward period are reduced.

        The Company had a valuation allowance of $441,150,000, $118,719,000, $26,485,000, $20,592,000 and $10,254,000 as of March 30, 2006, March 31, 2005, April 1, 2004, April 3, 2003 and March 28, 2002, respectively. All changes in the valuation allowance were recorded in the income tax provision except for $206,647,000 which was recorded during the Successor period ended March 30, 2006 as part of the purchase price allocation in connection with the Merger and merger with Marquee, $40,062,000 which was recorded during the Successor period ended March 31, 2005 as part of the purchase price allocation in connection with the merger with Marquee and $2,600,000 which was recorded in loss from discontinued operations in the year ended March 28, 2002.

NOTE 10—LEASES

        During fiscal 1998, the Company sold the real estate assets associated with 13 theatres to Entertainment Properties Trust ("EPT") for an aggregate purchase price of $283,800,000 (the "Sale and Lease Back Transaction"). The Company leased the real estate assets associated with the theatres from EPT pursuant to non-cancelable operating leases with terms ranging from 13 to 15 years at an initial lease rate of 10.5% with options to extend for up to an additional 20 years. The leases are triple net leases that require the Company to pay substantially all expenses associated with the operation of the theatres, such as taxes and other governmental charges, insurance, utilities, service, maintenance and any ground lease payments. The Company has accounted for this transaction as a sale and leaseback in accordance with Statement of Financial Accounting Standards No. 98 Accounting for Leases. The land and building improvements have been removed from the Consolidated Balance Sheets. During fiscal 2000, the Company sold the building and improvements associated with one of the Company's theatres to EPT for proceeds of $17,600,000 under terms similar to the above Sale and Leaseback Transaction. During fiscal 2002, the Company sold the land at this theatre to EPT for proceeds of $7,500,000 under terms similar to the above Sale and Leaseback Transaction and at an initial lease rate of 10.75%. During fiscal 2003, the Company sold the real estate assets associated with 2 theatres to EPT for proceeds of $43,665,000 and then leased the real estate assets associated with these theatres pursuant to non-cancelable operating leases with terms of 20 years at an initial lease rate of 11% with options to extend for up to an additional 15 years. On March 30, 2004, the Company sold the real estate assets associated with 3 theatres to EPT for proceeds of $63,911,000 and then leased the real estate assets associated with these theatres pursuant to non-cancelable operating leases with terms of 20 years at an initial lease rate of 9.5% with options to extend for up to 15 additional years. On March 31, 2005, the Company sold the real estate assets associated with one theatre and adjoining retail space to EPT for proceeds of $50,910,000 and then leased the real estate assets associated with this theatre pursuant to non-cancelable operating lease with a term of 20 years at an initial lease rate of 9.2% with options to extend for up to 14 additional years. On March 30, 2006, the Company sold the real estate assets associated with 2 theatres to EPT for proceeds of $35,010,000 and then leased the real estate assets associated with these theatres pursuant to non-cancelable operating leases with terms of 15 and 18 years at an initial lease rate of 9.25% with options to extend for up to 20 additional years.

        Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancelable terms in excess of one year as of March 30, 2006 (Cinemex operating lease totals include an inflationary factor in the annual minimum lease commitments for all applicable leases):

(In thousands)	Minimum operating lease payments
2007	$408,007
2008	422,674
2009	419,634
2010	416,863
2011	408,945
Thereafter	3,341,769

Total minimum payments required	$5,417,892

        The Company has also entered into agreements to lease space for the operation of 13 theatres with 206 screens not yet fully constructed. The future minimum rental payments required under the terms of these leases included above total approximately $438,000,000. The Company records rent expense on a straight-line basis over the base term of the lease commencing with the date the Company has "control and access" to the leased premises.

        Included in long-term liabilities as of March 30, 2006 and March 31, 2005 is $253,814,000 and $253,441,000, respectively, of deferred rent representing future minimum rental payments for leases with scheduled rent increases and unfavorable lease liabilities including those related to the Merger transaction.

        Rent expense is summarized as follows:

(In thousands)	March 30, 2006	From Inception July 16, 2004 through March 31, 2005	From April 2, 2004 through December 23, 2004	52 Weeks April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Minimum rentals	$292,732	$71,189	$195,932	$252,047
Common area expenses	32,711	8,007	21,207	26,317
Percentage rentals based on revenues	4,435	1,130	3,827	4,373
Furniture, fixtures and equipment rentals	—	450	2,768	5,584

Theatre Rent	329,878	80,776	223,734	288,321

NCN and other	–	38	587	1,021
G & A and other	1,559	443	954	3,084

Total	$331,437	$81,257	225,275	$292,426

NOTE 11—EMPLOYEE BENEFIT PLANS

        The Company sponsors a non-contributory qualified defined benefit pension plan generally covering all employees age 21 or older who have completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year ending thereafter, and who are not covered by a collective bargaining agreement.

        Under the plan, benefits are integrated with Social Security and paid to participants at retirement based primarily upon years of credited service with the Company (not exceeding thirty-five) and the employee's highest five year average compensation. Contributions to the plan reflect benefits attributed to employee's services to date, as well as services expected to be earned in the future. The Company expects to contribute $1,400,000 to the defined benefit pension plan during fiscal 2007. Plan assets are invested in pooled separate accounts with an insurance company pursuant to which the plan's benefits are paid to retired and terminated employees and the beneficiaries of deceased employees. The Company also sponsors two non-contributory nonqualified deferred compensation plans which provide additional pension benefits to certain eligible employees.

        As a result of the Merger, the Company acquired two pension plans in the U.S and one in Mexico. One of the U.S. plans is a frozen cash balance plan and neither of the U.S. plans have admitted new participants post-merger. The future existence of the U.S. plans will serve to pay benefits to the current participants under the requirements of the plan. In Mexico, a Seniority Premium and Termination Indemnity for Retirement Plan (the "Mexico Plan") is provided to all eligible employees of Servicios Cinematograficos Especializados, S.A. de C.V. ("SCE") and a Termination Indemnity Retirement Plan to all eligible employees of Servino, S.A. de C.V. ("Servino"). Both SCE and Servino are wholly owned subsidiaries of Cinemex. The Mexico Plan establishes compensation upon retirement (pension and seniority premium) based on years of service rendered and the employee's age and salary at the date of retirement. This plan has not been funded as of March 30, 2006.

        The Company currently offers eligible retirees the opportunity to participate in a health plan (medical, dental, vision and prescription) and a life insurance plan. Employees may become eligible for these benefits at retirement provided the employee is at least age 55 and has at least 15 years of credited service after age 40 and is participating in the American Multi-Cinema, Inc. Employee Benefits Welfare Plan as of the date of termination. The health plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. The accounting for the health plan currently anticipates future modifications to the cost-sharing provisions to provide for retiree premium contributions of approximately 20% of total premiums, increases in deductibles and co-insurance at the medical inflation rate and coordination with Medicare. The retiree health plan is not funded.

        The Company's reorganization activities commencing during fiscal 2005 resulted in a partial curtailment of the Company's postretirement and one of its non-contributory nonqualified deferred compensation plans. The Company defers curtailment gains until they are realized and, as such, curtailment gains of $2,251,000 were recognized for the year ended March 30, 2006.

        The reorganization activities also prompted an amendment to the non-contributory nonqualified deferred compensation plan whereby participants who are terminated as a result of reorganization activities and who have at least 15 years of service are eligible to receive benefits under the plan. Prior to this amendment, participants were required to have reached age 55 and have 15 years of service to be eligible for benefits.

        The measurement date used to determine pension and other postretirement benefits is January 1 of the fiscal year for which measurements are made. The assumptions to determine benefit obligations and net periodic benefit cost are as follows:

	LCE	AMCE			LCE	AMCE
	Pension Benefits	Pension Benefits			Post- retirement	Other Benefits
	March 30, 2006	March 30, 2006	March 31, 2005	April 1, 2004	March 30, 2006	March 30, 2006	March 31, 2005	April 1, 2004
	(Successor)	(Successor)	(Successor)	(Predecessor)	(Successor)	(Successor)	(Successor)	(Predecessor)
Weighted-average assumptions used to determine benefit obligations at:
Discount rate	5.50%	5.75%	5.75%	6.25%	5.50%	5.75%	5.75%	6.25%
Rate of compensation increase	4.79%	3.5%-6.0%	5.50%	5.97%	N/A	5.00%	5.00%	5.00%
	LCE	AMCE				LCE	AMCE
	Pension Benefits	Pension Benefits				Other Benefits	Other Benefits
	January 26 through March 30, 2006	52 Weeks ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through Dec. 23, 2004	52 Weeks ended April 1, 2004	January 26 through March 30, 2006	52 Weeks ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through Dec. 23, 2004	52 Weeks ended April 1, 2004
	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Weighted-average assumptions used to determine net periodic benefit cost:
Discount rate	5.50%	5.75%	6.25%	6.25%	6.75%	5.50%	5.75%	6.25%	6.25%	6.25%
Expected long-term return on plan assets	5.00-8.25%	8.25%	8.25%	8.25%	8.50%	n/a	n/a	n/a	n/a	n/a
Rate of compensation increase	4.79%	3.5%-6.0%	5.50%	5.50%	5.97%	n/a	5.00%	5.00%	5.00%	5.00%

        Net periodic benefit cost for the four plans consists of the following:

	Pension Benefits				Other Benefits
(In thousands)	52 Weeks ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004	52 Weeks ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Components of net periodic benefit cost:
Service cost	$3,918	$941	$2,318	$2,574	$514	$185	$444	$605
Interest cost	4,703	1,256	3,063	3,641	1,054	325	772	1,042
Expected return on plan assets	(3,737)	(892)	(2,426)	(2,985)	–	–	–	–
Recognized net actuarial loss	50	–	760	691	–	–	87	111
Amortization of unrecognized transition obligation	–	–	129	176	–	–	36	50
Amortization of prior service cost	–	–	70	95	–	–	20	29
Plan amendment	455	–	–	–	–	–	–	–
Curtailment	(1,141)	–	–	–	(1,110)	–	–	–

Net periodic benefit cost	$4,248	$1,305	$3,914	$4,192	$458	$510	$1,359	$1,837

        The following tables set forth the plan's change in benefit obligations and plan assets and the accrued liability for benefit costs included in the Consolidated Balance Sheets for the years ended March 30, 2006 and March 31, 2005:

	Pension Benefits			Other Benefits
(In thousands)	52 Weeks Ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004
	(Successor)	(Successor)	(Predecessor)	(Successor)	(Successor)	(Predecessor)
Change in benefit obligation:
Benefit obligation at beginning of period	$80,446	$–	$67,477	$18,563	$–	$17,144
Benefit obligation related to acquisition of LCE	12,345	–	–	9,704	–	–
Transferred balance from Predecessor	–	78,270	–	–	17,740	–
Service cost	3,918	941	2,318	514	185	444
Interest cost	4,703	1,256	3,063	1,054	325	772
Plan participant's contributions	–	–	–	204	–	165
Actuarial (gain) loss	(5,864)	(9)	7,445	266	313	35
Benefits paid	(2,458)	(12)	(2,033)	(905)	–	(820)
Plan amendment	455	–	–	–	–	–
Curtailment	(1,141)	–	–	(1,423)	–	–
Currency translation adjustment	48	–	–	–	–	–

Benefit obligation at end of period	$92,452	$80,446	$78,270	$27,977	$18,563	$17,740

	Pension Benefits			Other Benefits
(In thousands)	52 Weeks Ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004
	(Successor)	(Successor)	(Predecessor)	(Successor)	(Successor)	(Predecessor)
Change in plan assets:
Fair value of plan assets at beginning of period	$43,789	$–	$39,833	$–	$–	$–
Transferred balance from Predecessor	–	43,642	–	–	–	–
Plan assets related to acquisition of LCE	7,893	–	–	–	–	–
Actual return on plan assets	3,171	159	4,006	–	–	–
Employer contribution	1,615	–	1,836	700	–	655
Plan participant's contributions	–	–	–	205	–	165
Benefits paid	(2,458)	(12)	(2,033)	(905)	–	(820)

Fair value of plan assets at end of period	$54,010	$43,789	$43,642	$–	$–	$–

Net liability for benefit cost:
Funded status	$(38,442)	$(36,657)	$(34,628)	$(27,977)	$(18,563)	$(17,740)
Unrecognized net actuarial (gain) loss	(5,459)	(113)	20,125	266	313	289
Unrecognized transition obligation	–	–	–	–	–	197
Unrecognized prior service cost	–	–	685	–	–	2,252

Net liability recognized	$(43,901)	$(36,770)	$(13,818)	$(27,711)	$(18,250)	$(15,002)

	Pension Benefits		Other Benefits
(In thousands)	March 30, 2006	March 31, 2005	March 30, 2006	March 31, 2005
	(Successor)	(Successor)	(Successor)	(Successor)
Amounts recognized in the balance sheet:
Accrued benefit liability	$(44,073)	$(36,770)	$(27,711)	$(18,250)
Accumulated other comprehensive income	172	–	–	–

Net liability recognized	$(43,901)	$(36,770)	$(27,711)	$(18,250)

        The projected benefit obligation, accumulated benefit obligation and fair value of plan assets were $92,452,000, $77,407,000 and $54,010,000 respectively, as of March 30, 2006; and, $80,446,000, $61,288,000 and $43,789,000 respectively, as of March 31, 2005 for the three qualified and three nonqualified pension plans with accumulated benefit obligations in excess of plan assets.

        For its Defined Benefit Pension Plan investments, the Company employs a long-term risk-controlled approach using diversified investment options with minimal exposure to volatile investment options like derivatives. The Company uses a diversified allocation of equity, debt, short-term and real estate exposures that are customized to the Plan's cash flow benefit needs. The percentage of plan assets by category for fiscal 2006 and 2005 are as follows:

	March 30, 2006	March 31, 2005
	(Successor)	(Successor)
Equity Securities	61%	60%
Debt Securities	31%	32%
Real Estate Investments & Other	8%	8%

	100%	100%

        The expected rate of return on plan assets was 8.25% for fiscal 2006 and 2005 and 8.5% for fiscal 2004. The rate used is based upon analysis of actual returns on plan assets in prior years including analysis provided by the Plan Administrator.

        For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 2006 was 8.0%-10.0% for medical, 3.5% for dental and vision, and 10.5% for prescription drug. The rates were assumed to decrease gradually to 5.0% for medical in 2009, remain at 3.5% for dental, and gradually decrease to 5.0% for prescription drug in 2013. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of March 30, 2006 by $4,302,000 and the aggregate of the service and interest cost components of postretirement expense for fiscal 2006 by $352,000. Decreasing the assumed health care cost trend rates by one percentage point in each year would decrease the accumulated postretirement obligation for fiscal 2006 by $3,549,000 and the aggregate service and interest cost components of postretirement expense for fiscal 2006 by $286,000.

        The following table provides the benefits expected to be paid (inclusive of benefits attributable to estimated future employee service) in each of the next five fiscal years, and in the aggregate for the five fiscal years thereafter:

(in thousands)	Pension Benefits	Other Benefits
2007	$2,155	$1,270
2008	2,105	1,363
2009	2,216	1,478
2010	2,299	1,535
2011	2,955	1,608
Years 2012-2016	22,732	8,461

        The Company's retiree health plan provides a benefit to its retirees that is at least actuarially equivalent to the benefit provided by the Medicare Prescription Drug, Improvement and Modernization Act of 2003 ("Medicare Part D"). Since the Company's plan is more generous than Medicare Part D, it is considered at least actuarially equivalent to Medicare Part D and the government provides a federal subsidy to the plan. The Company made no adjustment to its participation rates due to Medicare Part D and estimated a $400 per year subsidy at age 75 for the initial year of 2006, with the amount of the subsidy moving in direct relation to the participant's age.

        The Plan's accumulated plan benefit obligation as of January 1, 2006 was reduced by $1,934,000 for the subsidy related to benefits attributed to past service. The Company recognized a reduction of $140,000 in net periodic postretirement benefit cost during the period ended March 30, 2006 and the subsidy will in the future also continue to reduce net periodic postretirement benefit cost by adjusting the interest cost, service cost and actuarial gain or loss to reflect the effects of the subsidy. The

Company estimates that it will receive annual subsidies of $50,000 during fiscal 2007 increasing to $80,000 during fiscal 2011 and an additional $500,000 through fiscal 2016.

        The Company sponsors a voluntary 401(k) savings plan covering employees age 21 or older who have completed at least 1,000 hours of service in their first twelve months of employment, or in a calendar year thereafter, and who are not covered by a collective bargaining agreement. The Company matches 100% of each eligible employee's elective contributions up to 3% of the employee's compensation and 50% of each eligible employee's elective contributions on the next 2% of the employee's pay. The Successor's expense under the 401(k) savings plan was $1,919,000 and $633,000 for the periods ended March 30, 2006 and March 31, 2005, respectively, and the Predecessor's expense under the plan was $1,490,000 and $2,175,000 for the periods ended December 23, 2004 and April 1, 2004, respectively. The Company acquired the LCE defined contribution Profit Sharing and Savings Plan which was frozen as of the Merger date.

        Certain theatre employees are covered by union-sponsored pension and health and welfare plans. Company contributions into these plans are determined in accordance with provisions of negotiated labor contracts. Contributions aggregated $358,000 and $82,000, for the Successor periods ended March 30, 2006 and March 31, 2005, respectively, and $242,000 and $380,000 for the Predecessor periods ended December 23, 2004 and April 1, 2004, respectively. As of March 30, 2006, the Company estimates potential complete withdrawal liabilities for certain of these plans of approximately $4.1 million. As of March 30, 2006, no demand has been received by the Company related to these plans asserting either a complete or partial withdrawal liability.

NOTE 12—COMMITMENTS AND CONTINGENCIES

        The Company, in the normal course of business, is party to various legal actions. Except as described below, management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

        Jose Vargas and Maria Victoria Vargas v. R.K. Butler and EPT DOWNREIT II and American Multi-Cinema, Inc. d/b/a AMC Theatres Studio 30 and Houston Police Department (No. 2003-61045 filed in the District Court of Harris County, Texas). On November 3, 2003, Jose Vargas and Maria Victoria Vargas as beneficiaries of Jose Vargas, Jr. filed a wrongful death action seeking damages related to the death of their minor son. The case arises from a shooting death that occurred approximately one and a half blocks away from the premises of the AMC Studio 30 in Houston, Texas on October 31, 2003. The Vargas youth was shot by a Houston Police officer who was working as an off-duty security officer at the AMC Studio 30. The Vargas youth had been driving around the AMC parking lot with friends in an automobile prior to the shooting. The plaintiffs are seeking unspecified damages on a variety of legal theories. Liability arising from this incident is an insured risk subject to our regular retention.

        United States of America v. AMC Entertainment Inc. and American Multi-Cinema, Inc. (No. 99-01034 FMC (SHx), filed in the U.S. District Court for the Central District of California). On January 29, 1999, the Department of Justice (the "Department") filed suit alleging that AMCE's stadium-style theatres violate the ADA and related regulations. The Department alleged that AMCE had failed to provide persons in wheelchairs seating arrangements with lines of sight comparable to the general public. The Department alleged various non-line of sight violations as well. The Department sought declaratory and injunctive relief regarding existing and future theatres with stadium-style seating, compensatory damages in the approximate amount of $75,000 and a civil penalty of $110,000.

        On November 20, 2002 the trial court entered summary judgment in favor of the Justice Department on the line of sight aspects of this case. The trial court ruled that wheelchair spaces located solely on the sloped floor portion of the stadium-style auditoriums fail to provide lines of sight comparable to the general public. The trial court did not address specific changes that might be required of AMCE's existing stadium-style auditoriums, holding that per se rules are simply not possible because the requirements of comparable lines of sight will vary based on theatre layout.

        On January 10, 2006, the trial court ruled in favor of the Department regarding the appropriate remedy in the line of sight aspects of this case. In its decision, the court issued a comprehensive order regarding line of sight and other related remedies, which covers the remaining line of sight issues at the majority of the Company's existing and all of its future construction stadium-style theatres nationwide, as well as other related forms of relief sought by the United States in this action.

        AMCE estimates that the cost of the betterments related to the remedies for line of sight violations of the ADA will be $20 million, which is expected to be incurred over a 4-5 year term. Additionally, the order calls for payments of $300,000 to the United States and individual complainants. AMCE has appealed the court's order.

        AMCE previously recorded a liability related to estimated losses for the Department of Justice line of sight aspect of the case in the amount of $179,350 (comprised primarily of compensatory damages and the civil penalty) and had estimated the range of loss to be between $179,350 and $273,938. As a result of the new order the loss is estimated to be between $349,350 and $443,938. Accordingly, AMCE has increased the related liability to $349,350.

        On January 21, 2003, the trial court entered summary judgment in favor of the Department on non-line of sight aspects of the case, which involve such matters as parking areas, signage, ramps, location of toilets, counter heights, ramp slopes, companion seating and the location and size of handrails. In its non-line of sight decision, the trial court concluded that AMCE has violated numerous sections of the ADA and engaged in a pattern and practice of violating the ADA.

        On December 5, 2003, the trial court entered a consent order and final judgment on non-line of sight issues under which AMCE agreed to remedy certain violations at twelve of its stadium-style theatres and to survey and make required betterments for its patrons with disabilities at its stadium-style theatres and at certain theatres it may open in the future. Currently AMCE estimates that these betterments will be required at approximately 140 stadium-style theatres. AMC estimates that the total cost of these betterments will be $47.5 million, which is expected to be incurred over the remaining term of the consent order of 2.7 years. Through March 30, 2006 AMCE has incurred approximately $7.1 million of these costs. The estimate is based on actual costs incurred on remediation work completed to date. The actual costs of betterments may vary based on the results of surveys of the remaining theatres.

        American Multi-Cinema, Inc. v. Midwest Drywall Company, Inc., Haskell Constructors, Ltd. etal. (Case No. 00CV84908, Circuit Court of Platte County, Missouri) and American Multi-Cinema, Inc. v. Bovis Construction Corp. et al. (Civil Action No. 0207139, Court of Common Pleas of Bucks County, Pennsylvania). AMCE is the plaintiff in these and related suits in which it seeks to recover damages from the construction manager, certain fireproofing applicators and other parties to correct the defective application of certain fireproofing materials at 21 theatres. AMCE currently estimates its claim for repair costs at these theatres will aggregate approximately $33.6 million of which it has expended approximately $27.4 million through March 30, 2006. The remainder is for projected costs of repairs yet to be performed. AMCE also is seeking additional damages for lost profits, interest and legal and other expenses incurred.

        AMCE has received settlement payments from various parties in connection with this matter of $935,000, $2,610,000 and $925,000 during fiscal 2006, 2005 and 2004, respectively. AMCE received additional settlement payments of $1,350,000 from various parties in connection with this matter subsequent to March 30, 2006 and has entered into settlement agreements with various parties providing for additional settlement payments to AMCE aggregating $3,850,000. Gain contingencies are recognized upon receipt and recorded in disposition of assets and other gains in the Consolidated Statements of Operations.

        Metreon Arbitration.    In May 1997, Loews entered into a 21-year lease with Metreon, Inc. ("Metreon") to operate a megaplex theatre in an entertainment/retail center developed by Metreon in San Francisco. Since that theatre opened in June 1999, Loews has had a dispute with Metreon with respect to (1) construction costs that Metreon claims are Loews' responsibility under the lease and (2) the percentage of the center occupied by the theatre and the nature, magnitude and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount of operating expenses claimed by Metreon to be allocable to this theatre is based upon the landlord's assertion that Loews occupies at least 48.5% of the center. Loews asserted that it occupied substantially less of the center and that various expenses included in operating expenses charged to Loews were improper. Loews arbitrated this dispute in June 2003 and prevailed but the award was later vacated by the California Court of Appeals. Westfield Group purchased the property in April 2006 and renewed settlement discussions with AMCE.

        We are a party to various other legal proceedings in the ordinary course of business, none of which is expected to have a material adverse effect on us.

        In November 2003, the Cineplex Galaxy Income Fund (the "Fund"), a Canadian income trust, was established to indirectly hold substantially all the assets of Cineplex Odeon Corporation ('COC'), a former wholly-owned subsidiary of Loews, and all of the capital stock of Galaxy Entertainment, Inc., another Canadian film exhibitor controlled by Onex, one of Loews' former Stockholders. On November 26, 2003, the Fund completed an initial public offering of Fund Units in Canada. As a result of these transactions, Loews, through COC, indirectly owned 44.4% of the Fund and agreed to indemnify the Fund, the holders of Fund Units and the underwriters, among others, for liabilities resulting from misrepresentations in the prospectus used in the offering of Fund Units and breaches of the representations and warranties made by COC in the various agreements entered into in connection with the sale of COC's assets and the offering. Loew's total maximum liability under this indemnity was limited to the net cash proceeds of the offering plus amounts drawn under the Cineplex Galaxy Term Loan facility that was put in place in connection with the offering ($164.5 million). In connection with the sale of COC to affiliates of Onex and OCM Cinema, these affiliates agreed to indemnify Loews for any and all liabilities resulting from Loew's indemnification obligations.

        In January 2004, Loew's issued a corporate guaranty on behalf of Neue Filmpalast, its former German partnership, for certain acquisition related costs that the partnership was required to pay. In April 2004, Loews made an additional contribution of $1.2 million to Neue Filmpalast, its German partnership, which the Company believes satisfied a significant portion of the guaranty. Additionally, a subsidiary of Loews was guarantor of several of the theatre leases of Neue Filmpalast. In connection with the sale of Loews interest in the German operations to affiliates of Onex and OCM Cinema, these affiliates have agreed to indemnify the Company for any and all liabilities resulting from Loew's indemnification obligations.

        Based upon the Company's historical experience and information known as of March 30, 2006, the Company believes its potential liability related to its guarantees and indemnities is not material.

NOTE 13—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS

        The Company has provided reserves for estimated losses from theatres which have been closed, vacated office space, and from terminating the operation of fast food and other restaurants operated adjacent to certain of the Company's theatres. As of March 30, 2006, the Company has reserved $26,334,000 for lease terminations which have either not been consummated or paid, related primarily to 10 U.S. and Canada theatres with 73 screens and vacant restaurant and office space. In connection with the Merger, the Company accrued $4,845,000 for future lease obligations at facilities that had been closed or were duplicate facilities that were planned to be closed following the Merger. The accrual was primarily related to the planned closing of the New York City home office. The Company is obligated under long-term lease commitments with remaining terms of up to 14 years for theatres which have been closed. As of March 30, 2006, base rents aggregated approximately $7,651,000 annually and $27,435,000 over the remaining terms of the leases. The estimated future lease obligation of the Loews' properties were discounted at the estimated borrowing rate at the date of the Merger of 8.82%. In connection with the merger with Marquee, the carrying value of the theatre closure liability was remeasured by using the Company's estimated borrowing rate on the date of the Merger of 7.55%.

        A rollforward of reserves for theatre and other closure is as follows (in thousands):

	Fifty-two Week Period
	March 30, 2006
				From Inception July 16, 2004 through March 31, 2005
	Theatre and Other	Merger Exit costs(1)	Total		April 2, 2004 through December 23, 2004	52 weeks Ended April 1, 2004
	(Successor)	(Successor)	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Beginning Balance	$28,506	$–	$28,506	$–	$17,870	$22,499
Transferred balance from Predecessor	–	–	–	25,909	–	–
Merger adjustment	–	4,845	4,845	–	–	–
Theatre and other closure expense	557	44	601	1,267	10,758	4,068
Restructuring charge	841	–	841	–	–	–
Interest expense	–	–	–	–	1,585	2,736
General and administrative expense	–	–	–	–	73	50
Transfer of deferred rent and capital lease obligations	677	–	677	2,112	1,610	6,014
Acquisition remeasurement	–	–	–	2,806	–	–
Payments	(8,865)	(271)	(9,136)	(3,588)	(5,987)	(17,497)

Ending balance	$21,716	$4,618	$26,334	$28,506	$25,909	$17,870

(1)
There were no merger exit costs recorded during the Successor period ended March 31, 2005 or the Predecessor periods ended December 23, 2004 or April 1, 2004.

        Theatre and other closure reserves for leases that have not been terminated are recorded at the present value of the future contractual commitments for the base rents, taxes and maintenance. Theatre closure reserves at March 30, 2006 and March 31, 2005 by operating segment are as follows (in thousands):

	March 30, 2006	March 31, 2005
	(Successor)	(Successor)
U.S. and Canada Theatrical Exhibition	$20,811	$26,507
International Theatrical Exhibition	471	1,384
Other	315	295

Total segment reserves	21,597	28,186
Corporate	4,737	320

	$26,334	$28,506

NOTE 14—RESTRUCTURING

        The Company's restructuring activities are described in Note 1 of the Notes to the Consolidated Financial Statements. A summary of restructuring and Merger severance payable activity during the fifty-two weeks ending March 30, 2006 and March 31, 2005, is set forth below (in thousands):

	Fifty-two Week Period March 30, 2006			From Inception July 16, 2004 through March 31, 2005
(In thousands)	Restructuring Severance Benefits	Merger Severance Benefits	Total	Restructuring Severance Benefits
	(Successor)	(Successor)	(Successor)	(Successor)
Beginning Balance	$4,926	$–	$4,926	$–
Restructuring charge	3,139	–	3,139	4,926
Merger adjustment	–	27,090	27,090	–
Payments	(8,065)	(16,519)	(24,584)	–

Ending balance	$–	$10,571	$10,571	$4,926

        Restructuring and merger severance reserves at March 30, 2006 and March 31, 2005 by operating segment are as follows (in thousands):

	March 30, 2006	March 31, 2005
	(Successor)	(Successor)
U.S. and Canada Theatrical Exhibition	$–	$–
International Theatrical Exhibition	–	–
Other	–	817

Total segment reserves	–	817
Corporate	10,571	4,109

	$10,571	$4,926

NOTE 15—FAIR VALUE OF FINANCIAL INSTRUMENTS

        The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value.

        The carrying value of cash and equivalents approximates fair value because of the short duration of those instruments. The fair value of publicly held corporate borrowings was based upon quoted market prices.

        The estimated fair values of the Company's financial instruments are as follows:

	March 30, 2006		March 31, 2005
(In thousands)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(Successor)		(Successor)
Financial assets:
Cash and equivalents	$230,115	$230,115	$72,945	$72,945
Financial liabilities:
Cash overdrafts	$13,829	$13,829	$35,320	$35,320
Corporate borrowings	2,455,686	2,427,095	1,344,531	1,370,991
Interest rate swaps	2,701	2,701	–	–

NOTE 16—OPERATING SEGMENTS

        The Company has identified three reportable segments around differences in products and services and geographical areas. United States, Canada and International theatrical exhibition operations are identified as separate segments based on dissimilarities in international markets from United States and Canada. Other is identified as a separate segment due to differences in products and services offered.

        The Company evaluates the performance of its segments and allocates resources based on several factors, of which the primary measure is Adjusted EBITDA. The Company defines Adjusted EBITDA as earnings (loss) from continuing operations before interest expense, income taxes and depreciation and amortization and adjusted for preopening expense, theatre and other closure expense, disposition of assets and other gains, investment income, other expense, stock-based compensation expense, merger and acquisition costs, management fees, impairment of long-lived assets and special compensation expense. The Company evaluates Adjusted EBITDA generated by its segments in a number of manners, of which the primary measure is a comparison of segment Adjusted EBITDA to segment property, intangibles and goodwill.

        The Company's segments follow the same accounting policies as discussed in Note 1 to the Consolidated Financial Statements.

        Information about the Company's operations by operating segment is as follows:

Revenues (In thousands)	52 Weeks Ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
U. S. and Canada theatrical exhibition	$1,630,529	$422,563	$1,205,646	$1,609,187
International theatrical exhibition	43,442	6,430	14,815	16,591
Other	31,962	16,108	57,711	71,476
Intersegment elimination	(19,055)	(5,641)	(18,900)	(19,022)

Total revenues	$1,686,878	$439,460	$1,259,272	$1,678,232

Segment Adjusted EBITDA (In thousands)	52 Weeks Ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
U.S. and Canada theatrical exhibition	$270,802	$84,794	$219,440	$296,001
International theatrical exhibition	1,471	(509)	(6,307)	(7,437)
Other(1)	(2,062)	6	7,371	5,607

Total segment Adjusted EBITDA	$270,211	$84,291	$220,504	$294,171

        A reconciliation of earnings (loss) from continuing operations before income taxes to segment Adjusted EBITDA is as follows:

(In thousands)	52 Weeks Ended March 30, 2006 (restated)	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Earnings (loss) from continuing operations before income taxes	$(119,132)	$(53,537)	$(17,568)	$8,183
Plus:
Interest expense	143,110	53,951	72,699	75,661
Depreciation and amortization	164,047	43,931	86,052	115,296
Impairment of long-lived assets	11,974	–	–	16,272
Preopening expense	6,607	39	1,292	3,865
Theatre and other closure expense	601	1,267	10,758	4,068
Restructuring charge	3,980	4,926	–	–
Disposition of assets and other gains	(997)	(302)	(2,715)	(2,590)
Investment loss (income)	4,398	(3,352)	(6,473)	(2,837)
Other income(2)	849	(33)	–	13,947
General and administrative expense—unallocated:
Management fee	2,000	500	–	–
Merger and acquisition costs	12,523	22,286	42,732	5,508
Other(3)	40,251	14,615	33,727	56,798

Total Segment Adjusted EBITDA	$270,211	$84,291	$220,504	$294,171

Long-term Assets (In thousands)	March 30, 2006	March 31, 2005	April 1, 2004
	(Successor)	(Successor)	(Predecessor)
U.S. and Canada theatrical exhibition	$4,169,212	$3,136,730	$1,431,036
International theatrical exhibition	396,329	151,401	147,009
Other	–	–	14,869

Total segment long-term assets	4,565,541	3,288,131	1,592,914
Construction in progress	34,796	29,078	15,007
Corporate	254,717	232,387	283,647
Accumulated depreciation—property	(783,882)	(856,392)	(753,523)
Accumulated amortization—intangible assets	(61,286)	(40,185)	(33,801)
Accumulated amortization—other long-term assets	(41,336)	(35,855)	(33,446)
Noncurrent assets held for sale	112,337	–	–

Consolidated long-term assets, net(4)	$4,080,887	$2,617,164	$1,070,798

Long-term Assets, net of accumulated depreciation and amortization (In thousands)	March 30, 2006	March 31, 2005	April 1, 2004
	(Successor)	(Successor)	(Predecessor)
U.S. and Canada theatrical exhibition	$3,347,777	$2,360,480	$766,929
International theatrical exhibition	364,630	61,303	68,232
Other	–	–	2,868

Total segment long-term assets(4)	3,712,407	2,421,783	838,029
Construction in progress	34,796	29,078	15,007
Corporate	221,347	166,303	217,762
Noncurrent assets held for sale	112,337	–	–

Consolidated long-term assets, net(4)	$4,080,887	$2,617,164	$1,070,798

        The components of the reportable segments' long-term assets to long-term assets presented in the Consolidated Balance Sheet are as follows:

Consolidated Balance Sheet (In thousands)	March 30, 2006	March 31, 2005	April 1, 2004
	(Successor)	(Successor)	(Predecessor)
Property, net	$1,501,048	$854,463	$777,277
Intangible assets, net	273,308	189,544	23,918
Goodwill	2,018,318	1,401,740	71,727
Deferred income taxes	3,564	53,019	143,944
Other long-term assets	172,312	118,398	53,932
Noncurrent assets held for sale	112,337	–	–

Consolidated long-term assets, net(4)	$4,080,887	$2,617,164	$1,070,798

Additions to long-term assets, net of acquisitions (In thousands)	52 Weeks Ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
U.S. and Canada theatrical exhibition	$90,356	$40,271	$55,980	$96,467
International theatrical exhibition	7,570	366	2,999	1,524
Other	1	4	26	7,510

Total segment capital expenditures	97,927	40,641	59,005	105,501
Construction in progress	13,634	1,468	5,782	5,312
Corporate	6,107	1,805	1,368	10

Total additions to long-term assets, net of acquisitions(2)	$117,668	$43,914	$66,155	$110,823

        A reconciliation of the reportable segments' additions to net assets to the Consolidated Statements of Cash Flow is as follows:

Consolidated Statements of Cash Flows (In thousands)	52 Weeks Ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	April 2, 2004 through April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
Cash Flows from investing activities:
Capital expenditures(5)	$117,668	$18,622	$66,155	$95,011
Construction project costs:
Reimbursable by landlord	–	–	–	–
Purchase of leased furniture, fixtures and equipment	–	25,292	–	15,812

Total additions to long-term assets, net of acquisitions(5)	$117,668	$43,914	$66,155	$110,823

        Information about the Company's revenues and assets by geographic area is as follows:

Revenues (In thousands)	52 Weeks Ended March 30, 2006	From Inception July 16, 2004 through March 31, 2005	April 2, 2004 through December 23, 2004	52 Weeks Ended April 1, 2004
	(Successor)	(Successor)	(Predecessor)	(Predecessor)
United States	$1,593,976	$418,977	$1,206,689	$1,612,664
Canada	49,460	14,054	37,766	48,964
China (Hong Kong)	5,567	2,522	5,632	8,166
France	4,492	1,338	3,270	3,813
United Kingdom	10,465	2,569	5,915	4,625
Mexico	22,918	–	–	–

Total revenues	$1,686,878	$439,460	$1,259,272	$1,678,232

Long-term assets (In thousands), Gross	March 30, 2006	March 31, 2005	April 1, 2004
	(Successor)	(Successor)	(Predecessor)
United States	$4,428,750	$3,289,380	$1,651,506
Canada	56,717	100,909	91,900
China (Hong Kong)	–	11,863	11,282
Japan	–	46,393	40,158
France	9,229	9,797	7,825
Portugal	16,343	17,315	14,729
Spain	68,559	60,899	61,738
United Kingdom	12,603	13,040	12,430
Mexico	375,190	–	–

Total long-term assets(4)	$4,967,391	$3,549,596	$1,891,568

(1)
Revenues from Other decreased due to the contribution of NCN's assets to NCM on March 29, 2005. The revenues of NCN during fiscal 2006 are related to run-off of customer contracts entered into prior to March 29, 2005. The Company's share of advertising revenues generated by NCM are included in U.S. and Canada theatrical exhibition.

(2)
Other income is comprised of the write off of deferred financing charges, net recoveries for property loss related to Hurricane Katrina.

(3)
Including stock-based compensation expense of $3,433,000 and $1,201,000 for the Successor periods ended March 30, 2006 and March 31, 2005 and $0 and $8,727,000 for the Predecessor periods ended December 23, 2004 and April 1, 2004, respectively.

(4)
Consolidated long-term assets are comprised of property, intangible assets, deferred income taxes, goodwill and other long-term assets. Segment long term assets are comprised of property intangibles and goodwill.

(5)
See Note 2 Acquisitions for additions to property, intangible assets, deferred income taxes, goodwill, and other long-term assets resulting from acquisitions.

NOTE 17—CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        The accompanying condensed consolidating financial information of the Predecessor ("AMCE") has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10 "Financial statements of guarantors and issuers of guaranteed securities registered or being registered." This information is not necessarily intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with accounting principles generally accepted in the United States of America. Each of the subsidiary guarantors are 100% owned by AMCE. The subsidiary guarantees of AMCE's debts are full and unconditional and joint and several. The Company's investments in its consolidated subsidiaries are presented under the equity method of accounting.

        Condensed consolidating financial information of the Successor is not presented as AMCE has not guaranteed the outstanding borrowings of Holdings, nor has Holdings guaranteed the outstanding borrowings of AMCE.

April 2, 2004 through December 23, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
					(Predecessor)
Revenues
Admissions	$–	$841,183	$6,293	$–	$847,476
Concessions	–	326,715	2,255	–	328,970
Other theatre	–	81,204	1,622	–	82,826

Total revenues	–	1,249,102	10,170	–	1,259,272

Costs and Expenses:
Film exhibition costs	–	449,781	2,946	–	452,727
Concession costs	–	37,298	582	–	37,880
Operating expense	–	319,118	5,309	–	324,427
Rent	–	217,240	6,494	–	223,734
General and administrative expense
Merger and acquisition costs	–	42,732	–	–	42,732
Other	143	33,093	491	–	33,727
Preopening expense	–	1,292	–	–	1,292
Theatre and other closure expense	–	10,758	–	–	10,758
Depreciation and amortization	–	85,108	944	–	86,052
Disposition of assets and other gains	–	(2,715)	–	–	(2,715)

Total costs and expenses	143	1,193,705	16,766	–	1,210,614

Other expense (income)
Equity in net losses of subsidiaries	21,531	13,816	–	(35,347)	–
Interest expense
Corporate borrowings (including intercompany)	62,691	36,817	4,473	(37,130)	66,851
Capital and financing lease obligations	–	5,758	90	–	5,848
Investment income	(38,987)	(3,563)	(1,053)	37,130	(6,473)

Total other expense	45,235	52,828	3,510	(35,347)	66,226

Loss from continuing operations before income taxes	(45,378)	2,569	(10,106)	35,347	(17,568)
Income tax provision (benefit)	(9,500)	24,100	160	–	14,760

Loss from continuing operations	$(35,878)	$(21,531)	$(10,266)	$35,347	$(32,328)

Loss from discontinued operations, net of income tax benefit	–	–	(3,550)	–	(3,550)

Net loss	$(35,878)	$(21,531)	$(13,816)	$35,347	$(35,878)

Preferred dividends	104,300				104,300

Net loss for shares of common stock	$(140,178)				$(140,178)

52 weeks ended April 1, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
					(Predecessor)
Revenues
Admissions	$–	$1,133,170	$5,938	$–	$1,139,108
Concessions	–	434,857	1,880	–	436,737
Other theatre	–	100,745	1,642	–	102,387

Total revenues	–	1,668,772	9,460	–	1,678,232

Costs and Expenses:
Film exhibition costs	–	603,129	2,769	–	605,898
Concession costs	–	46,380	488	–	46,868
Theatre operating expense	–	437,468	5,506	–	442,974
Rent	–	280,621	7,700	–	288,321
General and administrative expense
Merger and acquisition costs	–	5,508	–	–	5,508
Other	195	56,117	486	–	56,798
Preopening expense	–	2,921	944	–	3,865
Theatre and other closure expense	–	4,068	–	–	4,068
Depreciation and amortization	–	113,683	1,613	–	115,296
Impairment of long-lived assets	–	12,747	3,525	–	16,272
Disposition of assets and other gains	–	(2,223)	(367)	–	(2,590)

Total costs and expenses	195	1,560,419	22,664	–	1,583,278

Other expense (income)
Equity in net losses of subsidiaries	2,621	19,277	–	(21,898)	–
Other expense	–	13,947	–	–	13,947
Interest expense
Corporate borrowings (including intercompany)	67,928	53,633	3,488	(58,086)	66,963
Capital and financing lease obligations	–	8,579	119	–	8,698
Investment income	(54,630)	(3,993)	(2,300)	58,086	(2,837)

Total other expense	15,919	91,443	1,307	(21,898)	86,771

Earnings (loss) from continuing operations before income taxes	(16,114)	16,910	(14,511)	21,898	8,183
Income tax provision (benefit)	(5,400)	15,700	100	–	10,400

Earnings (loss) from continuing operations	(10,714)	1,210	(14,611)	21,898	(2,217)
Loss from discontinued operations, net of income tax benefit	–	(3,831)	(4,666)	–	(8,497)

Net loss	$(10,714)	$(2,621)	$(19,277)	$21,898	$(10,714)

Preferred dividends	40,277				40,277

Net loss for shares of common stock	$(50,991)				$(50,991)

April 2, 2004 through December 23, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Net cash provided by (used in) operating activities	$13,042	$130,915	$1,407	$–	$145,364

Cash flows from investing activities:
Capital expenditures	–	(63,857)	(2,298)	–	(66,155)
Increase in restricted cash	(627,338)	–	–	–	(627,338)
Proceeds from disposition of long-term assets	–	307	(30)	–	277
Other, net	–	(2,570)	3,391	–	821

Net cash (used in) provided by investing activities	(627,338)	(66,120)	1,063	–	(692,395)

Cash flows from financing activities:
Proceeds from issuance of 8 5/8% Senior Unsecured Fixed Rate Notes due 2012	250,000	–	–	–	250,000
Proceeds from issuance of Senior Unsecured Floating Rate Notes due 2010	205,000	–	–	–	205,000
Proceeds from issuance of 12% Senior Discount Notes due 2014	169,918	–	–	–	169,918
Principal payments under capital and financing lease obligations	–	(1,807)	(213)	–	(2,020)
Change in intercompany advances	(992)	(6,379)	7,371	–	–
Change in construction payables	–	(2,234)	–	–	(2,234)
Cash portion of preferred dividends	(9,349)	–	–	–	(9,349)
Proceeds from exercise of stock options	52	–	–	–	52
Treasury stock purchases and other	(333)	–	–	–	(333)

Net cash provided by (used in) financing activities	614,296	(10,420)	7,158	–	611,034

Effect of exchange rate changes on cash and equivalents	–	–	(615)	–	(615)

Net increase (decrease) in cash and equivalents	–	54,375	9,013	–	63,388
Cash and equivalents at beginning of period	–	304,409	28,839	–	333,248

Cash and equivalents at end of period	$–	$358,784	$37,852	$–	$396,636

52 weeks ended April 1, 2004 (Predecessor):

(In thousands)	Parent Obligor	Subsidiary Guarantors	Subsidiary Non-Guarantors	Consolidating Adjustments	Consolidated AMC Entertainment Inc.
Net cash provided by operating activities	$2,456	$160,723	$760	$–	$163,939

Cash flows from investing activities:
Capital expenditures	–	(93,957)	(1,054)	–	(95,011)
Proceeds from sale/leasebacks	–	63,911	–	–	63,911
Acquisition of Megastar Cinemas L.L.C., net of cash acquired	–	(13,374)	–	–	(13,374)
Acquisition of GC Companies, Inc., net of cash acquired and proceeds from sale of venture capital investments	–	(2,075)	–	–	(2,075)
Purchase of leased furniture, fixtures and equipment	–	(15,812)	–	–	(15,812)
Payment on disposal-discontinued operations	–	(5,252)	–	–	(5,252)
Proceeds from disposition of long-term assets	–	9,289	–	–	9,289
Other, net	–	(7,557)	(3,497)	–	(11,054)

Net cash used in investing activities	–	(64,827)	(4,551)	–	(69,378)

Cash flows from financing activities:
Proceeds from issuance of 8% Senior Subordinated Notes due 2014	300,000	(6,000)	–	–	294,000
Repurchase of Notes due 2009 and 2011	(292,117)	–	–	–	(292,117)
Principal payments under capital and financing lease obligations	–	(2,339)	(235)	–	(2,574)
Deferred financing costs on credit facility due 2009	–	(3,725)	–	–	(3,725)
Change in intercompany advances	(13,788)	(2,864)	16,652	–	–
Change in construction payables	–	(4,307)	–	–	(4,307)
Proceeds from exercise of stock options	3,894	–	–	–	3,894
Treasury stock purchases and other	(445)	–	–	–	(445)

Net cash (used in) provided by financing activities	(2,456)	(19,235)	16,417	–	(5,274)

Effect of exchange rate changes on cash and equivalents	–	–	(451)	–	(451)

Net increase in cash and equivalents	–	76,661	12,175	–	88,836
Cash and equivalents at beginning of year	–	227,748	16,664	–	244,412

Cash and equivalents at end of year	$–	$304,409	$28,839	$–	$333,248

NOTE 18—RELATED PARTY TRANSACTIONS

Governance Agreements

        In connection with the Mergers, Holdings, the Sponsors and the other pre-existing stockholders of Holdings, as applicable, entered into various agreements defining the rights of Holdings' stockholders with respect to voting, governance and ownership and transfer of the stock of Holdings, including a Second Amended and Restated Certificate of Incorporation of Holdings, a Second Amended and Restated Stockholders Agreement, a Voting Agreement among Holdings and the pre-existing stockholders of Holdings, a Voting Agreement among Holdings and the former stockholders of LCE Holdings and an Amended and Restated Management Stockholders Agreement among Holdings and certain members of management of Holdings who are stockholders of Holdings (collectively, the "Governance Agreements").

        The Governance Agreements provide that the Board of Directors for Holdings will consist of up to nine directors, two of whom shall be designated by JPMP, two of whom shall be designated by Apollo, one of whom shall be the Chief Executive Officer of Holdings, one of whom shall be designated by Carlyle, one of whom shall be designated by Bain, one of whom shall be designated by Spectrum and one of whom shall be designated by Bain, Carlyle and Spectrum, voting together, so long as such designee is consented to by each of Bain and Carlyle. Each of the directors respectively designated by JPMP, Apollo, Carlyle, Bain and Spectrum shall have three votes on all matters placed before the Board of Directors of Holdings and AMCE and the Chief Executive Office of Holdings and the director designated by Carlyle, Bain and Spectrum voting together will have one vote each. The number of directors respectively designated by the Sponsors will be reduced upon a decrease in such Sponsors' ownership in Holdings below certain thresholds.

        The Voting Agreement among Holdings and the pre-existing stockholders of Holdings provides that, until fifth anniversary of the Mergers (the "Blockout Period"), the former continuing stockholders of Holdings (other than Apollo and JPMP) will generally vote their voting shares of capital stock of Holdings in favor of any matter in proportion to the shares of capital stock of Apollo and JPMP voted in favor of such matter, except in certain specified instances. The Voting Agreement among Holdings and the former stockholders of LCE Holdings further provides that during the Blockout Period, the former LCE Holdings stockholders will generally vote their voting shares of capital stock of Holdings on any matter as directed by any two of Carlyle, Bain and Spectrum, except in certain specified instances. In addition, certain actions of Holdings, including, but not limited to, change in control transactions, acquisition or disposition transactions with a value in excess of $10.0 million, the settlement of claims or litigation in excess of $2.5 million, an initial public offering of Holdings, hiring or firing a chief executive officer, chief financial officer or chief operating officer, incurring or refinancing indebtedness in excess of $5.0 million or engaging in new lines of business, require the approval of either (i) any three of JPMP, Apollo, Carlyle or Bain or (ii) Spectrum and (a) either JPMP or Apollo and (b) either Carlyle or Bain (the "Requisite Stockholder Majority") if at such time the Sponsors collectively hold at least a majority of Holdings' voting shares.

        Prior to the earlier of the end of the Blockout Period and the completion of an initial public offering of the capital stock of Holdings or AMCE, the Governance Agreements will prohibit the Sponsors and the other pre-existing stockholders of Holdings from transferring any of their interests in Holdings, other than (i) certain permitted transfers to affiliates or to persons approved of by the Sponsors and (ii) transfers after the Blockout Period subject to the rights described below.

        The Governance Agreements set forth additional transfer provisions for the Sponsors and the other pre-existing stockholders of Holdings with respect to the interests in Holdings, including the following:

        Right of first offer.    After the Blockout Date and prior to an initial public offering, Holdings and, in the event Holdings does not exercise its right of first offer, each of the Sponsors and the other preexisting stockholders of Holdings, has a right of first offer to purchase (on a pro rata basis in the case of the stockholders) all or any portion of the shares of Holdings that a Sponsor or other former continuing stockholder of Holdings is proposing to sell to a third party at the price and on the terms and conditions offered by such third party.

        Drag-along rights.    If, prior to an initial public offering, Sponsors constituting a Requisite Stockholder Majority propose to transfer shares of Holdings to an independent third party in a bona fide arm's-length transaction or series of transactions that results in a sale of all or substantially all of Holdings, such Sponsors may elect to require each of the other stockholders of Holdings to transfer to such third party all of its shares at the purchase price and upon the other terms and subject to the conditions of the sale.

        Tag-along rights.    Subject to the right of first offer described above, if any Sponsor or other former continuing stockholder of Holdings proposes to transfer shares of Holdings held by it, then such stockholder shall give notice to each other stockholder, who shall each have the right to participate on a pro rata basis in the proposed transfer on the terms and conditions offered by the proposed purchaser.

        Participant rights.    On or prior to an initial public offering, the Sponsors and the other pre-existing stockholders of Holdings have the pro rata right to subscribe to any issuance by Holdings or any subsidiary of shares of its capital stock or any securities exercisable, convertible or exchangeable for shares of its capital stock, subject to certain exceptions.

        The Governance Agreements also provide for certain registration rights in the event of an initial public offering of Holdings, including the following:

        Demand rights.    Subject to the consent of at least two of any of JPMP, Apollo, Carlyle and Bain during the first two years following an initial public offering, each Sponsor has the right at any time following an initial public offering to make a written request to Holdings for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders at Holdings' expense, subject to certain limitations. Subject to the same consent requirement, the other pre-existing stockholders of Holdings as a group shall have the right at any time following an initial public offering to make one written request to Holdings for registration under the Securities Act of part or all of the registrable equity interests held by such stockholders with an aggregate offering price to the public of at least $200 million.

        Piggyback rights.    If Holdings at any time proposes to register under the Securities Act any equity interests on a form and in a manner which would permit registration of the registrable equity interests held by stockholders of Holdings for sale to the public under the Securities Act, Holdings shall give written notice of the proposed registration to each stockholder, who shall then have the right to request that any part of its registrable equity interests be included in such registration, subject to certain limitations.

        Holdback agreements.    Each stockholder has agreed that it will not offer for public sale any equity interests during a period not to exceed 90 days (180 days in the case of an initial public offering) after the effective date of any registration statement filed by Holdings in connection with an underwritten public offering (except as part of such underwritten registration or as otherwise permitted by such underwriters), subject to certain limitations.

Amended and Restated Fee Agreement

        In connection with the Mergers, Holdings, AMCE and the Sponsors entered into an Amended and Restated Fee Agreement, which provides for an annual management fee of $5.0 million, payable quarterly and in advance to each Sponsor, on a pro rata basis, for the twelve year duration of the agreement, as well as reimbursements for each Sponsor's respective out-of-pocket expenses in connection with the management services provided under the agreement. In addition, the fee agreement will provide for reimbursements by AMCE to the Sponsors for their out-of-pocket expenses and to Holdings of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain AMCE's corporate existence, corporate overhead expenses and salaries or other compensation of certain employees.

        Upon the consummation of a change in control transaction or an initial public offering, each of the Sponsors will receive, in lieu of quarterly payments of the annual management fee, a fee equal to the net present value of the aggregate annual management fee that would have been payable to the Sponsors during the remainder of the term of the fee agreement (assuming a twelve year term from the date of the original fee agreement), calculated using the treasury rate having a final maturity date that is closest to the twelfth anniversary of the date of the original fee agreement date.

        The fee agreement also provides that AMCE will indemnify the Sponsors against all losses, claims, damages and liabilities arising in connection with the management services provided by the Sponsors under the fee agreement.

        Holdings is owned by the Sponsors, other co-investors and by certain members of management as follows: JPMP (20.784%); Apollo (20.784%); Bain Capital Partners (15.090%); The Carlyle Group (15.090%); Spectrum Equity Investors (9.764%); Weston Presidio Capital IV, L.P. and WPC Entrepreneur Fund II, L.P. (3.899%); Co-Investment Partners, L.P. (3.899%); Caisse de Depot et Placement du Quebec (3.120%); AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V. and AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V. (2.730%); SSB Capital Partners (Master Fund) I, L.P. (1.950%); CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P. and CSFB Credit Opportunities Fund (Helios), L.P. (1.560%); Credit Suisse Anlagestiftung, Pearl Holding Limited, Vega Invest (Guernsey) Limited and Partners Group Private Equity Performance Holding Limited (0.780%); Screen Investors 2004, LLC (0.152%); and members of management (0.400%)(1).

(1)
All percentage ownerships are approximate.

Control Arrangement

        The sponsors will have the ability to control the Company's affairs and policies and the election of directors and appointment of management both before and after the Company's proposed IPO.

Continuing Service Agreement

        In connection with the termination of his current employment agreement with Loews, the Company is paying Mr. Travis Reid severance of $87,500 per month for 18 months following the closing of the Mergers, has paid him a lump sum payment of $1,575,000, and will provide outplacement assistance and automobile benefits through December 31, 2006. In addition, in order to facilitate integration following the Mergers, the Company has entered into an agreement with Mr. Reid, whereby Mr. Reid is providing certain transitional consulting services to the Company and reports to Mr. Peter C. Brown, the Company's Chief Executive Officer. Pursuant to the continuing service agreement, which may be terminated by Mr. Reid at any time or by the Company after December 31, 2006, the Company is paying Mr. Reid a consulting fee for each month of service at the following rate: $50,000 for each of the first four months, $33,333 for each of the next four months and $16,667 for any month thereafter. Under certain circumstances, Mr. Reid will have the right to require Holdings to purchase, and Holdings will have the right to require Mr. Reid to sell, on one occasion, all shares of common stock of Holdings that Mr. Reid received in the Merger in exchange for payment to him of his original purchase price for his shares of Loews common stock. The continuing service agreement is not intended to create an employment relationship between Mr. Reid and the Company and his services are being provided on an independent contractor basis.

Option Grant to Travis Reid

        Pursuant to his Continuing Service Agreement, effective as of January 26, 2006, Holdings has granted Mr. Reid an option under the Holdings 2004 Stock Option Plan to acquire Class N Common Stock at an exercise price not less than the fair market value (as determined by the Board of Directors of Holdings) on the date of grant. The option is subject to other terms and conditions substantially similar to the terms of Holdings options currently held by employees and is also subject to the Management Stockholders Agreement. The option vests in three installments on December 23, 2006, 2007 and 2008, and vests in full upon a change of control of Holdings or AMCE.

Cinemex

        Cinemex from time to time purchases services or enters into arrangements with parties related to its employees. For example, Miguel Angel Dávila, Chief Executive Officer and President of Cinemex and on the board of Cinemex, and Adolfo Fastlicht Kurián, a Director of Cinemex, are minority investors in the construction of the new shopping center where one of Cinemex's new theatres opened in December 2004. Mr. Kurián's father is the general manager of three construction companies that provide theatre construction services to Cinemex and Mr. Kurián is an investor in these companies. In addition, Cinemex signed a waiver to allow a McDonald's restaurant owned by Mr. Kurián's wife to open in a shopping center where, under the lease, the landlord was prohibited from leasing space to a business that would compete with the theatre's concessions. A relative of Mr. Dávila is the manager of Consultores en Información Electrónica, S.A. de C.V., the company which renders web hosting, electronic marketing, e-mail and software services to one of Cinemex's subsidiaries. This arrangement may be terminated by Cinemex upon 30-days notice.

Market Making Transactions

        On August 18, 2004, Holdings sold $304,000,000 in aggregate principal amount at maturity of its 12% Senior Discount Notes due 2014 (the "Holdco Notes"). On the same date, Marquee sold $250,000,000 in aggregate principal amount of its 8 5/8% Senior Notes due 2012 and $205,000,000 in aggregate principal amount of its Senior Floating Notes due 2010 (Collectively, the "Senior Notes"). J.P. Morgan Securities Inc., an affiliate of JPMP which owns approximately 20.8% of Holdings, was an initial purchaser of both the Holdco Notes and the Senior Notes.

        On January 26, 2006 AMCE sold $325,000,000 in aggregate principal amount of its 11% Senior Subordinated Notes due 2016. JP Morgan Securities Inc., an affiliate of JPMP which owns approximately 20.8% of Holdings, was an initial purchaser of these notes. Credit Suisse Securities (USA) LLC, whose affiliates own approximately 1.6% of Holdings, was also an initial purchaser of these notes.

Stockholder Transactions

        On December 23, 2003 the Company's Board of Directors approved payment by the Company of legal fees in the amount of $590,000 and reimbursement of other out-of-pocket expenses in the amount of $170,000 on behalf of the initial purchasers of our preferred stock. On November 18, 2003 and December 23, 2003 the Company's Board of Directors approved payment by the Company of legal fees in the amount of $190,000 on behalf of the Company's Class B Stockholder. The costs were incurred in connection with the consideration of a possible business combination between the Company and Loews Cineplex Entertainment Corporation.

        In connection with the merger with Marquee, Apollo received an aggregate amount of cash proceeds for its shares of approximately (i) $869.8 million, including $91.1 million attributable to the special change in control distribution payable to Apollo pursuant to the terms of the Series A convertible preferred stock. The Company was required to pay the Marquee Sponsors an annual management fee of up to $2.0 million in the aggregate, payable quarterly, under the Management Fee Agreement. In connection with the merger with Marquee, Holdings, Marquee and the Marquee Sponsors entered into a management fee agreement pursuant to which AMCE, as the surviving corporation in the merger with Marquee, paid to each of JPMP and Apollo a one-time sponsorship fee of $10.0 million in consideration of the completion of the merger with Marquee and the capitalization of Holdings. The Company recorded the one-time sponsorship fees paid to JPMP and Apollo of $10 million each as General and Administrative: Merger and acquisition costs for the Successor period from inception on July 16, 2004 through March 31, 2005. The management fee agreement also provided for an annual management fee of $2.0 million, payable quarterly and in advance to each Marquee Sponsor for the duration of the agreement, as well as reimbursements for each Marquee sponsor's respective out-of-pocket expenses in connection with the management services provided under the agreement. In addition, the management fee agreement provided for reimbursements of up to $3.5 million for fees payable by Holdings in any single fiscal year in order to maintain its corporate existence, corporate overhead expenses and salaries or other compensation of certain employees. AMCE made cash payments of $1.0 million to the Marquee Sponsors for the annual management fee during the fourth quarter of fiscal 2005. Also in connection with the merger with Marquee, the Company paid legal fees on behalf of JPMP and Apollo of $6.0 million each and paid legal fees on behalf of the Company's Class B Stockholder of $170,000. Following consummation of the merger with Marquee, the Company became a privately-held company, wholly owned by Holdings.

NOTE 19—CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY

        Marquee Holdings Inc. is a holding company that conducts substantially all of its business operations through its subsidiaries. The Company was formed on July 16, 2004. The financial statements for the Successor periods ending March 30, 2006 and for the period from July 16, 2004 through March 31, 2005 are for Marquee Holdings Inc. Refer to Note 17 for the parent company financial information of the Predecessor for the periods from April 2, 2004 through December 23, 2004 and the period ending April 1, 2004.

        There are significant restrictions on the Company's ability to obtain funds from any of its subsidiaries through dividends, loans or advances. Accordingly, these condensed financial statements have been presented on a "parent-only" basis. Under a parent-only presentation, the Company's investments in its consolidated subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with Marquee Holdings Inc's audited consolidated financial statements included elsewhere herein.

Marquee Holdings Inc.
CONDENSED STATEMENTS OF OPERATIONS—PARENT ONLY

(In thousands)	52 Weeks Ended March 30, 2006 (restated)	From Inception July 16, 2004 through March 31, 2005
	(Successor)	(Successor)
Costs and Expenses
General and administrative:
Merger and acquisition costs	$36	$18
Other	267	15

Total costs and expenses	303	33

Other expense (income)
Equity in loss of AMC Entertainment Inc.	190,876	34,763
Interest expense
Corporate borrowings	22,902	12,834
Investment income	(258)	(840)

Total other expense	213,520	46,757

Loss before income taxes	(213,823)	(46,790)
Income tax provision (benefit)	2,400	(2,400)

Net loss	$(216,223)	$(44,390)

Marquee Holdings Inc.
CONSOLIDATED BALANCE SHEETS—PARENT ONLY

(In thousands, except share data)	March 30, 2006 (restated)	March 31, 2005
	(Successor)	(Successor)
Assets
Cash and equivalents	$2,251	$1,996

Total current assets	2,251	1,996
Investment in AMC Entertainment Inc.	1,244,192	901,725
Deferred income taxes	–	2,400
Other long-term assets	4,396	4,352

Total assets	$1,250,839	$910,473

Liabilities and Stockholders' Equity
Current liabilities:
Due to AMC Entertainment Inc.	$1,886	$1,185
Accrued expenses and other liabilities	159	180

Total current liabilities	2,045	1,365
Corporate borrowings	205,127	182,561
Other long-term liabilities	1,025	4,509

Total liabilities	208,197	188,435

Stockholders' Equity:
Common Stock ($.01 par value, 7,000,000 shares authorized; 0 and 769,350 shares issued and outstanding as of March 30, 2006 and March 31, 2005, respectively)	–	8
Class A-1 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00000 and 0 shares issued and outstanding as of March 30, 2006 and March 31, 2005, respectively)	4	–
Class A-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 382,475.00000 and 0 shares issued and outstanding as of March 30, 2006 and March 31, 2005, respectively)	4	–
Class N Common Stock nonvoting ($.01 par value, 375,000 shares authorized; 5,128.77496 and 0 shares issued and outstanding as of March 30, 2006 and March 31, 2005, respectively)	–	–
Class L-1 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61252 and 0 shares issued and outstanding as of March 30, 2006 and March 31, 2005, respectively)	3	–
Class L-2 Common Stock voting ($.01 par value, 1,500,000 shares authorized; 256,085.61252 and 0 shares issued and outstanding as of March 30, 2006 and March 31, 2005, respectively)	3	–
Additional paid-in capital	1,313,899	766,035
Accumulated other comprehensive income (loss)	(10,658)	385
Accumulated deficit	(260,613)	(44,390)

Total stockholders' equity	1,042,642	722,038

Total liabilities and stockholders' equity	$1,250,839	$910,473

Marquee Holdings Inc.
CONDENSED STATEMENTS OF CASH FLOWS—PARENT ONLY

(In thousands)	52 Weeks Ended March 30, 2006 (restated)	From Inception July 16, 2004 through March 31, 2005
	(Successor)	(Successor)
INCREASE (DECREASE) IN CASH AND EQUIVALENTS
Cash flows from operating activities
Net loss	$(216,223)	$(44,390)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of discount on corporate borrowings	22,566	12,643
Deferred income taxes	2,400	(2,400)
Equity in loss of AMC Entertainment Inc.	190,876	34,763
Net change in operating activities:
Receivables	701	1,185
Accrueds and other liabilities	(21)	180
Other, net	(428)	187

Net cash provided by (used in) operating activities	(129)	2,168

Cash flows from investing activities
Investment in AMC Entertainment Inc.	—	(934,901)

Net cash (used in) investing activities	—	(934,901)

Cash flows from financing activities
Proceeds from issuance of 12% Senior Discount Notes due 2014	—	169,918
Proceeds from issuance of common stock	—	769,350
Deferred financing costs	384	(4,539)

Net cash provided by financing activities	384	934,729

Net increase in cash and equivalents	255	1,996
Cash and equivalents at beginning of year	1,996	—

Cash and equivalents at end of year	$2,251	$1,996

(This page has been left blank intentionally.)

Marquee Holdings Inc.
CONDENSED STATEMENTS OF STOCKHOLDERS' EQUITY—PARENT ONLY

	Preferred Stock				Class A-1 Voting Common Stock		Class A-2 Voting Common Stock		Class N Nonvoting Common Stock
Common Stock
(In thousands, except share and per share data)

	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Successor from Inception on July 16, 2004 through March 30, 2006
Balance, July 16, 2004	–	$–	–	$–	–	$–	–	$–	–	$–
Comprehensive loss:
Net loss	–	–	–	–	–	–	–	–	–	–
Foreign currency translation adjustment	–	–	–	–	–	–	–	–	–	–
Unrealized loss on marketable securities	–	–	–	–	–	–	–	–	–	–
Comprehensive loss
Stock-based compensation–options	–	–	–	–	–	–	–	–	–	–
Issuance of Common Stock	–	–	769,350	8	–	–	–	–	–	–

Balance, March 31, 2005	–	–	769,350	8	–	–	–	–	–	–
Comprehensive loss (restated):
Net loss	–	–	–	–	–	–	–	–	–	–
Foreign currency translation adjustment	–	–	–	–	–	–	–	–	–	–
Additional minimum pension liability	–	–	–	–	–	–	–	–	–	–
Unrealized gain on Cinemex swap agreements	–	–	–	–	–	–	–	–	–	–
Unrealized loss on marketable securities	–	–	–	–	–	–	–	–	–	–
Comprehensive loss
Stock-based compensation-options	–	–	–	–	–	–	–	–	–	–
Issuance of Common Stock for Merger	–	–	(769,350)	(8)	382,475.00000	4	382,475.00000	4	5,128.77496

Balance, March 30, 2006	–	$–	–	$–	382,475.00000	$4	382,475.00000	$4	5,128.77496	$–

	Class L-1 Voting Common Stock
			Class L-2 Voting Common Stock
					Convertible Class B Stock					Common Stock In Treasury
							Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)			Total Stockholders' Equity (restated)
	Shares	Amount	Shares	Amount	Shares	Amount				Shares	Amount
Successor from Inception on July 16, 2004 through March 30, 2006
Balance, July 16, 2004	–	–	–	$–	–	$–	$–	$–	$–	–	$–	$–
Comprehensive loss:
Net loss	–	–	–	–	–	–	–	–	(44,390)	–	–	(44,390)
Foreign currency translation adjustment	–	–	–	–	–	–	–	430	–	–	–	430
Unrealized loss on marketable securities	–	–	–	–	–	–	–	(45)	–	–	–	(45)
Comprehensive loss												(44,005)
Stock-based compensation–options	–	–	–	–	–	–	443	–	–	–	–	443
Issuance of Common Stock	–	–	–	–	–	–	765,592	–	–	–	–	765,600

Balance, March 31, 2005	–	–	–	–	–	–	766,035	385	(44,390)	–	–	722,038
Comprehensive loss (restated):
Net loss	–	–	–	–	–	–	–	–	(216,223)	–	–	(216,223)
Foreign currency translation adjustment	–	–	–	–	–	–	–	(11,685)	–	–	–	(11,685)
Additional minimum pension liability	–	–	–	–	–	–	–	(172)	–	–	–	(172)
Unrealized gain on Cinemex swap agreements	–	–	–	–	–	–	–	594	–	–	–	594
Unrealized loss on marketable securities	–	–	–	–	–	–	–	220	–	–	–	220
Comprehensive loss												(227,266)
Stock-based compensation-options	–	–	–	–	–	–	7,199	–	–	–	–	7,199
Issuance of Common Stock for Merger	256,085.61252	3	256,085.61252	3	–	–	540,665	–	–	–	–	540,671

Balance, March 30, 2006	256,085.61252	$3	256,085.61252	$3	–	$–	$1,313,899	$(10,658)	$(260,613)	–	$–	$1,042,642

Marquee Holdings Inc.
Note to Condensed Financial Statements of Parent Company

BASIS OF PRESENTATION

        Holdings is an investment vehicle owned by J.P. Morgan Partners, LLC Apollo Management, L.P. and certain related investment funds and affiliates of Bain Capital Partners, The Carlyle Group and Spectrum Equity Investors. Holdings was formed for the purpose of acquiring AMC Entertainment Inc. ("AMCE") pursuant to a definitive merger agreement approved by AMCE's Board of Directors on July 22, 2004. Holdings is a holding company with no operations of its own and it has one direct subsidiary, AMCE. The condensed financial statements for the period including and after December 23, 2004 are designated as Successor. For the Predecessor periods, AMCE did not have a holding company structure, therefore the results of operations of the Parent Company are the same as those of AMCE.

        The Parent Company follows the accounting policies as described in Note 1 to the Consolidated Financial Statements of Marquee Holdings Inc. and subsidiary with the exception of its investment in its subsidiary AMCE for which the Parent Company uses the equity method of accounting.

Debt

        For a discussion of the debt obligations of the Company and its subsidiaries, refer to Note 7 in the audited consolidated financial statements included elsewhere herein.

Commitments and Contingencies

        For a discussion of the commitments and contingencies of the Company and its subsidiaries, refer to Note 12 Commitments and Contingencies in the audited consolidated financial statements included elsewhere herein.

        For further information, reference should be made to the Notes to Consolidated Financial Statements of the Company included in this Annual Report of Form 10-K.

NOTE 20—SUBSEQUENT EVENTS

        In May 2006, AMCEI and its subsidiary AMC Entertainment International Limited sold its interests in AMC Entertainment España S.A., which owned and operated 4 theatres with 86 screens in Spain, and Actividades Multi-Cinemas E Espectáculos, LDA, which owned and operated 1 theatre with 20 screens in Portugal for a sales price of $35,446,000. These operations have been classified as discontinued operations as a result of our disposition of Yelmo Cineplex S.L. ("Yelmo") in December 2006.

        In December 2006, the Company disposed of its equity method investment in Yelmo which owned and operated 27 theatres with 310 screens on the date of sale.

        Subsequent to March 30, 2006 the Company sold four theatres with 42 screens in the U.S. as required by and in connection with the approval of the Mergers for an aggregate net sales price of approximately $30.7 million. As of March 30, 2006, the assets and liabilities related to these theatres are classified as held for sale.

Report of Independent Registered Public Accounting Firm

To the Stockholders of
LCE Holdings, Inc.:

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the financial position of LCE Holdings, Inc. and its subsidiaries (the "Company") at December 31, 2005 and 2004, and the results of their operations and their cash flows for the year ended December 31, 2005 and the five months ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PRICEWATERHOUSECOOPERS LLP

April 7, 2006
New York, New York

Report of Independent Registered Public Accounting Firm

To the Stockholders of
Loews Cineplex Entertainment Corporation:

        In our opinion, the accompanying combined consolidated statements of operations, changes in stockholders' equity and cash flows present fairly, in all material respects, the results of operations and cash flows of Loews Cineplex Entertainment Corporation and its subsidiaries and Grupo Cinemex, S.A. de C.V. and its subsidiaries (collectively, the "Predecessor Company") for the seven months ended July 31, 2004 and the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Predecessor Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/  PRICEWATERHOUSECOOPERS LLP

April 15, 2005
New York, New York

LCE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEET
(In thousands of U.S. dollars, except share data)

	December 31, 2004	December 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$71,015	$145,324
Accounts and other receivables	34,284	43,159
Prepaid rent	9,924	10,052
Inventories	3,981	3,887
Prepaid expenses and other current assets	11,316	12,058

TOTAL CURRENT ASSETS	130,520	214,480
PROPERTY, EQUIPMENT AND LEASEHOLDS, NET	732,156	658,744
OTHER ASSETS
Investments in and advances to partnerships	115,577	48,697
Goodwill	550,536	549,470
Other intangible assets, net	164,483	148,237
Assets held for sale	2,408	36,822
Deferred charges and other assets	56,278	56,690

TOTAL ASSETS	$1,751,958	$1,713,140

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued expenses	$133,800	$134,028
Deferred revenue	33,538	36,105
Current maturities of long-term debt	6,401	6,412
Current portion of capital lease and financing lease obligations	1,044	1,130

TOTAL CURRENT LIABILITIES	174,783	177,675
LONG-TERM DEBT	1,031,506	1,037,852
LONG-TERM CAPITAL LEASE AND FINANCING LEASE OBLIGATIONS	26,989	28,221
ACCRUED PENSION AND POST-RETIREMENT BENEFITS	12,125	14,385
OTHER LIABILITIES	101,165	90,168

TOTAL LIABILITIES	1,346,568	1,348,301

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Class A-1 common stock voting ($0.001 par value, 13,600,000 shares authorized; 13,285,333 shares issued and outstanding at December 31, 2004 and 2005)	13	13
Class A-2 common stock voting ($0.001 par value, 13,600,000 shares authorized; 13,285,333 shares issued and outstanding at December 31, 2004 and 2005)	13	13
Class A-3 common stock voting ($0.001 par value, 8,800,000 shares authorized; 8,596,392 shares issued and outstanding at December 31, 2004 and 2005)	9	9
Class A-4 common stock voting ($0.001 par value, 37,000,000 shares authorized; nil and 91,948 shares issued and outstanding at December 31, 2004 and 2005, respectively)	—	1
Class L common stock voting ($0.001 par value, 4,150,000 shares authorized; 3,907,451 shares and 3,917,667 issued and outstanding at December 31, 2004 and 2005, respectively)	4	4
Additional paid-in capital	421,632	422,734
Accumulated other comprehensive income	6,577	9,895
Retained deficit	(22,858)	(67,830)

TOTAL STOCKHOLDERS' EQUITY	405,390	364,839

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,751,958	$1,713,140

The accompanying notes are an integral part of these combined consolidated financial statements.

LCE HOLDINGS, INC.
COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands of U.S. dollars)

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 30, 2004	Period from May 27, (Date of Inception) to December 31, 2004	For the Year Ended December 31, 2005
REVENUES
Box office	$628,643	$384,814	$237,545	$580,978
Concession	253,406	156,646	94,884	244,625
Other	46,189	25,820	23,609	49,113

Total operating revenues	928,238	567,280	356,038	874,716
EXPENSES
Theatre operations and other expenses	681,493	404,674	264,608	649,290
Cost of concessions	35,460	23,365	13,948	36,648
General and administrative	60,099	43,334	20,934	53,771
Depreciation and amortization	80,940	49,623	45,771	114,063
(Gain)/loss on asset disposition	(4,508)	(3,734)	1,430	834

Total operating expenses	853,484	517,262	346,691	854,606

INCOME FROM OPERATIONS	74,754	50,018	9,347	20,110
Interest expense, net	35,262	16,663	36,005	80,668
Loss on early extinguishment of debt	—	6,856	882	—
Equity (income)/loss in long-term investments	1,485	(933)	(1,438)	(23,134)

INCOME/(LOSS) BEFORE INCOME TAXES AND DISCONTINUED OPERATIONS	38,007	27,432	(26,102)	(37,424)
Income tax expense/(benefit)	15,339	12,886	(3,244)	7,548

INCOME/(LOSS) BEFORE DISCONTINUED OPERATIONS	22,668	14,546	(22,858)	(44,972)
Discontinued operations, net of tax of $26,592 and $4,720, respectively	56,183	7,417	—	—

NET INCOME/(LOSS)	$78,851	$21,963	$(22,858)	$(44,972)

The accompanying notes are an integral part of these combined consolidated financial statements.

LCE HOLDINGS, INC.
COMBINED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)

	Grupo Cinemex				Loews Cineplex Entertainment Corporation
	Series P Convertible Preferred Shares	Amount	Series B Common Shares	Amount	Class A Voting	Amount	Class B Voting	Amount	Accumulated Other Comprehensive Loss	Additional Paid-in Capital	Retained Earnings	Total Stockholders' Equity
Predecessor Company
Balance as of December 31, 2002	3,165,555	$58,064	209,773	$1,024	48,000	$—	70,295	$1	$(22,643)	$539,693	$30,202	$606,341
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	1,391	—	—	1,391
Unrealized loss on interest rate swap contracts	—	—	—	—	—	—	—	—	(2,396)	—	—	(2,396)
Minimum pension liability adjustment	—	—	—	—	—	—	—	—	(1,279)	—	—	(1,279)
Net income for the year ended December 31, 2003	—	—	—	—	—	—	—	—	—	—	78,851	78,851

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	76,567
Purchase of additional 1% interest in Loeks-Star Theatres	—	—	—	—	—	—	—	—	—	476	—	476

Balance as of December 31, 2003	3,165,555	$58,064	209,773	$1,024	48,000	$—	70,295	$1	$(24,927)	$540,169	$109,053	$683,384
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(9,949)	—	—	(9,949)
Unrealized loss on interest rate swap contracts	—	—	—	—	—	—	—	—	(257)	—	—	(257)
Net income for the seven months ended July 30, 2004	—	—	—	—	—	—	—	—	—	—	21,963	21,963

Comprehensive income	—	—	—	—	—	—	—	—	—	—	—	11,757
Sale of Canada and Germany to former investors	—	—	—	—	—	—	—	—	(7,288)	172,057	—	164,769

Balance as of July 30, 2004	3,165,555	$58,064	209,773	$1,024	48,000	$—	70,295	$1	$(42,421)	$712,226	$131,016	$859,910

The accompanying notes are an integral part of these combined consolidated financial statements.

LCE HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands of U.S. dollars, except share data)

	Class A-1 Shares	Amount	Class A-2 Shares	Amount	Class A-3 Shares	Amount	Class A-4 Voting	Amount	Class L Shares	Amount	Accumulated Other Comprehensive Income	Additional Paid-In Capital	Retained Deficit	Total Stockholders' Equity
Successor Company
Balance as of May 27, 2004 (date of inception)	—	$—	—	$—	—	$—	—	$—	—	$—	$—	$—	$—	$—
Capital Contributions	13,285,333	$13	13,285,333	$13	8,596,392	$9	—	$—	3,907,451	$4	$—	$421,632	$—	$421,671
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	3,705	—	—	3,705
Unrealized income on interest rate swap contracts	—	—	—	—	—	—	—	—	—	—	2,872	—	—	2,872
Net loss for the period from May 27, 2004 (inception) to December 31, 2004	—	—	—	—	—	—	—	—	—	—	—	—	(22,858)	(22,858)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(16,281)

Balance as of December 31, 2004	13,285,333	$13	13,285,333	$13	8,596,392	$9	—	$—	3,907,451	$4	$6,577	$421,632	$(22,858)	$405,390
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	7,739	—	—	7,739
Unrealized loss on interest rate swap contracts	—	—	—	—	—	—	—	—	—	—	(3,776)	—	—	(3,776)
Minimum pension liability adjustment	—	—	—	—	—	—	—	—	—	—	(1,474)	—	—	(1,474)
Unrealized gain on marketable equity securities	—	—	—	—	—	—	—	—	—	—	829	—	—	829
Net loss for the year ended December 31, 2005	—	—	—	—	—	—	—	—	—	—	—	—	(44,972)	(44,972)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	—	—	—	(41,654)
Sale of equity to LCE management	—	—	—	—	—	—	91,948	1	10,216	—	—	1,102	—	1,103

Balance as of December 31, 2005	13,285,333	$13	13,285,333	$13	8,596,392	$9	91,948	$1	3,917,667	$4	$9,895	$422,734	$(67,830)	$364,839

The accompanying notes are an integral part of these combined consolidated financial statements.

LCE HOLDINGS, INC.
COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands of U.S. dollars)

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 30, 2004	Period from May 27, (Date of Inception) to December 31, 2004	For the Year Ended December 31, 2005
OPERATING ACTIVITIES
Net income/(loss)	$78,851	$21,963	$(22,858)	$(44,972)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Gain from discontinued operations	(56,183)	(7,417)	—	—
Depreciation and amortization	80,940	49,623	45,771	114,063
(Gain)/loss on asset disposition	(4,508)	(3,734)	1,430	834
Loss on early extinguishment of debt	—	6,856	882	—
Amortization of debt issuance costs	1,908	1,862	7,916	4,461
Equity (income)/loss from long-term investments	1,485	(933)	(1,438)	(23,134)
Deferred income taxes	10,027	7,503	381	4,199
Reorganization costs paid during the period	(3,210)	(522)	(352)	—
Restructuring costs paid during the period	(3,065)	(13)	(17)	—
Change in restricted cash	11,630	—	—	—
Dividends paid to redeemable preferred stockholders	(11,630)	—	—	—
Dividend received from Megabox Cineplex partnership	—	—	—	13,426
Changes in operating assets and liabilities:
Increase in accounts receivable	(8,156)	(1,621)	(1,640)	(8,875)
(Decrease)/increase in accounts payable and accrued expenses	(6,131)	8,724	5,425	(450)
Changes in other operating assets and liabilities, net	(2,999)	(7,065)	2,597	7,889

Net Cash Provided by Operating Activities	88,959	75,226	38,097	67,441

INVESTING ACTIVITIES
Payment of purchase price to former shareholders	—	—	(1,305,861)	—
Proceeds from sale of Cineplex Odeon Canada	—	205,861	—	—
Proceeds from sale of Megabox Cineplex partnership	—	—	—	78,362
Proceeds from sale of assets	13,738	7,449	2,350	1,438
Investment in/advances to partnerships, net	(4,069)	(2,370)	—	—
Investment in marketable equity securities	—	—	—	(1,225)
Payments made related to preacquisition contingencies	—	—	(3,161)	(1,905)
Payment of purchase price for Magic Johnson Theatres	—	—	—	(3,731)
Capital expenditures	(40,895)	(36,638)	(17,205)	(67,326)

Net Cash Provided by/(Used in) Investing Activities	(31,226)	174,302	(1,323,877)	5,613

FINANCING ACTIVITIES
Equity contributions	476	—	421,671	—
Purchase of Shares by LCE management	—	—	—	1,103
Return of capital from Cineplex Galaxy	163,462	—	—	—
Proceeds from revolving credit facility	15,000	—	7,250	—
Repayments of revolving credit facilities	(15,000)	—	(7,250)	—
Proceeds from U.S. Term B Facility	—	—	630,000	—
Repayments of U.S. Term B facility	—	—	(1,575)	(8,000)
Proceeds from issuance of senior subordinated notes	—	—	315,000	—
Proceeds from Grupo Cinemex Term Loan	—	—	90,000	10,000
Repayments under Grupo Cinemex Credit Facilities	—	—	(87,682)	—
Repayments on Term Loan Agreement	(118,868)	(214,979)	(92,335)	—
Repayments under Priority Secured Credit Agreement	(3,688)	(2,400)	(28,650)	—
Repayment of Loeks-Star Theatres revolving credit line	(50,778)	—	—	—
Payment of Transaction related expenses	—	—	(17,365)	—
Debt issuance costs	(1,757)	—	(41,556)	(975)
Repayment of mortgage and capital leases	(961)	(605)	(448)	(1,165)

Net Cash Provided by/(Used in) Financing Activities	(12,114)	(217,984)	1,187,060	963

Effect of exchange rate changes on cash and cash equivalents	(1,837)	(544)	(690)	292
Increase/(decrease) in cash and cash equivalents	43,782	31,000	(99,410)	74,309
Cash and cash equivalents at beginning of period	95,643	139,425	170,425	71,015

Cash and cash equivalents at end of period	$139,425	$170,425	$71,015	$145,324

Supplemental cash flow information:
Income taxes paid	$12,235	$12,277	$5,765	$8,910
Interest paid	$34,189	$17,600	$11,947	$74,080
New capital lease and financing lease obligations	$—	$—	$6,748	$2,351
Assets capitalized under EITF 97-10	$1,450	$5,268	$21,366	$7,966
Sale/leaseback of assets capitalized under EITF 97-10	$—	$—	$—	$21,366

The accompanying notes are an integral part of these combined consolidated financial statements.

LCE HOLDINGS, INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except share and per share data and as otherwise noted)

NOTE 1—ORGANIZATION AND BUSINESS

        On May 27, 2004 ("Date of Inception"), LCE Holdings, Inc. (the "Company" or "Holdings"), was formed by Bain Capital Partners, LLC ("Bain"), The Carlyle Group ("Carlyle") and Spectrum Equity Investors ("Spectrum") (collectively, "the LCE Sponsors") for the purpose of acquiring Loews Cineplex Entertainment Corporation ("LCE") and, indirectly, Grupo Cinemex S.A. de C.V. ("Grupo Cinemex"). On July 30, 2004, Holdings acquired 100% of the capital stock of LCE and, indirectly, Grupo Cinemex for an aggregate purchase price of approximately $1.5 billion (the "Acquisition") pursuant to an agreement between LCE Holdings, Inc. and LCE's former investors, Onex Corporation ("Onex") and OCM Cinema Holdings, LLC ("OCM Cinema") (see Note 3). Holdings is a holding company with no operations of its own.

        The Company, through its holdings of LCE and Grupo Cinemex, is a major film exhibition company with operations and/or investments in the United States, Mexico and Spain. The Company operates theatres under the Loews Theatres, Cineplex Odeon, Cinemex, Magic Johnson and Star Theatres names. The Company's significant partnership operates theatres under the Yelmo Cineplex name. As of December 31, 2005, the Company owns, or has an interest in, and operates 2,169 screens at 191 theatres in 18 states and the District of Columbia, Mexico and Spain. Included in the Company's screen and theatre counts are 311 screens in 27 theatres in Spain at Yelmo Cineplex, S.L. ("Yelmo Cineplex"), in which the Company holds a 50% partnership interest. The Company's principal geographic markets include the metropolitan areas of New York, Baltimore, Boston, Chicago, Dallas, Detroit, Houston, Los Angeles, San Francisco, Seattle and Washington D.C. in the U.S.; Mexico City in Mexico; and Madrid in Spain.

        The Company completed the Acquisition on July 30, 2004 but for accounting purposes and to coincide with its normal financial closing, the Company has utilized July 31, 2004 as the effective date of the Acquisition. The consolidated financial statements presented herein are those of Holdings from its inception on May 27, 2004 through December 31, 2004, and the year ended December 31, 2005 and those of the Predecessor, LCE, for all prior periods through the acquisition date.

        On June 20, 2005, the Company, entered into a definitive merger agreement with Marquee Holdings Inc. ("Marquee"), the holding company of AMC Entertainment Inc. ("AMC"), one of the world's leading film exhibition companies. On January 26, 2006, Marquee completed its merger with the Company. In accordance with the terms of the merger agreement governing the transaction, the Company has been merged into Marquee with Marquee continuing as the holding company of the merged businesses. LCE has similarly been merged into AMC with AMC continuing as the surviving corporation.

        Upon consummation of the merger, the LCE Sponsors and a member of the Company's management received approximately 40% of the outstanding common stock of Marquee, the surviving holding company, in exchange for their equity in the Company. The shareholders of Marquee entered into a stockholders agreement that provided for the governance of Marquee. The previous owners of Marquee are entitled to appoint five directors with a majority of the votes of the board of directors. The previous owners of Holdings are entitled to appoint four directors. The terms of the stockholders agreement also require the consent of a specified majority of the stockholders in order to approve many types of transactions.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation/Combination

        The consolidated financial statements of Holdings (Successor) include the accounts of the Company and its consolidated subsidiaries, including LCE and Cinemex as of the date of the Acquisition. The combined consolidated financial statements of LCE (Predecessor) include the accounts of LCE and its consolidated subsidiaries and, for the period from June 20, 2002 through July 30, 2004, Grupo Cinemex and its consolidated subsidiaries, on a combined basis, as LCE and Grupo Cinemex were entities under common control.

        Majority-owned companies are consolidated and, except where consolidation is required in accordance with Financial Accounting Standards Board ("FASB") Interpretation No. 46(R) ("FIN 46(R)"), "Consolidation of Variable Interest Entities, an interpretation of ARB 51 (revised December 2003)" (see Note 3), 50% or less owned investments in which the Company has significant influence are accounted for under the equity method of accounting. Significant intercompany accounts and transactions have been eliminated.

Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenues, Film Rental and Advertising Costs

        Substantially all box office and concession revenue is recognized when admission and concession sales are completed at the theatres. Other revenue, including on screen advertising, the leasing of theatres for third party events and revenues from third party use of theatre lobby space (including, but not limited to, promotions, placement of game machines, ATMs and other displays), is recognized when services are provided. Amounts collected on advance ticket sales and long-term screen advertising agreements are deferred and recognized in the period earned.

        Film rental costs are recorded when revenue is earned and are based upon the terms of the respective film license agreements. In some cases the final film cost is dependent upon the performance of the film over its duration of play and until this is known, management uses its best estimate of the ultimate settlement of these film costs. Film costs and the related film costs payable are adjusted to the final film settlement in the period the Company settled with the distributors.

        The cost of advertising and marketing programs are charged to operations in the period incurred. Total advertising expenses of LCE were $22.0 million and $11.2 million for the year ended December 31, 2003 and the seven months ended July 30, 2004, respectively. Total advertising expenses of Holdings were $8.8 million and $18.1 million for the period May 27, 2004 (inception) through December 31, 2004 and the year ended December 31, 2005, respectively.

Cash and Cash Equivalents

        The Company considers all operating funds held in financial institutions, cash held by the theatres and all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

Inventories

        Inventories of concession products are stated at the lower of cost or market. Cost is determined by the first-in, first-out method.

Deferred Charges and Other Assets

        Deferred charges and other assets consist principally of deferred debt issuance costs, prepaid property taxes, deferred income taxes, prepaid rent and security deposits. The deferred debt issuance costs are amortized on a straight-line basis, which approximates the effective interest method, over the life of the respective debt and recorded as a component of interest expense.

Long-term Investments in/Advances to Partnerships

        Except where consolidation is required in accordance with FIN 46(R) investments in partnerships are recorded under the equity method of accounting. Under the equity method, the cost of the investment is adjusted to reflect the Company's proportionate share of the partnerships' operating results. Advances to partnerships represent advances to the respective partnerships in which the Company has an interest for working capital and other capital requirements.

Fair Value of Financial Instruments

        Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are reflected in the financial statements at carrying value, which approximates fair value. Variable rate long-term debt principally consists of obligations which carry floating interest rates and which approximate current market rates. The Company's senior subordinated notes carry a fixed rate of 9%. As of December 31, 2004 and 2005 the face amount of the senior subordinated notes was $315 million and the fair market value was $341.0 million and $318.9 million, respectively.

Derivatives

        From time to time, the Company utilizes derivative financial instruments to reduce interest rate risk. The Company does not hold or issue derivative financial instruments for trading purposes. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was amended by SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", the interest rate swaps held by the Company (see Note 11) have been designated as cash flow hedges and qualify for hedge accounting. Under hedge accounting, changes in the fair value of the interest rate swaps are reported as a component of Accumulated other comprehensive income/(loss) in the Company's consolidated balance sheet.

Property, Equipment and Leaseholds

        Property, equipment and leaseholds are stated at historical cost less accumulated depreciation and amortization. Costs include major expenditures for new build theatres, renovations, expansions, improvements and replacements that extend useful lives or increase capacity and interest costs associated with significant capital additions. Depreciation and amortization are provided on the straight-line basis over the following useful lives:

Buildings(a)	30-40 years
Equipment	5-10 years
Leasehold Improvements	The shorter of the initial fixed term of the lease and the useful life of the related asset

(a)
For owned buildings constructed on leased property the useful life does not exceed the fixed term of the land lease.

Capitalized Software Costs

        The Company expenses costs incurred in the preliminary project stage of developing or acquiring internal use software, such as research and feasibility studies, as well as costs incurred in the post-implementation/operational stage, such as maintenance and training. Capitalization of software development costs occur only after the preliminary project stage is complete, management authorizes the project and it is probable that the project will be completed and the software will be used for the function intended. The capitalized costs are amortized on a straight-line basis over the three year estimated useful life of the software.

Goodwill and Other Intangible Assets

        Goodwill represents the excess purchase price of net tangible and identifiable intangible assets acquired in business combinations over their estimated fair value. Other identifiable intangible assets primarily represent management agreements, non-compete agreements, screen advertising contracts, tradenames and beneficial leases. The following criteria are considered in determining the recognition of intangible assets: (1) the intangible asset arises from contractual or other rights, or (2) the intangible asset is separable or divisible from the acquired entity and capable of being sold, transferred, licensed, returned or exchanged. Intangible assets with finite lives are amortized over their respective useful lives.

        Goodwill and indefinite lived intangible assets are reviewed and tested for impairment annually at December 31 and any time an event occurs or circumstances change that would more likely than not reduce the fair value for a reporting unit below its carrying amount. The Company determines the fair value of each reporting unit using discounted cash flow analysis and compares such values to the respective reporting unit's carrying amount. While the Company believes its estimates of future cash flows and discount rates are reasonable, different assumptions regarding such cash flows and discount rates could materially affect the evaluation.

Long-Lived Assets

        The Company reviews its long-lived assets for impairment based on estimated future undiscounted cash flows attributable to the assets. In the event such cash flows are not expected to be sufficient to recover the recorded value of the assets, the assets are written down to their estimated fair values. Absent estimates of fair value from alternative sources (published pricing, third-party valuations, etc.) the Company's estimate of fair value is based on discounted future cash flows. While the Company believes its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect the evaluation.

Income Taxes

        Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amounts, less applicable allowances, of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are measured using enacted tax rates that the Company expects to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The probable utilization of these future tax attributes is also separately assessed based on existing facts and circumstances and allowances, if any, are assessed and adjusted during each reporting period.

Foreign Currency Translation

        The Company's foreign entities utilize the local currency as their functional currency. Accordingly, the Company's foreign entities' financial statements have been translated from their respective functional currencies into U.S. dollars using (a) current exchange rates for asset and liability accounts and (b) the weighted average exchange rate of the reporting period for revenues and expenses. The effects of translating foreign currency financial statements into U.S. dollars are included in the accumulated other comprehensive income account in stockholders' equity. Gains and losses on foreign currency transactions are not significant to operations and have been included in operating expenses.

        For the period that Grupo Cinemex has been combined and consolidated, Mexico was not considered a highly or hyper inflationary economy. If Mexico becomes a highly or hyper inflationary economy, the Company may need to record translation gains and losses in its income statement.

Leases

        The majority of the Company's operations are conducted in premises occupied under lease agreements with initial base terms ranging generally from five to 40 years, with certain leases containing options to extend the leases, generally in intervals of five to ten years. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements and therefore, considers the initial base term as the lease term under Statement of Financial Accounting Standards No. 13, Accounting for Leases ("SFAS No. 13"). The leases provide for fixed and escalating rentals, contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts and contingent rentals based on revenues with a guaranteed minimum.

        The Company has historically recorded rent expense for its operating leases with reasonably assured rent increases in accordance with FASB Technical Bulletin 85-3 Accounting for Operating Leases with Scheduled Rent Increases on a straight-line basis from the "lease commencement date" (the theatre opening date) as specified in the lease agreement until the end of the base lease term. The Company has historically viewed "rent holidays" as an inducement contained in the lease agreement that provides for a period of "free rent" during the lease term and believed that it did not have "rent holidays" in its lease agreements.

        During 2005, the Company determined that its lease terms commence at the time it obtains "control and access" to the leased premises, which is generally a date prior to the "lease commencement date" contained in the lease agreements. The Company has evaluated the impact of a change in the commencement date of its lease terms based on when it has "control and access" to the leased premises and has determined that the impact was immaterial to the current and prior periods presented.

        Commencing in 2005, the Company records rent expense for its operating leases on a straight-line basis over the base term of the lease agreements commencing with the date the Company has "control and access" to the leased premises. The estimated useful lives for leasehold improvements reflect the shorter of the base terms of the corresponding lease agreements or the economic life of the leasehold improvements.

        The Company evaluates the classification of its leases following the guidance in SFAS No. 13. Leases that qualify as capital leases are recorded at the present value of the future minimum rentals over the base term of the lease using the Company's incremental borrowing rate. Capital lease assets are assigned an estimated useful life at the inception of the lease that corresponds with the base term of the lease.

Financing Lease Obligations

        The Company considers the provisions of EITF No. 97-10, "The Effect of Lessee Involvement in Asset Construction" ("EITF 97-10"), when it is involved in the construction of an asset that will be leased when the construction is completed, to determine if it is, pursuant to EITF 97-10, the owner of such assets during the construction period. If the Company is considered the owner, the Company capitalizes the costs of the property with which the Company is involved during the construction period. A corresponding financing lease obligation is recorded in other long-term liabilities. Once construction is completed, the Company considers the requirements of SFAS No. 98, "Accounting for Leases", for sale/leaseback treatment, and if the arrangement meets the requirements for sale treatment, the asset and obligation are removed. If the Company fails to meet the requirements for sale treatment, the liability is reclassified to capital lease and financing lease obligation on the Company's consolidated balance sheet. The asset and financing lease obligation are amortized over the initial fixed lease term.

Stock Based Compensation

        As permitted under SFAS No. 123, "Accounting for Stock Based Compensation," ("SFAS No. 123") the Company elected to account for its stock based compensation plans under the provisions of Accounting Principles Board ("APB") opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock options were outstanding prior to November 2004. No stock-based compensation expense was recorded in the period May 27, 2004 through December 31, 2004 or the year ended December 31, 2005, as all stock options granted had an exercise price equal to the fair market value of the underlying stock on the date of grant.

        For purposes of the disclosure below, compensation costs for the stock based compensation plans have been determined based upon the SFAS No. 123 fair value method, utilizing the Black-Scholes option pricing model and the following assumptions:

	2004	2005
Expected life (years)	7.0	7.0
Expected volatility	37.0%	39.0%
Expected dividend yield	—	—
Risk free interest rate	3.92%	3.80%-4.39%

        If the fair value method had been applied to stock option grants, the Company's net loss for the period May 27, 2004 through December 31, 2004 and the year ended December 31, 2005 would have changed as follows:

	2004	2005
Net loss
As reported	$(22,858)	$(44,972)
Deduct: total stock-based compensation expense determined under fair value method	(6)	(939)

Pro forma	$(22,864)	$(45,911)

New Accounting Pronouncements

        In December 2004, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 123 (revised 2004) ("SFAS 123(R)"), "Share-Based Payment", which replaces FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") and supercedes Accounting Principles Board ("APB") Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB No. 25"). SFAS 123(R) eliminates the ability to account for share-based compensation transactions using APB No. 25 and requires that such transactions be accounted for using a fair value-based method. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

        In April 2005, the SEC delayed the effective date of SFAS No. 123(R) for public companies until the first fiscal year beginning after June 15, 2005. As such, the Company will be required to apply

SFAS No. 123(R) beginning in 2006. Until such implementation, the Company will continue to apply the disclosure-only requirements of SFAS No. 123 and will apply intrinsic value accounting for its employee stock options that defines compensation cost for stock options, if any, as the excess of the quoted market price of the stock at the date of grant over the amount an employee must pay to acquire the stock. The adoption of FASB 123(R) will not have a material impact on the results of operations or financial position of the Company, as all outstanding stock options were cancelled in connection with the AMC merger.

        In March 2005, the FASB issued FASB Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations" ("FIN 47"). FIN 47 is an interpretation of SFAS 143, "Asset Retirement Obligations", which was issued in June 2001. FIN 47 was issued to address diverse accounting practices that have developed with regard to the timing of liability recognition for legal obligations associated with the retirement of a tangible long-lived asset in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. According to FIN 47, uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN 47 also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The provisions of FIN 47 have been adopted by the Company and did not have a material impact on the results of operations or financial position of the Company.

        In May 2005, the FASB issued SFAS No. 154 "Accounting Changes and Error Corrections" ("SFAS 154"), a replacement of APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", effective for fiscal years beginning after December 15, 2005. SFAS 154 changes the requirements for the accounting for and reporting of a voluntary change in accounting principle as well as the changes required by an accounting pronouncement that does not include specific transition provisions. SFAS 154 is not expected to have a material impact on the results of operations or financial position of the Company.

        In October 2005, the FASB issued FASB Staff Position (FSP) 13-1, Accounting for Rental Costs Incurred during a Construction Period. FSP 13-1 clarifies there is no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Accordingly, companies will no longer be able to capitalize rental costs during the construction period and will be required to expense these costs as incurred. This FSP is effective for the first reporting period beginning after December 15, 2005. The provisions of FSP 13-1 are consistent with the Company's accounting policies.

NOTE 3—ACQUISITIONS

Acquisition of LCE and Grupo Cinemex

        On June 18, 2004, the Company entered into a Stock Purchase Agreement with LCE's former stockholders, including Onex and OCM Cinema, pursuant to which the Company agreed to acquire 100% of the capital stock of LCE and, indirectly, 100% of the capital stock of Grupo Cinemex for an aggregate purchase price of approximately $1.5 billion. On July 30, 2004, the Company completed the Acquisition.

        Prior to the Acquisition, LCE also had operations in Canada and Germany. As a condition to, and immediately prior to, the closing of the Acquisition, LCE sold 100% of the shares of capital stock of Cineplex Odeon Corporation ("COC"), its Canadian subsidiary, and its interest in Neue Filmpalast GmbH & Co. KG, a German partnership, to affiliates of Onex and OCM Cinema for a cash purchase price of $205.9 million (see Note 4). The proceeds from this sale were utilized by LCE to repay debt outstanding under its old credit facilities.

        The aggregate purchase price of approximately $1.5 billion includes assumed debt facilities and was financed with new borrowings by the Company, including a new senior secured credit facility ($630.0 million), the issuance of senior subordinated notes ($315.0 million), a borrowing under a new revolving credit facility ($2.0 million), cash equity investments by the new investor group ($421.7 million) and cash from LCE's operations ($112.0 million). A portion of these proceeds was used to pay fees related to the closing of the Acquisition. Concurrent with the Acquisition, LCE's remaining term loan ($92.3 million) and the priority secured credit facility ($28.7 million) were repaid.

        The purchase price under the Stock Purchase Agreement was fixed and there were no adjustments that would result in a change in the overall purchase price.

        The Acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." Under purchase accounting, the acquisition consideration was allocated to the Company's assets and liabilities based upon their relative fair values. The consideration remaining was allocated to identifiable intangibles with a finite life and is being amortized over that life, as well as to goodwill and identifiable intangibles with infinite lives, which will be evaluated, at least, on an annual basis to determine impairment and adjusted accordingly. The allocation of the acquisition consideration was based on management's analysis with the assistance of a valuation completed during the fourth quarter of 2004.

        The following is a summary of the opening balance sheet of the acquired company:

	Balances at July 30, 2004
Cash and cash equivalents	$58,632
Other current assets	53,064
Property and equipment	739,776
Goodwill	545,135
Intangible assets	168,739
Other non-current assets	166,962
Current liabilities	158,664
Long-term debt	1,032,821
Other long-term liabilities	119,152

Net assets	$421,671	(a)

(a)
Reflects the net assets of the acquired company of $421.7 million (purchase price of $1,480.8 million less the new debt issued as part of the Transactions ($947.2 million) and cash on hand utilized to pay various fees and expenses ($111.9 million)).

        The Company incurred a total of $59.2 million of fees and expenses as a result of the Acquisition. These fees and expenses were primarily comprised of accounting, legal and professional fees, financial advisory and investment banking fees and fees paid to other service providers including $20.0 million paid to related parties (see Note 15). Of the $59.2 million of fees and expenses incurred $41.6 million was related to debt issuance costs and was capitalized and $17.6 million was Acquisition related costs of which $16.9 million was capitalized as part of the Purchase price and $700 was expensed.

        The amount recorded for goodwill is not subject to amortization, is reported at the reporting unit level and is not deductible for tax purposes. Refer to Note 8 for additional information regarding the goodwill and intangibles recorded.

Pro Forma Information

        The unaudited pro forma financial information presented below sets forth the Company's historical statements of operations for the periods indicated and gives effect to the Acquisition as if it took place at the beginning of each period presented below. Such information is presented for comparative purposes only and is not intended to represent what the Company's results of operations would actually have been had these transactions occurred at the beginning of each period presented.

	Pro forma for the year ended December 31, 2003	Pro forma for the year ended December 31, 2004
	(unaudited)	(unaudited)
Total operating revenues	$928,238	$923,318
Income from operations	$54,620	$47,620
Net loss	$(7,511)	$(19,781)

Acquisition of additional interest in Magic Johnson Theatres

        In August of 2005, the Company acquired an additional 49.99% interest in Magic Johnson Theatres ("MJT") from its partner in the MJT partnership, Johnson Development Corporation, for total consideration of $3.7 million, including professional fees paid by the Company and, on the same day, the partnership was converted from a general partnership to a limited partnership. Johnson Development Corporation retained a .01% interest in the limited partnership. The Company had previously consolidated the operating results and financial position of the MJT partnership as a result of the Company's adoption of FIN 46(R), therefore, this transaction has not had any significant effect on the results of operations or financial position of the Company. The $3.7 million purchase price has been allocated to goodwill, as all MJT assets were stated at fair value as estimated by management. The amount recorded for Goodwill is not subject to amortization and is not deductible for tax purposes.

NOTE 4—DISCONTINUED OPERATIONS

        In January 2004, LCE management committed to a plan to sell COC, its wholly owned subsidiary (comprising its Canadian operations, including its interest in the Cineplex Galaxy Limited Partnership), to Onex and OCM Cinema. This transaction closed on July 30, 2004. As a result of that decision, LCE has reported COC's results of operations for the year ended December 31, 2003 and the seven months ended July 30, 2004 as discontinued operations. COC generated total revenue of $198.5 million and $159.7 million and income before taxes of $74.5 million and $12.1 million for the year ended December 31, 2003 and the seven months ended July 30, 2004, respectively. As this sale was a transaction among parties under common control, the excess of the proceeds received ($205.9 million) over the book value of the assets sold ($33.3 million) has been recorded as a capital contribution ($172.6 million).

NOTE 5—ACCOUNTS AND OTHER RECEIVABLES

        Accounts and other receivables consists of:

	December 31, 2004	December 31, 2005
Trade receivables	$16,114	$20,131
Taxes receivable	15,903	18,120
Other	2,267	4,908

Total accounts and other receivables	$34,284	$43,159

        No single customer accounts for more than 10% of total trade receivables or total revenues as of and for all periods presented.

NOTE 6—PROPERTY, EQUIPMENT AND LEASEHOLDS

        Property, equipment and leaseholds consists of:

	December 31, 2004	December 31, 2005
Land	$31,754	$26,861
Buildings and leasehold improvements	520,394	539,185
Equipment	178,438	206,649
Software	988	1,230
Construction in progress	41,442	19,991

Total property, equipment and leaseholds	773,016	793,916
Less: accumulated depreciation and amortization	40,860	135,172

	$732,156	$658,744

        Depreciation expense of LCE was $77.2 million and $45.0 million for the year ended December 31, 2003 and the seven months ended July 30, 2004, respectively. Depreciation expense of Holdings was $39.7 million and $103.0 million for the period May 27, 2004 (inception) through December 31, 2004 and the year ended December 31, 2005, respectively. LCE's amortization expense for capitalized software costs was $404 and $257 for the year ended December 31, 2003 and the seven months ended July 30, 2004, respectively. Holdings' amortization expense for capitalized software costs was $207 and $474 for the period May 27, 2004 (inception) through December 31, 2004 and the year ended December 31, 2005, respectively.

        The cost of property and equipment under capital lease and financing lease obligations is classified as buildings and leasehold improvements and amounted to $21.3 million and $24.0 million as of December 31, 2004 and December 31, 2005, respectively, with accumulated depreciation of $401 and $1.5 million as of December 31, 2004 and 2005, respectively.

        Interest costs during the period of development and construction of new theatre properties are capitalized as part of the historical cost of the asset. Interest capitalized by LCE during the year ended December 31, 2003 and the seven months ended July 30, 2004 was $42 and $107, respectively. Interest capitalized by Holdings during the period May 27, 2004 (inception) through December 31, 2004 and the year ended December 31, 2005 was $137 and $196, respectively.

        Occasionally, the Company is responsible for the construction of leased theatres and for paying project costs that are in excess of an agreed-upon amount to be reimbursed from the developer. EITF Issue No. 97-10, "The Effect of Lessee Involvement in Asset Construction", requires the Company to be considered the owner (for accounting purposes) of these types of projects during the construction period. As a result, the Company has recorded $21.4 million and $8.0 million of construction project costs and corresponding obligations on its consolidated balance sheet related to these types of projects as of December 31, 2004 and 2005, respectively.

        LCE has recognized a provision for asset impairment of $1.8 million for the seven months ended July 30, 2004 and Holdings has recognized a provision for asset impairment of $2.2 million for the year ended December 31, 2005 related to certain theatre leasehold improvements and equipment. These charges are included in Depreciation and amortization line in the combined consolidated statement of operations. There were no such charges recognized for the year ended December 31, 2003 and the period May 27, 2004 (inception) through December 31, 2004.

NOTE 7—ASSETS HELD FOR SALE

        On December 2, 2004, the Company entered into an agreement to sell one of its theatre properties located in Arizona. As a result of this transaction, the Company has classified $2.4 million on its December 31, 2004 and 2005 consolidated balance sheet as Assets held for sale. This balance reflected the fair value of the theatre property to be sold. The Company determined that there was no impairment write-down deemed necessary for this property.

        On August 31, 2005, the Company entered into an agreement to sell a theatre property located in New Jersey. As a result of this transaction, the Company has classified $5.0 million on its December 31, 2005 consolidated balance sheet as Assets held for sale. This balance reflected the fair value of the theatre property to be sold. The Company determined that there was no impairment write-down deemed necessary for this property.

        On December 21, 2005, in connection with the pending AMC merger, the Company and Marquee, the parent company of AMC, entered into final judgments with the Antitrust Division of the United States Department of Justice, the States of California, Illinois, Massachusetts, New York and Washington and the District of Columbia, pursuant to which the combined companies will sell 10 theatres. As a result of this settlement the Company is required to sell five of its theatres and has classified $29.4 million on its December 31, 2005 consolidated balance sheet as Assets held for sale. This balance reflects the net book value of the theatre properties to be sold. The Company has determined that there was no impairment write-down deemed necessary for these properties as proceeds of the sales are expected to be in excess of their carrying values. The sale of these theatres is expected to close during 2006 and the Company does not expect to record a loss on these sales. Additionally, the results associated with the theatres held for sale are not material to the company as a whole and accordingly have not been presented as discontinued operations within the consolidated statement of operations.

NOTE 8—GOODWILL AND OTHER INTANGIBLE ASSETS

        The changes in the carrying amount of goodwill and other intangibles for the seven months ended July 30, 2004, the period May 27, 2004 through December 31, 2004 and the year ended December 31, 2005 are as follows:

Seven Months Ended July 30, 2004 (Predecessor)

	Balance Dec. 31, 2003	Foreign Exchange	Other		Amortization	Balance July 30, 2004	Useful Life
Goodwill	$200,043	$(1,238)	$(6,184	)(a)	$—	$192,621	Indefinite
Tradenames	98,299	(214)	—		—	98,085	Indefinite
Non-compete agreements	5,361	(116)	—		(850)	4,395	5 years
Screen advertising contracts	3,182	(78)	—		(708)	2,396	4 years
Management contracts	7,667	—	—		(196)	7,471	20-29 years

	$314,552	$(1,646)	$(6,184)		$(1,754)	$304,968

(a)
Realization of deferred tax assets causing the release of valuation allowance to goodwill.

May 27, 2004 (inception) through December 31, 2004 (Successor)

	Balance May 27, 2004	Acquisition of LCE and Cinemex	Foreign Exchange	Other		Amortization	Balance Dec. 31, 2004		Useful Life
Goodwill	$—	$545,135	$2,304	$3,097	(a)	$—	$550,536	(b)	Indefinite
Tradenames	—	94,153	203	—		—	94,356		Indefinite
Non-compete agreements	—	4,395	176	—		(1,079)	3,492		2 years
Screen advertising contracts	—	27,425	93	—		(3,491)	24,027		3 to 5 years
Beneficial lease rights	—	34,068	—	—		—	34,068		1 to 19 years
Management contracts	—	8,700	—	—		(160)	8,540		18 to 26 years

	$—	$713,876	$2,776	$3,097		$(4,730)	$715,019

(a)
Change in deferred tax assets causing an increase in the valuation allowance and goodwill.

(b)
At December 31, 2004, goodwill by segment and reporting unit is as follows:
U.S.—$465.1 million and International—$85.4 million

Year Ended December 31, 2005 (Successor)

	Balance Dec. 31, 2004	Foreign Exchange	Other		Amortization	Balance Dec. 31, 2005		Useful Life
Goodwill	$550,536	$4,176	$(5,242	)(a)	$—	$549,470	(c)	Indefinite
Tradenames	94,356	434	—		—	94,790		Indefinite
Non-compete agreements	3,492	66	—		(1,151)	2,407		2 years
Screen advertising contracts	24,027	111	—		(8,407)	15,731		3 to 5 years
Beneficial lease rights	34,068	—	(653	)(b)	(6,263)	27,152		1 to 19 years
Management contracts	8,540	—	—		(383)	8,157		18 to 26 years

	$715,019	$4,787	$(5,895)		$(16,204)	$697,707

(a)
Additional goodwill associated with the purchase of MJT ($3.7 million) (see Note 3) offset by a change in deferred tax assets causing a decrease in the valuation allowance ($4.5 million) and a change in tax reserves for ongoing audits related to periods prior to the merger ($4.3 million).

(b)
Decrease associated with closed theatres written off to gain/loss on asset disposition.

(c)
At December 31, 2005, goodwill by segment and reporting unit is as follows:
U.S.—$459.9 million and International—$89.6 million

        Accumulated amortization was $4.7 million and $20.9 million at December 31, 2004 and 2005, respectively. The estimated aggregate amortization expense for the next five years is as follows: $13.0 million in 2006; $11.2 million in 2007; $5.1 million in 2008; $3.0 million in 2009 and $3.0 million in 2010.

NOTE 9—LONG-TERM INVESTMENTS IN AND ADVANCES TO PARTNERSHIPS

        The Company's domestic long-term investments consist of a 50% interest in certain
U.S. partnerships, which together operate three theatres with 315 screens and are accounted for using the equity method.

        The Company's international long-term investments consist of a 50% interest in Yelmo Cineplex, which operates 275 theatres with 3,115 screens at December 31, 2005. As of December 31, 2004, long-term investments also included a 50% interest in Megabox Cineplex, Inc. ("Megabox"), which operated seven theatres with 66 screens. The Company has accounted for these investments following the equity method of accounting.

        On December 28, 2005, the Company, sold its 50% interest in Megabox to Finventures (UK) Limited ("Finventures"), and Mediaplex, Inc. ("Mediaplex"), the Company's joint venture partner in Megabox, for proceeds of $78.4 million. The Company recognized a gain on asset disposition of $18.8 million in connection with the sale. The gain is reported as a component of Equity (income)/loss in long-term investments. As a result of this transaction the financial information reported below includes the results of operations for Megabox through the date of sale but does not include the financial position of Megabox as of December 31, 2005.

        On June 5, 2003, LCE (through its subsidiary Onex Kinos GmbH) acquired a 50% interest in Neue Filmpalast GmbH & Co. KG ("Neue Filmpalast"), a German partnership formed to hold 30 theatres with 192 screens acquired from UFA Theatre GmbH & Co. KG. During 2004, LCE and its partner in the venture each funded approximately $1.6 million to Neue Filmpalast. LCE accounted for this investment following the equity method of accounting. Substantially all of LCE's investment in Neue Filmpalast was offset by its pro rata share of the operating losses of that entity. On July 30, 2004, as a condition to the closing of the Acquisition, LCE sold its interest in Neue Filmpalast to affiliates of Onex and OCM Cinema for nominal consideration.

        The Company's carrying value of its investment in Yelmo Cineplex was $39.4 million and $37.7 million and its investment in Megabox Cineplex was $64.4 million and nil at December 31, 2004 and 2005, respectively.

        The Company's carrying value of its investment in its U.S. partnerships was $11.8 million and $11.0 million as of December 31, 2004 and 2005, respectively.

        The difference between the Company's carrying value of its long-term investments and advances to partnerships of $115.6 million and $48.7 million as of December 31, 2004 and 2005, respectively, and the proportional underlying net equity of those partnerships of $78.1 million and $46.8 million as of December 31, 2004 and 2005, respectively, is accounted for as goodwill.

        Undistributed earnings of the Company's partnership investments accounted for under the equity method of $2.3 million are included in retained earnings on the Company's consolidated balance sheet as of December 31, 2005.

        The following table presents condensed financial information for the Company's partnerships on a combined basis and excluding Megabox balance sheet information as of December 31, 2005 as it was sold on December 28, 2005:

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 30, 2004	May 27 (inception) to December 31, 2004	For the Year Ended December 31, 2005
Box office	$158,649	$114,211	$64,928	$153,229
Concession/other	67,256	45,601	27,871	65,482

Total revenues	225,905	159,812	92,799	218,711
Total operating costs	187,378	131,181	72,416	170,426
General and administrative costs	9,514	7,511	4,147	7,999
(Gain)/loss on sale/disposal of theatres	—	(813)	72	—
Depreciation and amortization	25,048	14,366	10,943	23,665

Income from operations	$3,965	$7,567	$5,221	$16,621

Net income/(loss)	$(2,970)	$1,866	$2,875	$8,746

Company's share of income/(loss)	$(1,485)	$933	$1,438	$4,373(a	)

Current assets	$34,418	N/A	$26,795	$9,459
Non-current assets	$241,946	N/A	$242,432	$157,485
Current liabilities	$74,080	N/A	$72,647	$50,833
Non-current liabilities	$70,893	N/A	$54,128	$34,928

(a)
Excludes gain on sale of Megabox of $18.8 million

NOTE 10—ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses consist of:

	December 31, 2004	December 31, 2005
Accounts payable—trade	$58,730	$51,430
Accrued occupancy	21,817	19,423
Accrued interest	16,321	18,472
Other accrued expenses	36,932	44,703

	$133,800	$134,028

NOTE 11—LONG-TERM DEBT AND OTHER OBLIGATIONS

        Long-term debt and other obligations consist of:

	December 31, 2004	December 31, 2005
U.S. Term Loan	$628,425	$620,425
Senior Subordinated Notes	315,000	315,000
Grupo Cinemex Term Loan	92,061	106,520
Mortgage Payable—non-recourse, 10% due 2007	2,421	2,319

	1,037,907	1,044,264
Less: Current maturities	6,401	6,412

	$1,031,506	$1,037,852

U.S. Term Loan

        On July 30, 2004, the Company's wholly owned subsidiary LCE, entered into a $730 million Credit Agreement (the "Credit Agreement") with Citicorp North America, Inc., as administrative agent. The Credit Agreement is composed of two tranches: (i) a $630 million term loan ("U.S. Term Loan") and (ii) a $100 million revolving credit facility, including a letter of credit sub-facility. The proceeds of the U.S. Term Loan have been used to fund the payment of a portion of the purchase price of LCE to LCE's former stockholders. These facilities are guaranteed by LCE and all of its existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the Credit Agreement (there are no unrestricted subsidiaries as of December 31, 2004 and 2005), and are collateralized by a perfected security interest in substantially all of LCE's and its subsidiaries' assets, including a pledge of 100% of LCE's capital stock, the capital stock of each of its restricted subsidiaries and a portion of the capital stock of certain of its foreign subsidiaries that are directly owned by LCE or its restricted domestic subsidiaries. The U.S. Term Loan amortizes 1% per annum in equal quarterly installments commencing on December 31, 2004 and the maturity date is July 30, 2011. The U.S. Term Loan bears interest at a rate of: (i) the base rate or a LIBOR rate plus (ii) an applicable margin based on LCE's Adjusted Leverage Ratio (as defined in the Credit Agreement). The maturity date of the revolving credit facility is July 30, 2010. The revolving credit facility bears interest at a rate of: (i) the base rate or a LIBOR rate plus (ii) an applicable margin based on LCE's Adjusted Leverage Ratio (as defined in the Credit Agreement). At December 31, 2005, LCE had not drawn against the revolving credit facility. The U.S. Term Loan bears interest at a weighted average rate of 5.60% at December 31, 2005 and interest is payable on the earlier of: the maturity of the LIBOR contract(s) then in effect or on a quarterly basis.

        The Credit Agreement also had a $100 million delayed draw term loan, which could have been used to refinance the Grupo Cinemex credit facility noted below. The delayed draw term loan had a termination date of January 30, 2005 but was terminated concurrently with the repayment of the Grupo Cinemex credit facility in August 2004.

        Additionally, as of December 31, 2005, the Company's wholly owned subsidiary LCE had $5.7 million in stand-by letters of credit issued under its revolving credit facility to support its commitment with respect to certain contractual obligations. As of December 31, 2005, LCE had additional availability of $94.3 million under the revolving credit facility.

        On January 26, 2006, all amounts outstanding on the U.S. Term Loan, including $620.4 million of principal and $2.2 million of accrued interest were repaid and all related unamortized deferred debt issuance costs ($16.1 million at December 31, 2005) were written off in conjunction with the closing of the merger with Marquee.

Senior Subordinated Notes

        On July 30, 2004, the Company's wholly owned subsidiary LCE, issued $315 million of 9% Senior Subordinated Notes due 2014 (the "Notes") in a private placement offering. The Notes are unsecured obligations and are subordinated in right of payment to all of LCE's existing and future senior debt (as defined in the Notes indenture). The Notes are pari passu in right of payment with any of LCE's future senior subordinated indebtedness. The Notes carry an interest rate of 9% and interest is payable semi-annually on each of February 1st and August 1st. The Notes mature on August 1, 2014. LCE used the proceeds of the Notes to fund the payment of a portion of the purchase price to its former stockholders. The Notes are guaranteed by all of LCE's existing and future domestic subsidiaries, with the exception of unrestricted subsidiaries, as defined in the Note indenture (there are no unrestricted subsidiaries as of December 31, 2004 and 2005).

        On August 12, 2005, LCE commenced an offer to exchange all of its $315 million outstanding senior subordinated notes due 2014 (the "Old Notes") for an equal amount of its new senior subordinated notes due 2014 (the "New Notes"). On September 12, 2005, the exchange offer closed, with 100% of the Old Notes accepting LCE's offer to exchange. The terms and conditions of the New Notes are identical to those of the Old Notes (i.e., interest rate, maturity date, payment schedule, etc.). The exchange offer did not have a material impact on LCE's results of operations or financial position.

        Under the terms of the indenture governing the Notes, the merger with Marquee (see Note 1) constituted a change of control and, because certain conditions in the indenture had not been met, it would have been required to allow the holders of its Notes to tender the Notes at a price of 101% of the principal amount, plus accrued and unpaid interest and additional interest (as defined in the indenture). As a result, LCE commenced a voluntary tender offer for the New Notes in December 2005. On January 26, 2006, in conjunction with the closing of the merger with Marquee, the tender offer and consent solicitation of the New Notes was completed. LCE repaid the $315.0 million in principal outstanding, and paid $3.9 million in tender premiums and $13.8 million of accrued interest and wrote off all related unamortized deferred debt issuance costs ($13.2 million at December 31, 2005).

U.S. Term Loan and Senior Subordinated Note Covenants

        The Credit Agreement and the Note indenture include customary affirmative and negative covenants, including: (i) limitations on indebtedness, (ii) limitations on liens, (iii) limitations on investments, (iv) limitations on contingent obligations, (v) limitations on restricted junior payments and certain other payment restrictions, (vi) limitations on merger, consolidation or sale of assets, (vii) limitations on transactions with affiliates, (viii) limitations on the sale or discount of receivables,

(ix) limitations on the disposal of capital stock of subsidiaries, (x) limitations on lines of business, (xi) limitations on capital expenditures, (xii) certain reporting requirements and (xiii) interest hedging requirements. Additionally, the Credit Agreement includes financial performance covenants, including: (i) a Maximum Adjusted Leverage Ratio (as defined therein) and (ii) a Minimum Interest Coverage Ratio (as defined therein). LCE was in compliance with all required covenants as of December 31, 2005.

Former Grupo Cinemex Credit Facility

        On December 26, 2002, Cadena Mexicana de Exhibicion, S.A. de C.V. ("Cadena Mexicana"), a subsidiary of Grupo Cinemex, entered into a senior secured credit facility consisting of one billion Mexican pesos (approximately $95.8 million at December 26, 2002) of term loans with Scotiabank Inverlat, S.A., BBVA Bancomer, S.A. and a syndicate of other Mexican financial institutions. In connection with the change of control of Grupo Cinemex as a result of the Acquisition, Grupo Cinemex was required to obtain, and obtained, a waiver from its lenders from a covenant that would have treated such ownership change as a default. As a result, its existing term loans remained outstanding immediately following the Acquisition. The remaining balance of these term loans ($87.7 million) was repaid on August 16, 2004 utilizing the proceeds from the new Grupo Cinemex Term Loan described below.

New Grupo Cinemex Credit Facility

        On August 16, 2004, Cadena Mexicana entered into a new senior secured credit facility. The initial amount drawn under the new senior secured credit facility was one billion Mexican pesos (approximately $90 million as of August 16, 2004). The senior secured credit facility also includes a term loan ("Grupo Cinemex Term Loan") with a one-year delay draw option of the peso equivalent of $10 million. The Grupo Cinemex Term Loan was issued by Banco Inbursa, S.A., Scotiabank Inverlat, S.A. and Banco Nacional de Mexico, S.A. and an available revolving credit line of the peso equivalent of $25 million with Banco Inbursa, S.A. and Scotiabank Inverlat, S.A. (the term loan and the revolving credit facility portions of the new senior secured credit facility are peso denominated debt). All obligations of Cadena Mexicana under this senior secured credit facility are guaranteed by Grupo Cinemex and each existing and future operating subsidiary of Cadena Mexicana, except for specified excluded subsidiaries, as defined.

        On August 16, 2005, Grupo Cinemex borrowed an additional $10.0 million (106.3 million pesos) under the Grupo Cinemex Term Loan under terms and conditions similar to those of the Cadena Mexicana senior secured credit facility (maturity date, repayment schedule, etc.).

        The Grupo Cinemex borrowings are non-recourse to LCE or the Company. Interest on the Grupo Cinemex Term Loan is payable in arrears on a monthly basis at the Equilibrium Interbank Interest Rate (Tasa de Interes Interbancaria de Equilibrio) for a period of 28 days (the TIIE rate), plus an applicable margin of 1.50% in years one and two, 1.75% in year three and 2.00% in years four and five. The interest rate on the Grupo Cinemex Term Loan as of December 31, 2005 was 11.12% (see the information at Derivatives below for further information related to the effective rate on the Grupo Cinemex debt). The Grupo Cinemex Term Loan matures on August 16, 2009 and will amortize beginning on February 16, 2007 in instalments ranging from 10% to 30% per annum over the five-year period.

        The Grupo Cinemex senior secured credit facility contains customary affirmative and negative covenants with respect to Grupo Cinemex and each of the guarantors and, in certain instances, Grupo Cinemex's subsidiaries that are not guarantors, as defined in the Grupo Cinemex credit agreement. Affirmative covenants include the requirement to furnish periodic financial statements and ensure that the obligations of Grupo Cinemex and the guarantors under the Grupo Cinemex senior secured credit facility rank at least pari passu with all existing debt of such parties. Negative covenants include limitations on disposition of assets, capital expenditures, dividends and additional indebtedness and liens. The facility also includes certain financial covenants, including, without limitation, a maximum total leverage ratio, a maximum total net debt to equity ratio, a minimum interest coverage ratio, a maximum true-lease adjusted leverage ratio and a minimum consolidated net worth requirement. As of December 31, 2005, Grupo Cinemex was in compliance with its credit facility covenants.

        All amounts due under the Grupo Cinemex Term Loan continue to remain outstanding subsequent to the January 26, 2006 closing of the merger with Marquee.

        Annual maturities of obligations under long-term debt for the next five years and thereafter are set forth as follows. These balances do not reflect the subsequent repayments as a result of the merger with Marquee.

Year Ending December 31,
2006	$6,412
2007	29,811
2008	38,256
2009	59,560
2010	6,300
Thereafter	903,925

$1,044,264

Derivatives

        On July 28, 2003, Grupo Cinemex entered into an interest rate swap agreement with a maturity of December 26, 2007 to manage its exposure to interest rate movements by effectively converting its previous long-term senior secured credit facility from a variable to a fixed rate. The notional amount of the interest rate swap reduces in accordance with the repayment provisions of Grupo Cinemex's previous long-term senior secured credit facility. Although this senior secured facility was repaid on August 13, 2004, the swap agreement remains outstanding and was redesignated as a hedge of the Grupo Cinemex Term Loan.

        The face amount of the interest rate swap on December 31, 2005 was 750 million Mexican pesos ($70.5 million). The swap agreement provides for the exchange of variable rate payments for fixed rate payments without the effect of leverage and without the exchange of the underlying face amount. The variable rate is based on the 28-day TIIE rate and the fixed rate is 8.5%. The fair market value of the interest rate swap was $2.5 million as of December 31, 2005.

        On August 5, 2005, Grupo Cinemex entered into a new interest rate swap with a face amount of 382.8 million Mexican pesos ($36.0 million) as a complement to the July 28, 2003 interest rate swap noted above. The new interest rate swap was entered into in order to hedge the outstanding debt balance not covered by the July 28, 2003 interest rate swap. This new interest rate swap provides for the exchange of variable rate payment for fixed rate payments. The variable rate is based on the 28-day TIIE rate and the fixed rate is 9.89%. The fair market value of this interest rate swap was $0.2 million as of December 31, 2005.

        The Company is exposed to credit loss in the event of non-performance by the counterparties to the interest rate swap agreements. However, the Company does not anticipate non-performance by the counterparties.

NOTE 12—EQUITY

        All of LCE's class A and class B voting common stock (collectively, "common stock") authorized, issued and outstanding prior to July 30, 2004 was cancelled in connection with the Acquisition.

        The Company's Class A voting common stock is comprised of four sub-classes: the Class A-1; Class A-2; Class A-3; and Class A-4 common shares (collectively the Class A voting common stock). These shares have a par value of $0.001 and possess all of the voting rights. Except with respect to the election of Board members, all holders of Class A voting common stock vote together as a single class. Holders of Class A-1 and A-2 common stock, each voting separately as a class, are each entitled to elect three Board members. Holders of Class A-3 common stock, voting separately as a class, may elect two Board members. Holders of Class A-4 are not separately entitled to elect a Board member.

        The Company's Class L common stock is non-voting and has a par value of $0.001 per share. Class L common stock is convertible into Class A-4 common stock upon an initial public offering or, with the vote of the board of directors, upon a change of control.

        With respect to liquidation rights, the Class L common stock has preference on distributions by the Company equal to its initial purchase price plus 10% per annum compounded quarterly. After satisfaction of the liquidation preference, remaining distributions are shared by the holders of Class A common stock and Class L common stock on a pro rata basis. There were no distributions during the periods presented.

        The components of accumulated other comprehensive income consist of:

	December 31, 2004	December 31, 2005
Currency translation adjustment	$3,705	$11,444
Minimum pension liability adjustment (net of tax benefit of $373)	—	(1,474)
Unrealized gain on marketable equity securities (net of tax provision of $210)	—	829
Unrealized gain/(loss) on interest rate swaps (net of tax provision of $407 and tax benefit of $229, respectively)	2,872	(904)

	$6,577	$9,895

NOTE 13—LEASES

        As a result of the requirements of EITF No. 97-10, the Company has been deemed the construction period owner of several leased theatre properties (see Note 6), as it paid directly for a substantial portion of the construction costs of these theatres. Upon completion of two of these properties, it was determined that these theatre properties did not qualify for sale/leaseback treatment due to the continuing involvement of the Company in the leased property resulting from the significance of construction costs it funded. As a result, the Company recorded $6.8 million during the period May 27, 2004 (inception) through December 31, 2004 and $2.3 million during 2005 as capital lease and financing lease obligations.

        Future minimum rent commitments at December 31, 2005 under operating leases and capital lease and financing lease obligations are as follows (Grupo Cinemex operating lease totals included below include an inflationary factor in the annual minimum lease commitments for all applicable leases):

Year Ending December 31,	Operating Leases	Capital Lease and Financing Lease Obligations
2006	$114,438	$3,535
2007	111,643	3,698
2008	107,016	3,833
2009	106,494	3,845
2010	105,899	3,952
Thereafter	801,059	36,627

Total minimum rent	$1,346,549	55,490

Less amount representing interest		26,139

Net minimum rent		$29,351

        LCE's minimum rent expense related to operating leases was $101.6 million and $59.9 million for the year ended December 31, 2003 and the seven months ended July 30, 2004, respectively. Holdings' minimum rent expense related to operating leases was $42.9 million and $106.2 million for the period May 27, 2004 (inception) through December 31, 2004 and the year ended December 31, 2005, respectively. In addition to the minimum rent expense noted above, the Company incurs percentage rent charges. LCE's percentage rent expense was $11.9 million and $6.8 million for the year ended December 31, 2003 and the seven months ended July 30, 2004, respectively. Holdings' percentage rent expense was $3.7 million and $8.7 million for the period May 27, 2004 (inception) through ended December 31, 2004 and the year ended December 31, 2005, respectively.

NOTE 14—EMPLOYEE AND POST-RETIREMENT BENEFIT PLANS

Profit Sharing and Savings Plan

        The Company has a defined contribution Profit Sharing and Savings Plan (the "Savings Plan") for substantially all eligible salaried employees in the United States, to which the Company contributes by matching 50% of the employee contribution up to a maximum of the first 6% of the statutory limit of eligible compensation. A participant may elect to contribute up to an additional 10% of eligible compensation (subject to the statutory limit); however, the incremental amount is not eligible for matching contributions by the Company. The Savings Plan also provides for discretionary profit sharing contributions, the annual amount of which is determined by the Company. The expense recorded by LCE related to contributions to the Savings Plan aggregated $1.6 million and $1.4 million for the year ended December 31, 2003 and the seven months ended July 30, 2004, respectively. The expense recorded by Holdings related to contributions to the Savings Plan aggregated $327 and $1.7 million for the period May 27, 2004 (inception) through December 31, 2004 and the year ended December 31, 2005, respectively.

Employee Health and Welfare and Other Post-retirement Benefits

        The Company provides post-retirement health and welfare benefits to eligible employees in the United States. Employees become eligible for the benefits upon retirement. These benefits are payable, with regard to health care, for the life of the retiree and up to 12 months following the death of the retiree for the spouse, and with regard to life insurance, for the life of the retiree. The Company retains the right to modify or terminate the post-retirement life and medical benefits. The post-retirement life and health care benefits are contributory, with retiree contributions including deductibles and co-payments. The Company has not funded this plan as of December 31, 2005.

        The significant assumptions used in determining post-retirement benefit cost are as follows:

			Successor
	Predecessor
			May 27 (inception) to December 31, 2004
	Year Ended December 31, 2003	Seven Months Ended July 30, 2004		Year Ended December 31, 2005
Discount rate for net periodic benefit costs	6.75%	6.25%	6.00%	5.75%

        The significant assumptions used in determining the accumulated post-retirement benefit obligation ("APBO") were as follows:

	December 31, 2004	December 31, 2005
Discount rate for benefit obligations	5.75%	5.50%
Assumed health care trend rate—Pre 65 Medical	9.00%	8.50%
Assumed health care trend rate—Post 65 Medical	—	8.50%
Assumed health care trend rate—Prescription drug	—	11.00%
Annual decrease in assumed health care trend rate(a)	0.50%	0.50%
Assumed ultimate health care trend rate	5.00%	5.00%
Assumed ultimate trend rate to be reached in year	2013	2013

(a)
The annual decrease in the assumed health care trend rate is 0.50% for all three assumed health care trend rates until 2008 when the annual decrease for the prescription drug rate increases to 1.0% until it reaches the ultimate health care trend rate.

        An increase of 1% in the assumed health care cost trend rate would increase the net periodic costs as of December 31, 2005 by $167 and the accumulated post-retirement benefit obligation at December 31, 2005 by $1.9 million.

        The Company anticipates qualifying for the Medicare Part D prescription drug federal subsidy and intends to apply for the 2007 plan year, therefore the above disclosure reflects, as of January 1, 2005, the future subsidy payments from Medicare, commencing in 2007.

        The reduction in the APBO for the subsidy related to benefits attributed to past service as of January 1, 2005 is estimated to be $1.1 million. The effect of the subsidy on the measurement of the net periodic postretirement benefit cost for 2005 is estimated to be $0.2 million. This includes the amortization of the actuarial experience gain as a component of the net amortization, the reduction in current period service cost due to the subsidy and the resulting reduction in interest cost on the APBO as a result of the subsidy.

        Net post-retirement life and medical benefit expense was as follows:

			Successor
	Predecessor
			May 27 (inception) to December 31, 2004
	Year Ended December 31, 2003	Seven Months Ended July 30, 2004		Year Ended December 31, 2005
Net periodic benefit cost
Service cost	$170	$141	$106	$421
Interest cost	389	325	230	583
Amortization of prior service cost	7	(4)	—	—
Amortization of losses	22	170	—	—

Net periodic post- retirement expense	$588	$632	$336	$1,004

        The status of the Company's post-retirement life and medical benefits were as follows:

	January 1 to July 30, 2004	May 27, 2004 (inception) to December 31, 2004	Year ended December 31, 2005
	(Predecesor)	(Successor)	(Successor)
Change in benefit obligation:
Benefit obligation at beginning of period	$6,395	$—	$10,031
Transferred balance from Predecessor	—	9,611	—
Service cost	141	106	421
Interest cost	325	229	583
Plan participant contribution	4	3	9
Actuarial loss	3,279	355	1,562
Benefits paid	(533)	(273)	(341)

Benefit obligation at end of period	$9,611	$10,031	$12,265

Change in plan assets:
Fair value of plan assets at beginning of period	$—	$—	$—
Transferred balance from Predecessor	—	—	—
Employer contribution	529	270	332
Plan participant contributions	4	3	9
Benefits paid	(533)	(273)	(341)

Fair value of plan assets at end of period	$—	$—	$—

	July 30, 2004	December 31, 2004	December 31, 2005
	(Predecesor)	(Successor)	(Successor)
Accrued benefit costs at:
Total accumulated obligations	$(8,504)	$(10,031)	$(12,265)
Funded status	—	—	—
Unrecognized net loss	356	356	1,917

Accrued liability	$(8,148)	$(9,675)	$(10,348)

        The Company expects to make the following future benefit payments:

2006	$514
2007	531
2008	556
2009	611
2010	650
years 2011-2015	4,068

        Additionally, the Company expects to make a contribution of $514 to the post retirement benefit plan net of employee contribution for the year ending December 31, 2006.

Pension Plans

        The Company provides several pension plans covering its employees in both the U.S. and Mexico.

        In the U.S., the Company maintains two pension plans, the Cineplex Odeon Corporation U.S. Employees' Pension Plan (the "U.S. Pension Plan") and the Loews Cineplex Entertainment Corporation Service Recognition Plan for Hourly Employees (the "SRP"). The U.S. Pension Plan is a frozen cash balance plan. The SRP is a defined benefit plan covering all eligible hourly U.S. employees, as defined by the SRP, and provides benefits based on years of service.

        In Mexico, the Company provides a Seniority Premium and Termination Indemnity for Retirement Plan (the "Mexico Plan") to all eligible employees of Servicios Cinematograficos Especializados, S.A. de C.V. ("SCE") and a Termination Indemnity Retirement Plan to all eligible employees of Servino, S.A. de C.V. ("Servino"). Both SCE and Servino are wholly owned subsidiaries of Grupo Cinemex. The Mexico Plan establishes compensation upon retirement (pension and seniority premium) based on years of service rendered and the employee's age and salary at the date of retirement. The Company has not funded the Mexico Plan as of December 31, 2005.

        The significant weighted average assumptions used in determining pension plan costs for all the pension plans were as follows:

			Successor
	Predecessor
			May 27 (inception) to December 31, 2004
	Year Ended December 31, 2003	Seven Months Ended July 30, 2004		Year Ended December 31, 2005
Discount rate for net periodic benefit costs	6.17%	6.00%	5.67%	5.60%
Assumed rate of increase in compensation (Mexican Plan only)	1.00%	1.00%	1.00%	1.00%
Assumed return on plan assets	9.00%	9.00%	9.00%	5.00-8.38%

        The significant weighted average assumptions used in determining accumulated benefit obligations for all the pension plans were as follows:

	December 31, 2004	December 31, 2005
Discount rate for benefit obligations	5.67%	5.50%
Assumed rate of increase in compensation (Mexican Plan only)	1.00%	1.00%
Assumed return on plan assets	9.00%	5.00-8.38%

        The discount rate used for the Company's pension plans reflects the rate at which benefits provided under the pension plans could effectively be settled by purchasing annuities from an insurance company. The expected benefit payments were assumed to have been paid mid-year. The discount rate analysis was based on the Citigroup Pension Discount Curve Annual Spot Rate as of December 31, 2005. This rate is comprised of the average spot rate of bonds used to construct a high-quality portfolio, which would match the liability stream of the pension plans. The Company considers this approach to be an appropriate guideline on which to base the discount rate assumptions.

        Net periodic pension plan costs in the aggregate for the pension plans include the following components:

			Successor
	Predecessor
			May 27 (inception) to December 31, 2004
	Year Ended December 31, 2003	Seven Months Ended July 30, 2004		Year Ended December 31, 2005
Net periodic benefit cost
Service cost	$351	$198	$155	$425
Interest cost	720	404	274	691
Amortization of transition obligation	39	22	15	39
Net recognized return on plan assets	(642)	(441)	(314)	(683)
Amortization of losses	12	5	—	1

Net periodic benefit expense	$480	$188	$130	$473

        A reconciliation of the Company's pension plan benefit obligation in the aggregate for all pension plans follows:

	January 1 to July 30, 2004	May 27, 2004 (inception) to December 31, 2004	Year ended December 31, 2005
	(Predecesor)	(Successor)	(Successor)
Change in benefit obligation:
Benefit obligation at beginning of period	$11,331	$—	$11,219
Transferred balance from Predecessor	—	11,240	—
Service cost	205	149	425
Interest cost	393	285	691
Actuarial loss	211	153	1,216
Benefits paid	(900)	(651)	(1,137)

Benefit obligation at end of period	$11,240	$11,176	$12,414

        The status of the Company's pension plan assets and funded status in the aggregate for all pension plans was as follows:

	January 1 to July 30, 2004	May 27, 2004 (inception) to December 31, 2004	Year ended December 31, 2005
	(Predecesor)	(Successor)	(Successor)
Change in plan assets:
Fair value of plan assets at beginning of period	$8,128	$—	$8,552
Transferred balance from Predecessor	—	8,374	—
Actual return on plan assets	565	409	2
Company contributions	581	420	345
Benefits paid	(900)	(651)	(1,137)

Fair value of plan assets at end of period	$8,374	$8,552	$7,762

Change in funded status of plan:
Funded status of plan	$(2,866)	$(2,625)	$(4,652)
Unrecognized actuarial loss	(295)	(295)	1,604
Unrecognized transition obligation	498	498	486
Additional liability	(28)	(28)	(1,474)

Accrued benefit cost at end of period	$(2,691)	$(2,450)	$(4,036)

        The Company's weighted average pension plan asset allocations by asset category for all pension plans and the target allocation ranges by asset category for all pension plans, excluding the SRP, are shown in the table below. The SRP's target asset allocation is 100% in fixed income investments and is not reflected in the table below.

Asset Categories for Pension Plans	Actual Allocation December 31, 2004	Actual Allocation December 31, 2005	Target Allocation
Cash and equivalents	6.3%	3.6%	0.0%
International equities	10.1%	11.4%	16.0%
Fixed income	22.1%	22.7%	30.0%
Domestic equities	61.5%	62.3%	54.0%

        The Company's pension plan committee's policy is to invest pension plan assets in a diversified portfolio consisting of a traditional mix of U.S. and International equity securities and fixed income securities. These investments are made in order to achieve a targeted long-term rate of return of up to 9.00%. The pension plan committee believes that the pension plans' risk and liquidity are, in large part, a function of asset mix and has reviewed the long-term performance characteristics of various asset classes and has focused on balancing risk and reward over the long-term. The pension plan committee utilizes specialists to assist it with its analysis of investment allocations.

        The Company expects to make the following future benefit payments:

2006	$1,096
2007	1,075
2008	1,077
2009	999
2010	1,346
years 2011-2014	4,891

        Additionally, the Company expects to make contributions of $1.1 million to the pension plans for the year ending December 31, 2006.

Other Plans

        Certain theatre employees are covered by union-sponsored pension and health and welfare plans. Company contributions into these plans are determined in accordance with provisions of negotiated labor contracts. LCE's contributions aggregated $1.1 million and $526 for the year ended December 31, 2003 and the seven months ended July 30, 2004, respectively. Holdings' contributions aggregated $267 and $682 for the period May 27, 2004 (inception) through December 31, 2004 and the year ended December 31, 2005, respectively.

NOTE 15—RELATED PARTY TRANSACTIONS

        The Company has entered into transactions with certain related parties, including its stockholders. A summary of significant transactions with these parties is provided below.

        LCE had agreed to pay Onex and OCM Cinema an annual management fee of $5.0 million. A total of $7.9 million of this management fee was accrued as of July 30, 2004. This liability was discharged in connection with the Acquisition (see Note 3).

        LCE agreed to pay Onex and OCM Cinema $1.4 million and $720, respectively, for reimbursement of third party invoices related to financial advisory services provided to LCE. This fee was paid during 2003 and is included in General and administrative expense in the combined consolidated statement of operations for the year then ended.

        The Company has agreed to pay Bain, Carlyle and Spectrum, collectively, an annual management fee of $4.0 million, in connection with planning, strategy, oversight and support to management. This management fee is prepaid on a quarterly basis. A total of $1.0 million of this management fee was included in the consolidated balance sheet under Prepaid expenses and other current assets as of December 31, 2004 and 2005 and $1.7 million and $4.0 million was included in the General and administrative expenses line item in the consolidated statement of operations for the period May 27, 2004 through December 31, 2004 and the year ended December 31, 2005, respectively.

        The Company paid, concurrent with the closing of the Acquisition, Bain, Carlyle and Spectrum $20.0 million for financial advisory services provided to the Company. Of this $20.0 million, $10.1 million was related to the Acquisition and $9.9 million was related to the Company's new debt. Additionally, the Company agreed to reimburse Bain, Carlyle and Spectrum $300 for various out-of-pocket expenses they incurred as a result of the Acquisition. This expense reimbursement was paid concurrent with the closing of the Acquisition.

        The Company has an outstanding note receivable from a former officer of Grupo Cinemex. This note receivable is denominated in U.S. dollars and bears interest at a fixed rate of 8.0% per annum. This note receivable balance was $1.4 million and $1.0 million as of December 31, 2004 and 2005, respectively. The Company has a liability of $2.4 million and $1.6 million payable to the same former officer related to a non-compete agreement as of December 31, 2004 and 2005, respectively.

        Construction of Grupo Cinemex' theatres are primarily performed by two companies: Inmobiliaria y Constructora K, S.A. de C.V. ("Inmobiliaria K") and Constructora Andres Bello ("Andres Bello"). An individual who has investments in each of the two entities is the Director of Real Estate of Grupo Cinemex. The general manager of Inmobiliaria K and Andres Bello is the father of the same individual. The construction services provided by the two companies are generally negotiated at cost plus a predetermined margin.

        The following table provides additional information related to the transactions between Grupo Cinemex and the related parties noted above.

	Amounts paid during the year ended December 31, 2003	Amounts paid during the seven months ended July 30, 2004	Amounts paid from May 27, 2004 (inception) to December 31, 2004	Amounts paid during the year ended December 31, 2005
	(Predecesor)	(Successor)	(Successor)	(Successor)
Andres Bello	$8,006	$1,867	$228	$174
Inmobiliaria K	$3,345	$5,025	$4,432	$2,325

NOTE 16—INCOME TAXES

        The components of loss before income taxes are as follows:

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 30, 2004	May 27, 2004 (inception) to December 31, 2004	For the Year Ended December 31, 2005
United States	$34,657	$26,694	$(18,277)	$(29,394)
Foreign	3,350	738	(7,825)	(8,030)

Total	$38,007	$27,432	$(26,102)	$(37,424)

        The provision/(benefit) for income taxes consists of the following:

	Combined Consolidated Predecessor		Consolidated Successor
	For the Year Ended December 31, 2003	Period from January 1 to July 30, 2004	May 27, 2004 (inception) to December 31, 2004	For the Year Ended December 31, 2005
Current tax provision/(benefit)
Federal	$—	$3,092	$(3,303)	$—
State and local	1,963	1,450	(1,281)	1,570
Foreign	3,349	841	959	1,779

Total current	5,312	5,383	(3,625)	3,349
Deferred tax provision/(benefit)
Federal	10,980	4,892	2,442	4,590
State and local	1,592	1,794	(753)	1,036
Foreign	(2,545)	817	(1,308)	(1,427)

Total deferred	10,027	7,503	381	4,199

Total tax provision/(benefit)	$15,339	$12,886	$(3,244)	$7,548

        Reconciliation of the provision/(benefit) for income taxes to the statutory federal income tax rate follows:

	Combined Consolidated Predecessor				Consolidated Successor
	For the Year Ended December 31, 2003%		Period from January 1 to July 30, 2004%		May 27, 2004 (inception) to December 31, 2004%		For the Year Ended December 31, 2005%
Provision/(benefit) on income/(loss) before Income taxes and discontinued operations at statutory federal income tax rate	$13,302	35.0	$9,601	35.0	$(9,136)	35.0	$(13,099)	35.0
Provision/(benefit) for state and local taxes (net of federal income tax benefit)	2,311	6.1	2,109	7.7	(1,322)	5.1	1,800	(4.8)
Increase in valuation allowance	—	—	—	—	5,171	(19.8)	—	—
Sale of Megabox	—	—	—	—	—	—	10,448	(27.9)
Megabox dividend	—	—	—	—	—	—	4,180	(11.2)
Mexican inflationary adjustment	265	0.7	1,399	5.1	2,390	(9.2)	1,213	(3.2)
Foreign equity investments	19	0.0	(223)	(0.8)	(386)	1.5	(1,285)	3.4
Foreign withholding tax	—	—	—	—	—	—	1,480	(4.0)
Other	(558)	(1.4)	—	—	39	(0.2)	2,811	(7.5)

	$15,339	40.4	$12,886	47.0	$(3,244)	12.4	$7,548	(20.2)

        Significant components of the deferred tax assets and liabilities follow:

	December 31, 2004	December 31, 2005
Deferred tax assets:
Net operating loss carryforwards	$188,162	$195,251
Accrued liabilities	3,515	2,933
Property and equipment	86,895	92,441
Deferred rent liability	9,024	6,157
Deferred revenue	5,501	4,178
Capital loss carryforward	13,592	—
Other	10,114	13,314

	316,803	314,274
Deferred tax liabilities:
Intangible asset	12,423	10,300
Partnership equity interest	16,382	18,169
Other	3,394	3,742

	32,199	32,211
Less: Valuation allowance	(272,818)	(268,278)

Net deferred tax asset	$11,786	$13,785

        The valuation allowance of $268.3 million as of December 31, 2005 represents a provision for the uncertainty as to the realization of deferred income tax assets, including temporary differences associated with depreciation and net operating loss ("NOL") carryforwards. The Company has concluded that, based upon expected future results, it is more likely than not that the deferred income tax asset balance related to its U.S. operations will not be realized.

        As a result of Loews Cineplex Theatres, Inc.'s, a wholly-owned subsidiary of LCE, emergence from bankruptcy in 2002 and the ownership changes in 2002 and 2004 the ability to utilize the remaining U.S. NOLs will be subject to limitations. Significantly all of the deferred tax asset and the valuation allowances were established as part of the ownership changes and the related purchase accounting. As a result, any tax benefit derived from the release of the valuation allowances post-change will be accounted for as a credit to goodwill until exhausted, then intangible assets until exhausted and lastly as a deduction from the income tax provision.

        The deferred tax asset for NOL carryforward at December 31, 2005 primarily relates to the U.S. operations and will expire between the years 2006 and 2026. The capital loss carryforward of $32.1 million at December 31, 2004 was utilized in 2005 and since its origin was a pre-change period it reduced goodwill rather than the current tax provision.

        No provision has been made for foreign withholding taxes or U.S. income taxes associated with the cumulative undistributed earnings of foreign corporate joint ventures at December 31, 2005, as these earnings are expected to be reinvested indefinitely in working capital and other business needs. It is not practicable to make a determination of the amount of unrecognized deferred income tax liability with respect to such earnings.

        In October 2004, the American Jobs Creation Act of 2004 (the "AJCA") was passed. The AJCA creates a temporary incentive for U.S. corporations to repatriate accumulated income earned abroad by providing an 85% dividends received deduction for certain dividends from controlled foreign corporations. The deduction is subject to a number of limitations. The Company has evaluated the impact of AJCA and has determined not to elect the temporary incentive.

NOTE 17—SEGMENTS

        The Company is engaged in one line of business, film exhibition. The following table presents summarized financial information about the Company by geographic segment. Financial information related to the Company's international joint ventures and its investment in Grupo Cinemex is included in International. Information related to the international joint ventures is included on an equity method basis. There were no material amounts of sales or transfers among geographic segments.

Predecessor Company	United States	International	Combined Consolidated
Year ended December 31, 2003
Box office revenues	$556,380	$72,263	$628,643
Concessions	211,806	41,600	253,406
Total operating revenues	797,614	130,624	928,238
Gain on asset disposition	(4,508)	—	(4,508)
Income from continuing operations	63,111	11,643	74,754
Equity (income)/loss	1,541	(56)	1,485
Total assets	1,195,697	401,622	1,597,319
Capital expenditures	23,793	17,102	40,895
Depreciation and amortization expense	57,149	23,791	80,940
Seven months ended July 30, 2004
Box office revenues	$336,544	$48,270	$384,814
Concessions	126,942	29,704	156,646
Total operating revenues	480,910	86,370	567,280
(Gain)/loss on asset disposition	(4,550)	816	(3,734)
Income from continuing operations	44,453	5,565	50,018
Equity income	(94)	(839)	(933)
Capital expenditures	27,835	8,803	36,638
Depreciation and amortization expense	35,817	13,806	49,623

Successor Company	United States	International	Consolidated
May 27, 2004 (inception) through December 31, 2004
Box office revenues	$210,686	$26,859	$237,545
Concessions	78,891	15,993	94,884
Total operating revenues	304,172	51,866	356,038
Loss on asset disposition	156	1,274	1,430
Income/(loss) from continuing operations	12,584	(3,237)	9,347
Equity income	(99)	(1,339)	(1,438)
Total assets	1,338,082	413,876	1,751,958
Capital expenditures	9,054	8,151	17,205
Depreciation and amortization expense	32,776	12,995	45,771
Year ended December 31, 2005
Box office revenues	$503,788	$77,190	$580,978
Concessions	197,455	47,170	244,625
Total operating revenues	732,265	142,451	874,716
Loss on asset disposition	128	706	834
Income from continuing operations	17,844	2,266	20,110
Equity income	(19,096)	(4,038)	(23,134)
Total assets	1,335,517	377,623	1,713,140
Capital expenditures	24,344	42,982	67,326
Depreciation and amortization expense	80,903	33,160	114,063

LCE HOLDINGS, INC.

NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of U.S. dollars, except share and per share data and as otherwise noted)

NOTE 18—STOCK-BASED COMPENSATION

Stock Option Plan

        On November 8, 2004, the Boards of Directors of the Company and LCE Intermediate Holdings, Inc., a wholly-owned subsidiary of the Company, approved and these companies adopted a new Management Stock Option Plan (the "Option Plan") providing for the granting of options to key employees of LCE. The Option Plan provides for the grant of stock options to participants thereunder to purchase up to 59,103 shares of Class A Common Stock and 6,567 shares of Class L Common Stock of LCE Holdings, Inc. and 1,176 shares of Preferred Stock of LCE Intermediate Holdings, Inc. The exercise prices of the Class A Common Stock, the Class L Common Stock and Preferred Stock options are $1.00, $81.00 and $100.00, respectively. If unexercised, the options will expire on July 30, 2014. One-third of the options granted with respect to each class of stock vest in equal annual installments on each of the five annual anniversary dates of July 30, 2004. The remaining two-thirds may vest in whole or in part based upon the value of the equity of LCE Holdings, Inc. upon certain changes of control or upon certain transfers of shares at or following an initial public offering and in any event will vest by July 30, 2011. During November 2004, all stock options available for grant under the Option Plan were granted to the Chief Executive Officer of Grupo Cinemex. No other grants were made during 2004 and there were no options issued or outstanding in any of the prior periods presented.

        On January 1, 2005, the Boards of Directors of the Company and LCE Intermediate Holdings, Inc. expanded the Option Plan to authorize the grant of options to acquire up to an aggregate of 2,859,836 shares of Class A Common Stock and 317,760 shares of Class L Common Stock of the Company and 56,925 shares of Preferred Stock of LCE Intermediate Holdings, Inc. On January 12, 2005, the Company granted stock options to purchase up to 1,254,514 shares of Class A Common Stock and 139,389 shares of Class L Common Stock of the Company and 24,977 shares of Preferred Stock of LCE Intermediate Holdings, Inc. Additionally, on April 4, 2005, the Company granted stock options to purchase up to 76,262 shares of Class A Common Stock and 8,474 shares of Class L Common Stock of the Company and 1,518 shares of Preferred Stock of LCE Intermediate Holdings, Inc. The exercise prices of the Class A Common Stock, the Class L Common Stock and Preferred Stock options are $1.00, $81.00 and $100.00, respectively.

        If unexercised, the options granted on January 12, 2005 will expire on July 30, 2014 and the options granted on April 4, 2005 will expire on April 4, 2015. One-third of the options granted with respect to each class of stock vest in equal annual installments on each of the five annual anniversary dates from July 30, 2004. The remaining two-thirds may vest in whole or in part based upon the value of the equity of the Company upon certain changes of control or upon certain transfers of shares at or following an initial public offering and in any event will vest by July 30, 2011 (or April 4, 2012 in the case of the options granted on April 4, 2005).

        As a result of the completion of the merger with Marquee all stock options were cancelled on January 26, 2006.

        The following table summarizes stock option activity and information about the stock options outstanding at December 31:

	2004		2005
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
Outstanding at beginning of year (May 27 for 2004)	—	$—	66,846	$10.60
Granted	66,846	$10.60	1,505,134	$10.60
Exercised	—	$—	—	$—
Forfeited/Expired	—	$—	—	$—

Outstanding at end of year	66,846	$10.60	1,571,980	$10.60

Options exercisable at end of year	—	$—	4,412	$10.60
Weighted average fair value of options granted		$4.89		$4.89
Options available for grant at year end	—		1,662,541
Weighted average remaining contractual life		10 years		10 years

Stock Appreciation Rights

        In November 2004, the Company entered into a Stock Appreciation Rights Agreement (the "SAR Agreement") with the Chief Executive Officer of Grupo Cinemex under which stock appreciation rights ("SARs") based upon the equity value of Grupo Cinemex were granted. The SARs granted allow for the receipt of cash payments equivalent to the increase in value of 4,405 units (representing 4,405 shares of Grupo Cinemex Common Stock and 67,737 shares of Grupo Cinemex Preferred Stock) from July 30, 2004. The SARs vest in a manner consistent with that of the stock options granted under the Option Plan except that the equity valuation is based upon the equity of Grupo Cinemex.

        No stock-based compensation expense related to the SARs granted is reflected in the period from May 27 (inception) to December 31, 2004 and the year ended December 31, 2005, as there has been no appreciation in the equity value (as defined in the SAR Agreement) of Grupo Cinemex.

        The SARs remain outstanding following the merger with Marquee.

NOTE 19—COMMITMENTS AND CONTINGENCIES

Guarantees and Indemnification Obligations

        The Company has agreements with certain vendors, financial institutions, lessors and service providers pursuant to which it has agreed to indemnify the other party for certain matters, such as acts and omissions of the Company, its employees, agents or representatives.

        In November 2003, the Cineplex Galaxy Income Fund (the "Fund"), a Canadian income trust, was established to indirectly hold substantially all the assets of COC, a former wholly-owned subsidiary of LCE, and all of the capital stock of Galaxy Entertainment, Inc., another Canadian film exhibitor controlled by Onex. On November 26, 2003, the Fund completed an initial public offering of Fund Units in Canada. As a result of these transactions, LCE, through COC, indirectly owned 44.4% of the

Fund and agreed to indemnify the Fund, the holders of Fund Units and the underwriters, among others, for liabilities resulting from misrepresentations in the prospectus used in the offering of Fund Units and breaches of the representations and warranties made by COC in the various agreements entered into in connection with the sale of COC's assets and the offering. LCE's total maximum liability under this indemnity was limited to the net cash proceeds of the offering plus amounts drawn under the Cineplex Galaxy Term Loan facility that was put in place in connection with the offering ($164.5 million). In connection with the sale of COC to affiliates of Onex and OCM Cinema, these affiliates agreed to indemnify LCE for any and all liabilities resulting from LCE's indemnification obligations.

        In January 2004, LCE issued a corporate guaranty on behalf of Neue Filmpalast, its former German partnership, for certain acquisition related costs that the partnership was required to pay. In April 2004, LCE made an additional contribution of $1.2 million to Neue Filmpalast, its German partnership, which the Company believes satisfied a significant portion of the guaranty. Additionally, a subsidiary of LCE was guarantor of several of the theatre leases of Neue Filmpalast. In connection with the sale of LCE's interest in the German operations to affiliates of Onex and OCM Cinema, these affiliates have agreed to indemnify the Company for any and all liabilities resulting from LCE's indemnification obligations.

        In December 2005, the Company sold its 50% interest in Megabox to Finventures and Mediaplex (see Note 8). Under the terms of the stock purchase agreement with Fineventures, Loews Cineplex Theatres, Inc. ("LCT"), a subsidiary of LCE, agreed to indemnify Finventures for losses resulting from any breach by LCT of certain representations, warranties and covenants contained in the stock purchase agreement to the extent that such losses exceeded $1 million, but no more than $4 million. In addition, LCT agreed to indemnify Finventures for 45% of any losses, up to a maximum of $2.9 million, sustained by Megabox related to an existing lawsuit between Megabox and the landlord at one of its theatres. LCT has recorded a liability of $2.9 million related to this indemnification as of December 31, 2005.

        Except as noted above and based upon the Company's historical experience and information known as of December 31, 2005, the Company believes its potential liability related to its guarantees and indemnities is not material.

Commitments

        As of December 31, 2005, the Company has aggregate capital commitments in the U.S. of $100.6 million primarily related to the completion of construction of four theatre properties (comprising 64 screens) and the expansion of two theatre properties (comprising nine screens). The Company expects to complete construction and to open these theatres during the period from 2006 to 2007.

        As of December 31, 2005, Grupo Cinemex had planned capital investments (but not contractual obligations) of $27.3 million related to eight theatre properties (comprising 137 screens). Grupo Cinemex expects to complete construction and to open these theatres during the next five years.

Metreon Arbitration

        In May 1997, LCE entered into a 21-year lease with Metreon, Inc. ("Metreon") to operate a megaplex theatre in an entertainment/retail center developed by Metreon in San Francisco. Since that theatre opened in June 1999, LCE has had a dispute with Metreon with respect to (1) construction costs that Metreon claims are LCE's responsibility under the lease and (2) the percentage of the center occupied by the theatre and the nature, magnitude and allocation of the costs that Metreon is seeking to include as operating expenses under the lease. The amount of operating expenses claimed by Metreon to be allocable to this theatre is based upon the landlord's assertion that LCE occupies at least 48.5% of the center. LCE asserted that it occupied substantially less of the center and that various expenses included in operating expenses charged to LCE were improper. In the Chapter 11 proceeding LCE assumed the Metreon lease without prejudice to any of LCE's or Metreon's rights with respect to the merits of the dispute or the appropriate forum for resolving the dispute. In September 2003, an arbitration was conducted to determine the percentage of the center occupied by the theatre. On March 16, 2004, the arbitrators issued a final award fixing at 34.49% the percentage, as of August 1, 2003, of the center occupied by LCE and directing Metreon to pay LCE's legal fees and expenses related to the arbitration. Metreon sought to have the award vacated in state court in California and a hearing regarding Metreon's motion was held on July 8, 2004. By order dated August 2, 2004, the court denied Metreon's motion to vacate the arbitration award, confirmed the award, and awarded LCE attorneys fees and costs to be determined in post-hearing submissions. A judgment confirming the arbitration award was entered by the court on September 3, 2004. Metreon appealed this judgment in the California Court of Appeal and on November 22, 2005, that court vacated the arbitration award on the grounds that the arbitrators had exceeded their authority by permitting extrinsic evidence to be introduced in the proceedings in violation of an integration clause contained in the lease. The court also awarded Metreon its costs and fees on appeal. On December 28, 2005, LCE filed a petition for review of this decision with the Supreme Court of California. The petition was recently denied. Therefore, the arbitration award previously entered by the trial court will be formally vacated by that court and a new arbitration hearing will be scheduled. The Company believes it has meritorious defenses to all of Metreon's claims against LCE under the lease and it intends to continue to vigorously defend its position. However, the Company cannot predict the outcome of this arbitration. Management believes it has adequately estimated and provided for such costs associated with this matter.

Six West Retail Acquisition, Inc.

        Six West Retail Acquisition, Inc., a real estate development company, commenced an action on July 24, 1997, alleging that Sony Corporation, LCE and certain of its current and former officers and directors violated federal antitrust laws by engaging in block-booking agreements and monopolizing the motion picture exhibition market in New York City, and that LCE violated its contractual and fiduciary responsibilities in managing three theatres for Six West. In March 2004, the judge in this case issued an opinion and order granting defendants' motion for summary judgment and dismissed all of Six West's claims. Six West appealed that decision only as against the corporate defendants and not the individuals. On March 30, 2005, a panel of the court of appeals affirmed the lower court's decision. On April 13, 2005, Six West petitioned the court of appeals for a rehearing of its appeal by the full court. This motion was subsequently denied. In September 2005, Six West filed a petition for writ of certiorari with the Supreme Court of the United States regarding this case, which was also subsequently denied. As a result, Six West's claims relating to this case in LCE's 2001 bankruptcy proceedings have been expunged.

Discount Ticket Litigation

        LCE sold various types of advance sale discount movie tickets with expirations dates to California business customers that, in turn, have either re-sold or given away such movie tickets to employees or valued customers. On December 15, 2003, Daniel C. Weaver filed suit in San Francisco Superior Court against the Company alleged its illegal sale in California of gift certificates with expiration dates under California Civil Code Section 1749.5 (a strict liability statute which expressly prohibits such sales), California Civil Code Section 1750 et seq. and California's Business and Professions Code Section 17200 et seq. The Weaver compliant alleged that such corporate discount tickets constituted gift certificates subject to California's prohibition on selling gift certificates that contain an expiration date. The Weaver case was filed as both a class action and as a private attorney general action on behalf of the general public, and sought declaratory relief, injunctive relief, disgorgement and restitution related to sales of such alleged gift certificates during the putative class period. The Company reached agreement to settle this case, and in November 2005 the Court approved the settlement agreement. The Company's obligations under the settlement agreement will not have a material impact on its operating results or financial position.

Other

        Other than the lawsuits noted above, the Company is a defendant in various lawsuits arising in the ordinary course of business and is involved in certain environmental matters. From time to time the Company is involved in disputes with landlords, contractors and other third parties. It is the opinion of management that any liability to the Company, which may arise as a result of these matters, will not have a material adverse effect on the Company's operating results, financial position or cash flows.

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LOEWS CINEPLEX ENTERTAINMENT

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GOLDMAN, SACHS & CO.
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JPMORGAN

BANC OF AMERICA SECURITIES LLC
BEAR, STEARNS & CO. INC.
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MERRILL LYNCH & CO.
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PROSPECTUS
                        , 2007

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of common stock registered hereby, all of which expenses, except for the Securities and Exchange Commission registration fee, are estimated.

Securities and Exchange Commission registration fee	$105,250.00

New York Stock Exchange listing fee	250,000.00
National Association of Securities Dealers, Inc. filing fee	75,500.00
Printing fees and expenses	1,011,000.00
Legal fees and expenses	2,125,000.00
Accounting fees and expenses	1,375,000.00
Blue Sky fees and expenses	5,000.00
Transfer agent and registrar fees and expenses	20,000.00
Miscellaneous expenses	962,500.00

Total	$5,929,250.00

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Section 102 of the Delaware General Corporation Law (the "DGCL") grants us the power to limit the personal liability of our directors or our stockholders for monetary damages for breach of a fiduciary duty. Article VIII, Section A of our Amended and Restated Certificate of Incorporation eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the Delaware General Corporation Law (unlawful dividends); or for transactions from which the director derived improper personal benefit.

        Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against certain costs and expenses, actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director or officer of the corporation if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article VIII, Section B of our Amended and Restated Certificate of Incorporation requires us to indemnify any current or former directors or officers to the fullest extent permitted by the DGCL, and to pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise. Article VIII, Section B also permits us to indemnify any current or former employees or agents to the fullest extent permitted by the DGCL, and to pay expenses incurred in defending any such proceeding in advance of its final disposition upon such terms and conditions, if any, as we deem appropriate.

        Section 145 of the DGCL authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against and incurred by such person in any such capacity, or arising out of such person's status as such. As permitted by Section 145 and Section 6.08 of our Amended and Restated Bylaws, we carry insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES

        In the past three years, we have not sold securities without registration under the Securities Act of 1933, except as described below.

        On February 24, 2004, we sold $300 million aggregate principal amount of 8% senior subordinated notes due 2014 to institutional purchasers in reliance on the exemption from registration provided under Rule 144A promulgated under the Securities Act. Citigroup Global Markets Inc., Banc of America Securities LLC and Scotia Capital (USA) Inc. acted as representatives of the initial purchasers. We used the proceeds, plus cash on hand, to redeem all outstanding $200 million aggregate principal amount of our 9 1/2% senior subordinated notes due 2009 and $83.4 million aggregate principal amount of our 9 1/2% senior subordinated notes due 2011.

        On August 18, 2004, we issued $304 million aggregate principal amount at maturity of 12% senior discount notes due 2014 to institutional purchasers in reliance on the exemption from registration provided under Rule 144A promulgated under the Securities Act. J.P. Morgan Securities Inc., Citigroup Global Markets Inc., BNP Paribas Securities Corp., Scotia Capital (USA) Inc. and UBS Securities LLC acted as representatives of the initial purchasers. We used the proceeds for the merger consideration to our stockholders in connection with a going private transaction conducted by JPMP and Apollo through Marquee Holdings Inc.

        On August 18, 2004, Marquee Inc. issued $205 million aggregate principal amount of senior floating rate notes due 2010 and $250 million aggregate principal amount of 8 5/8% senior fixed rate notes due 2012 to institutional purchasers in reliance on the exemption from registration provided under Rule 144A promulgated under the Securities Act. On December 23, 2004, we assumed the senior floating rate notes due 2010 and the senior fixed rate notes due 2012 and became the Company for all purposes of the senior floating rate notes due 2010 and the senior fixed rate notes due 2012. J.P. Morgan Securities Inc., Citigroup Global Markets Inc., BNP Paribas Securities Corp., Scotia Capital (USA) Inc. and UBS Securities LLC acted as representatives of the initial purchasers. We used the proceeds for the merger consideration to our stockholders in connection with a going private transaction conducted by JPMP and Apollo through Marquee Holdings Inc.

        On January 26, 2006, we issued $325 million aggregate principal amount of 11% senior subordinated notes due 2016 to institutional purchasers in reliance on the exemption from registration provided under Rule 144A promulgated under the Securities Act. Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. acted as representatives of the initial purchasers. We used the proceeds to refinance Loews's outstanding 9.0% senior subordinated notes due 2014 and to pay transaction expenses related to the Loews merger.

        On January 26, 2006, in connection with the consummation of the Loews merger, we issued 256,085.61252 voting shares of Class L-1 Common Stock, par value $0.01 per share ("Class L-1 Common Stock"), 256,085.61252 voting shares of Class L-2 Common Stock, par value $0.01 per share ("Class L-2 Common Stock" and, together with the Class L-1 Common Stock, the "Class L Common Stock"), 382,475 voting shares of Class A-1 Common Stock, par value $0.01 per share (the "Class A-1 Common Stock"), 382,475 voting shares of Class A-2 Common Stock, par value $0.01 per share (the "Class A-2 Common Stock" and, together with the Class A-1 Common Stock, the "Class A Common Stock"), and 5,128.77496 nonvoting shares of Class N Common Stock, par value $0.01 per share (the "Class N Common Stock"), such that (i) the former non-management stockholders of LCE Holdings, including Bain, Carlyle and Spectrum (collectively, the "Former LCE Sponsors"), hold all of the outstanding shares of Class L Common Stock, (ii) the pre-existing non-management stockholders of Holdings, including JPMP and Apollo (collectively, the "Pre-Existing Holdings Sponsors" and, the Pre-Existing Holdings Sponsors together with the Former LCE Sponsors, the "Sponsors") and other co-investors (the "Coinvestors"), hold all of the outstanding shares of Class A Common Stock, and (iii) management stockholders of Holdings (the "Management Stockholders" and, together with the Sponsors and Coinvestors, the "Stockholders") hold all of the non-voting Class N Common Stock. The issuance of these securities was effected without registration under the Securities Act in reliance the exemption from registration provided under Section 4(2) promulgated thereunder.

        In connection with the Reclassification, we will issue 146,176,470 shares of our common stock to holders of common stock of Marquee Holdings Inc. This transaction will be effected without registration under the Securities Act in reliance on the exemption from registration provided under Section 4(2) promulgated thereunder.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits

EXHIBIT NUMBER	DESCRIPTION
**1.1	Underwriting Agreement.
*2.1(a)
Modified First Amended Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed on March 1, 2002 with the United States Bankruptcy Court for the District of Delaware (incorporated by reference from Exhibit 2.2 to Form 8-K filed March 7, 2002).
*2.1(b)
Agreement and Plan of Merger, dated June 20, 2005, by and among Marquee Holdings Inc. and LCE Holdings, Inc. (incorporated by reference from Exhibit 2.1 to the Company's Form 8-K filed on June 24, 2005).
*2.2
Purchase and Sale Agreement, dated as of March 9, 2002, by and among G.S. Theaters, L.L.C., a Louisiana limited liability Company, Westbank Theatres, L.L.C., a Louisiana limited liability company, Clearview Theatres, L.L.C., a Louisiana limited liability company, Houma Theater, L.L.C., a Louisiana limited liability company, Hammond Theatres, L.L.C., a Louisiana limited liability company, and American Multi- Cinema, Inc. together with Form of Indemnification Agreement (Appendix J) (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 13, 2002).
*2.3
Agreement and Plan of Merger, dated as of July 22, 2004 by and among Marquee Holdings Inc., Marquee Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.1 to Form 8-K filed June 23, 2004).
**3.1	Form of Third Amended and Restated Certificate of Incorporation of Marquee Holdings Inc.
*3.2	Form of Third Amended and Restated Bylaws of Marquee Holdings Inc.

*4.1(a)
Credit Agreement, dated January 16, 2006 among AMC Entertainment Inc., Grupo Cinemex, S.A. de C.V., Cadena Mexicana de Exhibicion, S.A. de C.V., the Lenders and the Issuers named therein, Citicorp U.S. and Canada, Inc. and Banco Nacional de Mexico, S.A., Integrante del Groupo Financiero Banamex. (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
*4.1(b)
Guaranty, dated January 26, 2006 by AMC Entertainment Inc. and each of the other Guarantors party thereto, in favor of the Guaranteed Parties named therein (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
*4.1(c)
Pledge and Security Agreement, dated January 26, 2006, by AMC Entertainment Inc. and each of the other Grantors party thereto in favor of Citicorp U.S. and Canada, Inc., as agent for the Secured Parties (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
*4.1(d)
Consent and Release, dated as of April 17, 2006, by and between AMC Entertainment Inc. and Citicorp U.S. and Canada, Inc. (incorporated by reference from Exhibit 4.1(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
*4.2(a)
Indenture, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014. (Incorporated by reference from Exhibit 4.7 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
*4.2(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.7(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*4.2(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(c) to the Company's Form 10-Q filed on February 13, 2006).
*4.2(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
*4.3
Registration Rights Agreement, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% senior subordinated notes due 2014. (Incorporated by reference from Exhibit 4.8 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
*4.4(a)
Indenture, dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.9(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).

*4.4(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.9(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*4.4(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.8(c) to the Company's Form 10-Q filed on February 13, 2006).
*4.4(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.8(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
*4.5(a)
Registration Rights Agreement dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.10(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*4.5(b)
Joinder Agreement to Registration Rights Agreement dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.10(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*4.6(a)
Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, between AMC Entertainment Inc. and HSBC Bank USA, National Association (incorporated by reference from Exhibit 4.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
*4.6(b)
First Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 11% Senior Subordinated Notes due 2016 (incorporated by reference from Exhibit 4.12(b) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
*4.7
Registration Rights Agreement dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, among AMC Entertainment Inc., the guarantors party thereto, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc. (incorporated by reference from Exhibit 4.2 to the company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
*4.8(a)
Indenture, dated August 18, 2004, respecting Marquee Holdings Inc.'s 12% Senior Discount Notes due 2014 (incorporated by reference from Exhibit 4.13 to Holdings' Registration Statement on Form S-4 (file No. 333-122636) filed on February 8, 2005).
*4.8(b)
Registration Rights Agreement dated August 18, 2004, respecting Marquee Holdings Inc.'s 12% Senior Discount Notes due 2014 (incorporated by reference from Exhibit 4.14 to Holdings' Registration Statement on Form S-4 (File No. 333-122636) filed on February 8, 2005).
*4.9	Form of Certificate of Common Stock.

**5.1	Opinion of O'Melveny & Myers LLP.
*10.1
Consent Decree, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1- 8747) filed on December 27, 2005).
*10.2
Hold Separate Stipulation and Order, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
*10.3
Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
*10.4
Hold Separate Stipulation and Order, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
*10.5
District of Columbia Final Judgment, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the District of Columbia (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
*10.6
Stipulation for Entry into Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
*10.7
Stipulated Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.7 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
*10.8	Form of Third Amended and Restated Stockholders Agreement of Marquee Holdings Inc., among Marquee Holdings Inc. and the stockholders of Marquee Holdings Inc. party thereto.
*10.9	Form of Management Stockholders Registration Rights Agreement of Marquee Holdings Inc., among Marquee Holdings Inc. and the stockholders of Marquee Holdings Inc. party thereto.
*10.10
Continuing Service Agreement, dated January 26, 2006, among AMC Entertainment Inc. (as successor to Loews Cineplex Entertainment Corporation) and Travis Reid, and, solely for the purposes of its repurchase obligations under Section 7 thereto, Marquee Holding Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
*10.11
Non-Qualified Stock Option Agreement, dated January 26, 2006, between Marquee Holdings Inc. and Travis Reid (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).

*10.12
Amended and Restated Fee Agreement, dated as of January 26, 2006, by and among Marquee Holdings Inc., AMC Entertainment Inc., J.P. Morgan Partners, L.P., Apollo Management V, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V A), L.P., Apollo Netherlands partners V(B), L.P., Apollo German Partners V GmbH & Co KG Bain Capital Partners, LLC, TC Group, L.L.C., a Delaware limited liability company and Applegate and Collatos, Inc. (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
*10.13
American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.6 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
*10.14(a)	Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc., as Amended and Restated, effective December 31, 2006, and as Frozen, effective December 31, 2006.
*10.14(b)	AMC Supplemental Executive Retirement Plan, as Amended and Restated, generally effective January 1, 2006, and as Frozen, effective December 31, 2006.
*10.15
Amended and Restated Employment Agreement, dated as of March 22, 2007, by and among Peter C. Brown, Marquee Holdings Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed March 22, 2007).
*10.16
Employment Separation and General Release Agreement, dated as of March 20, 2007, by and among Philip M. Singleton, Marquee Holdings Inc., AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed March 20, 2007).
*10.16(a)
First Amendment to Employment Separation and General Release Agreement, dated as of April 4, 2007, by and among Philip M. Singleton, Marquee Holdings Inc., AMC Entertainment Inc. and American Multi-Cinema, Inc.
*10.17	Division Operations Incentive Program (Incorporated by reference from Exhibit 10.15 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
*10.18
Summary of American Multi-Cinema, Inc. Executive Incentive Program (Incorporated by reference from Exhibit 10.36 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed December 23, 1993).
*10.19	American Multi-Cinema, Inc. Retirement Enhancement Plan, as Amended and Restated, effective January 1, 2006, and as Frozen, effective December 31, 2006.
*10.20
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard M. Fay which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.15 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
*10.21	AMC Non-Qualified Deferred Compensation Plan, as Amended and Restated, effective January 1, 2005.
*10.22	American Multi-Cinema, Inc. Executive Savings Plan (Incorporated by reference from Exhibit 10.28 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).

*10.23
Agreement of Sale and Purchase dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.1 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
*10.24
Option Agreement dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.2 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
*10.25
Right to Purchase Agreement dated November 21, 1997, between AMC Entertainment Inc., as Grantor, and Entertainment Properties Trust as Offeree (Incorporated by reference from Exhibit 10.3 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997.)
*10.26
Lease dated November 21, 1997 between Entertainment Properties Trust, as Landlord, and American Multi-Cinema, Inc., as Tenant (Incorporated by reference from Exhibit 10.4 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997). (Similar leases have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16.
*10.27
Guaranty of Lease dated November 21, 1997 between AMC Entertainment Inc., as Guarantor, and Entertainment Properties Trust, as Owner (Incorporated by reference from Exhibit 10.5 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997, (Similar guaranties have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16.
*10.28
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard T. Walsh which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.25 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
*10.29
Form of Non-Qualified Stock Option Agreement used in December 22, 2004 option grants to Mr. Peter C. Brown and Mr. Philip M. Singleton (incorporated by reference from Exhibit 10.18 to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*10.30
Form of Incentive Stock Option Agreement used in December 22, 2004 option grants to Mr. Peter C. Brown and Mr. Philip M. Singleton (incorporated by reference from Exhibit 10.19 to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).

*10.31
Retainer agreement with Raymond F. Beagle, Jr. dated October 1, 2002. (Incorporated by Reference from Exhibit 10.27 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended September 26, 2002).
*10.32
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and John D. McDonald which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.29 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
*10.33
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Craig R. Ramsey which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.36 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 27, 2002).
*10.34
Investment Agreement entered into April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P. (Incorporated by reference from Exhibit 4.7 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
*10.35
Standstill Agreement by and among AMC Entertainment Inc., and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P., dated as of April 19, 2001. (Incorporated by reference from Exhibit 4.8 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
*10.36
Registration Rights Agreement dated April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P. (Incorporated by reference from Exhibit 4.9 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
*10.37
Securities Purchase Agreement dated June 29, 2001 by and among Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P., Apollo Management V, L.P., AMC Entertainment Inc., Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P. and Sandler Capital Partners V Germany, L.P. (Incorporated by reference from Exhibit 4.6 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 28, 2001).
*10.38
Form of Indemnification Agreement dated September 18, 2003 between the Company and Peter C. Brown, Charles S. Sosland, Charles J. Egan, Jr., Michael N. Garin, Marc J. Rowan, Paul E. Vardeman, Leon D. Black and Laurence M. Berg (incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended January 1, 2004).
*10.39	2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 2, 2003).
*10.40
Description of 2004 Grant under the 2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 2, 2003).

*10.41(a)	Marquee Holdings Inc. 2004 Stock Option Plan (incorporated by reference from Exhibit 10.32(a) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*10.41(b)	Form of Non-Qualified Stock Option Agreement (incorporated by reference from Exhibit 10.32(b) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*10.41(c)	Form of Incentive Stock Option Agreement (incorporated by reference from Exhibit 10.32(c) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*10.41(d)	Amendment No. 1 to Marquee Holdings Inc.'s 2004 Stock Option Plan, dated November 7, 2006.
*10.42
Contribution and Unit Holders Agreement, dated as of March 29, 2005, among National Cinema Network, Inc., Regal CineMedia Corporation and National CineMedia, LLC (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed April 4, 2005).
*10.43
Exhibitor Services Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
*10.44
First Amended and Restated Loews Screen Integration Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.8 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
*10.45
Third Amended and Restated Limited Liability Company Operating Agreement, dated February 13, 2007 between American Multi-Cinema, Inc., Cinemark Media, Inc., Regal CineMedia Holdings, LLC and National CineMedia, Inc. (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K filed February 20, 2007).
*10.46
Amendment No. 1 to Credit Agreement, dated as of February 14, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K filed February 20, 2007).
*10.47
Amendment No. 2 to Credit Agreement, dated as of March 13, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed March 15, 2007).
**10.48	Marquee Holdings Inc. 2007 Performance Enhancement Plan.
*10.49	Employment Agreement, dated as of November 6, 2002, by and among Kevin M. Connor, AMC Entertainment Inc. and American Multi-Cinema, Inc.
**10.50	Form of Indemnification Agreement.
*14	Code of Ethics (incorporated by reference from Exhibit 14 to AMCE's Form 10-K filed on June 23, 2004).
**21	Subsidiaries of Marquee Holdings Inc.

**23.1	Consent of PricewaterhouseCoopers LLP as to Marquee Holdings Inc.'s financial statements.
**23.2	Consent of PricewaterhouseCoopers LLP as to LCE Holdings, Inc.'s financial statements.
**23.3	Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).

*
Previously filed.

**
Filed herewith.

(b)
Financial Statement Schedules

        See the Index to Financial Statements included on page F-1 for a list of the financial statements included in this registration statement.

        All schedules not identified above have been omitted because they are not required, are not applicable or the information is included in the selected consolidated financial data or notes contained in this registration statement.

ITEM 17. UNDERTAKINGS

        (a)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (b)   The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kansas City, state of Missouri, on May 1, 2007.

Marquee Holdings Inc.
By:	/s/ PETER C. BROWN Peter C. Brown Chairman of the Board, Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Peter C. Brown	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	May 1, 2007
/s/ CRAIG R. RAMSEY Craig R. Ramsey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 1, 2007
* Michael R. Hannon	Director	May 1, 2007
* Stephen P. Murray	Director	May 1, 2007
* Stan Parker	Director	May 1, 2007
* Aaron J. Stone	Director	May 1, 2007
* John Connaughton	Director	May 1, 2007

* Michael Connelly	Director	May 1, 2007
* Benjamin M. Coughlin	Director	May 1, 2007
* Travis Reid	Director	May 1, 2007
* Kevin M. Connor	Senior Vice President, General Counsel and Secretary	May 1, 2007
* Chris A. Cox	Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 1, 2007
*By:	/s/ CRAIG R. RAMSEY Craig R. Ramsey Attorney-in-Fact

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
**1.1	Underwriting Agreement.
*2.1(a)
Modified First Amended Joint Plan of Reorganization of Debtors and Official Committee of Unsecured Creditors for GC Companies, Inc. and its Jointly Administered Subsidiaries filed on March 1, 2002 with the United States Bankruptcy Court for the District of Delaware (incorporated by reference from Exhibit 2.2 to Form 8-K filed March 7, 2002).
*2.1(b)
Agreement and Plan of Merger, dated June 20, 2005, by and among Marquee Holdings Inc. and LCE Holdings, Inc. (incorporated by reference from Exhibit 2.1 to the Company's Form 8-K filed on June 24, 2005).
*2.2
Purchase and Sale Agreement, dated as of March 9, 2002, by and among G.S. Theaters, L.L.C., a Louisiana limited liability Company, Westbank Theatres, L.L.C., a Louisiana limited liability company, Clearview Theatres, L.L.C., a Louisiana limited liability company, Houma Theater, L.L.C., a Louisiana limited liability company, Hammond Theatres, L.L.C., a Louisiana limited liability company, and American Multi- Cinema, Inc. together with Form of Indemnification Agreement (Appendix J) (incorporated by reference from Exhibit 2.1 to Form 8-K filed March 13, 2002).
*2.3
Agreement and Plan of Merger, dated as of July 22, 2004 by and among Marquee Holdings Inc., Marquee Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 2.1 to Form 8-K filed June 23, 2004).
**3.1	Form of Third Amended and Restated Certificate of Incorporation of Marquee Holdings Inc.
*3.2	Form of Third Amended and Restated Bylaws of Marquee Holdings Inc.
*4.1(a)
Credit Agreement, dated January 16, 2006 among AMC Entertainment Inc., Grupo Cinemex, S.A. de C.V., Cadena Mexicana de Exhibicion, S.A. de C.V., the Lenders and the Issuers named therein, Citicorp U.S. and Canada, Inc. and Banco Nacional de Mexico, S.A., Integrante del Groupo Financiero Banamex. (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
*4.1(b)
Guaranty, dated January 26, 2006 by AMC Entertainment Inc. and each of the other Guarantors party thereto, in favor of the Guaranteed Parties named therein (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
*4.1(c)
Pledge and Security Agreement, dated January 26, 2006, by AMC Entertainment Inc. and each of the other Grantors party thereto in favor of Citicorp U.S. and Canada, Inc., as agent for the Secured Parties (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed January 31, 2006).
*4.1(d)
Consent and Release, dated as of April 17, 2006, by and between AMC Entertainment Inc. and Citicorp U.S. and Canada, Inc. (incorporated by reference from Exhibit 4.1(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).

1

*4.2(a)
Indenture, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014. (Incorporated by reference from Exhibit 4.7 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
*4.2(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.7(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*4.2(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(c) to the Company's Form 10-Q filed on February 13, 2006).
*4.2(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8% Senior Subordinated Notes due 2014 (incorporated by reference from Exhibit 4.6(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
*4.3
Registration Rights Agreement, dated February 24, 2004, respecting AMC Entertainment Inc.'s 8% senior subordinated notes due 2014. (Incorporated by reference from Exhibit 4.8 to the Company's Registration Statement on Form S-4 (File No. 333-113911) filed on March 24, 2004).
*4.4(a)
Indenture, dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.9(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*4.4(b)
First Supplemental Indenture, dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.9(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*4.4(c)
Second Supplemental Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.8(c) to the Company's Form 10-Q filed on February 13, 2006).
*4.4(d)
Third Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.8(d) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
*4.5(a)
Registration Rights Agreement dated August 18, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.10(a) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).

2

*4.5(b)
Joinder Agreement to Registration Rights Agreement dated December 23, 2004, respecting AMC Entertainment Inc.'s, as successor by merger to Marquee Inc.'s, 8 5/8% Senior Notes due 2012 (incorporated by reference from Exhibit 4.10(b) to the Company's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*4.6(a)
Indenture, dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, between AMC Entertainment Inc. and HSBC Bank USA, National Association (incorporated by reference from Exhibit 4.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
*4.6(b)
First Supplemental Indenture dated April 20, 2006, respecting AMC Entertainment Inc.'s 11% Senior Subordinated Notes due 2016 (incorporated by reference from Exhibit 4.12(b) to the Company's Form S-4 (File No. 333-133574) filed April 27, 2006).
*4.7
Registration Rights Agreement dated January 26, 2006, respecting AMC Entertainment Inc.'s 11% senior subordinated notes due 2016, among AMC Entertainment Inc., the guarantors party thereto, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc., and J.P. Morgan Securities Inc. (incorporated by reference from Exhibit 4.2 to the company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
*4.8(a)
Indenture, dated August 18, 2004, respecting Marquee Holdings Inc.'s 12% Senior Discount Notes due 2014 (incorporated by reference from Exhibit 4.13 to Holdings' Registration Statement on Form S-4 (file No. 333-122636) filed on February 8, 2005).
*4.8(b)
Registration Rights Agreement dated August 18, 2004, respecting Marquee Holdings Inc.'s 12% Senior Discount Notes due 2014 (incorporated by reference from Exhibit 4.14 to Holdings' Registration Statement on Form 5-4 (File No. 333-122636) filed on February 8, 2005).
*4.9	Form of Certificate of Common Stock.
**5.1	Opinion of O'Melveny & Myers LLP.
*10.1
Consent Decree, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1- 8747) filed on December 27, 2005).
*10.2
Hold Separate Stipulation and Order, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of Washington (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
*10.3
Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).

3

*10.4
Hold Separate Stipulation and Order, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings and the Antitrust Division of the United States Department of Justice (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
*10.5
District of Columbia Final Judgment, dated December 21, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the District of Columbia (incorporated by reference from Exhibit 10.5 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
*10.6
Stipulation for Entry into Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.6 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
*10.7
Stipulated Final Judgment, dated December 20, 2005, by and among Marquee Holdings Inc., LCE Holdings, Inc. and the State of California (incorporated by reference from Exhibit 10.7 to the Company's Form 8-K (File No. 1-8747) filed on December 27, 2005).
*10.8	Form of Third Amended and Restated Stockholders Agreement of Marquee Holdings Inc., among Marquee Holdings Inc. and the stockholders of Marquee Holdings Inc. party thereto.
*10.9	Form of Management Stockholders Registration Rights Agreement of Marquee Holdings Inc., among Marquee Holdings Inc. and the stockholders of Marquee Holdings Inc. party thereto.
*10.10
Continuing Service Agreement, dated January 26, 2006, among AMC Entertainment Inc. (as successor to Loews Cineplex Entertainment Corporation) and Travis Reid, and, solely for the purposes of its repurchase obligations under Section 7 thereto, Marquee Holding Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
*10.11
Non-Qualified Stock Option Agreement, dated January 26, 2006, between Marquee Holdings Inc. and Travis Reid (incorporated by reference from Exhibit 10.2 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
*10.12
Amended and Restated Fee Agreement, dated as of January 26, 2006, by and among Marquee Holdings Inc., AMC Entertainment Inc., J.P. Morgan Partners, L.P., Apollo Management V, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Netherlands Partners V A), L.P., Apollo Netherlands partners V(B), L.P., Apollo German Partners V GmbH & Co KG Bain Capital Partners, LLC, TC Group, L.L.C., a Delaware limited liability company and Applegate and Collatos, Inc. (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K (File No. 1-8747) filed on January 31, 2006).
*10.13
American Multi-Cinema, Inc. Savings Plan, a defined contribution 401(k) plan, restated January 1, 1989, as amended (Incorporated by reference from Exhibit 10.6 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
*10.14(a)	Defined Benefit Retirement Income Plan for Certain Employees of American Multi-Cinema, Inc., as Amended and Restated, effective December 31, 2006, and as Frozen, effective December 31, 2006.

4

*10.14(b)	AMC Supplemental Executive Retirement Plan, as Amended and Restated, generally effective January 1, 2006, and as Frozen, effective December 31, 2006.
*10.15
Amended and Restated Employment Agreement, dated as of March 22, 2007, by and among Peter C. Brown, Marquee Holdings Inc. and AMC Entertainment Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed March 22, 2007).
*10.16
Employment Separation and General Release Agreement, dated as of March 20, 2007, by and among Philip M. Singleton, Marquee Holdings Inc., AMC Entertainment Inc. and American Multi-Cinema, Inc. (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed March 20, 2007).
*10.16(a)
First Amendment to Employment Separation and General Release Agreement, dated as of April 4, 2007, by and among Philip M. Singleton, Marquee Holdings Inc., AMC Entertainment Inc. and American Multi-Cinema, Inc.
*10.17	Division Operations Incentive Program (Incorporated by reference from Exhibit 10.15 to AMCE's Form S-1 (File No. 33-48586) filed June 12, 1992, as amended).
*10.18
Summary of American Multi-Cinema, Inc. Executive Incentive Program (Incorporated by reference from Exhibit 10.36 to AMCE's Registration Statement on Form S-2 (File No. 33-51693) filed December 23, 1993).
*10.19	American Multi-Cinema, Inc. Retirement Enhancement Plan, as Amended and Restated, effective January 1, 2006, and as Frozen, effective December 31, 2006.
*10.20
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard M. Fay which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.15 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
*10.21	AMC Non-Qualified Deferred Compensation Plan, as Amended and Restated, effective January 1, 2005.
*10.22	American Multi-Cinema, Inc. Executive Savings Plan (Incorporated by reference from Exhibit 10.28 to AMCE's Registration Statement on Form S-4 (File No. 333-25755) filed April 24, 1997).
*10.23
Agreement of Sale and Purchase dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.1 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
*10.24
Option Agreement dated November 21, 1997 among American Multi-Cinema, Inc. and AMC Realty, Inc., as Seller, and Entertainment Properties Trust, as Purchaser (Incorporated by reference from Exhibit 10.2 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997).
*10.25
Right to Purchase Agreement dated November 21, 1997, between AMC Entertainment Inc., as Grantor, and Entertainment Properties Trust as Offeree (Incorporated by reference from Exhibit 10.3 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997.)

5

*10.26
Lease dated November 21, 1997 between Entertainment Properties Trust, as Landlord, and American Multi-Cinema, Inc., as Tenant (Incorporated by reference from Exhibit 10.4 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997). (Similar leases have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16.
*10.27
Guaranty of Lease dated November 21, 1997 between AMC Entertainment Inc., as Guarantor, and Entertainment Properties Trust, as Owner (Incorporated by reference from Exhibit 10.5 of the Company's Current Report on Form 8-K (File No. 1-8747) filed December 9, 1997, (Similar guaranties have been entered into with respect to the following theatres: Mission Valley 20, Promenade 16, Ontario Mills 30, Lennox 24, West Olive 16, Studio 30 (Houston), Huebner Oaks 24, First Colony 24, Oak View 24, Leawood Town Center 20, South Barrington 30, Gulf Pointe 30, Cantera 30, Mesquite 30, Hampton Town Center 24, Palm Promenade 24, Westminster Promenade 24, Hoffman Center 22, Elmwood Palace 20, Westbank Palace 16, Clearview Palace 12, Hammond Palace 10, Houma Palace 10, Livonia 20, Forum 30, Studio 29 (Olathe), Hamilton 24, Deer Valley 30, Mesa Grand 24 and Burbank 16.
*10.28
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Richard T. Walsh which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.25 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
*10.29
Form of Non-Qualified Stock Option Agreement used in December 22, 2004 option grants to Mr. Peter C. Brown and Mr. Philip M. Singleton (incorporated by reference from Exhibit 10.18 to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*10.30
Form of Incentive Stock Option Agreement used in December 22, 2004 option grants to Mr. Peter C. Brown and Mr. Philip M. Singleton (incorporated by reference from Exhibit 10.19 to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*10.31
Retainer agreement with Raymond F. Beagle, Jr. dated October 1, 2002. (Incorporated by Reference from Exhibit 10.27 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended September 26, 2002).
*10.32
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and John D. McDonald which commenced July 1, 2001. (Incorporated by Reference from Exhibit 10.29 to Amendment No. 1 to the Company's Form 10-K (File No. 1-8747) for the year ended March 29, 2001).
*10.33
Employment agreement between AMC Entertainment Inc., American Multi-Cinema, Inc. and Craig R. Ramsey which commenced on July 1, 2001. (Incorporated by Reference from Exhibit 10.36 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 27, 2002).

6

*10.34
Investment Agreement entered into April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P. (Incorporated by reference from Exhibit 4.7 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
*10.35
Standstill Agreement by and among AMC Entertainment Inc., and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P. and Apollo Management V, L.P., dated as of April 19, 2001. (Incorporated by reference from Exhibit 4.8 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
*10.36
Registration Rights Agreement dated April 19, 2001 by and among AMC Entertainment Inc. and Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P. (Incorporated by reference from Exhibit 4.9 to the Company's Form 8-K (File No. 1-8747) filed on April 20, 2001).
*10.37
Securities Purchase Agreement dated June 29, 2001 by and among Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P., Apollo Investment Fund V, L.P., Apollo Overseas Partners V, L.P., Apollo Management IV, L.P., Apollo Management V, L.P., AMC Entertainment Inc., Sandler Capital Partners V, L.P., Sandler Capital Partners V FTE, L.P. and Sandler Capital Partners V Germany, L.P. (Incorporated by reference from Exhibit 4.6 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended June 28, 2001).
*10.38
Form of Indemnification Agreement dated September 18, 2003 between the Company and Peter C. Brown, Charles S. Sosland, Charles J. Egan, Jr., Michael N. Garin, Marc J. Rowan, Paul E. Vardeman, Leon D. Black and Laurence M. Berg (incorporated by reference from Exhibit 10.1 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended January 1, 2004).
*10.39	2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.2 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 2, 2003).
*10.40
Description of 2004 Grant under the 2003 AMC Entertainment Inc. Long-Term Incentive Plan (incorporated by reference from Exhibit 10.3 to the Company's Form 10-Q (File No. 1-8747) for the quarter ended October 2, 2003).
*10.41(a)	Marquee Holdings Inc. 2004 Stock Option Plan (incorporated by reference from Exhibit 10.32(a) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*10.41(b)	Form of Non-Qualified Stock Option Agreement (incorporated by reference from Exhibit 10.32(b) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).
*10.41(c)	Form of Incentive Stock Option Agreement (incorporated by reference from Exhibit 10.32(c) to AMCE's Registration Statement on Form S-4 (File No. 333-122376) filed on January 28, 2005).

7

*10.41(d)	Amendment No. 1 to Marquee Holdings Inc.'s 2004 Stock Option Plan, dated November 7, 2006.
*10.42
Contribution and Unit Holders Agreement, dated as of March 29, 2005, among National Cinema Network, Inc., Regal CineMedia Corporation and National CineMedia, LLC (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed April 4, 2005).
*10.43
Exhibitor Services Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
*10.44	First Amended and Restated Loews Screen Integration Agreement, dated February 13, 2007 between National CineMedia, LLC and American Multi-Cinema, Inc. (filed as Exhibit 10.8 to the Current Report on Form 8-K (File No. 001-33296) of National CineMedia, Inc., filed on February 16, 2007, and incorporated herein by reference).
*10.45	Third Amended and Restated Limited Liability Company Operating Agreement, dated February 13, 2007 between American Multi-Cinema, Inc., Cinemark Media, Inc., Regal CineMedia Holdings, LLC and National CineMedia, Inc. (incorporated by reference from Exhibit 10.3 to the Company's Form 8-K filed February 20, 2007).
*10.46	Amendment No. 1 to Credit Agreement, dated as of February 14, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.4 to the Company's Form 8-K filed February 20, 2007).
*10.47	Amendment No. 2 to Credit Agreement, dated as of March 13, 2007, between AMC Entertainment Inc., and Citicorp North America, as Administrative Agent (incorporated by reference from Exhibit 10.1 to the Company's Form 8-K filed March 15, 2007).
**10.48	Marquee Holdings Inc. 2007 Performance Enhancement Plan.
*10.49	Employment Agreement, dated as of November 6, 2002, by and among Kevin M. Connor, AMC Entertainment Inc. and American Multi-Cinema, Inc.
**10.50	Form of Indemnification Agreement.
*14	Code of Ethics (incorporated by reference from Exhibit 14 to AMCE's Form 10-K filed on June 23, 2004).
**21	Subsidiaries of Marquee Holdings Inc.
**23.1	Consent of PricewaterhouseCoopers LLP as to Marquee Holdings Inc.'s financial statements.
**23.2	Consent of PricewaterhouseCoopers LLP as to LCE Holdings, Inc.'s financial statements.
**23.3	Consent of O'Melveny & Myers LLP (included in Exhibit 5.1).

*
Previously filed.

**
Filed herewith.

8

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PROSPECTUS SUMMARY
Corporate Information
The Offering
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Industry
Risks Related to This Offering
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
MARQUEE HOLDINGS INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF DECEMBER 28, 2006 (dollars in thousands)
MARQUEE HOLDINGS INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS THIRTY-NINE WEEKS ENDED DECEMBER 28, 2006 (dollars in thousands except for per share data)
MARQUEE HOLDINGS INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FIFTY-TWO WEEKS ENDED DECEMBER 28, 2006 (dollars in thousands except for per share amounts)
MARQUEE HOLDINGS INC. NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
SELECTED HISTORICAL FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MARQUEE HOLDINGS INC.
LCE HOLDINGS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
Our Competitive Strengths
Our Strategy
MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
Summary Compensation Table—Fiscal 2007
Grants of Plan-based Awards—Fiscal 2007
Outstanding Equity Awards at end of Fiscal 2007
Option Exercises and Stock Vested—Fiscal 2007
Pension Benefits
Nonqualified Deferred Compensation
PRINCIPAL AND SELLING STOCKHOLDERS
DESCRIPTION OF CERTAIN INDEBTEDNESS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CAPITAL STOCK
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
MARQUEE HOLDINGS INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)
MARQUEE HOLDINGS INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
MARQUEE HOLDINGS INC. AND SUBSIDIARY CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)
  NOTE 9—THEATRE AND OTHER CLOSURE AND DISPOSITION OF ASSETS
  NOTE 10—RESTRUCTURING
  NOTE 11—INCOME TAXES
  NOTE 12—EMPLOYEE BENEFIT PLANS
  NOTE 13—OPERATING SEGMENTS
  NOTE 14—COMMITMENTS AND CONTINGENCIES
  NOTE 15—NEW ACCOUNTING PRONOUNCEMENTS
  NOTE 16—RELATED PARTY TRANSACTIONS
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
LCE HOLDINGS, INC. CONSOLIDATED BALANCE SHEET (In thousands of U.S. dollars, except share data)
LCE HOLDINGS, INC. COMBINED CONSOLIDATED STATEMENT OF OPERATIONS (In thousands of U.S. dollars)
LCE HOLDINGS, INC. COMBINED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (IN THOUSANDS OF U.S. DOLLARS, EXCEPT SHARE DATA)
LCE HOLDINGS, INC. CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (In thousands of U.S. dollars, except share data)
LCE HOLDINGS, INC. COMBINED CONSOLIDATED STATEMENT OF CASH FLOWS (In thousands of U.S. dollars)
LCE HOLDINGS, INC. NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (In thousands of U.S. dollars, except share and per share data and as otherwise noted)
LCE HOLDINGS, INC. NOTES TO COMBINED CONSOLIDATED FINANCIAL STATEMENTS (In thousands of U.S. dollars, except share and per share data and as otherwise noted)
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES
  ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 17. UNDERTAKINGS
SIGNATURES
EXHIBIT INDEX